UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Inter-Atlantic Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Class B common stock, par value $0.0001 per share, of Inter-Atlantic Financial, Inc.

(2)	Aggregate number of securities to which transaction applies:

11,900,000 shares of Class B common stock of Inter-Atlantic Financial, Inc.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$7.71 per share of Class B common stock, representing the average of the high and low prices of a share of our Common Stock on May 18, 2009.

(4)	Proposed maximum aggregate value of transaction:

$90,129,900

(5)	Total fee paid:

$5,030

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INTER-ATLANTIC FINANCIAL, INC.
400 Madison Ave.
New York, NY 10017
To the Stockholders of Inter-Atlantic Financial, Inc.:
You are cordially invited to attend a special meeting of the stockholders of Inter-Atlantic Financial, Inc., or Inter-Atlantic, relating to the proposed acquisition of Patriot Risk Management Inc., or Patriot, which will be held at 10:00 a.m., eastern time, on  _____, 2009, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020.
At this important meeting, you will be asked to consider and vote upon the following proposals:
•	to adopt, and approve the transactions contemplated by, the Stock Purchase Agreement, dated as of April 23, 2009, among Inter-Atlantic, Patriot and the stockholders of Patriot – we call this proposal the acquisition proposal;
•	to adopt the amendment and restatement of the certificate of incorporation of Inter-Atlantic to: (1) change the name of Inter-Atlantic to Patriot Risk Management, Inc., (2) remove the provisions which are typically found only in special purpose acquisition companies, including without limitation the termination date and providing for the duration of the corporation to be perpetual, (3) increase the authorized common stock from 49,000,000 shares to [ ] shares and designate [ ] shares as Class A common stock and [ ] shares as Class B common stock, (4) reclassify the outstanding shares of common stock into shares of Class A common stock, (5) provide for certain dividend rights for holders of Class A common stock, (6) require the affirmative vote of 66 2/3 % of all stockholders entitled to vote, voting together as a single class, to (i) amend the certificate of incorporation or adopt a bylaw inconsistent with the certificate of incorporation, and (ii) remove a director for cause, and (7) elect to be governed by Section 203 of the Delaware General Corporation Law, or DGCL — we call this proposal the charter amendment proposal;
•	to elect two Class I directors, three Class II directors and three Class III directors, to Inter-Atlantic’s Board of Directors to hold office until each such director’s term expires or until their successors are elected and qualified (in the event the acquisition is approved), we call this proposal Director Proposal A, OR — to elect two Class A directors to Inter-Atlantic’s Board of Directors to hold office until the 2012 annual meeting of stockholders and until their successors are elected and qualified (in the event the acquisition is not approved), we call this proposal Director Proposal B;
•	to adopt Inter-Atlantic’s 2009 Stock Incentive Plan (an equity-based incentive compensation plan) — we call this proposal the plan proposal; and
•	to adopt a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the acquisition proposal or the plan proposal — we call this proposal the adjournment proposal.
The affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock is required to adopt the acquisition proposal and the charter amendment proposal. The affirmative vote of a majority of the shares of Inter-Atlantic common stock represented in person or by proxy at the meeting is required to adopt the plan proposal and the adjournment proposal. Adoption of the acquisition proposal also requires the affirmative vote of a majority of the shares of Inter-Atlantic’s common stock issued in its initial public offering.
Adoption by Inter-Atlantic stockholders of the acquisition proposal is conditioned on the adoption of the charter amendment proposal but is not conditioned on the adoption of the plan proposal, the director proposal or adjournment proposal. However, the adoption of the charter amendment proposal, the director proposal and the plan proposal is conditioned upon the adoption of the acquisition proposal.

2

As provided in Inter-Atlantic’s certificate of incorporation, each Inter-Atlantic stockholder who holds shares of common stock issued in Inter-Atlantic’s initial public offering, which we sometimes call IPO shares, has the right to vote against the acquisition proposal and at the same time demand that Inter-Atlantic convert such stockholder’s shares into cash equal to such stockholder’s pro rata portion of the trust account which contains a substantial portion of the net proceeds of Inter-Atlantic’s initial public offering. These IPO shares will be converted into cash only if the acquisition is completed. If the holders of more than 2,582,229 IPO shares, or 29.99% of the total number of IPO shares, demand conversion of their shares into their pro rata portion of the trust account, then Inter-Atlantic will not consummate the acquisition under the terms of Inter-Atlantic’s certificate of incorporation. Inter-Atlantic’s shares of common stock are listed on the NYSE Amex under the symbol “IAN”.
Inter-Atlantic’s initial stockholders have agreed, with respect to the acquisition proposal, to vote their 1,875,000 shares of Inter-Atlantic common stock acquired prior to Inter-Atlantic’s initial public offering, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, in accordance with the vote of the majority of the IPO shares. The initial stockholders intend to vote all of their shares of Inter-Atlantic common stock “FOR” the charter amendment proposal, the plan proposal, the director proposal and the adjournment proposal.
After careful consideration, Inter-Atlantic’s Board of Directors has determined that the acquisition proposal is fair to and in the best interests of Inter-Atlantic and its stockholders. Inter-Atlantic’s Board of Directors has also determined that the charter amendment proposal, the plan proposal, the director proposal and adjournment proposal are in the best interests of Inter-Atlantic’s stockholders. Inter-Atlantic’s Board of Directors unanimously recommends that you vote or give instruction to vote “FOR” the adoption of the acquisition proposal, the charter amendment proposal, the plan proposal, the director proposal and the adjournment proposal.
Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the acquisition proposal and the transactions contemplated thereby as well as detailed information concerning the charter amendment proposal, the plan proposal, the director proposal and the adjournment proposal. Whether or not you plan to attend the special meeting, we urge you to read this material carefully.
I look forward to seeing you at the meeting.
Sincerely,
Andrew S. Lerner
Chief Executive Officer and Director
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED.
Neither the Securities and Exchange Commission nor any state securities commission has determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.
SEE “RISK FACTORS” BEGINNING ON PAGE 21 FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE ACQUISITION.

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INTER-ATLANTIC FINANCIAL, INC.
400 Madison Avenue
New York, NY 10017

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                     , 2009
TO THE STOCKHOLDERS OF INTER-ATLANTIC FINANCIAL, INC.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders, including any adjournments or postponements thereof, of Inter-Atlantic Financial, Inc., or Inter-Atlantic, a Delaware corporation, will be held at 10:00 a.m., eastern time, on                     , 2009, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020 to consider the below proposals. This proxy statement is dated                     , 2009 and is first being mailed to Inter-Atlantic stockholders on or about                     , 2009.
•	to adopt, and approve the transactions contemplated by, the Stock Purchase Agreement, dated as of April 23, 2009, among Inter-Atlantic, Patriot — we call this proposal the acquisition proposal;
•	to adopt the amendment and restatement of the certificate of incorporation of Inter-Atlantic to: (1) change the name of Inter-Atlantic to Patriot Risk Management, Inc., (2) remove the provisions which are typically found only in special purpose acquisition companies, including without limitation the termination date and providing for the duration of the corporation to be perpetual, (3) increase the authorized common stock from 49,000,000 shares to [ ] shares and designate [ ] shares as Class A common stock and [ ] shares as Class B common stock, (4) reclassify the outstanding shares of common stock into shares of Class A common stock, (5) provide for certain dividend rights for holders of Class A common stock, (6) require the affirmative vote of 66 2/3 % of all stockholders entitled to vote, voting together as a single class, to (i) amend the certificate of incorporation or adopt a bylaw inconsistent with the certificate of incorporation, and (ii) remove a director for cause, and (7) elect to be governed by Section 203 of the Delaware General Corporation Law, or DGCL — we call this proposal the charter amendment proposal;
•	to elect two Class I directors, three Class II directors and three Class III directors, to Inter-Atlantic’s Board of Directors to hold office until each such director’s term expires or until their successors are elected and qualified (in the event the acquisition is approved), we call this proposal Director Proposal A, OR — to elect two Class I directors to Inter-Atlantic’s Board of Directors to hold office until the 2012 annual meeting of stockholders and until their successors are elected and qualified (in the event the acquisition is not approved), we call this proposal Director Proposal B;
•	to adopt Inter-Atlantic’s 2009 Stock Incentive Plan (an equity-based incentive compensation plan) — we call this proposal the plan proposal; and
•	to adopt a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the acquisition proposal or the plan proposal — we call this proposal the adjournment proposal.

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Adoption by Inter-Atlantic stockholders of the first proposal listed above, the acquisition proposal, is conditioned on the adoption of the second proposal, but is not conditioned on the adoption of the third, fourth and fifth proposals listed above. However, adoption of the second proposal listed above, the charter amendment proposal, the third proposal listed above, the director proposal, the fourth proposal listed above, the plan proposal, is conditioned upon the adoption of the acquisition proposal. If the holders of more than 2,582,229 shares of common stock issued in Inter-Atlantic’s initial public offering (which we sometimes call IPO shares), or 29.99% of the total number of IPO shares, demand conversion of their shares into their pro rata portion of the trust account, then Inter-Atlantic will not consummate the acquisition under the terms of Inter-Atlantic’s certificate of incorporation.
Inter-Atlantic stockholders of record at the close of business on                     , 2009 will be entitled to receive notice of, and to vote at, the Inter-Atlantic special meeting and any and all adjournments thereof.
Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Inter-Atlantic common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the acquisition proposal and the charter amendment proposal.

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Inter-Atlantic’s Board of Directors unanimously recommends that you vote “FOR” the adoption of each proposal listed above.

By Order of the Board of Directors,

Andrew S. Lerner

, 2009	Chief Executive Officer and Director

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-i-

(continued)

-ii-

ANNEX
A—Stock Purchase Agreement
B—Form of Amended and Restated Certificate of Incorporation
C—2009 Stock Incentive Plan

-iii-

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

Q. What is being voted on?
A.  There are five proposals that you are being asked to vote on. The first proposal is to adopt, and approve the transactions contemplated by, the Stock Purchase Agreement providing for the acquisition of Patriot Risk Management, Inc., which we refer to as Patriot. We refer to this first proposal as the acquisition proposal. See page 46.

The second proposal is to adopt the amendment and restatement of the certificate of incorporation of Inter-Atlantic to: (1) change the name of Inter-Atlantic to Patriot Risk Management, Inc., (2) remove the provisions which are typically found only in special purpose acquisition companies, including without limitation the termination date and providing for the duration of the corporation to be perpetual, (3) increase the authorized common stock from 49,000,000 shares to [                    ] shares and designate [                    ] shares as Class A common stock and [                    ] shares as Class B common stock, (4) reclassify the outstanding shares of common stock into shares of Class A common stock, (5) provide for certain dividend rights for holders of Class A common stock, (6) require the affirmative vote of 66 2/3 % of all stockholders entitled to vote, voting together as a single class, to (i) amend the certificate of incorporation or adopt a bylaw inconsistent with the certificate of incorporation, and (ii) remove a director for cause, and (7) elect to be governed by Section 203 of the Delaware General Corporation Law, or DGCL — we call this proposal the charter amendment proposal. See page 55.

The third proposal is to elect two Class I directors, three Class II directors and three Class III directors, to Inter-Atlantic’s Board of Directors to hold office until each such director’s term expires or until their successors are elected and qualified (in the event the acquisition is approved), we call this proposal Director Proposal A, OR — to elect two Class A directors to Inter-Atlantic’s Board of Directors to hold office until the 2012 annual meeting of stockholders and until their successors are elected and qualified (in the event the acquisition is not approved), we call this proposal Director Proposal B. See page 57.

The fourth proposal is to adopt Inter-Atlantic’s 2009 Stock Incentive Plan, which is an equity-based compensation plan. We refer to this fourth proposal as the plan proposal. See page 63.

The fifth proposal allows the adjournment of the special meeting to a later date if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to approve the acquisition proposal and the plan proposal. We refer to this fifth proposal as the adjournment proposal. See page 72.

Q. Why is Inter-Atlantic proposing the acquisition proposal?
A.  Inter-Atlantic was organized to effect a business combination with an operating business. Under the terms of its certificate of incorporation, prior to completing a business combination, Inter-Atlantic must submit the transaction to its stockholders for approval. Having negotiated the terms of a business combination with Patriot, Inter-Atlantic is now submitting the transaction to its stockholders for their approval.

Q. Why is Inter-Atlantic proposing the charter amendment proposal?
A.  Inter-Atlantic believes it is prudent to adopt the amendment and restatement of the certificate of incorporation of Inter-Atlantic to: (1) change the name of Inter-Atlantic to Patriot Risk Management, Inc., (2) remove the provisions which are typically found only in special purpose acquisition companies, including without limitation the termination date and providing for the duration of the corporation to be perpetual, (3) increase the authorized common stock from 49,000,000 shares to [                    ] shares and designate [                    ] shares as Class A common stock and [                    ] shares as Class B common stock, (4) reclassify the outstanding shares of common stock into shares of Class A common stock, (5) provide for certain dividend rights for holders of Class A common stock, (6) require the affirmative vote of 66 2/3 % of all stockholders entitled to vote, voting together as a single class, to (i) amend the certificate of incorporation or adopt a bylaw inconsistent with the certificate of incorporation, and (ii) remove a director for cause, and (7) elect to be governed by Section 203 of the Delaware General Corporation Law, or DGCL — we call this proposal the charter amendment proposal. See page 55.

Q. Why is Inter-Atlantic proposing the director proposal?
A.  The director proposal involves the election of two Class I directors, three Class II directors and three Class III directors to Inter-Atlantic’s Board of Directors to hold office until such directors’ terms expire or until their successors are elected and qualified (in the event the acquisition is approved), referred to as Director Proposal A, OR — the election of two Class A directors to Inter-Atlantic’s Board of Directors to hold office until the 2012 annual meeting of stockholders and until their successors are elected and qualified (in the event the acquisition is not approved), referred to as Director Proposal B. See page 60. The Stock Purchase Agreement provides that following the acquisition, the Board of Directors will consist of six directors nominated by Patriot and two directors nominated by Inter-Atlantic. Therefore, it is a condition under the Stock Purchase Agreement that Director Proposal A be approved. See page 57.

Q. Why is Inter-Atlantic proposing the plan proposal?
A.   Inter-Atlantic believes that the awards available under the 2009 Stock Incentive Plan will assist Inter-Atlantic in attracting, retaining and motivating employees and officers or those who will become employees or officers of Inter-Atlantic and/or its subsidiaries (including Patriot), and to align the interests of those individuals and Inter-Atlantic’s stockholders. See page 63.

Q. Why is Inter-Atlantic proposing the adjournment proposal?
A.  In the event there are not sufficient votes at the time of the special meeting to approve the acquisition proposal, Inter-Atlantic’s Board of Directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See page 72.

Q. What vote is required in order to adopt the acquisition proposal?
A.  Adoption of the acquisition proposal requires the affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock. Adoption of the acquisition proposal also requires the affirmative vote of a majority of the shares of Inter-Atlantic’s common stock issued in its initial public offering. If the holders of more than 2,582,229 shares of common stock issued in Inter-Atlantic’s initial public offering (which we sometimes call IPO shares), or 29.99% of the total number of IPO shares, demand conversion of their shares into their pro rata portion of the trust account, then Inter-Atlantic will not consummate the acquisition under the terms of Inter-Atlantic’s certificate of incorporation. See page 48. Adoption of the acquisition proposal is conditioned upon adoption of the charter amendment proposal but is not conditioned upon the plan proposal, the director proposal and the adoption of the adjournment proposal. See page 55.

Q. Do I have the right to convert my shares into cash?
A.  If you hold IPO shares, then you have the right to vote against the acquisition proposal and demand that Inter-Atlantic convert your shares into your pro rata portion of the trust account in which a substantial portion of the net proceeds of Inter-Atlantic’s initial public offering are held if the acquisition is consummated. If the holders of more than 2,582,229 IPO shares, or 29.99% of the total number of IPO shares, demand conversion of their shares into their pro rata portion of the trust account, then Inter-Atlantic will not consummate the acquisition under the terms of Inter-Atlantic’s certificate of incorporation. We sometimes refer to the right to vote against the acquisition and demand conversion of your shares into your pro rata portion of the trust account as conversion rights. See page 6.

Q. If I have conversion rights, how do I exercise them?
A.  If you wish to exercise your conversion rights, you must vote against the acquisition and at the same time demand that Inter-Atlantic convert your shares into cash as well as deliver your shares to [                    ] by [                    ], 2009. If, notwithstanding your vote, the acquisition is completed, then you would be entitled to receive your pro rata share of the trust account in which a substantial portion of the net proceeds of Inter-Atlantic’s initial public offering are held. Based on the amount of cash held in the trust account at June 24, 2009, you would be entitled to convert each share that you hold into approximately $7.96. If you exercise your conversion rights, then you will be exchanging your shares for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the acquisition and then tender your stock certificate to Inter-Atlantic. If the acquisition is not completed, then your shares will not be converted to cash at this time. See page 6.

Prior to exercising conversion rights, Inter-Atlantic stockholders should verify the market price of Inter-Atlantic’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Inter-Atlantic’s shares of common stock are listed on the NYSE Amex under the symbol IAN.

Q. What vote is required to adopt the charter amendment proposal?
A.  Adoption of the charter amendment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock. Adoption of the charter amendment proposal is conditioned upon the adoption of the acquisition proposal, but is not conditioned on adoption of the director proposal, the plan proposal or the adjournment proposal. See page 55.

Q. What vote is required to adopt the director proposal?
A.  Adoption of the director proposal requires a plurality of the shares of Inter-Atlantic’s common stock represented in person or by proxy at the meeting. Adoption of the director proposal is conditioned upon the adoption of the acquisition proposal and the charter amendment proposal but is not conditioned on adoption of the plan proposal or the adjournment proposal. See page 57.

Q. What vote is required to adopt the plan proposal?
A.  Adoption of the plan proposal requires the affirmative vote of a majority of the shares of Inter-Atlantic common stock represented in person or by proxy at the meeting. Adoption of the plan proposal is conditioned upon the adoption of the acquisition proposal and the charter amendment proposal, but is not conditioned on adoption of the director proposal or the adjournment proposal. See page 63.

Q. What vote is required to adopt the adjournment proposal?
A.  Adoption of the adjournment proposal requires the affirmative vote of a majority of the shares of Inter-Atlantic common stock represented in person or by proxy at the meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of the acquisition proposal, the charter amendment proposal, the director proposal or the plan proposal. See page 72.

Q. Are the warrant holders being asked to vote on any of the proposals?
A.  No. However, Patriot’s obligation to complete the acquisition is conditioned upon Inter-Atlantic amending the terms of the warrants such that all outstanding warrants shall be effectively redeemed at closing of the acquisition for no more than $0.50 per warrant. Amendment of the warrants requires the consent of a majority of the warrant holders and is a closing condition to the proposed acquisition. The required majority consent from the holders of the outstanding warrants will be sought prior to the closing of the acquisition.

Q. What is Inter-Atlantic acquiring in the acquisition?
A.  Inter-Atlantic will acquire all of the issued and outstanding capital stock of Patriot, a Delaware corporation based in Fort Lauderdale, Florida. Patriot is a workers’ compensation risk management company that provides alternative market and traditional workers’ compensation products and services. See page 73.

Q. What is Inter-Atlantic paying for Patriot?
A.  Inter-Atlantic has agreed to buy all of Patriot’s issued and outstanding stock for 6,900,000 newly issued shares of Inter-Atlantic Class B common stock. Patriot’s stockholders have the opportunity to receive up to an additional 5,000,000 shares of Inter-Atlantic’s common stock (which we sometimes refer to as the contingent deferred payment) based on the future trading price of Inter-Atlantic’s Class A common stock. See page 73.

Q. What will I receive in the acquisition?
A.  You will not receive any cash or other property in the acquisition, but instead you will continue to hold your shares of Inter-Atlantic common stock, which will be re-classified as Class A common stock following the acquisition. As a result of the acquisition, Inter-Atlantic will own all of the outstanding stock of Patriot.

Q. Is Inter-Atlantic issuing any shares of common stock in the acquisition?
A.   Yes. At the closing of the acquisition of Patriot, Inter-Atlantic will issue an aggregate of 6,900,000 shares of Inter-Atlantic Class B common stock to the stockholders of Patriot. Following the closing, Inter-Atlantic may issue up to an additional 5,000,0000 shares of its Class B common stock to Patriot’s stockholders based on the future trading price of Inter-Atlantic’s common stock. See page 73.

Q. What happens to the funds deposited in the trust account after consummation of the acquisition?
A.  Upon consummation of the acquisition:

•    The Inter-Atlantic stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds deposited in the trust account; and

•    The remaining funds in the trust account after the distributions listed above will be released to Inter-Atlantic to be used for transaction expenses, dividend payments to holders of Class A common stock, if and when declared by the Board of Directors, and working capital purposes.

Q. What will the structure of the company be after the acquisition?	A. As a result of the acquisition, Patriot will become a wholly-owned subsidiary of Inter-Atlantic. See page 73.

Q. Who will manage the acquired company?	A. Patriot and Inter-Atlantic will be managed by Patriot’s existing management. See page 51.

Q. What happens if the acquisition is not consummated?
A.  If the acquisition is not consummated, and Inter-Atlantic does not consummate another business combination by October 9, 2009, the trust account in which a substantial portion of the net proceeds of Inter-Atlantic’s initial public offering are held will be liquidated. In any liquidation, the amount held in the trust account will be distributed pro rata to Inter-Atlantic’s common stockholders.

Q. When do you expect the acquisition to be completed?	A. It is currently anticipated that the acquisition will be completed, or closed, promptly following the Inter-Atlantic special meeting to be held on , 2009.

Q. If I am not going to attend the Inter-Atlantic special meeting in person, should I return my proxy card instead?
A.  Yes. After carefully reading and considering the information contained in this document, please fill out and sign your proxy card. Then return the enclosed proxy card in the return envelope as soon as possible, so that your shares may be represented at the Inter-Atlantic special meeting. See page 42.

Q. What will happen if I abstain from voting or fail to vote?
A.  An abstention or failure to vote will have the same effect as a vote against the acquisition proposal, but will not have the effect of converting your shares into your pro rata portion of the trust account in which a substantial portion of the net proceeds of Inter-Atlantic’s initial public offering are held, unless you vote against the acquisition proposal, make an affirmative election to convert shares of common stock on the proxy card and deliver your shares to [                    ] by [                    ], 2009. An abstention or failure to vote will also have the same effect as a vote against the charter amendment proposal. To exercise your conversion rights, you must vote against the acquisition proposal, affirmatively elect to convert your shares by checking the appropriate box, or directing your broker to check the appropriate box, on the proxy card and ensure that the proxy card is delivered to Inter-Atlantic’s Chief Executive Officer prior to the Inter-Atlantic special meeting and ensure that your shares are delivered to [                    ] by [                    , 2009. See page 42.

Q. What do I do if I want to change my vote?
A.  Send a later-dated, signed proxy card to Inter-Atlantic’s Chief Executive Officer prior to the date of the special meeting or attend the special meeting in person, revoke your proxy and vote. You also may revoke your proxy by sending a notice of revocation to Inter-Atlantic’s Chief Executive Officer at the address of Inter-Atlantic’s corporate headquarters. See page 42.

Q. If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A.  No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. To exercise your conversion rights, you must vote against the acquisition proposal, affirmatively elect to convert your shares by directing your broker to check the appropriate box on the proxy card and ensure that the proxy card is delivered to Inter-Atlantic’s Chief Executive Officer prior to the Inter-Atlantic special meeting and ensure that your shares are delivered to [                    ] by [                    ], 2009. See page 42.

Q. Who will pay for this proxy solicitation?
A.   Inter-Atlantic has retained Morrow & Co., LLC to aid in the solicitation of proxies. Morrow & Co., LLC will receive a fee of approximately $[                    ], as long as the acquisition proposal obtains the requisite approvals, as well as reimbursement for certain costs and out of pocket expenses incurred by them in connection with their services, all of which will be paid by Inter-Atlantic. In addition, officers and directors of Inter-Atlantic may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid, though they may be reimbursed for their out-of-pocket expenses. Inter-Atlantic will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. Inter-Atlantic may reimburse brokerage firms and other nominee holders for their reasonable expenses in sending proxies and proxy material to the beneficial owners of our shares. See page 45.

Q. Who can help answer my questions?
A.   If you have questions about the solicitation of proxies, you may write, e-mail or call Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902; email: Inter-Atlantic.info@morrowco.com. Stockholders, banks and brokerage firms, please call 800-607-0088.

FORWARD-LOOKING STATEMENTS
Some of the statements in this document may include forward-looking statements. These statements reflect the current views of our senior management with respect to future events and our financial performance. These statements include forward-looking statements with respect to our business, Patriot’s business and the insurance industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.
Forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following:
•	greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than Patriot’s underwriting, reserving or investment practices anticipate based on historical experience or industry data;
•	increased competition on the basis of insurance coverage availability, claims management, loss control services, payment terms, premium rates, policy terms, types of insurance offered, overall financial strength, financial ratings and reputation;
•	regulatory risks, including further rate decreases in Florida and other states where Patriot writes business;
•	the cyclical nature of the workers’ compensation insurance industry;
•	negative developments in the workers’ compensation insurance industry;
•	decreased level of business activity of Patriot’s policyholders;
•	decreased demand for Patriot’s insurance;
•	adverse developments regarding our legacy asbestos and environmental claims arising from policies written or assumed by Guarantee Insurance prior to 1983;
•	changes in the availability, cost or quality of reinsurance and the failure of Patriot’s reinsurers to pay claims in a timely manner or at all;
•	changes in regulations or laws applicable to us or Patriot, Patriot’s policyholders or the agencies that sell Patriot’s insurance;
•	changes in rating agency policies or practices;
•	changes in legal theories of liability under Patriot’s insurance policies;
•	developments in capital markets that adversely affect the performance of our or Patriot’s investments;
•	loss of the services of any of Patriot’s senior management or other key employees;
•	the effects of U.S. involvement in hostilities with other countries and large-scale acts of terrorism, or the threat of hostilities or terrorist acts; and
•	changes in general economic conditions, including inflation and other factors.
The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this document, including in particular the risks described under “Risk Factors” beginning on page 19 of this document. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Any forward-looking statements you read in this document reflect Inter-Atlantic’s and Patriot’s views as of the date of this document with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to Inter-Atlantic’s and Patriot’s operations, growth strategy and liquidity.
Before you grant your proxy or instruct how your vote should be cast you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this document could have a material adverse effect on Inter-Atlantic or Patriot.

SUMMARY
The following discusses in summary form the material terms of the acquisition proposal, the charter amendment proposal, the plan proposal, the director proposal and the adjournment proposal. The proposals are described in greater detail elsewhere in this document. You should carefully read this entire document and the other documents to which this document refers you. See “Where You Can Find More Information” on page 216.
The Acquisition Proposal
The Stock Purchase Agreement (page 80)
The acquisition proposal seeks your approval of the Stock Purchase Agreement entered into on April 23, 2009 among Inter-Atlantic, Patriot and the stockholders of Patriot. The Stock Purchase Agreement provides for the acquisition of all of the outstanding shares of capital stock of Patriot by Inter-Atlantic for an aggregate purchase price of 6,900,000 newly issued shares of Inter-Atlantic Class B common stock, plus the contingent deferred payments described below. All shares of Inter-Atlantic common stock to be issued to the stockholders of Patriot as purchase price for Patriot’s capital stock will be issued without registration under applicable securities laws pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The contingent deferred payments are as follows: in the event that at any time after the closing but prior the fifth anniversary of the closing date of the transaction, the average closing trading price of Inter-Atlantic common stock on the NYSE Amex (or on another national securities market on which the Company’s common stock is then quoted for trading) equals or exceeds the following per share amounts for 20 consecutive trading days: (i) $12, (ii) $13, (iii) $14, (iv) $15 and (v) $16, then the consideration payable to the stockholders of Patriot shall be increased by an additional 1,000,000 shares of newly issued Inter-Atlantic Class B common stock upon reaching each of the foregoing per share amounts.
Inter-Atlantic and the stockholders of Patriot plan to complete the acquisition promptly after the Inter-Atlantic special meeting, provided that:
•	Inter-Atlantic’s stockholders have approved the acquisition proposal and the charter amendment proposal;
•	holders of not more than 2,582,229, or 29.99% of the shares of common stock issued in Inter-Atlantic’s initial public offering, or IPO shares, properly elect to exercise their right to convert their shares into cash; and
•	the other conditions specified in the Stock Purchase Agreement have been satisfied or waived.
The Stock Purchase Agreement is included as Annex A to this document. We encourage you to read the Stock Purchase Agreement in its entirety. It is the legal document that governs the acquisition. See “The Patriot Stock Purchase Agreement” on page 80.
Pursuant to the Stock Purchase Agreement:
•	The directors and executive officers of Patriot will not transfer, sell, assign, pledge or otherwise dispose of the shares of Inter-Atlantic common stock that they receive at the closing of the acquisition, other than certain permitted transfers to relatives, affiliates, family trusts and the like until the six month anniversary, provided, however, that Messrs. Steven Mariano, Timothy Tompkins, Ronald Formento, Richard Allen, John Del Pizzo and C. Timothy Morris shall not transfer all or any part of, or any interest in, any shares of Inter-Atlantic received by them at the Closing or pursuant to the contingent deferred payment until the first anniversary of the Closing.
•	Andrew Lerner and Frederick Hammer, current directors of Inter-Atlantic, have the right to designate for election or appointment two (2) members to the Board of Directors of Inter-Atlantic, who shall initially be Messrs. Lerner and Hammer. Patriot shall use its reasonable best efforts to cause such designees to be included in the slate of nominees recommended by the Inter-Atlantic Board to Inter-Atlantic’s stockholders for election as directors, and Steven Mariano, Chairman, Chief Executive Officer and President of Patriot, shall vote, and cause his respective affiliates to vote, all shares of Inter-Atlantic common stock owned, held or controlled beneficially or of record by Mr. Mariano and his affiliates, in favor of such designees.

•	Inter-Atlantic stockholders at the time of closing will become holders of Class A common stock, which Class A common stock is anticipated to receive a dividend of $0.20 per share per quarter, if and when declared by the Board of Directors. Class A common stock is to receive an aggregate of $2.40 in dividends, inclusive of any quarterly dividends, on or prior to a change of control transaction or liquidation. The Inter-Atlantic Class B common stock only converts into Class A common stock after the Class A common stock receives $2.40 per share in aggregate dividends or the share price exceeds an average price of $11 per share for 20 consecutive trading days, whichever is earlier. It is anticipated that the Inter-Atlantic Class B common stock to be received by current Patriot stockholders will not receive dividends.
•	The form of Amended and Restated Certificate of Incorporation of Inter-Atlantic, which reflects the amendments included in the charter amendment proposal, is included as Annex B to this document. You are encouraged to read the form of Amended and Restated Certificate of Incorporation in its entirety. It is the legal document that will govern Inter-Atlantic following the acquisition. See “Comparison of Stockholder Rights” on page 214.
Conditions to the Completion of the Acquisition (page 85)
Completion of the acquisition is subject to the satisfaction or waiver of specified conditions, including the conditions set forth below. All of these conditions may be waived except for the condition requiring approval of Inter-Atlantic’s stockholders and the condition limiting the number of shares of Inter-Atlantic common stock which can elect to exercise their right to convert their shares into cash. Neither Inter-Atlantic nor Patriot has agreed at present to waive any of these conditions.
Conditions to Inter-Atlantic’s obligations
•	the representations and warranties of the stockholders of Patriot must be true and correct;
•	the stockholders of Patriot must have performed in all material respects all obligations required to be performed by them under the terms of the Stock Purchase Agreement;
•	no material adverse effect shall have occurred with respect to Patriot since the date of the Stock Purchase Agreement;
•	Inter-Atlantic’s stockholders must have approved the transaction; and
•	holders of not more than 29.99% of the shares of common stock issued in Inter-Atlantic’s initial public offering, or IPO shares, have properly elected to exercise their right to convert their shares into cash.
Conditions to Patriot’s stockholders’ obligations
•	the representations and warranties of Inter-Atlantic must be true and correct;
•	Inter-Atlantic must have performed in all material respects all obligations required to be performed by it under the Stock Purchase Agreement;
•	no material adverse effect shall have occurred with respect to Inter-Atlantic since the date of the Stock Purchase Agreement;
•	Inter-Atlantic’s stockholders must have approved the transaction; and
•	holders of not more than 29.99% of the shares of common stock issued in Inter-Atlantic’s initial public offering, or IPO shares, have properly elected to exercise their right to convert their shares into cash.
•	amendment of the Inter-Atlantic warrants so that these warrants shall be effectively redeemed at closing for no more than $0.50 per warrant; and

•	Inter-Atlantic must have a minimum of $35,000,000 in cash at closing, net of capped transaction expenses ($4.5 million for Inter-Atlantic and $3.225 million for Patriot) as set forth in Section 5.12 of the Stock Purchase Agreement and the payment obligations of Inter-Atlantic relating to the transactions contemplated hereby, including the expenses related to the redemption or modification of the outstanding warrants.
Termination
The Stock Purchase Agreement may be terminated at any time prior to the closing of the acquisition, as follows:
•	by mutual consent of Inter-Atlantic and the stockholders of Patriot;
•	by Inter-Atlantic, on the one hand, or Patriot’s stockholders, on the other hand, if the other party has breached any of its covenants or representations and warranties in any material respect; or
•	by either party if Inter-Atlantic’s stockholders fail to approve the acquisition or if the closing has not occurred by October 9, 2009.
If permitted under applicable law, either Inter-Atlantic or the stockholders of Patriot may waive conditions for their own respective benefit, and consummate the acquisition even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the acquisition will occur.
Inter-Atlantic (page 196)
Inter-Atlantic is a blank check company organized as a corporation under the laws of the State of Delaware on January 12, 2007. We were formed for the purpose of acquiring, through a merger, a capital stock exchange, asset acquisition, stock purchase or other similar business combination, an unidentified operating business in the financial services industry or a business deriving a majority of its revenues from providing services to financial services companies (including for example, payment processing companies and technology providers).
On October 9, 2007, we completed our initial public offering (“IPO”) of 7,500,000 Units. Each Unit consists of one share of our common stock, par value $0.0001 per share, (the “common stock”) and one warrant entitling the holder to purchase one share of our common stock at an exercise price of $4.50. The public offering price of each Unit was $8.00 and we generated gross proceeds of $60,000,000 in the IPO. On October 16, 2007, we consummated the closing of 1,110,300 Units pursuant to the underwriters’ over-allotment option which generated gross proceeds of $8,882,400. Of the $68,882,400 in gross proceeds from the IPO and the exercise of the over-allotment option: (i) we deposited $66,215,928 into a trust account at American Stock Transfer & Trust Company as trustee, which proceeds were invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and included $2,755,296 of contingent underwriting discount; (ii) the underwriters received $2,066,472 as underwriting discount (excluding the contingent underwriting discount); and (iii) we retained approximately $600,000 for offering expenses and working capital. In addition, we deposited into the trust account $2,300,000 that we received from the issuance and sale of an aggregate of 2,100,000 warrants to our executive officers and directors and 200,000 warrants to one of our stockholders. Inter-Atlantic’s common stock, warrants to purchase common stock and units consisting of one share of common stock and one warrant to purchase common stock are listed on the NYSE Amex under the symbols IAN, IAN.WS and IAN.U, respectively. Other than its initial public offering and the pursuit of a business combination, Inter-Atlantic has not engaged in any business to date. If Inter-Atlantic does not consummate a business combination by October 9, 2009, then, pursuant to its certificate of incorporation, as amended, Inter-Atlantic’s officers must take all actions necessary to dissolve and liquidate Inter-Atlantic as soon as reasonably practicable.

Inter-Atlantic will use the proceeds of its initial public offering held in the trust account, $68,530,780 as of March 31, 2009 as follows:
•	The Inter-Atlantic stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds deposited in the trust account; and
•	The remaining funds in the trust account after the distributions listed above will be released to Inter-Atlantic to be used to fund transaction expenses, dividend payments to holders of Class A common stock, if and when declared by the board of directors, and for working capital purposes, to contribute capital to Guarantee Insurance as necessary and for working capital purposes.
The mailing address of the principal executive office of Inter-Atlantic is 400 Madison Avenue, New York, NY 10017, and its telephone number is (212)581-2000. See “Information about Inter-Atlantic” on page 196.
Patriot and its Subsidiaries (page 88)
Patriot produces, underwrites and administers alternative market and traditional workers’ compensation insurance plans and provides claims services for insurance companies, segregated portfolio cell captives and reinsurers. Through its wholly owned insurance company subsidiary, Guarantee Insurance, Patriot may also participate in a portion of the insurance underwriting risk. In its insurance services segment, Patriot generates fee income by providing workers’ compensation claims services as well as agency and underwriting services. Workers’ compensation claims services include nurse case management, cost containment services and claims administration and adjudication services. Workers’ compensation agency and underwriting services include general agency services and specialty underwriting, policy administration and captive management services. Claims services and agency and underwriting services are performed for the benefit of Guarantee Insurance, segregated portfolio captives, Guarantee Insurance’s traditional business quota share reinsurers under the Patriot Risk Services brand and for the benefit of other insurance companies under their brand, which Patriot refers to as business process outsourcing. In its insurance segment, Patriot generates underwriting income and investment income by providing alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage.
Patriot provides insurance services, alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage in Florida, where Guarantee Insurance writes a majority of its business, 22 other states and the District of Columbia. Patriot believes that its insurance services capabilities, specialized alternative market product knowledge and its hybrid business model allow it to achieve attractive returns through a range of industry pricing cycles and provide a substantial competitive advantage in areas that are underserved by competitors, who are generally insurance service providers or insurance carriers. Although Patriot currently focuses its business in the Midwest and Southeast, it believes that there are opportunities to market its insurance services, alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage in other areas of the United States.
The mailing address of Patriot’s principal executive offices is 401 East Las Olas Boulevard, Suite 1540 Fort Lauderdale, Florida 33301, and its telephone number is (954) 670-2900. See “Information about Patriot” on page 88.
Charter Amendment Proposal (page 62)
Inter-Atlantic is proposing to adopt the amendment and restatement of the certificate of incorporation of Inter-Atlantic to: (1) change the name of Inter-Atlantic to Patriot Risk Management, Inc., (2) remove the provisions which are typically found only in special purpose acquisition companies, including without limitation the termination date and providing for the duration of the corporation to be perpetual, (3) increase the authorized common stock from 49,000,000 shares to [                    ] shares and designate [                    ] shares as Class A common stock and [                    ] shares as Class B common stock, (4) reclassify the outstanding shares of common stock into shares of Class A common stock, (5) provide for certain dividend rights for holders of Class A common stock, (6) require the affirmative vote of 66 2/3 % of all stockholders entitled to vote, voting together as a single class, to (i) amend the certificate of incorporation or adopt a bylaw inconsistent with the certificate of incorporation, and (ii) remove a director for cause, and (7) elect to be governed by Section 203 of the Delaware General Corporation Law, or DGCL. See “The Charter Amendment Proposal” on page 62.

Director Proposal (page 64)
Inter-Atlantic is proposing that its stockholders elect two Class I directors, three Class II directors and three Class III directors, to Inter-Atlantic’s Board of Directors to hold office until each such director’s term expires or until their successors are elected and qualified (in the event the acquisition is approved), or Director Proposal A, OR — elect two Class A directors to Inter-Atlantic’s Board of Directors to hold office until the 2012 annual meeting of stockholders and until their successors are elected and qualified (in the event the acquisition is not approved), or Director Proposal B. See “The Director Proposal” on page 64.
Plan Proposal (page 70)
Inter-Atlantic is proposing that its stockholders adopt Inter-Atlantic’s 2009 Stock Incentive Plan. Inter-Atlantic believes that the awards available under the 2009 Stock Incentive Plan will assist Inter-Atlantic in attracting, retaining and motivating employees and officers or those who will become employees or officers of Inter-Atlantic and/or its subsidiaries (including Patriot), and aligning the interests of those individuals with the interests of Inter-Atlantic’s shareholders. The 2009 Stock Incentive Plan is included as Annex C to this document. We encourage you to read the 2009 Stock Incentive Plan in its entirety. It is the legal document that governs the plan. See “The 2009 Stock Incentive Plan” on page 70.
Adjournment Proposal (page 79)
In the event there are not sufficient votes at the time of the special meeting to approve the acquisition proposal, Inter-Atlantic’s Board of Directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See “The Adjournment Proposal” on page 79.
Special Meeting of Inter-Atlantic’s Stockholders (page 48)
The special meeting of the stockholders of Inter-Atlantic will be held at 10:00 a.m., Eastern Time, on                     , 2009, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020.
Voting Power; Record Date (page 48)
You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Inter-Atlantic common stock at the close of business on                     , 2009, which is the record date for the special meeting. You will have one vote for each share of Inter-Atlantic common stock you owned at the close of business on the record date. Inter-Atlantic warrants do not have voting rights.
Vote Required to Adopt the Acquisition Proposal (page 50)
The affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock is required to adopt the acquisition proposal. Adoption of the acquisition proposal also requires the affirmative vote of a majority of the shares of Inter-Atlantic’s common stock issued in its initial public offering. Adoption of the acquisition proposal is not conditioned upon the adoption of the plan proposal, the director proposal or the adjournment proposal. If the holders of more than 2,582,229 IPO shares, or 29.99% of the total number of IPO shares, demand conversion of their shares into their pro rata portion of the trust account, then Inter-Atlantic will not consummate the acquisition under the terms of Inter-Atlantic’s certificate of incorporation. See “Conversion Rights” below.
At the close of business on May 20, 2009, there were 10,485,300 shares of Inter-Atlantic common stock outstanding, 8,610,300 of which were issued in Inter-Atlantic’s initial public offering.
With respect to the acquisition proposal, Inter-Atlantic’s initial stockholders have agreed to vote their 1,875,000 shares of Inter-Atlantic common stock acquired prior to Inter-Atlantic’s initial public offering, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, in accordance with the vote of the majority of the shares of Inter-Atlantic common stock issued in its initial public offering.

Conversion Rights (page 50)
As provided in Inter-Atlantic’s certificate of incorporation, holders of IPO shares may, if the stockholder votes against the acquisition proposal, demand that Inter-Atlantic convert their shares into cash. This demand must be made on the proxy card at the same time that the stockholder votes against the acquisition proposal. If so demanded, upon consummation of the acquisition, Inter-Atlantic will convert each share of common stock into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Inter-Atlantic’s initial public offering are held. Based on the amount of cash held in the trust account at June 24, 2009, you will be entitled to convert each share of common stock that you hold into approximately $7.96. If you exercise your conversion rights, then you will be exchanging your shares of Inter-Atlantic’s common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the acquisition and then tender your stock certificate to Inter-Atlantic. If the acquisition is not completed, then these shares will not be converted into cash. Warrants are unaffected by the exercise of conversion rights.
The acquisition will not be consummated if the holders of more than 2,582,229 IPO shares, or 29.99% of the total number of IPO shares, exercise their conversion rights.
Prior to exercising conversion rights, Inter-Atlantic stockholders should verify the market price of Inter-Atlantic’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Inter-Atlantic’s shares of common stock are listed on the NYSE Amex under the symbol IAN.
Vote Required to Adopt the Charter Amendment Proposal (page 51)
Adoption of the charter amendment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock. Adoption of the charter amendment proposal is conditioned upon the adoption of the acquisition proposal but is not conditioned on adoption of the director proposal, the plan proposal or the adjournment proposal.
Inter-Atlantic’s initial stockholders intend to vote their shares of Inter-Atlantic common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, “FOR” the charter amendment proposal.
Vote Required to Adopt the Director Proposal (page 51)
Adoption of the director proposal requires a plurality of the shares of Inter-Atlantic’s common stock represented in person or by proxy at the meeting. Adoption of the director proposal is conditioned upon the adoption of the acquisition proposal and the charter amendment proposal but is not conditioned on adoption of the plan proposal or the adjournment proposal.
Inter-Atlantic’s initial stockholders intend to vote their shares of Inter-Atlantic common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, “FOR” the director proposal.
Vote Required to Adopt the Plan Proposal (page 51)
Adoption of the plan proposal requires the affirmative vote of a majority of the shares of Inter-Atlantic’s common stock represented in person or by proxy at the meeting. Adoption of the plan proposal is conditioned upon the adoption of the acquisition proposal and the charter amendment proposal but is not conditioned on adoption of the director proposal or the adjournment proposal.
Inter-Atlantic’s initial stockholders intend to vote their shares of Inter-Atlantic common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, “FOR” the plan proposal.

Vote Required to Adopt the Adjournment Proposal (page 51)
Adoption of the adjournment proposal requires the affirmative vote of a majority of the shares of Inter-Atlantic’s common stock represented in person or by proxy at the meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of the acquisition proposal, the charter amendment proposal, the director proposal or the plan proposal.
Inter-Atlantic’s initial stockholders have agreed to vote their shares of Inter-Atlantic common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, “FOR” the adoption of the adjournment proposal.
Appraisal or Dissenters Rights (page 59)
No appraisal or dissenters rights are available under the Delaware General Corporation Law for the stockholders of Inter-Atlantic in connection with the acquisition proposal.
Proxies (page 52)
Proxies may be solicited by mail, telephone or in person.
If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.
Stock Ownership (page 210)
At the close of business on the record date, Andrew S. Lerner, Stephen B. Galasso, D. James Daras, Brett G. Baris, Robert M. Lichten, Frederick S. Hammer, Samuel J. Weinhoff, Michael P. Esposito Jr., P. Carter Rise and Matthew Vertin, together with their affiliates, beneficially owned 1,875,000 shares of Inter-Atlantic common stock, or approximately 17.9% of the outstanding shares of Inter-Atlantic common stock. Such number does not include 2,300,000 shares of common stock issuable upon exercise of warrants held by those individuals and their affiliates. These 1,875,000 shares have a market value of approximately $14,512,500 based on Inter-Atlantic’s closing common stock price of $7.74 per share on May 15, 2009. Those persons have agreed, with respect to the acquisition proposal, to vote their shares of common stock acquired by them prior to the initial public offering in accordance with the vote of the majority of the shares issued in connection with Inter-Atlantic’s initial public offering. For more information on beneficial ownership of Inter-Atlantic’s common stock by executive officers, directors and 5% stockholders, see page 203.
Inter-Atlantic’s Board of Directors’ Recommendation
After careful consideration, the Board of Directors of Inter-Atlantic has determined that the acquisition proposal is fair to and in the best interests of Inter-Atlantic and its stockholders. The Board of Directors of Inter-Atlantic has also determined that the charter amendment proposal, the director proposal, the plan proposal and the adjournment proposal are in the best interests of Inter-Atlantic’s stockholders. Inter-Atlantic’s Board of Directors unanimously recommends that you vote or give instruction to vote “FOR” the adoption of the acquisition proposal, the charter amendment proposal, the plan proposal, the director proposal and the adjournment proposal.

Interests of Inter-Atlantic Directors and Officers in the Acquisition (page 61)
When you consider the recommendation of Inter-Atlantic’s Board of Directors that you vote in favor of adoption of the acquisition proposal, you should keep in mind that certain of Inter-Atlantic’s executive officers and members of Inter-Atlantic’s Board, and certain of their affiliates, have interests in the acquisition that are different from, or in addition to, your interest as a stockholder. These interests include, among other things:
•	If the acquisition is not approved and Inter-Atlantic is therefore required to liquidate, the shares of common stock beneficially owned by Inter-Atlantic’s executive officers and directors and their affiliates that were acquired prior to Inter-Atlantic’s initial public offering may be worthless because no portion of the net proceeds of Inter-Atlantic’s initial public offering that may be distributed upon liquidation of Inter-Atlantic will be allocated to such shares. Similarly, the warrants to purchase Inter-Atlantic common stock held by Inter-Atlantic’s executive officers and directors and their affiliates may become worthless if the acquisition is not approved and Inter-Atlantic fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation. In addition, certain Inter-Atlantic executive officers and directors and their affiliates may not be reimbursed for certain acquisition and other expenses;
•	After the completion of the acquisition, it is expected that two of Inter-Atlantic’s current directors, Andrew Lerner and Frederick Hammer, will continue to serve on Inter-Atlantic’s Board of Directors. Messrs. Lerner and Hammer, as directors of Inter-Atlantic, will, following the acquisition, be compensated in such manner, and in such amounts, as Inter-Atlantic’s Board of Directors may determine to be appropriate. No agreements or plans with respect to such compensation have been entered into, adopted or otherwise agreed upon by Inter-Atlantic; and
•	Certain of Inter-Atlantic’s executive officers and directors have agreed in writing that, if Inter-Atlantic liquidates prior to the consummation of a business combination, they may be personally liable to pay debts and obligations to vendors or other entities that are owed money by Inter-Atlantic for services rendered or products sold to Inter-Atlantic in excess of amounts not held in the trust account.
Interests of Patriot Directors and Officers in the Acquisition (page 61)
You should understand that some of the current directors and officers of Patriot have interests in the acquisition that are different from, or in addition to, your interest as a stockholder. In particular:
•	Steven Mariano has personally guaranteed borrowings by Patriot to third party lenders;
•	Each of the executive officers of Patriot, including Steven Mariano, the Chief Executive Officer, Michael Grandstaff, Charles Schuver, Timothy Ermatinger, Richard Turner and Theordore Bryant are expected to remain in their present positions with Patriot and each such individual has entered into an employment agreement with Patriot in anticipation of Patriot becoming a public company; and
•	Each of the executive officers of Patriot, including Steven Mariano, the Chief Executive Officer, Michael Grandstaff, Charles Schuver, Timothy Ermatinger, Richard Turner and Theordore Bryant are expected to receive stock option grants in connection with Patriot becoming a public company.

Comparison of Stockholders Rights (page 220)
In connection with the completion of the acquisition, Inter-Atlantic’s certificate of incorporation will be amended and restated to incorporate those amendments approved at the special meeting. See the section “Comparison of Stockholders Rights” starting on page 220.
United States Federal Income Tax Consequences of the Acquisition (page 59)
The U.S. Federal income tax consequences of the acquisition of Patriot are discussed in the section entitled “United States Federal Income Tax Consequences of the Acquisition” on page 59.
Regulatory Matters (page 132)
The acquisition and the transactions contemplated by the Stock Purchase Agreement are not subject to any Federal, state or provincial regulatory requirement or approval; other than certain regulatory requirements of the Florida Office of Insurance Regulation.
Risk Factors (page 26)
In evaluating the acquisition proposal, the acquisition proposal, the charter amendment proposal, the director proposal, the plan proposal and the adjournment proposal, you should carefully read this proxy statement and specifically consider the matters discussed under the heading “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
The following income statement data for the three months ended March 31, 2009 and 2008 and balance sheet data as of March 31, 2009 were derived from Patriot’s unaudited consolidated financial statements included elsewhere in this document. The income statement data for the years ended December 31, 2008, 2007 and 2006 and balance sheet data as of December 31, 2008 and 2007 were derived from Patriot’s audited consolidated financial statements included elsewhere in this document. The income statement data for the years ended December 31, 2005 and 2004 and balance sheet data as of December 31, 2006, 2005 and 2004 were derived from Patriot’s audited consolidated financial statements that are not included in this document. These historical results are not necessarily indicative of results to be expected in any future period. You should read the following summary financial information together with the other information contained in this document, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere.

	Three Months
	Ended March 31,		Years Ended December 31,
	In thousands, except per share data
	2009	2008	2008	2007	2006	2005	2004
Income Statement Data
Gross premiums written	$39,189	$50,596	$117,563	$85,810	$62,372	$47,576	$30,911
Ceded premiums written	18,092	32,655	71,725	54,849	42,986	23,617	22,702

Net premiums written	21,097	17,941	45,838	30,961	19,386	23,959	8,209

Revenues
Net premiums earned	11,773	8,705	49,220	24,613	21,053	21,336	2,948
Insurance services income	1,725	1,624	5,657	7,027	7,175	4,369	6,429
Net investment income	472	413	2,028	1,326	1,321	1,077	233
Net realized gains (losses) on investments	620	—	(1,037)	(5)	(1,346)	(2,298)	(4,632)

Total revenues	14,590	10,742	55,868	32,961	28,203	24,484	4,978

Expenses
Net losses and loss adjustment expenses	6,606	5,600	28,716	15,182	17,839	12,022	2,616
Net policy acquisition and underwriting expenses	3,250	1,186	13,535	6,023	3,834	3,168	2,016
Other operating expenses	1,977	2,198	10,930	8,519	9,704	6,378	4,989
Interest expense	362	395	1,437	1,290	1,109	1,129	555

Total expenses	12,195	9,379	54,618	31,014	32,486	22,697	10,176

Other income	—	—	1,469	—	796	—	110
Loss from write-off of deferred equity offering costs (1)	—	—	(3,486)	—	—	—	—
Gain on early extinguishment of debt (2)	—	—	—	—	6,586	—	—

Income (loss) before income tax expense benefit	2,395	1,363	(767)	1,947	3,099	1,787	(5,088)
Income tax expense (benefit)	830	439	(643)	(432)	1,489	687	(751)

Net income (loss)	$1,565	$924	$(124)	$2,379	$1,610	$1,100	$(4,337)

Earnings Per Common Share
Basic	$1.15	$.68	$(.09)	$1.77	$1.16	$.88	NM	(3)
Diluted	1.14	.68	(.09)	1.76	1.15	.87	NM	(3)
Weighted Average Common Shares Outstanding
Basic	1,361	1,361	1,361	1,342	1,392	1,251	NM	(3)
Diluted	1,369	1,366	1,361	1,351	1,398	1,258	NM	(3)
Return on average equity (4)	79.8%	60.5%	(2.0)%	58.5%	107.0%	NM (3)	NM	(3)
Selected Insurance Ratios (5)
Net loss ratio	56.1%	64.3%	57.5%	61.7%	84.7%	56.3%	NM	(3)
Net expense ratio	27.6%	13.6%	27.1%	24.5%	18.2%	14.8%	NM	(3)

Net combined ratio	83.7%	77.9%	84.6%	86.2%	102.9%	71.1%	NM	(3)

	March 31,	December 31,
	2009	2008	2007	2006	2005	2004
				In thousands
Balance Sheet Data
Investments	$50,476	$55,089	$56,816	$32,543	$20,955	$16,446
Cash and cash equivalents	3,262	8,333	4,943	17,841	20,420	3,965
Amounts recoverable from reinsurers	49,552	42,134	47,519	41,531	22,955	10,978
Premiums receivable, net	76,210	58,826	36,748	19,450	21,943	19,244
Prepaid reinsurance premiums	39,216	33,731	14,963	7,466	4,402	14,925
Other assets	13,989	13,179	14,248	11,838	9,563	8,957

Total assets	$232,705	$211,292	$175,237	$130,669	$100,238	$74,515

Reserves for losses and loss adjustment expenses	$82,354	$74,550	$69,881	$65,953	$39,478	$19,885
Unearned and advanced premium reserves	59,448	44,613	29,160	15,643	13,214	20,185
Reinsurance funds withheld and balances payable	42,752	47,449	44,073	26,787	25,195	15,697
Debt and accrued interest	22,022	22,592	16,907	11,741	11,995	10,379
Other liabilities	17,586	14,951	9,780	7,851	10,040	8,324

Total liabilities	224,162	204,155	169,801	127,975	99,922	74,470
Stockholders’ equity	8,543	7,137	5,436	2,694	316	45

Total liabilities and stockholders’ equity	$232,705	$211,292	$175,237	$130,669	$100,238	$74,515

(1)	In 2008, Patriot wrote off approximately $3.5 million of deferred equity offering costs incurred in connection with its efforts to consummate an initial public offering.

(2)	In 2006, Guarantee Insurance entered into a settlement and termination agreement with the former owner of Guarantee Insurance that allowed for an early extinguishment of debt in the amount of $8.8 million in exchange for $2.2 million in cash and release of the indemnification agreement previously entered into by the parties. As a result, Patriot recognized a gain on the early extinguishment of debt on a pre-tax basis of $6.6 million. Patriot also recognized other income in connection with the forgiveness of accrued interest associated with the early extinguishment of debt on a pre-tax basis of $796,000.

(3)	Patriot does not believe this metric is meaningful for the period indicated.

(4)	Return on average equity is calculated by dividing net income by average stockholders’ equity as of the beginning and end of the period.

(5)	The net loss ratio is calculated by dividing net losses and loss adjustment expenses by net earned premiums. The net expense ratio is calculated by dividing net policy acquisition and underwriting expenses (which are comprised of gross policy acquisition costs and other gross expenses incurred in Patriot’s insurance operations, net of ceding commissions earned from its reinsurers) by net earned premiums. The net combined ratio is the sum of the net loss ratio and the net expense ratio.

SELECTED HISTORICAL CONDENSED FINANCIAL INFORMATION
The following income statement data for the three months ended March 31, 2009 and 2008 and balance sheet data as of March 31, 2009 were derived from Inter-Atlantic’s unaudited condensed financial statements included elsewhere in this document. The income statement data for the year ended December 31, 2008 and the period from January 12, 2007 (inception) through December 31, 2007 and balance sheet data as of December 31, 2008 and 2007 were derived from Inter-Atlantic’s audited condensed financial statements audited by Rothstein Kass & Co., P.C., independent registered public accountants, which are included elsewhere in this proxy statement. These historical results are not necessarily indicative of results to be expected in any future period. You should read the following summary financial information together with the other information contained in this document, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere.

				Period from
				January 12,
				2007
				(inception)
	Three months ended		Year Ended	through
	March 31,		December 31,	December 31,
	2009	2008	2008	2007

Income Statement Data
Revenue	$—	$—	$—	$—
Formation, transaction and administrative costs	148,072	124,013	446,683	156,678

Loss from operations	(148,072)	(124,013)	(446,683)	(156,678)

Interest income	42,251	411,730	1,049,804	601,393

Income (loss) before provision for income taxes	(105,821)	287,717	603,121	444,715

Provision for income taxes (income tax benefit)	(13,913)	111,250	280,000	178,000

Net income (loss)	$(91,908)	$176,467	$323,121	$266,715

Maximum number of shares subject to possible conversion:
Approximate weighted average number of shares	2,582,000	2,582,000	2,582,000	606,000

Approximate weighted average number of common shares outstanding (not subject to possible conversion):
Basic	7,903,000	7,903,000	7,903,000	3,290,000

Diluted	11,881,000	11,657,000	11,698,000	4,168,000

Income (loss) per common share not subject to possible conversion:
Basic	$(0.01)	$0.02	$0.04	$0.08

Diluted	$(0.01)	$0.02	$0.03	$0.06

Income (loss) per common share subject to possible conversion:
Basic	$—	$—	$—	$—

Diluted	$—	$—	$—	$—

	March 31,	December 31,
	2009	2008	2007

Balance Sheet Data
Current Assets
Cash and cash equivalents	$35,419	$32,248	$6,967
Prepaid insurance		29,250	146,250
Prepaid income taxes		51,061

Total current assets	35,419	112,559	153,217
Other Assets
Investments held in Trust Account	68,530,780	68,525,418	68,725,471
Deferred tax asset	267,000	211,000	70,000

Total other assets	68,797,780	68,736,418	68,795,471

Total assets	$68,833,199	$68,848,977	$68,948,688

Current Liabilities
Accrued expenses	$97,315	$20,833	$35,250
Accrued offering costs			146,755
Income taxes payable	11,985		248,000
Delaware franchise tax payable	20,563	32,900	46,560

Total current liabilities	129,863	53,733	476,565
Long Term Liabilities
Deferred underwriters’ fee	1,928,707	1,928,707	1,928,707
Common stock, subject to possible conversion, 2,582,229 shares at conversion value, approximately $7.96 per share	20,547,927	20,547,927	20,547,927

Total liabilities	22,606,497	22,530,367	22,953,199
Stockholders’ Equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; non issued
Common stock, $.0001 par value; 49,000,000 shares authorized; 10,485,300 issued and outstanding	1,049	1,049	1,049
Additional paid-in capital	45,727,725	45,727,725	45,727,725
Retained earnings	497,928	589,836	266,715

Total stockholders’ equity	46,226,702	46,318,610	45,995,489

Total liabilities and stockholders’ equity	$68,833,199	$68,848,977	$68,948,688

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF
INTER-ATLANTIC AND PATRIOT
The following selected unaudited pro forma condensed combined financial information is intended to provide you with a picture of what Inter-Atlantic’s business might have looked like had Patriot and Inter-Atlantic actually been combined. The combined financial information may have been different had Patriot and Inter-Atlantic actually been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the acquisition occurred or the future results that may be achieved after the acquisition. The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined pro forma financial statements and related notes thereto starting on page 177 in this proxy statement.
The acquisition will be accounted for as a reverse acquisition, equivalent to a recapitalization through the issuance of stock by Inter-Atlantic for the net monetary assets of Patriot. This determination was made based on management’s evaluation of the facts and circumstances associated with the acquisition, including factors such as continuity of Patriot’s management, continuity of Patriot’s operations and business plan, a larger Patriot representation on the Board of Directors, ownership of the combined company and potential changes to ownership, and affiliations and ownership levels of minority stockholder groups. The net monetary assets of Inter-Atlantic will be recorded as of the acquisition date, at their respective historical cost, which is considered to be the equivalent of fair value. No goodwill or other intangible assets will be recorded as a result of the acquisition.
The unaudited pro forma condensed combined financial information reflects the following circumstances that may affect whether the closing of the acquisition occurs: (1) that no holders of IPO shares exercise their right to have their shares redeemed upon the consummation of the acquisition, and (2) that holders of 29.99% the IPO shares elect to have their shares redeemed upon the consummation of the acquisition at the redemption value of approximately $7.96 per share, based on the amount held in the Inter-Atlantic trust account, at March 31, 2009. The basis of presentation described in (2) results from the possibility that holders of up to a maximum of 29.99% of the IPO shares may elect to have their shares redeemed at the redemption value of approximately $7.96 per share, or a total of $20,547,927 as of March 31, 2009.
Patriot (Surviving Corporation) Unaudited Pro Forma Condensed Combined Financial Information:

		Assuming		Assuming
		Maximum		Maximum
	Assuming No	Allowable	Assuming No	Allowable
	Conversions(1)	Conversions(2)	Conversions(1)	Conversions(2)
	Three Months Ended		Twelve Months Ended
	March 31, 2009		December 31, 2008
		(in thousands)
Statement of Operations data

Revenue	$14,623	$14,611	$56,699	$56,382
Net income	1,580	1,572	381	171
Weighted average shares outstanding:
Basic	14,803	14,803	14,803	14,803
Diluted	18,781	18,781	18,598	18,598
Net income per share:
Basic	$.11	$.11	$.03	$.01
Diluted	.08	.08	.02	.01

	March 31, 2009		December 31, 2008
	(in thousands)
Balance Sheet data

Total assets	$287,289	$266,732	$265,841	$245,083
Debt and accrued interest	20,621	20,621	21,065	21,065
Total liabilities	243,438	222,890	223,229	202,681
Shareholders’ equity	43,851	43,842	42,612	42,402

Notes

(1)	Assumes that no Inter-Atlantic public stockholders seek conversion of their Inter-Atlantic stock in exchange for their pro rata share of the trust account.

(2)	Assumes that 2,582,229 shares (29.99%) of Inter-Atlantic common stock held by public stockholders were redeemed in exchange for their pro rata share of the trust account.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION
The following table sets forth selected historical share ownership information of Patriot and Inter-Atlantic and unaudited pro forma combined per share ownership information after giving effect to the acquisition described in the Stock Purchase Agreement, assuming both no conversions and maximum conversions of the trust account by holders of IPO shares. We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The historical information should be read in conjunction with selected summary historical financial information included elsewhere in this proxy statement and the historical consolidated and combined financial statements of Patriot and Inter-Atlantic and the related notes thereto included elsewhere in this proxy statement. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.
The unaudited pro forma consolidated per share loss information does not purport to represent what the actual results of operations of Patriot and Inter-Atlantic would have been had the companies been combined or to project Patriot or Inter-Atlantic’s results of operations that may be achieved after the acquisition. The unaudited pro forma book value per share information below does not purport to represent what the value of Patriot and Inter-Atlantic would have been had the companies been combined nor book value per share for any future date or period.

			Pro Forma
	Inter-Atlantic		Combined
	Stockholders	Patriot	(Class A and
	(Class A	Stockholders	Class B
	common	(Class B	common
	stock)	common stock)	stock)
	(in thousands)
Number of basic common shares of Inter-Atlantic stock outstanding upon consummation of the acquisition:
Assuming no conversions
Shares	10,485	6,900	17,385
Percentage	60.3%	39.7%	100.0%
Assuming maximum allowable conversions
Shares	7,903	6,900	14,803
Percentage	53.4%	46.6%	100.0%

	Inter-Atlantic	Patriot	Pro Forma Combined

Net income (loss) per basic common share assuming no conversions, historical:
Three months ended March 31, 2009	$(.01)	$1.15
Year ended December 31, 2008	.04	(0.09)

Book value per basic common share, historical:
March 31, 2009 – assuming no conversions	$4.41	$7.46
March 31, 2009 – assuming maximum conversions	5.85	5.24

Net income per basic common share, pro forma:
Three months ended March 31, 2009
Assuming no conversions			$.11
Assuming maximum allowable conversions			.11
Year ended December 31, 2008:
Assuming no conversions			$.03
Assuming maximum allowable conversions			.01

Book value per basic common share, pro forma:
March 31, 2009
Assuming no conversions			$2.52
Assuming maximum allowable conversions			2.52

Note	Historical per share amounts for Patriot and Inter-Atlantic were determined based upon the actual weighted average shares outstanding for the year end and interim periods and combined pro forma per share amounts for Inter-Atlantic and Patriot were determined based upon the assumed number of shares to be outstanding under the two different levels of conversion rights.

Because the Company’s Class B common stock is automatically convertible to Class A common stock on a one-for-one basis upon the earlier of (i) payment of $2.40 aggregate dividends to Class A shareholders or (ii) Class A shares trade above $11 per share for an average of 20 consecutive trading days, pro forma combined weighted average shares outstanding are presented under the if-converted method pursuant to SFAS No. 128, Earnings Per Share.

(1)	Historical per share amounts for Patriot and Inter-Atlantic were determined based upon the actual weighted average shares outstanding for the year end and interim periods and combined pro forma per share amounts for Inter-Atlantic and Patriot were determined based upon the assumed number of shares to be outstanding under the two different levels of conversion rights.

(2)	Operations of Patriot are for its years ended December 31, 2008 and 2007.

(3)	Operations of Inter-Atlantic are for the period from inception (January 12, 2007) to December 31, 2008.

(4)	Historical book value per share for Patriot was computed based on the book value of Patriot divided by the issued and outstanding shares of Patriot common stock.

(5)	Historical book value per share for Inter-Atlantic was computed based on the book value of Inter-Atlantic at December 31, 2008 plus common stock subject to possible conversion, plus deferred interest divided by the issued and outstanding shares of Inter-Atlantic common stock at December 31, 2008.

PER SHARE MARKET PRICE INFORMATION
The shares of Inter-Atlantic common stock, warrants and units are currently quoted on the NYSE Amex under the symbols “IAN,” “IAN.WS” and “IAN.U,” respectively. On April 23, 2009, the last day for which information was available prior to the date of the public announcement of the signing of the Stock Purchase Agreement, the last quoted sale prices of IAN, IAN.WS and IAN.U were $7.72, $0.031 and $7.70, respectively. On May 15, 2009, the last quoted sale prices of IAN, IAN.WS and IAN.U were $7.74, $0.035 and $7.71, respectively. Each unit of Inter-Atlantic consists of one share of Inter-Atlantic common stock and one redeemable common stock purchase warrants.
There is no established public trading market for the shares of common stock of Patriot because it is a private company.
The following table sets forth, for the calendar quarter indicated; the quarterly high and low bid information of Inter-Atlantic’s common stock, warrants and units as reported on the NYSE Amex. The quotations listed below reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions:

	Common Stock*		Warrants*		Units**
Quarter Ended	High	Low	High	Low	High	Low
2007
Fourth Quarter	7.34	7.25	0.95	0.84	8.25	8.00

2008
First Quarter	7.48	7.26	0.87	0.30	8.10	7.57
Second Quarter	7.57	7.29	0.40	0.28	7.89	7.45
Third Quarter	7.62	7.27	0.35	0.25	7.76	7.60
Fourth Quarter	7.35	7.05	0.20	0.02	7.59	7.10

2009
First Quarter	7.80	7.35	0.08	0.02	7.70	7.33
Second Quarter (through May 15, 2009)	7.79	7.65	0.14	0.02	7.72	7.64

*	Commencing October 23, 2007

**	Commencing October 2, 2007

RISK FACTORS
In addition to the other information included and incorporated by reference in this document, Inter-Atlantic stockholders should consider the matters described below in determining whether to approve the acquisition proposal and approve the issuance of Inter-Atlantic common stock in the transaction, the adoption of the 2009 Stock Incentive Plan and the increase in the number of authorized shares of Inter-Atlantic. Described below are these risk factors which could result in a significant or material adverse effect on our business, financial condition and results of operations. If this were to happen, the price of our shares could decline significantly and you could lose all or part of your investment.
Risks Related to Patriot’s Business
Patriot’s business, financial condition and results of operations may be adversely affected if its actual losses and loss adjustment expenses exceed its estimated loss and loss adjustment expense reserves.
Patriot maintains reserves for estimated losses and loss adjustment expenses. Loss and loss adjustment expense reserves represent an estimate of amounts needed to pay and administer claims with respect to insured events that have occurred, including events that have occurred but have not yet been reported to Patriot. Such reserves are estimates and are therefore inherently uncertain. Judgment is required to determine the degree to which historical payment and claim settlement patterns should be considered in establishing loss and loss adjustment expense reserves. The interpretation of historical data can be impacted by external forces, such as legislative changes, economic fluctuations and legal trends.
Patriot’s net reserves for losses and loss adjustment expenses at December 31, 2007, 2006, 2005 and 2004 were $26.6 million, $24.8 million, $17.4 million and $11.8 million, respectively. At December 31, 2008, Patriot’s re-estimated reserves for those four years were $27.9 million, $21.3 million, $16.7 million and $11.4 million, respectively. Accordingly, at December 31, 2008 Patriot’s reserves for the years ending December 31, 2007, 2006, 2005 and 2004 showed a net cumulative redundancy (deficiency) of approximately $(1.3) million, $3.6 million, 697,000 and $429,000, respectively. Patriot’s historical claims data is limited and not fully developed, and, accordingly, it currently relies principally on industry data in establishing its reserves. Key assumptions that Patriot utilizes to estimate its reserves include industry frequency and severity trends and health care cost and utilization patterns. There can be no assurance that Patriot’s reserves will be adequate in the future. If there are unfavorable changes in its assumptions, Patriot’s reserves may need to be increased.
It is difficult to estimate reserves for workers’ compensation claims, because workers’ compensation claims are often paid over a long period of time, and there are no policy limits on liability for claim amounts. Accordingly, Patriot’s reserves may prove to be inadequate to cover its actual losses. Patriot reviews its reserves each quarter. Patriot may adjust its loss reserves based on the results of these reviews, and these adjustments could be significant. If Patriot changes its estimates, these changes would result in adjustments to its reserves and its losses and loss adjustment expenses incurred in the period in which the estimates are changed. If the estimate is increased, Patriot’s pre-tax income for the period in which it makes the change will decrease by a corresponding amount.
Additionally, Patriot has certain exposures related to legacy commercial general liability claims, including asbestos and environmental liability claims, and there can be no assurance that Patriot’s loss and loss adjustment expense reserves for these claims are adequate. See “— Patriot has legacy commercial general liability claims, including asbestos and environmental liability claims.”
If Patriot does not properly price its insurance policies, its business, financial condition and results of operations will be adversely affected; Patriot does not set prices for its policies in Florida or the other administered pricing states where it writes premiums.
If Patriot’s premium rates are too low, its results of operations and its profitability will be adversely affected, and if Patriot’s premium rates are too high, its competitiveness may be reduced and it may generate lower revenues.

In general, the premium rates for its insurance policies are established by Patriot (in states other than administered pricing states, as discussed below) when coverage is initiated and, therefore, before all of the underlying costs are known. Like other workers’ compensation insurance companies and insurance holding companies, Patriot relies on estimates and assumptions in setting its premium rates. Establishing adequate rates is necessary to generate sufficient revenue, together with investment income, to operate profitably. If Patriot fails to accurately assess the risks that it assumes, it may fail to charge adequate premium rates. For example, when underwriting coverage on a new policy, Patriot estimates future claims expense based, in part, on prior claims information provided by the policyholder’s previous insurance carriers. If this prior claims information is not accurate or not indicative of future claims experience, Patriot may under-price its policy by using claims estimates that are too low. As a result, Patriot’s actual costs for providing insurance coverage to its policyholders may be significantly higher than its premiums. In order to set premium rates accurately, Patriot must:
•	collect and properly analyze a substantial volume of data;
•	develop, test and apply appropriate rating formulae;
•	closely monitor and timely recognize changes in trends; and
•	make assumptions regarding both the frequency and severity of losses with reasonable accuracy.
Patriot must also price its insurance policies appropriately for each jurisdiction. The assumptions Patriot makes regarding its premium rates in states in which it currently writes policies may not be appropriate for new geographic markets into which it may expand. Patriot’s ability to establish appropriate premium rates in new markets is subject to a number of risks and uncertainties, principally:
•	insufficient reliable data;
•	incorrect or incomplete analysis of available data;
•	uncertainties generally inherent in estimates and assumptions, especially in markets in which it has less experience;
•	its inability to implement appropriate rating formulae or other pricing methodologies;
•	regulatory constraints on rate increases;
•	costs of ongoing medical treatment;
•	its inability to accurately estimate retention, investment yields and the duration of its liability for losses and loss adjustment expenses; and
•	unanticipated court decisions, legislation or regulatory action.
For the years ended December 31, 2008 and 2007, Patriot wrote approximately 67% and 70%, of its direct premiums written, respectively, in four administered pricing states — Florida, New York, Indiana and New Jersey. In administered pricing states, insurance rates are set by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states. Therefore, rather than setting rates for the policies, Patriot’s underwriting efforts in these states for its traditional business relate primarily to the selection of the policies it chooses to write at the premium rates that have been set. Effective October 1, 2008, New York is no longer an administered pricing state.
In August 2008, the NCCI submitted a rate filing effective January 1, 2009 calling for a Florida statewide rate decrease of 14.1%. In October 2008, the Florida Supreme Court eliminated statutory caps on claimant attorney fees which were implemented under a comprehensive Florida workers’ compensation reform bill on October 1, 2003. The NCCI estimated that the full impact of this ruling will be an increase in overall Florida workers’ compensation system costs of 18.6%, and that it would take two years for the full impact to be realized. Accordingly, in November 2008, the NCCI submitted a rate filing effective March 1, 2009 calling for a Florida statewide rate increase of 8.9%. Additionally, the NCCI proposed that the rate increase apply to all policies in effect on March 1, 2009 on a pro rata basis through the remainder of the terms of these policies.

In October 2007, the NCCI submitted an amended filing calling for a Florida statewide rate decrease of 18.4%, which was approved by the Florida OIR on October 31, 2007 and was effective January 1, 2008. In October 2006, the Florida OIR approved an average statewide rate decrease of 15.7%, effective January 1, 2007.
If a state insurance regulator lowers premium rates, Patriot will be less profitable, and it may choose not to write policies in that state. Patriot has responded to these rate decreases by expanding its alternative market business in Florida, strengthening its collateral on that business where appropriate, and increasing consent-to-rate (a limited program under which the Florida OIR allows insurers to charge a rate that exceeds the state-established rate when deemed necessary by the insurer) on renewal policies on Florida traditional business. In addition, Patriot has the ability to offer different kinds of policies in administered pricing states, including retrospectively rated policies and dividend policies, for which an insured can receive a return of a portion of the premium paid if the insured’s claims experience is favorable. Patriot expects an increase in Florida experience modifications, which permit it to increase the premium charge based on a policyholder’s loss history. Patriot anticipates that its ability to adjust to these market changes will create opportunities as its competitors with higher expense ratios find the Florida market less desirable. However, there can be no assurance that state mandated insurance rates in administered pricing states will enable Patriot to generate appropriate underwriting margins. Furthermore, there can be no assurance that alternative kinds of policies in administered pricing states will continue to be permitted or will enable Patriot to generate appropriate underwriting margins.
Patriot’s geographic concentration ties its performance to business, economic and regulatory conditions in Florida and certain other states.
In 2008, Patriot wrote insurance in 22 states and the District of Columbia. For the years ended December 31, 2008 and 2007, approximately 46% and 59% of Patriot’s total direct premiums written, respectively, were concentrated in Florida.
For the year ended December 31, 2008, approximately 30% of Patriot’s traditional business direct premiums written were concentrated in Florida, and approximately 14%, 12% and 9% were concentrated in New Jersey, Missouri and Indiana, respectively. No other state accounted for more than 7% of its traditional business direct premiums written for the year ended December 31, 2008. For the year ended December 31, 2007, approximately 41% of Patriot’s traditional business direct premiums written were concentrated in Florida, and approximately 17%, 12% and 11% were concentrated in Missouri, Indiana and Arkansas, respectively. No other state accounted for more than 5% of its traditional business direct premiums written for the year ended December 31, 2007.
For the year ended December 31, 2008 approximately 70% of Patriot’s alternative market business direct premiums written were concentrated in Florida, and approximately 9% and 6% were concentrated in Georgia and New York, respectively. No other state accounted for more than 5% of its alternative market business direct premiums written for the year ended December 31, 2008. For the year ended December 31, 2007, approximately 84% of Patriot’s alternative market business direct premiums written were concentrated in Florida. No other state accounted for more than 5% of its alternative market business direct premiums written for the year ended December 31, 2007.
Unfavorable business, economic or regulatory conditions in the states where Patriot conducts the majority of its traditional and alternative market business could have a significant adverse impact on its business, financial condition and results of operations. In Florida, the state in which it writes the majority of its premium, and also in Indiana, New York and New Jersey, insurance regulators establish the premium rates Patriot charges. In these states, insurance regulators may set rates below those that Patriot requires to maintain profitability.
Because its business is concentrated in Florida and certain other states, Patriot may be exposed to economic and regulatory risks that are greater than the risks it would face if its business were spread more evenly by state. Patriot’s workers’ compensation insurance operations are affected by the economic health of the states in which it operates. Premium growth is dependent upon payroll growth, which, in turn, is affected by economic conditions. Furthermore, losses and loss adjustment expenses can increase in weak economic conditions because it is more difficult to return injured workers to work when employers are otherwise reducing payrolls. Florida is exposed to severe natural perils, such as hurricanes. If Florida were to experience a natural peril of the magnitude of Hurricane Katrina or other catastrophic event, the result could be a disruption of the entire local economy and the loss of jobs, which could have a material adverse effect on Patriot’s business, financial condition and results of operations. Patriot could also be adversely affected by any material change in Florida law or regulation or any Florida court decision affecting workers’ compensation carriers generally. Unfavorable changes in economic conditions affecting the states in which it writes business could adversely affect Patriot’s business, financial condition and results of operations.

The workers’ compensation insurance industry is cyclical in nature, which may affect Patriot’s overall financial performance.
Historically, the workers’ compensation insurance market has undergone cyclical periods of price competition and excess underwriting capacity (known as a soft market), followed by periods of high premium rates and shortages of underwriting capacity (known as a hard market). Although an individual insurance company’s financial performance is dependent on its own specific business characteristics, the profitability of most workers’ compensation insurance companies tends to follow this cyclical market pattern. Beginning in 2000 and accelerating in 2001, the workers’ compensation insurance industry experienced a hardening market, featuring increasing premium rates and more conservative risk selection. Patriot believes these trends slowed beginning in 2004, and also believes that the current workers’ compensation insurance market has been transitioning to a more competitive market environment in which underwriting capacity and price competition may increase. Additional underwriting capacity, and the resulting increased competition for premium, is the result of insurance companies expanding the types or amounts of business they write, or of companies seeking to maintain or increase market share at the expense of underwriting discipline. In its traditional workers’ compensation business, Patriot experienced increased price competition in 2007 and 2008 in certain markets, and these cyclical patterns, the actions of its competitors and general economic factors could cause Patriot’s revenues and net income to fluctuate, which may cause the price of our common stock to be volatile. Because this cyclicality is due in large part to the actions of Patriot’s competitors and general economic factors beyond our control, Patriot cannot predict with certainty the timing or duration of changes in the market cycle.
Because it has a limited operating history, Patriot’s future operating results and financial condition are more likely to vary from expectations.
Patriot commenced operations in 2004 after acquiring Guarantee Insurance, and it formed PRS Group Inc. in 2005. As a relatively new company, Patriot has a limited operating history on which you can evaluate its performance and base an estimate of Patriot’s future earning prospects. In addition, Patriot’s business plan contemplates that it will expand into new geographic areas and provide claims administration, general agency and general underwriting services to other insurance companies and self-insured employers on a private label basis. Patriot cannot assure you that it will obtain the regulatory approvals necessary for it to conduct business as planned or that any approval granted will not be subject to conditions that restrict its operations. In addition, we cannot assure you that we will have, or be able to raise, the funds necessary to capitalize Patriot’s subsidiaries in order to further grow its business. Accordingly, Patriot’s future results of operations or financial condition may vary significantly from expectations.
Patriot’s insurance services fee income and insurance services net income is currently almost wholly dependent on Guarantee Insurance’s premium levels.
Because Patriot’s insurance services fee income and insurance services net income is generated from Guarantee Insurance, the segregated portfolio captives and its quota share reinsurers, it is currently almost wholly dependent on Guarantee Insurance’s premium levels. If Guarantee Insurance premium levels decrease, Patriot would experience a corresponding decrease in consolidated insurance services fee income and insurance services net income. There can be no assurance that Guarantee Insurance premium levels will not decrease.
Patriot‘s consolidated insurance services fee income is currently almost wholly dependent on Guarantee Insurance’s risk retention levels.
Because insurance services fee income earned by PRS from Guarantee Insurance attributable to the portion of the insurance risk that Guarantee Insurance retains is eliminated upon consolidation, Patriot’s consolidated insurance services income is currently dependent on Guarantee Insurance’s risk retention levels. If Guarantee Insurance increases its risk retention levels, Patriot’s consolidated insurance services fee income will decrease, in which case it would also experience a corresponding decrease in its consolidated losses and loss adjustment expenses and net policy acquisition and underwriting expenses. Guarantee Insurance’s risk retention levels, measured by the ratio of net premiums earned to gross premiums earned, were approximately 50% and 33% for the years ended December 31, 2008 and 2007, respectively. Guarantee Insurance entered into additional quota share agreements effective December 31, 2008 and January 1, 2009 which will reduce its risk retention levels in 2009. There can be no assurance as to Patriot’s overall risk retention levels in the future.

Patriot needs to obtain additional licenses to allow us to provide insurance services to third parties.
As part of its business plan, Patriot expects to expand its fee-generating insurance services by offering reinsurance brokerage, policy and claims administration, general agency and general underwriting services to other regional and national insurance companies and self-insured employers. Patriot also plans to explore strategic acquisitions of policy and claims administrators, general agencies and general underwriters. In order to expand these services, Patriot will need to obtain additional licenses to allow it to provide certain of these services to third parties. Patriot has two general agency property and casualty licenses in Florida. It will need additional licenses to expand these services in other states. However, there can be no assurance that it will be successful in expanding these fee-generating services or obtaining the necessary licenses. Patriot’s failure to expand these services would have a material adverse effect on its business plan.
Patriot has legacy commercial general liability claims, including asbestos and environmental liability claims.
Patriot has legacy commercial general liability claims, including asbestos and environmental liability claims, arising out of the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations, commonly referred to as pools. Patriot ceased offering direct liability coverage in 1983 and ceased participations in reinsurance pools after 1982. In addition to the general uncertainties encountered in estimating workers’ compensation loss and loss adjustment expense reserves described above, there are significant additional uncertainties in estimating the amount of Patriot’s potential losses from asbestos and environmental claims. Generally, reserves for asbestos and environmental claims cannot be estimated with traditional loss reserving techniques that rely on historical accident year development factors due to the uncertainties surrounding asbestos and environmental liability claims. Among the uncertainties impacting the estimation of such losses are:
•	potentially long waiting periods between exposure and emergence of any bodily injury or property damage;
•	difficulty in identifying sources of environmental or asbestos contamination;
•	difficulty in properly allocating responsibility and liability for environmental or asbestos damage;
•	changes in underlying laws and judicial interpretation of those laws;
•	potential for an environmental or asbestos claim to involve many insurance providers over many policy periods;
•	long reporting delays from insureds to insurance companies;
•	historical data concerning asbestos and environmental losses being more limited than historical information on other types of claims;
•	questions concerning interpretation and application of insurance coverage; and
•	uncertainty regarding the number and identity of insureds with potential asbestos or environmental exposure.

These factors generally render traditional actuarial methods less effective at estimating reserves for asbestos and environmental losses than reserves on other types of losses. As of December 31, 2008, Patriot had established gross reserves of approximately $6.8 million and net reserves, net of reinsurance recoverable on unpaid losses and loss adjustment expenses, of approximately $3.0 million for legacy asbestos and environmental claims, which include 30 direct claims and Patriot’s participation in two reinsurance pools and its estimate for the impact of unreported claims. As of March 31, 2009, one of the pools in which it is a participant (which accounts for approximately 80% of these net reserves at December 31, 2008) had 1,659 open claims. Of these, 1 claim carries reserves of more than $100,000. In this pool, Patriot reinsured the risks of other insurers and then ceded a portion (generally 80%) of these reinsurance risks to other reinsurers, which it refers to as participating pool reinsurers. Under this structure, Patriot remains obligated for the total liability under each reinsurance contract to the extent any of the participating pool reinsurers fails to pay its share. Over time, Patriot’s net liabilities under these reinsurance contracts have increased from approximately 20% to approximately 50% of the pooled risks, due to the insolvency of some participating pool reinsurers. In the second pool (which accounts for approximately 20% of its net reserves for legacy asbestos and environmental claims at December 31, 2008), Patriot is one of a number of participating pool reinsurers, and its liability is based on the percentage share of the pool obligations it reinsures. Patriot reviews its loss and loss adjustment expense reserves for our asbestos and environmental claims based on historical experience, current developments and actuarial reports for the pools, and this review entails a detailed analysis of its direct and assumed exposure.
In addition, as of December 31, 2008, Patriot had established gross reserves of approximately $3.6 million and net reserves, net of reinsurance recoverable on unpaid losses and loss adjustment expenses, of $1.5 million for legacy commercial general liability claims.
For the year ended December 31, 2008, Patriot’s incurred losses and loss adjustment expenses associated with adverse development of reserves for legacy claims were approximately $709,000. For the year ended December 31, 2007, Patriot recognized a reduction of incurred losses and loss adjustment expenses attributable to favorable development of reserves for legacy claims of approximately $1.3 million. For the years ended December 31, 2006 and 2005, incurred losses and loss adjustment expenses associated with adverse development of reserves for legacy asbestos and environmental and commercial general liability claims were $516,000 and $421,000, respectively.
Patriot plans to continue to monitor industry trends and its own experience in order to determine the adequacy of its environmental and asbestos reserves. However, there can be no assurance that the reserves its has established are adequate.
If Patriot cannot sustain its relationships with independent agencies, it may be unable to operate profitably.
Patriot markets and sells its insurance products and services primarily through direct contracts with more than 440 independent, non-exclusive agencies. Patriot’s products are marketed by independent wholesale and retail agencies, some of which account for a large portion of its revenues. Other insurance companies compete with Patriot for the services and allegiance of these agents. These agents may choose to direct business to Patriot’s competitors, or may direct less desirable business to it. Patriot’s business relationships are generally governed by agreements with agents that may be terminated on short notice. For the year ended December 31, 2008, approximately 14% of Patriot’s total direct premiums written were derived from the agent whose single account with it in 2008 was Progressive Employer Services, Inc., (PES) its then largest policyholder. The policy with PES was cancelled in October 2008. For the year ended December 31, 2008, approximately 9% and 7% of Patriot’s total direct premiums written were derived from various offices of Appalachian Underwriters, Inc. and the Insurance Office of America, Inc., respectively. No other agent accounted for more than 4% of Patriot’s direct premiums written. As a result, Patriot’s continued profitability depends, in part, on the marketing efforts of its independent agencies and on its ability to offer workers’ compensation insurance that meet the requirements and preferences of its independent agencies and their customers. A significant decrease in business from, or the entire loss of, Patriot’s largest agent or several of its other large agents, would have a material adverse effect on Patriot’s business, financial condition and results of operations.

Patriot has filed a lawsuit against its former largest customer regarding amounts it contends are due and owing and are in dispute. This customer is controlled by an individual who was one of Patriot’s stockholders as of December 31, 2008. The loss of this customer could adversely affect Patriot, and amounts recognized by Patriot that it contends are due and owing and are in dispute may not be realized.
For the year ended December 31, 2007, approximately 15% of Patriot’s direct premiums written were attributable to one customer, Progressive Employer Services, Inc., or PES. The policy was cancelled in 2008 for non-payment of premium and duplicate coverage. PES is a company controlled by Steven Herrig, an individual who, as of December 31, 2008, beneficially owned shares of Patriot through Westwind Holding Company, LLC, or Westwind, a company controlled by Mr. Herrig. Westwind’s stock ownership represented approximately 15.8% of the Company’s outstanding common stock as of December 31, 2008. Most of PES’s employees are located in Florida, where workers’ compensation insurance premium rates are established by the state. Premiums receivable from PES totaled approximately $8.3 million as of December 31, 2008. This amount is comprised of approximately $1.1 million for billed but unpaid premium audits for the 2006 policy year, approximately $2.0 million for a billed but unpaid experience rate modification as determined by NCCI, approximately $300,000 for billed but unpaid premium installments for the 2008 policy year and approximately $4.9 million of estimated but unbilled premium audits for the 2007 and 2008 policy years.
Patriot has filed a lawsuit against PES to collect these and additional amounts it believes are due and owing. Patriot has the right to access certain collateral pledged by Westwind to offset against premium and other amounts owed by PES and Westwind to Guarantee, including funds held under reinsurance treaties, which totaled approximately $3.3 million as of December 31, 2008. Additionally, in March 2009, Patriot exercised a call option on all of its outstanding common stock owned by Westwind to partially satisfy the amounts it contends are due and owing. On May 11, 2009, Westwind filed a complaint in Florida State Court related to the exercise of the call option claiming breach of contract and conversion, seeking damages of $2.2 million and other damages as determined by the court. There can be no assurance that Patriot will prevail in the lawsuit or that premiums receivable from PES will be fully realized. PES has contended that Patriot has failed to arrange for the issuance of a dividend from Guarantee Insurance to PES from the segregated portfolio cell controlled by it in the amount of $3.9 million and that it has failed to provide PES with certain information. Moreover, PES may bring claims against Patriot alleging that its conduct has damaged them. As the litigation continues Patriot and PES may identify additional amounts in dispute.
If Patriot does not obtain reinsurance from traditional reinsurers or segregated portfolio captives on favorable terms, its business, financial condition and results of operations could be adversely affected.
Patriot purchases reinsurance to manage its risk and exposure to losses. Reinsurance is an arrangement in which an insurance company, called the ceding company, transfers insurance risk by sharing premiums with another insurance or reinsurance company, called the reinsurer. In return, the reinsurer assumes insurance risk from the ceding company. Patriot participates in quota share and excess of loss reinsurance arrangements. Under its quota share reinsurance agreement effective July 1, 2008, Patriot ceded 50% of all net retained liabilities arising from all traditional business premiums written, excluding certain states, for all losses up to $500,000 per occurrence, subject to various restrictions and exclusions. Effective January 1, 2009, coverage from one of the reinsurers under this quota share agreement, which comprised 37.5% of the total 50.0% coverage, expired, the participation of the other quota share reinsurer was increased from 12.5% to 25.0%and previously excluded stated were added to the coverage. Patriot entered into an additional quota share agreement pursuant to which it ceded 37.83% of its gross unearned premium reserves as of December 31, 2008. Additionally, effective January 1, 2009, Patriot entered into a quota share agreement pursuant to which it will cede 68% all net retained liabilities arising from all traditional business premiums written in Florida, Georgia and New Jersey for all losses up to $500,000 per occurrence, subject to various restrictions and exclusions. Patriot does not have any other quota share reinsurance arrangements for its traditional business.
The excess of loss reinsurance for both Patriot’s traditional and alternative market business under its 2008/2009 reinsurance program covers, subject to certain restrictions and exclusions, losses that exceed $1.0 million per occurrence up to $9.0 million per occurrence, with coverage of up to an additional $10.0 million per occurrence for certain losses involving injuries to several employees. However, effective July 1, 2008, the first layer of this excess of loss reinsurance for Patriot’s traditional business ($4.0 million excess of a $1.0 million retention) is subject to an annual deductible of $1.0 million such that this reinsurance only applies to losses in excess of $1.0 million per occurrence after July 1, 2008 to the extent that such losses exceed $1.0 million in the aggregate. See “Information About Patriot — Business — Reinsurance.”

The availability, amount and cost of reinsurance are subject to market conditions and Patriot’s experience with insured losses. There can be no assurance that Patriot’s reinsurance agreements can be renewed or replaced prior to expiration upon terms as satisfactory as those currently in effect. If it is unable to renew or replace any of its quota share or excess of loss reinsurance agreements, Patriot’s net liability on individual risks would increase, it would have greater exposure to catastrophic losses, its underwriting results would be subject to greater variability, and its underwriting capacity would be reduced. Any reduction or other changes in Patriot’s reinsurance arrangements could materially adversely affect its business, financial condition and results of operations.
Patriot reinsures on a quota share basis a substantial portion of its underwriting risk on our alternative market business to segregated portfolio captives in which its policyholders or other parties have an economic interest. Generally, Patriot cedes between 50% and 90% of the premium and losses under such an alternative market policy to a segregated portfolio captive, up to $1 million per occurrence subject to various restrictions and exclusions, including an aggregate limit on the captive’s reinsurance obligations. For the year ended December 31, 2008, Patriot ceded approximately 88% of its segregated portfolio captive alternative market gross premiums written under quota share reinsurance agreements with the segregated portfolio captives. For the years ended December 31, 2007, 2006 and 2005, Patriot ceded 82%, 87% and 78% of its segregated portfolio captive alternative market gross premiums written under quota share reinsurance agreements with the segregated portfolio captives, respectively. On its segregated portfolio captive alternative market business, any losses in excess of the aggregate limit are borne by Patriot. If it sets this aggregate limit too low with the result that a substantial amount of losses are borne by Patriot, its business, financial condition and results of operations would be adversely affected.
If Patriot is not able to recover amounts due from its reinsurers, its business, financial condition and results of operations would be adversely affected.
Reinsurance does not discharge Patriot’s obligations under its insurance policies. Patriot remains liable to its policyholders even if it is unable to make recoveries that it believe it is entitled to receive under its reinsurance contracts. As a result, Patriot is subject to credit risk with respect to its reinsurers. Losses are recovered from Patriot’s reinsurers as claims are paid. With respect to long-term workers’ compensation claims, the creditworthiness of its reinsurers may change before it recovers amounts to which it is entitled. If a reinsurer is unable to meet any of its obligations to Patriot, it would be responsible for all claims and claim settlement expenses for which it would have otherwise received payment from the reinsurer.
As of December 31, 2008, Patriot had $42.1 million of gross exposures to reinsurers, comprised of reinsurance recoverables on paid and unpaid losses and loss adjustment expenses. Furthermore, as of December 31, 2008, Patriot had $26.1 million of net exposure to reinsurers — $23.5 million from reinsurers licensed in Florida, which it refers to as authorized reinsurers, and $2.6 million from reinsurers not licensed in Florida, which it refers to as unauthorized reinsurers. If Patriot is unable to collect amounts recoverable from its reinsurers, its business, financial condition and results of operations would be adversely affected.
Because Patriot is subject to extensive state regulation, legislative changes may adversely impact its business.
Patriot is subject to extensive regulation by the Florida OIR, and the insurance regulatory agencies of other states in which it is licensed and, to a lesser extent, federal regulation. State agencies have broad regulatory powers designed primarily to protect policyholders and their employees, and not our stockholders. Regulations vary from state to state, but typically address:
•	standards of solvency, including risk-based capital measurements;
•	restrictions on the nature, quality and concentration of investments;
•	restrictions on the terms of insurance policies;
•	restrictions on the way premium rates are established and the premium rates charged;
•	procedures for adjusting claims, which can affect the ultimate amount for which a claim is settled;
•	standards for appointing general agencies;

•	limitations on transactions with affiliates;
•	restrictions on mergers and acquisitions;
•	medical privacy standards;
•	restrictions on the ability of insurance companies to pay dividends;
•	establishment of reserves for unearned premiums, losses and other purposes;
•	licensing requirements and approvals that affect Patriot’s ability to do business;
•	certain required methods of accounting; and
•	potential assessments for state guaranty funds, second injury funds and other mandatory pooling arrangements.
Patriot may be unable to comply fully with the wide variety of applicable laws and regulations that are frequently undergoing revision. In addition, Patriot follows practices based on its interpretations of laws and regulations that it believes are generally followed by the insurance industry. These practices may be different from interpretations of insurance regulatory agencies. As a result, insurance regulatory agencies could preclude Patriot from conducting some or all of its activities or otherwise penalize or fine it. Moreover, in order to enforce applicable laws and regulations or to protect policyholders, insurance regulatory agencies have relatively broad discretion to impose a variety of sanctions, including examinations, corrective orders, suspension, revocation or denial of licenses and the takeover of insurance companies. As a result, if Patriot fails to comply with applicable laws or regulations, insurance regulatory agencies could preclude it from conducting some or all of its activities or otherwise penalize it. The extensive regulation of Patriot’s business may increase the cost of its insurance and may limit its ability to obtain premium rate increases or to take other actions to increase its profitability. For example, as a result of a financial examination by the Florida OIR in 2006 for the year ended December 31, 2004, Guarantee Insurance was fined $40,000 for various violations including failure to maintain a minimum statutory policyholders’ surplus. Also, as a result of writing premiums in South Carolina in an inadvertent breach of its agreement with the South Carolina Department of Insurance not to write any new business in South Carolina without the Department’s consent, it may be required to pay a fine or face other disciplinary action.
Guarantee Insurance is subject to periodic examinations by state insurance departments in the states in which it is licensed. In March 2008, the Florida OIR completed its financial examination of Guarantee Insurance as of and for the year ended December 31, 2006. In its examination report, the Florida OIR made a number of findings relating to Guarantee Insurance’s failure to comply with corrective comments made in earlier examination reports by the Florida OIR as of the year ended December 31, 2004 and by the South Carolina Department of Insurance as of the year ended December 31, 2005. The Florida OIR also made a number of proposed adjustments to the statutory financial statements of Guarantee Insurance for the year ended December 31, 2006, attributable to, among other things, corrections of accounting errors and an upward adjustment in Guarantee Insurance’s reserves for unpaid losses and loss adjustment expenses. These proposed adjustments, which resulted in a $119,000 net decrease in Guarantee Insurance’s reported policyholders surplus, did not cause Guarantee Insurance to be in violation of a consent order issued by the Florida OIR in 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida that requires Guarantee Insurance to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued, and Guarantee Insurance was not required to file an amended 2006 annual statement with the Florida OIR reflecting these adjustments.
In connection with the Florida OIR examination report for the year ended December 31, 2006, the Florida OIR issued a consent order requiring Guarantee Insurance to pay a penalty of $50,000, pay $25,000 to cover administrative costs and undergo an examination prior to June 1, 2008 to verify that it has addressed all of the matters raised in the examination report. In addition, the consent order requires Guarantee Insurance to hold annual shareholder meetings, maintain complete and accurate minutes of all stockholder and board of director meetings, implement additional controls and review procedures for its reinsurance accounting, perform accurate and timely reconciliations for certain accounts, establish additional procedures in accordance with Florida OIR information technology specialist recommendations, correctly report all annual statement amounts, continue to maintain adequate loss and loss adjustment reserves and continue to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued. The consent order required Guarantee Insurance to provide documentation of compliance with these requirements. In 2008, the Florida OIR engaged a consultant to perform a target examination of Guarantee Insurance to assess its compliance with these requirements. The consultant’s target examination field work was completed in August 2008, and the Florida OIR issued its report on the target examination, concluding that, with certain immaterial exceptions, Guarantee Insurance was in compliance with all of the findings from the examination report for the year ended December 31, 2006.

State laws require insurance companies to maintain minimum surplus balances and place limits on the amount of insurance a company may write based on the amount of that company’s surplus. These limitations may restrict the rate at which our insurance operations can grow.
State laws also require insurance companies to establish reserves for payments of policyholder liabilities and impose restrictions on the kinds of assets in which insurance companies may invest. These restrictions may require Guarantee Insurance to invest in assets more conservatively than it would if we were not subject to state law restrictions and may prevent it from obtaining as high a return on its assets as it might otherwise be able to realize.
State regulation of insurance company financial transactions and financial condition are based on statutory accounting principles, or SAP. State insurance regulators closely monitor the financial condition of insurance companies reflected in SAP financial statements and can impose significant operating restrictions on an insurance company that becomes financially impaired. Regulators generally have the power to impose restrictions or conditions on the following kinds of activities of a financially impaired insurance company: transfer or disposition of assets, withdrawal of funds from bank accounts, extension of credit or advancement of loans and investment of funds.
Many states have laws and regulations that limit an insurer’s ability to withdraw from a particular market. For example, states may limit an insurer’s ability to cancel or not renew policies. Furthermore, certain states prohibit an insurer from withdrawing from one or more lines of business in the state, except pursuant to a plan that is approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. Laws and regulations that limit cancellation and non-renewal and that subject program withdrawals to prior approval requirements may restrict Patriot’s ability to exit unprofitable markets.
Licensing laws and regulations vary from state to state. In all states, the applicable licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally such authorities are vested with relatively broad and general discretion as to the granting, renewing and revoking of licenses and approvals. Licenses may be denied or revoked for various reasons, including the violation of regulations and conviction of crimes. Possible sanctions which may be imposed by regulatory authorities include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to clients and fines.
In some instances, Patriot follows practices based on interpretations of laws and regulations generally followed by the industry, which may prove to be different from the interpretations of regulatory authorities.
Guarantee Insurance is currently not rated by A.M. Best Company, the largest and longest-established company devoted to issuing in-depth reports and financial strength ratings about insurance organizations. Without an A.M. Best Company rating, its business, financial condition and results of operations may be adversely affected.
A.M. Best Company rates insurance companies based on their financial strength and their ability to pay claims, factors that are relevant to agents and policyholders. Guarantee Insurance has never been rated by any nationally recognized, independent rating agency. The absence of a rating assigned by A.M. Best Company to Guarantee Insurance may become material to Patriot’s ability to maintain and expand its business. Ratings from A.M. Best Company and other rating agencies are used by some insurance buyers, agents and brokers as an indicator of financial strength and security.

Patriot is more vulnerable to negative developments in the workers’ compensation insurance industry than companies writing other lines of insurance.
Although it provides insurance services to Guarantee Insurance and other insurance companies through PRS, a substantial part of Patriot’s business is workers’ compensation insurance. Patriot has no current plans to focus its efforts on offering other lines of insurance. As a result, negative developments in the economic, competitive or regulatory conditions affecting the workers’ compensation insurance industry could have a material adverse effect on Patriot’s business, financial condition and results of operations. Negative developments in the workers’ compensation insurance industry could have a greater effect on Patriot than on more diversified insurance companies that also sell other lines of insurance.
Significant new partnership opportunities involving fronting relationships or distribution and insurance services relationships with other carriers or acquisitions could result in operating difficulties and other harmful consequences. Acquisitions could also result in dilution.
In 2009, Patriot began partnering with other insurance companies to gain access to workers’ compensation insurance business in certain additional states. These partnerships may involve fronting relationships, where Patriot assumes a portion of the underwriting risk, or distribution and insurance services relationships, where Patriot does not assume any underwriting risk but earn commissions for writing business and insurance services income for providing underwriting, policy and claims administration, nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives. Developing the technology infrastructure necessary to facilitate these new relationships will require substantial time and effort on Patriot’s part, and the integration and management of these relationships may divert management time and focus from operating its current business.
In addition, Patriot’s experience acquiring companies has been limited to its acquisition of Guarantee Insurance. Patriot has evaluated, and expects to continue to evaluate, a wide array of potential strategic transactions. From time to time, Patriot may engage in discussions regarding potential acquisitions. The costs and benefits of future acquisitions are uncertain. Any of these transactions could be material to its business, financial condition and results of operations. In addition, the process of integrating the operations of an acquired company may create unforeseen operating difficulties and expenditures and is risky. The areas where Patriot may face risks include:
•	the need to implement or remediate controls, procedures and policies appropriate for a public company at companies that, prior to the acquisition, lacked these controls, procedures and policies;
•	diversion of management time and focus from operating its business to acquisition integration challenges;
•	cultural challenges associated with integrating employees from the acquired company into its organization;
•	retaining employees from the businesses it acquires; and
•	the need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management.
Patriot operates in a highly competitive industry, and others may have greater financial resources to compete effectively.
The market for workers’ compensation insurance products and risk management services is highly competitive. Competition in Patriot’s business is based on many factors, including pricing (with respect to insurance products, either through premiums charged or policyholder dividends), services provided, underwriting practices, financial ratings assigned by independent rating agencies, capitalization levels, quality of care management services, speed of claims payments, reputation, perceived financial strength, effective loss prevention, ability to reduce claims expenses and general experience. In some cases, Patriot’s competitors offer lower priced products and services. If its competitors offer more competitive prices, payment plans, services or commissions to independent agencies, Patriot could lose market share or have to reduce its prices in order to maintain market share, which would adversely affect its profitability. Patriot’s competitors are insurance companies, self-insurance funds, state insurance pools and workers’ compensation insurance service providers, many of which are significantly larger and possess considerably greater financial, marketing, management and other resources. Consequently, they can offer a broader range of products, provide their services nationwide and capitalize on lower expenses to offer more competitive pricing.

With respect to its insurance services business, Patriot believes PRS Group’s principal competitors in the nurse case management and cost containment services market are CorVel Corporation, GENEX Services, Inc. and various other smaller providers. In the general agency market, Patriot believes it competes with numerous national wholesale agents and brokers.
With respect to its alternative market insurance business, Patriot believes its principal competitors are American International Group, Inc., Liberty Mutual Insurance Company and Hartford Insurance Company, as well as smaller regional carriers, although it believes that these companies generally target customers with annual premiums of more than $5 million, whereas Patriot’s target market generally is customers with annual premiums of $3 million or less.
With respect to its traditional insurance business, Patriot’s main competitors in the principal states in which it operates vary from state to state but are usually those companies that offer a full range of services in underwriting, loss prevention and claims. In Florida, which represented approximately 46% and 59% of its total direct written premium for the years ended December 31, 2008 and 2007, respectively, Patriot believes its principal competitors are American International Group, Inc., Liberty Mutual Insurance Company, Employers Insurance Group and Zenith Insurance Company. In the other South and Southeast states, which represented approximately and 18% and 11% of Patriot’s total direct written premium for the years ended December 31, 2008 and 2007, respectively, it believes its principal competitors are American International Group, Inc., CNA Financial Corporation, The Travelers Companies, Inc., Liberty Mutual Insurance Company and other national and regional carriers. In Midwest states, which represented approximately 18% and 19% of Patriot’s total direct written premium for the years ended December 31, 2008 and 2007, respectively, it believes its principal competitors are American International Group, Inc., Accident Fund Insurance Company of America, Liberty Mutual Insurance Company and numerous other smaller regional carriers. In Northeast and Mid-Atlantic states, which represented approximately 17% and 9% of Patriot’s total direct written premium for the years ended December 31, 2008 and 2007, respectively, it believe its principal competitors are American International Group, Inc., Liberty Mutual Insurance Company, Hartford Fire & Casualty Insurance Company, New Jersey Manufacturers Group, Inc. and numerous other smaller regional carriers.
State insurance regulations require maintenance of minimum levels of surplus and of ratios of net premiums written to surplus. Accordingly, competitors with more surplus than Patriot possesses have the potential to expand in its markets more quickly and to a greater extent than it can. Additionally, greater financial resources permit a carrier to gain market share through more competitive pricing, even if that pricing results in reduced underwriting margins or an underwriting loss. Many of Patriot’s competitors are multi-line carriers that can price the workers’ compensation insurance that they offer at a loss in order to obtain other lines of business at a profit. If Patriot is are unable to compete effectively, its business, financial condition and results of operations could be materially adversely affected.
An inability to effectively manage the growth of its operations could make it difficult for Patriot to compete and affect its ability to operate profitably.
Patriot’s continuing growth strategy includes expanding in our existing markets, opportunistically acquiring insurance services companies, entering new geographic markets and further developing its agency relationships. Patriot’s growth strategy is subject to various risks, including risks associated with its ability to:
•	identify profitable new geographic markets for entry;
•	attract and retain qualified personnel for expanded operations;
•	identify potential acquisition targets and successfully acquire them;
•	expand existing and develop new agency relationships;
•	identify, recruit and integrate new independent agencies; and
•	augment its internal monitoring and control systems as it expands its business.

The effects of emerging claim and coverage issues on Patriot’s business are uncertain.
As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect Patriot’s business by either extending coverage beyond its underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until after Patriot has issued insurance policies that are affected by the changes. As a result, the full extent of Patriot’s liability under an insurance policy may not be known until many years after the policy is issued. For example, medical costs associated with permanent and partial disabilities may increase more rapidly or be higher than Patriot currently expects. Changes of this nature may expose Patriot to higher claims than it anticipated when it wrote the underlying policy. As of December 31, 2008, approximately 0.4%, 2%, 2% and 6% of Patriot’s total reported claims for accident years 2004, 2005, 2006 and 2007, respectively, remained open.
As more fully described under “Information About Patriot — Business — Legal Proceedings,” Patriot is involved in certain litigation matters. Litigation is subject to inherent uncertainties, and if there were an outcome unfavorable to Patriot, its business, financial condition and results of operations could be materially adversely affected.
If Patriot is unable to realize its investment objectives, its business, financial condition and results of operations may be adversely affected.
Investment income is an important component of Patriot’s net income. As of March 31, 2009 and December 31, 2008, Patriot’s investment portfolio, including cash and cash equivalents, had a carrying value of $53.7 million and $63.4 million, respectively. For the three months ended March 31, 2009 and the year ended December 31, 2008, Patriot had net investment income of $472,000 and $2.0 million, respectively. Its investment portfolio is managed by an independent asset manager pursuant to investment guidelines approved by Guarantee Insurance’s board of directors. Although these guidelines stress diversification and capital preservation, Patriot’s investments are subject to a variety of risks, including risks related to general economic conditions, interest rate fluctuations and market volatility. For example, in 2007 credit markets were significantly impacted by sub-prime mortgage losses, increased mortgage defaults and worldwide market dislocations. More recently, the financial markets have experienced substantial and unprecedented volatility as a result of further dislocations in the credit markets, including the bankruptcy of Lehman Brothers Holdings Inc. In 2008, Patriot recognized an other-than-temporary-impairment charge of approximately $350,000 related to investments in certain bonds issued by Lehman Brothers Holdings, Inc., which filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court, and approximately $875,000 related to investments in certain common stocks purchased in 2005.
In addition, Patriot’s investment portfolio includes asset-backed and mortgage-backed securities. As of December 31, 2008, asset-backed and mortgage-backed securities constituted approximately 25% of its invested assets, including cash and cash equivalents. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Changes in interest rates could have an adverse effect on the value of Patriot’s investment portfolio and future investment income. For example, changes in interest rates can expose Patriot to prepayment risks on asset-backed and mortgage-backed securities included in its investment portfolio. When interest rates fall, asset-backed and mortgage-backed securities are prepaid more quickly than expected and the holder must reinvest the proceeds at lower interest rates. In periods of increasing interest rates, asset-backed and mortgage-backed securities are prepaid more slowly, which may require Patriot to receive interest payments that are below the interest rates then prevailing for longer than expected.
Patriot also seeks to manage its investment portfolio such that the security maturities provide adequate liquidity relative to its expected claims payout pattern. However, the duration of Patriot’s insurance liabilities may differ from Patriot’s expectations. If it needs to liquidate invested assets prematurely in order to satisfy its claim obligations and the fair value of such assets is below original cost, Patriot may recognize realized losses on investments, which could have a material adverse effect on its business, financial condition and results of operations.

Additionally, Patriot’s fixed maturity securities were reclassified as available for sale at December 31, 2007, and, accordingly, are now carried at market value. Decreases in the value of our fixed securities may have a material adverse affect on Patriot’s business, financial condition and results of operations.
General economic conditions may be adversely affected by a variety of factors, including U.S. involvement in hostilities with other countries, large-scale acts of terrorism and the threat of hostilities or terrorist acts. These and other factors affect the capital markets and, consequently, the value of Patriot’s investment portfolio and its investment income. Any significant decline in Patriot’s investment income would adversely affect its revenues, results of operations and financial position.
Patriot’s business is dependent on the efforts of its senior management and other key employees because of their industry expertise, knowledge of its markets and relationships with the independent agencies that sell its insurance.
Patriot believes its success will depend in substantial part upon its ability to attract and retain qualified executive officers, experienced underwriting talent and other skilled employees who are knowledgeable about its business. Patriot relies substantially upon the services of its executive management team and other key employees. The key executive officers and employees upon whom Patriot relies are Steven M. Mariano, Chairman of the Board, President and Chief Executive Officer; Michael W. Grandstaff, Senior Vice President and Chief Financial Officer; Charles K. Schuver, Senior Vice President and Chief Underwriting Officer of Guarantee Insurance; Timothy J. Ermatinger, Chief Executive Officer of PRS Group, Inc.; Richard G. Turner, Senior Vice President; Dean D. Watters, Vice President Business Development; and Theodore G. Bryant, Senior Vice President, Counsel and Secretary. Patriot entered into employment agreements with each of these officers (other than Mr. Watters) in 2008. Although Patriot is not aware of any planned departures or retirements, if it were to lose the services of members of its senior management team, Patriot’s business, financial condition and results of operations could be adversely affected. Patriot does not currently maintain key man life insurance policies with respect to its employees.
Assessments for state guaranty funds and second injury funds and other mandatory pooling arrangements may reduce Patriot’s profitability.
Most states require insurance companies licensed to do business in their state to participate in guaranty funds, which require the insurance companies to bear a portion of the unfunded obligations of impaired, insolvent or failed insurance companies. These obligations are funded by assessments, which are expected to continue in the future. State guaranty associations levy assessments, up to prescribed limits, on all member insurance companies in the state based on their proportionate share of premiums written in the lines of business in which the impaired, insolvent or failed insurance companies are engaged. See “Information About Patriot — Business — Regulation.” Accordingly, the assessments levied on Patriot may increase as it increases its premiums written. Some states also have laws that establish second injury funds to reimburse insurers and employers for claims paid to injured employees for aggravation of prior conditions or injuries. These funds are supported by assessments based on premiums or paid losses. For the years ended December 31, 2008 and 2007, Patriot’s gross expenses incurred in connection with assessments for state guaranty funds and second injury funds were $4.1 million and $3.4 million, respectively. Patriot’s alternative market customers reimburse it for their pro rata share of any such amounts that it is assessed with respect to premiums written for such customers.
In addition, as a condition to conducting business in some states, insurance companies are required to participate in residual market programs to provide insurance to those employers who cannot procure coverage from an insurance carrier on a negotiated basis. Insurance companies generally can fulfill their residual market obligations by, among other things, participating in a reinsurance pool where the results of all policies provided through the pool are shared by the participating insurance companies. Although it prices its insurance to account for obligations it may have under these pooling arrangements, Patriot may not be successful in estimating its liability for these obligations. It is possible that losses from its participation in these pools may exceed the premiums Patriot receives from the pools. Accordingly, mandatory pooling arrangements may cause a decrease in Patriot’s profits. Patriot currently participates in the NCCI national workers’ compensation insurance pool. Net underwriting income (losses) associated with this mandatory pooling arrangement for the years ended December 31, 2008 and 2007 were approximately $(98,000) and $159,000, respectively. As Patriot writes policies in new states that have mandatory pooling arrangements, it will be required to participate in additional pooling arrangements. Furthermore, the impairment, insolvency or failure of other insurance companies in these pooling arrangements would likely increase Patriot’s liability under these pooling arrangements. The effect of assessments or changes in assessments could reduce Patriot’s profitability in any given period or limit its ability to grow our business.

The outcome of recent insurance industry investigations and regulatory proposals could adversely affect Patriot’s business, financial condition and results of operations.
The United States insurance industry has in recent years become the focus of investigations and increased scrutiny by regulatory and law enforcement authorities, as well as class action attorneys and the general public, relating to allegations of improper special payments, price-fixing, bid-rigging, improper accounting practices and other alleged misconduct, including payments made by insurers to brokers and the practices surrounding the placement of insurance business. Formal and informal inquiries have been made of a large segment of the industry, and a number of companies in the insurance industry have received or may receive subpoenas, requests for information from regulatory agencies or other inquiries relating to these and similar matters. For example, on September 28, 2007, Patriot received a Subpoena from the New Jersey Office of the Insurance Fraud Prosecutor regarding insurance policies issued to one of its policyholders. Patriot has responded to the subpoena and expects no further action. These efforts have resulted and are expected to result in both enforcement actions and proposals for new state and federal regulation. Some states have adopted new disclosure requirements in connection with the placement of insurance business. It is difficult to predict the outcome of these investigations, whether they will expand into other areas not yet contemplated, whether activities and practices currently thought to be lawful will be characterized as unlawful, what form any additional laws or regulations will have when finally adopted and the impact, if any, of increased regulatory and law enforcement action and litigation on Patriot’s business, financial condition and results of operations.
Recently, as a result of complaints related to claims handling practices by insurers in the wake of the 2005 hurricanes that struck the Gulf Coast states, Congress has examined a possible repeal of the McCarran-Ferguson Act, which exempts the insurance industry from federal anti-trust laws. There can be no assurance that the McCarran-Ferguson Act will not be repealed, or that any such repeal, if enacted, would not have a material adverse effect on Patriot’s business, financial condition and results of operations.
Patriot may have exposure to losses from terrorism for which it is required by law to provide coverage.
When writing workers’ compensation insurance policies, Patriot is required by law to provide workers’ compensation benefits for losses arising from acts of terrorism. The impact of any terrorist act is unpredictable, and the ultimate impact on Patriot’s business would depend upon the nature, extent, location and timing of such an act as well as the availability of any reinsurance that it purchases for terrorism losses and of any assistance for the payment of such losses provided by the Federal government pursuant to the Terrorism Risk Insurance Act of 2002, or TRIA.
TRIA provides co-assistance to commercial property and casualty insurers for payment of losses from an act of terrorism which is declared by the U.S. Secretary of Treasury to be a “certified act of terrorism”. Assistance under the TRIA program is subject to other limitations and restrictions. Such assistance is only available for losses from a certified act of terrorism if aggregate insurance industry losses from the act exceed $100 million. As originally enacted, TRIA only applied to acts of terrorism committed on behalf of foreign persons or interests. However, recent legislation extending the program through December 31, 2014 removed this restriction so that TRIA now applies to both domestic and foreign terrorism occurring in the U.S. Under the TRIA program, the federal government covers 85% of the losses from covered certified acts of terrorism in excess of a deductible amount. This deductible is calculated as 20% of an affiliated insurance group’s prior year premiums on commercial lines policies (with certain exceptions, such as commercial auto insurance policies) covering risks in the United States. Patriot estimates that its deductible would be approximately $23.5 million for 2009. Because TRIA does not cover 100% of its exposure to terrorism losses and there are substantial limitations and restrictions on the protection against terrorism losses provided to it by its reinsurance, the risk of severe losses to Patriot from acts of terrorism remains. Accordingly, events constituting acts of terrorism may not be covered by, or may exceed the capacity of, its reinsurance and TRIA protections and could adversely affect Patriot’s business, financial condition and results of operations.
The federal terrorism risk assistance provided by TRIA will expire at the end of 2014, and it is not currently clear whether that assistance will be renewed. Any renewal may be on substantially less favorable terms.

Risks Related to the Acquisition
The trading price of our common stock may decline after the closing of the acquisition.
The trading price of our common stock may decline after the closing of the acquisition for many reasons, some of which are beyond our control, including, among others:
•	our results of operations;
•	changes in expectations as to our future results of operations, including financial estimates and projections by securities analysts and investors;
•	results of operations that vary from those expected by securities analysts and investors;
•	developments in the healthcare or insurance industries;
•	changes in laws and regulations;
•	announcements of claims against us by third parties;
•	future sales of our common stock;
•	lack of liquidity available to our stockholders;
•	rising levels of claims costs, including medical and prescription drug costs, that we cannot anticipate at the time we establish our premium rates;
•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment that affect returns on invested assets;
•	changes in the frequency or severity of claims;
•	the financial stability of our reinsurers and changes in the level of reinsurance capacity and our capital and surplus;
•	new types of claims and new or changing judicial interpretations relating to the scope of liabilities of insurance companies;
•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks; and
•	price competition.
In addition, the stock market in general has experienced significant volatility that often has been unrelated to the operating performance of companies whose shares are traded. These market fluctuations could adversely affect the trading price of our common stock, regardless of our actual operating performance. As a result, the trading price of our common stock may be less than the per-share redemption value of approximately $7.96.
Patriot’s independent registered public accounting firm has in the past identified certain deficiencies in internal controls that it considered to be control deficiencies and material weaknesses. If Patriot fails to remediate these internal control deficiencies and material weaknesses and maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results subsequent to the acquisition.
During their audit of Patriot’s financial statements for the year ended December 31, 2006, BDO Seidman, LLP, its independent registered public accounting firm (independent auditors), identified certain deficiencies in internal controls that they considered to be control deficiencies and material weaknesses. Specifically, Patriot’s independent auditors identified material weaknesses relating to: (1) a lack of independent reconciliation regarding the schedule of premiums receivable, and (2) problems regarding the files maintained for reinsurance agreements, making it difficult to determine which agreement was in force and which versions of the various agreements are in force.

In response, Patriot initiated corrective actions to remediate these control deficiencies and material weaknesses, including the implementation of timely account reconciliations, formal purchasing policies, accurate premium tax accruals, the appropriate segregation of accounting duties, a formal impairment analysis for intangible assets, proper accounting for equity-based compensation in accordance with SFAS No. 123(R) and enhanced reinsurance documentation and risk transfer analysis. Patriot’s independent auditors did not identify any material weaknesses during their audit of its 2008 and 2007 financial statements. However, it is possible that Patriot or its independent auditors may identify additional significant deficiencies or material weaknesses in Patriot’s internal control over financial reporting in the future. Any failure or difficulties in implementing and maintaining these controls could cause Patriot to fail to meet periodic reporting obligations or result in material misstatements in Patriot’s financial statements. The existence of a material weakness could result in errors to our financial statements requiring a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which could lead to a decline in our stock price.
We plan to evaluate Patriot’s internal control systems to allow management to report on, and our independent auditors to assess, our internal controls over financial reporting subsequent to the acquisition. We plan to perform the system and process evaluation and testing, and any necessary remediation, of Patriot’s internal control system required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act subsequent to the acquisition. Complying with these laws and regulations will require the time and attention of our board of directors and management and will increase our expenses. However, because we do not believe there will be sufficient time to complete our system and process evaluation and testing, and any necessary remediation, by December 31, 2009, we plan to comply with the management certification and auditor attestation requirements of Section 303 of the Sarbanes-Oxley Act by December 31, 2010. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. In addition, complying with these laws and regulations will require the time and attention of our Board of Directors and management and will increase our expenses.
A “control deficiency” exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A “material weakness” is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory agencies such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and the trading price of our common stock may decline. If we fail to remediate any material weakness, our financial statements may be inaccurate, our access to the capital markets may be restricted and the trading price of our common stock may decline.
Due to the concentration of our capital stock ownership with Patriot’s founder, Chairman, President and Chief Executive Officer, Steven M. Mariano, he may be able to influence stockholder decisions, which may conflict with your interests as a stockholder.
Immediately upon completion of the acquisition, Steven M. Mariano, Patriots founder, Chairman, President and Chief Executive Officer, directly and through trusts that he controls, will beneficially own shares representing approximately 33.3% of the voting power of our common stock. As a result of his ownership position, Mr. Mariano will have the ability to significantly influence matters requiring stockholder approval, including, without limitation, the election or removal of directors, mergers, acquisitions, changes of control of our company and sales of all or substantially all of our assets. Your interests as a stockholder may conflict with his interests, and the trading price of shares of our common stock could be adversely affected.

Provisions in our executive officers’ employment agreements and provisions in our certificate of incorporation and bylaws and under the laws of the State of Delaware and the State of Florida could impede an attempt to replace or remove our directors or otherwise effect a change of control of Patriot Risk Management, which could diminish the price of our common stock.
We have entered into employment agreements with our executive officers. These agreements provide for substantial payments upon a change in control. These payments may deter any transaction that would result in a change in control. See “Executive Compensation — Employment Agreements.”
Our charter and bylaws contain provisions that may entrench directors and make it more difficult for stockholders to replace directors even if the stockholders consider it beneficial to do so. In particular, stockholders are required to provide us with advance notice of stockholder nominations and proposals to be brought before any annual meeting of stockholders, which could discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal. In addition, our charter eliminates our stockholders’ ability to act without a meeting.
These provisions could delay or prevent a change of control that a stockholder might consider favorable. For example, these provisions may prevent a stockholder from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may materially adversely affect the prevailing market price of our common stock if they are viewed as discouraging changes in management and takeover attempts in the future.
Further, our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of directors shall be fixed from time to time by our board of directors, provided that the board shall consist of at least three and no more than thirteen members. Our board of directors is divided into three classes with the number of directors in each class being as nearly equal as possible. Each director serves a three-year term. The classification and term of office for each of our directors is noted in the table listing our directors and executive officers under “Management — Directors, Executive Officers and Key Employees.” These provisions make it more difficult for stockholders to replace directors, which may materially adversely affect the prevailing market price of our common stock if they are viewed as discouraging changes in management and takeover attempts in the future.
In addition, Section 203 of the Delaware General Corporation Law may limit the ability of an “interested stockholder” to engage in business combinations with us. An interested stockholder is defined to include persons owning 15% or more of any class of our outstanding voting stock. See “Description of Capital Stock — Anti-Takeover Effects of Delaware Law” and “Our Certificate of Incorporation and Bylaws.”
Florida insurance law prohibits any person from acquiring 5% or more of our outstanding voting securities or those of any of our insurance subsidiaries without the prior approval of the Florida OIR. However, a party may acquire less than 10% of our voting securities without prior approval if the party files a disclaimer of affiliation and control. Any person wishing to acquire control of us or of any substantial portion of our outstanding shares would first be required to obtain the approval of the Florida OIR or file such a disclaimer. In addition, any transaction that would constitute a change of control of Guarantee Insurance, including a change of control of Patriot, may require pre-notification in other states in which Guarantee Insurance operates. Obtaining these approvals may result in the material delay of, or may deter, any such transaction.
Inter-Atlantic’s or Patriot’s officers and directors may purchase additional shares in the open market, which may result in the approval of the acquisition which would not have been approved had such officers and directors not purchased such additional shares.
The ability of our officers and directors and their affiliates to acquire Inter-Atlantic’s common stock in the open market or in privately negotiated transactions, vote such acquired shares in favor of the acquisition and effectively reduce the number of shares that other public shareholders may elect to redeem into a pro rata portion of the trust account may allow us to consummate the acquisition that otherwise would not have been approved. In addition, because Inter-Atlantic’s officers and directors would have purchased their securities at a lower average cost than the public stockholders, some of our officers and directors could profit from the acquisition even if it would be unprofitable for our other public stockholders.

Inter-Atlantic did not obtain an opinion from an unaffiliated third party as to the fair market value of Patriot or that the price it is paying for the business is fair to its stockholders.
Inter-Atlantic’s charter documents do not require Inter-Atlantic’s Board of Directors to obtain an opinion from an unaffiliated third party that Patriot has a total fair market value in excess of 80% of Inter-Atlantic’s net assets (excluding the amount held in the trust account representing a portion of the underwriters’ discount) or that the price that Inter-Atlantic is paying for Patriot is fair to the Inter-Atlantic stockholders. The Inter-Atlantic Board of Directors, in valuing Patriot and approving the acquisition, determined based on the information provided or developed during the due diligence process that they had sufficient information and expertise to determine that Patriot’s fair market value exceeded 80% of Inter-Atlantic’s net assets and that the consideration to be issued in the acquisition is fair to the Inter-Atlantic stockholders. Accordingly, in considering to approve the acquisition, the Inter-Atlantic stockholders will be relying on the determination made by the Inter-Atlantic Board of Directors.
Risks to Inter-Atlantic Stockholders
Inter-Atlantic may not be able to consummate the acquisition, or another business combination, within the required time frame, in which case Inter-Atlantic would be forced to liquidate.
Inter-Atlantic must complete a business combination with a fair market value of at least 80% of its net assets at the time of acquisition by October 9, 2009. If Inter-Atlantic fails to consummate the acquisition within the required time frame, it will be forced to liquidate.
If Inter-Atlantic is forced to liquidate before a business combination, its public stockholders are expected to receive approximately $7.96 per share upon distribution of the trust account, and its warrants will expire worthless.
If Inter-Atlantic is unable to complete the acquisition or another business combination and is forced to liquidate its assets, the per share liquidation value is expected to be approximately $7.96, which is less than $8.00 because of the expenses related to its initial public offering, its operating expenses and the costs of performing due diligence for the acquisition, negotiating the stock purchase agreement and otherwise seeking a business combination. Furthermore, Inter-Atlantic’s warrants will expire worthless if it liquidates before the completion of a business combination.
There will be a substantial number of shares of Inter-Atlantic’s common stock available for resale in the future that may be dilutive to Inter-Atlantic’s current stockholders and may cause a decrease in the market price of Inter-Atlantic’s common stock.
The consideration to be issued in the acquisition to Patriot’s stockholders will be comprised of 6,900,000 shares of Inter-Atlantic common stock, with the possibility of up to an additional 5,000,000 additional shares of Inter-Atlantic common stock depending on the trading price of Inter-Atlantic’s common stock after the closing of the acquisition. None of these shares are initially being registered for resale. The Patriot stockholders who will receive substantially all of the shares of Inter-Atlantic common stock issued in the acquisition have agreed that their shares cannot be sold publicly for a period of 12 months following the closing. In addition, warrants to purchase 10,910,300 shares of common stock issued in connection with Inter-Atlantic’s initial public offering and private placement will become exercisable at the closing of the acquisition as described under “Description of Inter-Atlantic’s Securities — Warrants” on page 212, unless such warrants are redeemed. All of the common stock of Inter-Atlantic issuable upon exercise of the warrants will be available for resale upon exercise. In addition, 1,875,000 shares of Inter-Atlantic common stock purchased by its initial stockholders prior to the initial public offering will be held in escrow for a period of 12 months following the closing, at which time they will be released from escrow and be eligible for resale in the public market subject to compliance with applicable law, and Inter-Atlantic’s initial stockholders are entitled to demand that Inter-Atlantic register the resale of their shares of common stock at any time after the date on which their shares are released from escrow. Lastly, if the plan proposal is approved, there will be an additional 3 million shares reserved for future issuance in connection with employee compensation awards which may be resold in the public market pursuant to a registration statement on Form S-8. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of Inter-Atlantic’s common stock.

Inter-Atlantic’s directors may have certain conflicts in determining to recommend the acquisition proposal since certain of their interests, and certain interests of their affiliates, are different from, or in addition to, your interests as a stockholder.
Members of Inter-Atlantic’s Board of Directors have interests in the acquisition that are different from, or in addition to, your interests as a stockholder, including the fact that the shares of common stock owned by them, or their affiliates, would become worthless if the acquisition is not approved and Inter-Atlantic otherwise fails to consummate a business combination prior to its liquidation date. Such shares, as of May 15, 2009, had a market value of approximately $14,512,500. Similarly, the warrants owned by such officers, directors and a shareholder to purchase 2,300,000 shares of common stock would expire worthless. In addition, if the acquisition is approved, it is expected that two of Inter-Atlantic’s directors will continue to serve as such, and be compensated in such capacity. Moreover, if the acquisition is not consummated, certain of Inter-Atlantic’s directors and officers have agreed in writing to be liable for certain of its potential liabilities in excess of Inter-Atlantic’s available cash. You should take these potential conflicts into account when considering the recommendation of Inter-Atlantic’s Board of Directors to vote in favor of the acquisition proposal.
If the acquisition’s benefits do not meet the expectations of financial or industry analysts, the market price of Inter-Atlantic’s common stock may decline.
The market price of Inter-Atlantic’s common stock may decline as a result of the acquisition if:
•	Inter-Atlantic does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or
•	the effect of the acquisition on Inter-Atlantic’s financial results is not consistent with the expectations of financial or industry analysts.
Accordingly, investors may experience a loss as a result of a decreasing stock price and Inter-Atlantic may not be able to raise future capital, if necessary, in the equity markets.
Inter-Atlantic may issue shares of its common stock and preferred stock to complete a future business combination, which would reduce the equity interest of Inter-Atlantic’s stockholders.
Inter-Atlantic’s certificate of incorporation authorizes the issuance of up to 49,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Inter-Atlantic currently has 27,554,400 authorized but unissued shares of Inter-Atlantic’s common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of Inter-Atlantic’s outstanding warrants and unit purchase options) and all of the 1,000,000 shares of preferred stock available for issuance. Under the terms of the Stock Purchase Agreement, the stockholders of Patriot are entitled to receive 6,900,000 shares of Inter-Atlantic common stock at the closing of the acquisition, with the possibility of receiving up to a total of 5,000,000 additional shares of Inter-Atlantic common stock depending on the future trading price of Inter-Atlantic’s common stock after the closing. Although Inter-Atlantic currently has no other commitments to issue any additional shares of its common or preferred stock, Inter-Atlantic may in the future determine to issue additional shares of its common or preferred stock. The issuance of additional shares of Inter-Atlantic’s common stock or preferred stock may significantly reduce the equity interest of stockholders and may adversely affect prevailing market prices for Inter-Atlantic’s common stock.

If Inter-Atlantic’s stockholders exercise their right to convert their shares into cash, Inter-Atlantic’s working capital would be reduced and may limit Patriot’s growth and operations.
Pursuant to Inter-Atlantic’s certificate of incorporation, holders of shares issued in Inter-Atlantic’s initial public offering may vote against the merger and demand that Inter-Atlantic convert their shares into a pro rata share of the trust account where a substantial portion of the net proceeds of the initial public offering are held. Inter-Atlantic will not consummate the acquisition of Patriot if holders of more than 2,582,229 shares of common stock issued in Inter-Atlantic’s initial public offering exercise these conversion rights. To the extent the acquisition is consummated and holders have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to Inter-Atlantic and Patriot following the acquisition. As of March 31, 2009, assuming the acquisition proposal is adopted, the maximum amount of funds that could be disbursed to the Inter-Atlantic stockholders upon exercise of their conversion rights is approximately $20,548,000.
If third parties bring claims against Inter-Atlantic, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders from the trust account as part of the stockholder-approved plan of dissolution and liquidation will be less than $7.96 per share.
Inter-Atlantic’s placing of funds in trust may not protect those funds from third party claims against Inter-Atlantic. Although Inter-Atlantic is obligated to have all significant vendors, prospective target businesses or other entities with which we execute agreements waive any and all right, title, interest or claim of any kind in or to any monies held in our trust account for the benefit of our public stockholders, there is no guarantee that if they execute such agreements that they would be prevented from bringing claims against our trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility and other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in our trust account. The determination of which vendors will be deemed significant will be made by our management but will include any investment bankers, legal advisors and accounting firms we hire in connection with a business combination.
Accordingly, any creditor’s claims against the trust account will take priority over the claims of our public stockholders and the per-share liquidation price could be less than the $7.96 per share held in our trust account. If we are unable to complete a business combination and are forced to dissolve and liquidate, Messrs. Lerner, Daras, Baris, Hammer and Lichten will be personally liable to ensure that the proceeds in our trust account are not reduced by the claims of various vendors, prospective target businesses or other entities that are owed money by us for any reason, including for services rendered or products sold to us, to the extent necessary to ensure that such claims do not reduce the amount in our trust account in order to preserve a $7.96 per-share liquidation price. We cannot assure you that these directors and executive officers will be able to satisfy those obligations. These indemnifying officers and directors have agreed to indemnify us for any and all claims to the extent necessary to ensure that the proceeds in the trust account are not reduced by the claims of vendors, service providers and prospective target businesses.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public stockholders. To the extent bankruptcy claims deplete our trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due them.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.
Our certificate of incorporation provides that we will continue in existence only until October 9, 2009. If we have not completed a business combination by such date and amended this provision in connection therewith, pursuant to the Delaware General Corporation Law, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to make liquidating distributions to our stockholders within 10 business days after the 24 month period and, therefore, we do not intend to comply with those procedures. Because we will not be complying with these procedures, we are required, pursuant to Section 281(b) of the Delaware General Corporation Law, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as accountants, lawyers, investment bankers) or potential target businesses. As described above, we intend to have all significant vendors, service providers and prospective target businesses execute agreements with us waiving any and all right, title, interest or claim of any kind in or to any monies held in our trust account. Based on representations made to us by our indemnifying officers and directors, we currently believe that they have substantial means to fund any shortfall in our trust account to satisfy their foreseeable indemnification obligations, but we have not asked them to reserve for such eventuality. The indemnification obligations may be substantially greater than our indemnifying officers and directors currently foresee or expect. Their financial resources may also deteriorate in the future. Hence, we cannot assure you that our officers and directors will be able to satisfy those obligations. In addition, because we will not be complying with Section 280, our public stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our public stockholders amounts owed to them by us.
An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.
No warrant will be exercisable and Inter-Atlantic will not be obligated to issue shares of its common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Inter-Atlantic has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, Inter-Atlantic cannot assure you that it will be able to do so, and if Inter-Atlantic does not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and Inter-Atlantic will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
Risks if the Adjournment Proposal is not Approved
If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to approve the acquisition proposal, the charter amendment proposal, the director proposal and the plan proposal, Inter-Atlantic’s Board of Directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the acquisition proposal, the charter amendment proposal, the director proposal and the plan proposal will not be approved.
Inter-Atlantic’s Board of Directors is seeking approval to adjourn the special meeting to a later date if, at the special meeting, there are insufficient votes to approve the acquisition proposal, the charter amendment proposal and director proposal. If the adjournment proposal is not approved, Inter-Atlantic’s Board of Directors will not have the ability to adjourn the special meeting to a later date and, therefore, will not have more time to solicit votes to approve the acquisition proposal, director proposal and plan proposal. In such case, the acquisition proposal, the charter amendment proposal, director proposal and plan proposal will not be approved. Since approval of the acquisition by Inter-Atlantic’s stockholders is a condition to completion of the acquisition, the acquisition would not be completed.

THE INTER-ATLANTIC SPECIAL MEETING
Inter-Atlantic Special Meeting
We are furnishing this document to you as part of the solicitation of proxies by Inter-Atlantic’s Board of Directors for use at the special meeting called to consider and vote upon the acquisition proposal, the charter amendment proposal, the director proposal, the plan proposal and the adjournment proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.
Date, Time and Place
We will hold the special meeting at 10:00 a.m., eastern time, on                     , 200_, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York, to vote on the adoption of the acquisition proposal, the charter amendment proposal, the director proposal, the plan proposal and the adjournment proposal.
Purpose of the Special Meeting
At the special meeting, we are asking holders of Inter-Atlantic common stock to:
•	adopt the acquisition proposal;

•	adopt the charter amendment proposal;

•	adopt the director proposal;

•	adopt the plan proposal; and

•	adopt the adjournment proposal.
Inter-Atlantic’s Board of Directors:
•	unanimously recommends that Inter-Atlantic common stockholders vote “FOR” the acquisition proposal;

•	unanimously recommends that Inter-Atlantic common stockholders vote “FOR” the charter amendment proposal;

•	unanimously recommends that Inter-Atlantic common stockholders vote “FOR” Director Proposal A;

•	unanimously recommends that Inter-Atlantic common stockholders vote “FOR” the plan proposal; and

•	unanimously recommends that Inter-Atlantic common stockholders vote “FOR” the adjournment proposal.
Adoption by Inter-Atlantic stockholders of the acquisition proposal is conditioned on the adoption of the charter amendment proposal but is not conditioned on the adoption of the plan proposal, the director proposal, the charter amendment proposal or the adjournment proposal. However, the adoption of the charter amendment proposal, the director proposal and the plan proposal is conditioned upon the adoption of the acquisition proposal.
Record Date; Who is Entitled to Vote
The record date for the special meeting is _____, 2009. Record holders of Inter-Atlantic common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 10,485,300 outstanding shares of Inter-Atlantic common stock.
Each share of Inter-Atlantic common stock is entitled to one vote at the special meeting.

Inter-Atlantic’s initial stockholders have agreed, with respect to the acquisition proposal, to vote their 1,875,000 shares of Inter-Atlantic common stock acquired prior to Inter-Atlantic’s initial public offering, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, in accordance with the vote of the majority of the shares of Inter-Atlantic common stock issued in its initial public offering. The initial stockholders intend to vote all of their shares of Inter-Atlantic common stock “FOR” the charter amendment proposal, the director proposal, the plan proposal and the adjournment proposal.
Inter-Atlantic’s issued and outstanding warrants do not have voting rights and record holders of Inter-Atlantic warrants will not be entitled to vote at the special meeting.
Voting Your Shares
Each share of Inter-Atlantic common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Inter-Atlantic common stock that you own.
Street name holders should follow the instructions provided to them from their broker, bank or other nominee as to how to execute their vote.
There are two ways to vote your shares of Inter-Atlantic common stock at the special meeting:
•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Inter-Atlantic’s Board “FOR” the adoption of the acquisition proposal, the charter amendment proposal, the plan proposal, the director proposal and the adjournment proposal.

•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.
IF YOU DO NOT VOTE YOUR SHARES OF INTER-ATLANTIC COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE ACQUISITION PROPOSAL, THE CHARTER AMENDMENT PROPOSAL AND THE DIRECTOR PROPOSAL BUT WILL NOT HAVE THE EFFECT OF A DEMAND FOR CONVERSION OF YOUR SHARES INTO A PRO RATA SHARE OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE PROCEEDS OF INTER-ATLANTIC’S INITIAL PUBLIC OFFERING ARE HELD. TO EXERCISE YOUR CONVERSION RIGHTS, YOU MUST AFFIRMATIVELY ELECT TO CONVERT YOUR SHARES BY CHECKING THE APPROPRIATE BOX, OR DIRECTING YOUR BROKER TO CHECK THE APPROPRIATE BOX, ON THE PROXY CARD AND ENSURE THAT THE PROXY CARD IS DELIVERED PRIOR TO THE INTER-ATLANTIC SPECIAL MEETING AND DELIVER YOUR SHARES OF INTER-ATLANTIC COMMON STOCK BY [                    ].
Who Can Answer Your Questions About Voting Your Shares
If you have questions, you may write, e-mail or call Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902; email: Inter-Atlantic.info@morrowco.com. Stockholders, banks and brokerage firms, please call 800-607-0088.

No Additional Matters May Be Presented at the Special Meeting
This special meeting has been called only to consider the adoption of the acquisition proposal, the charter amendment proposal, the director proposal, the plan proposal and the adjournment proposal. Under Inter-Atlantic’s by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting, if they are not included in the notice of the meeting.
In addition, representatives of Inter-Atlantic’s accountants are not expected to be present at the special meeting and accordingly will not make any statement or be available to respond to any questions.
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•	You may send another proxy card with a later date;

•	You may notify Andrew Lerner, Inter-Atlantic’s Chief Executive Officer, in writing before the special meeting that you have revoked your proxy; and

•	You may attend the special meeting, revoke your proxy, and vote in person.
Vote Required to Adopt the Acquisition Proposal
The affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock is required to adopt the acquisition proposal. Adoption of the acquisition proposal also requires the affirmative vote of a majority of the shares of Inter-Atlantic’s common stock issued in its initial public offering, which we sometimes refer to as the IPO shares. Adoption of the acquisition proposal is not conditioned upon the adoption of the director proposal, the plan proposal or adjournment proposal. However, if the holders of more than 2,582,229 IPO shares, or 29.99% of the total number of IPO shares, demand conversion of their shares into their pro rata portion of the trust account, then Inter-Atlantic will not consummate the acquisition under the terms of Inter-Atlantic’s certificate of incorporation. See “Conversion Rights” below.
At the close of business on May 15, 2009, there were 10,485,300 shares of Inter-Atlantic common stock outstanding, 8,610,300 of which were issued in Inter-Atlantic’s initial public offering.
Inter-Atlantic’s initial stockholders have agreed to vote their 1,875,000 shares of Inter-Atlantic common stock acquired prior to Inter-Atlantic’s initial public offering, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, in accordance with the vote of the majority of the shares of Inter-Atlantic common stock issued in its initial public offering.
Conversion Rights
As provided in Inter-Atlantic’s certificate of incorporation, holders of IPO shares may, if the stockholder votes against the acquisition, demand that Inter-Atlantic convert their shares into cash. This demand must be made on the proxy card at the same time that the stockholder votes against the acquisition proposal. If so demanded, upon consummation of the acquisition, Inter-Atlantic will convert each share of common stock into a pro rata portion of the trust account in which $68,515,928 of the net proceeds of Inter-Atlantic’s initial public offering are held. Based on the amount of cash held in the trust account at June 24, 2009, you will be entitled to convert each share of common stock that you hold into approximately $7.96. If you exercise your conversion rights, then you will be exchanging your shares of Inter-Atlantic’s common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the acquisition and then tender your stock certificate to Inter-Atlantic by [                    ]. If the acquisition is not completed, then these shares will not be converted into cash.
The acquisition will not be consummated if the holders of more than 2,582,229 IPO shares, or 29.99% of the total number of IPO shares, exercise their conversion rights.
Prior to exercising conversion rights, Inter-Atlantic stockholders should verify the market price of Inter-Atlantic’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Inter-Atlantic’s shares of common stock are listed on the NYSE Amex under the symbol IAN.

Vote Required to Adopt the Charter Amendment Proposal
Adoption of the charter amendment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock. Adoption of the charter amendment proposal is conditioned upon the adoption of the acquisition proposal but is not conditioned on adoption of the director proposal, the plan proposal or the adjournment proposal.
Inter-Atlantic’s initial stockholders intend to vote their shares of Inter-Atlantic common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, “FOR” the charter amendment proposal.
Vote Required to Adopt the Director Proposal
Adoption of the director proposal requires the affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock. Adoption of the director proposal is conditioned upon the adoption of the acquisition proposal and the charter amendment proposal but is not conditioned on adoption of the plan proposal or the adjournment proposal.
Inter-Atlantic’s initial stockholders intend to vote their shares of Inter-Atlantic common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, “FOR” Director Proposal A.
Vote Required to Adopt the Plan Proposal
Adoption of the plan proposal requires the affirmative vote of a majority of the shares of Inter-Atlantic’s common stock represented in person or by proxy at the meeting. Adoption of the plan proposal is conditioned upon the adoption of the acquisition proposal and the charter amendment proposal but is not conditioned on adoption of the director proposal or the adjournment proposal.
Inter-Atlantic’s initial stockholders intend to vote their shares of Inter-Atlantic common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, “FOR” the plan proposal.
Vote Required to Adopt the Adjournment Proposal
Adoption of the adjournment proposal requires the affirmative vote of a majority of the shares of Inter-Atlantic’s common stock represented in person or by proxy at the meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of the acquisition proposal, the charter amendment proposal, the director proposal or the plan proposal.
Inter-Atlantic’s initial stockholders have agreed to vote their shares of Inter-Atlantic common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, “FOR” the adoption of the adjournment proposal.
Abstention
If you abstain from voting or do not vote, either in person or by proxy or by voting instruction, it will have the same effect as a vote against the adoption of the acquisition proposal, the charter amendment proposal and the director proposal, but not as a demand of conversion of your shares into a pro rata portion of the trust account in which the proceeds of Inter-Atlantic’s initial public offering are held. To exercise your conversion rights, you must affirmatively elect to convert your shares by checking the appropriate box, or directing your broker to check the appropriate box, on the proxy card and ensure that the proxy card is delivered prior to the Inter-Atlantic special meeting.

Broker Non-Votes
If your broker holds your shares in its name and you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the acquisition proposal, the charter amendment proposal, the director proposal, the plan proposal or the adjournment proposal. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Abstentions or broker non-votes have the same effect as a vote “against” the acquisition proposal, the charter amendment proposal and the director proposal, but will not have the effect of electing to exercise your conversion rights. To exercise your conversion rights, you must affirmatively elect to convert your shares by checking the appropriate box, or directing your broker to check the appropriate box, on the proxy card and ensure that the proxy card is delivered prior to the Inter-Atlantic special meeting and deliver your shares of Inter-Atlantic common stock by [                    ].
Solicitation Costs
Inter-Atlantic will bear all expenses incurred in connection with the solicitation of proxies. Inter-Atlantic will, upon request, reimburse brokerage firms and other nominee holders for their reasonable expenses incurred in forwarding the proxy solicitation materials to the beneficial owners of our shares. Our officers and directors may solicit proxies by mail, personal contact, letter, telephone, telegram, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-pocket-expenses. In addition, we have hired Morrow & Co., LLC to solicit proxies on our behalf. The cost of soliciting proxies on our behalf will be approximately $[                    ] plus costs and expenses.
Stock Ownership
At the close of business on the record date, Andrew S. Lerner, Stephen B. Galasso, D. James Daras, Brett G. Baris, Robert M. Lichten, Frederick S. Hammer, Samuel J. Weinhoff, Michael P. Esposito Jr., P. Carter Rise and Matthew Vertin, together with their affiliates, beneficially owned 1,875,000 shares of Inter-Atlantic common stock, or approximately 17.9% of the outstanding shares of Inter-Atlantic common stock. Such number does not include 2,300,000 shares of common stock issuable upon exercise of warrants held by those persons and their affiliates. These 1,875,000 shares have a market value of approximately $14,512,500 based on Inter-Atlantic’s common stock price of $7.74 per share as of May 15, 2009. Those persons have agreed, with respect to the acquisition proposal, to vote their shares of common stock acquired by them prior to the initial public offering in accordance with the vote of the majority of the shares issued in connection with Inter-Atlantic’s initial public offering. For more information on beneficial ownership of Inter-Atlantic’s common stock by executive officers, directors and 5% stockholders, see page 204.

THE ACQUISITION PROPOSAL
The discussion in this document of the acquisition summarizes the principal terms of the Stock Purchase Agreement, dated as of April 23, 2009, by and among Inter-Atlantic, Patriot and the stockholders of Patriot signatory to the Stock Purchase Agreement. A copy of the Stock Purchase Agreement is attached as Annex A to this document and is incorporated in this document by reference.
General Description of the Acquisition
The acquisition involves the purchase all of the outstanding shares of capital stock of Patriot by Inter-Atlantic.
Background of the Acquisition
The terms of the Stock Purchase Agreement are the result of arm’s-length negotiations between representatives of Inter-Atlantic and Patriot. The following is a brief discussion of the background of these negotiations, the acquisition and related transactions.
Following its initial public offering, Inter-Atlantic contacted numerous investment banks, private equity firms and financial services executives in an effort to identify a suitable target company for an acquisition. Inter-Atlantic also reviewed lists of privately-held financial services companies generated from databases including CapitalIQ. From and after October 2007, Inter-Atlantic reviewed and considered, at various levels of evaluation, more than one hundred prospective target businesses. Inter-Atlantic submitted preliminary indication of interest letters to approximately five companies, none of which advanced to the letter of intent stage except Patriot and a second company described herein. In February 2009, Inter-Atlantic entered into a non-binding letter of intent with a prospective target company, which included a summary of terms including specified levels of merger consideration. Subsequent to entering into the non-binding letter of intent, Inter-Atlantic completed substantial due diligence on this prospective target company. As a result of its due diligence investigation, Inter-Atlantic chose not to proceed further with this transaction, primarily due to the prospective target company’s uncertain ability to refinance its maturing debt. The potential of a transaction with Patriot was also a factor in Inter-Atlantic’s decision not to proceed further. The proposed transaction with this company was a discussion agenda item for the Inter-Atlantic Board of Directors but no vote was held on this proposed transaction. Although many potential target companies were discussed with the Inter-Atlantic Board of Directors, no proposals were submitted to the Inter-Atlantic Board of Directors for formal consideration and approval other than with respect to the proposed acquisition of Patriot.
In December 2007, Mr. Andrew Lerner, our Chief Executive Officer and Director, and Mr. Eric Solash an investment banker acquainted with Mr. Lerner, had a chance meeting in New York City. They had been acquainted several years earlier when Mr. Solash worked as an executive at a privately-held life insurance company. Mr. Solash indicated he had recently joined Freeman & Co. in an investment banking capacity. Mr. Solash invited Mr. Lerner to meet with him and his colleagues at Freeman & Co. In January 2008, Mr. Lerner met with Mr. Solash and his colleagues at Freeman & Co. At that meeting, Mr. Lerner introduced Inter-Atlantic, explained that Inter-Atlantic was seeking to complete a business combination, and outlined its criteria for a potential target company. The criteria for a potential target company included Inter-Atlantic’s exclusive focus on the financial services industry, its minimum size requirement of 80% of Inter-Atlantic’s net assets, its preference for a transaction that minimized cash consideration and its preference for a target company that had an intact management team capable of managing a publicly-traded company. Throughout 2008, Mr. Solash was one of many investment bankers that Mr. Lerner periodically contacted to inquire about suitable prospective target companies.
In December 2008, Mr. Solash contacted Mr. Lerner, indicating that he was aware of a potential target company that may be of interest to Inter-Atlantic. Mr. Solash did not disclose the name of the company at that time. On January 5, 2009, Mr. Solash sent an email to Mr. Lerner with information about Patriot, specifically that it was a company operating in the property and casualty insurance industry that had filed for an initial public offering in 2008, but did not disclose the name of the company. Mr. Lerner indicated to Mr. Solash that Inter-Atlantic would be interested in learning more about the company. Shortly thereafter Mr. Solash identified the company as Patriot. Freeman & Co. was hired as Patriot’s financial advisor on February 25, 2009. Mr. Solash did not receive any compensation from Inter-Atlantic for indentifying Patriot as a viable candidated for a business combination.
Inter-Atlantic spent much of January and February reviewing publicly available information on Patriot, including Patriot’s 2008 Form S-1 filing and the documents filed as exhibits to the Form S-1. During this time period Inter-Atlantic was also in discussions with the other prospective target company discussed above. One meeting between Patriot and Inter-Atlantic was held on February 13, 2009, as discussed below. Once Inter-Atlantic concluded that Patriot better matched its criteria for a business combination than the other prospective target company, the discussions between Inter-Atlantic and Patriot accelerated and an onsite meeting and due diligence session at Patriot’s headquarters was planned for early March.
On February 25, 2009, Patriot and Inter-Atlantic entered into a confidentiality agreement and waiver agreements regarding Inter-Atlantic’s funds held in trust. At the same time, Inter-Atlantic Group, a company that provides office space and managerial services to Inter-Atlantic as well as a working capital line of credit facility, agreed to indemnify Patriot in the event certain individuals affiliated with Inter-Atlantic committed willful misconduct.

On February 13, 2009, Messrs. Mariano and Tompkins of Patriot, Mr. Solash of Freeman & Co. and Messrs. Lerner and Baris of Inter-Atlantic met in Inter-Atlantic’s offices in New York to discuss a possible business combination. The parties continued their conversations throughout February and March. An in-person meeting and extensive due diligence session was held on March 4, 2009 in Ft. Lauderdale which was attended by Messrs. Lerner, Baris and Hammer of Inter-Atlantic, Mr. Richard Viton of R.L. Viton & Co., Inter-Atlantic’s financial consultant, Mr. Mariano, Mr. Michael Grandstaff, Mr. Charlie Schuver, Mr. Ted Bryant, Mr. Tim Ermatinger, Mr. Richard Turner and Mr. Dean Watters of Patriot, and Mr. Solash and Mr. Michael Kaspar of Freeman & Co., Patriot’s financial advisor. In addition, as part of their due diligence Inter-Atlantic’s representatives toured Patriot’s headquarters offices and offices in an adjacent building where they were briefly introduced to numerous Patriot employees. Following this meeting, as a consequence of the ongoing discussions between the parties, and Inter-Atlantic gaining a better understanding of the various aspects of Patriot’s business, operations and financial condition, the terms of a possible transaction were negotiated and agreed upon. On March 6, 2009, a draft non-binding letter of intent was presented by Inter-Atlantic to Patriot. After some additional negotiations, on March 13, 2009 Inter-Atlantic and Patriot signed the non-binding letter of intent setting forth the terms of Inter-Atlantic’s proposed acquisition of all of the capital stock of Patriot. The terms in the letter of intent are substantially similar to the final terms reflected in the Stock Purchase Agreement, with the primary difference being closing conditions that were included in the Stock Purchase Agreement but not the letter of intent.
Subsequent to signing the letter of intent, Inter-Atlantic received significantly more due diligence materials and obtained industry information. In addition to the internal due diligence conducted by Inter-Atlantic personnel, Inter-Atlantic employed third-party legal, actuarial and insurance claims due diligence experts. Several telephonic discussions were held in the subsequent weeks among Inter-Atlantic, Patriot, and legal counsel for each of Inter-Atlantic and Patriot to discuss the remaining open items with respect to the transaction.
On April 21, 2009, Inter-Atlantic’s Board of Directors met in Inter-Atlantic’s offices, with certain directors participating by conference telephone call, to discuss and consider the prospective transaction. At this meeting, the terms of the proposed transaction were discussed, the draft Stock Purchase Agreement was reviewed, and the due diligence findings of Inter-Atlantic and its third-party due diligence experts were considered. Representatives of (i) DLA Piper, Inter-Atlantic’s counsel; (ii) R.L. Viton & Co., Inter-Atlantic’s financial consultant; and (iii) Morgan Joseph, Inter-Atlantic’s lead underwriter in its initial public offering, were available at the meeting and addressed questions posed by various members of Inter-Atlantic’s Board of Directors. Based on its review of the transaction and other matters discussed below, Inter-Atlantic’s Board of Directors unanimously approved the transaction and authorized the Chief Executive Officer to enter into the Stock Purchase Agreement and other documents related to the transaction.
In approving the Stock Purchase Agreement, Inter-Atlantic’s Board of Directors considered whether Patriot’s fair market value was at least equal to 80% of Inter-Atlantic’s expected net assets at the time of closing of the acquisition. Inter-Atlantic’s Board relied on the results of Inter-Atlantic’s due diligence investigation of Patriot, including financial information, financial projections, business prospects, market conditions, comparable company analyses and other factors discussed below under the heading “Factors Considered by the Inter-Atlantic Board in Approving the Acquisition.” Of particular importance to the Board was Patriot’s expected capacity to generate substantial earnings post-acquisition. After considering the recommendation of Inter-Atlantic management, the Board agreed at its April 21, 2009 meeting that Patriot’s fair market value was at least equal to 80% of Inter-Atlantic’s expected net assets at the time of closing of the acquisition. The valuation analysis presented orally by management and considered by the Board formed the basis of the valuation section of the investor presentation filed by Inter-Atlantic on Form 8-K on June 3, 2009.
On April 23, 2009, Inter-Atlantic, Patriot and certain stockholders of Patriot entered into the Stock Purchase Agreement, and on April 24, 2009, prior to the opening of the stock markets, publicly announced their agreement through a joint press release.
Factors Considered by the Inter-Atlantic Board in Approving the Acquisition
In approving the Stock Purchase Agreement, Inter-Atlantic’s Board of Directors relied on financial and other information relating to Patriot, the competitive environment, and industry fundamentals. Inter-Atlantic’s Board also relied on a financial and legal due diligence review of Patriot, including a review of Patriot’s businesses and relationships, actuarial reserves, claims processing, credit arrangements and reinsurance arrangements. Inter-Atlantic’s Board of Directors considered a wide variety of factors in connection with its evaluation of the acquisition. In light of the complexity of those factors, the Inter-Atlantic Board did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Inter-Atlantic Board may have given different weight to different factors.
Inter-Atlantic’s Board of Directors considered the factors below, in addition to the Risk Factors described starting on page 21 above, in reaching its conclusion to adopt the Stock Purchase Agreement and approve the acquisition.

Committed and Experienced Management Team with Interests Aligned with Stockholders
An important factor for the Inter-Atlantic Board of Directors is the commitment and experience of Patriot’s management team. Many members of Patriot’s senior management team have had significant experience in the insurance industry. In addition, Steven Mariano, Patriot’s founder, Chairman, President and Chief Executive Officer, and other members of Patriot’s board of directors are exchanging all of their shares in Patriot solely for shares of Inter-Atlantic, and Inter-Atlantic’s Board considered this as evidence of a commitment by Patriot’s management team.
High Growth Potential for Patriot’s Insurance Services Businesses
Another important factor for the Inter-Atlantic Board of Directors is Patriot’s growing insurance services businesses, including claims management, bill review, captive management services and other non-premium sources of revenue. The Board considered the historical growth of these business segments as well as the prospects for continued substantial growth. The Board viewed these services businesses as a major positive differentiating feature of Patriot’s overall operations.
Stability of the Workers’ Compensation Insurance Industry
Inter-Atlantic’s Board of Directors also noted that workers’ compensation insurance is required by statute or regulation to be purchased by employers. Therefore, unlike many other financial services businesses, the workers’ compensation insurance sector can be viewed as relatively stable in light of the uncertain economic climate.
Favorable Transaction Structure
Another important factor for the Inter-Atlantic Board of Directors is the structure of the transaction. Post-transaction, Inter-Atlantic’s existing shareholders will benefit from structural advantages as compared to the existing Patriot shareholders. Inter-Atlantic’s existing shareholders will benefit from an expected preferential common stock dividend of $0.20 per quarter, payable up to an amount of $2.40 over time, or immediately in the event of a liquidation or certain merger transactions, as described in “The Charter Amendment Proposal.” See page 57. Conversely, Patriot’s holders of Class B common shares will not be entitled to dividends.
Public Company Quality Infrastructure
Inter-Atlantic’s Board of Directors also noted that Patriot has been preparing to become a publicly traded company since 2007 and has invested a considerable amount in building its infrastructure. The Board is of the opinion that Patriot’s financial reporting, system of internal controls, governance procedures and compliance functions are already, or can feasibly be made, suitable for a publicly traded company.
Opportunities for Growth with Additional Capital
Another important factor for the Inter-Atlantic Board of Directors is the expected benefit to Patriot from the use of the net proceeds of the funds currently held in trust. With the additional net proceeds from the trust, the Board is of the opinion that Patriot will be able to capitalize on substantial growth opportunities, including the ability to build a national footprint for its businesses as well as attract larger and more sophisticated customers and insurance counterparties that only conduct business with well-capitalized companies.
Insurance Expertise of Inter-Atlantic’s Board
Another important factor for the Inter-Atlantic Board of Directors is the Board’s substantial experience in the insurance industry. Board members Messrs. Gaebler, Hammer, Lerner, Lichten and Weinhoff have extensive experience in the insurance industry in managerial, board of director, financial advisory and/or principal investing capacities. The Board is of the opinion that it is well suited to properly evaluate Patriot because Patriot conducts business in the insurance industry.

Inter-Atlantic’s Board of Directors considered a variety of risks and other potentially negative factors associated with Patriot, including the Risk Factors described starting on page 21 and those factors listed below.
Lack of Public Comparables for Stock Evaluation
Inter-Atlantic’s Board of Directors noted that, because Patriot has substantial insurance services operations conducted though non-licensed subsidiaries as well as a licensed insurance subsidiary, there is a lack of publicly traded comparable companies available to use in evaluating Patriot’s value.
Larger and Better Capitalized Competitors
Inter-Atlantic’s Board of Directors considered that Patriot competes with numerous insurance companies and insurance services providers, many of which are substantially larger and better capitalized than Patriot.
Lack of a Long-Term Track Record
Inter-Atlantic’s Board of Directors also noted that Patriot was established in 2003 and does not have a long-term track record in the sectors where it conducts business. While a fast growing business can be viewed as a positive consideration, the Board noted that such businesses have additional risks, such as the lack of a proven track record over many economic cycles.
Completion of the Acquisition
Inter-Atlantic will be required to liquidate under the terms of its certificate of incorporation if it does not complete a business combination by October 9, 2009.
Inter-Atlantic’s Board of Directors considered all of the foregoing factors as a whole and concluded that it supported a favorable determination to approve the acquisition and recommend it to Inter-Atlantic’s stockholders.
Structure Following Completion of the Acquisition
Under the terms of the Stock Purchase Agreement, Inter-Atlantic will acquire 100% of the outstanding capital stock of Patriot from its stockholders. As a result of the acquisition, Patriot will become a wholly-owned subsidiary of Inter-Atlantic.
Directors and Executive Officers Following Completion of the Acquisition
If the acquisition of Patriot is completed, the directors and executive officers of Inter-Atlantic will be as follows:

Name	Age	Position

Directors and Executive Officers
Steven M. Mariano	45	Chairman of the Board, President and Chief Executive Officer
Michael W. Grandstaff	49	Senior Vice President and Chief Financial Officer
Charles K. Schuver	53	Senior Vice President and Chief Underwriting Officer of Guarantee Insurance
Timothy J. Ermatinger	60	Chief Executive Officer of PRS Group, Inc.
Richard G. Turner	58	Senior Vice President
Theodore G. Bryant	39	Senior Vice President, Counsel and Secretary
Timothy J. Tompkins	47	Director

Name	Age	Position

Richard F. Allen	75	Director
Ronald P. Formento Sr.	66	Director
John R. Del Pizzo	62	Director
C. Timothy Morris	58	Director
Frederick S. Hammer	72	Director
Andrew S. Lerner	43	Director
Key Employees
Maria C. Allen	56	Vice President — Client Services/Corporate Claims
Josephine L. Graves	43	President of Patriot Risk Services, Inc.
John J. Rearer	51	Chief Underwriting Officer of PRS
Michael J. Sluka	57	Vice President and Chief Accounting Officer
Dean D. Watters	52	Vice President — Business Development
Robert G. Zamary	43	Vice President— Claims of PRS
Set forth below is certain background information relating to our directors, executive officers and key employees.
Steven M. Mariano — Chairman of the Board, President and Chief Executive Officer for Patriot. Mr. Mariano, Patriot’s founder, is an entrepreneur and businessman with 20 years of experience in the insurance industry. Mr. Mariano founded Strategic Outsourcing Inc., a professional staffing company, which was sold to Union Planters Bank (Regions Bank, NYSE) in 2000. Mr. Mariano formed Patriot Risk Management, Inc. during 2003 to acquire Guarantee Insurance. Shortly thereafter he formed PRS to provide fee-based care management, captive consulting, bill review, network development and other claims related services to Guarantee Insurance and other clients. Mr. Mariano has served as Chairman of the Board and Chief Executive Officer of Guarantee Insurance since 2003. He is responsible for the overall direction and management of Patriot’s operations and financial and strategic planning.
Michael W. Grandstaff, CPA — Senior Vice President and Chief Financial Officer. Mr. Grandstaff is the principal financial officer for Patriot. He joined Patriot as a financial consultant in December 2007 and became Senior Vice President and Chief Financial Officer in February 2008. From October 2006 until he joined Patriot, Mr. Grandstaff was President and Chief Executive Officer of Precedent Insurance Company, a wholly-owned subsidiary of American Community Mutual Insurance Company. From June 2002 until November 2006, Mr. Grandstaff served as Senior Vice President, Chief Financial Officer and Treasurer of American Community Mutual Insurance Company, a mutual health insurance company. From February 2001 until June 2002, Mr. Grandstaff served as Treasurer and Vice President of Finance of Meadowbrook Insurance Group, Inc.
Charles K. Schuver — Senior Vice President and Chief Underwriting Officer of Guarantee Insurance. Mr. Schuver directs Guarantee Insurance’s underwriting activities. He joined Patriot in June 2008. Prior to joining Patriot, Mr. Schuver was Senior Vice President, Corporate Underwriting Executive for Arch Insurance Group, a specialty insurer based in New York with over $2.5 billion in gross written premiums in 2007. Mr. Schuver served in that role from May 2004 until May 2008. He was Vice President, Strategic Development Executive for Royal & Sun Alliance Insurance Group PLC, from 1998 until 2004.
Timothy J. Ermatinger, CPA — Chief Executive Officer of PRS Group. Mr. Ermatinger joined Patriot in June 2006 where he served as Senior Vice President of Strategic Planning. In October 2006 he became Patriot’s Chief Operating Officer. Mr. Ermatinger joined PRS Group as its Chief Executive Officer in September, 2007. Mr. Ermatinger was a Principal in the Merger & Acquisitions department of Rachlin, Cohen & Holtz LLP, a Miami public accounting firm, from December 2005 until June 2006. He served as Senior Vice President of Client Services and Chief Financial Officer of Broadspire Services, Inc., a national third-party administrator in Plantation, Florida from July 2003 to December 2005. Mr. Ermatinger served as Chief Financial Officer of Kemper National Services, a provider of insurance services from September 2000 to July 2003.

Richard G. Turner — Senior Vice President. Mr. Turner’s primary responsibility is to direct Patriot’s alternative markets business development. Mr. Turner joined Patriot in September 2008. Before joining Patriot, he was Senior Vice President in charge of captive and alternative market risk divisions at Lexington Insurance Company, a subsidiary of American International Group, from November 2007 until August 2008. From 2003 until 2007, Mr. Turner was Managing Director in charge of sales and distribution for the alternative market risk subsidiary of Liberty Mutual Group, Inc. For eighteen years prior to that, Mr. Turner was President of Commonwealth Risk Services, a company Mr. Turner founded in 1984 that was a pioneer in providing services to the alternative risk market.
Theodore G. Bryant, Esq. — Senior Vice President, Counsel and Secretary of Patriot. Mr. Bryant serves as the senior legal officer and corporate secretary for Patriot and its subsidiaries. He also has principal oversight for regulatory and compliance matters on behalf of Patriot and its subsidiaries. Prior to joining Patriot, as Senior Vice President — Director Business Development in December 2006, Mr. Bryant practiced law in Seattle, Washington with the law firm of Cozen O’Connor LLP, which he joined in 2000. From 2004 through 2006, Mr. Bryant was a member of the firm’s commercial and insurance litigation departments.
Timothy J. Tompkins — Director. Mr. Tompkins is General Counsel of The Hagerty Group in Traverse City, Michigan. The Hagerty Group is a leading insurance agency for collector cars and boats in the United States. Mr. Tompkins joined the Hagerty Group, as its General Counsel in June 2005. Prior to joining The Hagerty Group, Mr. Tompkins was a senior member of the international insurance practice group at Cozen O’Conner LLP in Seattle, Washington from June 1999 until June 2004. From June 2004 until June 2005, Mr. Tompkins was of counsel at Cozen O’Conner. Mr. Tompkins joined Patriot’s board of directors in 2007.
Richard F. Allen — Director. Mr. Allen is Office Managing Partner of the London, England office of Cozen O’Connor. He has served in that position since 2002. Mr. Allen joined Cozen O’Conner as a partner in 1999. He is a member of the Federation of Insurance Counsel and a fellow of the American College of Trial Lawyers. Mr. Allen joined Patriot’s board of directors in 2007.
Ronald P. Formento Sr. — Director. Mr. Formento serves as the President and Chairman of Transport Driver, Inc., a driver leasing company primarily servicing private manufacturing companies. He has served in that position since 1976. Mr. Formento also served as Chairman of the Board of Optimum Staffing, a provider of staffing services from 1992 until January 2005, and serves as Chairman of the Board of Mount Mansfield Insurance Group, a captive insurance company sponsored by American International Group that is engaged in reinsuring workers’ compensation insurance for truck drivers. Mr. Formento joined Patriot’s board of directors in 2008.
John R. Del Pizzo, CPA — Director. Since 1997, Mr. Del Pizzo has served as President, Secretary and Treasurer of Del Pizzo & Associates, P.C., an accounting and business advisory firm. Mr. Del Pizzo joined Patriot’s board of directors in 2003. Mr. Del Pizzo serves as the Chairman of Patriot’s Audit Committee of the board of directors.
C. Timothy Morris — Director. Mr. Morris is currently Managing Director of National Capital Advisors, Inc., an insurance consulting firm located in Charleston, South Carolina. He has served in that position since 2002. From 1997 to 2002, Mr. Morris was Senior Vice President and Chief Executive Officer, National Accounts, for Travelers Property and Casualty. Mr. Morris joined Patriot’s board of directors in 2008.
Frederick S. Hammer — Director since inception. Mr. Hammer has been Co-Chairman of Inter-Atlantic Group since 1994. Prior thereto Mr. Hammer served as Chairman, President and Chief Executive Officer of Mutual of America Capital Management Corporation. Mr. Hammer is a Director of Inter-Atlantic Group’s portfolio companies, Avalon Healthcare Holdings and Homeowners of America Holding Corporation. In addition, he currently serves as a Director on the Board of ING Clarion Realty Funds and is a former Director of several public and private companies, including VISA USA and VISA International.
Andrew S. Lerner — Director since inception and Chief Executive Officer from inception until the acquisition of Patriot. Mr. Lerner is Managing Partner of Inter-Atlantic Group, where he has been employed since 1995. Mr. Lerner was also President and Managing Director of Guggenheim Securities, LLC, Inter-Atlantic Group’s former FINRA broker-dealer operation, until 2003. Mr. Lerner is a Director of HedgeCo Networks, LLC, a Board Observer at Planet Payment, Inc. and an advisory board member at TIO Networks, Inc., which are all portfolio companies of Inter-Atlantic Group. Prior to joining Inter-Atlantic Group, he served as an investment banker in the Financial Institutions Group of Smith Barney Inc. for four years and in its Mortgage and Asset Finance Group for two years.

Maria C. Allen — Vice President-Client Services/Corporate Claims. Ms. Allen directs Patriot’s claims handling operation. Ms. Allen joined Patriot in July 2003.
Josephine L. Graves — President of Patriot Risk Services, Inc. She joined Patriot in October 2006. From May 2006 until joining Patriot Risk Services, she was Risk Manager for Interim Healthcare, Inc., a home health agency company based in Sunrise, Florida. From September 2004 until May 2006, Ms. Graves served as Workers’ Compensation Manager for Aequicap Claims Services, a provider of insurance claims services, located in Fort Lauderdale, Florida. From March 1993 until September 2004, she was Director of Tenet DirectComp of South Florida, a third party administrator.
John J. Rearer — Chief Underwriting Officer of PRS. Mr. Rearer leads the underwriting efforts at PRS. He joined Patriot in September 2007. From 1994 until September 2007, Mr. Rearer was Vice President of Preferred Employers Group, a managing general agent based in Miami, Florida that wrote workers’ compensation insurance to franchised restaurant chains.
Michael J. Sluka, CPA — Vice President and Chief Accounting Officer of Patriot. Mr. Sluka is Patriot’s principal accounting officer. Mr. Sluka joined Patriot in April 2008. From December 1999 until he joined Patriot, Mr. Sluka served as the Chief Financial Officer, Senior Vice President and Treasurer of TRG Holding Corporation and TIG Insurance Company, subsidiaries of Fairfax Financial Holdings Limited (NYSE), a financial services company engaged in property and casualty insurance, reinsurance and investment management.
Dean D. Watters — Vice President-Business Development. Mr. Watters directs Patriot’s business development activities. Prior to joining Patriot in May 2008, Mr. Watters was Division Vice President, Insurance Services for the Added Value Services Division of Automatic Data Processing, Inc., a provider of technology-based outsourcing solutions to employers, vehicle retailers and manufacturers. He served in that role from 2000 until 2007.
Robert G. Zamary — Vice President — Claims for PRS. Mr. Zamary’s primary responsibility is to direct Patriot’s insurance services business development on a national basis. Mr. Zamary joined Patriot as Vice President — Claims for PRS in May 2009. For nine years prior to joining PRS Group, Mr. Zamary held a variety of positions, most recently as Executive Vice President and Chief Operating Officer, of AVIZENT/The Frank Gates Service Company, a national provider of workers compensation, liability and maritime third-party administration, managed care and risk services.
Appraisal or Dissenters Rights
No appraisal or dissenters rights are available under the Delaware General Corporation Law for the stockholders of Inter-Atlantic in connection with the acquisition proposal.
United States Federal Income Tax Consequences of the Acquisition
The following discusses the U.S. Federal income tax consequences of the acquisition of Patriot by Inter-Atlantic. This discussion is based on the United States Internal Revenue Code of 1986, as amended. The statements set forth as to tax consequences of the transaction to Inter-Atlantic common stockholders are those of Inter-Atlantic. Inter-Atlantic does not intend to obtain an opinion of counsel with respect to such matters. Accordingly, you should consult your personal tax advisor as to the tax consequences of the transaction.
Inter-Atlantic common stockholders who do not exercise their conversion rights will continue to hold their Inter-Atlantic common stock and as a result will not recognize any gain or loss from the acquisition.

Inter-Atlantic common stockholders who exercise their conversion rights will recognize gain or loss to the extent that the amount received by such common stock holders upon conversion is greater than or less than, respectively, such holder’s tax basis in their shares. A holder’s tax basis in the shares generally will equal the cost of the shares. A stockholder that purchased Inter-Atlantic’s units will have to allocate the cost between the shares and the warrants of the units based on their fair market values at the time of the purchase. Assuming the shares are held as a capital asset, the gain or loss will be capital gain or loss and will be long-term capital gain or loss if such holder’s holding period in the shares is longer than one year.
Fiscal Year
Inter-Atlantic’s fiscal year end is December 31.
Regulatory Matters
The acquisition and the transactions contemplated by the Stock Purchase Agreement are not subject to any Federal, state or local regulatory requirement or approval, other than certain regulatory requirements of the Florida Department of Insurance. See “Regulation” on p. 124.
Consequences if Acquisition Proposal is Not Approved
If Inter-Atlantic does not complete a business combination by October 9, 2009, Inter-Atlantic will be liquidated and Inter-Atlantic will distribute to all holders of IPO shares, in proportion to the number of such shares held by them, an aggregate sum equal to the amount in the trust fund. Inter-Atlantic’s initial stockholders have waived their rights to participate in any trust distribution with respect to their shares of common stock sold in such offering. There will be no distribution from the trust fund with respect to Inter-Atlantic’s warrants.
Required Vote
The affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock is required to adopt the acquisition proposal. Adoption of the acquisition proposal also requires the affirmative vote of a majority of the shares of Inter-Atlantic’s common stock issued in its initial public offering.
Inter-Atlantic’s initial stockholders have agreed to vote their shares of Inter-Atlantic common stock acquired prior to Inter-Atlantic’s initial public offering, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, in accordance with the vote of the majority of the shares of Inter-Atlantic common stock issued in its initial public offering.
Adoption of the acquisition proposal is conditioned upon the adoption of the charter amendment proposal but is not conditioned upon the adoption of the director proposal, the plan proposal or the adjournment proposal.
Recommendation
After careful consideration, Inter-Atlantic’s Board of Directors has determined unanimously that the acquisition proposal is in the best interests of Inter-Atlantic and its stockholders. Inter-Atlantic’s Board of Directors has approved and declared advisable the acquisition proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ACQUISITION PROPOSAL.
Interest of Inter-Atlantic Directors and Officers in the Acquisition
In considering the recommendation of the Board of Directors of Inter-Atlantic to vote for the proposal to adopt the acquisition, you should be aware that certain members of the Inter-Atlantic’s Board, and their affiliates, have agreements or arrangements that provide them with interests in the acquisition that differ from, or are in addition to, those of Inter-Atlantic stockholders generally. In particular:
•	If the acquisition is not approved and Inter-Atlantic is therefore required to liquidate, the shares of common stock beneficially owned by Inter-Atlantic’s executive officers and directors and their affiliates that were acquired prior to Inter-Atlantic’s initial public offering may be worthless because no portion of the net proceeds of Inter-Atlantic’s initial public offering that may be distributed upon liquidation of Inter-Atlantic will be allocated to such shares. Similarly, the warrants to purchase Inter-Atlantic common stock held by Inter-Atlantic’s executive officers and directors and their affiliates may become worthless if the acquisition is not approved and Inter-Atlantic fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation. In addition, certain Inter-Atlantic executive officers and directors and their affiliates may not be reimbursed for certain acquisition and other expenses;

•	After the completion of the acquisition, it is expected that two of Inter-Atlantic’s current directors, Andrew S. Lerner and Frederick S. Hammer, will continue to serve on Inter-Atlantic’s Board of Directors. Messrs. Lerner and Hammer, as directors of Inter-Atlantic, will, following the acquisition, be compensated in such manner, and in such amounts, as Inter-Atlantic’s Board of Directors may determine to be appropriate. No agreements or plans with respect to such compensation have been entered into, adopted or otherwise agreed upon by Inter-Atlantic; and

•	Certain of Inter-Atlantic’s executive officers and directors have agreed in writing that, if Inter-Atlantic liquidates prior to the consummation of a business combination, they may be personally liable to pay debts and obligations to vendors or other entities that are owed money by Inter-Atlantic for services rendered or products sold to Inter-Atlantic in excess of amounts not held in the trust account.
Inter-Atlantic’s Board of Directors was aware of these agreements and arrangements during its deliberations on the merits of the acquisition and in determining to recommend to the stockholders of Inter-Atlantic that they vote for the adoption of the acquisition proposal.
Interests of Patriot Directors and Officers in the Acquisition
You should understand that some of the current directors and officers of Patriot have interests in the acquisition that are different from, or in addition to, your interest as a stockholder. In particular:
•	Steven Mariano has personally guaranteed borrowings by Patriot to third party lenders.

•	Each of the executive officers of Patriot, including Steven Mariano, the Chief Executive Officer, Michael Grandstaff, Charles Schuver, Timothy Ermatinger, Richard Turner and Theodore Bryant are expected to remain in their present positions with Patriot and each such individual has entered into an employment agreement with Patriot in anticipation of Patriot becoming a public company; and

•	Each of the executive officers of Patriot, including Steven Mariano, the Chief Executive Officer, Michael Grandstaff, Charles Schuver, Timothy Ermatinger, Richard Turner and Theordore Bryant are expected to receive stock option grants in connection with Patriot becoming a public company.
Inter-Atlantic’s Board of Directors was aware of these agreements and arrangements during its deliberations on the merits of the acquisition and in determining to recommend to the stockholders of Inter-Atlantic that they vote for the adoption of the acquisition proposal.

THE CHARTER AMENDMENT PROPOSAL
General Description of the Charter Amendment
The material terms of the amendment and restatement of the certificate of incorporation of Inter-Atlantic involve: (1) changing the name of Inter-Atlantic to Patriot Risk Management, Inc., (2) removing the provisions which are typically found only in special purpose acquisition companies, including without limitation the termination date and providing for the duration of the corporation to be perpetual, (3) increasing the authorized common stock from 49,000,000 shares to [                    ] shares and designating [                    ] shares as Class A common stock and [                    ] shares as Class B common stock, (4) reclassifying the outstanding shares of common stock into shares of Class A common stock, (5) providing for certain dividend rights for holders of Class A common stock, (6) requiring the affirmative vote of 66 2/3 % of all stockholders entitled to vote, voting together as a single class, to (i) amend the certificate of incorporation or adopt a bylaw inconsistent with the certificate of incorporation, and (ii) remove a director for cause, and (7) electing to be governed by Section 203 of the Delaware General Corporation Law. The acquisition will not be consummated unless the charter amendment proposal is approved by the stockholders. The discussion in this document of the charter amendment proposal is in general terms and we recommend that you carefully review the Amended and Restated Certificate of Incorporation which is attached as Annex B to this document and is incorporated in this document by reference.
Inter-Atlantic’s Reasons for the Amendment and Restatement
Inter-Atlantic’s current amended and restated certificate of incorporation, or the Original Charter, was adopted in connection with Inter-Atlantic’s initial public offering as a special purpose acquisition company. Therefore, there are provisions in the Original Charter which are not applicable to a publicly-traded operating company. In addition, as a condition to entering into the Stock Purchase Agreement, the Company agreed to amend the Original Charter to revise or delete certain of these provisions. The Original Charter also contained certain provisions that the current Board of Directors deemed to be anti-takeover provisions. The Board of Directors believed it to be in the best interests of Inter-Atlantic to address these matters by amending and restating the Original Charter in their entirety. The material changes resulting from adopting the Amended and Restated Certificate of Incorporation, or the Amended Charter, and the reasons the Board of Directors is recommending such changes are set forth below.
Change of Name. The Amended Charter will change the name of the company from Inter-Atlantic Financial, Inc. to Patriot Risk Management, Inc. In the judgment of our Board of Directors, this change is desirable, as a change in our name more properly reflects who we are and the business we will be engaged in following the acquisition.
Removing Special Purpose Acquisition Company Provisions. The Amended Charter will delete all provisions which were included because Inter-Atlantic is a special purpose acquisition company. Therefore Article Third regarding the purpose of the company will be revised. In addition, Article Fifth, Sections (A) through (G) will be deleted. In the judgment of our Board of Directors, the amendments to Articles Third and Fifth are desirable, as Articles Third and Fifth relate to the operation of Inter-Atlantic as a blank check company prior to the consummation of a business combination. Such provisions will not be applicable upon consummation of the acquisition.
Designating Class A and Class B common stock. Pursuant to the Stock Acquisition Agreement, Inter-Atlantic will issue 6,900,000 shares of Class B common stock to the stockholders of Patriot and may issue up to an additional 5,000,000 shares of Class B common stock based on the future trading price of Inter-Atlantic’s common stock after the acquisition. We are soliciting approval for more authorized shares than are necessary for the issuance of the 6,900,000 shares of Class B common stock and the potential issuance of an additional 5,000,000 shares, respectively. We do not currently have any plans or commitments to issue these excess authorized shares, other than the 3,000,000 shares of Class B common stock which will be reserved for issuance pursuant to our 2009 Stock Incentive Plan. All of the current stockholders of Inter-Atlantic will be deemed to hold Class A common stock. The only material difference between Class A and Class B common stock is that the Class A common stock has certain dividend rights as described below. Therefore, the Amended Charter must designate both a Class A and Class B common stock.
Increasing the Authorized Common Stock. The Amended Charter will increase the authorized common stock from 49,000,000 shares to [  _____  ] shares and designate [  _____  ] shares as Class A common stock and [  _____  ] shares as Class B common stock. The authorized common stock is being increased in order to allow Inter-Atlantic to have shares available to provide for the issuance of the Class B common stock, reserve shares in connection with the 2009 Stock Incentive Plan and the options and provide for sufficient authorized shares to allow for the potential conversion of Class B common stock into Class A common stock.
Requiring the Affirmative Vote of 66 2/3% for Certain Matters. The Amended Charter will require the affirmative vote of 66 2/3% of all stockholders entitled to vote, voting together as a single class, to (i) amend the certificate of incorporation or adopt a bylaw inconsistent with the certificate of incorporation, and (ii) remove a director for cause. The Charter is being amended pursuant to this proposal in order to promote the continuity of management to better enable Inter-Atlantic to achieve its long-term goals and thereby increase stockholder value.
Election to be Governed by Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law may limit the ability of an “interested stockholder” to engage in a business combination with us. Inter-Atlantic is currently subject to this provision in accordance with Delaware law because its stock is traded on a national securities exchange. Electing to be governed by Section 203 will insure that the protections provided by this section will apply to Inter-Atlantic in the future should its stock cease to be listed on a national securities exchange.
Dividend Rights for Class A common stock. Pursuant to the Stock Acquisition Agreement, all of the current stockholders of Inter-Atlantic will be deemed to hold Class A common stock. The only material difference between the Class A and Class B common stock is that the Class A common stock is anticipated to receive a dividend of $0.20 per share per quarter. The Class A common stock is to receive an aggregate of $2.40 in dividends, inclusive of any quarterly dividends, on or prior to a change of control transaction or a liquidation. It is anticipated that the Class B common stock will not receive dividends. The Class B common stock only converts into Class A common stock after the Class A common stock receives $2.40 per share in aggregate dividends, or the share price exceeds an average price of $11 per share for 20 consecutive trading days, whichever is earlier. Therefore, the Amended Charter must provide certain dividend rights for the Class A common stock.

Limits in the ability to replace directors. We are proposing that our certificate of incorporation provide that the number of directors shall be fixed from time to time by our board of directors. Our board of directors will be divided into three classes with the number of directors in each class being as nearly equal as possible. Each director will serve a three-year term. We are also proposing that our certificate of incorporation provide that any director may be removed for cause, at any meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least two-thirds of the shares of our stock entitled to vote for the election of directors.
Anti-Takeover Effects of Provisions in the Amended Charter and Bylaws
The Amended Charter and the Bylaws of the company after the acquisition will include the following anti-takeover provisions:
•	we have 1,000,000 shares of undesignated preferred stock, the terms of which may be established by our Board of Directors without the approval of any of our common stockholders;

•	vacancies on our Board of Directors may only be filled by the Board of Directors unless the vacancy was caused by stockholder action;

•	special meetings of the stockholders may be called only by the Chairman of the Board or the Board of Directors;

•	we will be governed by Section 203 of the Delaware General Corporation Law;

•	only a certain number of director positions will be able to be filled at each annual meeting; and

•	a two-thirds vote will be required to remove a director for cause.
Our Amended Certificate and Bylaws do not provide for cumulative voting for directors.
Consequences if Charter Amendment Proposal is Not Approved
If the charter amendment proposal is not approved by the stockholders, Inter-Atlantic will not be able to consummate the acquisition proposal.
Required Vote
Adoption of the charter amendment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock. Adoption of the charter amendment proposal is conditioned upon the adoption of the acquisition proposal but not conditioned on adoption of the director proposal, the plan proposal or the adjournment proposal.
Inter-Atlantic’s initial stockholders intend to vote their shares of Inter-Atlantic common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, “FOR” the charter amendment proposal.
Recommendation
After careful consideration, Inter-Atlantic’s Board of Directors has determined unanimously that the charter amendment proposal is in the best interests of Inter-Atlantic and its stockholders. Inter-Atlantic’s Board of Directors has approved and declared advisable the charter amendment proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

THE DIRECTOR PROPOSAL
General Description of the Director Proposal
Inter-Atlantic’s board of directors is currently divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. Whether or not the acquisition is approved, Inter-Atlantic’s board of directors will remain classified as described in this section. The Director Proposal A involves the election of two Class I directors, three Class II directors and three Class III directors to Inter-Atlantic’s Board of Directors to hold office until such directors’ terms expire or until their successors are elected and qualified (in the event the acquisition is approved) in the event the acquisition proposal is approved, OR —, in the event the acquisition proposal is not approved, the election of two Class I directors, D. James Daras and Frederick S. Hammer, to Inter-Atlantic’s Board of Directors with their term expiring at the 2012 annual meeting, referred to as Director Proposal B.
Director Proposal A
We are proposing that the below individuals be elected as Class I directors, Class II directors and Class III directors, provided, that such election is conditional upon the approval of the acquisition proposal. There are not now, nor have there ever been, any other arrangements, agreements or understandings regarding the selection and nomination of Inter-Atlantic’s directors, except as set forth in the Stock Purchase Agreement. Unless authority is withheld, the proxies solicited by the Board of Directors will be voted “FOR” the election of these nominees.
We are proposing that the following persons be elected as Class I directors with their term expiring at the 2010 annual meeting:
Steven M. Mariano, and
Timothy J. Tompkins.
We are proposing that the following persons be elected as Class II directors with their term expiring at the 2011 annual meeting:
Ronald P. Formento Sr.,
C. Timothy Morris, and
Frederick S. Hammer.
We are proposing that the following persons be elected as Class III directors with their term expiring at the 2012 annual meeting:
Richard F. Allen,
John R. Del Pizzo, and
Andrew S. Lerner.
The election of these directors would be effective upon the closing of the acquisition. For information about the background of these candidates see Directors and Executive Officers Following Completion of the Acquisition on page 51.

Director Proposal B
In the event that the acquisition is not approved Inter-Atlantic will continue to have a staggered Board of Directors, and according to Inter-Atlantic’s Amended and Restated Certificate of Incorporation, the term of office of the first class of directors, consisting of D. James Daras and Frederick S. Hammer, expires at this meeting. In this case, Messrs. Daras and Hammer have been nominated as candidates for election. Unless authority is withheld, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees in the event the acquisition is not approved.
We are proposing that the following persons be elected as Class I directors with their term expiring at 2012 annual meeting:
D. James Daras, and
Frederick S. Hammer.
Inter-Atlantic’s Reasons for Director Proposal A and B
The Share Purchase Agreement provides that Patriot shall be able to designate six persons, and that Andrew Lerner shall be able to designate two persons for election to our Board of Directors. Inter-Atlantic believes that these board candidates have the knowledge and experience to govern Inter-Atlantic after the completion of the acquisition. We are proposing Director Proposal B in the event the acquisition proposal is not approved.
In the event that the acquisition is not approved and assuming the election of Messrs. Daras and Hammer, the board of directors and management positions of Inter-Atlantic will be as follows:

Name	Age	Position
Andrew S. Lerner	43	Chief Executive Officer and Director

Stephen B. Galasso	60	Senior Strategic Officer and Director

D. James Daras	55	Executive Vice President, Chief Financial Officer and Director

Brett G. Baris	34	Executive Vice President

Robert M. Lichten	68	Director

Frederick S. Hammer	72	Director

Samuel J. Weinhoff	58	Director

David Gaebler	47	Director
Information About Nominees
Mr. D. James Daras has been our Executive Vice President, Chief Financial Officer and a Director since inception. Mr. Daras is a former Partner of Inter-Atlantic Group from January 2005 through March 2007. In addition, from March 2007 to March 2008, Mr. Daras was the Chief Executive Officer and Director of Loan Servicing Solutions Holdings, LLC, a former portfolio company of Inter-Atlantic Group. From approximately March 2002 to the present, Mr. Daras was Chief Executive Officer of JW Group, LLC, which provided advisory services to hedge funds investing in financial institutions and mortgage real estate investment trusts. From December 1990 through March 2002, at Dime Bancorp, Mr. Daras managed loan and securities portfolios, and also oversaw the bank’s cash management, money transfer, derivatives, funding and risk management operations. Mr. Daras’ previous positions include Executive Vice President, Treasurer and Asset-Liability Committee Chairman of Dime Bancorp, Chief Financial Officer of Cenlar Capital Corp., a mortgage banking company and Vice President of The Chase Manhattan Bank.

Frederick S. Hammer — Director since inception. Mr. Hammer has been Co-Chairman of Inter-Atlantic Group since 1994. Prior thereto Mr. Hammer served as Chairman, President and Chief Executive Officer of Mutual of America Capital Management Corporation. Mr. Hammer is a Director of Inter-Atlantic Group’s portfolio companies, Avalon Healthcare Holdings and Homeowners of America Holding Corporation. In addition, he currently serves as a Director on the Board of ING Clarion Realty Funds and is a former Director of several public and private companies, including VISA USA and VISA International.
Meetings and Committees of the Board of Directors of Inter-Atlantic
During the fiscal year ended December 31, 2008, Inter-Atlantic’s board of directors acted through meetings four times. Although Inter-Atlantic does not have any formal policy regarding director attendance at annual stockholder meetings, Inter-Atlantic will attempt to schedule its annual meetings so that all of its directors can attend. In addition, Inter-Atlantic expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.
Independence of Directors
Our board of directors has determined that, if elected to the Board pursuant to Director Proposal A,  _____  , will be “independent directors” within the meaning of Rule 121(A) of the NYSE Amex Company Guide and Rule 10A-3 promulgated under the Securities and Exchange Act of 1934, as amended.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, among others, to file reports of ownership and changes in ownership with the SEC. Our directors are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, we believe that from January 1, 2008 to December 31, 2008 all Section 16(a) filing requirements applicable to our directors were complied with.
Audit Committee
If elected to the Board pursuant to Director Proposal A,  _____  , will be appointed to our audit committee. Mr.  _____  will serve as the chairman of our audit committee. Our Board has determined that Mr.  _____  meets the SEC criteria of an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The audit committee will review the professional services and independence of our independent registered public accounting firm and our accounts, procedures and internal controls. The audit committee will recommend the firm selected to be our independent registered public accounting firm, reviews and will approve the scope of the annual audit, will review and evaluate with the independent public accounting firm our annual audit and annual consolidated financial statements, will review with management the status of internal accounting controls, will evaluate problem areas having a potential financial impact on us that may be brought to the committee’s attention by management, the independent registered public accounting firm or the board of directors, and will evaluate all of our public financial reporting documents. Our audit committee has a written charter. A copy of the charter was filed with the SEC on July 30, 2007 as Exhibit 99.1 to our Registration Statement on Form S-1 (file no. 333-140690).
Principal Accounting Fees and Services
The firm of Rothstein, Kass & Company, P.C.(“Rothstein Kass”) acts as our principal accountant. Rothstein Kass manages and supervises the audit, and is exclusively responsible for the opinion rendered in connection with its examination. The following is a summary of fees paid to Rothstein Kass for services rendered:
Audit Fees

The aggregate fees billed or expected to be billed for professional services rendered by Rothstein Kass for the year ended December 31, 2007 for (a) the annual audit of our financial statements for such year and (b) the audit of our financial statements dated January 31, 2007, June 15, 2007 and October 9, 2007 and filed with our registration statement on Form S-1 or our current reports on Form 8-K, (c) reviews of SEC filings and (d) the review of our financial statement for the quarterly period ended September 30, 2007 amounted to approximately $115,000.

The aggregate fees billed or expected to be billed for professional services rendered by Rothstein Kass for the year ended December 31, 2008 for (a) the annual audit of our financial statements for such year and (b) the reviews of our financial statements for the quarterly periods ended March 31, June 30 and September 30, 2008 amounted to approximately $62,500.
Audit-Related Fees
We did not receive audit-related services that are not reported as Audit Fees for the years ended December 31, 2007 and December 31, 2008.
Tax Fees
We did not receive significant professional services for tax compliance, tax advice and tax planning for the years ended December 31, 2007 and December 31, 2008.
All Other Fees
We did not receive products and services provided by Rothstein, other than those discussed above, for the years ended December 31, 2007 and December 31, 2008.
Audit Committee Pre-Approval Policies and Procedures
In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before we engage an independent accountant to render audit or permitted non-audit services, the engagement will be approved by the board of directors or audit committee.
Audit Committee Report
The audit committee reviews the company’s financial reporting process on behalf of the board. Management is responsible for our internal controls, the financial reporting process and the preparation of our financial statements. Our independent registered public accounting firm is responsible for performing an independent audit of the company’s financial statements in accordance with auditing standards generally accepted in the U.S. and issuing a report on the financial statements.
In this context, the audit committee has met and held discussions with management and Rothstein, Kass & Company, P.C., the company’s independent registered public accounting firm, on at least a quarterly basis. Management represented to the audit committee that the company’s financial statements were prepared in accordance with accounting principles generally accepted in the U.S., and the audit committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm. The audit committee meets with management and the independent registered public accounting firm together and individually, as required, at each meeting. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.
During 2008, the audit committee reviewed management’s documentation for maintaining adequate internal controls over financial reporting to meet continuing compliance requirements under Section 404 of the Sarbanes-Oxley Act of 2002. Based upon its assessment, management concluded that, as of December 31, 2007, the Company’s internal control over financial reporting was effective.
In addition, the audit committee has discussed with the independent registered public accounting firm the accountants’ independence from the company and its management, and has received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees).
In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, that the 2008 audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Robert M. Lichten (Chairman)
Frederick S. Hammer
Samuel J. Weinhoff
Nominating Committee
The Board of Directors of Inter-Atlantic has established a nominating committee consisting of three directors who qualify as independent directors within the meaning of Rule 121(A) of the NYSE Amex Company Guide and Rule 10A-3 promulgated under the Securities and Exchange Act of 1934, as amended. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which will be specified in the nominating committee charter, will generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating committee will evaluate each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee will not distinguish among nominees recommended by stockholders and other persons.

Code of Conduct and Ethics
We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the NYSE American Stock Exchange. A copy of the code of conduct and ethics is available to any person without charge upon written request. The request should be sent to: Inter-Atlantic Financial, Inc. 400 Madison Ave, New York, NY 10017.
Compensation Committee Information
As no executive officer of Inter-Atlantic has received any cash or non-cash compensation for services rendered to Inter-Atlantic, a compensation committee was unnecessary. After the consummation of the Acquisition, the board of directors of Inter-Atlantic will establish a compensation committee consisting of three directors who will each qualify as an independent director within the meaning of Rule 121(A) of the NYSE American Stock Exchange Company Guide and Rule 10A-3 promulgated under the Securities and Exchange Act of 1934, as amended. The independent members will be  _____ . The purpose of the compensation committee will be to review and approve compensation paid to Inter-Atlantic’s officers and to administer the Inter-Atlantic’s equity compensation plans, including authority to make and modify awards under such plans. We have not yet formed a compensation committee so therefore we have not yet adopted a written charter for a compensation committee.
Compensation Arrangements for Directors
Inter-Atlantic directors do not currently receive any cash compensation for their service as members of the board of directors. Upon consummation of the acquisition, non-employee directors of Inter-Atlantic will receive varying levels of compensation for their services as directors based on their eligibility as members of Inter-Atlantic’s audit and compensation committees. Inter-Atlantic anticipates determining director compensation in accordance with industry practice and standards.
Stockholder Communications with the Board of Directors
Our board of directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The chairman of our audit committee will be primarily responsible for monitoring communications from stockholders and other interested parties and will provide copies or summaries of such communications to the other directors as he considers appropriate.
Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of the audit committee considers to be important for the directors to know.
Stockholders and other interested parties who wish to send communications on any topic to the board of directors should address such communications to the chairman of the audit committee at our principal executive offices.
Executive Compensation
Inter-Atlantic
No executive officer of Inter-Atlantic has received any cash or non-cash compensation for services rendered to Inter-Atlantic. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.
Compensation Discussion and Analysis
Overall, Inter-Atlantic will seek to provide total compensation packages that are competitive in terms of potential value to its executives, and which are tailored to the unique characteristics and needs of Inter-Atlantic within its industry in order to create an executive compensation program that will adequately reward its executives for their roles in creating value for Inter-Atlantic stockholders. Inter-Atlantic intends to be competitive with other similarly situated companies in its industry following completion of the acquisition. The compensation decisions regarding Inter-Atlantic’s executives will be based on Inter-Atlantic’s need to attract individuals with the skills necessary for Inter-Atlantic to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Inter-Atlantic’s expectations.
It is anticipated that Inter-Atlantic’s executives’ compensation will have three primary components — salary, cash incentive bonuses and stock-based awards. Inter-Atlantic will view the three components of executive compensation as related but distinct. Although Inter-Atlantic’s compensation committee will review total compensation, Inter-Atlantic does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. Inter-Atlantic anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since Inter-Atlantic’s compensation committee will not be formed until consummation of the Acquisition, Inter-Atlantic has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.
In addition to the guidance provided by its compensation committee, Inter-Atlantic may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.
Inter-Atlantic’s compensation committee will be charged with performing an annual review of Inter-Atlantic’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation
Inter-Atlantic believes it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the insurance industry. Inter-Atlantic expects that the compensation committee will stay apprised of the cash and equity compensation practices of publicly held companies in the insurance industry through the review of such companies’ public reports and through other resources. Following the completion of the acquisition, Inter-Atlantic expects to identify companies for inclusion in any benchmarking group which have business characteristics comparable to Inter-Atlantic, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of Inter-Atlantic post-acquisition business and objectives that may be unique to Inter-Atlantic, Inter-Atlantic generally believes that gathering this information will be an important part of its compensation-related decision-making process.
Compensation Components
Base Salary. Generally, Inter-Atlantic, working with the compensation committee, anticipates setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. Inter-Atlantic will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what Inter-Atlantic believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.
Annual Bonuses. Inter-Atlantic intends to design and utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.
Inter-Atlantic will structure cash incentive bonus compensation so that it is taxable to its employees at the time it becomes available to them. At this time, it is not anticipated that any executive officer’s annual cash compensation will exceed $1 million, and Inter-Atlantic has accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.
Equity Awards. Inter-Atlantic also will use stock options and other stock-based awards to reward long-term performance. Inter-Atlantic believes that providing a meaningful portion of its executives’ total compensation package in stock options and other stock-based awards will align the incentives of its executives with the interests of Inter-Atlantic’s stockholders and with Inter-Atlantic’s long-term success. The compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to Inter-Atlantic’s executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.
Other Compensation. Inter-Atlantic will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and will not discriminate in favor of executive officers. While no determination has yet been made, following the acquisition Inter-Atlantic may extend other perquisites to its executives that are not available to our employees generally.

Consequences if the Director Proposal is Not Approved
If Director Proposal A is not approved by the stockholders, Inter-Atlantic will not be able to consummate the acquisition proposal. If Director Proposal A and Director Proposal B are both not approved by the stockholders, then the current directors will remain in office.
Required Vote
The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. In the event the acquisition proposal is approved, then eight directors have been nominated by the Board of Directors, two of which are incumbent directors to continue to serve as Directors. In the event the acquisition proposal is not approved, then two incumbent directors have been nominated by the Board of Directors to continue to serve as Directors. The Board of Directors recommends that Messrs. Mariano, Tompkins, Formento, Morris, Hammer, Allen, Del Pizzo and Lerner serve as Directors if the acquisition proposal is approved (Director Proposal A). The Board of Directors recommends that Messrs. Daras and Hammer serve as Directors if the acquisition proposal is not approved. Proxies received by the Company will be voted FOR the election of these eight Directors if the acquisition proposal is approved and FOR the election of these two Directors if the acquisition proposal is not approved (Director Proposal B), unless marked to the contrary. A stockholder who desires to withhold voting of the proxy for all or one or more of the nominees may so indicate on the proxy.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. MARIANO, TOMPKINS, FORMENTO, MORRIS, HAMMER, ALLEN, DEL PIZZO AND LERNER IF THE ACQUISITION IS APPROVED (DIRECTOR PROPOSAL A) AND “FOR” THE ELECTION OF MESSRS. DARAS AND HAMMER AS CLASS A DIRECTORS IF THE ACQUISITION IS NOT APPROVED (DIRECTOR PROPOSAL B).

THE PLAN PROPOSAL
General Description of the Plan
In [     ] 2009, Inter-Atlantic’s Board of Directors adopted Inter-Atlantic’s 2009 Stock Incentive Plan (which we sometimes refer to as the Plan), subject to approval by Inter-Atlantic’s stockholders. Inter-Atlantic’s stockholders are now requested to approve the adoption of the Plan.
A general description of the basic features of the Plan is set forth below. Such description is qualified in its entirety by reference to the full text of the Plan, which is set forth as Annex C to this Proxy Statement.
Purpose
The purpose of the Plan is to further promote the interests of Inter-Atlantic, its subsidiaries and its stockholders by enabling Inter-Atlantic and its subsidiaries to attract, retain and motivate employees, non-employee directors and consultants or those who will become employees, non-employee directors or consultants, and to align the interests of those individuals and Inter-Atlantic’s stockholders.
Number Of Shares
The maximum number of shares of Inter-Atlantic common stock as to which awards may be granted under the Plan may not exceed 3,000,000 shares of Class B common shares, inclusive of “conversion options” discussed below. Shares of Inter-Atlantic common stock subject to issuance upon exercise or settlement of awards with respect to stock options, stock appreciation rights, restricted stock and restricted stock units shall count against this limit. With respect to awards intended to be “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (which is referred to as the Code), the maximum amount that can be awarded in any calendar year to any participant is (i) 800,000 shares of Inter-Atlantic common stock for awards denominated in shares, or (ii) $1,500,000 in the case of awards not denominated in shares of Inter-Atlantic common stock. The limits on the numbers of shares described in this paragraph and the number of shares subject to any award under the Plan are subject to proportional adjustment as determined by Inter-Atlantic’s Board to reflect certain stock changes, such as stock dividends and stock splits (see “Recapitalization Adjustments” below).
If any awards under the Plan expire or terminate unexercised, the shares of common stock allocable to the unexercised or terminated portion of such award shall again be available for award under the Plan.
Administration
The administration, interpretation and operation of the Plan will be vested in the Compensation Committee of Inter-Atlantic’s Board of Directors. The Compensation Committee may designate persons other than members of the Compensation Committee to carry out the day-to-day administration of the Plan.
Eligibility
The Plan permits awards to employees, non-employee directors of, and consultants to Inter-Atlantic and its subsidiaries.
No determination has been made as to future awards which may be granted under the Plan except for conversion options in connection with the transactions contemplated by the Stock Purchase Agreement. It is not determinable what awards under the Plan would have been received by the executive officers and directors of Inter-Atlantic and its subsidiaries during the fiscal year ended December 31, 2008 had the Plan then been in effect.

Awards Under the Plan
Awards under the Plan may consist of stock options, stock appreciation rights (which are sometimes referred to as SARs), restricted stock and restricted stock units, each of which is described below. All awards will be evidenced by an award agreement between Inter-Atlantic and the individual participant and approved by the Compensation Committee. In the discretion of the Compensation Committee, an eligible employee may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible employee.
Stock Options and Stock Appreciation Rights
A stock option is an award that entitles a participant to purchase shares of Inter-Atlantic Class B common stock at a price fixed at the time the option is granted. Stock options granted under the Plan may be in the form of incentive stock options (which qualify for special tax treatment) or non-qualified stock options, and may be granted alone or in addition to other awards under the Plan.
An SAR entitles a participant to receive, upon exercise, an amount equal to:
•	the excess of:

•	the fair market value on the exercise date of a share of Inter-Atlantic common stock, over

•	the fair market value of a share of Inter-Atlantic common stock on the date the SAR was granted,

•	multiplied by the number of shares of Inter-Atlantic common stock for which the SAR has been exercised.
The exercise price and other terms and conditions of stock options and the terms and conditions of SARs will be determined by the Compensation Committee at the time of grant, and in the case of stock options, the exercise price per share may not be less than 100 percent of the fair market value of a share of Inter-Atlantic common stock on the date of the grant except for conversion shares. In addition, the term of any incentive stock options granted under the Plan may not exceed ten years. An option or SAR grant under the Plan does not provide the recipient of the option any rights as a shareholder and such rights will accrue only as to shares actually purchased through the exercise of an option or the settlement of an SAR.
If stock options and SARs are granted together in tandem, the exercise of such stock option or the related SAR will result in the cancellation of the related stock option or SAR to the extent of the number of shares in respect of which such option or SAR has been exercised.
Stock options and SARs granted under the Plan shall become exercisable at such time as designated by the Compensation Committee at the time of grant.
Payment for shares issuable pursuant to the exercise of a stock option may be made either in cash, by certified check, bank draft, or money order payable to the order of Inter-Atlantic, or by payment through any other mechanism permitted by the Compensation Committee, including, if the Compensation Committee so determines, by delivery of shares of Inter-Atlantic common stock.
In addition, the Compensation Committee, in its sole discretion, may provide in any stock option or SAR award agreement that the recipient of the stock option or SAR will be entitled to dividend equivalents with respect to such award. In such instance, in respect of any such award which is outstanding on a dividend record date for Inter-Atlantic common stock, the participant would be entitled to an amount equal to the amount of cash or stock dividends that would have paid on the shares of Inter-Atlantic common stock covered by such stock option or SAR award had such shares of Inter-Atlantic common stock been outstanding on the dividend record date.

Conversion Options
Conversion option awards are grants of options in connection with the assumption of or the substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate combines. Conversion options may be incentive stock options or non-qualified stock options, as determined by the Committee. Conversion options shall be options to purchase the number of shares of common stock determined by multiplying the number of shares of the acquired entity’s common stock underlying each such stock option immediately prior to the closing of such merger or acquisition by the number specified in the applicable merger or acquisition agreement for conversion of each share of such entity’s common stock to a share of common stock (the “Merger Ratio”). Such conversion options shall be exercisable at an exercise price per share of common stock (increased to the nearest whole cent) equal to the exercise price per share of the acquired entity’s common stock under each such stock option immediately prior to closing divided by the Merger Ratio. No fractional shares of common stock will be issued upon exercise of conversion options; the common stock issued pursuant to each such exercise shall be rounded down to the closest whole share of common stock. Conversion options may be granted and exercised without the issuance of an Award Agreement.
The Stock Purchase Agreement contemplates that following the completion of the transactions described therein, the stock options issued under the Patriot 2005 Stock Option Plan and the Patriot 2006 Stock Option Plan will be assumed under the Inter-Atlantic Stock Incentive Plan in accordance with the forgoing paragraph.
Restricted Share Awards and Restricted Stock Units
Restricted share awards are grants of Inter-Atlantic common stock made to a participant subject to conditions established by the Compensation Committee in the relevant award agreement on the date of grant. Restricted stock units are similar to restricted stock except that no shares of common stock are actually awarded to a participant on the date of grant and the common stock underlying the award will generally be provided to the participant after the vesting conditions have been satisfied.
Restricted stock and restricted stock units will vest in accordance with the conditions and vesting schedule, if any, provided in the relevant award agreement. A participant may not sell or otherwise dispose of restricted stock or restricted stock units until the conditions imposed by the Compensation Committee with respect to such shares and/or units have been satisfied. Restricted share awards and restricted stock units under the Plan may be granted alone or in addition to any other awards under the Plan. Restricted stock which vests will be reissued as unrestricted stock of Inter-Atlantic common stock.
Each participant who receives a grant of restricted stock will have the right to receive all dividends and vote or execute proxies for such shares. Any stock dividends granted with respect to such restricted stock will be treated as additional restricted stock. Participants receiving grants of restricted stock units will not be stockholders until the common stock underlying the award is provided to them and they will not enjoy the rights of stockholders (such as receiving dividends and voting or executing proxies) until that time.
Qualified Performance-Based Awards
Performance-based awards are awards of restricted stock or restricted stock units that are intended to qualify as “qualified performance-based compensation,” as defined in Section 162(m) of the Code and the regulations promulgated under that section.

Generally, participants receiving performance-based awards will only earn such awards if certain performance goals are satisfied during a designated performance period. The participant may forfeit such awards in the event the performance goals are not met. In order to qualify as “qualified performance-based compensation,” the material terms of the performance goals must be disclosed to Inter-Atlantic’s stockholders and approved by the stockholders. The performance goals set forth in the Plan for use in connection with qualified performance-based awards are:

•	economic value added	•	stockholder returns

•	achievement of profit	•	productivity

•	loss or expense ratio	•	expenses

•	cash flow	•	margins

•	book value	•	operating efficiency

•	net income (either before or after taxes)	•	customer satisfaction

•	operating earnings	•	earnings per share

•	return on capital	•	price per share of common stock

•	return on net assets	•	market share

•	return on stockholders’ equity

•	return on assets
The above performance goals may be applied either alone or in any combination, on either a consolidated or business unit or divisional level, as the Compensation Committee may determine. Any of the above performance goals may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.
Your approval of the Plan will be an approval of the Compensation Committee’s use of the business criteria described herein in establishing performance goals.
Recapitalization Adjustments
Awards granted under the Plan, any agreements evidencing such awards and the maximum number of shares of Inter-Atlantic common stock subject to all awards, as well as the per participant per calendar year limitations described above, shall be subject to adjustment or substitution, as determined by Inter-Atlantic’s Board of Directors, as to the number, price or kind of a security or other consideration subject to such awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding stock or in the capital structure of Inter-Atlantic by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. Inter-Atlantic shall give each participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Mergers And Other Similar Events
In the event of any of the following,
•	Inter-Atlantic is merged into or consolidated with another corporation or entity;

•	All or substantially all of the assets of Inter-Atlantic are acquired by another person; or

•	The reorganization or liquidation of Inter-Atlantic;
then Inter-Atlantic’s Board of Directors may cancel any outstanding awards and cause the holders thereof to be paid, in cash, securities or other property (including any securities or other property of a successor or acquirer), or any combination thereof, the value of such awards as determined by Inter-Atlantic Board of Directors, in its sole discretion (e.g., in the case of Stock Options, based upon the excess of the value of a share of Inter-Atlantic common stock over the exercise price per share). Inter-Atlantic’s Board of Directors may provide that such cash, securities or other property is subject to vesting and/or exercisability terms similar to the award being cancelled.
Amendment, Suspension or Termination of the Plan
Unless earlier terminated by Inter-Atlantic’s Board of Directors, the Plan shall terminate on the date 10 years after the date the Plan is approved by stockholders. The Board may amend, suspend or terminate the Plan (or any portion thereof) at any time. However, no amendment shall (a) materially and adversely affect the rights of any participant under any outstanding award, without the consent of such participant (except as described below) or (b) increase the number of shares available for awards under the Plan without shareholder approval.
Certain Federal Income Tax Consequences of the Plan
The following is a brief and general summary of some United States federal income tax consequences applicable to the Plan. The summary does not reflect any provisions of the income tax laws of any state, local or foreign taxing jurisdiction. Because the tax consequences of events and transactions under the Plan depend upon various factors, including an individual’s own tax status, each participant who receives an award under the Plan should consult a tax advisor.
Incentive Stock Options
Stock options granted under the Plan may qualify as incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. Upon the grant of an incentive stock option, the optionee will not recognize any income. Generally, no income is recognized by the optionee upon the exercise of an incentive stock option. The optionee must increase his or her alternative minimum taxable income for the taxable year in which he or she exercised the incentive stock option by the amount that would have been ordinary income had the option not been an incentive stock option.
Upon the subsequent disposition of shares acquired upon the exercise of an incentive stock option, the federal income tax consequences will depend upon when the disposition occurs and the type of disposition. If the shares are disposed of by the optionee after the later to occur of (i) the end of the two year period beginning the day after the day the incentive stock option is awarded to the optionee, or (ii) the end of the one-year period beginning on the day after the day the shares are issued to the optionee (we refer to the later of (i) or (ii) as the ISO Holding Period), any gain or loss realized upon such disposition will be long-term capital gain or loss, and Inter-Atlantic (or a subsidiary) will not be entitled to any income tax deduction in respect of the option or its exercise. For purposes of determining the amount of such gain or loss, the optionee’s tax basis in the shares will be the option price.
Generally, if the shares are disposed of by the optionee in a taxable disposition within the two year period beginning on the day after the day the option was awarded to the optionee, or the one-year period beginning on the day after the day the shares are issued to the optionee, the excess, if any, of the amount realized (up to the fair market value of the shares on the exercise date) over the option price will be compensation taxable to the optionee as ordinary income, and Inter-Atlantic generally will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed below under the caption “Limits on Deductions”) equal to the amount of ordinary income realized by the optionee. Any amount realized upon such a disposition by the optionee in excess of the fair market value of the shares on the exercise date will be capital gain.

If an optionee has not remained an employee of Inter-Atlantic or it subsidiaries during the period beginning with the grant of an incentive stock option and ending on the day three months (one year if the optionee becomes disabled) before the date the option is exercised (other than in the case of the optionee’s death), the exercise of such option will be treated as the exercise of a non-qualified stock option with the tax consequences described below.
Non-Qualified Stock Options
In general, upon the grant of a non-qualified stock option, an optionee will not recognize any income. At the time a nonqualified option is exercised, the optionee will recognize compensation taxable as ordinary income, and Inter-Atlantic generally will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed below under the caption “Limits on Deductions”), in an amount equal to the difference between the fair market value on the exercise date of the shares acquired pursuant to such exercise and the option price. Upon a subsequent disposition of the shares, the optionee will recognize long- or short-term capital gain or loss, depending upon the holding period of the shares. For purposes of determining the amount of such gain or loss, the optionee’s tax basis in the shares will be the fair market value of such shares on the exercise date.
Effect of Share-for-Share Exercise
If an optionee elects to tender shares of Inter-Atlantic common stock in partial or full payment of the option price for shares to be acquired through the exercise of an option, generally the optionee will not recognize any gain or loss on such tendered shares. However, if the shares tendered in connection with any share-for-share exercise were previously acquired upon the exercise of an incentive stock option, and such share-for-share exercise occurs during the ISO Holding Period for such shares, then there will be a taxable disposition of the tendered shares with the tax consequences described above for the taxable dispositions during the ISO Holding Period of the shares acquired upon the exercise of an incentive stock option.
If the optionee tenders shares upon the exercise of a nonqualified option, the optionee will recognize compensation taxable as ordinary income and Inter-Atlantic generally will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed below under the caption “Limits on Deductions”) in an amount equal only to the fair market value of the number of shares received by the optionee upon exercise which is in excess of the number of tendered shares, less any cash paid by the optionee.
Restricted Stock
A participant will not recognize any income upon the award of restricted stock unless the participant makes an election under Section 83(b) of the Code in respect of such grant, as described below. Unless a participant has made an election under Section 83(b) of the Code in respect of any restricted stock, any dividends received by the participant with respect to restricted stock prior to the date the participant recognizes income with respect to such award (as described below) must be treated by the participant as compensation taxable as ordinary income, and Inter-Atlantic will be entitled to a deduction, in an amount equal to the amount of ordinary income recognized by the participant. After the terms and conditions applicable to the restricted stock are satisfied, or if the participant has made an election under Section 83(b) of the Code in respect of the restricted stock, any dividends received by the participant in respect of such award will be treated as a dividend taxable as ordinary income, and Inter-Atlantic will not be entitled to a deduction in respect of any such dividend payment.
Unless the participant has made an election under Section 83(b) of the Code (as described below), at the time the terms and conditions applicable to the restricted stock are satisfied, a participant will recognize compensation taxable as ordinary income, and Inter-Atlantic generally will be entitled to a deduction, in an amount equal to the then fair market value of the shares of Inter-Atlantic common stock or which the terms and conditions applicable to the restricted share award have been satisfied. The participant’s tax basis for any such shares of Inter-Atlantic common stock would be the fair market value on the date such terms and conditions are satisfied.

A participant may irrevocably elect under Section 83(b) of the Code to recognize compensation taxable as ordinary income, and Inter-Atlantic will be entitled to a corresponding deduction, in an amount equal to the fair market value of such restricted stock (determined without regard to any restrictions thereon) on the date of grant. Such an election must be made by the participant not later than 30 days after the date of grant. If such an election is made, no income would be recognized by the participant (and Inter-Atlantic will not be entitled to a corresponding deduction) at the time the applicable terms and conditions are satisfied. The participant’s tax basis for the restricted stock received and for any shares of Inter-Atlantic common stock subsequently held in respect thereof would be the fair market value of the restricted stock (determined without regard to any restrictions thereon) on the date of grant. If a participant makes such an election and subsequently all or part of the award is forfeited, the participant will not be entitled to a deduction as a result of such forfeiture.
The holding period for capital gain or loss purposes in respect of the Inter-Atlantic common stock underlying an award of restricted stock shall commence when the terms and conditions applicable to the restricted stock are satisfied, unless the participant makes a timely election under Section 83(b) of the Code. In such case, the holding period will commence immediately after the grant of such restricted stock.
Restricted Stock Units
A participant will not recognize any income upon the award of a restricted stock unit. A participant will generally recognize compensation taxable as ordinary income when he or she receives payment with respect to a restricted stock unit, and at such time Inter-Atlantic will generally be entitled to a deduction equal to the then fair market value of unrestricted Inter-Atlantic common stock received by the participant in payment of the restricted stock units. The participant’s tax basis for any such shares of Inter-Atlantic common stock would be the fair market value on the date such unrestricted stock are transferred to the participant. If all or a portion of the restricted stock units are paid in restricted stock, see “Restricted stock” above for a discussion of the applicable tax treatment.
Limits on Deductions
Under Section 162(m) of the Code, the amount of compensation paid to the chief executive officer and the four other most highly paid executive officers of Inter-Atlantic in the year for which a deduction is claimed by Inter-Atlantic (including its subsidiaries) is limited to $1,000,000 per person in any year, except that qualified performance-based compensation will be excluded for purposes of calculating the amount of compensation subject to this $1,000,000 limitation. The ability of Inter-Atlantic to claim a deduction for compensation paid to any other executive officer or employee of Inter-Atlantic (including its subsidiaries) is not affected by this provision.
Inter-Atlantic has structured the Plan so that Inter-Atlantic may claim a deduction in connection with (i) the exercise of non-qualified stock options and/or SARs, (ii) the disposition during the ISO Holding Period by an optionee of shares acquired upon the exercise of incentive stock options, and (iii) the payment of any restricted stock or restricted stock units, provided that, in each case, the requirements imposed on qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder are satisfied with respect to such awards. Any awards, other than stock options and SARs, which vest solely as a result of the passage of time will not be qualified performance-based compensation under Section 162(m) of the Code (e.g., certain restricted stock and restricted stock units), and amounts for which Inter-Atlantic may claim a deduction upon the lapse of any restrictions on such awards will be subject to the limitations on deductibility under Section 162(m).
However, the Plan does permit the Compensation Committee to make awards that will not qualify as “qualified performance-based compensation” within the meaning of Section 162(m) and, while the Compensation Committee expects that a significant portion of the awards it grants under the Plan will be “qualified performance-based compensation,” the Compensation Committee may very well make various awards that do not satisfy those requirements.

Section 409A of the Code
Section 409A of the Code provides substantial penalties (described below) to persons deferring taxable income, unless the requirements of Section 409A have been satisfied. Many awards provided under the Plan could be viewed as deferring income for participants and may, therefore, be subject to Section 409A. While it is the intention of Inter-Atlantic’s Board of Directors to prevent awards made under the Plan from being subject to Section 409A and failing to satisfy the requirements of Section 409A, there can be no assurance that awards made under the Plan which are subject to Section 409A will satisfy the requirements of Section 409A.
In the event that an award made under the Plan is subject to Section 409A, but does not satisfy the requirements of that Section, then the affected participant will incur an additional 20% penalty of the amount found to be improperly deferred, as well as full taxation of that amount and interest on that amount from the date when that amount became vested. In addition, other deferrals by that participant found to be part of the same “plan,” even if the deferrals themselves satisfied Section 409A, would also be treated as failing to satisfy Section 409A and, with respect to those deferrals, the participant would also incur an additional 20% penalty of the amount deferred, as well as full taxation of that amount and interest on that amount from the date it became vested.
Additional Information
The recognition by an employee of compensation income with respect to a grant or an award under the Plan will be subject to withholding for federal income and employment tax purposes. If an employee, to the extent permitted by the terms of a grant or award under the Plan, uses shares of Inter-Atlantic common stock to satisfy the federal income and employment tax withholding obligation, or any similar withholding obligation for state and local tax obligations, the employee will recognize a capital gain or loss, short-term or long-term, depending on the tax basis and holding period for such shares of Inter-Atlantic common stock.
In the event that certain compensation payments or other benefits received by “disqualified individuals” (as defined in Section 280G(c) of the Code) under the Plan may cause or result in “excess parachute payments” (as defined in Section 280G(b)(I) of the Code) then, pursuant to Section 280G of the Code, any amount that constitutes an excess parachute payment is not deductible by Inter-Atlantic. In addition, Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such excess parachute payment received by such a disqualified individual, and any such excess parachute payments will not be deductible by Inter-Atlantic (or a subsidiary).
Effective Date
The Plan is effective on [                    ], 2009, the date of its adoption by the Board of Directors subject to stockholder approval. The Plan will terminate on the date 10 years after the date of its adoption by the Board of Directors, except with respect to awards then outstanding. After such date no further awards will be granted under the Plan unless the Plan is extended by the Board.

Consequences if Plan Proposal is Not Approved
If the plan proposal is not approved by the stockholders, Inter-Atlantic will not adopt the 2009 Stock Incentive Plan.
Required Vote
Adoption of the plan proposal requires the affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock represented in person or by proxy at the meeting and it is a closing condition to the consummation of the acquisition. Adoption of the plan proposal is conditioned upon the adoption of the acquisition proposal and the charter amendment proposal but is not conditioned on adoption of the director proposal or the adjournment proposal.
Inter-Atlantic’s initial stockholders intend to vote their shares of Inter-Atlantic common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, “FOR” the plan proposal.
Recommendation
After careful consideration, Inter-Atlantic’s Board of Directors has determined unanimously that the plan proposal is in the best interests of Inter-Atlantic and its stockholders. Inter-Atlantic’s Board of Directors has approved and declared advisable the plan proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL
General Description of the Adjournment Proposal
The adjournment proposal allows Inter-Atlantic’s Board of Directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the acquisition proposal.
Consequences if Adjournment Proposal is Not Approved
If the adjournment proposal is not approved by the stockholders, Inter-Atlantic’s Board of Directors may not be able to adjourn the special meeting to a later date in the event there are not sufficient votes at the time of the special meeting to approve the acquisition proposal, the charter amendment proposal and the director proposal.
Required Vote
Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Inter-Atlantic’s common stock represented in person or by proxy at the meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of the acquisition proposal, the charter amendment proposal, the director proposal or the plan proposal.
Inter-Atlantic’s initial stockholders have agreed to vote their shares of Inter-Atlantic common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Inter-Atlantic common stock, “FOR” the adoption of the adjournment proposal.
Recommendation
After careful consideration, Inter-Atlantic’s Board of Directors has determined unanimously that the adjournment proposal is in the best interest of Inter-Atlantic and its stockholders. Inter-Atlantic’s Board of Directors has approved and declared advisable the adjournment proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE PATRIOT STOCK PURCHASE AGREEMENT
The following summary of the material provisions of the Stock Purchase Agreement is qualified by reference to the complete text of the Stock Purchase Agreement for Patriot, a copy of which is attached as Annex A to this document. All stockholders are encouraged to read the Stock Purchase Agreement in its entirety for a more complete description of the terms and conditions of the acquisition.
Structure of the Acquisition
Upon completion of the acquisition under the Stock Purchase Agreement, Inter-Atlantic will own all of the outstanding stock of Patriot. Patriot will continue to operate its business in the same manner as before the acquisition.
Purchase Price
The purchase price for the shares of Patriot is 6,900,000 shares of newly issued Inter-Atlantic Class B common stock, plus the contingent deferred payments which are as follows: in the event that at any time after the closing but prior the fifth anniversary of the closing date of the transaction, the average closing trading price of Inter-Atlantic common stock on the NYSE Amex (or on another national securities market on which the Company’s common stock is then quoted for trading) equals or exceeds the following per share amounts for 20 consecutive trading days: (i) $12, (ii) $13, (iii) $14, (iv) $15 and (v) $16 then the consideration payable to the shareholders of Patriot shall be increased by an additional 1,000,000 shares of newly issued Inter-Atlantic Class B common stock for reaching each of the foregoing per share amounts. All shares of Inter-Atlantic common stock to be issued to the stockholders of Patriot as purchase price will be issued without registration under applicable securities laws pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. These shares were offered to the stockholders of Patriot in a privately negotiated transaction in connection with the acquisition of Patriot. No form of general solicitation or general advertising was used to offer or sell these shares. Each stockholder of Patriot represented that such stockholder is an accredited investor within the meaning of Regulation D under the Securities Act of 1933.
Closing of the Acquisition
The closing of the acquisition will take place on the second business day following the satisfaction or waiver of the conditions described below under “The Patriot Stock Purchase Agreement — Conditions to the Completion of the Acquisition,” unless Inter-Atlantic and the stockholders of Patriot agree in writing to another time.
Representations and Warranties
The Stock Purchase Agreement contains a number of representations and warranties that Patriot and each of the stockholders of Patriot, as to their shares of Patriot stock, made to Inter-Atlantic, and which Inter-Atlantic made to the stockholders of Patriot. The representations and warranties made by the Patriot stockholders as to themselves relate to:

•	authority; execution and delivery; enforceability of the Stock Purchase Agreement;	•	litigation and claims;

•	absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees;	•	absence of brokers or finders;

•	title to the shares of Patriot;	•	investment representations; and

•	receipt of all required consents and approvals;	•	accredited investor status.

The representations and warranties made by Patriot relate to:

•	organization, good standing;	•	accounting practices;

•	subsidiaries, equity interests;	•	tax matters;

•	absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees;	•	absence of certain changes and events since December 31, 2008;

•	receipt of all required consents and approvals;	•	litigations and claims;

•	authority, execution and delivery and enforceability of the Stock Purchase Agreement;	•	environmental matters;

•	capitalization; options;	•	employee plans;

•	title to assets; sufficiency of assets;	•	accounts receivable, reinsurance recoverables;

•	real property and leasehold interests;	•	major customers;

•	employment related agreements and actions;	•	insurance matters;

•	contracts;	•	investment company;

•	intellectual property;	•	interests of officers and directors;

•	insurance;	•	privacy;

•	books and records;	•	the Foreign Corrupt Practices Act; and

•	financial statements; liabilities;	•	bank accounts.
The representations and warranties made by Inter-Atlantic relate to:

•	organization; good standing;	•	material contracts;

•	authority; execution and delivery; enforceability of the Stock Purchase Agreement;	•	purchase price;

•	absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees;	•	litigations and claims;

•	consents and approvals;	•	capitalization;

•	investment company;	•	absence of brokers and finders;

•	SEC reports;	•	board approval; and

•	employee benefit plans;	•	tax free merger.

•	trust fund;

Materiality and Material Adverse Effect
Several of the representations and warranties of the Patriot stockholders and Patriot are qualified by materiality or material adverse effect. For the purposes of the Stock Purchase Agreement, a material adverse effect means any event, condition or contingency that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Patriot and its subsidiaries, taken as a whole, except that a material adverse effect shall not include any such effect or change resulting from or arising in connection with: (i) changes or events affecting the United States economy or United States financial markets as a whole or the United States workers compensation insurance industry generally so long as such changes or events do not have a materially disproportional effect on Patriot and its subsidiaries, (ii) the announcement of the execution of the stock purchase agreement, or the pendency of the transactions contemplated in the stock purchase agreement, (iii) any change in GAAP or SAP or interpretation thereof after the date of the stock purchase agreement, (iv) the execution and performance of or compliance with the stock purchase agreement, (v) any change in applicable law, rule or regulation, or (vi) any circumstance, change or effect resulting from any act of terrorism or war.
Interim Operations Relating to Patriot
Under the Stock Purchase Agreement, Patriot’s stockholders and Patriot have agreed to cause Patriot, prior to the closing of the acquisition, to conduct Patriot’s business in the ordinary course consistent with past practice, except as expressly permitted by the Stock Purchase Agreement. In addition to this agreement regarding the conduct of the business generally, subject to specific exceptions, the Patriot stockholders have agreed that, without the prior written consent of Inter-Atlantic, Patriot:
•	will not make any material change in its business or operations;

•	will not incur any loans or other debt obligations to any third party;

•	will not incur or discharge any liability or sell or transfer any property, or acquire or dispose of any assets or businesses, in each case, except in the ordinary course of business;

•	will not guarantee or assume any other obligation or make any loan or advance to any third party;

•	will not waive or cancel any debt owed to, or claims held by, Patriot except in the ordinary course of business;

•	will not settle or compromise any dispute or litigation, except in the ordinary course of business;

•	will not make any tax election or change any of its methods of reporting income or deductions for tax purposes, except as required by law;

•	will not make any change in the methods of accounting or accounting principles except as required by law or generally accepted accounting principles;

•	will not, except as required by law, adopt, amend or terminate any benefit plan, profit sharing, compensation or other plan or grant any general increase in compensation to its employees or any increase (other than increases required under a contract) in the compensation payable to any of its officers or directors, or completely or partially withdraw from any multiemployer plan;

•	will not amend, modify, terminate or breach any material contract, or enter into any material contract, except in the ordinary course of business;

•	will not enter into, amend or modify any collective bargaining agreements;

•	will not authorize, or agree to make, capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

•	will not amend its organizational documents;

•	will not issue or grant any shares of its capital stock, or any option, warrant or right to purchase any shares of its capital stock, or any security convertible into or exchangeable for any shares of such capital stock, or issue any bonds, notes or other securities;

•	will not conduct any capital reorganization of Patriot or redeem or acquire any of its securities, or declare, set aside or make any dividends or distributions of property in respect of Patriot’s capital stock;

•	will not fail to maintain the insurance coverage in effect the date of execution of the Stock Purchase Agreement;

•	will not issue any communication to its employees with respect to compensation, benefits or employment continuation, except as required by law;

•	will not enter into any partnership or joint venture agreement or arrangement or any similar agreement or arrangement;

•	will not enter into any contract which would require a consent with respect to the consummation of the acquisition;

•	will not enter into a voluntary recognition agreement or other contract with any employee association, labor union or other similar organization; and

•	will not authorize or enter into an agreement in violation of the foregoing;
provided, however, that nothing shall require the written consent of Inter-Atlantic to the extent the action taken or to be taken is in the ordinary course of business of Patriot or otherwise reasonably necessary for Patriot to continue to operate its business as currently conducted or as presently contemplated to be conducted.
Inter-Atlantic’s Stockholders’ Meeting
Inter-Atlantic has agreed to call and hold a meeting of its stockholders, as promptly and as reasonably practicable, for the purpose of seeking the adoption of the acquisition proposal by its stockholders. Inter-Atlantic has also agreed that it will, through its Board of Directors, recommend to its stockholders that they approve and adopt the acquisition proposal, subject to applicable law and the fiduciary duties (exercised in good faith and on the advice of independent legal counsel) of Inter-Atlantic’s Board of Directors.
Access to Information; Confidentiality
The stockholders of Patriot will afford to Inter-Atlantic and its representatives prior to the closing of the acquisition reasonable access during normal business hours to all of Patriot’s and its subsidiary’s properties, assets, liabilities, books and records, operations and businesses and access to their directors, officers, employees, customers and business partners for the purposes of such meetings and communications as Inter-Atlantic and the stockholders of Patriot reasonably agree.
The stockholders of Patriot agree to hold in confidence all information of Patriot which is non-public, confidential or proprietary in nature, other than disclosures that are required by law.
Restrictions on Transfer
The stockholders of Patriot will not transfer, sell, assign, pledge or otherwise dispose of the shares of Inter-Atlantic common stock that they receive at the closing of the acquisition, other than certain permitted transfers to relatives, affiliates, family trusts and the like until the six month anniversary, provided, however, that Messrs. Steven Mariano, Timothy Tompkins, Ronald Formento, Richard Allen, John Del Pizzo, C. Timothy Morris shall not transfer all or any part of, or any interest in, any shares of Inter-Atlantic received by them at the Closing or pursuant to the contingent deferred payment until the first anniversary of the Closing.

Board Designation Right and Voting Agreement
Andrew Lerner and Frederick Hammer, current directors of Inter-Atlantic, have the right to designate for election or appointment two (2) members to the Board of Directors of Inter-Atlantic, who shall initially be Messrs. Lerner and Hammer. Patriot shall use its reasonable best efforts to cause such designees to be included in the slate of nominees recommended by the Inter-Atlantic Board to Inter-Atlantic’s stockholders for election as directors, and Steven Mariano, Chairman, CEO and President of Patriot, shall vote, and cause his respective affiliates to vote, all shares of Inter-Atlantic common stock owned, held or controlled beneficially or of record by Mr. Mariano and his affiliates, in favor of such designees.
Dividends
Inter-Atlantic stockholders at the time of closing will become holders of Class A common stock, which Class A common stock is anticipated to receive a dividend of $0.20 per share per quarter, if and when declared by the Board of Directors. Class A common stock is to receive an aggregate of $2.40 in dividends, inclusive of any quarterly dividends, on or prior to a change of control transaction or a liquidation. The Inter-Atlantic Class B common stock only converts into Class A common stock after the Class A common stock receives $2.40 per share in aggregate dividends, or the share price exceeds an average price of $11 per share for 20 consecutive trading days, whichever is earlier. It is anticipated that the Inter-Atlantic Class B common stock to be received by current Patriot stockholders will not receive dividends.
Reasonable Efforts; Notification
Inter-Atlantic and the stockholders of Patriot have agreed that they will use their respective reasonable best efforts to take all actions, and to do all things necessary, proper or advisable to consummate the acquisition and the transactions contemplated by the Stock Purchase Agreement. This includes:
•	obtaining all necessary waivers, consents and approvals from governmental entities and making all necessary registrations and filings, including filings with governmental entities;

•	obtaining all necessary consents, approvals or waivers from third parties; and

•	executing and delivering any additional instruments necessary to consummate the acquisition or other transactions contemplated by the Stock Purchase Agreement and to fully carry out the purposes of the Stock Purchase Agreement and the transaction agreements contemplated by the Stock Purchase Agreement.
The Patriot stockholders will give prompt notice to Inter-Atlantic, and Inter-Atlantic will give prompt notice to the Patriot stockholders, of the occurrence of any event or condition which would result in such party’s inability to satisfy any of the other party’s conditions to the closing of the acquisition. However, no notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligation of the parties under the Stock Purchase Agreement or the related agreements.
Equity Compensation Plan
Inter-Atlantic agreed to submit to its stockholders for their approval a proposed equity compensation plan that would permit the granting of stock options, shares of restricted stock and other awards to such persons in such amounts as may be determined by the compensation committee of Inter-Atlantic’s Board of Directors. The pool of shares initially available for this plan will equal 3,000,000 shares of Inter-Atlantic common stock. See “The Plan Proposal” on page 62.

Indemnification
Patriot will hold harmless Inter-Atlantic, its affiliates and their respective representatives, successors and permitted assigns for any damages, whether as a result of a third party or otherwise, which arise from or in connection with a breach of a representation or warranty with respect to themselves. Inter-Atlantic has agreed to hold harmless the stockholders of Patriot and its representatives, successors and permitted assigns, for any damages, whether as a result of any third party or otherwise, and which arise from or in connection with a breach of representations, warranties and covenants of Inter-Atlantic. Patriot and its stockholders each have irrevocably waived any claim they may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, Inter-Atlantic’s trust fund for any reason whatsoever. Subject to certain exceptions, claims made by Inter-Atlantic, its affiliates and their respective representatives, successors and permitted assigns for breaches of the representations and warranties of the Patriot stockholders may be asserted only once an aggregate of $250,000 in damages for all claims has been incurred. Subject to certain exceptions, the maximum indemnification amount that may be received by Inter-Atlantic for breaches of representations and warranties with respect to Patriot will not exceed $6,000,000. The representations and warranties of the Patriot stockholders with respect to Patriot will survive the closing until 30 days after Inter-Atlantic files its form 10-K for the fiscal year ending December 31, 2010, however certain representation and warranties will survive for a longer period.
Inter-Atlantic agrees not to change, for six years after the closing, the provisions of its certificate of incorporation and bylaws relating to indemnification of each present and former director of Inter-Atlantic in a manner that adversely affects the rights of such director, and to maintain director’s and officers’ liability insurance coverage for such directors for six years after the closing.
Fees and Expenses
Subject to certain exceptions in Section 5.12 of the Stock Purchase Agreement, except for certain expenses in connection with indemnification claims, disputes regarding contingent deferred payments and transfer taxes, Patriot, on the one hand, and Inter-Atlantic, on the other, shall be responsible for their own fees and expenses (including, without limitation, legal and accounting fees and expenses) in connection with the Stock Purchase Agreement and the transactions contemplated thereby.
Public Announcements
Inter-Atlantic and the stockholders of Patriot have agreed that any announcements concerning the transactions provided for in the Stock Purchase Agreement by Inter-Atlantic or the stockholders of Patriot shall be subject to the prior approval of both parties, except that approval shall not be required as to any statements and other information which any party may be required to make pursuant to any applicable rule or regulation of the Securities and Exchange Commission, any United States or foreign securities exchange or otherwise required by law.
Conditions to the Completion of the Acquisition
Each of Inter-Atlantic’s and Patriot’s stockholders’ obligations to effect the acquisition is subject to the satisfaction or waiver of specified conditions before completion of the acquisition, including the following:
Conditions to Inter-Atlantic’s Obligations
The obligations of Inter-Atlantic to effect the acquisition are further subject to the following conditions:
•	the representations and warranties of the stockholders of Patriot that are qualified as to materiality must be true and correct and those not qualified as to materiality must be true and correct in all material respects, as of April 23, 2009, and as of the date of completion of the acquisition, except representations and warranties that address matters as of another date, which must be true and correct as of that other date;

•	the stockholders of Patriot must have performed in all material respects all covenants and agreements that are to be performed by them prior to the closing date;

•	there must not have occurred any material adverse effect on Patriot since the date of the Stock Purchase Agreement;

•	the absence of any order or injunction preventing consummation of the acquisition or the right of Patriot or any of its subsidiaries to operate their respective businesses after the completion of the acquisition;

•	the stockholders of Patriot shall have obtained all written consents, approvals, waivers or similar authorizations necessary to consummate the acquisition and the transactions contemplated by the Stock Purchase Agreement;

•	Inter-Atlantic shall have received evidence satisfactory to it of the release and discharge of any liens pursuant to the stock purchase agreement;

•	the stockholders of Patriot shall have delivered their Patriot stock certificates and evidence that Inter-Atlantic has been entered into the corporate records of each relevant entity as the holder of record of such stock certificates;

•	Inter-Atlantic shall have received a good standing certificate for Patriot and its subsidiaries in accordance with the stock purchase agreement;

•	the stockholders of Patriot and each of the directors of Patriot will have executed and delivered to Inter-Atlantic a general release with respect to events occurring prior to the closing; and

•	Inter-Atlantic will have received stockholder approval of the acquisition and the amended and restated certificate of incorporation.
Conditions to Patriot’s Obligations
The obligation of Patriot’s stockholders to effect the acquisition is further subject to the following conditions:
•	the representations and warranties of Inter-Atlantic that are qualified as to materiality must be true and correct and those not qualified as to materiality must be true and correct in all material respects, as of April 23, 2009, and the date of completion of the acquisition, except representations and warranties that address matters as of another date, which must be true and correct as of that other date;

•	Inter-Atlantic must have performed in all material respects all covenants and agreements that are to be performed by them prior to the closing date;

•	there must not have occurred any material adverse effect on Inter-Atlantic since the date of the Stock Purchase Agreement;

•	Inter-Atlantic shall have obtained all written consents, approvals, waivers or similar authorizations necessary to consummate the acquisition and the transactions contemplated by the Stock Purchase Agreement;

•	Inter-Atlantic will have received the stockholder approval of the acquisition, the amended and restated certificate of incorporation and the 2009 Stock Incentive Plan;

•	the Patriot stockholders shall have received the written resignations of all directors of Inter-Atlantic except for Messrs. Lerner and Hammer, effective as of the closing time;

•	Inter-Atlantic shall have made arrangements to have the trust fund disbursed to Inter-Atlantic immediately upon the closing;

•	holders of thirty percent or more of shares of Inter-Atlantic common stock issued in Inter-Atlantic’s initial public offering shall not have exercised rights to convert their shares;

•	amendment of the Inter-Atlantic warrants so that these warrants shall be effectively redeemed at closing for no more than $0.50 per warrant; and

•	Inter-Atlantic must have a minimum of $35,000,000 in cash at closing, net of capped transaction expenses ($4.5 million for Inter-Atlantic and $3.225 million for Patriot) set forth in Section 5.12 of the Stock Purchase Agreement herein and the payment obligations of Inter-Atlantic relating to the transactions contemplated hereby, including the expenses related to the redemption or modification of the outstanding warrants.

Termination, Amendment and Waiver
The Stock Purchase Agreement may be terminated at any time prior to the closing of the acquisition, as follows:
•	by mutual consent of Inter-Atlantic and the stockholders of Patriot;

•	by either party if the other party has breached any of its covenants or representations and warranties in any material respect; or

•	by either party if Inter-Atlantic’s stockholders fail to approve the acquisition, or if the closing has not occurred by October 9, 2009.
Effect of Termination
In the event of termination by either the Patriot stockholders or Inter-Atlantic, all further obligations and rights of the parties under Stock Purchase Agreement will terminate, with each party responsible for its own costs and expenses except that a party will remain liable for any material breach of the Stock Purchase Agreement that occurred prior to the date of termination. The parties to the Stock Purchase Agreement will not be subject to any penalties (other than possible damages for breach of contract claims) in the event of the termination of the Stock Purchase Agreement.
Assignment
The Stock Purchase Agreement may not be assigned by any party without prior written consent of the counterparty.
Amendment
The Stock Purchase Agreement may not be amended or modified except by an instrument in writing. In the event the parties contemplate an amendment to the Stock Purchase Agreement following the closing, Inter-Atlantic will establish a special committee of the Board of Directors (which committee shall exclude the Patriot stockholders and their affiliates) for purpose of making all decisions on Inter-Atlantic’s behalf.
Further Assurances
Each of Inter-Atlantic and the stockholders of Patriot agreed that they will execute and deliver, or cause to be executed and delivered, on or after the close of the acquisition, all such other documents and instruments and will take all reasonable actions as may be necessary to effectuate the transactions contemplated by the Stock Purchase Agreement.
Governing Law, Jurisdiction
The stock purchase agreement is governed by New York law. The parties to the stock purchase agreement have agreed to waive a jury trial and to submit to the jurisdiction of the courts of New York with respect to an action which arises.
Employment Agreements
Patriot has entered into employment agreements with each of its executive officers. For additional information, see “Compensation Discussion and Analysis, Employment Agreements” on p. 139.

INFORMATION ABOUT PATRIOT
BUSINESS
Overview
Patriot produces, underwrites and administers alternative market and traditional workers’ compensation insurance plans and provides claims services for insurance companies, segregated portfolio cell captives and reinsurers. Through its wholly owned insurance company subsidiary, Guarantee Insurance, Patriot may also participate in a portion of the insurance underwriting risk. In its insurance services segment, Patriot generates fee income by providing workers’ compensation claims services as well as agency and underwriting services. Workers’ compensation claims services include nurse case management, cost containment services and claims administration and adjudication services. Workers’ compensation agency and underwriting services include general agency services and specialty underwriting, policy administration and captive management services. Claims services and agency and underwriting services are performed for the benefit of Guarantee Insurance, segregated portfolio captives, Guarantee Insurance’s traditional business quota share reinsurers under the Patriot Risk Services brand and for the benefit of other insurance companies under their brand, which Patriot refers to as business process outsourcing. In its insurance segment, Patriot generates underwriting income and investment income by providing alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage.
Patriot provides insurance services, alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage in Florida, where Guarantee Insurance writes a majority of its business, 22 other states and the District of Columbia. Patriot believes that its insurance services capabilities, specialized alternative market product knowledge and its hybrid business model allow it to achieve attractive returns through a range of industry pricing cycles and provide a substantial competitive advantage in areas that are underserved by competitors, who are generally insurance service providers or insurance carriers. Although Patriot currently focuses its business in the Midwest and Southeast, it believes that there are opportunities to market its insurance services, alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage in other areas of the United States.
Patriot’s Services and Products
Through its subsidiary, PRS Group, Inc. and its subsidiaries, which collectively Patriot refers to as PRS, Patriot earns income for nurse case management, cost containment and other insurance services, currently provided almost exclusively to Guarantee Insurance, for its benefit and for the benefit of segregated portfolio captives and for the benefit of Patriot’s traditional business quota share reinsurers. Cost containment services refer to workers’ compensation bill review and re-pricing services. Other insurance services refer to workers’ compensation general agency services and, beginning in the second quarter of 2009, workers’ compensation policy and claims administration and general underwriting services.
Patriot’s unconsolidated insurance services segment income includes all nurse case management, cost containment and other insurance services fee income earned by PRS. However, the fees earned by PRS from Guarantee Insurance that are attributable to the portion of the insurance risk that Guarantee Insurance retains are eliminated upon consolidation. Therefore, Patriot’s consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and Patriot’s quota share reinsurers, which represent the fees paid by the segregated portfolio captives and quota share reinsurers for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, Patriot treats ceding commissions as a reduction in net policy acquisition and underwriting expenses.
Because its consolidated insurance services income is currently generated principally from the services it provides to Guarantee Insurance for the benefit of the segregated portfolio captives and its quota share reinsurers, Patriot’s consolidated insurance services income is currently almost wholly dependent on Guarantee Insurance’s premium and risk retention levels. However, Patriot expects its nurse case management, cost containment and other insurance services operations will become less dependent over time on Guarantee Insurance’s premium and risk retention levels as it expands its general agency appointments, obtains general underwriting appointments and secures other third-party insurance services contracts for nurse case management, cost containment and third party administration services.

Through its subsidiary Guarantee Insurance Company, or Guarantee Insurance, Patriot provides alternative market workers’ compensation risk transfer solutions, including workers’ compensation policies or arrangements where the policyholder, an agent or another party generally bears a substantial portion of the underwriting risk. For example, the policyholder, an agent or another party may bear a substantial portion of the underwriting risk through the reinsurance of the risk by a segregated portfolio captive that is controlled by the policyholder, an agent or another party. A segregated portfolio captive refers to a captive reinsurance company that operates as a single legal entity with segregated pools of assets, or segregated portfolio cells, the assets and associated liabilities of which are solely for the benefit of the segregated portfolio cell participants. Through its segregated portfolio captive arrangements, Patriot generally retains between 10% and 50% of the underwriting risk and earns a ceding commission from the captive, which is payment to Guarantee Insurance by the captive of a commission as compensation for providing underwriting, policy and claims administration, captive management and investment portfolio management services.
Patriot’s alternative market business also includes other arrangements through which it shares underwriting risk with its policyholders, such as large deductible policies or policies for which the final premium is based on the insured’s actual loss experience during the policy term, which are referred to as retrospectively rated policies. Unlike its traditional workers’ compensation policies, these arrangements align Patriot’s interests with those of the policyholders or other parties participating in the risk-sharing arrangements, allowing them to share in the underwriting profit or loss. In addition, Patriot’s alternative market business includes policies issued to certain professional employer organizations and professional temporary staffing organizations on which it retains the risk. The excess of loss reinsurance on these policies is provided by the same reinsurer that covers Patriot’s segregated portfolio captive insurance plans, retrospectively rated plans and large deductible plans, and these plans may be converted to risk sharing arrangements in the future.
Patriot typically provides alternative market risk transfer solutions to:
•	larger and medium-sized employers such as hospitality companies, construction companies, professional employer organizations, clerical and professional temporary staffing companies, industrial companies and car dealerships;

•	low to medium hazard classes and some higher hazard classes; and

•	accounts with annual premiums ranging from $200,000 to $3 million.
Through Guarantee Insurance, Patriot also provides traditional workers’ compensation insurance coverage, under which Guarantee Insurance bears a higher portion of the underwriting risk, subject to reinsurance arrangements. Patriot manages that risk through the use of quota share and excess of loss reinsurance. Quota share reinsurance is a form of proportional reinsurance in which the reinsurer assumes an agreed upon percentage of each risk being insured and shares all premiums and losses with Patriot in that proportion. Excess of loss reinsurance covers all or a specified portion of losses on underlying insurance policies in excess of a specified amount, or retention. Patriot typically provides traditional workers’ compensation insurance coverage to:
•	small to medium-sized employers in a broad array of industries, including clerical and professional services, food services, retail and wholesale operations and industrial services;

•	low to medium hazard classes; and

•	accounts with annual premiums below $250,000.
In 2009, Patriot began partnering with other insurance companies to gain access to workers’ compensation insurance business in certain additional states. These partnerships may involve fronting relationships, where Patriot assumes a portion of the underwriting risk, or distribution and insurance services relationships, where it does not assume any underwriting risk but earns commissions for writing business and insurance services income for providing underwriting, policy and claims administration, nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives.

Patriot’s Competitive Strengths
Patriot believes it has the following competitive strengths:
•	Exclusive Focus on Workers’ Compensation Services and Products. Patriot’s operations are focused exclusively on workers’ compensation insurance services, workers’ compensation alternative market risk management solutions and traditional workers’ compensation insurance coverage. Patriot believes this focus allows it to provide superior services and products to its customers relative to exclusive providers of insurance services, including insurance agents and brokers, nurse case management organizations, bill review and re-pricing companies and third-party administrators as well as traditional monoline and multiline insurance carriers. Furthermore, a significant portion of Patriot’s services and products are provided in Florida, and it believes that certain of its multiline competitors that offer workers’ compensation coverage as part of a package policy including commercial property coverage tend to compete less for Florida workers’ compensation business because of property-related loss experience.

•	Hybrid Business Model. In addition to the fee income it earns for nurse case management, cost containment and other insurance services, Patriot also earns ceding commissions on a substantial portion of its alternative market business involving segregated portfolio cell captives and it earns underwriting income on its risk bearing traditional workers’ compensation business. Because its nurse case management and cost containment service income is principally related to workers’ compensation claim frequency and medical costs, the operating results of Patriot’s insurance services segment are not materially dependent on fluctuations or trends in prevailing workers’ compensation insurance premium rates. Patriot believes that by changing the emphasis it places on its insurance services segment and ceding commission-based alternative market business relative to its risk-bearing traditional workers’ compensation business, it will be better able to achieve attractive returns and growth through a range of market cycles than if it only offered (i) nurse case management and cost containment services that are principally related to workers’ compensation claims frequency and medical costs or (ii) general agency services and premium-based risk-bearing products that are materially dependent on prevailing workers’ compensation insurance premium rates.

•	Targeted Market for Alternative Market Risk Transfer Solutions. Although other insurers generally only offer alternative market products to large corporate customers, Patriot offers alternative market workers’ compensation solutions to medium-sized employers as well as larger companies, enabling them and others to share in the claims experience and be rewarded for favorable loss experience.

•	Enhanced Traditional Business Product Offerings. In its risk-bearing traditional business, Patriot offers a number of flexible payment plans, including pay-as-you-go plans in which it partners with payroll service companies and its independent agents and their small employer clients to collect premiums and payroll information on a monthly or bi-weekly basis. Pay-as-you-go plans provide Patriot with current payroll data and allow employers to remit premiums through their payroll service provider in an automated fashion. Flexible payment plans give employers a way to purchase workers’ compensation insurance without having to make a large upfront premium deposit payment. Patriot believes that flexible payment plans, including pay-as-you-go plans, for small employers provide it with the opportunity to earn more favorable underwriting margins due to several factors:
•	favorable cash flows afforded under this plan can be more important to smaller employers than a price differential;

•	smaller employers are generally less able to obtain premium rate credits and discounts; and

•	the premium remittance mechanism results in a more streamlined renewal process and a lower frequency of business being re-marketed at renewal, leading to more favorable retention rates.
•	Specialized Underwriting Expertise. Patriot selects and prices its alternative market and traditional business based on the specific risk associated with each potential policyholder rather than solely on the policyholder’s industry class. It utilizes state-specific actuarial models on accounts with annual premiums over $100,000. Patriot’s field underwriters are experienced underwriting workers’ compensation insurance. In its alternative market business, Patriot seeks to align its interests with those of its policyholders or other parties participating in the risk-sharing arrangements by having them share in the underwriting profits and losses. Patriot believes that it can compete effectively for alternative market and traditional insurance business based on its specialized underwriting focus and its accessibility to its clients. It generally compete on these attributes more so than on price, which it believe is generally not a differentiating factor in the states in which it writes most of our business. For the three months ended March 31, 2009 and year ended December 31, 2008, Patriot reported consolidated net loss ratios of 56.1% and 57.5%, respectively. The net loss ratio is the ratio between losses and loss adjustment expenses incurred and net premiums earned, and is a measure of the effectiveness of its underwriting efforts.

•	Sound Reserving Practices and Synergisms Between Claims Management and Nurse Case Management and Bill Review Services. Guarantee Insurance began writing business as a subsidiary of Patriot Risk Management, Inc. in the first quarter of 2004. As its business has grown, Patriot has demonstrated success in estimating its total liabilities for losses, establishing and maintaining adequate case reserves and rapidly closing claims. Patriot provides its customers with an active claims management program. Its claims department employees average more than 12 years of workers’ compensation insurance industry experience, and members of its claims management team average more than 24 years of workers’ compensation experience. In addition, Patriot’s nurse case management and bill review professionals have extensive training and expertise in assisting injured workers to return to work quickly. As of December 31, 2008, approximately 0.4%, 2%, 2% and 6% of total reported claims for accident years 2004, 2005, 2006 and 2007, respectively, remained open.

•	Strong Distribution Relationships. Patriot maintains relationships with its network of more than 490 independent, non-exclusive agencies in 22 states and the District of Columbia by emphasizing personal interaction, offering superior services and maintaining an exclusive focus on alternative market workers’ compensation solutions and traditional workers’ compensation insurance coverage. Patriot’s experienced underwriters work closely with its independent agents to market its products and serve the needs of prospective policyholders.

•	Proven Leadership and Experienced Management. The members of Patriot’s senior management team average over 19 years of insurance industry experience and over 15 years of workers’ compensation insurance experience. Their authority and areas of responsibility are consistent with their functional and state-specific experience.

Patriot’s Strategy
Patriot believes that this merger will provide it with the additional capital necessary to increase the amount of insurance that it plans to write. Patriot plans to continue pursuing profitable growth and favorable returns on equity and believes that its competitive strengths will help it achieve the goal of delivering superior returns to its investors. Patriot’s strategy to achieve these goals is to:
•	Expand in Its Existing Markets. In all of the states in which Patriot operates, it believes that a significant portion of total workers’ compensation insurance premium is written by numerous companies that individually have a small market share. Patriot believes that its market share in each of the states in which it currently write business does not exceed 2%. It plans to continue to take advantage of its competitive position to expand in its existing markets. Patriot believes that the strength of its risk selection, claims management, nurse case management and cost containment services positions it to profitably increase market share in its existing markets.

•	Expand into Additional Markets. Patriot is actively licensed to write workers’ compensation insurance in 31 states and the District of Columbia, and it holds inactive licenses in an additional 9 states. In 2008, Patriot wrote traditional and alternative market business in 23 jurisdictions, principally in those jurisdictions that it believes provide the greatest opportunity for near-term profitable growth. In 2008, approximately 82% of Patriot’s traditional and alternative market business was written in Florida, New Jersey, Missouri, Georgia, Indiana and New York. It wrote approximately 46% of its direct premiums written in Florida in 2008. Patriot plans to partner with other insurance companies to gain access to business in certain additional states. These partnerships may involve fronting relationships, where Patriot assumes a portion of the underwriting risk, or distribution and insurance services relationships, where it does not assume any underwriting risk but earn commissions for writing business and insurance services income for providing nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives. Patriot plans to expand its business to other states where it believes it can profitably write business. To do this, Patriot plans to leverage its talented pool of personnel that have prior expertise operating in states in which it does not currently operate. In addition, it may seek to acquire other insurance companies, books of business or other workers’ compensation policy and claims administration providers, general agencies or general underwriting organizations as it expands in its existing markets and into additional markets.

•	Expand Nurse Case Management, Cost Containment and Other Insurance Services Operations. Patriot plans to continue to generate fee income through its insurance services segment by offering workers’ compensation nurse case management and cost containment services to the segregated portfolio captives and its quota share reinsurers. It plans to offer these services, together with reinsurance intermediary, general agency, general underwriting and policy and claims administration services, to other regional and national insurance companies and self-insured employers. Patriot plans to increase its insurance services income by expanding both organically and through strategic acquisitions of workers’ compensation policy and claims administration providers, general agencies or general underwriting organizations. Taking advantage of its hybrid business model, Patriot plans to identify and acquire insurance services operations that will create synergies with its alternative market and traditional workers’ compensation business.

•	Leverage Existing Infrastructure. Patriot services its insurance services customers and policyholders through regional offices in three states, each of which it believes has been staffed to accommodate a certain level of insurance services business and premium growth. Patriot plans to realize economies of scale in its workforce and leverage other scalable infrastructure costs.

Patriot’s Organization
Patriot Risk Management, Inc. was incorporated in Delaware in April 2003 by Steven M. Mariano, its Chairman, President and Chief Executive Officer. In September 2003, Patriot’s wholly owned subsidiary, Guarantee Insurance Group, Inc., acquired Guarantee Insurance Company (“Guarantee Insurance”), a shell property and casualty insurance company that was not writing new business at the time Patriot acquired it. At that time, Guarantee Insurance had approximately $3.2 million in loss and loss adjustment expense reserves relating to commercial general liability claims that had been in run-off since 1983, and was licensed to write insurance business in 41 states and the District of Columbia. Guarantee Insurance is domiciled in Florida and began writing business as a subsidiary of Patriot Risk Management, Inc. in the first quarter of 2004. Guarantee Insurance is currently actively licensed to write workers’ compensation insurance in 31 states and the District of Columbia, and holds inactive licenses in an additional 9 states.
In 2005, Patriot formed PRS Group, Inc. (“PRS”) as a wholly owned subsidiary and incorporated Patriot Risk Services, Inc. and Patriot Re International, Inc. as wholly owned subsidiaries of PRS. PRS provides nurse case management and cost containment services for the benefit of Guarantee Insurance, the segregated portfolio captives and Patriot’s quota share reinsurers. Additionally, Patriot Re International, Inc. is licensed as a reinsurance intermediary broker in 2 jurisdictions.
In February 2008, Patriot changed the names of several of its companies. Prior to February 2008, Patriot Risk Management, Inc. was named SunCoast Holdings, Inc.; Guarantee Insurance Group, Inc. was named Brandywine Insurance Holdings, Inc.; and PRS Group, Inc. was named Patriot Risk Management, Inc.
In 2009, Patriot renamed two of its inactive subsidiaries Patriot Underwriters, Inc. and Patriot General Agency, Inc. Patriot plans to license these entities, as appropriate, and use them to provide general agency and general underwriting services to third parties and reinsurance brokerage services to Guarantee Insurance as well as third parties. General agency services were provided to third parties by certain PRS Group, Inc. subsidiaries in 2008 and 2007. Patriot Risk Services, Inc. is currently licensed as an insurance agent or producer in 19 jurisdictions. Patriot Insurance Management Company is currently licensed as an insurance agent or producer in 34 jurisdictions. As Patriot Underwriters, Inc. and Patriot General Agency, Inc. become licensed in these and other jurisdictions, Patriot plans to utilize these companies to provide general agency and general underwriting services to third parties and cease providing general agency services through Patriot Risk Services, Inc. and Patriot Insurance Management Company.

Patriot’s current corporate structure is as follows: Patriot’s current corporate structure is as follows:
Industry Overview and Outlook
Workers’ compensation insurance is a system established under state and federal laws under which employers are required to pay for their employees’ medical, disability, vocational rehabilitation and death benefit costs for injuries, death or occupational diseases arising out of employment, regardless of fault. The principal concept underlying workers’ compensation laws is that employees injured in the course and scope of their employment have only the legal remedies available under workers’ compensation laws and do not have any other recourse against their employer. An employer’s obligation to pay workers’ compensation benefits does not depend on any negligence or wrongdoing on the part of the employer and exists even for injuries that result from the negligence or fault of another person, a co-employee or, in most instances, the injured employee.
Insurance Services
Insurance services include workers’ compensation general agency and underwriting services, including policy administration, and claims services. Claims services include nurse case management, cost containment and claims administration.
With respect to workers’ compensation general agency and underwriting services, many regional and national insurance companies offering workers’ compensation insurance coverage utilize managing general agencies and managing general underwriters to produce and underwrite their business. Patriot believes that there are a number of insurance companies, ranging from small regional to large national carriers, seeking to expand into specific states and specific customer segments but lacking the specialized underwriting and claims infrastructure to expand successfully.
With respect to claims services, workers’ compensation nurse case management and cost containment services are intended to help control the cost of workers’ compensation claims through intervention and ongoing review of services proposed and provided. Claims case management and cost containment techniques were originally developed to stem the rising costs of medical care for employers and health insurance companies. Employers and workers’ compensation insurance companies have been slow to implement nurse case management and cost containment techniques to workers’ compensation claims, primarily because the aggregate costs are relatively small compared to costs associated with group health benefits and because state-by-state regulations related to workers’ compensation are far more complex than those related to group health insurance. However, Patriot believes that employers and insurance carriers have been increasing their focus on nurse case management and cost containment to control their workers’ compensation costs.

An increasing number of states have adopted legislation encouraging the use of workers’ compensation nurse case management and cost containment to assist employers in controlling their workers’ compensation costs. These laws generally provide employers an opportunity to channel injured employees into provider networks. In certain states, these laws require licensed organizations to offer certain specified services, such as utilization management, case management, peer review and provider bill review. Patriot believes that these laws generally establish a framework within which it can provide its customers a full range of nurse case management and cost containment services for greater workers’ compensation cost control.
Certain states do not permit employers to restrict a claimant’ choice of provider, making it more difficult for employers to utilize, or engage other organizations to provide, nurse case management and cost containment techniques. However, in certain states, employers have the right to direct employees to a specific primary healthcare provider during the onset of a workers’ compensation case, subject to the right of the employee to change physicians after a specific period. In addition, workers’ compensation laws vary from state to state, making it difficult for multi-state employers to adopt uniform policies to administer, manage and control the costs of benefits. As a result, Patriot believes that effective nurse case management and cost containment requires approaches tailored to the specified regulatory environment in which the employer is operating.
Insurance
Workers’ compensation insurance policies generally provide that the insurance carrier will pay all benefits that the insured employer may become obligated to pay under applicable workers’ compensation laws. Each state has a regulatory and adjudicatory system that quantifies the level of wage replacement to be paid, determines the level of medical benefits to be provided and the cost of permanent impairment and specifies the options in selecting medical providers available to the injured employee or the employer. These state laws generally require two types of benefits for injured employees: (1) medical benefits, which include expenses related to diagnosis and treatment of the injury, as well as any required rehabilitation, and (2) indemnity payments, which consist of temporary wage replacement, permanent disability payments and death benefits to surviving family members. To fulfill these mandated financial obligations, virtually all employers are required to purchase workers’ compensation insurance or, if permitted by state law or approved by the U.S. Department of Labor, to self-insure. The employers may purchase workers’ compensation insurance from a private insurance carrier, a state-sanctioned assigned risk pool or a self-insurance fund, which is an entity that allows employers to obtain workers’ compensation coverage on a pooled basis. Employers, agents and other parties may also participate in workers’ compensation underwriting risk through a segregated portfolio captive that is controlled by the policyholder, agent or another party, or through other risk sharing arrangements, such as large deductible policies or retrospectively rated policies.
Patriot focuses on writing alternative market and traditional workers’ compensation insurance in the states that it believes provide the greatest opportunity for profitable growth. In selecting the states in which it operates, Patriot takes into account a number of criteria, including prevailing underwriting profitability as measured by the National Council on Compensation Insurance, Inc., or NCCI. For the year ended December 31, 2008, approximately 78% of Patriot’s direct premiums written were written in five of the ten jurisdictions with the lowest industry combined ratios according to NCCI data for the 2007 calendar year.
Patriot believes the challenges faced by the workers’ compensation insurance industry over the past few years have created significant opportunity for it to increase the amount of business that it writes. According to the 2008 NCCI State of the line Report, the workers compensation insurance industry combined ratio for 2007 is projected to reach 99%, a six-point increase from 2006’s combined ratio of 93%. In addition to the eroding combined ratio, NCCI reports that the industry’s surplus also declined over 17% during the year. Large carriers who traditionally compete for business on price rather than service dominate the industry. As the industry moves towards an average underwriting loss (greater than 100% combined ratio) the large carriers are forced to charge higher prices and workers’ compensation clients shift their buying habits from seeking the lowest cost option to buying the best service option. Since Patriot specializes in specialty niche underwriting, anytime the commodity portion of the market constricts, more business moves towards specialty carriers like Patriot.

Generally, market opportunities for commercial workers’ compensation insurers are more favorable when residual markets are less active and less profitable. Residual market organizations are formed to be “insurers of last resort,” issuing policies to those who are not able to find traditional coverage in the voluntary market. These organizations come in several forms including Joint Underwriting Associations, Health Associations, and Compensation Funds. The 2008 NCCI State of the Line Report shows that residual market policy year premium volume decreased slightly from approximately $1.2 billion in 2006 to approximately $1.0 billion in 2007. According to the report, market share for the residual market (NCCI serviced pools) decreased from approximately 10% in 2006 to approximately 8% in 2007
According to the 2008 NCCI State of the Line Report, medical costs remain an area of concern. The report indicates that medical costs increased by approximately 8% per year from 2002 through 2006. The report projects that medical costs will comprise approximately 60% of total workers compensation claim costs in 2008, compared to approximately 53% in 1997 and 46% in 1987. To help control the impact of rising medical costs on workers’ compensation, Patriot believes that states will continue to enact medical fee schedules and insurers will continue to aggressively manage vendor selection and performance and to control prescription drug expenditures through the use of generic drugs and care management initiatives.
Florida, the state in which Patriot writes the most premiums, is an administered pricing state. In administered pricing states, insurance rates are established by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states.
In August 2008, the NCCI submitted a rate filing effective January 1, 2009 calling for a Florida statewide rate decrease of 14.1%. In October 2008, the Florida Supreme Court eliminated statutory caps on claimant attorney fees, which were implemented under a comprehensive Florida workers’ compensation reform bill on October 1, 2003. The NCCI estimated that the full impact of this ruling will be an increase in overall Florida workers’ compensation system costs of 18.6%, and that it would take two years for the full impact to be realized. Accordingly, in November 2008, the NCCI submitted a rate filing effective March 1, 2009 calling for a Florida statewide rate increase of 8.9%. Additionally, the NCCI proposed that the rate increase apply to all policies in effect on March 1, 2009 on a pro rata basis through the remainder of the terms of these policies.
In October 2007, the NCCI submitted an amended filing calling for a Florida statewide rate decrease of 18.4%, which was approved by the Florida OIR on October 31, 2007 and was effective January 1, 2008. In October 2006, the Florida OIR approved an average statewide rate decrease of 15.7%, effective January 1, 2007.
Significant declines in claim frequency and an improvement in loss development in Florida since the legislature enacted certain reforms in 2003 are the two main reasons for the mandated premium level decreases. Patriot has responded to these rate decreases by expanding its alternative market business in the state, strengthening its collateral on reinsurance balances on Florida alternative market business and increasing consents to rate-on-renewal policies on Florida traditional business. Patriot expects an increase in Florida experience modifications, which serve as a basic factor in the calculation of premiums. It anticipates that its ability to adjust to these market changes will create opportunities as its competitors find the Florida market less desirable.
Business Segments
Patriot operates in two business segments:
•	Insurance Services Segment. In its insurance services segment, Patriot generates fee income by providing workers’ compensation claims services as well as agency and underwriting services. Workers’ compensation claims services include nurse case management, cost containment services and, beginning in the second quarter of 2009, claims administration and adjudication services. Workers’ compensation agency and underwriting services include general agency services and, beginning in the second quarter of 2009, specialty underwriting, policy administration and captive management services. Nurse case management and cost containment services are performed for the benefit of Guarantee Insurance, segregated portfolio captives and Guarantee Insurance’s traditional business quota share reinsurers under the Patriot Risk Services brand. In addition, claims services and agency and underwriting services are performed for the benefit of other insurance companies through business process outsourcing.

•	Insurance Segment. In its insurance segment, Patriot provides workers’ compensation alternative market insurance solutions and traditional workers’ compensation policies for small to mid-sized employers as well as larger companies, generally with annual premiums of less than $3 million. In the alternative market, Patriot writes policies under which the policyholder, an agent or another party bears a substantial portion of the underwriting risk through a segregated portfolio captive. Alternative market business also includes other arrangements through which Patriot shares underwriting risk with its policyholders, including large deductible policies and retrospectively rated policies, all of which allow policyholders to share in their own claims experience. Patriot also writes workers’ compensation business for employers with annual premiums generally below $250,000 for which it bears substantially all of the underwriting risk (subject to reinsurance arrangements), which it refers to as traditional business. For employers with larger annual premiums, Patriot evaluates whether the risk is appropriate for its traditional business or more suited to an alternative market solution.
Insurance Services Segment
Operating Strategy
Through PRS, the primary insurance services provided by Patriot are claims services, including nurse case management and cost containment services for workers’ compensation claims. In the second quarter of 2009, Patriot began providing these claims services, together with claims administration and adjudication services and general agency and underwriting services to other insurance companies through business process outsourcing.
PRS provided general agency services to Guarantee Insurance until January 1, 2008 and began providing general agency services to other insurance carriers in 2007. As consideration for providing general agency services for Guarantee Insurance, Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market its alternative market and traditional workers’ compensation business and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions and ceased paying commissions to the producing agents on Guarantee Insurance business. For the three months ended March 31, 2009, and the years ended December 31, 2008, 2007 and 2006, services performed for Guarantee Insurance, the segregated portfolio captives and its quota share reinsurers accounted for nearly all of PRS’s unconsolidated revenues. For the year ended December 31, 2005, approximately 24% of PRS’s unconsolidated revenues were generated from cost containment and other services performed by Tarheel for the benefit of other third parties.
Patriot’s unconsolidated insurance services segment income includes all nurse case management, cost containment and other insurance services fee income earned by PRS. However, the fees earned by PRS from Guarantee Insurance that are attributable to the portion of the insurance risk that Guarantee Insurance retains are eliminated upon consolidation. Therefore, Patriot’s consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurers, which represent the fees paid by the segregated portfolio captives and its quota share reinsurers for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission.
Because its consolidated insurance services income is currently generated principally from the services it provides to Guarantee Insurance for the benefit of the segregated portfolio captives and its quota share reinsurers, Patriot’s consolidated insurance services income is currently almost wholly dependent on Guarantee Insurance’s premium and risk retention levels. However, Patriot expects its nurse case management, cost containment and other insurance services operations will become less dependent over time on Guarantee Insurance’s premium and risk retention levels as it expands its business process outsourcing business, obtains additional general agency appointments and secures other third-party insurance services contracts for nurse case management, cost containment and claims administration and adjudication services.

To complement its organic insurance services growth, Patriot intends to expand its insurance services operations through additional targeted strategic partnerships and explore acquisition opportunities. Patriot expects certain of these partnerships to solely be distribution and insurance services relationships, where it does not assume any underwriting risk but earns commissions for writing business, insurance services income for providing nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives. In addition, Patriot may seek to acquire other workers’ compensation policy and claims administration providers, general agencies or general underwriting organizations as it expands in its existing markets and into additional markets. Although it is not currently engaged in discussions with any potential acquisition candidates, Patriot is routinely pursuing and evaluating acquisition opportunities that would enable it to expand its insurance services operations.
Customers
Nearly all of Patriot’s insurance services revenues for the three months ended March 31, 2009 and the years ended December 31, 2008, 2007 and 2006 were derived from Guarantee Insurance, the segregated portfolio captives and its quota share reinsurers. Patriot provides claims services and general agency and underwriting services to other insurance companies using their own brand, and plans to further expand its customer base for these services.
Products and Services
PRS earns insurance services income for the following services:
Claims Services
•	Nurse Case Management. PRS provides nurse case management services for the benefit of Guarantee Insurance, the segregated portfolio captives and its quota share reinsurers. In the second quarter of 2009, PRS also began providing nurse case management services for the benefit of other insurance companies through business process outsourcing. PRS’s nurse case managers have nationally recognized credentials accepted by workers’ compensation insurers, including the following: Registered Nurse, Certified Rehabilitation Registered Nurse and State Qualified Rehabilitation Provider. Upon receipt of the notice of injury, Guarantee Insurance claims are assigned to a nurse case manager. PRS’s nurse case managers do not provide health care services to the claimant. The nurse case manager’s role is to assist in resolving the claim and returning the injured worker to work as efficiently as possible. PRS nurse case managers actively monitor each file pursuant to a process that includes peer review and utilization guidelines for treatment. PRS’s nurse case managers contact the injured worker within 24 hours from claim filing to assess and assist in the early-intervention process. Early intervention is essential for medical management and early return to work. PRS’s nurse case managers remain active on the claim from inception until claim resolution. The nurse case manager and Guarantee Insurance adjuster work together to achieve the overall goal of helping the injured employee return to work and closing of the claim. The case management process remains active during the course of treatment to help ensure there is medically necessary treatment towards resolution and the injured worker returns to work or pre-injury status. PRS provides these nurse case management services for a flat monthly fee over the life of the claim. For the three months ended March 31, 2009 and the year ended December 31, 2008, fees earned by PRS for nurse case management services represented approximately 51% and 47% of total unconsolidated PRS insurance services income, respectively.

•	Cost Containment Services. PRS provides cost containment services for the benefit of Guarantee Insurance, the segregated portfolio captives and its quota share reinsurers. In the second quarter of 2009, PRS also began providing cost containment services for the benefit of other insurance companies through business process outsourcing. PRS has developed an extensive preferred provider network of physicians, clinics, hospitals, pharmacies and the like. Participating in PPO networks allows access to discounted services, which yield medical costs savings. For the years ended December 31, 2008 and 2007, PRS cost containment activities reduced medical bills by an average of 54% and 45%, resulting in a total savings in medical costs of $20.5 million and $10.6 million, respectively. PRS provides these bill review services on a percentage of savings basis. For the three months ended March 31, 2009 and the year ended December 31, 2008, fees earned by PRS for cost containment services represented approximately 47% and 43% of total unconsolidated PRS insurance services income, respectively.
•	Claims Administration and Adjudication Services. In the second quarter of 2009, PRS began providing workers’ compensation claims administration and adjudication services for the benefit of other insurance companies through business process outsourcing. Claims administration and adjudication services are provided pursuant to and in compliance with state rules and regulations as well as client-specific process guidelines.
General Agency and Underwriting Services
•	General Agency Service. PRS began acting as a general agent for other insurance companies in late 2007. It facilitates the placement of workers’ compensation submissions on behalf of independent retail agents throughout the country, and receives commission income as a percentage of premiums written. PRS does not take underwriting risk. For the three months ended March 31, 2009 and the year ended December 31, 2008, fees earned by PRS for general agency services provided to other insurance companies represented approximately 1% and 2% of total unconsolidated PRS insurance services income, respectively. PRS offers general agency services to other insurance companies through business process outsourcing, and plans to further expand its general agency services by obtaining additional carrier appointments.
•	General Underwriting Services. Patriot Underwriters, Inc. provides workers’ compensation general underwriting services to other insurance companies through business process outsourcing. Insurance companies that do not specialize in workers’ compensation coverage contracted with Patriot Underwriters, Inc. to source, underwrite, process and service workers’ compensation insurance business on their behalf. Patriot Underwriters, Inc. will earn insurance services fee income for providing these services. The contracting insurance company will benefit from a specialty book of workers’ compensation insurance business, written on their insurance policies, without the need for them to build out the necessary infrastructure and distribution network.
•	Reinsurance Intermediary Services. Through a reinsurance co-brokerage agreement that Patriot entered into in 2008 with an independent third party reinsurance intermediary, PRS placed excess of loss reinsurance and quota share reinsurance for Guarantee Insurance. This reinsurance co-brokerage agreement was terminated in the second quarter of 2009, and Patriot does not expect reinsurance intermediary services to be a material component of its future insurance services income. For the three months ended March 31, 2009 and the year ended December 31, 2008, fees earned by PRS for reinsurance intermediary services represented approximately 1% and 6% of total unconsolidated PRS insurance services income, respectively.
Marketing
PRS and Patriot Underwriters, Inc. market their claims services and general agency and underwriting services, respectively, through direct contact with insurance companies, reinsurance intermediaries and other insurance and claims service providers. Additionally, PRS and Patriot Underwriters, Inc. participate in insurance conventions and industry activities and advertise in insurance industry publications.

Insurance Segment
Operating Strategy
Patriot is committed to individual account underwriting and to selecting quality risks. Within its insurance segment, Patriot has two lines of business: alternative market insurance solutions and traditional business. For alternative market insurance solutions, Patriot’s business is comprised of various risk classifications and hazard levels. For higher risk classifications and hazard levels, Patriot mitigates its risk by retaining only a small portion of the exposure, securing adequate collateral to protect its interests in the event of adverse claims experience and charging an appropriate premium for the underlying risks. For traditional business, Patriot generally writes low to medium risk classifications and hazard levels, such as clerical office, light manufacturing, artisan contractors and the service industry.
Alternative Market Insurance Solutions. Through its subsidiary Guarantee Insurance Company, or Guarantee Insurance, Patriot provides alternative market workers’ compensation risk transfer solutions, including workers’ compensation policies or arrangements where the policyholder, an agent or another party generally bears a substantial portion of the underwriting risk. For example, the policyholder, an agent or another party may bear a substantial portion of the underwriting risk through the reinsurance of the risk by a segregated portfolio captive that is controlled by the policyholder, an agent or another party. A segregated portfolio captive refers to a captive reinsurance company that operates as a single legal entity with segregated pools of assets, or segregated portfolio cells, the assets and associated liabilities of which are solely for the benefit of the segregated portfolio cell participants. Through its segregated portfolio captive arrangements, Patriot generally retains between 10% and 50% of the underwriting risk and earns a ceding commission from the captive, which is payment to Guarantee Insurance by the captive of a commission as compensation for providing underwriting, policy and claims administration, captive management and investment portfolio management services.
Patriot’s alternative market business also includes other arrangements through which it shares underwriting risk with its policyholders, such as large deductible policies or policies for which the final premium is based on the insured’s actual loss experience during the policy term, which are referred to as retrospectively rated policies. Unlike its traditional workers’ compensation policies, these arrangements align Patriot’s interests with those of the policyholders or other parties participating in the risk-sharing arrangements, allowing them to share in the underwriting profit or loss. In addition, Patriot’s alternative market business includes policies issued to certain professional employer organizations and professional temporary staffing organizations on which it retains the risk. The excess of loss reinsurance on these policies is provided by the same reinsurer that covers Patriot’s segregated portfolio captive insurance plans, retrospectively rated plans and large deductible plans, and these plans may be converted to risk sharing arrangements in the future.
Many of Patriot’s alternative market insurance solutions allow policyholders to share in their own claims experience and be rewarded for low claims costs rather than simply paying fixed premiums. In other cases, agencies or other parties participate in the risk. While Patriot believes that its alternative market insurance solutions are generally available only to larger corporate customers from other insurers, Patriot offers them to middle market clients, generally with stable profitable claims experience. Patriot typically provides alternative market insurance solutions for:
•	larger and medium-sized employers such as hospitality companies, construction companies, professional employer organizations, clerical and professional temporary staffing companies, industrial companies and car dealerships;
•	a broad spectrum of risk classifications and hazard levels; and
•	accounts with annual premiums ranging from $200,000 to $3 million.
Traditional Business. Patriot began writing workers’ compensation policies through Guarantee Insurance in the first quarter of 2004. It focuses on servicing small to mid-sized employers in a broad array of industries, including clerical and professional services, food services, retail and wholesale operations and industrial services located in Florida and other states in the Southeast and Midwest United States that generally have fewer than 300 employees. In certain circumstances, Patriot also writes traditional policies for larger employers. Patriot typically writes these policies for:
•	low to medium risk classifications and hazard levels; and
•	accounts with annual premiums below $250,000.

Alternative Market Segregated Portfolio Captives and Traditional Business Policyholders
As of March 31, 2009, there were 25 segregated portfolio cells with in-force policies in Patriot’s alternative market segregated portfolio captive program. One segregated portfolio captive cell comprised 18% of Patriot’s total alternative market gross premiums written for the three months ended March 31, 2009. Four other captive cells individually comprised between 6% and 9% of Patriot’s total alternative market gross premiums written for the three months ended March 31, 2009. No other captive cell comprised more than 5% of Patriot’s total alternative market gross premiums written for the three months ended March 31, 2009. The average annual inforce premium per segregated portfolio captive cell at March 31, 2009 was approximately $550,000. Patriot’s renewal rates on alternative market business that it elected to quote for renewal for the year ended December 31, 2008 were 100% and approximately 97%, based on segregated portfolio cell counts and in-force premium, respectively.
As of March 31, 2009, Patriot had approximately 5,800 traditional workers’ compensation policyholders, and an average annual premium per policyholder of approximately $12,000. Patriot’s policy renewal rates on traditional business that it elected to quote for renewal for the year ended December 31, 2008 were approximately 94% and 91%, based on policy counts and in-force premium, respectively.
Products
All states require employers to provide workers’ compensation benefits to their employees for injuries and occupational diseases arising out of employment, regardless of whether such injuries or disease result from the employer’s or the employee’s negligence. Employers may either insure their workers’ compensation obligations or, subject to regulatory approval, self-insure their liabilities. Workers’ compensation statutes require that a policy cover three types of benefits: medical expenses, disability benefits and death benefits. Patriot’s workers’ compensation insurance policies also provide employers liability coverage, which provides coverage for an employer if an injured employee sues the employer for damages as a result of the employee’s injury.
Through Guarantee Insurance, Patriot offers a range of workers’ compensation products and a variety of payment options designed to fit the needs of its policyholders and employer groups. Working closely with its independent agents, Patriot’s underwriting staff helps determine which type of workers’ compensation insurance solution is appropriate for each risk.
Alternative Market Insurance Solutions. Patriot provides a variety of services to employers, insurance agencies or other parties who wish to bear a substantial portion of the underwriting risk with respect to workers’ compensation exposures, including providing fronting, claims adjusting, claims administration and investment management services. Patriot earns a ceding commission as compensation for these services. Patriot’s alternative market customers are subject to, at a minimum, monthly self-reporting of payroll figures. Patriot’s alternative market insurance solutions include the following:
Segregated portfolio captive insurance plans. Patriot offers segregated portfolio captive plans to medium-sized and large employers in a broad array of industries, including hospitality companies, construction companies, professional employer organizations, clerical and professional temporary staffing companies, industrial companies and car dealerships, using offshore and onshore captive facilities. Prior to the advent of segregated portfolio captive programs, only very large risks could afford the capitalization and administrative costs associated with captive insurance company formation. Patriot’s approach utilizes standardized agreements and processes that allow employers with annual premiums as low as $200,000 to participate. Through its captive insurance plans, Patriot writes a workers’ compensation policy for the employer and facilitates the establishment of a segregated portfolio cell within a segregated portfolio captive by coordinating the necessary interactions among the party controlling the cell, the insurance agency, the segregated portfolio captive, its manager and insurance regulators in the jurisdiction where the captive is domiciled. These segregated portfolio cells may be controlled by policyholders, insurance agencies, parties related to policyholders or other parties.
Once the segregated portfolio cell is established, Guarantee Insurance enters into a reinsurance agreement (“Captive Reinsurance Agreement”) with the segregated portfolio captive acting on behalf of the segregated portfolio cell. Guarantee Insurance generally cedes on a quota share basis to the segregated portfolio captive between 50% and 90% of the risk on the workers’ compensation policy up to a level specified in the captive reinsurance agreement, and retains 10% to 50% of the risk. Losses in excess of $1.0 million per occurrence are not covered by the captive reinsurance agreement. If the aggregate covered losses for the segregated portfolio cell exceed the specified level, the segregated portfolio captive reinsures the entire amount of the excess losses up to the aggregate liability limit specified in the captive reinsurance agreement. If the aggregate losses for the segregated portfolio cell exceed the aggregate liability limit, Guarantee Insurance retains 100% of those excess losses, except to the extent that any loss exceeds $1.0 million per occurrence, in which case the amount of such loss in excess of $1.0 million is reinsured under Guarantee Insurance’s excess of loss reinsurance program.

Because reinsurance does not relieve Guarantee Insurance of liability under the underlying workers’ compensation policies and Guarantee Insurance’s ability to collect for losses incurred is limited to the assets of the segregated portfolio cell, Patriot generally protects itself from potential credit risk related to a segregated portfolio cell by holding collateral, including funds withheld for the account of the cell, to provide for payment of the reinsurance obligations incurred by the segregated portfolio captive on behalf of the cell. Funds withheld consists of ceded premiums net of ceding commissions, less claims paid on behalf of the segregated portfolio cell, together with collateral that the segregated portfolio captive posts on behalf of the cell in the form of cash, Funds withheld also include interest credited to the funds withheld account. In certain cases, the segregated portfolio cell captive also provides letters of credit or other financial instruments acceptable to Guarantee Insurance as collateral. In addition, Patriot generally requires the party controlling the segregated portfolio cell to guarantee the payment to Guarantee Insurance of all liabilities and obligations related to the cell that are owed under the captive reinsurance agreement and related agreements.
Segregated portfolio captives are generally required to provide collateral to Patriot in an amount that is greater than or equal to the ceded reserves that Guarantee Insurance initially estimates will be required on the underlying workers’ compensation policies. On an ongoing basis, Patriot evaluates the adequacy of the collateralization of the segregated portfolio cell reserves. If it determine that the amount of collateral is inadequate, Patriot seeks additional collateral or otherwise evaluates the likelihood, based on available information, that the full amount of the reinsurance recoverable balance from the cell is collectible. If Patriot deems it probable, based on available information, that all or a portion of a cell’s uncollateralized reinsurance recoverable balance is not collectible, it would establish an allowance for such uncollectible reinsurance recoverable.
In order for the party controlling a segregate portfolio cell to receive any funds withheld attributable to its segregated portfolio captive insurance program, that party must formally request a dividend. However, dividends may only be declared by the board of the segregated portfolio captive out of the profits of the segregated portfolio cell under the captive reinsurance agreement or out of monies otherwise available for distribution in accordance with applicable law. In practice, upon receipt of a dividend request, Guarantee Insurance determines whether all expenses and liabilities with respect to the cell have been reasonably provided for or paid. If Guarantee Insurance approves the dividend request, it will submit a formal request to the domiciliary captive manager, supported with relevant financial justification for final approval. If approved by applicable regulatory authorities and the board of the segregated portfolio captive, Guarantee Insurance will remit the remaining funds attributable to the cell to the captive for payment to the party controlling the cell.
For the three months ended March 31,2009 and the year ended December 31, 2008, approximately 71% and 78% of Patriot’s direct premiums written on alternative market business were derived from captive insurance arrangements, respectively. For the three months ended March 31, 2009 and the year ended December 31, 2008, Patriot ceded approximately 73% and 88%, respectively, of its segregated portfolio captive alternative market gross premiums written under quota share reinsurance agreements with the segregated portfolio captives.

The following schematic illustrates the basic elements of a segregated portfolio captive arrangement, with Patriot’s subsidiaries shaded:

*	Ceded premiums, net of ceding commission, are held by Guarantee Insurance for the account of the segregated portfolio cell and, along with the collateral, constitute the loss fund for payment of reinsured claims.
•	Large deductible plans. In 2008, Patriot began offering large deductible plans as an alternative market insurance solution. Under these plans, Guarantee Insurance generally receives a lower premium than a it would for a traditional plan, but the insured retains a greater share of the underwriting risk through a higher per-occurrence deductible. This gives the policyholder greater incentive to exercise effective loss controls. The per-occurrence deductibles on these plans range from $100,000 to $1,000,000, with various levels of aggregate protection. Under these plans, the policyholder is responsible for payments of claims that fall below the deductible. Guarantee Insurance pays the below-the-deductible portion of the claim and bill the policyholder for reimbursement. These types of programs require collateral from the policyholder based upon its individual loss profile and the loss development factors in the states where it is insured. For the three months ended March 31, 2009 and the year ended December 31, 2008, approximately 9% and 6% of Patriots direct premiums written on alternative market business were derived from large deductible plans, respectively.

•	Retrospectively rated plans. Under retrospectively rated plans, Patriot charges an initial premium that is subject to adjustment at the end of the policy period. Retrospectively rated policies use formulae to adjust premiums based on the policyholder’s actual losses and loss adjustment expenses incurred and paid during the policy period, subject to a minimum and maximum premium. These policies are typically subject to annual adjustments until claims are closed. Unlike policyholder dividend plans in Patriot’s traditional business, retrospective premium adjustments are established contractually and are not determined at the discretion of the board of directors of Guarantee Insurance. Guarantee Insurance generally offers retrospectively rated policies to employers with minimum annual premiums of $100,000. For the three months ended March 31, 2009 and the year ended December 31, 2008, approximately 5% and 4% of Patriot’s direct premiums written on alternative market business were derived from retrospectively rated policies, respectively.
In addition, Patriot’s alternative market business includes policies issued to certain professional employer organizations and professional temporary staffing organizations on which it retains the risk. The excess of loss reinsurance on these policies is provided by the same reinsurer that covers Patriot’s segregated portfolio captive insurance plans, retrospectively rated plans and large deductible plans, and these plans may be converted to risk sharing arrangements in the future. For the three months ended March 31, 2009 and the year ended December 31, 2008, approximately 15% and 12% of Patriot’s direct premiums written on alternative market business were derived from full risk-retention policies issued to certain professional employer organizations and professional temporary staffing organizations.
Traditional Business. Through Guarantee Insurance, Patriot also provides traditional workers’ compensation insurance coverage, under which Guarantee Insurance bears a higher portion of the underwriting risk, subject to reinsurance arrangements. Patriot manages that risk through the use of quota share and excess of loss reinsurance. Quota share reinsurance is a form of proportional reinsurance in which the reinsurer assumes an agreed upon percentage of each risk being insured and shares all premiums and losses with Patriot in that proportion. Excess of loss reinsurance covers all or a specified portion of losses on underlying insurance policies in excess of a specified amount, or retention. Patriot typically provides traditional workers’ compensation insurance coverage to small to medium-sized employers in a broad array of industries, including clerical and professional services, food services, retail and wholesale operations and industrial services, generally in low to medium risk classifications and hazard levels.
Patriot writes the following types of traditional workers’ compensation insurance business:
•	Guaranteed cost plans. Patriot’s basic traditional product is a guaranteed cost policy, under which the premium for a policyholder is set in advance based upon rate filings approved by the insurance regulator and varies based only upon changes in the policyholder’s employee class codes and payroll. The premium does not increase or decrease based upon an updated participating employee census during the policy period. Patriot regularly audits the payroll records of its policyholders to help ensure that appropriate premiums are being charged and paid and adjusts premiums as appropriate. For the three months ended March 31, 2009 and the year ended December 31, 2008, approximately 71% and 72% of Patriot’s direct premiums written on traditional business were derived from guaranteed cost products, respectively.
•	Pay-as-you-go plans. Patriot offers a monthly self-reporting option, under which a policyholder’s monthly premium payments are calculated by the policyholder using actual monthly payroll figures. Patriot refers to these as pay-as-you-go plans. Pay-as-you-go plans are a recent innovation in the workers’ compensation industry. With pay-as-you-go plans, the insured works with a payroll vendor to collect accurate payrolls and corresponding premiums to be remitted to us. Pay-as-you-go plans have become popular with insureds, and as a result some payroll companies now own their own insurance agency and some traditional insurance agencies now own their own payroll company. Patriot believes that pay-as-you-go plans are a more efficient method of underwriting and administering workers’ compensation. These plans reduce Patriot’s credit exposure for additional premiums that it determines it is owed based on payroll audits. Furthermore, the plans create a more precise ongoing workers’ compensation insurance expense and more predictable ongoing cash flow expectations for Patriot’s policyholders. Patriot began offering pay-as-you-go plans in late 2006. For both the three months ended March 31, 2009 and the year ended December 31, 2008, approximately 23% of Patriot’s direct premiums written on traditional business were derived from pay-as-you-go plans.

•	Policyholder dividend plans. Generally, under a policyholder dividend plan a fixed premium is charged based upon rate filings approved by the insurance regulator, but the insured may receive a dividend based upon favorable loss experience during the policy period. Patriot began offering policyholder dividend plans in Florida and other states in 2007. Eligibility for these plans varies based upon the nature of the policyholder’s operations, value of premium generated, loss experience and existing controls intended to minimize workers’ compensation claims and costs. Policyholder dividends, which are to be paid at the discretion of the board of directors of Guarantee Insurance and in accordance with law, cannot be guaranteed and are generally based upon the policyholder’s loss experience and other terms stipulated in the policyholder dividend plan filed with the appropriate insurance regulators and policy terms, including the applicable dividend endorsements. Patriot plans to pay dividends, if any, 18 months after policy expiration. For the three months ended March 31, 2009 and the year ended December 31, 2008, approximately 6% and 5% of Patriot’s direct premiums written on traditional business were derived from policyholder dividend plans, respectively.
The following table sets forth gross premiums written and net premiums earned for alternative market and traditional business:

	Three Months
	Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007	2006
	In thousands
Gross premiums written:
Direct business:
Alternative market	$19,494	$29,864	$47,374	$34,316	$33,921
Traditional business	19,533	20,588	69,182	50,599	26,636

Total direct business	39,027	50,452	116,566	84,915	60,557
Assumed business (1)	162	144	1,007	895	1,815

Total	$39,189	$50,596	$117,563	$85,810	$62,372

Net premiums earned:
Direct business:
Alternative market	$4,119	$6,830	$15,733	$3,054	$2,852
Traditional business	7,443	1,694	32,456	20,490	16,584

Total direct business	11,562	8,524	48,189	23,544	19,436
Assumed business (1)	211	181	1,031	1,069	1,617

Total	$11,773	$8,705	$49,220	$24,613	$21,053

(1)	Represents premiums assumed as a result of Patriot’s participation in the NCCI National Workers’ Compensation Insurance Pool.
The following tables set forth the total gross written premium for the three months ended March 31, 2009 and year ended December 31, 2008:

	Three Months Ended March 31, 2009
	Alternative Market
	Business		Traditional Business		Total
	Premium	Percentage	Premium	Percentage	Premium	Percentage
	Amounts in thousands
Florida	$12,371	63.5%	$6,094	31.2%	$18,465	47.3%
New Jersey	2,670	13.7	3,753	19.2	6,423	16.5
New York	796	4.1	1,556	8.0	2,352	6.0
Georgia	1,205	6.2	979	5.0	2,184	5.6
Missouri	347	1.8	1,650	8.4	1,997	5.1
Arkansas	322	1.7	1,175	6.0	1,497	3.8
Alabama	960	4.9	260	1.3	1,220	3.1
Indiana	205	1.1	1,012	5.2	1,217	3.1
Virginia	164	0.8	521	2.7	685	1.8
Other States	454	2.2	2,533	13.0	2,987	7.7

Total	$19,494	100.0%	$19,533	100.0%	$39,027	100.0%

	Year Ended December 31, 2008
	Alternative Market
	Business		Traditional Business		Total
	Premium	Percentage	Premium	Percentage	Premium	Percentage
	Amounts in thousands
Florida	$32,977	69.6%	$20,658	29.9%	$53,635	46.0%
New Jersey	1,792	3.8	9,681	14.0	11,473	9.8
Missouri	981	2.1	8,590	12.4	9,571	8.2
Georgia	4,097	8.6	4,508	6.5	8,605	7.4
Indiana	255	0.5	6,330	9.1	6,585	5.6
New York	2,586	5.5	3,510	5.1	6,096	5.2
Arkansas	474	1.0	4,523	6.5	4,997	4.3
Alabama	1,465	3.1	1,068	1.5	2,533	2.2
Oklahoma	492	1.0	1,834	2.7	2,326	2.0
Other States	2,255	4.8	8,480	12.3	10,735	9.2

Total	$47,374	100.0%	$69,182	100.0%	$116,556	100.0%

Marketing and Distribution
Patriot distributes its alternative market and traditional workers’ compensation products and services exclusively through a network of independent agencies. Patriot selects agencies based on several key factors, such as size and scope of the agency’s operations, loss ratio of their existing business, targeted classes of business, reputation of the agency and its principals, producers and business philosophy. Patriot targets agencies that it believes share its service philosophy and are likely to send it the quality of business it is seeking. Patriot invests a substantial amount of time in developing relationships with its agents, and it believes that this gives it the opportunity to underwrite the most profitable business in each of its respective states. Guarantee Insurance has direct contracts with more than 490 independent non-exclusive agencies, with approximately 210 in the Midwest and 45 in the Northeast and 235 in the Southeast, including approximately 160 in Florida. As it seeks to expand geographically, Patriot plans to continue to devote considerable time developing strong relationships with quality agents that share its service philosophy.
Working in conjunction with its agents, Patriot evaluates whether a given risk is appropriate for the traditional or alternative market. Patriot’s alternative market insurance solutions are attractive to its agents’ larger employer customers with favorable loss profiles because they are able to share in the risk and reduce their workers’ compensation insurance costs if they continue to realize favorable loss experience.
Patriot assigns marketing representatives and underwriters based on relationships with agents and not necessarily based on geographic area. Patriot’s marketing efforts directed at agencies are implemented by its field underwriters, marketing staff and client services personnel. These personnel are assigned to specific agencies and work with these agencies in making sales presentations to potential policyholders.
Patriot holds annual planning meetings with its agents to discuss the prior year’s results and to determine financial goals for the coming year. It is imperative to Patriot’s success that it understands the goals and objectives of its agents. To date, this understanding has been an integral factor in its success. The relationships with Patriot’s agencies are managed primarily through its field marketing and underwriting staff. However, key management personnel also maintain strong relationships with most of its agencies’ principals.
With its focus on workers’ compensation insurance, its range of workers’ compensation insurance solutions and products and its quality of service, Patriot believes it is able to compete with larger, better capitalized and highly rated insurance company competitors by forming close relationships with its agents and focusing on small to mid-sized businesses. Patriot strives to provide excellent customer service to its agents and policyholders, including fast turnaround of policy submissions, in order to attract and retain business. Patriot’s “pay-as-you-go” plan, in which it partners with payroll service companies and their clients to collect premiums and payroll information on a monthly basis, is attractive to its agents’ smaller business customers. Using this program, Patriot is able to underwrite smaller businesses without requiring a large premium down payment, which eases the cash flow burden for these companies.

Patriot also takes an active role in several program and trade associations. These marketing efforts include print advertising in trade magazines as well as involvement in the associations. Patriot targets the trade organizations that service the classes of business that it seeks to write. This involvement helps to build client loyalty not only at the agency level, but at the insured level as well.
Underwriting
Patriot does not use a class underwriting approach that targets specific classes of business or industries in which the acceptability of a risk is determined by the entire class or industry. Its underwriting strategy is to identify and target individual risks based on the individual characteristics of a prospective insured. However, Patriot does not underwrite exposures involving occupational disease or exposures that are excluded from its reinsurance agreements. See “— Reinsurance.”
Patriot’s underwriters develop close relationships with its independent agency network through telephone and Internet contact and personal visits. Underwriters’ personal interaction with agents provides an enhanced understanding of the businesses Patriot underwrites and the needs of both the agents and prospective insureds. Patriot’s underwriters have authority to underwrite individual risks both in the field and in the office. The extent of their authority is based on their personal industry experience and the individual risk characteristics of the prospective business. Risks outside of an underwriter’s authority are referred to underwriting management for underwriting approval. None of Patriot’s agents has authority to bind Guarantee Insurance on policies for either alternative market or traditional business.
In assessing a risk, the underwriter and underwriting management review the individual exposures and consider many factors, including an employer’s prior loss experience, risk environment, commitment to loss prevention, willingness to offer modified duty or return to work to injured employees, safety record and operations.
In addition, the underwriters also evaluate losses in the employer’s specific industry, geographic area and other non-employer specific conditions. These and other factors are documented on Patriot’s underwriting risk worksheet. Patriot’s underwriting risk worksheet was created as a way to document the decision process, the factors that went into making the decision to write the business and any information pertinent to the risk itself.
Patriot applies experience modification factors to a policyholder’s rate either to increase the policy premium due to a history of prior losses or to reduce the policy premium due to a favorable prior claims history.
Patriot’s underwriting strategy focuses on developing a relationship with the insured and the agent to promote account safety, long-term loyalty and continued profitability. Its loss prevention professionals visit many policyholders to ascertain the policyholder’s willingness to comply with Patriot’s underwriting and loss prevention philosophy.
Patriot’s underwriting process and risk management techniques are substantially identical for its alternative market insurance solutions and its traditional business, except that Patriot employs two additional underwriting criteria on alternative market business. Using an actuarial loss development model, Patriot trends past losses and develops pricing for the prospective policy year. Patriot also conducts a financial review of the prospective insured. Patriot may write higher risk classifications and hazard levels in the alternative market than it does in its traditional business due to the fact that alternative market plans are generally either largely reinsured to a segregated portfolio captive or written on a large deductible or retrospectively rated policy, minimizing Patriot’s underwriting exposure. In addition, Patriot believes that most of its alternative market insurance solutions provide an incentive for the policyholder to achieve favorable loss experience, which mitigates the exposures typically associated with higher risk classifications and hazard levels.

Loss Control
Patriot’s loss control process begins with a request from its underwriting department to perform an inspection. Patriot’s inspections focus on a policyholder’s operations, loss exposures and existing safety controls designed to prevent potential loss. The factors considered in its inspections include employee experience, employee turnover, employee training, previous loss history and corrective actions, and workplace conditions, including equipment condition and, where appropriate, use of fall protection, respiratory protection or other safety devices. Patriot’s inspectors travel to employers’ worksites to perform these safety inspections.
During its relationship with its policyholders, Patriot seeks to emphasize workplace safety by periodically visiting the workplace, assisting the policyholder in designing and implementing enhanced safety management programs, providing current industry-specific safety-related information and conducting rigorous post-accident management.
Patriot’s loss control department is comprised of two loss control representatives. Outside of Florida, Patriot utilizes third-party vendors to provide inspection services.
Patriot’s loss control procedures support its loss reduction and prevention philosophy, which involves adhering to the early-return-to-work programs and implementing recommended safety practices. To the extent it is permitted by law, Patriot will cancel or not renew the policy of a policyholder that is not willing to comply with its loss control procedures and risk reduction and prevention philosophy.
Pricing
Generally, premiums for Patriot’s alternative market workers’ compensation insurance solutions and its traditional workers’ compensation insurance business are a function of the state regulatory environment, the amount of the insured employer’s payroll, the insured employer’s risk class code, and factors reflecting the insured employer’s historical loss experience.
Patriot writes business in both “administered pricing” and “competitive rating” states. In administered pricing states, insurance rates are set by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states and, consequently, Patriot’s alternative market insurance solutions can be an important competitive factor. For example, by adjusting the amount of collateral required from a segregated portfolio captive or through the use of high deductible or retrospectively rated policies, Patriot seeks to maintain appropriate pricing in administered pricing states for business that would be difficult to insure through a traditional guaranteed cost plan. Florida, Indiana and New Jersey are administered pricing states, while the rest of the states in which we operate are competitive rating states. In both administrative pricing and competitive rating states, Patriot strives to achieve proper risk selection through disciplined underwriting. In competitive rating states, Patriot has more flexibility to charge premium rates that reflect the risk it is taking based on each employer’s profile. In administered pricing states, Patriot is able to maintain appropriate pricing by adjusting collateral requirements, using consent-to-rate programs and applying experience modification factors to its rates.
Through its consent-to-rate program, the Florida OIR allows insurers to charge a rate that exceeds the state-established rate when deemed necessary by the insurer. Use of this program is limited to 10% of the number of an insurer’s policies written in Florida. The insurer is responsible for determining the additional premium based on the specific characteristics of a policyholder that result in the need for additional premium, such as poor loss history, lack of prior experience, inadequate rate for exposure and specific lack of safety programs and procedures. The goal of the consent-to-rate program in Florida is for policyholders to be able to obtain coverage while working to improve their risk profile and to realize premium reductions over time and ultimately eliminate the consent-to-rate factor as improvements are achieved. This program enables Patriot to maintain appropriate pricing in Florida’s administered pricing environment. Patriot looks for strong partnerships with, and commitments from, its policyholders and agents with respect to participation in this program. Patriot uses the consent-to-rate program primarily when rehabilitation of a policyholder is required or the exposures of a policyholder warrant additional premium. Approximately 1% of Patriot’s Florida policies written in 2008 were written pursuant to the consent-to-rate program, which represented approximately 3% of its direct premiums written in Florida in 2008. Through this program, Patriot has been able to underwrite otherwise uncertain accounts that exhibited a strong commitment to improve their working conditions and risk profile.
In competitive rating states, the state approves a set of competitive prices that provides for expected payments. Regulators then permit pricing flexibility primarily through two variables: (1) the selection of the competitive pricing multiplier insurers apply to competitive prices to determine their insurance rates and (2) schedule rating modifications that allow insurers to adjust premiums upwards or downwards for specific risk characteristics of the policyholder, such as type of work conducted, on-site medical facilities, level of employee safety, use of safety equipment and policyholder management practices. In competitive pricing states, Patriot uses both variables to calculate a policy premium that it believes will cover the claims costs and policy acquisition and underwriting expenses and produce an acceptable underwriting profit for it.

Claims
Patriot believes that the claims management process is an integral part of its success. Establishing claims benchmarks, reviewing outcomes and conducting routine random audits help Patriot achieve its claims adjudication goals and objectives. Patriot’s claims management program strives to ensure that the injured worker’s medical care restores health in an effective and efficient manner, promotes the earliest possible return to work and provides appropriate and prompt payment of benefits while producing an economical net claim cost.
Patriot has established claims controls and a claims adjudication infrastructure to assist it in meeting these goals. The foundation of Patriot’s claims quality and service excellence is built on the following set of goals and initiatives, which it collectively refers to as best practices:
•	Coverage Verification: Immediate analysis and documentation of confirmation of coverage.
•	Contact: Contact with the parties involved in the loss within 24 hours of the receipt of a claim. When the claim is received, the adjuster and a telephonic case manager registered nurse will make contact with the injured worker, employer and/or medical provider. Patriot believes that having both an adjuster and nurse case manager make these contacts and assist in establishing the most appropriate and efficient medical treatment helps restore health and return the injured party to work as soon as practical.
•	Investigation: Within 14 days of receipt of a claim, a claim adjudication and management strategy is developed, including the identification and communication of what Patriot believes to be the most appropriate medical treatment and indemnity benefits to be paid.
•	Recovery and Cost Offsets: Effective recognition, investigation and pursuit of recovery and cost offsets. Recoveries can be for a third-party claim and, in certain states (e.g. South Carolina and Georgia), certain recoveries from second injury fund claims. In some jurisdictions, such as Florida, where the claimant may also be eligible for social security disability benefits, the amount of such benefits received can be offset from the weekly workers’ compensation rate using a prescribed formula.
•	Evaluation: Appropriate analysis of claim exposure to probable ultimate cost. The claim file should reflect the action plan necessary to resolve the claim, while complying with applicable state laws, rules and regulations and corporate, insurer, reinsurer and employer reporting requirements.
•	Medical/Disability/Rehabilitation Management: Appropriate assistance in managing medical care and treatment, utilizing a broad range of techniques designed to return the injured worker to work as quickly as practical. Patriot believes that the most successful technique in returning injured workers back to work as soon as possible is ongoing communication with the injured worker, medical provider and employer. Consistent contact with the medical provider, including requests for light duty restrictions as appropriate, can hasten an injured worker’s return to work. In many cases, the medical provider does not know the employer is able to make reasonable accommodations or offer the injured worker alternative work during recuperation. Patriot reinforces the value of a working employee with the employer, and assists in the identification of suitable light duty work when appropriate. Securing an employer’s cooperation to identify suitable jobs and assisting in promptly returning employees to work can substantially reduce overall claim costs.
•	Negotiation and Disposition: Timely claim negotiation and disposition to achieve an equitable, cost-effective result.

•	Litigation Management: A proactive initiative by claims staff to manage litigation and, where necessary, involve defense counsel who are committed to providing aggressive, high quality, efficient representation under the direction of the claims management team.
•	Supervision: Consistent supervision of the claim by Patriot’s claims staff with precise, documented guidance and coaching throughout the life of the claim that clearly pursues resolution and strives to ensure best practices of claims handling.
•	Data Quality: Clear understanding of the importance of data quality, reflected through prompt, accurate and thorough maintenance of claims data, resulting in timely and accurate reporting.
•	Customer Service: Prompt initial contact and ongoing contact with insured employers, including thorough and prompt responses to requests.
•	Privacy: An ongoing commitment to maintaining the integrity of claimant data and safeguarding medical and other information pertaining to injured workers and healthcare providers.
To help execute these initiatives and achieve these goals, Patriot targets experienced claims adjusters with a minimum of 5 years of experience handling workers’ compensation claims within their jurisdictions of assignment. Patriot’s claims department employees average more than 12 years of workers’ compensation insurance industry experience, and members of its claims management team average more than 24 years of workers’ compensation experience. To facilitate effective claims handling, Patriot seeks to limit the average number of claims handled at a time to approximately 125 per lost time adjuster and approximately 250 per medical-only adjuster.
Once a policy is bound, Patriot sends a claims kit to the insured outlining the policy provisions, mandated posting notices, information on how to report a claim and the importance of reporting all claims on a timely basis and answers to frequently asked questions. Patriot makes available a toll-free reporting line for insureds or employers to report injuries, available 24 hours a day, seven days a week, and can receive notices of injury via the Internet as well.
Patriot uses preferred provider organization networks and bill review services to reduce its overall claim costs. Patriot assigns authority levels for settlement authority and reserve placement to adjusters based upon their level of experience and position. Management must approve any changes of reserves that fall above the adjuster’s authority to help ensure proper action plans are current in the claim. Claims that are reserved at $50,000 or more must have a large loss report created that outlines the facts of the claim, as well as the reasons for the reserve requested. This report is reviewed by senior management. In addition, Patriot’s claims adjusters coordinate with its underwriters and loss control personnel when it appears that there may be safety issues at the insured’s location or if the work conducted by the injured employee at the time of the accident does not match the class codes on the policy.
Patriot continuously monitors open claims for potential subrogation, which is the recovery of a portion of paid medical and indemnity losses from a third party that has liability for the losses suffered. Patriot reviews new reported claims daily to help ensure timely identification of potential subrogation recoveries. Patriot seeks to place third parties on notice and keeps them apprised of the status of the subject claim at regular intervals, including amounts paid by it for medical and indemnity benefits. Patriot keeps claims referred for subrogation open until a recovery has been received or a determination made that no subrogation is available.
Florida and many of the other states in which Patriot operates require that all insurance carriers establish a special investigative unit to investigate and report fraudulent activities. Patriot’s in-house special investigations unit, or SIU, has established guidelines for fraud investigation that exceed minimum SIU standards in each jurisdiction in which it operates and have been approved by the State of Florida.
Patriot’s SIU operates in conjunction with the claims, audit, collections, loss prevention and underwriting departments to determine whether an allegation of fraud is valid. Patriot investigates allegations of fraud on the part of both policyholders and injured workers. Files referred to Patriot’s SIU are reviewed to determine whether an investigation should be opened. If an investigation is opened, SIU gathers the information necessary to submit to the appropriate division of insurance fraud for further investigation.

Patriot also utilizes an internal control specialist, or ICS, to monitor the adjusters’ compliance with best practices for claims handling. The ICS reviews specific areas of performance such as timely contact, proper coverage determination, investigations, litigation management, reserve integrity, documentation, supervision and direction, resolution and case closure action plans. On a monthly basis, the ICS reviews a certain number of claims by adjuster and evaluates adjusters’ performance. Patriot has utilized these reviews to assist in the development of additional training programs and coaching points with its adjusters. The use of these ICS reviews assists Patriot in determining that its claims procedures and protocols are being carried out by its claims staff and its performance standards and goals are being consistently met.
Claims administration for Patriot’s alternative market business is handled in a manner substantially similar to its traditional business. Patriot has dedicated adjusters assigned to alternative market plans, both for the medical only and lost time claims, to help ensure a smooth working relationship. Patriot’s alternative market insurance solutions tend to involve higher risk classifications and hazard levels than its traditional policies. However, Patriot generally retains little underwriting risk on its alternative market business and it generally maintains a higher level of contact and communication with its alternative market customers as they have a shared incentive to resolve claims as effectively as possible and to assist employees to return to work. As a result, the claims closure rates for the alternative market tend to be slightly higher than the traditional market. As with claims in its traditional business, Patriot reviews reserve adequacy on its alternative market business on a regular basis until claims are closed.
Patriot strives for rapid closure of claims in order to reduce the cost of medical and indemnity expenses. The table below sets forth Patriot’s open claim counts by accident year and its open claims as a percent of reported claims for alternative market and traditional business, in the aggregate, as of December 31, 2008, together with industry average open claims as a percent of reported claims:

			Worker’s Compensation
			Industry Average
	Patriot		Open Claims
	As of December 31, 2008		as a Percent
		Open Claims	of Reported
	Number of	as a Percent of	Claims as of
	Open	Reported	December 31,
	Claims	Claims	2007
Current accident year	1,745	25.8%	29.0%
Prior accident year	314	6.3%	9.7%
Second prior accident year	85	1.8%	5.0%
Third prior accident year	38	1.0%	2.9%
Fourth prior accident year	4	0.4%	2.0%
Industry data from Highline Data, an affiliate of The National Underwriter Company and a provider of insurance industry financial performance data.
Policyholder Audits
Patriot conducts premium audits on its alternative market and traditional business policyholders annually upon the expiration of each policy, including when the policy is renewed. The purpose of these audits is to verify that policyholders have accurately reported their payroll expenses and employee job classifications, and therefore have paid the premium required under the terms of their policies. In addition to annual audits, Patriot selectively performs interim audits on certain classes of business if significant or unusual claims are filed or if the monthly reports submitted by a policyholder reflect a payroll pattern or any aberrations that cause underwriting, safety or fraud concerns.

Reinsurance
Reinsurance is a transaction between insurance companies in which an original insurer, or ceding company, remits a portion of its premiums to a reinsurer, or assuming company, as payment for the reinsurer’s commitment to indemnify the original insurer for a portion of its insurance liability. Reinsurance agreements may be proportional in nature, under which the assuming company shares proportionally in the premiums and losses of the ceding company. This arrangement is known as quota share reinsurance. Reinsurance agreements may also be structured so that the assuming company indemnifies the ceding company against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called an attachment level or retention, in return for a premium, usually determined as a percentage of the ceding company’s primary insurance premiums. This arrangement is known as excess of loss reinsurance. Excess of loss reinsurance may be written in layers, in which a reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. One form of excess of loss reinsurance is so-called “clash cover” reinsurance which only covers occurrences resulting in losses involving more than one reinsured policy or, in the case of workers’ compensation insurance, more than one injured worker. Any liability exceeding the outer limit of a reinsurance program is retained by the ceding company. The ceding company also bears the credit risk of a reinsurer’s insolvency.
Reinsurance can be facultative reinsurance or treaty reinsurance. Under facultative reinsurance, each policy or portion of a risk is reinsured individually. Under treaty reinsurance, an agreed-upon portion of a class of business is automatically reinsured.
Reinsurance is very important to Patriot’s business. Patriot reinsures a portion of its exposures and pays to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by Patriot are reinsured with other insurance companies principally to:
•	reduce net liability on individual risks;
•	mitigate the effect of individual loss occurrence (including catastrophic losses);
•	stabilize underwriting results;
•	decrease underwriting leverage; and
•	increase its underwriting capacity.
Patriot determines the amount and scope of reinsurance coverage to purchase each year based on a number of factors. These factors include the evaluation of the risks accepted, consultations with reinsurance representatives and a review of market conditions, including the availability and pricing of reinsurance.
The cost and limits of the reinsurance coverage Patriot purchases vary from year to year based upon the availability of reinsurance at an acceptable price, its catastrophe exposure and its desired level of retention. Retention refers to the amount of risk that Patriot retains for its own account.
Patriot regularly monitors its reinsurance requirements and reviews the availability, the amount and cost of reinsurance and its experience with insured losses. The availability, amount and cost of reinsurance are subject to market conditions and to Patriot’s experience with insured losses. There can be no assurance that Patriot’s reinsurance agreements can be renewed or replaced prior to expiration upon terms as favorable as those currently in effect. If Patriot is unable to renew or replace its reinsurance agreements, or elects to reduce or eliminate its quota share reinsurance, its net liability on individual risks would increase, it would have greater exposure to catastrophic losses, its underwriting results would be subject to greater variability, and its underwriting capacity would be reduced.

Patriot purchases both quota share and excess of loss reinsurance. The protection afforded by such reinsurance is subject to various limitations and restrictions. For example, the reinsurance purchased by Patriot excludes coverage for certain high-risk occupations, such as tunnel construction, mining and logging. In addition, the majority of this reinsurance either excludes or limits coverage for occupational diseases or excludes coverage for risks with known occupational disease exposures. The majority of this reinsurance also excludes or limits coverage for extra contractual damages, including punitive, exemplary, compensatory and consequential damages, as well as for losses paid in excess of policy limits. The majority of the reinsurance purchased by Patriot includes sunset clauses, which limit reinsurance coverage to claims reported to reinsurers within 84 months of the inception of the contract period for the reinsurance. In addition, many of the reinsurance policies purchased by Patriot includes commutation clauses, which permit the reinsurers to terminate their obligations by making a final payment to Patriot based on an estimate of their remaining reinsurance liabilities, which may ultimately prove to be inadequate. Also, certain reinsurance purchased by Patriot excludes all coverage for terrorism losses, while other reinsurance excludes coverage for terrorism losses involving nuclear, biological or chemical explosion, pollution or contamination, applies an aggregate limit on the recovery of terrorism losses and/or otherwise limits coverage for terrorism losses.
Alternative Market Business
Combined Quota Share and Aggregate Excess of Loss Reinsurance. In the alternative market, Guarantee Insurance issues workers’ compensation and employers’ liability coverage to employers that share in the income and losses associated with this insurance, including the loss experience and expenses under such policies, primarily through the employers’ participation in a segregated portfolio captive reinsurance facility. Each segregated portfolio captive reinsures, on a quota share basis, a percentage (typically 50% to 90%) of the premiums and losses on the insurance that Guarantee Insurance issues for participating employers. Losses in excess of $1.0 million per occurrence are not covered by this reinsurance agreement. If aggregate covered losses exceed the level specified in the reinsurance agreement, the segregated portfolio captive reinsures the entire amount of the excess losses up to the aggregate liability limit specified in the agreement. If the aggregate losses for the segregated portfolio cell exceed the aggregate liability limit, Guarantee Insurance retains 100% of those excess losses, except to the extent that any loss exceeds $1.0 million per occurrence, in which case the amount of such loss in excess of $1.0 million is reinsured under Guaranteed Insurance’s excess of loss reinsurance program. In addition, the segregated portfolio captive’s liability with respect to the underlying workers’ compensation policies is limited to the assets held in the segregated portfolio cell for that employer’s benefit.
Excess of Loss Reinsurance. Guarantee Insurance has purchased excess of loss reinsurance for alternative market workers’ compensation losses in excess of $1.0 million per occurrence. Guarantee Insurance generally cedes between 50% and 90% of the losses falling within this $1.0 million retention under the segregated cell captive reinsurance agreements as described above. Some of the excess of loss reinsurance purchased by Guarantee Insurance applies solely to its alternative market business, while other excess of loss reinsurance applies to both the alternative market and the traditional business.
July 1, 2005 through June 30, 2006. For alternative market workers’ compensation policies that commence during the period from July 1, 2005 through June 30, 2006, Guarantee Insurance retains $1.0 million per occurrence and cedes losses greater than this $1.0 million retention. This reinsurance applied to both traditional and alternative market business and is described below in the section describing excess of loss reinsurance for traditional business.
July 1, 2006 through April 30, 2007. For alternative market workers’ compensation policies that commenced during the period July 1, 2006 through April 30, 2007, Guarantee Insurance retains $1.0 million per occurrence. It purchased excess of loss reinsurance in the amount of $4.0 million per occurrence for this alternative market business, but commuted this reinsurance effective May 1, 2007. Depending on the date of the loss occurrence, additional reinsurance protection was provided by excess of loss and clash cover reinsurance attaching over $5.0 million per occurrence, which is described below in the section relating to excess of loss reinsurance for traditional business.
May 1, 2007 through June 30, 2008. For alternative market workers’ compensation policies that commence during the period from May 1, 2007 through June 30, 2008, Guarantee Insurance retains $1.0 million per occurrence and cedes losses greater than this $1.0 million retention. Pursuant to a the reinsurance agreement, which is with National Indemnity Company, a subsidiary of Berkshire Hathaway, Inc. rated A++ (Superior) by A.M. Best Company, the first layer excess of loss reinsurance for such claims and for losses occurring after May 1, 2007 under alternative market policies in force prior to that date provides $4.0 million of coverage per occurrence excess of Guarantee Insurance’s $1.0 million retention. It reinsures losses in excess of $1.0 million up to $5.0 million per occurrence and has an aggregate limit of $16.0 million during the contract period. In addition, depending on the date of the loss occurrence, additional reinsurance protection is provided by excess of loss and clash cover reinsurance attaching over $5.0 million per occurrence, which is described below in the section dealing with excess of loss reinsurance for traditional business.

July 1, 2008 through June 30, 2009. Guarantee Insurance has obtained excess of loss reinsurance for its alternative market policies from National Indemnity Company effective July 1, 2008 in an amount of $4.0 million per occurrence in excess of a $1.0 million retention. This reinsurance applies to losses occurring during the period July 1, 2008 through June 30, 2009. It reinsures losses in excess of $1.0 million up to $5.0 million per occurrence and has an aggregate limit of $16.0 million during the contract period. It excludes coverage for participation in assigned risk pools. The reinsurance for the period ended June 30, 2008 was written on a “risk attaching” basis. Coverage incepting July 1, 2008 is written on a “losses occurring” basis and applies to losses occurring during the period July 1, 2008 through June 30, 2009. Additional reinsurance is provided by excess of loss and clash cover reinsurance attaching over $5.0 million per occurrence, which is described in the above section under the heading “— Excess of Loss Reinsurance.” In addition, certain alternative market insurance policies, commencing during the period July 1, 2008 through June 30, 2009, for which Guarantee Insurance typically cedes 50% to 90% of losses to a segregated portfolio captive controlled by an insurance agency, are not reinsured under the excess of loss reinsurance purchased for Guarantee Insurance’s alternative market business but instead are reinsured under the first layer of excess of loss reinsurance purchased for Guarantee Insurance’s traditional business, which is also described in the above section under the heading “— Excess of Loss Reinsurance.”
Traditional Business
Quota Share Reinsurance. Effective July 1, 2006, Guarantee Insurance entered into a quota share reinsurance agreement with National Indemnity Company. Pursuant to this agreement, Guarantee Insurance ceded 50% of its traditional business, excluding South Carolina, Georgia and Indiana, in force on July 1, 2006 and 50% of its new and renewal traditional business, excluding these states, effective during the period from July 1, 2006 through June 30, 2007. Effective July 1, 2007, Guarantee Insurance entered into a second quota share reinsurance agreement with National Indemnity Company pursuant to which it ceded 50% of its new and renewal traditional business, excluding South Carolina, Georgia and Indiana, effective during the period from July 1, 2007 through June 30, 2008. Both of these quota share agreements covered all losses up to $500,000 per occurrence, subject to various restrictions and exclusions. Under these agreements, Guarantee Insurance ceded premiums and received a ceding commission in return. As with any reinsurance arrangement, the ultimate liability for the payment of claims resides with the ceding company, Guarantee Insurance.
Effective July 1, 2008, Guarantee Insurance entered into a third quota share reinsurance agreement with both National Indemnity Company and Swiss Reinsurance America Corporation, which is also rated A+ (Superior) by A.M. Best Company. Pursuant to this agreement, Guarantee Insurance again ceded 50% of its new and renewal traditional business, excluding South Carolina, Georgia and Indiana, effective on or after July 1, 2008. National Indemnity Company provided 75% of this reinsurance coverage, while Swiss Reinsurance America Corporation provided the remaining 25%. The agreement covered 50% of net retained liabilities for losses up to $500,000 per occurrence arising from all subject traditional business. The agreement was written on a “losses occurring” basis and applies to losses occurring during the contract period, which extends from July 1, 2008 through January 1, 2009 for National Indemnity Company’s share of the reinsured risks and from July 1, 2008 through June 30, 2009 for Swiss Reinsurance American Corporation’s share of the reinsured risks. The quota share reinsurance for prior periods was written on a “risk attaching” basis to cover all losses insured under policies commencing during the reinsurance contract period, including losses that occur after the end of that period. This prior reinsurance has been cut off with an adjustment of reinsurance premium for all losses occurring after June 30, 2008. These losses are covered by the reinsurance incepting July 1, 2008. The change from reinsurance written on a “risk attaching” basis to reinsurance written on a “losses occurring” basis will facilitate early termination of the reinsurance at the option of Guarantee Insurance. Guarantee Insurance has the option of terminating the reinsurance upon 15 days’ prior notice. Effective January 1, 2009, coverage from National Indemnity Company expired, coverage from Swiss Reinsurance America Corporation was increased from 12.5% to 25.0% and previously excluded stated were added to the coverage.
Guarantee Insurance entered into an additional quota share agreement with Harco National Insurance Company pursuant to which it ceded 37.83% of Guarantee Insurance’s traditional business gross unearned premium reserves as of December 31, 2008 and 37.83% of the first $500,000 of losses and certain loss adjustment expenses incurred on all subject business inforce at December 31, 2008, subject to various restrictions and exclusions. Under this agreement, Guarantee Insurance ceded unearned premium reserves and received a ceding commission, which varies based on loss experience, in return. Harco National Insurance Company is obligated to pay its pro rata share of losses and loss adjustment expenses. As with any reinsurance arrangement, the ultimate liability for the payment of claims resides with the ceding company, Guarantee Insurance.
Effective January 1, 2009, Guarantee Insurance entered into a quota share agreement with Ullico, Inc., an insurance company from which Patriot entered into an agreement to borrow $5.4 million on December 31, 2008. Pursuant to the quota share agreement, Guarantee Insurance ceded 68% of traditional new and renewal business in the states of Georgia, New Jersey and Florida on the first $1.0 million of incurred losses and certain loss adjustment expenses, subject to various restrictions and exclusions. Guarantee Insurance ceded unearned premium reserves and received a ceding commission in return. Ullico is obligated to pay its pro rata share of losses and certain loss adjustment expenses up to an aggregate limit of 90% of its pro rata share of premiums earned. As with any reinsurance arrangement, the ultimate liability for the payment of claims resides with the ceding company, Guarantee Insurance.

Excess of Loss Reinsurance. In addition to quota share reinsurance, Guarantee Insurance purchases excess of loss reinsurance. Effective July 1, 2007, Guarantee Insurance’s retention for its reinsured statutory workers’ compensation liabilities is $1.0 million per occurrence. All of Guarantee Insurance’s excess of loss agreements are subject to various restrictions and exclusions. For example, some of the higher layers of Guarantee Insurance’s excess of loss reinsurance exclude coverage for the employer’s liability insurance that is included in Guarantee Insurance’s workers’ compensation policies, and the first layer generally reinsures employer’s liability losses at lower limits than those applicable to Guarantee Insurance’s statutory workers’ compensation liabilities.
The following description of Guarantee Insurance’s excess of loss reinsurance for its statutory workers’ compensation liabilities covers the period from July 1, 2005 through June 30, 2009. Different layers of this excess of loss reinsurance were renewed at different times during the applicable calendar year. All of the layers in the 2008/2009 program are scheduled to expire on June 30, 2009. In addition, until July 1, 2008, the first layer of this reinsurance was written on a “risk attaching” basis, while certain upper layers of this reinsurance apply only to losses occurring during the reinsurance contract period. Thus, for periods prior to July 1, 2008, a single loss may be reinsured under first layer reinsurance covering a particular period based on the date of policy issuance and under upper layer reinsurance covering a later period based on the date of the loss occurrence. Effective July 1, 2008, all layers of this excess of loss reinsurance are written on a “losses occurring” basis.
Guarantee Insurance purchases first layer excess of loss reinsurance that applies solely to its traditional business. It purchases upper layers of excess of loss reinsurance (including clash cover reinsurance that only applies if an occurrence involves injuries to multiple employers) that apply to both its traditional and its alternative market business. As a result, losses from both business segments would be applied against any aggregate limits for such upper layers.
July 1, 2005 through June 30, 2006. For workers’ compensation claims covered under policies for Patriot’s traditional business that commence during the period July 1, 2005 through June 30, 2006, Guarantee Insurance retains $750,000 per occurrence. Guarantee Insurance cedes losses greater than this $750,000 retention. The excess of loss reinsurance for such claims totals $19.3 million per occurrence provided in four layers, including in the two upper layers, certain clash covers that only apply if an occurrence involves injuries to multiple employers.
•	For losses incurred under policies commencing during the period July 1, 2005 through June 30, 2006, the first layer of excess of loss reinsurance provides $250,000 of coverage per occurrence excess of Guarantee Insurance’s $750,000 retention. This layer reinsures losses in excess of the $750,000 retention up to $1.0 million and only applies to Patriot’s traditional business.
•	For losses incurred under policies commencing during the period July 1, 2005 through June 30, 2006, the second layer of excess of loss reinsurance provides $4.0 million of coverage per occurrence excess of $1.0 million. This layer reinsures losses in excess of $1.0 million up to $5.0 million, subject to a maximum amount of recovery under this layer equal to 225% of the total reinsurance premiums paid by Guarantee Insurance for the layer. This means that regardless of the number of occurrences covered by this reinsurance with incurred losses in excess of $1.0 million, the aggregate amount paid under the layer would not exceed an amount equal to 225% of the total reinsurance premiums for the layer. The amount of these premiums is $3,850,000, subject to adjustment. This reinsurance applies to both traditional and alternative market business.
•	The third layer of excess of loss reinsurance consists of two separate clash cover treaties. Each of these treaties provides $5.0 million of coverage per occurrence in excess of $5.0 million. Each reinsures losses in excess of $5.0 million up to $10.0 million. The first of these treaties, which applied to losses incurred under policies commencing during the period from July 1, 2005 through June 30, 2006, was commuted in 2006 and no longer is in force. The second of these treaties, which has not been commuted and remains in force, applies to losses occurring from January 1, 2006 through December 31, 2006. This second treaty covers both traditional and alternative market business but excludes coverage for participation in assigned risk pools.

•	The fourth layer of excess of loss reinsurance also consists of two separate clash cover treaties. Each of these treaties provides $10.0 million of coverage per occurrence in excess of $10.0 million. Each reinsures losses in excess of $10.0 million up to $20.0 million. The first of these treaties, which applied to losses incurred under policies commencing from July 1, 2005 through June 30, 2006, was commuted in 2006 and no longer is in force. The second of these treaties, which has not been commuted and remains in force, applies to losses occurring from January 1, 2006 through December 31, 2006. This second treaty covers both traditional and alternative market business but excludes coverage for participation in assigned risk pools.
July 1, 2006 through June 30, 2007. For workers’ compensation claims covered under traditional policies that commence during the period July 1, 2006 through June 30, 2007, Guarantee Insurance retains $750,000 per occurrence and cedes losses greater than this $750,000 retention. The amount of the excess of loss reinsurance that applies to such claims totals $19.3 million per occurrence provided in three layers, including in the two upper layers certain clash covers.
•	For losses incurred under policies commencing during the period July 1, 2006 through June 30, 2007, the first layer of excess of loss reinsurance provides $4.3 million of coverage per occurrence excess of Guarantee Insurance’s $750,000 retention. This layer has an annual aggregate deductible of $250,000 and reinsures losses in excess of the $750,000 retention up to $5.0 million. Pursuant to these deductible provisions, Guarantee Insurance must pay $250,000 in combined statutory workers’ compensation and employers’ liability losses incurred in the twelve-month contract period in addition to its $750,000 retention before it is entitled to any excess of loss reinsurance recovery under this layer.
•	The second layer of excess of loss reinsurance consists of two separate treaties. Each of these treaties provides $5.0 million of coverage per occurrence in excess of $5.0 million. Each reinsures losses in excess of $5.0 million up to $10.0 million. The first of these treaties is a clash cover, which applies to losses occurring from January 1, 2006 through December 31, 2006. The second is not a clash cover and applies to losses occurring from January 1, 2007 through June 30, 2008, subject to an aggregate limit of $10.0 million. This aggregate limit means that regardless of the number of occurrences during the 18-month contract period with incurred losses in excess of $5.0 million, the aggregate amount paid under this treaty would not exceed $10.0 million. Both of these treaties cover traditional and alternative market business but exclude coverage for participation in assigned risk pools.
•	The third layer of excess of loss reinsurance consists of two separate clash cover treaties. Each of these treaties provides $10.0 million of coverage per occurrence in excess of $10.0 million. Each reinsures losses in excess of $10.0 million up to $20.0 million. The first of these treaties applies to losses occurring from January 1, 2006 through December 31, 2006. The second applies to losses occurring from January 1, 2007 through June 30, 2008, subject to an aggregate limit of $20.0 million. Both of these treaties cover traditional and alternative market business but exclude coverage for participation in assigned risk pools.

July 1, 2007 through June 30, 2008. For workers’ compensation claims covered under traditional insurance policies that commence during the period from July 1, 2007 through June 30, 2008, Guarantee Insurance retains $1.0 million per occurrence and cedes losses greater than this $1.0 million retention. The amount of the excess of loss reinsurance that applies to such claims totals $19.0 million per occurrence, provided in three layers, including a clash cover treaty in the highest layer.
•	Pursuant to a workers’ compensation excess of loss reinsurance agreement between Guarantee Insurance and Midwest Employers Casualty Company, the first layer of the excess of loss reinsurance provides $4.0 million of coverage per occurrence excess of Guarantee Insurance’s $1.0 million retention for losses insured under policies commencing during the period July 1, 2007 through June 30, 2008. It reinsures losses in excess of $1.0 million up to $5.0 million.
•	Pursuant to a workers’ compensation excess of loss reinsurance agreement between Guarantee Insurance and reinsurers Max Re, Ltd., Aspen Insurance UK Limited and various underwriters at Lloyd’s London, the second layer of excess of loss reinsurance provides $5.0 million of coverage per occurrence in excess of $5.0 million for losses occurring on or after January 1, 2007 and prior to July 1, 2008. It reinsures losses in excess of $5.0 million up to $10.0 million and has an aggregate limit of $10.0 million. The second layer covers both traditional and alternative market business and excludes coverage for participation in assigned risk pools.
•	The third layer of excess of loss reinsurance is a clash cover provided pursuant to a workers’ compensation excess of loss reinsurance agreement between Guarantee Insurance and the reinsurers Aspen Insurance UK Limited and various underwriters at Lloyd’s London. This reinsurance applies to losses occurring from January 1, 2007 through June 30, 2008. It provides $10.0 million of coverage per occurrence in excess of $10.0 million, subject to an aggregate limit of $20.0 million. It reinsures losses in excess of $10.0 million up to $20.0 million. The third layer covers both traditional and alternative market business and excludes coverage for participation in assigned risk pools.
July 1, 2008 through June 30, 2009. Guarantee Insurance has obtained excess of loss reinsurance, effective July 1, 2008, in the same three layers ($4.0 million excess of a $1.0 million retention, $5.0 million excess of $5.0 million and $10.0 million excess of $10.0 million) as were in place for the prior period ended June 30, 2008. The first layer of this coverage, provided by Midwest Employers Casualty Company, applies only to traditional insurance policies. The second layer, provided by Max Bermuda, Ltd., Aspen Insurance UK Limited and various underwriters at Lloyd’s London, applies to both traditional and alternative market insurance policies. The third layer, provided by Max Bermuda, Ltd., Tokio Millennium Reinsurance Limited, Aspen Insurance UK Limited and various underwriters at Lloyd’s London, applies to both traditional and alternative market insurance policies and is a clash cover.

The first layer of coverage for the prior period ended June 30, 2008 was written on a “risk attaching” basis. Coverage under all layers of excess of loss reinsurance incepting July 1, 2008 is written on a “losses occurring” basis and applies to losses occurring during the period July 1, 2008 through June 30, 2009. Coverage under the first layer of this new reinsurance is subject to an annual deductible of $1.0 million such that this reinsurance only applies to losses in excess of $1.0 million per occurrence during the period July 1, 2008 through June 30, 2009 to the extent that such losses exceed $1.0 million in the aggregate. Coverage under the second layer is subject to an aggregate limit of $10.0 million, while coverage under the third layer is subject to an annual limit of $20.0 million. All three layers exclude coverage for participation in assigned risk pools.
Recoverability of reinsurance. Reinsurance does not discharge or diminish Patriot’s obligation to pay claims covered under insurance policies it issues. However, it does permit Patriot to recover losses on such risks from its reinsurers. Patriot would be obligated to pay claims in the event these reinsurers were unable to meet their obligations. Therefore, it is subject to credit risk with respect to the obligations of its reinsurers. A reinsurer’s ability to perform its obligations may be adversely affected by events unrelated to workers’ compensation insurance losses.
Patriot has reinsurance agreements with both authorized and unauthorized reinsurers. Authorized reinsurers are licensed or otherwise authorized to conduct business in the state of Florida (Guarantee Insurance’s state of domicile). Under statutory accounting principles, Guarantee Insurance receives credit on its statutory financial statements for all paid and unpaid losses ceded to authorized reinsurers. Unauthorized reinsurers are not licensed or otherwise authorized to conduct business in the state of Florida. Under statutory accounting principles, Guarantee Insurance receives credit for paid and unpaid losses ceded to unauthorized reinsurers to the extent these liabilities are secured by funds held, letters of credit or other forms of acceptable collateral.
On a routine basis, Patriot reviews the financial strength of its authorized and unauthorized reinsurers, monitors the aging of reinsurance recoverables on paid losses and assesses the adequacy of collateral underlying reinsurance recoverable balances. If a reinsurer is unable to meet any of its obligations under the reinsurance agreements, Patriot would be responsible for the payment of all claims and claims expenses that it has ceded to such reinsurer. The collateral Guarantee Insurance maintains from certain reinsurers serves to mitigate this risk.

As of December 31, 2008, approximately 87% of Patriot’s reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses are either due from authorized reinsurers or are fully secured with collateral provided by unauthorized reinsurers. To date, Patriot has not, in the aggregate, experienced difficulties in collecting balances from its reinsurers. However, Patriot has historically maintained an allowance for the potential uncollectibility of reinsurance balances on paid and unpaid losses and loss adjustment expenses by authorized and unauthorized reinsurers. The table below sets forth Patriot’s reinsurance recoverable balances as of December 31, 2008:

		Reinsurance Recoverable Balances
			Unpaid
		Paid Losses	Losses and
	A.M.	and Loss	Loss
	Best	Adjustment	Adjustment			Net
	Rating	Expenses	Expenses	Total	Collateral(1)	Exposures
	In thousands
Authorized reinsurers:
National Indemnity Company	A++	$2,301	$13,435	$15,736	$—	$15,736
Swiss Reinsurance America Corporation	A+	293	1,643	1,936	—	1,936
Midwest Employers Casualty Company	A+	1,474	1,674	3,148	—	3,148
Other authorized reinsurers		441	2,468	2,909	238	2,671

Total authorized reinsurers		4,509	19,220	23,729	238	23,491

Unauthorized reinsurers:
Excess of loss reinsurers:
With net exposures		—	—	—	—	—
With no net exposures		—	537	537	1,618	—

Total excess of loss reinsurers		—	537	537	1,618	—

Segregated portfolio cell captives:
With net exposures			3,011	3,011	1,574	1,437
With no net exposures			11,340	11,340	22,301	—

Total segregated portfolio cell captives			14,351	14,351	23,875	—

Legacy exposure reinsurers:
With net exposures		340	2,111	2,451	1,303	1,148
With no net exposures		93	1,273	1,366	2,350	—

Total legacy exposure reinsurers		433	3,384	3,817	3,653	1,148

Total unauthorized reinsurers		433	18,272	18,705	29,146	2,585

Total		4,942	37,492	42,434	$29,384	$26,076

Less allowance		(300)	—	(300)

Net		$4,642	$37,492	$42,134

(1)	Collateral is principally comprised of funds held by Guarantee Insurance under reinsurance treaties and letters of credit.
As of December 31, 2008, Guarantee Insurance had net exposures from five segregated portfolio captive cells totaling approximately $1.4 million. Individually, net exposures from these five segregated portfolio captive cells ranged from approximately $23,000 to approximately $498,000.
As of December 31, 2008, Guarantee Insurance had net exposures from six unauthorized reinsurers totaling approximately $1.1 million attributable to its legacy asbestos and environmental claims and commercial general liability claims which arose from the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations. See “— Legacy Claims.”. Individually, net exposures from these six reinsurers ranged from approximately $44,000 to approximately $598,000.
Reserves for Losses and Loss Adjustment Expenses
Patriot records reserves for estimated losses under insurance policies that it writes and for loss adjustment expenses related to the investigation and settlement of policy claims. Patriot’s reserves for losses and loss adjustment expenses represent the estimated cost of all reported and unreported losses and loss adjustment expenses incurred and unpaid at a given point in time. Patriot does not discount loss and loss adjustment expense reserves.
Patriot seeks to provide estimates of loss and loss adjustment expense reserves that equal ultimate incurred losses and loss adjustment expenses. Maintaining the adequacy of loss and loss adjustment reserve estimates is an inherent risk of the workers’ compensation insurance business. Patriot uses an independent actuarial consulting firm to assist in the evaluation of the adequacy of its loss and loss adjustment reserves. Workers’ compensation claims may be paid over a long period of time. Estimating reserves for these claims may be more uncertain than estimating reserves for other lines of insurance with shorter or more definite periods between occurrence of the claim and final determination of the loss. Patriot endeavors to minimize this risk by closing claims promptly and by relying on the estimates of its professional claims adjusting staff, supplemented by actuarial estimation techniques.

The three main components of loss and loss adjustment expense reserves are (1) case reserves for reported claims and associated adjustment costs, (2) aggregate reserves for claims incurred but not reported and associated adjustment costs (IBNR reserves) and (3) aggregate reserves for adjusting and other claims administration costs, which includes expenses such as claims-related salaries and associated overhead.
Case reserves are estimates of future claim payments based upon periodic case-by-case evaluation and the judgment of Patriot’s claims adjusting staff. When a claim is reported, Patriot establishes an initial case reserve for the estimated amount of its losses and loss adjustment expenses based on its estimate of the most likely outcome of the claim at that time. Generally, a case reserve is established within 14 days after the claim is reported and consists of anticipated medical costs, indemnity costs and specific adjustment expenses, which Patriot refer to as defense and cost containment expenses, or DCC expenses. At any point in time, the amount paid on a claim, plus the reserve for future amounts to be paid represents the estimated total cost of the claim, or the case incurred loss and loss adjustment expense amount. The estimated amount of loss for a reported claim is based upon various factors, including:
•	type of loss;
•	severity of the injury or damage;
•	age and occupation of the injured employee;
•	estimated length of temporary disability;
•	anticipated permanent disability;
•	expected medical procedures, costs and duration;
•	Patriot’s knowledge of the circumstances surrounding the claim;
•	insurance policy provisions, including coverage, related to the claim;
•	jurisdiction of the occurrence; and
•	other benefits defined by applicable statute.
The case incurred loss and loss adjustment expense amount can vary due to uncertainties with respect to medical treatment and outcome, length and degree of disability, employment availability and wage levels and judicial determinations. As changes occur, the case incurred loss and loss adjustment expense amount is adjusted. The initial estimate of the case incurred amount can vary significantly from the amount ultimately paid, especially in circumstances involving severe injuries with comprehensive medical treatment. Changes in case incurred amounts, or case development, are an important component of Patriot’s historical claim data. Adjustments for inflationary effects are included as part of Patriot’s review of loss reserve estimates, but its reserving system does not make explicit provision for the effects of inflation.
In addition to case reserves, Patriot establishes IBNR reserves, which are intended to provide for losses and loss adjustment expenses that have been incurred but not reported, aggregate changes in case incurred losses and loss adjustment expenses and recently reported claims for which an initial case reserve has not yet been established. In establishing its IBNR reserves, Patriot projects ultimate losses by accident year both through use of its historical experience, though limited, and the use of industry experience by state. Patriot projects ultimate losses using accepted actuarial methods and evaluates statistical information to determine which methods are most appropriate and whether adjustments are needed within the particular methods. This supplementary information may include open and closed claim counts, statistics related to open and closed claim count percentages, claim closure rates, average case reserves and average losses and loss adjustment expenses incurred on open claims, reported and ultimate claim severity, reported and projected ultimate loss ratios and loss payment patterns.

The third component of Patriot’s reserves for losses and loss adjustment expenses is its adjusting and other expense reserves, which represent an estimate of the future aggregate costs of administering all known and unknown claims.
An additional component of Patriot’s reserves for losses and loss adjustment expenses is the reserve for mandatory pooling arrangements. Patriot records reserves for mandatory pooling arrangements as those reserves are reported to it by the pool administrators.
Because Patriot began writing workers’ compensation policies in 2004, its historical loss experience data is limited. Accordingly, the statistical and actuarial analysis Patriot employs in estimating its loss and loss adjustment expense reserves is based in part on state-specific NCCI loss development factors, modified as Patriot deems appropriate. NCCI loss development factors are measures over time of industry-wide claims reported, average case incurred amounts, case development, duration, severity and payment patterns. However, NCCI loss development factors do not take into consideration differences in Patriot’s own claims reserving and claims management practices, the employment and wage patterns of its policyholders relative to the industry as a whole or other subjective factors. As a result, Patriot modifies the NCCI loss development factors to reflect these differences and the differences between ultimate benefits that serve as the basis of the NCCI factors and Patriot’s excess of loss reinsurance per occurrence retentions. Patriot also supplements the modified NCCI loss development factors with factors derived from its own quarterly and annual historical experience. Patriot averages the results from the use of modified NCCI factors, the results from the use of its own quarterly experience and the results from its own annual historical experience to arrive at its estimates for its reserves for losses and loss adjustment expenses.
Patriot calculates the amount of its total losses and loss adjustment expenses that it estimates will ultimately be paid by its reinsurers, and subtracts this amount from its estimated total gross reserves to produce its estimated total net reserves.
As of December 31, 2008, Patriot’s best estimate of its ultimate liability for losses and loss adjustment expenses was approximately $74.6 million and its estimate of amounts recoverable from reinsurers for unpaid losses and loss adjustment expenses was approximately $37.5 million. Accordingly, Patriot’s reserves for losses and loss adjustments expenses, net of amounts recoverable from reinsurers, was approximately $37.1 million. This amount included approximately $1.8 million associated with Patriot’s mandatory participation in the assumption of workers’ compensation business from NCCI, for which reserves are maintained as reported by NCCI. This amount also included approximately $4.5 million in net reserves for legacy asbestos and environmental and commercial general liability claims, approximately $525,000 of which related to 30 direct claims for which Patriot maintain reserves, and approximately $4.0 million of which related to pooling arrangements, for which reserves are maintained as reported by the pool administrators.
Patriot’s best estimate of its ultimate liability for losses and loss adjustment expenses was derived from the process and methodology described above, which relies on substantial judgment. There is inherent uncertainty in estimating Patriot’s reserves for losses and loss adjustment expenses. It is possible that Patriot’s actual losses and loss adjustment expenses incurred may vary significantly from its estimates. Accordingly, the ultimate settlement of losses and loss adjustment expenses may vary significantly from estimates included in Patriot’s financial statements.
Patriot has prepared a sensitivity analysis of its net reserves for losses and loss adjustment expenses as of December 31, 2008 by analyzing the effect of reasonably likely changes to the percentage weighting assigned to the modified NCCI loss development factors in deriving its estimates. Patriot believes the results of this sensitivity analysis, which are summarized in the table below, constitute a reasonable range of the expected outcomes of its reserves for net losses and loss adjustment expenses.
For traditional and alternative market business, the low end of the range of Patriot’s sensitivity analysis was derived from the assumption that the percentage weighting assigned to the modified NCCI factors was reduced to 25.0% rather than 33.3%, with the 75% remaining weight assigned to Patriot’s quarterly and annual historical experience. The high end of the range of Patriot’s sensitivity analysis was derived from the assumption that the percentage weighting assigned to the modified NCCI factors was increased from 33.0% to 50%, with the 50% remaining weight assigned to Patriot’s quarterly and annual historical experience.

For assumed business, net reserves are maintained as reported by the NCCI. For legacy asbestos and environmental and commercial general liability claims, referred to as “legacy business”, net reserves are maintained based on (i) gross reserves reported by pool administrators, reduced by ceded reserves pursuant to Patriot’s reinsurance arrangements on this business, and (ii) case-by-case reserve estimates made by the company totaling approximately $525,000 on 30 direct claims. Patriot believes that reserves reported by third parties for assumed business and the majority of legacy asbestos and environmental and commercial general liability claims represent the best estimate of its obligation for these claims, and it does not believe that it would be meaningful to prepare a sensitivity analysis on these net reserves. See “Risk Factors — Patriot has legacy commercial general liability claims, including asbestos and environmental liability claims.”
For unallocated loss adjustment expenses, net reserves are maintained based on management’s estimate of the future aggregate costs of administering all known and unknown claims, and the low and high end of the range of Patriot’s sensitivity analysis are reflected in proportion to the low and high end of the range of reserves on traditional and alternative market business.

					Unallocated
		Alternative			Loss
	Traditional	Market	Assumed	Legacy	Adjustment
	Business	Business	Business	Business	Expenses	Total
	In thousands
Low end of the range	$19,410	$8,521	$1,767	$4,523	$1,683	$35,904
Net reserves, as reported	20,001	9,018	1,767	4,523	1,749	37,058
High end of the range	21,181	10,022	1,767	4,523	1,881	39,374
The resulting range derived from this sensitivity analysis would have increased net reserves by approximately $2.3 million or decreased net reserves by approximately $1.2 million, at December 31, 2008. The increase would have reduced net income and stockholders’ equity by approximately $1.5 million. The decrease would have increased net income and stockholders equity by approximately $760,000. Because Patriot relies heavily on reinsurance, the range derived from this sensitivity analysis is not as wide as it would likely be if Patriot ceded a lower proportion of losses to reinsurers. If it reduces its use of reinsurance, Patriot expects that the range between the high and low end of the sensitivity analysis would increase. A change in Patriot’s reserves for net losses and loss adjustment expenses would not have an immediate impact on its liquidity, but would affect cash flow in future periods as the losses are paid.
Given the numerous factors and assumptions used in its estimates of net reserves for losses and loss adjustment expenses, and consequently this sensitivity analysis, Patriot does not believe that it would be meaningful to provide more detailed disclosure regarding specific factors and assumptions and the individual effects of these factors and assumptions on its net reserves. Furthermore, there is no precise method for subsequently reevaluating the impact of any specific factor or assumption on the adequacy of reserves because the eventual deficiency or redundancy is affected by multiple interdependent factors.
Reconciliation of Reserves for Losses and Loss Adjustment Expenses
The following table provides a reconciliation of Patriot’s aggregate beginning and ending reserves for losses and loss adjustment expenses:

	2008	2007	2006
	In thousands
Balances, January 1	$69,881	$65,953	$39,084
Less reinsurance recoverable	(43,317)	(41,103)	(21,699)

Net balances, January 1	26,564	24,850	17,385

Incurred related to:
Current year	27,422	18,642	15,328
Prior years	1,294	(3,460)	2,511

Total incurred	28,716	15,182	17,839

Paid related to:
Current year	6,171	4,668	3,290
Prior years	12,051	8,800	7,084

Total paid	18,222	13,468	10,374

Net balances, December 31	37,058	26,564	24,850
Plus reinsurance recoverable	37,492	43,317	41,103

Balances, December 31	$74,550	$69,881	$65,953

There were no significant changes in the key assumptions utilized in the analysis and calculations of Patriot’s loss reserves during the years ended December 31, 2008, 2007 or 2006.
As a result of unfavorable development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $1.3 million for the year ended December 31, 2008, reflecting approximately $600,000 of unfavorable development in 2008 on workers’ compensation reserves for prior accident years and approximately $700,000 of unfavorable development in 2008 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below.
As a result of favorable development on prior accident year reserves, incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. Of this $3.5 million, approximately $2.2 million relates to favorable development on workers’ compensation reserves attributable to the fact that 165 claims incurred in 2004 and 2005 were ultimately settled in 2007 for approximately $600,000 less than the specific case reserves that had been established for these exposures at December 31, 2006. In addition, as a result of this favorable case reserve development during 2007, Patriot reduced Patriot’s loss development factors utilized in estimating claims incurred but not yet reported resulting in a reduction of estimated incurred but not reported reserves as of December 31, 2007. The $3.5 million of favorable development in 2007 also reflects approximately $1.3 million of favorable development on legacy asbestos and environmental exposures and commercial general liability exposures as a result of the further run-off of this business and additional information received from pool administrators on pooled business that Patriot participate in. See “— Legacy Claims.”
As a result of adverse development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $2.5 million for the year ended December 31, 2006. Of the $2.5 million, approximately $2.0 million relates to workers’ compensation claims and approximately $500,000 to legacy asbestos and environmental exposures and commercial general liability exposures. The adverse development on workers’ compensation claims primarily resulted from approximately $1.5 million of unallocated loss adjustment expenses paid in 2006 related to the 2004 and 2005 accident years in excess of amounts reserved for these expenses as of December 31, 2005. In addition, based upon additional information that became available on known claims during 2006, Patriot strengthened Patriot’s reserves by approximately $500,000 for the 2004 and 2005 accident years. The reserves for legacy claims were increased due to information received from pool administrators as well as additional consideration of specific outstanding claims.
Patriot’s gross reserves for losses and loss adjustment expenses of $74.6 million as of December 31, 2008 are expected to cover all unpaid losses and loss adjustment expenses related to open claims as of that date, as well as gross claims incurred but not reported. Patriot’s gross IBNR reserves represented approximately 40% of its total gross reserves as of December 31, 2008. At December 31, 2008, Patriot had 2,186 open workers’ compensation claims with average gross case reserves for known losses and loss adjustment expenses of approximately $21,000. During 2008, approximately 7,000 new claims were reported, and approximately 6,400 claims were closed.
Legacy Claims
In addition to workers’ compensation insurance claims, Patriot has exposure to certain legacy asbestos and environmental claims and commercial general liability claims which arose from the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations (“Pools”). Guarantee Insurance ceased offering direct general liability coverage in 1983. Participation with underwriting management organizations ended with the 1982 underwriting year.

As industry experience in dealing with these exposures has accumulated, various industry-related parties have evaluated newly emerging methods for estimating asbestos-related and environmental pollution liabilities, and these methods have attained growing credibility. In addition, outside actuarial firms and others have developed databases to supplement the information that can be derived from a company’s claim files.
The Pools estimate the full impact of the asbestos-related and environmental pollution liability by establishing full cost basis reserves for all known losses and computing incurred but not reported on previous experience and available industry data. Nonetheless, these liabilities are subject to greater than normal variation and uncertainty, and an indeterminable amount of additional liability may develop over time.
Patriot estimates the full impact of the asbestos and environmental exposure by establishing full case basis reserves for all known losses and computing incurred but not reported losses based on previous experience and available industry data. These reserves are attributable to approximately 30 direct claims, Patriot’s share of pool claims and its estimate of the impact of unreported claims. Patriot’s reserves for direct asbestos and environmental liability exposures are based on a detailed review of each case. Patriot’s reserves for pooled asbestos and environmental liability exposures are based on Patriot’s share of aggregate reserves established by pool administrators through their consultation with independent actuarial consultants.
The following table provides a reconciliation of Patriot’s beginning and ending reserves for losses and loss adjustment expenses associated with legacy asbestos and environmental exposures which are included in the reconciliation of its aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	Years Ended December 31,
	2008	2007	2006
	In thousands
Balances, January 1	$6,789	$6,999	$7,302
Less reinsurance recoverable	(3,758)	(3,402)	(3,780)

Net balances, January 1	3,031	3,597	3,522
Incurred related to claims in prior years	285	(169)	363
Paid related to prior years	(323)	(397)	(288)

Net balances, December 31	2,993	3,031	3,597
Plus reinsurance recoverable	3,785	3,758	3,402

Balances, December 31	$6,778	$6,789	$6,999

The following table provides a reconciliation of Patriot’s beginning and ending reserves for losses and loss adjustment expenses associated with legacy commercial general liability exposures, which are included in the reconciliation of its aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	Years Ended December 31,
	2008	2007	2006
	In thousands
Balances, January 1	$3,742	$6,050	$6,006
Less reinsurance recoverable	(1,996)	(2,974)	(2,949)

Net balances, January 1	1,746	3,056	3,057
Incurred related to claims in prior years	424	(1,154)	153
Paid related to prior years	(640)	(176)	(134)

Net balances, December 31	1,530	1,746	3,076
Plus reinsurance recoverable	2,076	1,996	2,974

Balances, December 31	$3,606	$3,742	$6,050

Loss and Loss Adjustment Expense Development
Accounting for workers’ compensation insurance requires Patriot to estimate the liability for the expected ultimate cost of unpaid losses and loss adjustment expenses, referred to as loss and loss adjustment expense reserves, as of a balance sheet date. The amount by which estimated losses and loss adjustment expenses, measured subsequently by reference to payments and additional estimates, differ from those previously estimated for a time period is known as “loss and loss adjustment expense development.” Development is unfavorable when losses close for more than the levels at which they were reserved or when subsequent estimates indicate a basis for reserve increases on open claims. Loss and loss adjustment expense development, whether due to an increase in estimated losses, or a decrease in estimated losses, is reflected currently in earnings through an adjustment to incurred losses and loss adjustment expenses for the period in which the development is recognized. If the loss and loss adjustment expense development is due to an increase in estimated losses and loss adjustment expenses, the previously estimated losses and loss adjustment expenses are considered “deficient,” if the loss and loss adjustment expense development is due to a decrease in estimated losses and loss adjustment expenses, the previously estimated losses and loss adjustment expenses are considered “redundant.” When there is no loss and loss adjustment expense development, the previously estimated losses and loss adjustment expenses are considered “adequate.” At December 31, 2008, Patriot’s net reserves as of December 31, 2007 were deficient by approximately $1.3 million. At December 31, 2008, Patriot’s net reserves as of December 31, 2006, 2005 and 2004 were redundant by approximately $3.6 million, $697,000 and $429,000, respectively.
The following table shows the development of Patriot’s net reserves for losses and loss adjustment expenses and cumulative net paid losses and loss adjustment expenses for its insurance segment from 2004 (the year Patriot commenced writing workers’ compensation business) through 2008. The table shows the changes in Patriot’s reserves for losses and loss adjustment expenses in subsequent years from the prior estimates based on experience as of the end of each succeeding year on a GAAP basis. The principal difference between Patriot’s GAAP basis and statutory basis loss reserves is that Patriot’s statutory basis loss reserves are determined net of reinsurance recoverables on unpaid losses and loss adjustment expenses. The bottom portion of the table reconciles net reserves shown in the upper portion of the table to gross reserves shown on Patriot’s balance sheet, together with development thereon.

	2004	2005	2006	2007	2008
	In thousands
Net reserves for losses and loss adjustment expenses at end of year	$11,800	$17,385	$24,850	$26,564	$37,058
Reserves re-estimated:
One year later	12,383	19,896	21,390	27,858
Two years later	13,506	16,887	21,255
Three years later	10,973	16,688
Four years later	11,371
Net cumulative redundancy (deficiency):
Amount	$429	$697	$3,595	$(1,294)

Percentage	3.6%	4.0%	14.5%	(4.9)%

Cumulative net paid losses and loss adjustment expenses at:
End of current year	$203	$3,996	$3,290	$4,668	$6,279
One year later	1,966	10,159	12,124	13,329
Two years later	3,308	13,312	14,740
Three years later	4,048	13,073
Four years later	4,953
Reserves at end of year:
Net reserves for losses and loss adjustment expenses	$11,800	$17,385	$24,850	$26,564	$37,058
Reinsurance recoverables on unpaid losses and loss adjustment expenses	8,189	21,699	41,103	43,317	37,492

Reserves for losses and loss adjustment expenses	$19,989	$39,084	$65,953	$69,881	$74,550

Reserves re-estimated at December 31, 2008:
Net reserves for losses and loss adjustment expenses	$11,371	$16,688	$21,255	$27,858
Reinsurance recoverables on unpaid losses and loss adjustment expenses	8,969	16,160	29,310	41,105

Reserves for losses and loss adjustment expenses	$20,340	$32,848	$50,565	$68,963

Gross cumulative redundancy (deficiency):
Amount	$(351)	$657	$15,388	$918

Percentage	(1.8)%	1.7%	23.3%	1.3%

Patriot has a limited history and therefore future development patterns may differ substantially from this data.
From the inception of Patriot’s workers’ compensation insurance business in 2004 through December 31, 2008, in Patriot’s traditional business, Patriot has closed approximately 19,000 reported claims.

A.M. Best Company Ratings
Patriot believes that many insurance buyers, agents and brokers use the ratings assigned by A.M. Best Company to assist them in assessing the financial strength and overall quality of the companies they are considering for coverage. In evaluating a company’s financial and operating performance, A.M. Best Company reviews the company’s profitability, indebtedness and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its unpaid losses and loss adjustment expenses, the adequacy of its surplus, its capital structure, the experience and competence of its management and its market presence. An A.M. Best Company rating is intended to provide an independent opinion of an insurer’s ability to meet its obligations to policyholders and is not an evaluation directed at investors. Guarantee Insurance has have never been rated by A.M. Best Company.
Competition
The market for workers’ compensation insurance products and risk management services is highly competitive. Competition in Patriot’s business is based on many factors, including pricing (with respect to insurance products, either through premiums charged or policyholder dividends), services provided, underwriting practices, financial ratings assigned by independent rating agencies, capitalization levels, quality of care management services, speed of claims payments, reputation, perceived financial strength, effective loss prevention, ability to reduce claims expenses and general experience. In some cases, Patriot’s competitors offer lower priced products and services than Patriot does. If its competitors offer more competitive prices, payment plans, services or commissions to independent agencies, Patriot could lose market share or have to reduce its prices in order to maintain market share, which would adversely affect its profitability. Patriot’s competitors are insurance companies, self-insurance funds, state insurance pools and workers’ compensation insurance service providers, many of which are significantly larger and possess considerably greater financial, marketing, management and other resources than Patriot does. Consequently, they can offer a broader range of products, provide their services nationwide and capitalize on lower expenses to offer more competitive pricing.
Patriot believes its principal competitors in the workers’ compensation nurse case management and cost containment market are CorVel Corporation, GENEX Services, Inc. and various other smaller managed care providers. In the wholesale brokerage market, Patriot believes PRS competes with numerous national wholesale brokers.
Patriot’s main competitors for alternative market and traditional workers’ compensation insurance business are usually those companies that offer a full range of services in workers’ compensation underwriting, loss prevention and claims. In the alternative market, Patriot believes its principal competitors are American International Group, Inc., Liberty Mutual Insurance Company and Hartford Insurance Company, as well as smaller regional carriers, although Patriot believe that these companies generally target customers with annual premiums of at least $5 million, whereas Patriot’s target market generally is customers with annual premiums of $3 million or less. Patriot believes that many of its competitors in this market underwrite by class or utilize managing general underwriters to produce business, which it believes is a less profitable business model than underwriting by specific risk as Patriot does.
In the traditional insurance market, Patriot believes that its competitors vary significantly by jurisdiction. In Florida, which represented approximately 47% and 46% of its total direct written premium for the three months ended March 31, 2009 and the year ended December 31, 2008, respectively, Patriot believes its principal competitors are American International Group, Inc., Liberty Mutual Insurance Company, Employers Insurance Group and Zenith Insurance Company. In the other South and Southeast states, which represented approximately and 15% and 18% of Patriot’s total direct written premium for the three months ended March 31, 2009 and year ended December 31, 2008, respectively, it believes its principal competitors are American International Group, Inc., CNA Financial Corporation, The Travelers Companies, Inc., Liberty Mutual Insurance Company and other national and regional carriers. In Midwest states, which represented approximately 10% and 18% of Patriot’s total direct written premium for the three months ended March 31, 2009 and year ended December 31, 2008, respectively, it believes its principal competitors are American International Group, Inc., Accident Fund Insurance Company of America, Liberty Mutual Insurance Company and numerous other smaller regional carriers. In Northeast and Mid-Atlantic states, which represented approximately 26% and 17% of Patriot’s total direct written premium for the three months ended March 31, 2009 and year ended December 31, 2008, respectively, it believes its principal competitors are American International Group, Inc., Liberty Mutual Insurance Company, Hartford Fire & Casualty Insurance Company, New Jersey Manufacturers Group, Inc. and numerous other smaller regional carriers.

State insurance regulations require maintenance of minimum levels of surplus and of ratios of net premiums written to surplus. Accordingly, competitors with more surplus than Patriot possesses have the potential to expand in its markets more quickly and to a greater extent than it can. Additionally, greater financial resources permit a carrier to gain market share through more competitive pricing, even if that pricing results in reduced underwriting margins or an underwriting loss. Many of Patriot’s competitors are multi-line carriers that can price the workers’ compensation insurance that they offer at a loss in order to obtain other lines of business at a profit. If Patriot is unable to compete effectively, its business, financial condition and results of operations could be materially adversely affected. Patriot believes that its alternative market and traditional workers’ compensation insurance products and services are competitively priced. In Florida, Indiana and New Jersey, premium rates are fixed by the state’s insurance regulators and are not a competitive factor. Insurers in those states compete principally on policyholder dividends, the availability of premium payment plans and service and selection of risks to underwrite.
Patriot also believe that its level of service, loss prevention programs, and ability to reduce claims through its claims management strategy are strong competitive factors that have enabled it to retain existing policyholders and attract new policyholders. Also, over the long run, Patriot’s services provide employers the opportunity to reduce their experience modification factors and therefore their long-term workers’ compensation costs. Patriot believe its ability to offer alternative market solutions to its policyholders and other parties also provides it with a competitive advantage. Patriot’s alternative market solutions, particularly its segregated portfolio captive plans, permit policyholders to lower their workers’ compensation insurance costs if they have favorable loss experience by participating in the underwriting risk on the policy.
Investments
The first priority of Patriot’s investment strategy is capital preservation, with a secondary focus on achieving an appropriate risk adjusted return. Patriot seeks to manage its investment portfolio such that the security maturities provide adequate liquidity relative to its expected claims payout pattern. Patriot expects to maintain sufficient liquidity from funds generated from operations to meet its anticipated insurance obligations and operating and capital expenditure needs, with excess funds invested in accordance with its investment guidelines. Patriot’s fixed maturity investment portfolio is managed by General Re — New England Asset Management, Inc., a registered investment advisory firm that is wholly-owned by General Re Corporation, a subsidiary of Berkshire Hathaway, Inc. General Re — New England Asset Management, Inc. operates under written investment guidelines approved by Guarantee Insurance’s board of directors. Patriot pays General Re — New England Asset Management, Inc. an investment management fee based on the market value of assets under management.
Patriot allocates its portfolio into four categories: cash and cash equivalents, fixed maturity securities, equity securities and real estate. Cash and cash equivalents include cash on deposit, commercial paper, short-term municipal securities, pooled short-term money market funds and certificates of deposit. Patriot’s fixed maturity securities include obligations of the U.S. Treasury or U.S. agencies, obligations of states and their subdivisions, long-term certificates, U.S. dollar-denominated obligations of U.S. corporations, mortgage-backed securities, collateralized mortgage obligations, mortgages guaranteed by the Federal National Mortgage Association and the Government National Mortgage Association, and asset-backed securities.
At December 31, 2006, Patriot did not anticipate that its fixed maturity securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments and, accordingly, these securities were classified as held to maturity. In accordance with Statement of Financial Accounting Standards No. 115 (As Amended) — Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), Patriot’s fixed maturity securities at December 31, 2006 were stated at amortized cost.
In 2007, Patriot purchased state and political subdivision debt securities with the intent that such securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, Patriot classified these state and political subdivision debt securities as available for sale. In accordance with SFAS 115, these state and political subdivision debt securities were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.

At December 31, 2007, the increased volatility in the debt securities market substantially increased the likelihood that Patriot would, on a routine basis, desire to sell debt securities and redeploy the proceeds into alternative asset classes or into alternative securities with better yields or lower exposure to decreases in fair value. Patriot anticipates that all of its debt securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, Patriot transferred all of its debt securities that were not already classified as available for sale from held to maturity to available for sale. In accordance with SFAS 115, all of Patriot’s debt securities at December 31, 2008 and 2007 were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes. In connection with the transfer of debt securities from held to maturity to available for sale, Patriot recognized a net unrealized gain of approximately $215,000, which is included in other comprehensive income for the year ended December 31, 2007.
Patriot’s equity securities, which are also classified as available for sale and stated at fair value, include U.S. dollar-denominated common stocks of U.S. corporations. Patriot’s real estate portfolio consists of one residential property, stated at amortized cost.
Patriot employs diversification techniques and balances investment credit risk and related underwriting risks to reduce its total potential exposure to any one business sector or security. Patriot’s investments, including cash and cash equivalents, had a carrying value of approximately $53.7 million as of March 31, 2009, and are summarized by type of investment below.

	Fair	Percentage of
	Value	Portfolio
	In thousands
Debt securities available for sale:
U.S. government securities	$4,187	7.8%
U.S. government agencies	309	0.6
Asset-backed and mortgage-backed securities	11,593	21.6
State and political subdivisions	22,470	41.7
Corporate securities	11,322	21.1

Total fixed maturity securities	49,881	92.8
Equity securities available for sale	204	0.4
Short-term investments	142	0.3
Real estate held for the production of income	249	0.4
Cash and cash equivalents	3,262	6.1

Total investments, including cash and cash equivalents	$53,738	100.0%

Patriot regularly evaluates its investment portfolio to identify other-than-temporary impairments in the fair values of the securities held in Patriot’s investment portfolio. Factors considered in determining whether an impairment is other-than-temporary include length of time and extent to which fair value has been below cost, the financial condition and near-term prospects of the issuer and Patriot’s intent to hold the security until its expected recovery. A write-down for other-than-temporary impairments would be recognized as a realized investment loss. For the three months ended March 31, 2009, Patriot did not recognize any other-than-temporary impairments. For 2008, Patriot recognized an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities purchased in 2005. Additionally, during 2008, Patriot recognized an other-than-temporary-impairment charge of approximately $350,000 on Patriot’s approximately $400,000 investment in certain Lehman Brothers Holdings, Inc. bonds. On September 15, 2008, Lehman Brothers Holdings Inc. filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court. For 2007, Patriot did not recognize any other-than-temporary impairments. Patriot does not believe that its investment portfolio contains any material exposure to subprime mortgage securities.

The following table shows the fair value distribution of Patriot’s fixed maturity securities available for sale as of March 31, 2009 as rated by Standard & Poor’s Corporation (S&P):

	Percentage of Total Fixed
	Maturity Securities
		Excluding
		Guarantees by
S&P Credit Rating	Actual	Third Parties
AAA	50.9%	50.9%
AA	28.2	27.5
A	19.8	20.5
BBB	1.0	1.0
Below BBB	0.1	0.1

Total	100.0%	100.0%

Approximately 49% of the fair value of Patriot’s state and political subdivision debt securities are guaranteed by third parties, as follows. Patriot has no direct investments in these financial guarantee companies.

		Percentage of Total
		State and Political
		Subdivision
	Fair Value	Securities
Guarantor	(in thousands)
Ambac Assurance Corporation	$1,651	7.3%
Financial Guaranty Insurance Company	4,890	21.8
Financial Security Assurance, Inc	2,259	10.1
MBIA, Inc	2,244	10.0

Total	$11,044	49.2%

Patriot seeks to manage its investment portfolio such that the security maturities provide adequate liquidity relative to its expected claims payout pattern. A summary of the carrying value of Patriot’s fixed maturity securities available for sale as of March 31, 2009, by contractual maturity, is as follows:

	Fair	Percentage of
	Value	Portfolio
	In thousands
Due in one year or less	$1,525	3.1%
Due after one year through five years	22,885	45.9
Due after five years	13,878	27.8

	38,288	76.8
Asset-backed and mortgage-backed securities	11,593	23.2

Total	$49,881	100.0%

Technology
Information Technology Environment
Patriot’s information technology department services Patriot and all of its subsidiaries, providing information technology infrastructure, software applications and support.
All Patriot applications are hosted on its owned or leased equipment that is kept in a secured, climate-controlled environment. Patriot’s information technology equipment can generally be accessed remotely over the Internet and should require only periodic hands-on administration. All production data is backed up on a nightly basis and periodically rotated offsite.
All of Patriot’s offices operate on at least a 100 Megabit Ethernet network, using standard equipment from Cisco Systems.
Patriot offices are connected through a private network. In 2007, Patriot upgraded its network from older Frame Relay technology to the new Multi Protocol Label Switching technology. Patriot believes it can easily expand the network as it adds new office locations with no downtime to its existing offices. Those outside of Patriot’s network are able to access its private network through a secured Internet portal using Citrix Systems technology.
Workers’ Compensation Information System
Patriot’s technology platform includes the license and software platform designed by Fiserv Solutions, Inc. for workers’ compensation companies. This software platform provides us with improved capabilities to handle and process insurance policy rating, issuance and billing, as well as provides rates, quotes and policy issuance, and electronically feeds policy data into a billing and collections module to manage the receivables on each policy account. The software platform automatically transfers policy data to claims systems that utilize workflow rules to automate procedures and enforce proper claims adjudication in compliance with jurisdictional requirements.
The software platform also includes two online services: a web-based underwriting and quoting system that Patriot believe will allow its agents to rate their own applications and a secure web site for customers to access policy, billing and claims information. Both services produce extensive management reports and allow for ad hoc reporting based on the security level assigned to the client or agent.

Patriot predominately operates in a paperless environment. Substantially all information is imaged and placed on Patriot’s network so that all authorized employees have access to the imaged data. Patriot’s system is integrated with NCCI, which facilitates the majority of Patriot’s compliance requirements with respect to electronic proof of coverage, workers’ compensation policy tape reporting specifications and workers’ compensation statistical reporting specifications. Patriot’s arrangement with this system vendor helps it to comply with claims reporting requirements.
Business Continuity/Disaster Recovery
Currently, Patriot is under contract with a vendor to provide us with a parallel-processing recovery site for most of its computer systems located in Norcross, Georgia. Patriot’s off-site tape storage is located in Miami, Florida. Backup files are stored on storage devices with 1-day rotations and are sent to a secure location for offsite storage, mitigating Patriot’s exposure to lost data.
Employees
As of March 31, 2009, Patriot had approximately 154 employees. Patriot has entered into employment agreements with Steven M. Mariano and certain other executive officers. None of Patriot’s employees is subject to any collective bargaining agreement. Patriot believes that its employee relations are good.
Properties
Patriot’s principal executive offices are located in approximately 23,000 square feet of leased office space in three locations in Fort Lauderdale, Florida. Patriot also leases branch offices consisting of approximately 7,000 square feet in Chesterfield, Missouri, 5,450 square feet in Lake Mary, Florida, 6,000 square feet in Sarasota, Florida and 3,000 square feet in West Conshohocken, Pennsylvania. Patriot does not own any real property other than for investment purposes. Patriot considers its leased facilities to be adequate for its current operations. Patriot’s insurance services business and insurance business are generally integrated throughout its offices.
Legal Proceedings
The following is a description of certain litigation matters in which Patriot is both a plaintiff and a defendant:
Guarantee Insurance v. Progressive Employer Services, et al.
On October 28, 2008, Guarantee Insurance filed a complaint in Florida State Court against Progressive Employer Services, Westwind Holding Company, LLC, Elite Insurance Agency, and Steven Herrig (collectively “Progressive”). At the time the complaint was filed, Mr. Herrig was Patriot’s second largest stockholder, beneficially owning approximately 15% of Patriot common stock. The complaint seeks the recovery of $433,000 in underpaid premium, $6,340,000 in underpaid premium and penalties resulting from the intentional under-reporting of payroll, the reimbursement of loss control fees paid by Guarantee Insurance to Progressive, $1,190,000 in unpaid premium arising from an increase in Progressive’s experience modifier, and $118,000,000 in premium and penalties due to Progressive refusing to permit Guarantee Insurance to conduct a payroll audit, as required under Florida law, and damages arising from Progressive’s intentional misclassification of employee duties. Progressive answered the complaint and asserted a counter-claim alleging Guarantee Insurance did not provide timely monthly statements regarding claim and account activity, spent too much money to resolve claims and contain claim expenses and refused to permit Progressive to review claim files. Guarantee Insurance answered the counter-claim and denied all allegations. In March, 2009, Guarantee Insurance exercised a call option on all the approximately 15% of Patriot common stock beneficially owned by Mr. Herrig to offset a deficit in the segregated portfolio cell created to reinsure the policy issued to Progressive as permitted in an agreement between the parties. On May 11, 2009, Westwind filed a complaint in Florida State Court related to the exercise of the call option claiming breach of contract and conversion, seeking damages of $2.2 million and other damages as determined by the court. This case is currently in the discovery phase.

On February 11, 2009, Guarantee filed a complaint for declaratory judgment against SUNZ Insurance Company for reimbursement of claims paid by Guarantee Insurance under the insurance policy issued to Progressive. Guarantee Insurance subsequently added Progressive as a party to the litigation. Guarantee Insurance cancelled Progressive’s master policy on November 13, 2008 due to Progressive’s failure to pay premium. However, on October 20, 2008, without notifying or otherwise informing Guarantee, Progressive obtained duplicate insurance coverage under an identical master workers compensation insurance policy from SUNZ Insurance Company. This resulted in Progressive having duplicate coverage under two identical insurance policies for the period of October 20, 2008 through November 13, 2008. Pursuant to Florida law, where there is duplicate coverage, the policy with the earlier effective date is automatically cancelled and the second policy becomes the only in-force policy. Here, the policy issued by Guarantee Insurance with an effective date of January 1, 2008, became cancelled automatically by operation of law on October 20, 2008. Guarantee Insurance paid claim expenses for the period of October 20 through November 13, expenses it seeks reimbursement for from SUNZ Insurance Company. This case is currently in the discovery phase.
Guarantee Insurance v. CRL Management, LLC, et al.
On November 9, 2005, Guarantee Insurance filed suit in Florida state court against CRL Management, LLC and its principal, C.R. Langston III, alleging that CRL Management, Guarantee Insurance’s former investment manager, and Langston negligently caused a loss in Guarantee Insurance’s investment account of approximately $1 million. The activities alleged to have caused such loss include: breach of the investment management agreement, unsuitable trades for an insurance company, unauthorized trades in securities, and making improper investment recommendations. CRL Management and Langston filed a counterclaim against Guarantee Insurance and Steven M. Mariano, our Chairman, President and Chief Executive Officer, seeking payment of a promissory note in the amount of $118,000 purportedly executed by Mr. Mariano and payment of lost investment management fees and other charges due to CRL Management under an investment management agreement. In our response to the counterclaims we denied all allegations. This case is still in discovery, and no trial date has been set. If we prevail in this litigation, it is uncertain at this stage whether CRL Management or Langston will have sufficient assets to satisfy any judgment.
Drury Development Corp. v. Foundation, Inc., et al.
On April 28, 2006, Drury Development Corporation filed a complaint in the U.S. District Court for the District of South Carolina against Tarheel, Tarheel’s wholly-owned subsidiary, TIMCO, Mr. Mariano, Foundation Insurance Company and others. Tarheel and TIMCO were companies controlled by Mr. Mariano, which, as more fully discussed under “Certain Relationships and Related Transactions,” Mr. Mariano contributed to Patriot in April 2007, with the result that Tarheel and TIMCO became wholly-owned indirect subsidiaries of Patriot. Foundation Insurance Company, or Foundation, a limited purpose captive insurance entity that was a subsidiary of Tarheel, reinsured workers’ compensation program business. Through risk-sharing agreements, customers of Foundation were able to share in the net profits, if any under the program. Foundation was declared insolvent and placed into receivership on March 24, 2006 and was ultimately dissolved. On March 13, 2007, Drury Development filed an amended complaint against the same defendants. The complaint seeks damages based on breach of contract, corporate alter ego and veil piercing theories. The amended complaint seeks damages of $86,000 plus interest that was allegedly owed by Foundation pursuant to a risk-sharing agreement. It also contains a request for punitive damages. The case is currently in the discovery phase following the Court granting our motion to dismiss and removing a number of plaintiff’s allegations.
While it is difficult to ascertain the ultimate outcome of these matters at this time, Patriot believes, based upon facts known to date, that its positions are meritorious and that the claims and counterclaims against it have no merit. Patriot is vigorously disputing liability and vigorously asserting its positions in the pending litigation and arbitration.
Patriot is party to numerous other claims and lawsuits that arise in the normal course of its business, most of which involve claims under policies that it underwrites as an insurer. Patriot believes that the resolution of these claims and lawsuits will not have a material adverse effect on its business, financial condition or results of operations.

Regulation
Patriot is subject to regulation by government agencies in the states in which it does business. The nature and extent of such regulation varies by jurisdiction but typically involve the following: standards of solvency, including risk-based capital requirements, restrictions on the nature, quality and concentration of investments, restrictions on the types of terms that Guarantee Insurance can include in its insurance policies, mandates that may affect wage replacement and medical care benefits paid, restrictions on the way rates are developed and premiums are determined, limitations on the manner in which general agencies may be appointed, required methods of accounting, establishment of reserves for unearned premiums, losses and other purposes, limitations on Patriot’s ability to transact business with affiliates, requirements pertaining to mergers, acquisitions and divestitures involving insurance companies, licensing requirements and approvals that affect insurance companies’ ability to do business, compliance with financial and medical privacy laws, potential assessments for the satisfaction of claims under insurance policies issued by impaired, insolvent or failed insurance companies; and limitations on the amount of dividends that insurance subsidiaries may pay to the parent holding company.
In addition, state regulatory examiners perform periodic examinations of insurance companies. Insurance regulations are generally intended for the protection of policyholders, not insurance companies or their stockholders.
Changes in individual state regulation of workers’ compensation may create a greater or lesser demand for some or all of Patriot’s products and services or require it to develop new or modified products or services in order to meet the needs of the marketplace and to compete effectively in the marketplace.
Premium Rate Restrictions and Administered Pricing States
Among other matters, state laws regulate not only the amounts and types of workers’ compensation benefits that must be paid to injured workers, but in some instances, the premium rates that may be charged to insure employers for those liabilities.
The regulatory agencies in Florida, Indiana and New Jersey set the premium rates Guarantee Insurance may charge for its insurance products. The Florida OIR approves manual premium rates for each of the employment classification codes prepared and filed by NCCI, the authorized state rating organization. In accordance with Florida’s consent-to-rate program, Guarantee Insurance is authorized by law to deviate from these approved rates for up to 10% of the policies it writes in Florida. The Florida Department of Financial Services Division of Workers’ Compensation regulates levels of benefit payments to insured employees. Similar agencies set standard rates for workers’ compensation insurance in the other administered pricing states.
Holding Company Regulation
Nearly all states have enacted legislation that regulates insurance holding company systems. Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Under these laws, the respective state insurance departments may examine Guarantee Insurance at any time, require disclosure of material transactions with its affiliates and require prior notice of or approval for certain transactions. Under these laws, all material transactions among companies within the holding company system, including sales, loans, reinsurance agreements and service agreements, generally must be fair and reasonable and, if material or of a specified category, require prior notice and approval or non-disapproval by the chief insurance regulator of the state of domicile of the insurance company.

Change of Control and Stock Ownership Restrictions
The insurance holding company laws of nearly all states require advance approval by the respective state insurance departments of any change of control of an insurer domiciled in that state. In the state of Florida, where Guarantee Insurance is domiciled, advance regulatory approval is required for an acquisition of 5% or more of the voting securities of a domestic insurance company or any entity that controls a domestic insurance company. However, a party may acquire less than 10% of such voting securities without prior approval if the party files a disclaimer of affiliation and control. In addition, insurance laws in some states contain provisions that require pre-notification to the insurance commissioners of a change of control of a non-domestic insurance company licensed in those states.
Any future transactions that would constitute a change of control of Guarantee Insurance, including a change of control of Patriot Risk Management, Inc., would generally require the party acquiring control to obtain the prior approval of the Florida OIR and may require pre-notification in the states where pre-notification provisions have been adopted. Obtaining these approvals may result in the material delay of, or deter, any such transaction. Additionally, these laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Patriot or its subsidiaries, including through transactions, and in particular unsolicited transactions, that some or all of the stockholders of Patriot might consider to be desirable.
State Insurance Regulation
Insurance companies are subject to regulation and supervision by the department of insurance in the state in which they are domiciled and, to a lesser extent, other states in which they conduct business. As a Florida domestic insurer, Guarantee Insurance is primarily subject to regulation and supervision by the Florida OIR. The Florida OIR and other state insurance departments have broad regulatory, supervisory and administrative powers, including among other things, the power to grant and revoke licenses to transact business, impose fines or other penalties, license agencies, set the standards of solvency to be met and maintained, regulate trade and claim practices, determine the nature of, and limitations on, investments and dividends, approve policy forms and rates in some states, periodically examine financial statements, determine the form and content of required financial statements, and periodically examine market conduct and trade practices.
Guarantee Insurance contracts with Perr & Knight, Inc., for the performance of specific insurer functions, such as regulatory filings of new rates, and, when applicable, changes in insurance policy forms. Perr & Knight, Inc. also provides competitor analysis for Guarantee Insurance through market rate comparisons and general actuarial analysis on the impact of regulatory changes on Guarantee Insurance. Perr & Knight, Inc. also provides Guarantee Insurance with regulatory monitoring services, providing daily updates on regulatory pronouncements by states where Guarantee Insurance is licensed, and assisting with the implementation of changes required by these pronouncements.
Detailed annual and quarterly financial statements and other reports are required to be filed with the department of insurance in all states in which Guarantee Insurance is licensed to transact business. The financial statements of Guarantee Insurance are subject to periodic examination by the department of insurance in each state in which it is licensed to do business.
In addition, many states have laws and regulations that limit an insurer’s ability to withdraw from a particular market. For example, states may limit an insurer’s ability to cancel or not renew policies. Furthermore, certain states prohibit an insurer from withdrawing from one or more lines of business in the state, except pursuant to a plan that is approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. Laws and regulations that limit cancellation and non-renewal and that subject program withdrawals to prior approval requirements may restrict Patriot’s ability to exit unprofitable markets.
Stock insurance companies are subject to Florida statutes related to excess profits for workers’ compensation insurance companies. Excess profits are calculated based upon a complex statutory formula, which is applied over rolling three-year periods. Companies are required to file annual excess profits forms, and they are required to return so-called “excess profits” to policyholders in the form of a cash refund or credit toward the future purchase of insurance. To date, Patriot has not been required to return any excess profits, and provision has been made by Patriot for the return of excess profits.

Insurance producers are subject to regulation and supervision by the department of insurance in each state in which they are licensed. Patriot Risk Services, Inc. is currently licensed as an insurance agent or producer in 19 jurisdictions and Patriot Insurance Management Company is currently licensed as an insurance agent or producer in 34 jurisdictions. In each jurisdiction, these subsidiaries are subject to regulations relating to licensing, sales and marketing practices, premium collection and safekeeping, and other market conduct practices.
State Insurance Department Examinations
Guarantee Insurance is subject to periodic examinations by state insurance departments in the states in which it is licensed. In February 2008, the Florida OIR completed its financial examination of Guarantee Insurance as of and for the year ended December 31, 2006. In its examination report, the Florida OIR made a number of findings relating to Guarantee Insurance’s failure to comply with corrective comments made in earlier examination reports by the Florida OIR as of the year ended December 31, 2004 and by the South Carolina Department of Insurance as of the year ended December 31, 2005. The Florida OIR also made a number of proposed adjustments to the statutory financial statements of Guarantee Insurance for the year ended December 31, 2006, attributable to, among other things, corrections of a series of accounting errors and an upward adjustment in Guarantee Insurance’s reserves for unpaid losses and loss adjustment expenses. These proposed adjustments, which resulted in a $119,000 net decrease in Guarantee Insurance’s reported policyholders surplus, did not cause Guarantee Insurance to be in violation of a consent order issued by the Florida OIR in 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida that requires Guarantee Insurance to maintain a statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued, and Guarantee Insurance was not required to file an amended 2006 annual statement with the Florida OIR reflecting these adjustments.
In connection with the Florida OIR examination report for the year ended December 31, 2006, the Florida OIR issued a consent order requiring Guarantee Insurance to pay a penalty of $50,000, pay $25,000 to cover administrative costs and undergo an examination prior to June 1, 2008 to verify that it has addressed all of the matters raised in the examination report. In addition, the consent order requires Guarantee Insurance to hold annual stockholder meetings, maintain complete and accurate minutes of all stockholder and board of director meetings, implement additional controls and review procedures for its reinsurance accounting, perform accurate and timely reconciliations for certain accounts, establish additional procedures in accordance with Florida OIR information technology specialist recommendations, correctly report all annual statement amounts, continue to maintain adequate loss and loss adjustment reserves and continue to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued. The consent order required Guarantee Insurance to provide documentation of compliance with these requirements. In March 2008, the Florida OIR engaged a third party to conduct a target financial condition examination of Guarantee Insurance, the scope of which was to review its compliance with the findings in the Florida OIR exam report and related consent order for the year ended December 31, 2006. The target financial condition examination was performed as of August 20, 2008 and the report was issued on August 26, 2008. Except for certain exceptions which management believes to be immaterial and subsequently mitigated or otherwise remedied, the target financial condition examination found that the Company was in compliance with all findings in the Florida OIR exam report and related consent order for the year ended December 31, 2006.
Guaranty Fund Assessments
In most of the states where Guarantee Insurance is licensed to transact business, there is a requirement that property and casualty insurers doing business within each such state participate in a guaranty association, which is organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the written premium in the state by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.
Property and casualty insurance company insolvencies or failures may result in additional guaranty association assessments against Guarantee Insurance in the future. At this time, Patriot is unable to determine the impact, if any, that such assessments may have on Patriot’s business, financial condition or results of operations. Patriot is not aware of any liabilities for guaranty fund assessments with respect to insurers that are currently subject to insolvency proceedings.

Residual Market Programs
Many of the states in which Patriot conducts business or intends to conduct business require that all licensed insurers participate in a program to provide workers’ compensation insurance to those employers who have not or cannot procure coverage from a carrier on a negotiated basis. Patriot’s level of required participation in such programs is generally determined by calculating the volume of its voluntary business in that state as a percentage of all voluntary business in that state by all insurers. The resulting factor is the proportion of premium Patriot must accept as a percentage of all of premiums for all policies written in that state’s residual market program.
Companies generally can fulfill their residual market obligations by either issuing insurance policies to employers assigned to them, or participating in a reinsurance pool where the results of all policies provided through the pool are shared by the participating companies. Currently, Guarantee Insurance participates in a reinsurance pooling arrangement with NCCI. For the year ended December 31, 2008, Guarantee Insurance had assumed premiums written from the NCCI pool of approximately $1.0 million.
Second Injury Funds
A number of states operate trust funds that reimburse insurers and employers for claims paid to injured employees for aggravation of prior conditions or injuries. The state-managed trust funds are funded through assessments against insurers and self-insurers providing workers’ compensation coverage in the specific state. The aggregate amount of cash paid by Guarantee Insurance for assessments by state-managed second injury trust funds for the years ended December 31, 2008, 2007 and 2006 were approximately $579,000, $708,000 and $354,000, respectively. Guarantee Insurance has not received any recoveries from state-managed trust funds.
Dividend Limitations
At the time Patriot acquired Guarantee Insurance, it had a large statutory unassigned deficit. See Notes to Patriot’s Consolidated Financial Statements. As of December 31, 2008, Guarantee Insurance’s statutory unassigned deficit was $94.3 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Moreover, Florida law has several different tests that limit the payment of dividends, without the prior approval of the Florida OIR, to an amount generally equal to 10% of the surplus or gain from operations, with additional restrictions. However, pursuant to a consent order issued by the Florida OIR on December 29, 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, Guarantee Insurance is prohibited from paying dividends, without approval of the Florida OIR, until December 29, 2009. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without prior approval of the Florida OIR.
Privacy Regulations
In 1999, Congress enacted the Gramm-Leach-Bliley Act, which, among other things, protects consumers from the unauthorized dissemination of certain personal information. Subsequently, a majority of states have implemented additional regulations to address privacy issues. These laws and regulations apply to all financial institutions, including insurance and finance companies, and require us to maintain appropriate policies and procedures for managing and protecting certain personal information of Patriot’s policyholders and to fully disclose Patriot’s privacy practices to Patriot’s policyholders. Patriot may also be subject to future privacy laws and regulations, which could impose additional costs and impact Patriot’s business, financial condition and results of operations.
In 2000, the National Association of Insurance Commissioners, or the NAIC, adopted the Privacy of Consumer Financial and Health Information Model Regulation, which assisted states in promulgating regulations to comply with the Gramm-Leach-Bliley Act. In 2002, to further facilitate the implementation of the Gramm-Leach- Bliley Act, the NAIC adopted the Standards for Safeguarding Customer Information Model Regulation. Several states have now adopted similar provisions regarding the safeguarding of policyholder information. Patriot has established policies and procedures to comply with the Gramm-Leach-Bliley Act and other similar privacy laws and regulations.

Federal and State Legislative and Regulatory Changes
From time to time, various regulatory and legislative changes have been proposed in the insurance industry. Among the proposals that have in the past been or are at present being considered are the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers and proposals in various state legislatures (some of which proposals have been enacted) to conform portions of their insurance laws and regulations to various model acts adopted by the NAIC. Patriot are unable to predict whether any of these laws and regulations will be adopted, the form in which any such laws and regulations would be adopted or the effect, if any, these developments would have on Patriot’s business, financial condition and results of operations.
On November 26, 2002, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11, 2001 terrorist attacks, the Terrorism Risk Insurance Act of 2002, or TRIA, was enacted. TRIA is designed to ensure the availability of commercial insurance coverage for losses resulting from acts of terrorism in the United States. This law established a federal assistance program to help the property and casualty insurance industry cover claims related to future terrorism-related losses and requires such companies to offer coverage for certain acts of terrorism. The assistance provided to insurers under TRIA is subject to certain deductibles and other limitations and restrictions. The Terrorism Risk Insurance Extension Act of 2005 extended the federal assistance program through December 31, 2007 and also established a per-event threshold that must be met before the federal program becomes applicable and increased insurers’ deductibles. The Terrorism Risk Insurance Program Reauthorization Act of 2007 extended the federal assistance program through December 31, 2014 and removed the restriction that formerly limited the program to the coverage of acts of terrorism committed on behalf of foreign persons or interests.
The National Association of Insurance Commissioners, or NAIC
The NAIC is a group formed by state insurance commissioners to discuss issues and formulate policy with respect to regulation, reporting and accounting of insurance companies. Although the NAIC has no legislative authority and insurance companies are at all times subject to the laws of their respective domiciliary states and, to a lesser extent, other states in which they conduct business, the NAIC is influential in determining the form in which such laws are enacted. Model insurance laws, regulations and guidelines, referred to herein generically as “Model Laws,” have been promulgated by the NAIC as a minimum standard by which state regulatory systems and regulations are measured.
Adoption of state laws that provide for substantially similar regulations to those described in the Model Laws is a requirement for accreditation by the NAIC. The NAIC provides authoritative guidance to insurance regulators on current statutory accounting issues by promulgating and updating a codified set of statutory accounting principles in its Accounting Practices and Procedures manual. The Florida OIR has adopted these codified statutory accounting principles.
The key financial ratios of NAIC’s Insurance Regulatory Information System, or IRIS, which ratios were developed to assist insurance departments in overseeing the financial condition of insurance companies, are reviewed by experienced financial examiners of the NAIC and state insurance departments to select those companies that merit highest priority in the allocation of the regulators’ resources. IRIS identifies 13 financial ratios and specifies “usual values” for each ratio. Departure from the usual values on four or more of the ratios can lead to inquiries from individual state insurance commissioners as to certain aspects of an insurer’s business. A ratio that falls outside the usual range is not considered a failing result. Rather, unusual values are regarded as part of an early warning monitoring system. Financially sound companies may have several ratios outside the usual ranges because of specific transactions that have the effect of producing unusual results.

As of December 31, 2008 and for the year then ended, Guarantee Insurance had three IRIS ratios outside the usual range, as set forth in the following table:

		Actual
Ratio	Usual Range	Results	Reasons for Unusual Results

Change in Net Premiums Written	Less than 33%, greater than -33%	58.0%	Patriot’s gross premiums written increased by 37% in 2008 compared to 2007. In addition, the portion of Patriot’s gross premiums written subject to quota share reinsurance was lower in 2008 compared to 2007 due to (i) an increase in traditional business, which generally has a higher retention than alternative market business and (ii) the commutation of certain alternative market segregated portfolio captive cell treaties in 2008. Patriot believes that the premium growth in 2008 was prudent and did not reflect any material pricing inadequacy or any deterioration in underwriting discipline

Surplus Aid to Policyholder’s Surplus	Less than 15%	57.0%	Under statutory accounting principles, direct policy acquisition costs are recognized as an expense at the inception of the policy year rather than deferred over the life of the underlying insurance contracts. Likewise, ceding commissions are recognized as an offset to expenses at the inception of the policy year. The ratio of surplus aid to policyholders’ surplus measures the degree to which statutory surplus benefits from the recognition of ceding commissions in advance of the emergence of underlying ceded earned premium. Because of the nature of Patriot’s alternative market business, whereby segregated portfolio captives generally assume between 50% and 90% of the risk, its results typically generate a surplus aid unusual value relative to the industry as a whole, which generally retains a larger portion of its direct business. In addition, this ratio was higher in 2008 in connection with a quota share reinsurance agreement pursuant to which Patriot ceded 37.83% of its gross unearned premium reserves as of December 31, 2008.

Estimated Current Reserve Deficiency to Policyholders’ Surplus	Less than 25%	73.0%	The estimated current reserve deficiency to policyholders’ surplus ratio compares the ratio of (i) current yearend reserves for losses and loss adjustment expenses to current year net premiums earned to (ii) the prior two-year average ratio of yearend reserves, developed to current yearend, to prior two year average net premiums earned. Patriot believes that this ratio fell outside the usual range in connection with favorable accident year 2008 loss experience, together with additional net premiums earned in 2008 attributable to audit adjustments on prior year policy years.

Statutory Accounting Principles
Statutory accounting principles, or SAP, are a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. SAP is primarily concerned with measuring an insurer’s surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with applicable insurance laws and regulations in each insurer’s domiciliary state.
Generally accepted accounting principles, or GAAP, are concerned with a company’s solvency, but are also concerned with other financial measurements, principally income and cash flows. Accordingly, GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management’s stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with GAAP as opposed to SAP.
Statutory accounting principles established by the NAIC and adopted by the Florida OIR determine, among other things, the amount of statutory surplus and statutory net income of Guarantee Insurance.
Risk-Based Capital Regulations and Requirements
Insurance operations are subject to various leverage tests, which are evaluated by regulators and rating agencies. Florida law prohibits workers’ compensation insurance companies from exceeding a gross premiums written-to-surplus ratio of 8.0 to 1 and a net premiums written-to-surplus ratio of 3.2 to 1. Guarantee Insurance’s gross premiums written-to-surplus ratio and net premiums written-to-surplus ratios were 6.4 to 1 and 2.5 to 1, respectively.
Under Florida law, domestic property and casualty insurers must report their risk-based capital based on a formula developed and adopted by the NAIC that attempts to measure statutory capital and surplus needs based on the risks in the insurer’s mix of products and investment portfolio. Risk-based capital is a method of measuring the amount of capital appropriate for an insurance company to support its overall business operations in light of its size and risk profile. Risk-based capital standards are used by regulators to determine appropriate regulatory actions for insurers that show signs of weak or deteriorating conditions. Under the formula, a company determines its “risk-based capital” by taking into account certain risks related to the insurer’s assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer’s liabilities (including underwriting risks related to the nature and experience of its insurance business).
The Risk-Based Capital Model Act provides for four different levels of regulatory attention depending on the ratio of an insurance company’s total adjusted capital to its risk-based capital.
The “Company Action Level” is triggered if a company’s total adjusted capital is less than 200% but greater than or equal to 150% of its risk-based capital. At the “Company Action Level,” a company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve its capital position. A company whose total adjusted capital is between 250% and 200% of its risk-based capital is subject to a trend test. A trend test calculates the greater of any decrease in the margin (i.e., the amount in dollars by which an insurance company’s adjusted capital exceeds its risk-based capital) between the current year and the prior year and between the current year and the average of the past three years, and assumes that the decrease could occur again in the coming year.

The “Regulatory Action Level” is triggered if an insurance company’s total adjusted capital is less than 150% but greater than or equal to 100% of its risk-based capital. At the “Regulatory Action Level,” the regulatory authority will perform a special examination of the insurance company and issue an order specifying corrective actions that must be followed.
The “Authorized Control Level” is triggered if an insurance company’s total adjusted capital is less than 100% but greater than or equal to 70% of its risk-based capital, at which level the regulatory authority may take any action it deems necessary, including placing the insurance company under regulatory control.
The “Mandatory Control Level” is triggered if an insurance company’s total adjusted capital is less than 70% of its risk-based capital, at which level regulatory authority is mandated to place the insurance company under its control.
At December 31, 2008, Guarantee Insurance’s risk-based capital level exceeded the minimum level that would trigger regulatory attention. Guarantee Insurance is subject to a consent order issued by the Florida OIR in 2006 that requires Guarantee Insurance to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued. At December 31, 2008, Guarantee Insurance’s statutory surplus was approximately $18.3 million. At December 31, 2008, 10% of total liabilities excluding taxes, expenses and other obligations due or accrued were approximately $10.2 million.
Patriot General Underwriting, Inc. and PRS Group, Inc. Licensing
Certain subsidiaries of Patriot General Underwriting, Inc. and PRS Group, Inc. are authorized to act as insurance producers under firm licenses or licenses held by their officers in 34 states and the District of Columbia. In each state where these subsidiaries transact insurance services business, they are generally subject to regulation relating to licensing, sales and marketing practices, premium collection and safekeeping, and other market conduct practices. Their business depends on the validity of, and continued good standing under, the licenses and approvals pursuant to which they operate, as well as compliance with pertinent regulations. Patriot devotes significant effort toward maintaining licenses for these subsidiaries and managing their operations and practices to help ensure compliance with a diverse and complex regulatory structure. In some instances, these subsidiaries follow practices based on interpretations of laws and regulations generally followed by the industry, which may prove to be different from the interpretations of regulatory authorities.
Third party administration services which Patriot plans to provide through PRS Group, Inc. and its direct and indirect subsidiaries will be subject to licensing requirements and regulation under the laws of each of the jurisdictions in which they operate.
In order to expand its services, Patriot General Underwriting, Inc. and PRS Group, Inc. will need to obtain additional licenses to allow them and their subsidiaries to provide insurance services. Licensing laws and regulations vary from state to state. In all states, the applicable licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally such authorities are vested with relatively broad and general discretion as to the granting, renewing and revoking of licenses and approvals. Licenses may be denied or revoked for various reasons, including the violation of regulations and conviction of crimes. Possible sanctions which may be imposed by regulatory authorities include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to clients and fines.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis describes the key elements of Patriot’s executive compensation program. Historically, Patriot’s board of directors has been responsible for the design, implementation and administration of its executive compensation program. Mr. Mariano, Patriot’s Chief Executive Officer, is the Chairman of its board of directors. Patriot’s board of directors frequently relies on the recommendations of Mr. Mariano and the compensation committee of the board in fulfilling its responsibilities.
The primary goal of Patriot’s compensation program is to reward performance and retain talented executives who will help it achieve its goals. Historically, the principal components of Patriot’s executive compensation program have been base salary, discretionary annual bonus, stock options and welfare benefits. In 2008, Patriot also provided its executive officers with retirement benefits and severance and change in control benefits in certain circumstances.
This Compensation Discussion and Analysis, as well as the compensation tables and accompanying narratives below, contain forward-looking statements that are based on Patriot’s current plans and expectations regarding its future compensation programs. Actual compensation programs that Patriot adopts may differ materially from the programs summarized below and Patriot undertakes no duty to update these forward-looking statements.
Compensation Objectives
The primary objectives of Patriot’s compensation programs and policies are:
•	To attract and retain talented and experienced insurance and risk management executives who will help Patriot achieve its financial and strategic goals and objectives;
•	To motivate and reward executives whose knowledge, skills and performance are critical to Patriot’s success;
•	To encourage executives to manage Patriot’s business to meet its long-term objectives by aligning an element of compensation to those objectives so as to be consistent with its strategy; and
•	To align the interests of Patriot’s executive officers and stockholders by motivating executive officers to increase stockholder value and reward executive officers when appropriate.
Patriot’s board of directors believes that compensation is unique to each individual and should be determined based on discretionary and subjective factors relevant to the particular named executive officer based on the objectives listed above. It is the intention of the compensation committee of Patriot’s board of directors to perform an annual review of compensation policies, including the appropriate mix of base salary, bonuses and long-term incentive compensation.
Compensation Process
Each year, Patriot’s board of directors, at the recommendation of the compensation committee, reviews the compensation of its named executive officers regarding annual base salary increases, annual bonuses and equity compensation. Patriot’s Chief Executive Officer recuses himself from discussions concerning his own compensation. Patriot’s Chief Executive Officer reviews all other named executive officers’ compensation annually and makes recommendations to its board of directors regarding annual base salaries, annual bonuses and option grants. Patriot’s board of directors takes into consideration the recommendations of its Chief Executive Officer and compensation committee in making its determination. When setting its Chief Executive Officer’s compensation, the compensation committee and Patriot’s board of directors considers the following factors: his personal financial commitment to Patriot, the time spent on company business, his contributions to Patriot’s growth over the last 12 months and the overall performance of Patriot’s business. Patriot has no formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Patriot’s board of directors, upon recommendation from the compensation committee, determines what it believes to be the appropriate level and combination of the various compensation components on an individual basis. Patriot’s board of directors grants all equity awards based on the recommendation of the compensation committee.
Salaries and annual bonuses for Patriot’s other officers are determined by their respective direct managers with input and final approval by its Chief Executive Officer. While Patriot identifies below particular compensation objectives that each element of executive compensation serves, it believes each element of compensation, to a greater or lesser extent, serves each of the objectives of its executive compensation program.

Compensation Components
In 2008, Patriot’s compensation program for its named executive officers consisted of three primary elements: base salary, a discretionary annual bonus and equity awards. The compensation program for certain executive officers also includes retirement and severance benefits as set forth below.
Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities of Patriot’s named executive officers. Patriot’s board of directors establishes each individual’s initial base salary through negotiation with the individual and considers the person’s level of experience, accomplishments and areas of responsibilities. Patriot does not attempt to target its named executive officers’ compensation to any particular percentile relative to peer group companies. In determining annual increases to base salaries, Patriot’s board of directors, upon the recommendation of its Chief Executive Officer and its compensation committee, takes into account overall company performance, premium growth, return on equity, the satisfaction of profitability objectives and the completion of other initiatives established by its board of directors. The annual review is specific to the individual performance of each named executive officer. Any increase in base salary is also based on prevailing market compensation practices, which typically account for, among other factors, increases in the cost of living in the applicable market and economic conditions. In determining prevailing market compensation practices, Patriot’s board of directors relies on the experience and industry knowledge of its members along with generally available market data. Each of Patriot’s named executive officers has an employment agreement that provides for a minimum base salary that may be increased annually at the discretion of Patriot’s board of directors.
Discretionary Annual Bonus. Each of Patriot’s named executive officers is eligible to receive a discretionary annual bonus with a maximum payment generally equal to 50% of such executive officer’s base salary, as provided in such named executive officer’s employment agreement. The discretionary annual bonus is intended to compensate executive officers for their efforts in achieving Patriot’s strategic, operational and financial goals and objectives in addition to rewarding the individual performance of the executive officer. It is possible for discretionary bonuses to exceed the 50% maximum target in exceptional cases. Although the employment agreements with its executive officers provide that Patriot’s board of directors set criteria on which annual bonuses are based, the amounts of the bonuses have been determined to date by its board of directors in its discretion. When determining the annual bonus to be paid to a named executive officer, Patriot’s board of directors reviews its overall performance, specifically its top-line growth and completion of its prior year’s initiatives, and the executive’s contribution to Patriot’s performance. Patriot’s board of directors also considers the recommendation of its Chief Executive Officer and the compensation committee and its own assessment of the named executive officer’s performance when determining whether the executive officer’s performance merits a bonus in a particular year. Patriot’s board of directors looks broadly at the performance of the named executive officer as set against the backdrop of Patriot’s goals and objectives as well as the Chief Executive Officer’s opinion of the particular named executive officer’s performance in making its determination of whether a bonus should be awarded. For the year ended December 31, 2008, Patriot recorded a net loss of approximately $124,000. Based on this performance, the compensation committee determined not to award any discretionary bonuses to its named executive officers, except for a $30,000 bonus to Mr. Schuver that was specified in his offer letter.
Equity Awards. No named executive officer received equity awards for the year ended December 31, 2008.

Patriot intends for equity awards to remain an integral part of its overall executive compensation program, because it believes Patriot’s long-term performance will be enhanced through the use of equity awards that reward its executives for maximizing stockholder value over time. In determining the number of stock options to be granted to named executive officers, Patriot’s board of directors, upon recommendation from its compensation committee and its Chief Executive Officer, expects to take into account the individual’s position, scope of responsibility, ability to affect profits, the value of the stock options in relation to other elements of the individual named executive officer’s total compensation, Patriot’s overall performance, specifically its top-line growth and completion of its prior year’s initiatives, and the named executive officer’s contribution to Patriot’s performance.
Retirement Benefits. Patriot currently offers a 401(k) defined contribution plan to all of its employees, including its executive officers. This plan allows employees to defer current earnings and recognize them later, in accordance with statutory regulations, when their marginal income tax rates may be lower. Patriot does not have any benefit pension plans and there are no alternative plans in place for its senior management or executive officers.
Employment Agreements. In 2008, Patriot entered into employment agreements with each of its named executive officers. These employment agreements establish key employment terms (including reporting responsibilities, base salary and discretionary bonus and other benefits), provide for severance and change in control benefits and contain non-competition and non-solicitation covenants. The employment agreements modify certain elements of compensation of some of Patriot’s named executive officers. Under his employment agreement, Mr. Mariano’s base salary was increased to $550,000 in 2008, a 38% increase over his 2007 base salary of $400,000. Under his employment agreement, Mr. Bryant’s base salary was increased to $250,000 in 2008, a 39% increase over his 2007 base salary of $180,000. Under his employment agreement, Mr. Ermatinger’s base salary was increased to $225,000 in 2008, a 10% increase over his 2007 base salary of $205,000. In determining these base salaries, the compensation committee considered the salary levels of a peer group consisting of property and casualty insurance companies that recently completed an initial public offering and, in the case of Messrs. Mariano, Bryant and Ermatinger, their increased responsibilities in growing the company and transitioning it to a publicly-held company. The peer group of companies consisted of SeaBright Insurance Holdings, Inc., Specialty Underwriters Alliance, Inc., Tower Group, Inc., AmTrust Financial Services, Inc., AmCOMP, Inc., Amerisafe, Inc., and James River Group, Inc.
The employment agreements provide for stock option grants in the following amounts to be made concurrent with the consummation Patriot’s contemplated initial public offering, with an exercise price equal to the offering price and vesting in equal amounts over three years: Mr. Mariano, 800,000 shares, Mr. Grandstaff, 100,000 shares, Mr. Schuver, 50,000 shares, Mr. Ermatinger, 30,000 shares, and Mr. Bryant, 70,000 shares. In determining the size of these option awards, the compensation committee considered the peer group data referenced above. Because Patriot’s contemplated initial public offering was not completed, these options have not been granted.
Severance and Change in Control Payments. The employment agreements provide for certain payments, or termination benefits, to Patriot’s named executive officers subsequent to, or in connection with, the termination of their employment by it without cause or by the named executive officers for good reason or upon a change in control of Patriot. Payment and benefit levels were determined based on a variety of factors including the position held by the individual receiving the termination benefits and current trends in the marketplace regarding such benefits. For a description of the potential termination benefits included in the employment agreements, see “— Employment Agreements.”
Other Benefits. Patriot’s named executive officers are eligible to participate in all of its employee benefit plans, such as medical, dental, vision, long and short-term disability and life insurance, in each case on the same basis as its other employees. Additionally, certain of Patriot’s named executive officers receive an automobile allowance and certain other consideration for their performance in their respective roles with Patriot.

Accounting and Tax Implications
The accounting and tax treatment of particular forms of compensation do not materially affect Patriot’s compensation decisions. However, Patriot evaluates the effect of such accounting and tax treatment on an ongoing basis and makes appropriate modifications to compensation policies where appropriate. For instance, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid in any taxable year to its chief executive officer or certain of its other most highly compensated executive officers. However, certain compensation, including qualified performance-based compensation, is not subject to the deduction limitation if certain requirements are met. In addition, under a transition rule for new public companies, the deduction limits under Section 162(m) do not apply to any compensation paid pursuant to a compensation plan or agreement that existed during the period in which the securities of the corporation were not publicly held, to the extent that the document relating to the transition to a publicly-held company disclosed information concerning these plans or agreements that satisfied all applicable securities laws then in effect. Patriot believes that it can rely on this transition rule until its 2010 annual meeting of stockholders. Patriot’s board of directors intends to review the potential effect of Section 162(m) of the Code periodically and use its judgment to authorize compensation payments that may be subject to the limit when the board of directors believes such payments are appropriate and in Patriot’s best interests after taking into consideration changing business conditions and the performance of its executive officers.

Summary Compensation Table
The following table sets forth certain summary information regarding the compensation awarded or paid by Patriot to or for the account of its Chief Executive Officer, its Chief Financial Officer and its four other executive officers for the fiscal year ended December 31, 2008. Patriot refers to these five officers as the “named executive officers.”

				Stock	Option	All Other
		Salary	Bonus	Awards(1)	Awards(1)	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)		($)
Steven M. Mariano —	2008	492,308	—	—	—	14,551	(1)	506,859
President and Chief Executive Officer

Michael W. Grandstaff —	2008	312,885	—	—	—	73,976	(2)	386,861
Senior Vice President and Chief Financial Officer

Charles K. Schuver —	2008	172,885	30,000	—	—	—		202,885
Senior Vice President and Chief Underwriting Officer of Guarantee Insurance

Timothy J. Ermatinger —	2008	217,308	—	—	—	—		217,308
Chief Executive Officer of PRS

Theodore G. Bryant —	2008	230,000	—	—	—	7,105	(3)	237,105
Senior Vice President, Counsel and Secretary

(1)	Consists of a car allowance of $12,000 and payment of certain dues and assessments for Mr. Mariano’s homeowner’s association.

(2)	Consists of relocation expenses related to Mr. Grandstaff’s move to Florida of $63,976 and a car allowance of $10,000.

(3)	Represents a car allowance.
Grants of Plan-Based Awards
None of Patriot’s named executive officers received grants of plan-based awards in 2008.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information regarding the outstanding equity awards of Patriot’s named executive officers at December 31, 2008.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options (#)	Options(#)		Exercise	Option Expiration
Name	Exercisable	Unexercisable		Price ($)	Date
Steven M. Mariano	25,000	—		5.00	February 10, 2015
	10,000	—		8.02	February 22, 2016
	10,000	10,000	(1)	8.02	May 19, 2017
Timothy J. Ermatinger	3,333	1,667	(2)	8.02	June 1, 2016
	6,667	3,333	(3)	8.02	October 11, 2016
Theodore G. Bryant	3,333	1,667	(4)	8.02	December 17, 2016

(1)	Shares become exercisable on May 20, 2010.

(2)	Shares become exercisable on June 2, 2009.

(3)	Shares become exercisable on October 12, 2009.

(4)	Shares become exercisable on December 17, 2009.
Option Exercises and Stock Vested
No options were exercised by Patriot’s named executive officers in 2008, and no unvested restricted stock held by any of its named executive officers vested in 2008.
Potential Payments Upon Termination or Change of Control
In 2008 Patriot entered into employment agreements with all its named executive officers which provide for certain potential payments upon termination or change of control. See “—Employment Agreements.”
Director Compensation
The following table sets forth certain information regarding compensation paid to Patriot’s non-employee directors for 2008.

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($)(1)	($)	($)
Richard F. Allen	40,500	—	—	40,500
Ronald P. Formento, Sr.	41,000	—	—	41,000
C. Timothy Morris	37,500	—	—	37,500
John R. Del Pizzo	58,500	—	—	58,500
Timothy J. Tompkins	55,000	—	—	55,000
Pursuant to its director compensation program, Patriot generally uses a combination of cash and equity-based compensation to attract and retain non-employee directors and to compensate directors for their service on its board of directors commensurate with their role and involvement. In setting director compensation, Patriot considers the significant amount of time its directors expend in fulfilling their duties as well as the skill level required of them.
Patriot’s non-employee directors receive an annual cash retainer of $24,000. The chair of the audit committee receives an additional annual cash retainer of $7,500 and each other member of the audit committee receives an additional annual cash retainer of $3,500. The chairs of the compensation committee and nominating and corporate governance committee each receive an additional annual cash retainer of $5,000, and each other member of these committees receive an annual cash retainer of $2,000. Patriot’s non-employee directors also receive meeting participation fees. Each non-employee director receives $1,500 per meeting and each committee member receives $1,000 per meeting. Patriot reimburses its directors for reasonable out-of-pocket expenses they incur in connection with their service as directors. Directors who are also Patriot full-time employees do not receive additional compensation for their service as directors.

Employment Agreements
The following information summarizes the employment agreements for each of our executive officers.
Steven M. Mariano
Under Mr. Mariano’s employment agreement, dated May 9, 2008, Mr. Mariano has agreed to serve as Patriot’s Chairman, Chief Executive Officer and President. Mr. Mariano’s employment agreement has an initial term ending on December 31, 2011, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Mariano or Patriot provides 90 days’ written notice of non-renewal. The agreement requires Patriot to nominate Mr. Mariano as a director for stockholder approval at each annual meeting during the term of the agreement in which his term as a director is due to expire. In the event of a change of control event after January 1, 2011, Mr. Mariano’s employment agreement shall be extended until at least the second anniversary of the change of control event. Mr. Mariano is entitled to receive an annual base salary in the amount of $550,000, subject to review at least annually, and he is entitled to receive an annual bonus in an amount determined by Patriot’s board of directors, subject to the attainment of goals established by the board. Mr. Mariano’s employment agreement also entitles him to reimbursement of certain expenses including the club fees and expenses associated with The Fisher Island Club and an automobile allowance. Upon the consummation of an initial public offering as contemplated at the date of Mr. Mariano’s employment agreement, Mr. Mariano was eligible to receive a grant of options to purchase 800,000 shares of Patriot’s common stock at an exercise price equal to the initial public offering price and these options would vest ratably on the anniversary of the grant date over a period of 3 years.
The employment agreement with Mr. Mariano is terminable by Patriot in the event of his death, disability, a material breach of duties and obligations under the agreement or other serious misconduct. If the agreement is terminated based on Mr. Mariano’s disability, he is entitled to his annual base salary, reduced dollar for dollar by the payments received under any long-term disability plan, policy or program, for three years. The agreement is also terminable by Patriot without cause or by Mr. Mariano for good reason (as defined in the agreement); provided however, that in such event, Mr. Mariano is entitled to his salary up to the date of termination and a cash amount equal to three times the sum of his annual salary at the time of termination plus his average annual bonus, and continued health plan coverage for a period of eighteen months (the “Severance Payment”). If the agreement is terminated as a result of Patriot giving notice of non-renewal, such termination is considered a termination without cause and entitles Mr. Mariano to the Severance Payment. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Mariano’s employment by Patriot without cause or by him for good reason (as defined in the agreement) within twenty-four months after such change in control, or within six months before such change of control at the request or direction of a participant in a potential acquisition, he is entitled to a Severance Payment. Mr. Mariano’s employment agreement provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 4999 of the Internal Revenue Code. The payment would be in an amount such that after payment by Mr. Mariano of all taxes, including any income taxes and excise tax imposed upon the gross-up, Mr. Mariano retains an amount equal to the excise tax imposed. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Mariano from competing with Patriot for a period of one year following termination of his employment.
Michael W. Grandstaff
Under Mr. Grandstaff’s employment agreement, dated as of February 11, 2008, Mr. Grandstaff has agreed to serve as Patriot’s Senior Vice President and Chief Financial Officer. Mr. Grandstaff’s employment agreement has an initial three-year term, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Grandstaff or Patriot provides 90 days’ written notice of non-renewal. Mr. Grandstaff is entitled to receive an annual base salary in the amount of $350,000, subject to review at least annually, and he is entitled to receive an annual bonus of up to 50% of his then current salary in an amount determined by the board of directors, subject to the attainment of goals established by the board. Mr. Grandstaff’s employment agreement also entitles him to reimbursement of certain expenses in connection with his hiring, including relocation expenses, up to $60,000 toward the initiation fee for a country club and a gross up for taxes for these expenses. Upon the consummation of an initial public offering as contemplated at the date of Mr. Grandstaff’s employment agreement, Mr. Grandstaff was eligible to receive a grant of options to purchase 100,000 shares of Patriot’s common stock at an exercise price equal to the initial public offering price and these options would vest ratably on the anniversary of the grant date over a period of 3 years.
The employment agreement with Mr. Grandstaff is terminable by Patriot in the event of his death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement is also terminable by Patriot without cause; provided however, that in such event, Mr. Grandstaff is entitled to his salary up to the date of termination and a cash amount equal to his annual salary at the time of termination (the “Severance Payment”). If Mr. Grandstaff terminates the agreement for good reason (as defined in the agreement), he will be entitled to receive the Severance Payment. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Grandstaff’s employment by Patriot without cause or by him for good reason within twelve months of such change in control, he is entitled to a cash amount equal to 200% of the Severance Payment. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Grandstaff from competing with Patriot for a period of one year following termination of his employment.

Charles K. Schuver
Under Mr. Schuver’s employment agreement, dated as of September 29, 2008, Mr. Schuver has agreed to serve as Senior Vice President of Patriot and Chief Underwriting Officer of Guarantee Insurance Company. Mr. Schuver’s employment agreement has an initial three-year term, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Schuver or Patriot provides 90 days’ written notice of non-renewal. Mr. Schuver is entitled to receive an annual base salary in the amount of $310,000, subject to review at least annually, and he is entitled to receive an annual bonus of up to 50% of his then current salary in an amount determined by the board of directors, subject to the attainment of goals established by the board. Upon the consummation of an initial public offering as contemplated at the date of Mr. Schuver’s employment agreement, Mr. Schuver was eligible to receive a grant of options to purchase 50,000 shares of Patriot’s common stock at an exercise price equal to the initial offering price and these options would vest ratably on the anniversary of the grant date over a period of 3 years.
The employment agreement with Mr. Schuver is terminable by Patriot in the event of his death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement is also terminable by Patriot without cause. However, in such event, Mr. Schuver is entitled to his salary up to the date of termination and a cash amount equal to his annual salary at the time of termination (the “Severance Payment”). If Mr. Schuver terminates the agreement for good reason (as defined in the agreement), he will be entitled to receive the Severance Payment. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Schuver’s employment by Patriot without cause or by him for good reason within twelve months of such change in control, he is entitled to a cash amount equal to 200% of the Severance Payment. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Schuver from competing with Patriot for a period of one year following termination of his employment.
Timothy J. Ermatinger
Under Mr. Ermatinger’s amended and restated employment agreement, dated as of May 9, 2008, Mr. Ermatinger has agreed to serve as the Chief Executive of PRS Group. Mr. Ermatinger’s amended and restated employment agreement has an initial three-year term, at which time the amended and restated employment agreement will automatically renew for successive one-year terms, unless Mr. Ermatinger or Patriot provides 90 days’ written notice of non-renewal. Mr. Ermatinger is entitled to receive an annual base salary in the amount of $225,000, subject to review annually, and he is entitled to receive an annual bonus of up to 50% of his then current salary in an amount determined by the board of directors, subject to the attainment of goals established by us. Upon the consummation of an initial public offering as contemplated at the date of Mr. Ermatinger’s employment agreement, Mr. Ermatinger was eligible to receive a grant of options to purchase 30,000 shares of Patriot’s common stock at an exercise price equal to the initial public offering price and these options would vest ratably on the anniversary of the grant date over a period of 3 years.
The amended and restated employment agreement with Mr. Ermatinger is terminable by Patriot in the event of his death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement is also terminable by Patriot without cause; provided however, that in such event, Mr. Ermatinger may be entitled to his salary up to the date of termination and a cash amount equal to his annual salary at the time of termination (the “Severance Payment”). If Mr. Ermatinger terminates the agreement for good reason (as defined in the agreement), such termination is treated as a termination without cause. The amended and restated employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Ermatinger’s employment by Patriot without cause or by him for good reason (as defined in the agreement) within twelve months of such change in control, he is entitled to a cash amount equal to the Severance Payment. The amended and restated employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Ermatinger from competing with Patriot for a period of one year following termination of his employment.

Theodore G. Bryant
Under Mr. Bryant’s amended and restated employment agreement, dated as of May 9, 2008, Mr. Bryant has agreed to serve as Patriot’s Secretary, Senior Vice President and Legal Officer and to serve as General Counsel, Secretary and Senior Vice President of Guarantee Insurance Group, Inc. and its subsidiaries. Mr. Bryant’s amended and restated employment agreement has an initial term ending on December 31, 2011, at which time the amended and restated employment agreement will automatically renew for successive one-year terms, unless Mr. Bryant or Patriot provides 90 days’ written notice of non-renewal. Mr. Bryant is entitled to receive an annual base salary in the amount of $250,000, a 39% increase over his 2007 base salary of $180,000, subject to review at least annually, and he is entitled to receive an annual bonus in an amount determined by the board of directors, subject to the attainment of goals established by the board. Additionally, Mr. Bryant is entitled to a $50,000 bonus upon the successful completion of Patriot’s initial public offering. Mr. Bryant’s amended and restated employment agreement also entitles him to reimbursement of certain expenses including the initiation fee and annual dues payments for a country club, an automobile allowance of $1,000 a month and a gross up for taxes for these expenses. Upon the consummation of an initial public offering as contemplated at the date of Mr. Bryant’s employment agreement. Mr. Bryant was eligible to receive a grant of options to purchase 70,000 shares of Patriot’s common stock at an exercise price equal to the initial public offering price and these options would vest ratably on the anniversary of the grant date over a period of 3 years.
The amended and restated employment agreement with Mr. Bryant is terminable by Patriot in the event of his death, disability, a material breach of duties and obligations under the agreement or other serious misconduct. If the agreement is terminated based on Mr. Bryant’s disability, he is entitled to his annual base salary, reduced dollar for dollar by the payments received under any long-term disability plan, policy or program, for three years. The agreement is also terminable by Patriot without cause; provided however, that in such event, Mr. Bryant is entitled to his salary up to the date of termination and a cash amount equal to his annual salary at the time of termination plus his average annual bonus for the prior three years (the “Severance Payment”). If the agreement is terminated as a result of Patriot giving notice of non-renewal, such termination is considered a termination without cause and entitles Mr. Bryant to the Severance Payment. The amended and restated employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Bryant’s employment by Patriot without cause or by him for good reason within twelve months after such change in control, or within six months before such change of control at the request or direction of a participant in a potential acquisition, he is entitled to a Severance Payment. The amended and restated employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Bryant from competing with Patriot for a period of one year following termination of his employment.
Stock Option Plans
2005 and 2006 Stock Option Plans
Patriot’s board of directors and stockholders have ratified and approved its 2005 Stock Option Plan, or 2005 Plan, and its 2006 Stock Option Plan, or 2006 Plan, and all of the awards granted under these Plans.
Shares Authorized for Award under the Plans. The 2005 Plan authorized the award of up to 350,000 shares of Patriot’s common stock. There are currently approximately 62,500 shares of Patriot’s common stock underlying outstanding stock options under the 2005 Plan. The 2006 Plan authorized the award of up to 350,000 shares of Patriot’s common stock. There are currently approximately 106,000 shares of Patriot’s common stock underlying outstanding stock options under the 2006 Plan. Patriot’s board of directors has determined that no further stock options will be awarded under either of the Plans, and the number of shares previously authorized for grant under the Plans has been reduced to 204,207, which is the number of shares underlying currently outstanding stock options under the Plans. (Upon forfeiture or cancellation of any outstanding stock options under the Plans, none of the shares covered by such options will become available for awards under the Plans.) Therefore, no shares remain available for grant under the Plans. Shares delivered under the Plans may be treasury stock or authorized but unissued shares not reserved for any other purpose.

Each of the Plans provides that, if there is a change in Patriot’s outstanding common stock by reason of a stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares or other similar change, the aggregate number of shares with respect to which awards may be made under the Plans, the terms and number of shares subject to outstanding options, and the exercise price of outstanding options under the Plans shall be equitably adjusted by the compensation committee of Patriot’s board of directors (the “Compensation Committee”) at its sole discretion. The Compensation Committee may also, in its sole discretion, make appropriate adjustment as to the kind of shares or other securities deliverable with respect to outstanding awards under the Plans.
Description of the Plans. The Plans provide for the grant of incentive stock options and nonstatutory stock options. Awards under the Plans may be made to employees, including officers and directors who may be employees, and non-employee directors.
The Plans are administered by the Compensation Committee. The Compensation Committee has full authority, subject to the terms of the Plans, to determine the individuals to whom awards are made, the number of shares covered by each award, the time or times at which options are granted and exercisable and the exercise price of options.
The Plans may be amended by Patriot’s board of directors or the Compensation Committee. However, the Plans may not be amended without the consent of the holders of a majority of the shares of stock then outstanding if such approval is required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, by the Code, or by any securities exchange, market or other quotation system on which Patriot’s securities are listed or traded. Amendments to the Plans may be made without the consent of Patriot’s stockholders or the holders of options outstanding under the Plans to the extent necessary to avoid penalties arising under Section 409A of the Code. The Plans prohibit any re-pricing of stock options granted under the Plans and prohibit the automatic grant of additional options in connection with the exercise of any option granted under the Plans.
Description of Options Granted under the Plans. The Plans authorize the award of both incentive stock options, for which option holders may receive favorable tax treatment under the Code, and nonstatutory options, for which option holders do not receive favorable tax treatment.
Under the Plans, incentive stock options may be granted only to employees. As of December 31, 2007, no incentive stock options had been granted under the Plans. Under the Plans, non-qualified stock options may be granted to employees and nonemployee directors. The exercise price of each option must be determined by the Compensation Committee, and may be equal to or greater than the fair market value of a share of Patriot’s common stock on the date of grant of the option. However, the exercise price of an incentive stock option granted to an employee who owns more than 10% of the outstanding shares of Patriot’s common stock may not be less than 110% of the fair market value of the underlying shares of Patriot’s common stock on the date of grant.
The optionee may pay the exercise price:
•	in cash;
•	with the approval of the Compensation Committee, by delivering or attesting to the ownership of shares of common stock held for at least six months, having a fair market value on the date of exercise equal to the exercise price of the option; or
•	by such other method as the Compensation Committee shall approve, including payment through a broker in accordance with cashless exercise procedures permitted by Regulation T of the Federal Reserve Board.
Options vest according to the terms and conditions determined by the Compensation Committee and specified in the applicable option agreement. The Compensation Committee will determine the term of each option up to a maximum of ten years from the date of grant. However, the term of an incentive stock option granted to an employee who owns more than 10% of the outstanding shares of Patriot’s common stock may not exceed five years from the date of grant.

The Compensation Committee may cancel outstanding options by notifying the optionee of its election to cash out the options in exchange for a payment in cash, in shares of stock, or in a combination thereof, in an amount equal to the difference between the fair market value of the stock and the exercise price of each cancelled option. However, no payment will be made in respect of any option that is not exercisable when cancelled. Stock options awarded under the Plans may become fully vested and exercisable upon a change in control of Patriot to the extent permitted by Patriot’s board of directors through unanimous consent of its members.
Withholding. Patriot will retain the right to deduct or withhold, or require the optionee to remit to the us, an amount sufficient to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event as a result of the Plans. The Plans permit Patriot to withhold a sufficient number of shares to cover the minimum amount of taxes required to be withheld.
Transfer of Options. Incentive stock options may not be transferred and may be exercisable only by the holder or his legal representative or heirs. Nonstatutory options may be transferred by gift to family members (or trusts or partnerships of family members).
Securities Authorized for Issuance Under Equity Compensation Plans
The following table shows the shares issuable under Patriot’s equity compensation plans as of December 31, 2008.

Number of Securities
Remaining for Future
	Number of	Weighted-Average	Issuance Under
	Securities to	Exercise Price of	Equity Compensation
	be Issued Upon	Outstanding	Plans (Excluding
	Exercise of	Options,	Securities
	Outstanding Options,	Warrants and	Reflected in
	Warrants and Rights	Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	163,500	$7.37	186,500
Equity compensation plans not approved by security holders	—	—	—

Total	163,500	$7.37	186,500

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of Patriot’s financial condition and results of operations should be read in conjunction with its consolidated financial statements and the notes thereto included elsewhere in this document. This discussion includes forward-looking statements that are subject to risks, uncertainties and other factors described under the captions “Risk Factors” and “Forward Looking Statements.” These factors could cause Patriot’s actual results in 2009 and beyond to differ materially from those expressed in, or implied by, those forward-looking statements.
Overview
Patriot produces, underwrites and administers alternative market and traditional workers’ compensation insurance plans and provides claims services for insurance companies, segregated portfolio cell captives and reinsurers. Through its wholly owned insurance company subsidiary, Guarantee Insurance, Patriot may also participate in a portion of the insurance underwriting risk. In its insurance services segment, Patriot generates fee income by providing workers’ compensation claims services as well as agency and underwriting services. Workers’ compensation claims services include nurse case management, cost containment services and, beginning in 2009, claims administration and adjudication services. Workers’ compensation agency and underwriting services include general agency services and, beginning in 2009, specialty underwriting, policy administration and captive management services. Claims services and agency and underwriting services are performed for the benefit of Guarantee Insurance, segregated portfolio captives, Guarantee Insurance’s traditional business quota share reinsurers under the Patriot Risk Services brand and for the benefit of other insurance companies under their brand, which Patriot refers to as business process outsourcing. In its insurance segment, Patriot generates underwriting income and investment income by providing alternative market workers’ compensation risk transfer solutions and traditional workers’ compensation insurance coverage.
In the second quarter of 2009, Patriot began partnering with other insurance companies to gain access to workers’ compensation insurance business in certain additional states. These partnerships may involve fronting relationships, where Patriot assumes a portion of the underwriting risk, or distribution and insurance services relationships, where it does not assume any underwriting risk but earns commissions for writing business and insurance services income for providing underwriting, policy and claims administration, nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives.
Outlook
Set forth below are certain of our objectives with respect to Patriot’s business subsequent to the acquisition. We caution you that these objectives may not materialize and are not indicative of the actual results that we will achieve. Many factors and future developments may cause our actual results to differ materially and significantly from the information set forth below. See “Risk Factors” and “Forward-Looking Statements.”
Upon completion of the acquisition, investments held in the trust account will be deployed in accordance with Patriot’s primary investment objectives of preserving capital and achieving an appropriate risk adjusted return, with an emphasis on liquidity to meet claims obligations. In addition, we plan to contribute additional capital as needed to Guarantee Insurance to support its premium writings.
Return on Average Equity
One of the key financial measures that we will use to evaluate Patriot’s operating performance will be return on average equity. We will calculate return on average equity for a given year by dividing net income by the average of stockholders’ equity for that year. Patriot’s return on its average equity was 44.9% and 58.5% for the years ended December 31, 2008 and 2007, respectively. With the increased capitalization as a result of the acquisition, we expect our return on average equity to decline from Patriot’s historical levels. Our objective over the long term is to produce a return on average equity of at least 20%. To help achieve our return on average equity objective, we may consider funding our operations, in part, with borrowings or other non-equity sources of capital in the future.

Gross Premiums Written and Managed
A key non-GAAP financial measure that we will use to evaluate our operating performance will be gross premiums written and managed, which represents gross alternative market and traditional premiums written by Guarantee Insurance, together with gross premiums written by other insurance companies for which we will provide general agency and underwriting services and claims services and, in certain cases, assume a portion of the risk. For large deductible policies, gross premiums written and managed are presented gross of deductible credits as if these policies do not have a per-occurrence deductible.
Historically, substantially all of Patriot’s gross premiums written and managed have been gross premiums written by its subsidiary, Guarantee Insurance. Gross premiums written and managed were approximately $123 million in 2008. In 2009, Patriot began offering policy and claims administration, general agency and general underwriting services and claims services to another insurance company. Patriot plans to provide these services to other insurance companies in 2009 and, subsequent to the acquisition, we plan to continue to expand these relationships and increase the amount of gross premiums written by other insurance companies for which we will provide general agency and underwriting services and claims services and, in certain cases, assume a portion of the risk.
Our objective is to increase gross premiums written and managed by between 30% and 50% per year for the near term. Patriot’s gross premiums written and managed increased by 44%, 28% and 31% in 2008, 2007 and 2006, respectively. We believe we can increase gross premiums written and managed by between 30% and 50% for the near term through a combination of increased gross premiums written by Guarantee Insurance and expanded relationships with other insurance companies, some of which we anticipate will involve assuming a portion of the risk and some of which we anticipate will exclusively involve providing insurance services. We believe that our current and future relationships with other insurance companies will provide us with the ability to generate gross premiums written and managed in all 50 states and written by insurance companies with favorable ratings by A.M. Best. We believe that these advantages, which Guarantee Insurance currently does not have, will enhance our ability to generate gross premiums written and managed through Guarantee Insurance’s current agency distribution sources as well as new regional agency distribution sources and national insurance brokerage organizations.
EBITDA Margin on Gross Premiums Earned and Managed
Another key non-GAAP financial measure that we will use to evaluate our operating performance will be our EBITDA margin on gross premiums earned and managed. EBITDA is comprised of earnings before interest, federal income taxes, depreciation and amortization. The EBITDA margin is EBITDA divided by gross premiums earned and managed. Gross premiums earned and managed represent the portion of gross premiums written and managed that were earned during the periodThe business written and managed by Patriot generally earns on a pro rata basis over the term of the policy, typically one year. Patriot’s consolidated EBITDA for 2008, excluding the loss from the write-off of deferred equity offering costs, net realized losses on investments and other non-recurring expenses (including expenses associated with (i) approximately 30 positions eliminated in September 2008 through an employee reduction initiative, (ii) a regional office in Fort Mill, South Carolina closed in late 2008 and (iii) reinsurance intermediary services, which Patriot exited in mid-2008), was approximately $9.6 million. Patriot’s gross premiums earned and managed for 2008 were approximately $105.2 million. Accordingly, Patriot’s EBITDA margin on gross premiums earned and managed for 2008 was approximately 9.2%.
In the current stage of the workers’ compensation insurance underwriting cycle, we believe that our insurance services business will generate the most favorable margins on total gross premiums earned and managed, followed by our alternative market insurance business. Our objective over the near term is to increase the proportion of our total gross premiums written and managed represented by Patriot’s alternative market business and its non-risk bearing and lower-risk bearing business written by other insurance companies, for which Patriot will provide general agency and underwriting services and claims services and, in certain cases, assume a portion of the risk. We believe that these changes in the mix of our business will result in improved margins on gross premiums earned and managed. Additionally, we believe that the margins on our gross premiums earned and managed will improve over time due to economies of scale.
Indebtedness
Upon the completion of the acquisition, we plan to repay the unpaid balance of a $1.5 million loan from Mr. Mariano, our Chairman, President and Chief Executive Officer. Additionally, if the effective interest rate on our current indebtedness (which is a function of the Federal Reserve prime rate) increases, we may also reduce other debt obligations. Upon early repayment of Patriot’s current indebtedness, we would be required to write off a pro rata portion of the unamortized balance of capitalized loan costs. Unamortized capitalized loan costs associated with Patriot’s indebtedness as of December 31, 2008 totaled approximately $2.0 million.
We may utilize additional debt, as appropriate, to maintain a net leverage ratio on our insurance operations that satisfies the regulatory authorities that oversee Guarantee Insurance’s operations. Furthermore, we may utilize additional debt, as appropriate, in connection with the acquisition of an insurance or insurance services organization or book of business. We intend to target a debt to equity ratio of between 20% to 40%. Patriot’s current effective interest rate on its current indebtedness ranges from 7.75% to 8.00%.

Investments
We expect our investment portfolio to continue to principally consist of the high quality fixed income securities. We plan to continue to pursue competitive investment returns while maintaining a diversified portfolio of securities with a primary emphasis on the preservation of principal through high credit quality issuers with limited exposure to any one issuer. We expect our investment income to increase as our invested assets grow. As of December 31, 2008, Patriot’s tax-adjusted yield on its fixed income portfolio, excluding cash and cash equivalents, was 4.99%, and the weighted average duration was 3.07. Depending in part on the general level of interest rates, we expect to target a tax-adjusted yield on our investment portfolio in the range of 4.50% to 5.50%.
Premiums Receivable
Patriot’s premiums receivable were carried net of an allowance for uncollectible accounts, based upon a specific impairment basis methodology, of $800,000 and $700,000 at December 31, 2008 and 2007, respectively. Due to an increase in the aging of its premiums receivable and exposure to uncollateralized balances in 2009, we may establish an additional allowance, upon completion of the acquisition, for accounts that may not be collectible but for which Patriot has not specifically identified as impaired. We believe that utilizing this combined allowance methodology will be consistent with the methodology utilized by our publicly held insurance company peers. We anticipate that the additional allowance amount that may be required in the third quarter of 2009 based upon this analysis is between $500,000 and $1.0 million. No assurance can be given regarding the ability of our policyholders to meet their obligations in the future.
Insurance Services Operations
Through its subsidiary, PRS Group, Inc. and its subsidiaries, which collectively it refers to as PRS, Patriot earns income for nurse case management, cost containment and other insurance services, currently provided almost exclusively to Guarantee Insurance, for its benefit and for the benefit of segregated portfolio captives and for the benefit of Patriot’s traditional business quota share reinsurers. Cost containment services refer to workers’ compensation bill review and re-pricing services. Other insurance services refer to workers’ compensation general agency services and, beginning in the second quarter of 2009, workers’ compensation policy and claims administration and general underwriting services.
Patriot’s unconsolidated insurance services segment income includes all nurse case management, cost containment and other insurance services fee income earned by PRS. However, the fees earned by PRS from Guarantee Insurance that are attributable to the portion of the insurance risk that Guarantee Insurance retains are eliminated upon consolidation. Therefore, Patriot’s consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and Patriot’s quota share reinsurers, which represent the fees paid by the segregated portfolio captives and quota share reinsurers for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, Patriot treats ceding commissions as a reduction in net policy acquisition and underwriting expenses.

Because its consolidated insurance services income is currently generated principally from the services it provides to Guarantee Insurance for the benefit of the segregated portfolio captives and its quota share reinsurers, Patriot’s consolidated insurance services income is currently almost wholly dependent on Guarantee Insurance’s premium and risk retention levels. However, Patriot expects its nurse case management, cost containment and other insurance services operations will become less dependent over time on Guarantee Insurance’s premium and risk retention levels as it expands its business process outsourcing business, obtains additional general agency appointments and secures other third-party insurance services contracts for nurse case management, cost containment and claims administration and adjudication services.
In the second quarter of 2009, Patriot began partnering with other insurance companies to provide insurance services. Patriot expects certain of these partnerships to solely be distribution and insurance services relationships, where it does not assume any underwriting risk but earns commissions for writing business and insurance services income for providing underwriting, policy and claims administration, nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives.
Insurance Operations
Patriot currently writes insurance in 22 states and the District of Columbia. For the three months ended March 31, 2009 and the year ended December 31, 2008, approximately 50% and 40% its total direct premiums written, respectively, involved workers’ compensation alternative market insurance solutions and approximately 50% and 60%, respectively, represented workers’ compensation traditional business. For the three months ended March 31, 2009 and the year ended December 31, 2008, approximately 47% and 46% of its total direct premiums written, respectively, were concentrated in Florida.
For the three months ended March 31, 2009, approximately 63% of Patriot’s alternative market business direct premiums written were concentrated in Florida, and approximately 14% and 6% were concentrated in New Jersey and Georgia, respectively. No other state accounted for more than 5% of its alternative market business direct premiums written for the three months ended March 31, 2009. For the year ended December 31, 2008 approximately 70% of Patriot’s alternative market business direct premiums written were concentrated in Florida, and approximately 9% and 6% were concentrated in Georgia and New York, respectively. No other state accounted for more than 5% of its alternative market business direct premiums written for the year ended December 31, 2008.
For the three months ended March 31, 2009, approximately 31% of Patriot’s traditional business direct premiums written were concentrated in Florida, and approximately 19%, 8%, and 8% were concentrated in New Jersey, New York and Missouri, respectively. No other state accounted for more than 7% of its traditional business direct premiums written for the three months ended March 31, 2009. For the year ended December 31, 2008, approximately 30% of Patriot’s traditional business direct premiums written were concentrated in Florida, and approximately 14%, 12% and 9% were concentrated in New Jersey, Missouri and Indiana, respectively. No other state accounted for more than 7% of its traditional business direct premiums written for the year ended December 31, 2008.
Investment income is an important part of Patriot’s insurance operations. Patriot holds invested assets associated with the statutory surplus it maintains for the benefit of its policyholders. Additionally, because a period of time elapses between the receipt of premiums and the ultimate settlement of claims, Patriot holds invested assets associated with its reserves for losses and loss adjustment expenses which it believes will be paid at a future date. Generally, the period of time that elapses from the receipt of premium to the ultimate settlement of claims for workers’ compensation insurance is longer than many other property and casualty insurance products. Accordingly, Patriot is generally able to generate more investment income on its loss and loss adjustment expense reserves than insurance companies operating in most other lines of business. From December 31, 2004 to March 31, 2009, Patriot’s investment portfolio, including cash and cash equivalents, increased from $20.4 million to $53.7 million.
Patriot utilizes quota share and excess of loss reinsurance to maintain what it believes are appropriate leverage ratios and reduce its exposure to losses and loss adjustment expenses. Quota share reinsurance is a form of proportional reinsurance in which the reinsurer assumes an agreed upon percentage of each risk being insured and shares all premiums and losses with us in that proportion. Excess of loss reinsurance covers all or a specified portion of losses on underlying insurance policies in excess of a specified amount, or retention. The cost and limits of the reinsurance coverage Patriot purchases vary from year to year based upon the availability of reinsurance at acceptable prices and its desired level of retention. Retention refers to the amount of risk that Patriot retains for its own account. See “Information About Patriot — Business — Reserves for Losses and Loss Adjustment Expenses.”

Under the segregated portfolio cell captive insurance plans in its alternative market business, Guarantee Insurance provides workers’ compensation insurance to employers and facilitates the establishment of a segregated portfolio cell within a segregated portfolio captive by coordinating the necessary interactions among the party controlling the cell, the insurance agency, the segregated portfolio captive, its manager and insurance regulators in the jurisdiction where the captive is domiciled. Segregated portfolio cells may be controlled by policyholders, parties related to policyholders, insurance agencies or others. Once the segregated portfolio cell is established, Guarantee Insurance enters into a reinsurance agreement with the segregated portfolio captive acting on behalf of the segregated portfolio cell. Guarantee Insurance generally cedes on a quota share basis to the segregated portfolio captive 50% to 90% of the risk on the workers’ compensation policy up to a level specified in the reinsurance agreement, and retains 50% to 10% of the risk. Any amount of losses in excess of $1.0 million per occurrence is not covered by this reinsurance agreement. If aggregate covered losses exceed the level specified in the reinsurance agreement, the segregated portfolio captive reinsures the entire amount of the excess losses up to the aggregate liability limit specified in the agreement. If the aggregate losses for the segregated portfolio cell exceed the aggregate liability limit, Guarantee Insurance retains 100% of those excess losses, except to the extent that any loss exceeds $1.0 million per occurrence, in which case the amount of such loss in excess of $1.0 million is reinsured under Guarantee Insurance’s excess of loss reinsurance program. See “Information About Patriot — Business — Reinsurance — Alternative Market Business”.
Under its traditional business, Guarantee Insurance has three quota share reinsurance treaties inforce on January 1, 2009 with Swiss Reinsurance America Corporation, one of the largest reinsurers in the United States and rated “A+” by A.M. Best Company and two other authorized reinsurers. Any loss in excess of $1.0 million is also reinsured under Guarantee Insurance’s excess of loss reinsurance program for traditional business. See “Information About Patriot — Business — Reinsurance — Traditional Business”.
The workers’ compensation insurance industry is cyclical in nature and influenced by many factors, including price competition, medical cost increases, natural and man-made disasters, changes in interest rates, changes in state laws and regulations and general economic conditions. A hard market cycle in workers’ compensation insurance industry is characterized by decreased competition that results in higher premium rates, more restrictive policy coverage terms and lower commissions paid to agencies. In contrast, a soft market cycle is characterized by increased competition that results in lower premium rates, expanded policy coverage terms and higher commissions paid to agencies. Patriot believes that the current workers’ compensation insurance market has been transitioning to an environment in which underwriting capacity and price competition have increased. In Patriot’s traditional workers’ compensation business, it experienced increased price competition during the three months ended March 31, 2009 and the years ended December 31, 2008 and 2007 in certain markets.
For both the three months ended March 31, 2009 and the year ended December 31, 2008, Patriot wrote approximately 67% of its direct premiums written in administered pricing states — Florida, Indiana, New Jersey and, in 2008, New York. Effective October 1, 2008, New York is no longer an administered pricing state. In administered pricing states, insurance rates are set by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states. Therefore, rather than setting rates for the policies, Patriot’s underwriting efforts in these states for its traditional business relate primarily to the selection of the policies it chooses to write at the premium rates that have been set. In August 2008, the NCCI submitted a rate filing effective January 1, 2009 calling for a Florida statewide rate decrease of 14.1%. In October 2007, the NCCI submitted an amended filing calling for a Florida statewide rate decrease of 18.4%, which was approved by the Florida Office of Insurance Regulation (OIR) on October 31, 2007 and was effective January 1, 2008. In October 2006, the Florida OIR approved an average statewide rate decrease of 15.7%, effective January 1, 2007. If a state insurance regulator lowers premium rates, Patriot’s insurance operations will be less profitable, and it may choose not to write policies in that state. Patriot has responded to these rate decreases by expanding its alternative market business in Florida, strengthening its collateral on that business where appropriate, and increasing consent-to-rate (a limited program under which the Florida OIR allows insurers to charge a rate that exceeds the state-established rate when deemed necessary by the insurer) on renewal policies on Florida traditional business. In addition, Patriot has the ability to offer different kinds of policies in administered pricing states, including retrospectively rated policies and dividend policies, for which an insured can receive a return of a portion of the premium paid if the insured’s claims experience is favorable. Patriot expects an increase in Florida experience modifications, which permit it to increase the premiums it charges based on a policyholder’s loss history. Patriot anticipates that its ability to adjust to these market changes will create opportunities as its competitors with higher expense ratios find the Florida market less desirable.

In the second quarter of 2009, Patriot began partnering with other insurance companies to gain access to workers’ compensation insurance business in certain additional states. Patriot expects certain of these partnerships to involve fronting relationships, where Patriot assumes a portion of the underwriting risk.
The cyclical nature of the industry, the actions of our competitors, state insurance regulation and general economic factors could cause Patriot’s revenues and net income from insurance operations to fluctuate. Patriot’s strategy across market cycles is to maintain premium rates, deploy capital judiciously, manage its expenses and focus on underserved sectors within its target markets that it believes will provide opportunities for favorable underwriting margins.
In September 2003, Patriot’s wholly-owned subsidiary, Guarantee Insurance Group, Inc., acquired Guarantee Insurance Company, a shell property and casualty insurance company that was not then writing new business, for a purchase price of approximately $9.5 million, in the form of $750,000 in cash and a note in the amount of approximately $8.8 million. At that time, Guarantee Insurance had a number of commercial general liability claims, including asbestos and environmental claims, that had been in run-off since 1983. The former owner of Guarantee Insurance agreed to indemnify Patriot for certain losses in excess of reserves arising from these claims up to the amount of the original purchase price. On March 30, 2006, Patriot entered into a settlement and termination agreement with the seller where the note issued as part of the purchase price was released in exchange for a cash payment of $2.2 million and the release of the seller’s agreement to indemnify Patriot for losses in excess of reserves. In 2006, Patriot recognized a pre-tax $6.6 million gain on early extinguishment of debt in connection with this settlement and termination agreement. As of December 31, 2008, Patriot held net reserves in the amount of approximately $4.5 million for losses attributable to the legacy claims.
Principal Revenue and Expense Items
Patriot’s revenues consist primarily of the following:
Premiums Earned
Premiums earned represent the earned portion of Patriot’s net premiums written. Net premiums written are equal to gross premiums written less premiums ceded to reinsurers. Gross premiums written include the estimated annual direct premiums written from each insurance policy Patriot writes or renews during the reporting period based on the policy effective date or the date the policy is bound, whichever is later, as well as premiums assumed from mandatory pooling arrangements.
Premiums are earned on a daily pro rata basis over the term of the policy. At the end of each reporting period, premiums written that are not yet earned are classified as unearned premiums and are earned in subsequent periods over the remaining term of the policy. Patriot’s insurance policies typically have a term of one year. Thus, for a one-year policy written on July 1, 2008 for an employer with constant payroll during the term of the policy, Patriot would earn half of the premiums in 2008 and the other half in 2009.
Many of Patriot’s policies renew on January 1 of each year. As a result, it experiences some seasonality in its gross and net premiums written in that generally Patriot writes more new and renewal policies during the first quarter. The actual premium Patriot earns on a policy is based on the actual payroll during the term of the policy. Patriot conducts premium audits on its traditional and alternative market policyholders annually upon the expiration of each policy, including when the policy is renewed. The purpose of these audits is to verify that policyholders have accurately reported their payroll expenses and employee job classifications, and therefore have paid Patriot the premium required under the terms of their policies. In addition to annual audits, Patriot selectively performs interim audits on certain classes of business if significant or unusual claims are filed or if the monthly reports submitted by a policyholder reflect a payroll pattern or any aberrations that cause underwriting, safety or fraud concerns.

Insurance Services Income
Insurance services income is a key component of Patriot’s hybrid business model. Insurance services income is currently generated almost exclusively from nurse case management and cost containment services, which it provides to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and its quota share reinsurers. Patriot’s unconsolidated insurance services segment income includes all insurance services fee income earned by PRS Group, Inc. and its subsidiaries, which it collectively refers to as PRS. However, the fees earned by PRS from Guarantee Insurance that are attributable to the portion of the insurance risk that Guarantee Insurance retains are eliminated upon consolidation. Therefore, Patriot’s consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and its quota share reinsurers, which represent the pass through of fees paid by its quota share reinsurer and the segregated portfolio captives for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission.
The fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and Patriot’s quota share reinsurers represent consideration for the fair value of these insurance services. The fair value of nurse case management services is based on a monthly charge per claimant. The fair value of cost containment services is based on a percentage of claim savings. Although consolidated insurance services income is currently almost wholly dependent on Guarantee Insurance’s premium and risk retention levels, Patriot plans to offer these fee-generating insurance services, together with reinsurance intermediary, policy and claims administration, general agency and general underwriting services, to other regional and national insurance companies and self-insured employers. Patriot plans to increase the amount of fee income it earns by expanding both organically and through strategic acquisitions of policy and claims administrators, general agencies or general underwriting organizations.
General agency services on Guarantee Insurance’s alternative market segregated portfolio captive business were provided by PRS prior to 2008, pursuant to which Guarantee Insurance paid PRS a general agency commission, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive business and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions and ceased paying commissions to producing agents attributable to Guarantee Insurance business.
In the second quarter of 2009, Patriot began partnering with other insurance companies to provide insurance services. Patriot expects certain of these partnerships to solely be distribution and insurance services relationships, where it does not assume any underwriting risk but earns commissions for writing business and insurance services income for providing underwriting, policy and claims administration, nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives.
Net Investment Income and Net Realized Gains and Losses on Investments
Patriot’s net investment income includes interest and dividends earned on its invested assets, net of investment expenses. In 2007, Patriot acquired tax exempt municipal debt securities, which are classified as available-for-sale, to help increase the after-tax contribution of net investment income. Tax exempt securities typically have an adverse effect on net investment income and pre-tax investment portfolio yields, which effect is generally offset by a reduction in aggregate effective federal income tax rates.
Patriot assesses the performance of its investment portfolio using a standard tax equivalent yield metric. Investment income that is tax-exempt is grossed up by Patriot’s marginal federal tax rate of 34% to express yield on tax-exempt securities on the same basis as taxable securities. Net realized gains and losses on investments are reported separately from Patriot’s net investment income. Net realized gains occur when investment securities are sold for more than their costs or amortized costs, as applicable. Net realized losses occur when investment securities are sold for less than their costs or amortized costs, as applicable, or are written down as a result of an other-than-temporary impairment.
Patriot’s expenses consist primarily of the following:

Losses and Loss Adjustment Expenses Incurred
Losses and loss adjustment expenses incurred represents Patriot’s largest expense item. Losses and loss adjustment expenses are comprised of paid losses and loss adjustment expenses, estimates of future claim payments on claims reported in the period, changes in those estimates from prior reporting periods and costs associated with investigating, defending and servicing reported claims. These expenses fluctuate based on the amount and types of risks Patriot insures. Patriot records losses and loss adjustment expenses related to estimates of future claim payments based on case-by-case valuations and statistical analyses. It seeks to establish reserves at the most likely ultimate exposure based on its historical claims experience. More serious claims typically take several years to close, and Patriot revises its estimates as it receives additional information about the condition of injured employees and as industry conditions change. Patriot’s ability to estimate losses and loss adjustment expenses accurately at the time it prices its insurance policies is a critical factor in its profitability.
Net Policy Acquisition and Underwriting Expenses
Net policy acquisition and underwriting expenses represent the costs Patriot incurs in connection with its insurance operations, principally costs to acquire, underwrite and administer its traditional and alternative market workers’ compensation insurance policies. These expenses include commissions, salaries and benefits related to insurance operations, state and local premium taxes and fees and other operating costs, partially offset by ceding commissions Patriot earns from reinsurers under its reinsurance program.
Other Operating Expenses
Other operating costs represent the costs Patriot incurs other than those associated with its insurance operations, principally costs incurred in connection with its insurance services operations and holding company expenses. The costs associated with Patriot’s insurance services operations include the cost of providing nurse case management services and preferred provider network costs for access to discounted health care services.
Interest Expense
Interest expense represents amounts Patriot incurs on its outstanding indebtedness based on the applicable interest rates during the relevant periods.
Income Tax Expense
Income tax expense represents both current and deferred federal income taxes incurred.
Measurement of Results
Patriot uses various measures to analyze the growth and profitability of its operations. For its insurance services operations, Patriot measures growth in terms of fee income produced from insurance services. For its insurance operations, Patriot measures growth in terms of gross and net premiums written and it measures underwriting profitability by examining its net loss, net expense and combined ratios. A combined ratio is the sum of the net loss ratio and the net underwriting expense ratio, each calculated as described below. Patriot also measures its gross and net premiums written to surplus ratios to assess the adequacy of capital in relation to premiums written. Patriot measures profitability in terms of pre-tax net income, net income and return on average equity.
Premiums written. Gross premiums written represent the estimated gross premiums for the duration of the policy, recognized at the inception of the policy. Patriot uses gross premiums written to measure our sales for its insurance operations. Gross premiums written also correlates to Patriot’s ability to generate net premiums earned and, with respect to the premiums it cedes to the segregated portfolio cell captives and quota share reinsurers, ceding commissions.

Loss ratio. Patriot uses calendar year and accident year loss ratios to measure its underwriting profitability. A calendar year loss ratio measures losses and loss adjustment expense for insured events occurring during a particular year and the change in loss reserves from prior accident years as a percentage of premiums earned during that year. An accident year loss ratio measures losses and loss adjustment expenses for insured events occurring in a particular year, regardless of when they are reported, as a percentage of premium earned during that year. The net loss ratio is calculated by dividing net losses and loss adjustment expenses by net earned premiums. The net loss ratio measures claims experience, net of the effects of reinsurance, and therefore is a measure of the effectiveness of Patriot’s underwriting efforts. Patriot reports its net loss ratio on both a calendar year and accident year basis.
Net expense ratio. The net expense ratio is calculated by dividing net policy acquisition and underwriting expenses (which are comprised of gross policy acquisition costs and other gross expenses incurred in Patriot’s insurance operations, net of ceding commissions earned from its reinsurers) by net earned premiums. The expense ratio measures Patriot’s operational efficiency in producing, underwriting and administering its insurance operations. The gross expense ratio is calculated before the effect of ceded reinsurance. Patriot calculates its expense ratio on a net basis (after the effect of ceded premium and related ceding commissions) to measure the effects on its consolidated operating results. Ceding commissions reduce Patriot’s gross underwriting expenses in its insurance operations.
Combined ratio. Patriot uses the combined ratio to measure its underwriting profitability. The combined ratio is the sum of the net loss ratio and the net expense ratio.
Net income and return on average equity. Patriot uses net income to measure its profits and return on average equity to measure its effectiveness in utilizing its stockholders’ equity to generate net income on a consolidated basis. In determining return on average equity for a given period, net income is divided by the average of stockholders’ equity at the beginning and end of that period, and annualized in the case of periods less than one year.
Critical Accounting Policies
The following is a description of the accounting policies management considers important to the understanding of Patriot’s financial condition and results of operations.
Reserves for Losses and Loss Adjustment Expenses
Patriot records reserves for estimated losses under insurance policies that it writes and for loss adjustment expenses related to the investigation and settlement of policy claims. Patriot’s reserves for losses and loss adjustment expenses represent the estimated cost of all reported and unreported losses and loss adjustment expenses incurred and unpaid at any given point in time based on facts and circumstances known to it at the time. Patriot’s reserves for losses and loss adjustment expenses are estimated using case-by-case valuations and statistical analyses. These estimates are inherently uncertain. In establishing these estimates, Patriot makes various assumptions regarding a number of factors, including frequency and severity of claims, length of time to achieve the ultimate settlement of claims, projected inflation of medical costs and wages, insurance policy coverage interpretations, judicial determinations and regulatory changes. Due to the inherent uncertainty associated with these estimates, Patriot’s actual liabilities may be different from its original estimates. On a quarterly basis, Patriot reviews its reserves for losses and loss adjustment expenses to determine whether any further adjustments are appropriate. Any resulting adjustments are included in the current period’s results. Patriot does not discount loss and loss adjustment expense reserves. Additional information regarding Patriot’s reserves for losses and loss adjustment expenses can be found in “Information About Patriot — Business — Loss and Loss Adjustment Expense Reserves.”
As a result of unfavorable development on prior accident year reserves, Patriot’s estimates for incurred losses and loss adjustment expenses increased by approximately $800,000 for the three months ended March 31, 2009. As a result of unfavorable development on prior accident year reserves, Patriot’s estimates for incurred losses and loss adjustment expenses increased by approximately $1.3 million for the year ended December 31, 2008. As a result of favorable development on prior accident year reserves, Patriot’s estimates for incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. As a result of unfavorable development on prior accident year reserves, Patriot’s estimates for incurred losses and loss adjustment expenses increased by approximately $2.5 million for the year ended December 31, 2006. See “Information About Patriot — Reconciliation of Reserves for Losses and Loss Adjustment Expenses.”

Amounts Recoverable from Reinsurers
Amounts recoverable from reinsurers represent the portion of Patriot’s paid and unpaid losses and loss adjustment expenses that is assumed by reinsurers. These amounts are reported on Patriot’s balance sheet as assets and do not reduce its reserves for losses and loss adjustment expenses because reinsurance does not relieve Patriot of liability to its policyholders. Patriot is required to pay claims even if a reinsurer fails to pay Patriot under the terms of a reinsurance contract. Patriot calculates amounts recoverable from reinsurers based on its estimates of the underlying losses and loss adjustment expenses and the terms and conditions of its reinsurance contracts, which could be subject to interpretation. In addition, Patriot bears credit risk with respect to its reinsurers, which can be significant because some of the unpaid losses and loss adjustment expenses for which it has reinsurance coverage remain outstanding for extended periods of time.
Patriot has reinsurance agreements with both authorized and unauthorized reinsurers. Authorized reinsurers are licensed or otherwise authorized to conduct business in the state of Florida (Guarantee Insurance’s state of domicile). Under statutory accounting principles, Guarantee Insurance receives credit on its statutory financial statements for all paid and unpaid losses ceded to authorized reinsurers. Unauthorized reinsurers are not licensed or otherwise authorized to conduct business in the state of Florida. Under statutory accounting principles, Guarantee Insurance receives credit for paid and unpaid losses ceded to unauthorized reinsurers to the extent these liabilities are secured by funds held, letters of credit or other forms of acceptable collateral. With respect to authorized reinsurers, Patriot manages its credit risk by generally selecting reinsurers with a financial strength rating of “A-” (Excellent) or better by A.M. Best Company and by performing quarterly credit reviews of its reinsurers. With respect to unauthorized reinsurers, including the segregated portfolio captives, Patriot manages its credit risk by generally maintaining collateral, typically in the form of funds withheld and letters of credit, to cover reinsurance recoverable balances. If one of its reinsurers suffers a credit downgrade, Patriot may consider various options to lessen the risk of asset impairment, including commutation, novation and additional collateral.
In order to qualify for reinsurance accounting and provide accounting benefit to Patriot, reinsurance agreements must transfer insurance risk to the reinsurer. Risk transfer standards under generally accepted accounting principles (GAAP) require that (a) the reinsurer assume significant insurance risk (underwriting risk and timing risk) under the reinsured portions of the underlying insurance agreements, and (b) it be reasonably possible that the reinsurer may realize a significant loss from the transaction. In determining whether the degree of risk transfer is adequate to qualify for reinsurance accounting, each reinsurance contract is evaluated on its own facts and circumstances. To the extent that the accounting risk transfer thresholds are not met, the reinsurance transaction is accounted for as a deposit. The treatment of reinsurance transactions as deposits does not mean that economic risk has not been transferred, but rather that the nature and the amount of the risk transferred do not sufficiently satisfy GAAP risk transfer criteria to be afforded reinsurance accounting treatment. Patriot evaluates its reinsurance contracts at their inception and upon subsequent amendments to determine whether reinsurance accounting or deposit accounting is appropriate.
Patriot’s reinsurance recoverable balance was carried net of an allowance for doubtful accounts of $300,000 at March 31, 2009 and December 31, 2008. For the three months ended March 31, 2009 and the years ended December 31, 2008, 2007 and 2006, Patriot did not, in the aggregate, experience material difficulties in collecting balances from its reinsurers. No assurance can be given, however, regarding the future ability of Patriot’s reinsurers to meet their obligations.
Premiums Receivable
Premiums receivable are uncollateralized policyholder obligations due under normal policy terms requiring payment within a specified period from the invoice date. Premium receivable balances are reviewed for collectability and management provides an allowance for estimated doubtful accounts, which reduces premiums receivable. Patriot’s premiums receivable were carried net of an allowance for uncollectible accounts, based upon a specific impairment basis methodology, of $800,000 at March 31, 2009 and December 31, 2008. Due to an increase in the aging of its premiums receivable and exposure to uncollateralized balances, Patriot may establish an additional allowance for accounts that may not be collectible but which its has not specifically identified as impaired. Patriot believes that utilizing this combined allowance methodology is consistent with the methodology utilized by its publicly held insurance company peers. Patriot anticipates that the additional allowance amount that may be required based upon this analysis is between $500,000 and $1.0 million. This additional allowance, if determined by management to be appropriate, would be recorded in 2009. No assurance can be given regarding the future ability of Patriot’s policyholders to meet their obligations.

Revenue Recognition
Through PRS, Patriot earns insurance services income by providing a range of insurance services, currently almost exclusively to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and its quota share reinsurers. In the second quarter of 2009, Patriot began partnering with other insurance companies to provide insurance services, for which it expects to receive commissions for writing business and insurance services income for providing underwriting, policy and claims administration, nurse case management and cost containment services and, in certain cases, services to segregated portfolio cell captives. Insurance services income is earned in the period that the services are provided. Insurance services principally include nurse case management and cost containment services. Insurance service income for nurse case management services is based on a monthly charge per claimant. Insurance service income for cost containment services is based on a percentage of claim savings.
Unconsolidated insurance services segment income includes all insurance services income earned by PRS. However, the insurance services income earned by PRS from Guarantee Insurance that is attributable to the portion of the insurance risk that Guarantee Insurance retains is eliminated upon consolidation. Therefore, Patriot’s consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and its quota share reinsurers, which represent the fees paid by the segregated portfolio captives and its quota share reinsurer for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, Patriot treats ceding commissions as a reduction in net policy acquisition and underwriting expenses. Because cost containment revenue is a function of the percentage of medical cost savings generated and the percentage savings are reported to it one month in arrears, Patriot estimates cost containment services income for the current month.
Premiums are earned pro rata over the terms of the policies which are typically annual. The portion of premiums that will be earned in the future is deferred and reported as unearned premiums. Patriot estimates earned but unbilled premiums at the end of the period by analyzing historical earned premium adjustments made and applying an adjustment percentage to premiums earned for the period. For the year ended December 31, 2008, Patriot reduced its earned but unbilled premium percentage to reflect lower payrolls which it believes were largely reflective of employment trends in the economy. For the three months ended March 31, 2009 and the year ended December 31, 2007, Patriot did not experience any material changes in estimates related to premiums earned, including earned but unbilled premiums. No assurance can be given that there will be no material changes in estimates related to premiums earned, including earned but unbilled premiums, in the future.
Deferred Policy Acquisition Costs and Deferred Ceding Commissions
Patriot defers commission expenses, premium taxes and certain marketing, sales and underwriting costs that vary with and are primarily related to the acquisition of insurance policies. Patriot also defers associated ceding commissions. These acquisition costs are capitalized and charged to expense ratably as premiums are earned. In calculating deferred policy acquisition costs and deferred ceding commissions, Patriot only includes costs to the extent of their estimated realizable value, which gives effect to the premiums expected to be earned, anticipated losses and settlement expenses and certain other costs it expects to incur as the premiums are earned, less related net investment income. Judgments as to the ultimate realizability of deferred policy acquisition costs and deferred ceding commissions are highly dependent upon estimated future profitability of unearned premiums. If unearned premiums are less than Patriot’s expected claims and expenses after considering investment income, Patriot reduces the related deferred policy acquisition costs. For the three months ended March 31, 2009 and the years ended December 31, 2008 and 2007, Patriot has not, in the aggregate, experienced material changes in its deferred policy acquisition costs or deferred ceding commissions in connection with changes in estimated realizability. No assurance can be given, however, regarding the future realizability of deferred policy acquisition costs or deferred ceding commissions.

Deferred Income Taxes
Patriot uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities resulting from a tax rate change will impact Patriot’s net income or loss in the reporting period that includes the enactment date of the tax rate change. In assessing whether its deferred tax assets will be realized, management considers whether it is more likely than not that Patriot will generate future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. If necessary, Patriot will establish a valuation allowance to reduce the deferred tax assets to the amounts that are more likely than not to be realized.
At December 31, 2006, Patriot provided a full valuation allowance on the deferred tax asset attributable to net operating loss carryforwards generated by Tarheel. On April 1, 2007, when its majority stockholder contributed all the outstanding capital stock of Tarheel to Patriot Risk Management, Inc., Patriot determined that its operating performance, coupled with its expectations to generate future taxable income, indicated that it was more likely than not that it would be able to utilize this asset to offset future taxes and, accordingly, Patriot reversed this valuation allowance. The deferred tax asset associated with net operating loss carryforwards from Tarheel and its subsidiary, TIMCO, was approximately $206,000 at March 31, 2009. As of March 31, 2009 and December 31, 2008, no other deferred tax assets have been deemed more likely than not to be unrealizable and, accordingly, no valuation allowance was deemed necessary for unrealizable deferred tax assets. No assurance can be given, however, regarding the future realization of deferred tax assets.
Assessments
Patriot is subject to various assessments related to its insurance operations, including assessments for state guaranty funds and second injury funds. State guaranty fund assessments are used by state insurance oversight agencies to pay claims of policyholders of impaired, insolvent or failed insurance companies and the operating expenses of those agencies. Second injury funds are used by states to reimburse insurers and employers for claims paid to injured employees for aggravation of prior conditions or injuries. In some states, these assessments may be partially recovered through a reduction in future premium taxes. In accordance with SFAS No. 5, “Accounting for Contingencies”. Patriot establishes a provision for these assessments at the time the amounts are probable and estimable. Assessments based on premiums are generally paid one year after the calendar year in which the policies are written. Assessments based on losses are generally paid within one year of when claims are paid by Patriot. For the three months ended March 31, 2009 and the years ended December 31, 2008 and 2007, Patriot did not experience any material changes in its estimates of assessments for state guaranty funds and second injury funds. No assurance can be given, however, regarding the future changes in estimates of such assessments.
Share-Based Compensation Costs
In December 2004, FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R requires the compensation costs relating to stock options granted or modified after December 31, 2005 to be recognized in financial statements using the fair value of the equity instruments issued on the grant date of such instruments and to be recognized as compensation expense over the period during which an individual is required to provide service in exchange for the award (typically the vesting period). Patriot adopted SFAS 123R effective January 1, 2006, and the impact of the adoption was not significant to Patriot’s financial statements for the years ended December 31, 2008, 2007 or 2006. Patriot anticipates compensation costs of approximately $500,000, $1.4 million, $1.3 million and $800,000 for the three months ended December 31, 2009 and the years ended December 31, 2010, 2011 and 2012, respectively, relating to stock options that it expects to be granted to its management and members of its board of directors upon the consummation of the stock purchase, recognized on a pro rata basis over the subsequent three year vesting period. As of March 31, 2009, there were 163,500 outstanding options. For the three months ended March 31, 2009 and the years ended December 31, 2008 and 2007, Patriot did not experience any material changes in its estimates of share-based compensation costs. No assurance can be given, however, regarding the future changes in estimates of share-based compensation costs.

The fair value of the underlying common stock for all option grants made after December 2005 was determined by the board of directors to be $8.02, which was based on the board’s evaluation of Patriot’s financial condition and results of operations. Patriot’s financial condition, as measured by its internal financial statements and by Guarantee Insurance’s statutory surplus levels and uncertainties related to its abilities to increase premium writings due to surplus constraints, did not change materially between December 30, 2005 and the dates of the subsequent option grants. Patriot did not secure an independent appraisal to verify that valuation because it concluded that an independent appraisal would not result in a more meaningful or accurate determination of fair value under the circumstances.
See Note 12 to Patriot’s Consolidated Financial Statements as of December 31, 2008 and for the year then ended for more information regarding its stock option plans, stock options and stock awards granted during 2007, 2006 and 2005. No options or stock awards were granted in 2008.
Impairment of Invested Assets
Impairment of an invested asset results in a reduction of the carrying value of the asset and the realization of a loss when the fair value of the asset declines below Patriot’s carrying value and the impairment is deemed to be other-than-temporary. Patriot regularly reviews its investment portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of its invested assets. Patriot considers various factors in determining if a decline in the fair value of a security is other-than-temporary, including the scope of the decline in value, the amount of time that the fair value of the asset has been below carrying value, the financial condition of the issuer and Patriot’s intent and ability to hold the asset for a period sufficient for it to recover its value.
During 2008, Patriot recognized an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities. Additionally, during 2008, Patriot recognized an other-than-temporary-impairment charge of approximately $350,000 on Patriot’s approximately $400,000 investment in certain Lehman Brothers Holdings, Inc. bonds. On September 15, 2008, Lehman Brothers Holdings Inc. filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court. During 2007, Patriot did not recognize any other than temporary impairments. During 2006, Tarheel invested approximately $950,000 in Foundation Insurance Company, a limited purpose captive insurance subsidiary of Tarheel that reinsured workers’ compensation program business and was considered other-than-temporarily impaired, in order to permit Foundation to settle certain obligations relating to its business. Patriot wrote down this investment in 2006. No assurance can be given regarding future changes in estimates related to other-than-temporary impairment of Patriot’s investment securities.
Recent Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements but applies whenever other standards require or permit assets or liabilities to be measured by fair value. Patriot adopted SFAS No. 157 for its financial assets and financial liabilities effective January 1, 2008. The adoption of SFAS No. 157 did not have a material impact on Patriot’s consolidated financial statements.
In February 2008, the FASB approved the issuance of FASB Staff Position (“FSP”) FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-2 defers the effective date of SFAS No. 157 until January 1, 2009 for non-financial assets and non-financial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis. The implementation of this FSP did not have a material impact on Patriot’s results of operation or financial position.
In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset when the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP is effective from October 10, 2008, including prior periods for which financial statements have not been issued. The implementation of this FSP did not have a material impact on Patriot’s results of operation or financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates. For items for which the fair value option has been elected, unrealized gains and losses are to be reported in earnings at each subsequent reporting date. The fair value option is irrevocable unless a new election date occurs, may be applied instrument by instrument, with a few exceptions, and applies only to entire instruments and not to portions of instruments. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting. The adoption of SFAS No. 159 effective January 1, 2008 did not have a material impact on Patriot’s consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R is effective for acquisitions during the fiscal years beginning after December 15, 2008 and early adoption is prohibited. This statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Patriot management is reviewing this guidance; however, the effect of the statement’s implementation will depend upon the extent and magnitude of acquisitions, if any, after March 31, 2009.
In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and early adoption is prohibited. This statement establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The effect of the statement’s implementation was not material to Patriot’s results of operations or financial position.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This statement changes the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about how and why an entity uses derivative instruments, how an entity accounts for the derivatives and hedged items, and how derivatives and hedged items affect an entity’s financial position, performance and cash flows. The effect of the statement’s implementation was not material to Patriot’s disclosures.
In March 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts — an interpretation of FASB Statement No. 60. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. Earlier application is not permitted except for disclosures about the risk-management activities of the insurance enterprise, which is effective for the first interim period beginning after the issuance of SFAS No. 163. This statement requires an insurance enterprise to recognize a claim liability prior to an insured event when there is evidence that credit deterioration has occurred in an insured financial obligation. This statement also clarifies how FASB Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Finally, this statement requires expanded disclosures about financial guarantee contracts focusing on the insurance enterprise’s risk-management activities in evaluating credit deterioration in its insured financial obligations. The effect of the statement’s implementation was not material to Patriot’s results of operations or financial position. As of March 31, 2009, Patriot had no financial guarantee contracts that required expanded disclosures under this statement.
Results of Operations
Patriot’s results of operations are discussed below in two parts. The first part discusses Patriot’s consolidated results of operations. The second part discusses its results of operations by segment.

Consolidated Results of Operations
Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008
Overview of Operating Results. Patriot’s net income for the three months ended March 31, 2009 was $1.6 million compared to $924,000 for the comparable period in 2008. Patriot’s income before income taxes for the three months ended March 31, 2009 was $2.4 million compared to $1.4 million for the comparable period in 2008. The $1.0 million increase in income before income taxes was the result of a 36% increase in net premiums earned and the recognition of $620,000 of net realized gains on investments, partially offset by a 5.8 percentage point increase in Patriot’s combined ratio from insurance operations.
Gross Premiums Written. Patriot’s gross premiums written were $39.2 million for the three months ended March 31, 2009 compared to $50.6 million for the comparable period in 2008, a decrease of $11.4 million or 23%. Gross premiums written by line of business were as follows:

	Three Months Ended
	March 31,
	2009	2008
	In thousands
Direct business:
Alternative market	$19,494	$29,864
Traditional business	19,533	20,588

Total direct business	39,027	50,452
Assumed business (1)	162	144

Total	$39,189	$50,596

(1)	Represents premiums assumed as a result of Patriot’s participation in the NCCI National Workers’ Compensation Insurance Pool.
Gross premiums written on alternative market business for the three months ended March 31, 2009 were $19.5 million compared to $29.9 million for 2007, a decrease of $10.4 million or 35%. The decrease in alternative market gross premiums written was primarily attributable to the third quarter 2008 termination by Patriot of its largest alternative market policyholder and segregated portfolio cell captive, which had a January 1 effective date. This account represented approximately $13.1 million of direct premiums written for the three months ended March 31, 2008. The decrease was also attributable to reduced payrolls on certain renewing alternative market segregated portfolio cell captive, large deductible and retrospectively rated business, partially offset by an increase in agency captive business and fully insured business with certain professional employer organizations and professional temporary staffing organizations on which Patriot retains the risk.
Gross premiums written on traditional business were $19.5 million for the three months ended March 31, 2009 compared to $20.6 million for the comparable period in 2008, a decrease of $1.1 million or 5%. The decrease in traditional business gross premiums written was attributable to a declining payrolls on inforce business and increases in cancellation and non-renewal experience, together with a decrease in average premium per policy, to approximately $11,100 for the three months ended March 31, 2009 from approximately $13,600 for the three months ended March 31, 2008, associated with declining payrolls on traditional business. These factors were partially offset by an increase in new and renewal policy counts.

Net Premiums Written. Patriot’s net premiums written were $21.1 million for the three months ended March 31, 2009 compared to $17.9 million for the comparable period of 2008, an increase of $3.2 million or 18%. The increase in net premiums written was attributable to a $14.6 million decrease in ceded premiums written, to $18.1 million for the three months ended March 31, 2009 from $32.7 million for the comparable period in 2008. The decrease in ceded premiums written was partially offset by the $11.4 million decrease in gross premiums written discussed above. Ceded written premiums on alternative market business decreased by $13.1 million, primarily attributable to the third quarter 2008 termination by Patriot of its largest alternative market segregated portfolio cell captive account, which had a January 1 effective date and was subject to a 90% cession to the segregated portfolio cell captive. The decrease in ceded premiums written on alternative market business was also partially attributable to an increase in fully insured policies issued to certain professional employer organizations and professional temporary staffing organizations on which Patriot retains the risk. Ceded written premiums on traditional business decreased by $1.5 million, attributable to a reduction in Patriot’s traditional quota share reinsurance from 50% to 25% effective January 1, 2009, partially offset by a quota share reinsurance agreement Patriot entered into effective January 1, 2009 covering 68% of traditional business written in Florida, Georgia and New Jersey.
Net Premiums Earned. Patriot’s net premiums earned were $11.8 million for the three months ended March 31, 2009 compared to $8.7 million for the comparable period in 2008, an increase of $3.1 million or 35%. The increase was generally commensurate with the increase in net premiums written, adjusted for the decrease in net premiums written attributable to the termination of Patriot’s largest alternative market segregated portfolio cell captive account which had a January 1 renewal date.
Insurance Services Income. Patriot’s consolidated insurance services income was $1.7 million for the three months ended March 31, 2009 compared to $1.6 million for the comparable period in 2008, an increase of $101,000 or 6%. The increase was attributable to an increase in Patriot’s unconsolidated insurance services income to $3.6 million for the three months ended March 31, 2009 from $2.9 million for the comparable period in 2008, an increase of $712,000 or 24%. Unconsolidated insurance services income from core nurse case management and cost containment services increased to $3.5 million for the three months ended March 31, 2009 from $2.3 million for the comparable period in 2008, an increase of $1.2 million or 52%, due to the increase in Guarantee Insurance exposures serviced by PRS. This increase in unconsolidated insurance services income from core nurse case management and cost containment services was partially offset by a $293,000 decrease in unconsolidated fees for general agency services provided to Guarantee Insurance during the three months ended March 31, 2008. These services were terminated in 2008. The increase in unconsolidated insurance services income from core nurse case management and cost containment services was also partially offset by a $210,000 decrease in unconsolidated fees for reinsurance brokerage services. The majority of these services were also terminated in 2008.
The increase in Patriot’s unconsolidated insurance services income was partially offset by an increase in the portion of insurance services income eliminated upon consolidation. Insurance services income earned by PRS from Guarantee Insurance that is attributable to the portion of the insurance risk that Guarantee Insurance retains is eliminated upon consolidation. Therefore, Patriot’s consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and its quota share reinsurers. Due to the increase in the portion of insurance risk that Guarantee Insurance retained for the three months ended March 31, 2009 compared to the same period in 2008 (principally in connection with the termination of Patriot’s largest alternative market segregated portfolio cell captive account), insurance services income eliminated upon consolidation increased to $1.9 million, or 53% of unconsolidated insurance services income, for the three months ended March 31, 2009 compared to $1.3 million, or 45% of unconsolidated insurance services income, for the comparable period in 2008.
Net Investment Income. Patriot’s net investment income was $472,000 for the three months ended March 31, 2009 compared to $413,000 for the comparable period in 2008. Gross investment income was $550,000 for the three months ended March 31, 2009 compared to $557,000 for the comparable period in 2008. Investment expenses were $78,000 for the three months ended March 31, 2009 compared to $144,000 for the comparable period in 2008, a decrease of $66,000 or 46%. Investment expenses are principally comprised of interest expense credited to funds-held balances on alternative market segregated portfolio captive arrangements. Interest is credited to funds-held balances based on 3-month U.S. Treasury Bill rates. The decrease in investment expenses was primarily attributable to a decrease in short term interest rates due to prevailing credit market conditions.

Net Realized Losses on Investments. Patriot’s net realized gains on investments were $620,000 for the three months ended March 31, 2009, principally associated with the sale of certain asset-backed and mortgage-backed securities, the proceeds of which were used to pay net reinsurance premiums of approximately $8.1 million related to the cession of 37.83% of gross unearned premium reserves as of December 31, 2008. Patriot did not recognize any net realized gains or losses on investments for the three months ended March 31, 2008.
Net Losses and Loss Adjustment Expenses. Patriot’s net losses and loss adjustment expenses were $6.6 million for the three months ended March 31, 2009 compared to $5.6 million for the comparable period in 2008, an increase of $1.0 million or 18%. The increase was attributable to a 35% increase in net premiums earned. Patriot’s calendar period net loss ratio was 56.1% for the three months ended March 31, 2009 compared to 64.3% for comparable period in 2008, a decrease of 8.2 percentage points. The decrease in the loss ratio was principally the result of favorable accident period loss experience for the three months ended March 31, 2009 and, to a lesser extent, more unfavorable development from prior accident periods during the three months ended March 31, 2008. For the three months ended March 31, 2009, the Company recorded unfavorable development of approximately $600,000 on its workers’ compensation business, primarily attributable to the 2007 accident year, and approximately $200,000 on its legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years. For the three months ended March 31, 2008, the Company recorded unfavorable development of approximately $700,000 on its workers’ compensation business and approximately $400,000 on its legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years.
Net Policy Acquisition and Underwriting Expenses. Patriot’s net policy acquisition and underwriting expenses were $3.3 million for the three months ended March 31, 2009 compared to $1.2 million for the comparable period in 2008, an increase of $2.1 million or 174%.

Net policy acquisition and underwriting expenses are comprised of gross policy acquisition and underwriting expenses, which include agent commissions, premium taxes and assessments and general operating expenses associated with insurance operations, net of ceding commissions on ceded quota share reinsurance premiums on traditional and alternative market segregated portfolio captive business, as follows:

	Three Months Ended
	March 31,
	2009	2008
	Dollar amounts
	in thousands
Direct and assumed business:
Gross policy acquisition and underwriting expenses	$6,665	$5,743
Gross premiums earned	24,718	22,054

Gross policy acquisition and underwriting expense ratio	27.0%	26.0%

Alternative market and traditional business ceded on a quota share basis:
Ceding commissions	3,415	4,557
Ceded premiums earned	11,738	12,419

Effective ceding commission rate	29.1%	36.7%

Excess of loss reinsurance ceded premiums earned	1,207	930

Net business:
Net policy acquisition and underwriting expenses	3,250	1,186
Net premiums earned	11,773	8,705

Net policy acquisition and underwriting expense ratio	27.6%	13.6%

Gross policy acquisition and underwriting expenses were $6.7 million for the three months ended March 31, 2009 compared to $5.7 million for the comparable period in 2008, an increase of $922,000 or 16%. The increase in gross policy acquisition and underwriting expenses was generally consistent with the growth in gross premiums earned. Patriot’s gross expense ratio was 27.0% for the three months ended March 31, 2009 compared to 26.0% for the comparable period in 2008. The increase in Patriot’s gross expense ratio was principally attributable to incremental expenses for professional fees and additional compensation and compensation-related costs associated with the hiring of additional members of senior management as it positions the company for growth and diversification as well as establishing infrastructure to support the requirements of being a publicly held company. This was partially offset by a lower blended effective commission rate associated with an increase in the proportion of traditional business gross premiums written, which generally have lower commission rates than alternative market business, and a reduction in the percentage of holding company expenses allocated to the insurance segment as discussed below.
Ceding commissions on alternative market and traditional business ceded on a quota share basis were $3.4 million for the three months ended March 31, 2009 compared to $4.6 million for comparable period in 2008, a decrease of $1.1 million or 25%. The decrease was attributable to the decrease in ceded premiums written as described above. Patriot’s blended effective ceding commission rate on alternative market and traditional business quota share reinsurance was 29.1% for the three months ended March 31, 2009 compared to 36.7% for the comparable period in 2008. The decrease in the blended effective ceding commission rate was attributable to the proportional decrease in ceded quota share reinsurance premiums on Patriot’s alternative market business, which have a higher effective ceding commission rate than ceded premiums on its traditional business. In addition, the decrease in the blended effective ceding commission rate was attributable to a lower ceding commission rate on a new traditional business quota share reinsurance treaty effective January 1, 2009, which comprised approximately 13% of ceded premiums earned for the three months ended March 31, 2009.
Patriot’s net policy acquisition and underwriting expense ratio was 27.6% for the three months ended March 31, 2009 compared to 13.6% for the comparable period in 2008. The ceding commission rates Patriot earns on its alternative market business and traditional business quota share reinsurance are higher than its gross policy acquisition and underwriting expense ratio. Accordingly, if Patriot cedes more business on a quota share basis its net policy acquisition and underwriting expense ratio decreases and if it cedes less business on a quota share basis its net policy acquisition and underwriting expense ratio increases. The increase in Patriot’s net expense ratio was principally the result of the fact that a smaller portion of its gross premiums were ceded on a quota share basis for the three months ended March 31, 2009.

Other Operating Expenses. Patriot’s other operating expenses, which are primarily comprised of holding company expenses and expenses attributable to Patriot’s insurance services operations, were $2.0 million for the three months ended March 31, 2009 compared to $2.2 million for the comparable period in 2008, a decrease of $221,000 or 10%. Other operating expenses included approximately $1.8 million and $2.0 million associated with insurance services operations for the three months ended March 31, 2009 and 2008, respectively, and $145,000 and 178,000 associated with holding company operations for the three months ended March 31, 2009 and 2008, respectively. The decrease in expenses associated with insurance services operations was primarily attributable to the elimination of infrastructure related to PRS’s reinsurance brokerage operations, which were terminated in the second quarter of 2008 and reduced legal expenses for the three months ended March 31, 2009.
The decrease in expenses associated with holding company operations was primarily attributable to a true-up of state income tax expenses for the three months ended March 31, 2009, resulting in state income tax benefit of approximately $400,000, partially offset by a reduction in the percentage of holding company expenses allocated to insurance and insurance services segments. Allocable holding company operating expenses, which include all expenses other than holding company stock compensation expense, loan guaranty fees and amortization of capitalized loan costs, are incurred for the benefit of the holding company and its operating segments and allocated to each segment based on the proportion of such costs devoted to each segment. For the three months ended March 31, 2009, approximately 60% of allocable holding company operating expenses were allocated to the insurance and insurance services segments. For the comparable period in 2008, approximately 90% of allocable holding company operating expenses were allocated to the insurance and insurance services segments.
Interest Expense. Patriot’s interest expense was $362,000 for the three months ended March 31, 2009 compared to $395,000 for the comparable period in 2008, a decrease of $33,000 or 8%. Patriot’s notes payable bear interest at a fixed percentage above the Federal Reserve prime rate. The decrease in interest expense was attributable to the fact that the Federal Reserve prime rate was 3.25% for the three months ended March 31, 2009, and ranged from 7.25% to 5.25% for the three months ended March 31, 2008. The effect of the decrease in the Federal Reserve prime rate was partially offset by an additional loan for approximately $5.4 million effective December 31, 2008 with an interest rate of prime plus 4.5%.
Income Tax Expense. Patriot’s federal income tax expense was $830,000 for the three months ended March 31, 2009 compared to $439,000 for the comparable period in 2008. For the three months ended March 31, 2009, Patriot’s income tax expense at the statutory rate, which was approximately $814,000, was reduced by approximately $58,000 for tax exempt investment income and increased by approximately $74,000 for other items, net. For the three months ended March 31, 2008, Patriot’s income tax expense at the statutory rate, which was approximately $463,000, was reduced by approximately $60,000 for tax exempt investment income and increased by approximately $36,000 for other items, net.
2008 Compared to 2007
Overview of Operating Results. Patriot’s net loss for 2008 was $124,000 compared to net income of approximately $2.4 million for 2007. Patriot’s loss before income taxes for 2008 was $767,000 compared to income before income taxes of $1.9 million for 2007. The $2.7 million decrease in income before income taxes was the result of the write-off of approximately $3.5 million of deferred equity offering costs in 2008 incurred in connection with Patriot’s efforts to consummate an initial public offering and other-than-temporary impairment charges on its investment portfolio of approximately $1.2 million, together with a $1.7 million increase in holding company expenses in 2008, principally attributable to increased staffing and other internal costs in anticipation of an initial public offering and associated expanded business opportunities. These charges were partially offset by a 1.6 percentage point decrease in Patriot’s combined ratio from insurance operations, coupled with a 103% increase in net premiums earned, and the recognition of approximately $1.5 million of other income in 2008 associated with gains on the commutation of certain alternative market segregated portfolio cell captive reinsurance treaties.

Gross Premiums Written. Patriot’s gross premiums written were $117.6 million for 2008 compared to $85.8 million for 2007, an increase of $31.8 million or 37%. Gross premiums written by line of business were as follows:

	2008	2007
	In thousands
Direct business:
Alternative market	$47,374	$34,316
Traditional business	69,182	50,599

Total direct business	116,556	84,915
Assumed business(1)	1,007	895

Total	$117,563	$85,810

(1)	Represents premiums assumed as a result of Patriot’s participation in the NCCI National Workers’ Compensation Insurance Pool.
Gross premiums written on alternative market business for 2008 were $47.4 million for 2008 compared to $34.3 million for 2007, an increase of $13.1 million or 38%. The increase in alternative market gross premiums written was primarily attributable to business with certain professional employer organizations and professional temporary staffing organizations on which Patriot retains the risk. These plans may be converted to risk sharing arrangements in the future. The increase was also attributable to an increase in segregated portfolio cell captive reinsurance business and certain large deductible plans, the latter of which Patriot began offering in 2008.
Gross premiums written on traditional business were $69.2 million for 2008 compared to $50.6 million for 2007, an increase of $18.6 million or 37%. The increase in traditional business gross premiums written was attributable to an increase in policy counts. Traditional business policy counts increased by 75%, to 5,305 at December 31, 2008 from 3,034 at December 31, 2007. The increase in policy counts was principally attributable to Patriot’s geographic expansion beyond Florida and the Midwest, together with the expansion of the traditional business pay-as-you-go plan. The increase in policy counts was partially offset by an 11% decrease in average annual in-force premium per policy, from approximately $16,400 at December 31, 2007 to approximately $12,000 at December 31, 2008. The decrease in average annual in-force premium per policy was principally attributable to mandatory rate decreases in the state of Florida, an administered pricing state where Patriot wrote approximately 30% of its traditional business direct premiums written in 2008. The majority of the increase in gross premiums written on traditional business in 2008 came from New Jersey, where gross premiums written on traditional business were $9.7 million for 2008 compared to $2.4 million for 2007, an increase of $7.3 million or 307%.
Net Premiums Written. Patriot’s net premiums written were $45.8 million for 2008 compared to $31.0 million for 2007, an increase of $14.9 million or 48%. The $31.8 million period-over-period increase in gross premiums written was partially offset by a $16.9 million increase in ceded premiums written. The increase in ceded premiums written was primarily attributable to (i) an increase in gross premiums written on traditional business (which was subject to a 50% quota share reinsurance treaty excluding certain states), (ii) an increase in premiums written on alternative market business ceded to segregated portfolio cell captives (which was generally subject to 50% to 90% quota share reinsurance treaties) and (iii) a quota share reinsurance agreement Patriot entered into effective December 31, 2008 pursuant to which it ceded 37.83% of its gross unearned premium reserves, or approximately $12.9 million. These increases in ceded premiums written were partially offset by the commutation of certain alternative market segregated portfolio cell captive reinsurance agreements in 2008, which resulted in a reduction in ceded premiums written of approximately $8.2 million.
Net Premiums Earned. Patriot’s net premiums earned were $49.2 million for 2008 compared to $24.6 million for 2007, an increase of $24.6 million or 100%. The increase was attributable to the increase in net premiums written, exclusive of the effects of the quota share reinsurance agreement Patriot entered into effective December 31, 2008 for which no ceded premium was earned in 2008 because premiums are recognized as revenue on a pro rata basis over the terms of the policies written.
Insurance Services Income. Patriot’s consolidated insurance services income by PRS for 2008 was $5.7 million compared to $7.0 million for 2007, a decrease of $1.4 million or 19%. Consolidated insurance services income in 2008 and 2007 was generated principally from nurse case management, cost containment and captive management services provided for the benefit of the segregated portfolio captives and Patriot’s quota share reinsurers. In addition, consolidated insurance services income in 2007 was generated from general agency services on Guarantee Insurance business, pursuant to which Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive business and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions and ceased paying commissions to the producing agents on Guarantee Insurance business.

Insurance services income earned by PRS from Guarantee Insurance that is attributable to the portion of the insurance risk that Guarantee Insurance retains is eliminated upon consolidation. Therefore, Patriot’s consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and its quota share reinsurers.
The decrease in consolidated insurance services income was attributable to lower fees associated with general agency services, which decreased to $361,000 in 2008 from $2.3 million in 2007 due to termination of these services for Guarantee Insurance effective January 1, 2008 as discussed above. This decrease was partially offset by an increase in consolidated insurance services income associated with nurse case management and cost containment services, which increased to $5.1 million in 2008 from $4.6 million in 2007 due to an increase in the number of claims subject to nurse case management and bill review. Consolidated insurance services income attributable to services provided to parties other than segregated portfolio captives and Patriot’s quota share reinsurers increased to $241,000 in 2008 from $98,000 in 2007.
Net Investment Income. Patriot’s net investment income was $2.0 million for 2008 compared to $1.3 million for 2007. Gross investment income was $2.5 million in both 2008 and 2007. The average of Patriot’s beginning and ending investment portfolio, including cash and cash equivalents, increased to $62.6 million for 2008 compared to $57.1 million for 2007, an increase of $5.5 million, or 10%. The increase in Patriot’s net investment income attributable to the increase in invested assets was partially offset by the fact that the tax adjusted yield on its debt portfolio fell to 4.99% at December 31, 2008 from 5.19% at December 31, 2007 due to prevailing market conditions in the debt securities market. The increase in Patriot’s net investment income attributable to the increase in invested assets was also offset by a lower pre-tax yield on tax-exempt state and political subdivision debt securities, which it began to own in the second quarter of 2007. Investment expenses were $478,000 for 2008 compared to $1.2 million for 2007, a decrease of $714,000 or 60%. Investment expenses are principally comprised of interest expense credited to funds-held balances on alternative market segregated portfolio captive arrangements. Interest is credited to funds-held balances based on 3-month U.S. Treasury Bill rates. The decrease in investment expenses was primarily attributable to a decrease in short term interest rates due to prevailing credit market conditions as well as a decrease in funds-held balances.
Net Realized Losses on Investments. Patriot’s net realized losses on investments were approximately $1.0 million for 2008 compared to $5,000 for 2007. Net realized losses on investments in 2008 include an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities purchased in 2005 and approximately $350,000 on Patriot’s approximately $400,000 investment in certain Lehman Brothers Holdings, Inc. bonds. On September 15, 2008, Lehman Brothers Holdings Inc. filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court.
Other Income. Patriot’s other income was $1.5 million for 2008. Patriot did not recognize other income for 2007. Other income for 2008 represents the recapture of funds held balances and other collateral pursuant to the commutation of six segregated portfolio cell captives in 2008.
Loss From Write-Off of Deferred Equity Offering Costs. In 2008, Patriot recorded a loss from the write-off of deferred equity offering costs of approximately $3.5 million, principally representing legal and audit expenses incurred in 2007 and 2008 in connection with its efforts to consummate an initial public offering, which was delayed in the fourth quarter of 2008 due to capital market conditions.
Net Losses and Loss Adjustment Expenses. Patriot’s net losses and loss adjustment expenses were $28.7 million for 2008 compared to $15.2 million for 2007, an increase of $13.5 million or 89%. The increase was attributable to a 103% increase in net premiums earned. Patriot’s calendar year net loss ratio was 57.5% for 2008 compared to 61.7% for 2007, a decrease of 4.2 percentage points. The decrease in the loss ratio was principally the result of favorable loss experience for accident year 2008, which was 54.9% compared to 75.7% for accident year 2007.

The favorable 2008 accident year loss ratio was partially offset by adverse development in 2008 on prior accident year net losses and loss adjustment expenses of approximately $584,000 and $710,000 on workers’ compensation and legacy commercial general liability, asbestos and environmental exposures, respectively. In 2007, incurred losses and loss adjustment expenses attributable to prior accident years decreased by approximately $3.5 million. Of this $3.5 million, approximately $2.2 million relates to favorable development on workers’ compensation reserves attributable to the fact that 165 claims incurred in 2004 and 2005 were ultimately settled in 2007 for approximately $600,000 less than the specific case reserves that had been established for these exposures at December 31, 2006. In addition, as a result of this favorable case reserve development during 2007, Patriot reduced its loss development factors utilized in estimating claims incurred but not yet reported resulting in a reduction of estimated incurred but not reported reserves as of December 31, 2007. The $3.5 million of favorable development in 2007 also reflects approximately $1.3 million of favorable development on legacy asbestos and environmental exposures and commercial general liability exposures as a result of the further run-off of this business and additional information received from pool administrators on pooled business in which Patriot participates. See “Information About Patriot — Business — Legacy Claims.”
Net Policy Acquisition and Underwriting Expenses. Patriot’s net policy acquisition and underwriting expenses were $13.5 million for 2008 compared to $6.0 million for 2007, an increase of $7.5 million.
Net policy acquisition and underwriting expenses are comprised of gross policy acquisition and underwriting expenses, which include agent commissions, premium taxes and assessments and general operating expenses associated with insurance operations, net of ceding commissions on ceded quota share reinsurance premiums on traditional and alternative market segregated portfolio captive business, as follows:

	2008	2007
	Dollar amounts
	in thousands
Direct and assumed business:
Gross policy acquisition and underwriting expenses	$31,499	$22,644
Gross premiums earned	100,070	73,715

Gross policy acquisition and underwriting expense ratio	31.5%	30.7%

Alternative market and traditional business ceded on a quota share basis:
Ceding commissions	17,964	16,621
Ceded premiums earned	46,748	44,589

Effective ceding commission rate	38.4%	37.3%

Excess of loss reinsurance ceded premiums earned	3,402	4,513

Net business:
Net policy acquisition and underwriting expenses	13,535	6,023
Net premiums earned	49,920	24,613

Net policy acquisition and underwriting expense ratio	27.1%	24.5%

Gross policy acquisition and underwriting expenses were $31.5 million for 2008 compared with $22.6 million for 2007, an increase of $8.9 million or 39%. The increase in gross policy acquisition and underwriting expenses was generally consistent with the growth in gross premiums earned. Patriot’s gross expense ratio was 31.5% for 2008 compared to 30.7% for 2007. The increase in Patriot’s gross expense ratio was principally attributable to incremental expenses for professional fees and additional compensation and compensation-related costs associated with the hiring of additional members of senior management as it positions the company for growth and diversification as well as establishing infrastructure to support the requirements of being a publicly held company. These additional expenses were partially offset by (i) economies of scale as certain of Patriot’s gross policy acquisition and underwriting expenses did not increase in proportion to gross premiums earned, (ii) a decrease in the portion of holding company expenses allocated to insurance operations as discussed more fully under Other Operating Expenses, and (iii) lower commission expenses in connection with the fact that, effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive insurance business and paying commissions directly to the producing agents rather than paying a higher general agency commission to PRS Group, Inc.

Ceding commissions on alternative market and traditional business ceded on a quota share basis were $18.0 million for 2008 compared to $16.6 million for 2007, an increase of $1.3 million or 8%. Patriot’s blended effective ceding commission rate on alternative market and traditional business quota share reinsurance was 38.4% for 2008 compared to 37.3% for 2007. The increase was principally attributable to the proportional increase in ceded quota share reinsurance premiums on Patriot’s alternative market business, which have a higher effective ceding commission rate than ceded premiums on its traditional business.
Patriot’s net policy acquisition and underwriting expense ratio was 27.1% for 2008 compared to 24.5% for 2007. The ceding commission rates Patriot earns on its alternative market business and traditional business quota share reinsurance are higher than its gross policy acquisition and underwriting expense ratio. Accordingly, if Patriot cedes more business on a quota share basis its net policy acquisition and underwriting expense ratio decreases and if it cedes less business on a quota share basis its net policy acquisition and underwriting expense ratio increases. The increase in Patriot’s net expense ratio was principally the result of the fact that a smaller portion of its gross premiums were ceded on a quota share basis in 2008. To a lesser extent, the increase in Patriot’s net expense ratio was due to the increase in its gross expense ratio.
Other Operating Expenses. Patriot’s other operating expenses, which are primarily comprised of holding company expenses and expenses attributable to Patriot’s insurance services operations, were $10.9 million for 2008 compared to $8.5 million for 2007, an increase of $2.4 million or 28%. Other operating expenses included approximately $7.8 million and $7.1 million associated with insurance services operations for 2008 and 2007, respectively, and $3.1 million and $1.4 million associated with holding company operations for 2008 and 2007, respectively. The increase in expenses associated with insurance services operations was attributable to the increase in insurance services income associated with nurse case management and cost containment services. The increase was also attributable to a higher allocation of holding company expenses to Patriot’s insurance services operations.
The increase in expenses associated with holding company operations reflects a substantial reduction in the proportion of holding company expenses allocated to the insurance segment, partially offset by an increase in the proportion of holding company expenses allocated to the insurance services segment. Allocable holding company operating expenses, which include all expenses other than holding company stock compensation expense, loan guaranty fees and amortization of capitalized loan costs, are incurred for the benefit of the holding company and its operating segments and allocated to each segment based on the proportion of such costs devoted to each segment. For 2008, approximately 30% of allocable holding company operating expenses were allocated to the insurance segment, approximately 30% were allocated to the insurance services segment and approximately 40% were retained by the holding company based on Patriot’s estimate of costs devoted to the insurance segment, insurance services segment and holding company matters. These allocations principally reflect the time and effort devoted to Patriot’s planned initial public offering during 2008. For 2007, approximately 80% of allocable holding company operating expenses were allocated to the insurance segment, approximately 8% were allocated to the insurance services segment and approximately 12% were retained by the holding company, as management determined that a higher proportion of holding company costs were devoted to insurance operations.
Interest Expense. Patriot’s interest expense was $1.4 million for 2008 compared to $1.3 million for 2007, an increase of $147,000 or 11%. The increase was attributable to the fact that Patriot borrowed an additional $5.7 million in September 2007 and another $1.5 million from Mr. Mariano, its Chairman and Chief Executive Officer and the beneficial owner of a majority of its outstanding shares, in June 2008. Interest expense associated with these additional borrowings was substantially offset by a decrease in the effective interest rate on the debt, which is based on the Federal Reserve prime rate.
Income Tax Expense. Patriot recognized an income tax benefit of approximately $643,000 for 2008 compared to $432,000 for 2007. For 2008, Patriot’s income tax benefit at the statutory rate, which was approximately $261,000, was increased by approximately $238,000 related to tax exempt investment income and a $290,000 reduction in the reserve for uncertain tax positions, partially offset by the tax effect of other permanent tax differences of approximately $146,000.

For 2007, Patriot’s income tax expense at the statutory rate, which was approximately $662,000, was reduced by approximately $1.9 million attributable to a change in the valuation allowance related to the deferred tax asset arising from Tarheel net operating loss carryforwards. For the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005, management did not consider it more likely than not that Tarheel would generate future taxable income against which Tarheel net operating loss carryforwards could be utilized and, accordingly, maintained a 100% valuation allowance on the deferred tax asset attributable to Tarheel net operating loss carryforwards. On April 1, 2007, Mr. Mariano, Patriot’s Chairman, President and Chief Executive Officer and the beneficial owner of a majority of its outstanding shares, contributed all the outstanding capital stock of Tarheel to Patriot Risk Management, Inc. with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management, Inc. In conjunction with the business contribution, management deemed the prospects for Tarheel business to generate future taxable income and utilize Tarheel net operating loss carryforwards, subject to annual limitations, to be more likely than not and, accordingly, eliminated the valuation allowance on the deferred tax asset associated with Tarheel net operating losses.
Additionally, Patriot’s income tax expense at the statutory rate for 2007 was reduced by approximately $85,000 related to tax exempt investment income and increased by approximately $711,000 in connection with the increase in the reserve for uncertain tax positions and approximately $192,000 of other net permanent tax differences.
2007 Compared to 2006
Overview of Operating Results. Patriot’s net income for 2007 was $2.4 million compared to $1.6 million for 2006. The $769,000 increase in net income is comprised of a $1.1 million decrease in pre-tax net income and a $1.9 million decrease in income tax expense. The $1.1 million decrease in pre-tax net income is comprised principally of a $7.4 million decrease in pre-tax net income related to the 2006 gain on early extinguishment of debt and associated other income, which represents the forgiveness of accrued interest on the extinguished debt, partially offset by an increase in pre-tax net income related to (i) a 16.7 percentage point decrease in Patriot’s combined ratio from insurance operations, (ii) a $437,000 increase in pre-tax net income from insurance services operations and (iii) a decrease in net realized losses of $1.3 million.
The $1.9 million decrease in income tax expense is principally attributable to the fact that Patriot maintained a valuation allowance equal to 100% of the deferred tax assets associated with net operating loss carryforwards attributable to Tarheel operations until April 2007, at which time it reversed the valuation allowance, as discussed more fully below.
Gross Premiums Written. Patriot’s gross premiums written for 2007 were $85.8 million compared to $62.4 million for 2006, an increase of $23.4 million or 38%. Gross premiums written by line of business were as follows:

	2007	2006
	In thousands
Direct business:
Alternative market	$34,316	$33,921
Traditional business	50,599	26,636

Total direct business	84,915	60,557
Assumed business(1)	895	1,815

Total	$85,810	$62,372

(1)	Represents premiums assumed as a result of Patriot’s participation in the NCCI National Workers’ Compensation Insurance Pool.
Gross premiums written on alternative market business for 2007 were $34.3 million compared to $33.9 million for 2006, an increase of $395,000 or 1%.

The increase was attributable to traditional business, for which gross premiums written for 2007 were $50.6 million compared to $26.6 million for 2006, an increase of $24.0 million or 90%. The increase in traditional business gross premiums written was attributable to an increase in policy counts. Traditional business policy counts increased by 127%, from 1,340 at December 31, 2006 to 3,034 at December 31, 2007. The increase in policy counts was principally attributable to the expansion of the traditional business pay-as-you-go plan. The increase in policy counts was partially offset by an 11% decrease in average annual in-force premium per policy, from approximately $18,500 at December 31, 2006 to approximately $16,400 at December 31, 2007. The decrease in average annual in-force premium per policy was principally attributable to mandatory rate decreases in the state of Florida, an administered pricing state where Patriot wrote approximately 41% of its traditional business direct premiums written in 2007. The majority of the increase in gross premiums written on traditional business came from Florida, where gross premiums written on traditional business were $20.8 million for 2007 compared to $7.1 million for 2006, an increase of $13.7 million or 193%.
Net Premiums Written. Patriot’s net premiums written for 2007 were $31.0 million compared to $19.4 million for 2006, an increase of $11.6 million or 60%. The $23.4 million period-over-period increase in gross premiums written was partially offset by a $11.9 million increase in ceded premiums written. The increase in ceded premiums written was primarily attributable to the increase in gross premiums written on traditional business, which was subject to a 50% quota share reinsurance treaty (excluding certain states) for the full year 2007, but only the second half of 2006.
Net Premiums Earned. Patriot’s net premiums earned for 2007 were $24.6 million compared to $21.1 million for 2006, an increase of $3.6 million or 17%. The increase was attributable to the increase in net premiums written, recognized as revenue on a pro rata basis over the terms of the policies written.
Insurance Services Income. Patriot’s consolidated insurance services income by PRS for 2007 was $7.0 million compared to $7.2 million for 2006, a decrease of $148,000 or 2%. Consolidated insurance services income in 2007 and 2006 was generated principally from nurse case management and cost containment services provided for the benefit of the segregated portfolio captives and Patriot’s quota share reinsurers. In addition, as consideration for providing general agency services on Guarantee Insurance business, Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents.
The decrease in consolidated insurance services income was attributable to fees associated with general agency services, which decreased to $2.3 million in 2007 from $3.0 million in 2006 due to lower earned premium associated with Guarantee Insurance business subject to general agency services. This decrease was partially offset by an increase in consolidated insurance services income associated with nurse case management and cost containment services, which increased to $4.6 million in 2007 from $3.6 million in 2006 due to an increase in the number of claims subject to nurse case management and bill review and a larger portion of the insurance risk assumed by Patriot’s quota share reinsurers. Consolidated insurance services income attributable to services provided to parties other than segregated portfolio captives and Patriot’s quota share reinsurers decreased to $107,000 in 2007 from $373,000 in 2006, primarily as a result of the termination or sale of service relationships that Tarheel had with other third parties.
Net Investment Income. Patriot’s net investment income for 2007 and 2006 was $1.3 million. Gross investment income for 2007 was $2.5 million compared to $2.1 million for 2006, an increase of $465,000 or 23%. The increase is a reflection of a higher weighted average invested asset base, the result of growth in net premiums written and the corresponding lag between the collection of premiums and the payment of claims. The increase in gross investment income attributable to a higher invested asset base was somewhat offset by the fact that a portion of Patriot’s fixed maturity securities at December 31, 2007 were tax-exempt state and political subdivision debt securities, which generate lower pre-tax yields. Patriot had no tax-exempt state and political subdivision debt securities at December 31, 2006. Investment expenses for 2007 were $1.2 million compared to $732,000 for 2006, an increase of $461,000 or 63%. Investment expenses are principally comprised of interest expense credited to funds-held balances related to alternative market segregated portfolio captive arrangements. The increase in investment expenses was attributable to an increase in funds-held balances from December 31, 2006 to December 31, 2007.
Net Realized Losses on Investments. Patriot’s net realized losses on investments for 2007 were $5,000 compared to $1.3 million for 2006. In 2007, Patriot did not recognize any other-than-temporary impairments. In 2006, Patriot recognized realized losses of approximately $1.7 million in connection with Tarheel’s investment in Foundation, which was deemed to be other-than-temporarily impaired. This was partially offset by realized gains on the sales of equity securities.

Other Income. Patriot did not recognize any other income for 2007. For 2006, Patriot recognized $796,000 of other income in connection with the forgiveness of accrued interest associated with the early extinguishment of debt.
Net Losses and Loss Adjustment Expenses. Patriot’s net losses and loss adjustment expenses were $15.2 million for 2007 compared to $17.8 million for 2006, a decrease of $2.7 million or 15%, despite an increase in net premiums earned. The decrease was attributable to a lower calendar year net loss ratio which was 61.7% for 2007 compared to 84.7% for 2006, a decrease of 23.0 percentage points. The decrease in the loss ratio was principally the result of favorable development in 2007 on both workers’ compensation and legacy reserves associated with prior accident years, combined with unfavorable development in 2006 on both workers’ compensation and legacy reserves associated with prior accident years. Patriot’s net loss ratio was 75.7% for accident year 2007 compared to 72.8% for accident year 2006, an increase of 2.9 percentage points.
As a result of favorable development on prior accident year reserves, incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. Of this $3.5 million, approximately $2.2 million relates to favorable development on workers’ compensation reserves attributable to the fact that 165 claims incurred in 2004 and 2005 were ultimately settled in 2007 for approximately $600,000 less than the specific case reserves that had been established for these exposures at December 31, 2006. In addition, as a result of this favorable case reserve development during 2007, Patriot reduced its loss development factors utilized in estimating claims incurred but not yet reported resulting in a reduction of estimated incurred but not reported reserves as of December 31, 2007. The $3.5 million of favorable development in 2007 also reflects approximately $1.3 million of favorable development on legacy asbestos and environmental exposures and commercial general liability exposures as a result of the further run-off of this business and additional information received from pool administrators on pooled business that Patriot participates in. See “Information About Patriot — Business — Legacy Claims.”
As a result of adverse development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $2.5 million for the year ended December 31, 2006. Of the $2.5 million, approximately $2.0 million relates to workers’ compensation claims and approximately $500,000 to legacy asbestos and environmental exposures and commercial general liability exposures. The adverse development on workers’ compensation claims primarily resulted from approximately $1.5 million of unallocated loss adjustment expenses paid in 2006 related to the 2004 and 2005 accident years in excess of amounts reserved for these expenses as of December 31, 2005. In addition, based upon additional information that became available on known claims during 2006, Patriot strengthened its reserves by approximately $500,000 for the 2004 and 2005 accident years. The reserves for legacy claims were increased due to information received from pool administrators as well as additional consideration of specific outstanding claims.
Net Policy Acquisition and Underwriting Expenses. Patriot’s net policy acquisition and underwriting expenses were $6.0 million for 2007 compared to $3.8 million for 2006, an increase of $2.2 million or 57%.
Net policy acquisition and underwriting expenses are comprised of gross policy acquisition and underwriting expenses, which include agent commissions, premium taxes and assessments and general operating expenses associated with insurance operations, net of ceding commissions on ceded quota share reinsurance premiums on traditional and alternative market segregated portfolio captive business, as follows:

	2007	2006
	Dollar amounts
	in thousands
Direct and assumed business:
Gross policy acquisition and underwriting expenses	$22,644	$18,622
Gross premiums earned	73,715	60,672

Gross policy acquisition and underwriting expense ratio	30.7%	30.7%

Alternative market and traditional business ceded on a quota share basis:
Ceding commissions	16,621	14,788
Ceded premiums earned	44,589	37,391

Effective ceding commission rate	37.3%	39.5%

Excess of loss reinsurance ceded premiums earned	4,513	2,228

Net business:
Net policy acquisition and underwriting expenses	6,023	3,834
Net premiums earned	24,613	21,053

Net policy acquisition and underwriting expense ratio	24.5%	18.2%

Gross policy acquisition and underwriting expenses were $22.6 million for 2007 compared with $18.6 million for 2006, an increase of $4.0 million or 22%. The increase in gross policy acquisition and underwriting expenses was generally consistent with the growth in gross premiums earned. Patriot’s gross expense ratio was 30.7% for both 2007 and 2006.
Ceding commissions on alternative market and traditional business ceded on a quota share basis were $16.6 million for 2007 compared to $14.8 million for 2006, an increase of $1.8 million or 12%. Patriot’s blended effective ceding commission rate on alternative market and traditional business quota share reinsurance was 37.3% for 2007 compared to 39.5% for 2006. The decrease was principally attributable to the proportional increase in ceded quota share reinsurance premiums on its traditional business, which have a lower effective ceding commission rate than ceded premiums on its alternative market business.
Our net policy acquisition and underwriting expense ratio was 24.5% for 2007 compared to 18.2% for 2006. The ceding commission rates Patriots earn on its alternative market business and traditional business quota share reinsurance are higher than its gross policy acquisition and underwriting expense ratio. Accordingly, if Patriot cedes more business on a quota share basis its net policy acquisition and underwriting expense ratio decreases and if it cedes less business on a quota share basis its net policy acquisition and underwriting expense ratio increases. In addition, on its alternative market business quota share reinsurance, Patriot recoups a portion its excess of loss reinsurance costs from the segregated portfolio captives. Accordingly, Patriot’s excess of loss reinsurance costs are lower, in proportion to gross earned premium, on its alternative market business. The increase in Patriot’s net expense ratio was principally the result of an increase in excess of loss ceded earned premium associated with the increase in its traditional business and, to a lesser extent, the fact that a smaller portion of its gross premiums were ceded on a quota share basis in 2007 at a lower blended effective ceding commission rate.
Other Operating Expenses. Patriot’s other operating expenses, which are primarily comprised of holding company expenses and expenses attributable to its insurance services operations, were $8.5 million for 2007 compared to $9.7 million for 2006, a decrease of $1.2 million or 12%. For 2007, other operating expenses included approximately $7.1 million associated with insurance services operations and $1.4 million associated with holding company operations. For 2006, other operating expenses included approximately $6.4 million associated with insurance services operations and $3.3 million associated with holding company operations. The decrease in other operating expenses was primarily attributable to a higher allocation of holding company expenses to insurance operations in 2007 compared to 2006, resulting in an increase in net policy acquisition and underwriting expenses and a corresponding decrease in other operating expenses.
Interest Expense. Patriot’s interest expense for 2007 was $1.3 million compared to $1.1 million for 2006, an increase of $181,000 or 16%. The increase was attributable to the fact that Patriot borrowed an additional $5.7 million in September 2007 at an interest rate equal to the Federal Reserve prime rate plus 4.5%.
Income Tax Expense. Patriot recognized an income tax benefit of $432,000 for 2007 compared to an income tax expense of $1.5 million for 2006. The decrease in income tax expense was principally the result of changes in the valuation allowance related to the deferred tax asset arising from Tarheel net operating loss carryforwards. For the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005, management did not consider it more likely than not that Tarheel would generate future taxable income against which Tarheel net operating loss carryforwards could be utilized and, accordingly, maintained a 100% valuation allowance on the deferred tax asset attributable to Tarheel net operating loss carryforwards. On April 1, 2007, Mr. Mariano, Patriot’s Chairman, President and Chief Executive Officer and the beneficial owner of a majority of its outstanding shares, contributed all the outstanding capital stock of Tarheel to Patriot Risk Management, Inc. with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management, Inc. In conjunction with the business contribution, management deemed the prospects for Tarheel business to generate future taxable income and utilize Tarheel net operating loss carryforwards, subject to annual limitations, to be more likely than not and, accordingly, eliminated the valuation allowance on the deferred tax asset associated with Tarheel net operating losses.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and financial reporting for uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition, measurement and presentation of uncertain tax positions taken or expected to be taken in an income tax return. Patriot adopted the provisions of FIN 48 effective January 1, 2007. Reserves for uncertain tax positions associated with FIN 48 were approximately $421,000 and $711,000 at December 31, 2008 and 2007, respectively. Patriot had no accrued interest or penalties related to uncertain tax positions as of December 31, 2008 or 2007.
Excluding changes in the valuation allowance and excluding the effect of changes in reserve for uncertain tax positions in accordance with FIN 48, Patriot’s effective tax rate was approximately 39% for 2007 compared to 33% for 2006. The increase in effective tax rate, exclusive of changes in the valuation allowance and reserve for uncertain tax positions, was primarily attributable to Tarheel pre-tax net losses in the first quarter of 2007 for which no tax benefit was recognized due to the then uncertainty of ultimate recoverability.
Segment Information
Patriot manages its operations through two business segments: insurance services and insurance. The insurance services segment provides nurse case management and cost containment services to Guarantee Insurance, the segregated portfolio captives and Patriot’s quota share reinsurers. In the insurance segment, Patriot provides workers’ compensation policies to businesses. These products include both alternative market products and traditional insurance. The products offered in Patriot’s insurance segment encompass a variety of options designed to fit the needs of its policyholders and employer groups.
Patriot considers many factors in determining reportable segments including economic characteristics, production sources, products or services offered and regulatory environment. Certain items are not allocated to segments, including gains on the early extinguishment of debt, holding company expenses and interest expense. The accounting policies of the segments are the same as those described in the summary of significant accounting policies contained in the notes to its consolidated financial statements. Patriot manages its segments on the basis of both pre-tax and after-tax net income and, accordingly, its business segment results are shown for all periods to include pre-tax net income (losses), income tax expenses (benefits) and net income (losses). Business segment results are as follows:

	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005

Insurance Services Segment
Revenues — insurance services income	$3,651	$2,939	$12,308	$11,325	$10,208	$6,552

Pre-tax net income	$1,819	$919	$4,452	$4,201	$3,764	$2,358
Income tax expense (benefit)	620	313	1,513	(481)	1,744	938

Net income	$1,199	$606	$2,939	$4,682	$2,020	$1,420

Insurance Segment
Revenues:
Premiums earned	$11,773	$8,705	$49,220	$24,613	$21,053	$21,336
Investment income, net	472	413	2,028	1,326	1,321	1,077
Net realized gains (losses) on investments	620	—	(1,037)	(5)	393	(1,348)

Total revenues	$12,865	$9,118	$50,211	$25,934	$22,767	$21,065

Pre-tax net income (loss)	$1,083	$1,017	$2,773	$431	$(1,939)	$3,692
Income tax expense (benefit)	390	320	495	240	(689)	1,198

Net income	$693	$697	$2,278	$191	$(1,250)	$2,494

Insurance Services Segment Results of Operations
Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008
Insurance Services Income. Patriot’s unconsolidated insurance services income was $3.7 million for the three months ended March 31, 2009 compared to $2.9 million for the comparable period in 2008, an increase of $712,000 or 24%. Unconsolidated insurance services income from core nurse case management and cost containment services increased to $3.5 million for the three months ended March 31, 2009 from $2.3 million for the comparable period in 2008, an increase of $1.2 million or 52%, due to the increase in Guarantee Insurance exposures serviced by PRS. This increase in unconsolidated insurance services income from core nurse case management and cost containment services was partially offset by a $293,000 decrease in unconsolidated fees for general agency services provided to Guarantee Insurance during the three months ended March 31, 2008. These services were terminated in 2008. The increase in unconsolidated insurance services income from core nurse case management and cost containment services was also partially offset by a $210,000 decrease in unconsolidated fees for reinsurance brokerage services. The majority of these services were also terminated in 2008.
Pre-Tax Net Income. Patriot’s pre-tax net income for the insurance services segment was $1.8 million for the three months ended March 31, 2009 compared to $919,000 for the comparable period in 2008, an increase of $900,000 or 98%. The increase in pre-tax net income was attributable to the increase in unconsolidated insurance services income, together with a decrease in operating expenses to $1.8 million for the three months ended March 31, 2009 from $2.0 million for the comparable period in 2008. The decrease in expenses associated with insurance services operations was primarily attributable to the elimination of infrastructure related to PRS’s reinsurance brokerage operations, which were terminated in the second quarter of 2008 and reduced legal expenses for the three months ended March 31, 2009.
Income Tax Expense. Patriot’s income tax expense for the insurance services segment was $620,000 for the three months ended March 31, 2009 compared to $313,000 for the comparable period in 2008. The effective tax rate for the insurance services segment was approximately 34% for the three months ended March 31, 2009 and 2008.
Net Income. Patriot’s net income for the insurance services segment was $1.2 million for the three months ended March 31, 2009 compared to $606,000 for the comparable period in 2008. The increase in net income was attributable to the increase in pre-tax net income as discussed above, partially offset by the increase in income tax expense.
2008 Compared to 2007
Insurance Services Income. Patriot’s unconsolidated insurance services income was $12.3 million for 2008 compared to $11.3 million for 2007, an increase of $1.0 million or 9%. Unconsolidated insurance services income for both years was comprised of nurse case management and cost containment services provided to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and Patriot’s quota share reinsurers. Unconsolidated insurance services income from nurse case management and cost containment services increased to $11.0 million in 2008 compared to $7.2 million in 2007 due to an increase in the number of claims subject to nurse case management and medical bill review.
Unconsolidated insurance services income in 2007 was also generated from general agency services on Guarantee Insurance business, pursuant to which Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive business and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions and ceased paying commissions to the producing agents on Guarantee Insurance business. Unconsolidated insurance services income from general agency services was $361,000 for 2008, which was attributable to premiums earned in 2008 but written prior to January 1, 2008, compared to $3.1 million for 2007.

Unconsolidated insurance services income from reinsurance brokerage services was $685,000 for 2008 compared to $967,000 for 2007, a decrease of $282,000 or 29%. The decrease in unconsolidated insurance services income from reinsurance brokerage services was attributable to the fact that Patriot appointed a third party reinsurance broker of record in 2008, from whom Patriot were paid a portion of the reinsurance commissions pursuant to a commission sharing agreement. Unconsolidated insurance services income attributable to services provided to parties other than segregated portfolio captives and Patriot’s quota share reinsurers increased to $241,000 in 2008 from $98,000 in 2007.
Pre-Tax Net Income. Patriot’s pre-tax net income for the insurance services segment was $4.5 million for 2008 compared to $4.2 million for 2007, an increase of $251,000 or 6%. The increase in pre-tax net income was generally commensurate with the increase in unconsolidated insurance services income. Expenses associated with the insurance services segment, which include general expenses for nurse case managers, bill review administrators and all associated activities and infrastructure, network access fees and commissions, increased at a lower rate than the increase in insurance services income due to improved economies of scale. This was offset by an increase in expenses allocated from the holding company to the insurance services segment, which are allocated based on the proportion of such costs devoted to the segment. For 2008 and 2007, approximately 30% and 8% of holding company expenses were allocated to the insurance services segment, respectively.
Income Tax Expense. Patriot’s income tax expense for the insurance services segment was $1.5 million for 2008 compared to an income tax benefit of $481,000 for 2007. In 2007, Patriot recorded a $1.9 million decrease in the valuation allowance related to the deferred tax asset arising from net operating loss carryforwards on the insurance services operations of Tarheel. On April 1, 2007, Mr. Mariano, Patriot’s Chairman, President and Chief Executive Officer and the beneficial owner of a majority of its outstanding shares, contributed all the outstanding capital stock of Tarheel to Patriot with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot. In conjunction with the business contribution, management deemed the prospects for Tarheel business to generate future taxable income and utilize Tarheel net operating loss carryforwards, subject to annual limitations, to be more likely than not and, accordingly, eliminated the valuation allowance on the deferred tax asset associated with Tarheel net operating losses. The effective tax rate for the insurance services segment, excluding the decrease in the valuation allowance for 2007, was approximately 34% for 2008 and 32% for 2007.
Net Income. Patriot’s net income for the insurance services segment was $2.9 million for 2008 compared to $4.7 million for 2007. The decrease in net income was attributable to the decrease in the valuation allowance on the deferred tax asset associated with Tarheel net operating losses for 2007, partially offset by the increase in pre-tax net income as discussed above.
2007 Compared to 2006
Insurance Services Income. Patriot’s unconsolidated insurance services income for 2007 was $11.3 million compared to $10.2 million for 2006, an increase of $1.1 million or 11%. The increase in unconsolidated insurance services income was principally attributed to nurse case management and cost containment services, which increased to $7.2 million in 2007 from $4.8 million in 2006 due to an increase in the number of claims subject to nurse case management and cost containment. Additionally, unconsolidated insurance services income attributable to reinsurance brokerage fees from Guarantee Insurance increased to $967,000 for 2007 compared to $624,000 for 2006. These increases were partially offset by a $1.5 million decrease in commissions associated with general agency services, which decreased to $2.7 million in 2007 from $4.2 million in 2006 due to lower earned premium associated with segregated portfolio cell captives serviced by PRS. Additionally, services provided to parties other than segregated portfolio captives and Patriot’s quota share reinsurers decreased to $107,000 in 2007 from $373,000 in 2006.

Pre-Tax Net Income. Patriot’s pre-tax net income for 2007 for the insurance services segment was $4.2 million compared to $3.8 million for 2006, an increase of $437,000 or 12%. Expenses associated with the insurance services segment, which include general expenses for nurse case managers, bill review administrators and all associated activities and infrastructure, network access fees and commissions, increased at a lower rate than the increase in insurance services income due to improved economies of scale.
Income Tax Expense (Benefit). Patriot’s income tax benefit for the insurance services segment for 2007 was $481,000 compared to income tax expense of $1.7 million for 2006. In 2007, Patriot recorded a $1.9 million decrease in the valuation allowance related to the deferred tax asset arising from Tarheel net operating loss carryforwards as discussed above. Excluding changes in the valuation allowance, the effective tax rate for the insurance services segment was approximately 34% for both 2007 and 2006.
Net Income. Patriot’s net income for the insurance services segment for 2007 was $4.7 million compared to $2.0 million for 2006. The increase in net income was commensurate with the increase in pre-tax net income and the changes in the valuation allowance on the deferred tax asset associated with Tarheel net operating losses discussed above.
Insurance Segment Results of Operations
Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008
Net Premiums Earned. Patriot’s net premiums earned were $11.8 million for the three months ended March 31, 2009 compared to $8.7 million for the comparable period in 2008, an increase of $3.1 million or 35%. The increase was generally commensurate with the increase in net premiums written, adjusted for the decrease in net premiums written attributable to the termination of Patriot’s largest alternative market segregated portfolio cell captive account.
Net Investment Income. Patriot’s net investment income was $472,000 for the three months ended March 31, 2009 compared to $413,000 for the comparable period in 2008. Gross investment income was $550,000 for the three months ended March 31, 2009 compared to $557,000 for the comparable period in 2008. Investment expenses were $78,000 for the three months ended March 31, 2009 compared to $144,000 for the comparable period in 2008, a decrease of $66,000 or 46%. Investment expenses are principally comprised of interest expense credited to funds-held balances on alternative market segregated portfolio captive arrangements. Interest is credited to funds-held balances based on 3-month U.S. Treasury Bill rates. The decrease in investment expenses was primarily attributable to a decrease in short term interest rates due to prevailing credit market conditions.
Net Realized Losses on Investments. Patriot’s net realized gains on investments were $620,000 for the three months ended March 31, 2009, principally associated with the sale of certain asset-backed and mortgage-backed securities, the proceeds of which were used to pay net reinsurance premiums of approximately $8.1 million related to the cession of 37.83% of gross unearned premium reserves as of December 31, 2008. Patriot did not recognize any net realized gains or losses on investments for the three months ended March 31, 2008.
Pre-Tax Income. Patriot’s pre-tax net income for the insurance segment was $1.1 million for the three months ended March 31, 2009 compared to $1.0 million for the comparable period in 2008. The increase in pre-tax net income was primarily attributable to an increase in net earned premiums of $3.1 million, or 35%, increase in net earned premiums and the recognition of $620,000 of net realized gains on investments, partially offset by a 5.8 percentage point increase in Patriot’s combined ratio from insurance operations, as discussed above.
Income Tax Expense. Patriot’s income tax expense for the insurance segment was $390,000 for the three months ended March 31, 2009 compared to $320,000 for the comparable period in 2008. The effective tax rate for the insurance segment was approximately 36% and 31% for the three months ended March 31, 2009 and 2008, respectively.

Net Income. Patriot’s net income for the insurance segment was $693,000 for the three months ended March 31, 2009 compared to $697,000 for the comparable period in 2008. Net income was generally commensurate with pre-tax net income for both periods.
2008 Compared to 2007
Net Premiums Earned. Patriot’s net premiums earned were $49.2 million for 2008 compared to $24.6 million for 2007, an increase of $24.6 million or 100%. The increase was attributable to the increase in net premiums written, exclusive of the effects of the quota share reinsurance agreement Patriot entered into effective December 31, 2008 for which no ceded premium was earned in 2008, recognized as revenue on a pro rata basis over the terms of the policies written.
Net Investment Income. Patriot’s net investment income was $2.0 million for 2008 compared to $1.3 million for 2007. Gross investment income was $2.5 million for both 2008 and 2007. The average of Patriot’s beginning and ending investment portfolio, including cash and cash equivalents, increased to $62.6 million for 2008 compared to $57.1 million for 2007, an increase of $5.5 million, or 10%. The increase in Patriot’s invested asset base was partially offset by the fact that the tax adjusted yield on its debt portfolio fell to 4.99% at December 31, 2008 from 5.19% at December 31, 2007 due to prevailing market conditions in the debt securities market. The increase in Patriot’s invested asset base was also offset by lower pre-tax yield tax-exempt state and political subdivision debt securities, which it began to own in the second quarter of 2007. Investment expenses were $478,000 for 2008 compared to $1.2 million for 2007, a decrease of $714,000 or 60%. Investment expenses are principally comprised of interest expense credited to funds-held balances on alternative market segregated portfolio captive arrangements. Interest is credited to funds-held balances based on 3-month U.S. Treasury Bill rates. The decrease in investment expenses was primarily attributable to a decrease in short term interest rates due to prevailing credit market conditions.
Net Realized Losses on Investments. Patriot’s net realized losses on investments were approximately $1.0 million for 2008 compared to $5,000 for 2007. Net realized losses on investments in 2008 include an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities and approximately $350,000 on Patriot’s approximately $400,000 investment in certain Lehman Brothers Holdings, Inc. bonds. On September 15, 2008, Lehman Brothers Holdings Inc. filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court. $350,000 on Patriot’s approximately $400,000 investment in certain Lehman Brothers Holdings, Inc. bonds in 2008.
Pre-Tax Income. Patriot’s pre-tax net income for the insurance segment was approximately $2.8 million for 2008 compared to $431,000 for 2007. The increase in pre-tax net income was primarily attributable to an increase in underwriting income attributable to a $24.6 million, or 100%, increase in net earned premiums and, to a lesser extent, a decrease in the portion of holding company expenses allocated to the segment and an increase in net investment income. These factors were partially offset by other-than-temporary impairment charges of approximately $1.0 million and lower commission expenses in connection with the fact that, effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive insurance business and paying commissions directly to the producing agents rather than paying a higher general agency commission to PRS Group, Inc. Holding company expenses are allocated to the insurance segment based on the proportion of such costs devoted to the segment. For 2008 and 2007, approximately 30% and 80% of holding company expenses were allocated to the insurance services segment, respectively.
Income Tax Expense. Patriot’s income tax expense for the insurance segment was approximately $495,000 for 2008 compared to $951,000 for 2007. For 2008, the income tax expense for the insurance segment at the statutory rate, which was approximately $943,000, was reduced by approximately $238,000 related to tax exempt investment income and $290,000 related to the reduction in reserve for uncertain tax positions. For 2007, the income tax expense for the insurance segment at the statutory rate, which was approximately $146,000, was increased by approximately $711,000 in connection with the increase in reserve for uncertain tax positions, together with other net permanent tax differences.

Net Income. Patriot’s net income for the insurance segment was approximately $2.3 million for 2008 compared to a net loss of $520,000 for 2007. The increase in net income was attributable to the increase in pre-tax net income and changes in the reserve for uncertain tax positions as discussed above.
2007 Compared to 2006
Net Premiums Earned. Patriot’s net premiums earned were $24.6 million for 2007 compared to $21.1 million for 2006, an increase of $3.5 million or 17%. The increase was attributable to the increase in net premiums written, as discussed above, recognized as revenue on a pro rata basis over the terms of the policies written.
Net Investment Income. Patriot’s net investment income for 2007 and 2006 was $1.3 million. Gross investment income was $2.5 million for 2007 compared to $2.1 million for 2006, an increase of $465,000 or 23%. The increase is a reflection of a higher weighted average invested asset base, the result of growth in net premiums written and the lag between the collection of premiums and the payment of claims. The increase in gross investment income attributable to a higher invested asset base was somewhat offset by the fact that a portion of Patriot’s fixed maturity securities at December 31, 2007 were tax-exempt state and political subdivision debt securities, which generate lower pre-tax yields. Patriot had no tax-exempt state and political subdivision debt securities at December 31, 2006. Investment expenses were $1.2 million for 2007 compared to $732,000 for 2006, an increase of $461,000 or 63%. Investment expenses are principally comprised of interest expense credited to funds held balances related to Patriot’s alternative market segregated portfolio captive reinsurers. The increase in investment expenses was attributable to an increase in funds held balances from December 31, 2006 to December 31, 2007.
Net Realized Gains (Losses) on Investments. Patriot’s insurance segment had $5,000 of net realized losses on investments for 2007 compared to $393,000 of net realized gains on investments for 2006. Realized gains and losses on investments occur from time to time in connection with the sale of debt securities prior to their maturity and equity securities.
Pre-Tax Net Income (Loss). Patriot’s pre-tax net income for the insurance segment was $431,000 for 2007 compared to a pre-tax loss of $1.9 million for 2006. The increase in pre-tax net income primarily reflects a lower calendar year loss ratio in 2007 as discussed above.
Income Tax Expense (Benefit). Patriot’s income tax expense for the insurance segment was $951,000 for 2007 compared to an income tax benefit of $689,000 for 2006. For 2007, the income tax expense for the insurance segment at the statutory rate, which was approximately $146,000, was increased by approximately $711,000 in connection with the increase in reserve for uncertain tax positions, together with other net permanent tax differences. For 2006, the income tax benefit for the insurance segment was approximately 36% of the insurance segment’s pre-tax net loss.
Net Income (Loss). Patriot’s net loss for the insurance segment was $520,000 for 2007 compared to a net loss of $1.3 million for 2006. The reduction in the net loss was commensurate with the increase in pre-tax net income, partially offset by the increase in income tax expense.
Liquidity and Capital Resources
Sources and Uses of Funds
Patriot Risk Management, Inc. is organized as a holding company with two principal operating units —PRS and Guarantee Insurance Group. Patriot Risk Management, Inc.’s principal liquidity needs include debt service, payments of income taxes, payment of certain holding company costs not attributable to subsidiary operations and, in the future, may include stockholder dividends.
Historically, Patriot Risk Management, Inc.’s principal source of liquidity has been, and Patriot expects will continue to be, dividends from PRS, as well as financing through borrowings, issuances of its securities and fees received under intercompany agreements as described below.

At the time Patriot acquired Guarantee Insurance, it had a large statutory unassigned deficit. As of December 31, 2008, Guarantee Insurance’s statutory unassigned deficit was $94.3 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Moreover, pursuant to a consent order issued by the Florida OIR on December 29, 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, Guarantee Insurance is prohibited from paying dividends, without Florida OIR approval, until December 29, 2009. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without the prior approval of the Florida OIR. Currently, Patriot does not intend to pay cash dividends on Patriot’s common stock.
Pursuant to a tax allocation agreement by and among Patriot Risk Management and its subsidiaries, Patriot Risk Management computes and pays federal income taxes on a consolidated basis. At the end of each consolidated return year, each subsidiary must compute and pay to Patriot Risk Management its respective share of the federal income tax liability primarily based on separate return calculations. During 2008, Guarantee Insurance and PRS paid approximately $1.1 million each to Patriot Risk Management under this agreement.
Pursuant to a Management Services Agreement dated as of January 1, 2004 between Patriot Risk Management and Guarantee Insurance, Patriot Risk Management provides Guarantee Insurance with strategic planning and capital raising, prospective acquisition management, human resources and benefits administration and certain other management services. Patriot Risk Management bills Guarantee Insurance for its share of the actual costs of such services on a monthly basis. During 2008, Patriot Risk Management recouped approximately $1.7 million from Guarantee Insurance under this agreement. Additionally, Patriot Risk Management bills PRS for a portion of the actual costs for such services. During 2008, Patriot Risk Management recouped approximately $1.3 million from PRS for PRS’s share of such services.
Guarantee Insurance has entered into a Managed Care Services Agreement with Patriot Risk Services, dated as of January 1, 2006, under which Patriot Risk Services provides nurse case management and cost containment services for its benefit and for the benefit of the segregated portfolio captives and Patriot’s quota share reinsurers. During 2008, Patriot Risk Services earned a total of $11.0 million under this agreement, $5.9 million of which represented consideration for services performed for the benefit of Guarantee Insurance. These fees are eliminated in consolidation. The remaining $5.1 million earned by Patriot Risk Services under this agreement represents income derived from the segregated portfolio captives and Patriot’s quota share reinsurers for services performed on their behalf and is reflected as insurance services income on Patriot’s consolidated income statement.
Pursuant to a Subrogation Services Agreement dated as of January 1, 2009 between Guarantee Insurance and Patriot Recovery, Patriot Recovery provides subrogation recovery services to Guarantee Insurance, including reviewing claim files and pursuing subrogation claims. Guarantee Insurance pays Patriot Recovery a contingency fee on each file recovery, as well as all legal fees incurred in pursuing subrogation recovery and all reasonable out-of-pocket expenses incurred on claim files. Recovery payments are made directly to Patriot Recovery, which then subtracts its fees and expenses and forwards the balance to Guarantee Insurance.
Operating Activities
In its insurance services operations, Patriot’s principal source of operating funds is insurance services income generated by PRS. PRS currently provides a range of insurance services almost exclusively to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and Patriot’s quota share reinsurers. Patriot’s primary use of operating funds in its insurance services operations is for the payment of operating expenses.
In its insurance operations, Patriot’s principal sources of operating funds are premium collections and investment income. Premiums are generally collected over the terms of the policies. Installments booked but deferred and not yet due represent estimated future premium amounts to be paid ratably over the terms of in-force policies based upon established payment arrangements.

Patriot’s primary uses of operating funds in its insurance operations include payments of claims, reinsurance premiums and operating expenses. Currently, Patriot pays claims using cash flow from operations and invests its excess cash in debt securities. Patriot forecasts claim payments based on its historical trends as well as loss development factors from the NCCI. Patriot seeks to manage the funding of claim payments by actively managing available cash and forecasting cash flows on a short- and long-term basis. Claims paid, net of reinsurance, were $18.2 million, $13.5 million and $10.4 million for 2008, 2007 and 2006, respectively. Since its inception in 2004, Patriot has funded claim payments from cash flow from operations, principally premiums, net of amounts ceded to its reinsurers, and net investment income. Patriot presently expects to maintain sufficient cash flows from operations to meet its anticipated claim obligations and operating needs. Depending on the level of acquisition activity, we may need to raise more capital over time to support Patriot’s operations.
Patriot purchases reinsurance to help protect us against severe claims and catastrophic events and to help maintain desired capital ratios. Based on its estimates of future claims, Patriot believes it is sufficiently capitalized to satisfy the deductibles, retentions and aggregate limits in its 2008 reinsurance program. Patriot reevaluates its reinsurance program at least annually, taking into consideration a number of factors, including cost of reinsurance, liquidity requirements, operating leverage and coverage terms. If Patriot decreases its retention levels, or maintains its current retention levels and the cost of reinsurance increases, assuming no material change in its loss ratio, its cash flows from operations would decrease because it would cede a greater portion of its premiums written to its reinsurers. Conversely, if Patriot increases its retention levels, or maintains its current retention levels and the cost of reinsurance declines, assuming no material change in its loss ratio, its cash flow from operations would increase. Patriot does not have any immediate plans to materially increase or reduce its retention levels subsequent to this stock purchase.
Investment Activities
Patriot’s investment portfolio, including cash and cash equivalents, has increased from $33.3 million at December 31, 2005 to $53.7 million at March 31, 2009. The first priority of Patriot’s investment strategy is capital preservation, with a secondary focus on achieving an appropriate risk adjusted return. Patriot seeks to manage its investment portfolio such that the security maturities provide adequate liquidity relative to its expected claims payout pattern. Patriot expects to maintain sufficient liquidity from funds generated from operations to meet its anticipated insurance obligations and operating and capital expenditure needs, with excess funds invested in accordance with its investment guidelines. Patriot anticipates that all of its debt securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, Patriot’s debt securities are classified as available for sale and, in accordance with SFAS 115, stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.
Financing Activities
Patriot had a note payable to the former owner of Guarantee Insurance, with a principal balance of $8.8 million as of March 30, 2006. On that date, Patriot entered into a settlement and termination agreement with the former owner of Guarantee Insurance that allowed for the early extinguishment of the $8.8 million note payable for $2.2 million in cash and release of the indemnification agreement previously entered into by the parties. Patriot recognized an associated gain on the early extinguishment of debt of $6.6 million in 2006.
Effective March 30, 2006, Patriot entered into a loan agreement with Brook Capital Corp., now named Quivira Capital, LLC, or Quivira, for $8.7 million with an interest rate equal to the Federal Reserve prime rate plus 4.5% (7.75% at March 1, 2009). The proceeds of the loan, net of loan and guaranty fee costs, totaled approximately $7.2 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance, pay the $2.2 million early extinguishment of debt noted above, provide $750,000 to Tarheel to settle certain liabilities of Foundation Insurance Company, redeem common stock for approximately $1.0 million and for general corporate purposes. In September 2007, Patriot borrowed an additional $5.7 million from the same lender under the same interest rate terms as the Quivira loan taken in 2006. The proceeds of the additional loan, net of loan and guaranty fee costs, totaled approximately $4.9 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance and to pay federal income taxes of approximately $1.9 million on the 2006 gain on early extinguishment of debt. The principal balance and accrued interest associated with this loan at March 31, 2009 were approximately $12.1 million and $41,000, respectively. Principal and interest payments, based on the prevailing Federal Reserve prime rate at March 31, 2009, are approximately $186,000 per month. Due to the variable rate, payment amounts may change.

On December 31, 2008, Patriot borrowed $5.4 million from Ullico, Inc. under the same terms as the Quivira loans taken in 2006 and 2007. The proceeds of this loan, net of loan and guaranty fee costs, totaled approximately $5.0 million and were used to provide additional surplus to Guarantee Insurance. The principal balance and accrued interest associated with this loan at March 31, 2009 were approximately $5.3 million and $18,000, respectively. Principal and interest payments, based on the prevailing Federal Reserve prime rate at March 31, 2009, are approximately $81,000 per month. Due to the variable rate, payment amounts may change.
The loans from Quivera and Ullico, Inc. are guaranteed by Mr. Mariano, Patriot’s Chairman, President and Chief Executive Officer and the beneficial owner of a majority of its outstanding shares. Patriot pays a guaranty fee of 4% of the principal balance on these loans to Mr. Mariano each year.
These loans are secured by a first lien on all the assets of Patriot Risk Management, PRS Group, Guarantee Insurance Group, Patriot Risk Services, Patriot Underwriters, Inc. and Patriot Risk Management of Florida (each a “borrower”). The loan agreements, as amended, contain covenants including, among other things, a prohibition on the sale, transfer or conveyance of the assets securing the loans that are not in the ordinary course of business by a borrower without the lender’s consent, certain limitations on the incurrence of future indebtedness, financial covenants requiring us to maintain consolidated stockholders’ equity exceeding $5.5 million on a GAAP basis and Guarantee Insurance to maintain policyholders’ surplus exceeding $14.5 million on a GAAP basis, limitations on certain changes in management and the board of directors without the lender’s consent and a prohibition on making material changes to agency relationships or business operations without the lender’s consent. Additionally, none of the borrowers may pay dividends on its capital stock without all the lender’s consent.
The lenders may declare outstanding amounts under the loan agreement to be due and payable immediately by us if any borrower defaults. Additionally, certain affiliates of the borrowers are prohibited from soliciting, writing, processing or servicing insurance policies of Patriot’s customers for a period of five years if there has been a default. Events of default include among others, the following:
•	non-payment of principal or interest within ten days of the payment due date or any other material nonperformance;
•	failure to maintain an employment agreement with Steven M. Mariano or find a suitable replacement for him if he should die or become legally incapacitated;
•	insolvency of any borrower or Guarantee Insurance;
•	Steven M. Mariano ceases to directly or indirectly own 51% or more of the ownership and/or profit interest in Patriot or 51% or more of the voting control of Patriot;
•	transfer of direct or indirect ownership of the other borrowers;
•	Guarantee Insurance becomes subject to any regulatory supervision, control or rehabilitation, fails to meet certain risk based capital ratios, or has any certificate of authority suspended or revoked;
•	material impairment of the value of collateral;
•	deviation by Guarantee Insurance from certain underwriting guidelines without the prior written consent of the lenders;
•	entry by Guarantee Insurance into any contract that involves the payment of expenses in excess of 10% of the borrowers’ combined annual revenues without the prior written consent of the lenders;
•	Guarantee Insurance fails to perform its business obligations under material contracts; and
•	another creditor of a borrower attempts to collect any debt any borrower owes through a court proceeding.

At March 31, 2009, Patriot was in compliance with the financial covenants of these loans. Although it is not in compliance with certain non-financial covenants, Patriot has obtained a waiver from the lender regarding these covenants, as well as a waiver of the event of default provision relating to Mr. Mariano ceasing to own 51% of Patriot. In connection with obtaining these waivers, Patriot have agreed to defend and indemnify Quivira regarding certain matters relating thereto, against damages in an amount up to $150,000.
On June 26, 2008, Patriot borrowed $1.5 million from its Chairman, President, Chief Executive Officer and the beneficial owner of a majority of its outstanding shares, pursuant to a promissory note that bears interest at the rate equal to the Federal Reserve prime rate plus 3% (6.25% at March 1, 2009). The net proceeds of the loan totaled approximately $1.3 million and were contributed to the surplus of Guarantee Insurance to support its premium writings. The principal balance was originally due on December 26, 2008, but was extended to June 27, 2009. Pursuant to the due date extension, Patriot made a $50,000 principal payment on the loan in January 2009 and began making $25,000 monthly principal payments, in addition to interest, beginning in February 2009. The principal balance and accrued interest associated with this loan at March 31, 2009 were approximately $1.4 million and $1,000, respectively. Patriot may repay the loan, in whole or in part, at any time, without penalty. Concurrently with the loan, Mr. Mariano personally borrowed $1.5 million to fund his loan to Patriot. The loan to Mr. Mariano contains terms similar to the terms contained in the note between Patriot and Mr. Mariano. Because Mr. Mariano personally obtained this loan for the benefit of Patriot, Patriot paid him a loan origination fee of $127,000 and a personal guarantee fee of 4% of the loan, or $60,000.
In connection with the loans from Quivira, Mr. Mariano and Ullico, Patriot incurred approximately $2.5 million in issuance costs, which have been capitalized and are being amortized over the estimated terms of the debt. Unamortized debt issuance costs of approximately $1.9 million are included in other assets on the unaudited consolidated balance sheet as of March 31, 2009.
Between July and August, 2004, Guarantee Insurance issued five fully subordinated surplus notes in the aggregate amount of $1.3 million to certain policyholders. The principal balance and accrued interest associated with these notes at March 31, 2009 was approximately $1.2 million and $163,000, respectively. The notes are unsecured, are subordinated to all general liabilities and claims of policyholders and creditors of Guarantee Insurance, have stated maturities of five years and an interest rate of 3%. The principal and interest due under the subordinated surplus notes are not carried as a legal liability of Guarantee Insurance, but are considered to be a special surplus on Guarantee Insurance’s statutory financial statements. No payments of interest or principal may be made on these subordinated notes unless either (i) the total adjusted capital and surplus of Guarantee Insurance exceeds 400% of the authorized control level risk-based capital (calculated in accordance with the rules promulgated by the NAIC) stated in Guarantee Insurance’s most recent annual statement filed with the appropriate state regulators, or (ii) Patriot obtains regulatory approval to make such payments.
Between May and August 2005, Patriot issued subordinated debentures totaling approximately $2.0 million. The debentures had an initial 3-year term, subject to renewal at the end of the term, generally for an additional 3-year term. Certain of the subordinated debentures are subject to renewal for up to two additional 1-year terms. The debentures bear interest at the rate of 3%. The principal balance and accrued interest on these debentures at March 31, 2009 were approximately $1.6 million and $187,000, respectively.
The following table summarizes Patriot’s outstanding notes payable, surplus notes payable and subordinated debentures, including accrued interest thereon, as of March 31, 2009:

				Interest	Principal
				Rate at	and
Year of			Interest Rate	March 31,	Accrued
Issuance	Description	Years Due	Terms	2009	Interest
					In thousands
2006/2007	Notes payable to Quivira Capital, LLC	2009–2016	Federal Reserve prime rate plus 4.5%	7.75%	$12,141
2008	Note payable to Ullico, Inc.	2009–2016	Federal Reserve prime rate plus 4.5%	7.75	5,309
2008	Note payable to Steven Mariano	2009	Federal Reserve prime rate plus 3.0%	6.25	1,401
2004	Surplus notes payable	2009	3.0%	3.00	1,350

					20,201
2005	Subordinated debentures	2009	3.0%	3.00	1,821

					$22,022

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008
Net cash used in operating activities was $9.9 million for the three months ended March 31, 2009 compared to net cash provided by operating activities of $1.6 million for the comparable period in 2008, a decrease of $11.5 million. The increase in net cash used in operating activities was primarily attributable to the payment of reinsurance premiums associated with a quota share reinsurance agreement Patriot entered into effective December 31, 2008, pursuant to which it ceded unearned premium reserves of approximately $12.9 million. The components of net cash provided by (used in) operating activities are as follows:

	Three Months Ended
	March 31,
	2009	2008
	In thousands
Net income	$1,565	$924
Non-cash decreases in net income	103	75
Changes in balances generally reflecting growth in net premiums written(1)	(12,981)	(10,800)
Changes in balances generally reflecting claim payment patterns(2)	386	4,563
Other items(3)	1,029	6,857

	$(9,898)	$1,619

(1)	Includes premiums receivable, unearned and advanced premium reserves, reinsurance funds withheld and balances payable, prepaid reinsurance premiums and funds held by ceding companies and other amounts due from reinsurers

(2)	Includes reserves for losses and loss adjustment expenses and reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses

(3)	Principally changes in other assets and accounts payable and accrued expenses
Net cash provided by investing activities was $4.9 million for the three months ended March 31, 2009 compared to net cash used in investing activities of $2.9 million for the comparable period in 2008, an increase of $7.8 million. For the three months ended March 31, 2009, the principal components of net cash provided by investing activities included sales and maturities of debt securities of $9.7 million and net sales of short-term investments of $102,000, partially offset by purchases of debt securities totaling $4.9 million. For the three months ended March 31, 2008, the principal components of net cash used by investing activities included purchases of debt securities of $5.7 million and net purchases of short-term investments of $1.4 million, partially offset by proceeds from sales and maturities of debt and equity securities totaling $4.3 million.
Net cash used in financing activities was $81,000 for the three months ended March 31, 2009 compared to $232,000 for the comparable period in 2008, a decrease of $151,000. For the three months ended March 31, 2009, net cash used in financing activities included repayment of notes payable of $581,000, partially offset by the change in receivable from a related party for Series A convertible preferred stock of $500,000. For the three months ended March 31, 2008, net cash used in financing activities was comprised of the repayment of notes payable.

2008 Compared to 2007
Net cash used in operating activities was $4.4 million for 2008 compared to net cash provided by operating activities of $7.1 million for 2007, a decrease of $11.5 million. The components of net cash provided by (used in) operating activities are as follows:

	2008	2007
	In thousands
Net income (loss)	$(124)	$2,379
Non-cash decreases in net income	688	202
Changes in balances generally reflecting growth in net premiums written(1)	(21,974)	5,877
Changes in balances generally reflecting claim payment patterns(2)	10,054	(2,060)
Other items(3)	6,971	729

	$(4,385)	$7,127

(1)	Includes premiums receivable, unearned and advanced premium reserves, reinsurance funds withheld and balances payable, prepaid reinsurance premiums and funds held by ceding companies and other amounts due from reinsurers

(2)	Includes reserves for losses and loss adjustment expenses and reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses

(3)	Principally changes in other assets and accounts payable and accrued expenses
Net cash provided by investing activities was $1.4 million for 2008 compared to net cash used in investing activities of $25.0 million for 2007, an increase of $26.4 million. For 2008, the components of net cash provided by investing activities included proceeds from sales and maturities of debt securities of $19.1 million, partially offset by purchases of debt securities, net purchases of short-term investments and purchases of fixed assets totaling $17.6 million. For 2007, the components of net cash used by investing activities included purchases of debt securities and fixed assets and net purchases of short-term investments $46.1 million, partially offset by proceeds from sales and maturities of debt and equity securities totaling $21.1 million.
Net cash provided by financing activities was $6.3 million for 2008 compared to $5.0 million for 2007, an increase of $1.3 million. For 2008, net cash provided by financing activities included proceeds from notes payable of approximately $6.9 million and proceeds from the issuance of preferred stock, net of receivable from related party, of $500,000. These factors were partially offset by the repayment of notes payable of approximately $1.1 million. For 2007, net cash used by financing activities include proceeds from notes payable to Quivira Capital, LLC of $5.7 million, partially offset by repayment of notes payable of $586,000 and net disbursements for the redemption of common stock of $100,000.

2007 Compared to 2006
Net cash provided by operating activities was $7.1 million in 2007 compared to $5.0 million in 2006, an increase of $2.1 million. The components of net cash provided by operating activities are as follows:

	2007	2006
	In thousands
Net income	$2,379	$1,610
Non-cash income derived from early extinguishment of debt and related other income	—	(7,382)
Non-cash charges related to net realized investment losses	—	1,346
Other non-cash decreases (increases) in net income	202	1,081
Changes in balances typically reflecting growth in net premiums written(1)	5,877	3,414
Changes in balances typically reflecting claim payment patterns(2)	(2,060)	7,899
Other items(3)	729	(2,979)

	$7,127	$4,989

(1)	Includes premiums receivable, unearned and advanced premium reserves, reinsurance funds withheld and balances payable, prepaid reinsurance premiums and funds held by ceding companies and other amounts due to reinsurers

(2)	Includes reserves for losses and loss adjustment expenses and reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses

(3)	Principally changes in accounts payable and accrued expenses
Net cash used in investing activities was $25.0 million in 2007 compared to $13.7 million in 2006, an increase of $11.3 million. In 2007, the primary components of net cash used in investing activities included purchases of debt securities, short-term investments and fixed assets totaling $46.1 million, offset by proceeds from sales and maturities of debt and equity securities totaling $21.1 million. In 2006, the primary components of net cash used by investing activities included purchases of debt securities and, to a much lesser extent, equity securities and fixed assets totaling $25.2 million, offset by proceeds from sales and maturities of debt and equity securities and short-term investments totaling $11.5 million. The increase in net cash used in investing activities in 2007 over 2006 was attributable to increased cash flows from higher premium volume, together with the deployment of $5.7 million of additional proceeds from notes payable as discussed below.
Net cash provided by financing activities was $5.0 million in 2007 compared to $6.1 million in 2006, a decrease of $1.1 million. In 2007, Patriot received $5.7 million of proceeds from notes payable, redeemed common stock for $100,000 and made interest and principal payments on notes payable totaling $586,000. In 2006, Patriot received $8.7 million of proceeds from notes payable, issued common stock for $1.4 million, redeemed common stock for $1.0 million, made interest and principal payments on notes payable totaling $2.3 million and paid dividends of $600,000.
Investment Portfolio
Patriot’s primary investment objective is capital preservation. Its secondary objectives are to achieve an appropriate risk-adjusted return and maintain an appropriate match between the duration of Patriot’s investment portfolio and the duration of the claims obligations in its insurance operations.
At December 31, 2006, Patriot did not anticipate that its fixed maturity securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments and, accordingly, these securities were classified as held to maturity. In accordance with Statement of Financial Accounting Standards No. 115 (As Amended) — Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), Patriot’s fixed maturity securities at December 31, 2006 were stated at amortized cost.
In 2007, Patriot purchased state and political subdivision debt securities with the intent that such securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, Patriot classified these state and political subdivision debt securities as available for sale. In accordance with SFAS 115, these state and political subdivision debt securities were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.

At December 31, 2007, the increased volatility in the debt securities market substantially increased the likelihood that Patriot would, on a routine basis, desire to sell its debt securities and redeploy the proceeds into alternative asset classes or into alternative securities with better yields or lower exposure to decreases in fair value. Patriot anticipated that all of its debt securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, Patriot transferred all of its debt securities that were not already classified as available for sale from held to maturity to available for sale. In accordance with SFAS 115, all of Patriot’s debt securities at December 31, 2007 were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes. In connection with the transfer of debt securities from held to maturity to available for sale, Patriot recognized a net unrealized gain of approximately $215,000, which is included in other comprehensive income for the year ended December 31, 2007.
Patriot’s fixed maturity securities, which are classified as available-for-sale, and certain cash equivalent investments are managed by an independent asset manager that operates under investment guidelines approved by Patriot’s board of directors. Cash and cash equivalents include cash on deposit, commercial paper, short-term municipal securities, pooled short-term money market funds and certificates of deposit. Patriot’s fixed maturity securities available for sale include obligations of the U.S. Treasury or U.S. agencies, obligations of states and their subdivisions, long-term certificates of deposit, U.S. dollar-denominated obligations of U.S. corporations, mortgage-backed securities, collateralized mortgage obligations, mortgages guaranteed by the Federal National Mortgage Association and the Government National Mortgage Association, and asset-backed securities. Patriot’s equity securities include U.S. dollar-denominated common stocks of U.S. corporations. Patriot’s real estate portfolio consists of one rental property in Florida. See “Information About Patriot — Business — Investments.”
Patriot retains Gen Re — New England Asset Managers, a subsidiary of Berkshire Hathaway, to manage its portfolio of fixed maturity securities available for sale. Patriot manages it’s investment credit risk through a diversification strategy that reduces its exposure to any business sector or security. See “Information About Patriot — Business — Investments” for additional information. Patriot’s investment portfolio, including cash and cash equivalents, had a carrying value of $53.7 million at March 31, 2009, and is summarized below:

		Percentage of
	Fair Value	Portfolio
	In thousands
Debt securities available for sale:
U.S. government securities	$4,187	7.8%
U.S. government agencies	309	0.6
Asset-backed and mortgage-backed securities	11,593	21.6
State and political subdivisions	22,470	41.7
Corporate securities	11,322	21.1

Total fixed maturity securities	49,881	92.8
Equity securities available for sale	204	0.4
Short-term investments	142	0.3
Real estate held for the production of income	249	0.4
Cash and cash equivalents	3,262	6.1

Total investments, including cash and cash equivalents	$53,738	100.0%

At March 31, 2009, 99.9% of Patriot’s debt securities available for sale were rated “investment grade” (credit rating of AAA to BBB-) by Standard & Poor’s Corporation and 98.9% of its debt securities available for sale were rated A or better by Standard & Poor’s Corporation. The following table shows the distribution of Patriot’s fixed maturity securities available for sale as of March 31, 2009 as rated by Standard & Poor’s Corporation (S&P):

	Percentage of Total Fixed
	Maturity Securities
		Excluding
		Guarantees by
S&P Credit Rating	Actual	Third Parties
AAA	50.9%	50.9%
AA	28.2	27.5
A	19.8	20.5
BBB	1.0	1.0
Below BBB	0.1	0.1

Total	100.0%	100.0%

Approximately 49% of the fair value of Patriot’s state and political subdivision debt securities are guaranteed by third parties, as follows. Patriot has no direct investments in these financial guarantee companies.

		Percentage of Total
		State and Political
		Subdivision
	Fair Value	Securities
Guarantor	(in thousands)
Ambac Assurance Corporation	$1,651	7.3%
Financial Guaranty Insurance Company	4,890	21.8
Financial Security Assurance, Inc	2,259	10.1
MBIA, Inc	2,244	10.0

Total	$11,044	49.2%

Patriot seeks to manage its investment portfolio such that the security maturities provide adequate liquidity relative to its expected claims payout pattern. A summary of the carrying value of Patriot’s fixed maturity securities available for sale as of March 31, 2009, by contractual maturity, is as follows:

	Fair	Percentage of
	Value	Portfolio
	In thousands
Due in one year or less	$1,525	3.1%
Due after one year through five years	22,885	45.9
Due after five years	13,878	27.8

	38,288	76.8
Asset-backed and mortgage-backed securities	11,593	23.2

Total	$49,881	100.0%

Patriot regularly reviews its investment portfolio to identify other-than-temporary impairments in the fair values of its securities. Patriot considers various factors in determining whether a decline in the fair value of a security is other-than-temporary, including:
•	How long and by how much the fair value of the security has been below its cost;
•	The financial condition and near-term prospects of the issuer of the security, including any specific events that may affect its operations or earnings;

•	Patriot’s intent and ability to keep the security for a sufficient time period for it to recover its value;
•	Any downgrades of the security by a rating agency; and
•	Any reduction or elimination of dividends, or nonpayment of scheduled interest payments.
The financial markets have recently experienced substantial and unprecedented volatility as a result of dislocations in the credit markets, including the bankruptcy of Lehman Brothers Holdings Inc. For the three months ended March 31, 2009, Patriot did not recognize any other-than-temporary impairments. For 2008, Patriot recognized an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities. Additionally, during 2008, Patriot recognized an other-than-temporary-impairment charge of approximately $350,000 on Patriot’s approximately $400,000 investment in certain Lehman Brothers Holdings, Inc. bonds. Patriot does not believe that its investment portfolio contains any material exposure to subprime mortgage securities.
Effective January 1, 2008, Patriot adopted SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (Observable Units) and the reporting entity’s own assumptions about market participants’ assumptions (Unobservable Units). The hierarchy level assigned to each security in Patriot’s available-for-sale debt and equity securities portfolio is based upon its assessment of the transparency and reliability of the inputs used in the valuation as of the measurement date. The three hierarchy levels are as follows:

Definition
Level 1	Observable unadjusted quoted prices in active markets for identical securities

Level 2	Observable inputs other than quoted prices in active markets for identical securities, including:

(i) quoted prices in active markets for similar securities,

(ii) quoted prices for identical or similar securities in markets that are not active,

(iii) inputs other than quoted prices that are observable for the security (e.g. interest rates, yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credit risks and default rates, and

(iv) inputs derived from or corroborated by observable market data by correlation or other means

Level 3	Unobservable inputs, including the reporting entity’s own data, as long as there is no contrary data indicating market participants would use different assumptions
At December 31, 2008, all of Patriot’s debt and equity securities were classified as Level 1 or Level 2 under SFAS No. 157. If securities are traded in active markets, quoted prices are used to measure fair value (Level 1). All of Patriot’s Level 2 securities are priced based on observable inputs, including (i) quoted prices in active markets for similar securities, (ii) quoted prices for identical or similar securities in markets that are not active or (iii) other observable inputs, including interest rates, volatilities, prepayment speeds, credit risks and default rates for the security. Patriot’s management is responsible for the valuation process and uses data from outside sources to assist with establishing fair value. As part of Patriot’s process of reviewing the reasonableness of data obtained from outside sources, management reviews, in consultation with its investment portfolio manager, pricing changes that differ from those expected in relation to overall market conditions.

The following table presents Patriot’s debt and equity securities available for sale, classified by the SFAS No. 157 valuation hierarchy, as of March 31, 2009:

	Fair Value Measurement, Using
	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Securities	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	In thousands
Debt securities	$3,929	$45,952	$	$49,551
Equity securities	204		—	204

	$4,133	$45,952	$	$50,085

The tax equivalent book yield on Patriot’s investment portfolio was 4.76% and the average duration of the portfolio was 2.9 years at March 31, 2009.
Contractual Obligations and Commitments
Patriot manages risk on certain long-duration claims by settling these claims through the purchase of annuities from unaffiliated life insurance companies. In the event these companies are unable to meet their obligations under these annuity contracts, Patriot could be liable to the claimants, but its reinsurers remain obligated to indemnify us for all or part of these obligations in accordance with the terms of its reinsurance contracts. At December 31, 2008, Patriot was contingently liable for annuities totaling $952,000 in connection with the purchase of structured settlements related to the resolution of claims. Loss reserves eliminated by these annuities at December 31, 2008 totaled $1.4 million. Each of the life insurance companies issuing these annuities, or the entity guaranteeing the life insurance company, has an A.M. Best Company rating of “A” (Excellent) or better.
The table below provides information with respect to Patriot’s long-term debt and contractual commitments as of December 31, 2008:

		Payment Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	In thousands
Reserves for losses and loss adjustment expenses(1)	$74,550	$29,820	$26,092	$14,910	$3,728
Notes payable(2)	28,208	5,466	7,610	7,257	7,875
Surplus notes payable(2)	1,359	1,359	—	—	—
Subordinated debentures(2)(3)	1,928	1,928	—	—	—
Non-cancelable operating leases	2,014	1,139	875	—	—
Other obligations	165	165	—	—	—

	$108,224	$37,949	$36,505	$22,167	$11,603

(1)	The payment of reserves for losses and loss adjustment expenses by period are based on actuarial estimates of expected payout patterns and are not contractual liabilities as to a time certain. Patriot’s contractual liability is to provide benefits under the policy. As a result, Patriot’s estimated payment of reserves for losses and loss adjustment expenses by period is subject to the same uncertainties associated with estimating loss and loss adjustment expense reserves generally and to the additional uncertainties arising from the difficulty of predicting when claims (including claims that have not yet been reported to us) will be paid. For a discussion of loss and loss adjustment expense reserves, see “Information About Patriot — Business — Reserves for Losses and Loss Adjustment Expenses.” Actual payment of reserves for losses and loss adjustment expenses by period will vary, perhaps materially, from the table above to the extent that reserves for losses and loss adjustment expenses vary from actual ultimate claims and as a result of variations between expected and actual payout patterns. See “Risk Factors — Risks Related to Patriot’s Business — Patriot’s business, financial condition and results of operations may be adversely affected if Patriot’s actual losses and loss adjustment expenses exceed Patriot’s estimated loss and loss adjustment expense reserves” for a discussion of the uncertainties associated with estimating loss and loss adjustment expense reserves.

(2)	Amounts include interest at rates in effect on December 31, 2008 associated with these obligations. The principal balance and accrued interest on Patriot’s notes payable at December 31, 2008 was $19.5 million. The interest rate on Patriot’s notes payable to Quivira and Ullico, which together comprise approximately 92% of its total notes payable principal balance at December 31, 2008, is equal to the Federal Reserve prime rate plus 4.5% (7.75% at December 31, 2008 as utilized in the commitment table above) and may change on a daily basis. The interest rate on Patriot’s notes payable to Mr. Mariano, Patriot’s Chairman and Chief Executive Officer and the beneficial owner of the majority of its shares, which comprises approximately 8% of its total notes payable principal balance at December 31, 2008, is equal to the Federal Reserve prime rate plus 3.0% (6.25% at December 31, 2008 as utilized in the commitment table above) and may change on a daily basis. Payments on Patriot’s notes payable include guaranty fees payable to Mr. Mariano and do not contemplate prepayment. However, pursuant to the credit agreement and amendments thereto, notes payable may be prepaid. There is no prepayment premium if prepayment is made after March 30, 2009. The principal and accrued interest on Patriot’s surplus notes payable at December 31, 2008 was $1.3 million. The principal and accrued interest on Patriot’s subordinated debentures at December 31, 2008 was $1.8 million. Interest rates on Patriot’s surplus notes payable and subordinated debentures are fixed at 3.0%. See “— Liquidity and Capital Resources” for further discussion of Patriot’s notes payable, surplus notes payable and subordinated debentures.

(3)	Subordinated debentures are subject to renewal, at Patriot’s option, generally for an additional term of three years. Certain of the subordinated debentures are subject to renewal, at Patriot’s option, for up to two additional one-year terms.
Off-Balance Sheet Arrangements
Patriot has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Quantitative and Qualitative Disclosures About Market Risk
Market risk is the risk of potential economic loss principally arising from adverse changes in the fair value of financial instruments. The major components of market risk affecting us are credit risk, interest rate risk and equity price risk. Patriot currently has no exposure to foreign currency risk.
Credit Risk. Credit risk is the potential loss arising principally from adverse changes in the financial condition of the issuers of Patriot’s fixed maturity securities and the financial condition of its reinsurers. Patriot manages its credit risk related to the issuers of its fixed maturity securities by generally investing in fixed maturity securities that have a credit rating of “A-” or better by Standard & Poor’s. Patriot also independently, and through its independent asset manager, monitors the financial condition of all issuers of its fixed maturity securities. To limit its risk exposure, Patriot employs diversification policies that limit the credit exposure to any single issuer or business sector. At December 31, 2008, 99.9% of Patriot’s fixed maturity securities available for sale were rated “investment grade” (credit rating of AAA to BBB-) by Standard & Poor’s Corporation and 99.0% of Patriot’s fixed maturity securities available for sale were rated A or better by Standard & Poor’s Corporation. See “Information About Patriot — Business — Investments.”
Patriot is subject to credit risk with respect to its reinsurers. Although Patriot’s reinsurers are obligated to reimburse it to the extent it cedes risk to them, Patriot is ultimately liable to its policyholders on all risks it has reinsured. As a result, reinsurance contracts do not limit Patriot’s ultimate obligations to pay claims, and Patriot might not collect amounts recoverable from its reinsurers. With respect to authorized reinsurers, Patriot manages its credit risk by selecting reinsurers with a financial strength rating of “A-” (Excellent) or better by A.M. Best Company and by performing quarterly credit reviews of its reinsurers. At December 31, 2008, 96.9% of Patriot’s gross exposures to authorized reinsurers were from reinsurers rated “A-” (Excellent) or better by A.M. Best Company. With respect to unauthorized reinsurers, which include the segregated portfolio captives, Patriot manages its credit risk by maintaining collateral, typically in the form of funds withheld and letters of credit, to secure reinsurance recoverable balances. At December 31, 2008, 94.8% of its gross exposures to unauthorized reinsurers were collateralized. If one of its reinsurers suffers a credit downgrade, Patriot may consider various options to lessen the risk of asset impairment including commutation, novation and additional collateral. See “Information About Patriot — Business — Reinsurance.”

Interest Rate Risk. Patriot had fixed maturity debt securities available for sale with a fair value of $54.4 million at December 31, 2008, which are subject to interest rate risk. Interest rate risk is the risk that Patriot may incur losses due to adverse changes in interest rates. Fluctuations in interest rates have a direct impact on the market valuation of Patriot’s fixed maturity securities and the cost to service its notes payable.
The table below summarizes the interest rate risk associated with Patriot’s fixed maturity debt securities held at December 31, 2008 by illustrating the sensitivity of fair value to selected hypothetical changes in interest rates, and the associated impact on its stockholders’ equity. Patriot classifies its fixed maturity securities as available-for-sale. These fixed maturity securities available-for-sale are carried on Patriot’s balance sheet at fair value. Temporary changes in the fair value of Patriot’s fixed maturity securities available for sale impact the carrying value of these securities and are reported in its stockholders’ equity as a component of other comprehensive income, net of deferred taxes. The selected scenarios in the table below are not predictions of future events, but rather are intended to illustrate the effect such events may have on the fair value of Patriot’s fixed maturity securities and on its stockholders’ equity.

		Estimated Increase
		(Decrease) in
			Stockholders’
Hypothetical Change in Interest Rates	Fair Value	Fair Value	Equity
	In thousands
200 basis point increase	$51,448	$(2,925)	$(1,931)
100 basis point increase	52,791	(1,582)	(1,044)
No change	54,373	—	—
100 basis point decrease	56,156	1,783	1,177
200 basis point decrease	58,130	3,757	2,479
Patriot is also subject to interest rate risk on its notes payable, which have an interest rate based on Federal Reserve prime rate plus a fixed margin.
Equity Price Risk. Equity price risk is the risk that Patriot may incur losses due to adverse changes in the market prices of the equity securities it holds in its investment portfolio. Patriot classifies its portfolio of equity securities as available for sale and carries these securities at fair value. Accordingly, adverse changes in the market prices of Patriot’s equity securities would result in a decrease in the value of its total assets and a decrease in its stockholders’ equity. At December 31, 2008, Patriot held equity securities available for sale of $222,000, representing 0.4% of its total investments, including cash and cash equivalents.
Inflation
Inflation rates may impact Patriot’s financial condition and results of operations in several ways. Fluctuations in rates of inflation influence interest rates, which in turn affect the market value of Patriot’s investment portfolio and yields on new investments. Inflation also affects the portion of reserves for losses and loss adjustment expenses that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of reserves for losses and loss adjustment expenses that relates to workers’ compensation indemnity payments for lost wages, which are fixed by statute. Adjustments for inflationary effects are included as part of the continual review of loss reserve estimates. Increased costs are considered in setting premium rates, and this is particularly important in the health care area where hospital and medical inflation rates have exceeded general inflation rates. Operating expenses, including payrolls, are affected to a certain degree by the inflation rate.

INFORMATION ABOUT INTER-ATLANTIC
Business of Inter-Atlantic
General
Inter-Atlantic is a blank check company formed on January 12, 2007. We were formed for the purpose of acquiring, through a merger, a capital stock exchange, asset acquisition, stock purchase or other similar business combination, an unidentified operating business in the financial services industry or a business deriving a majority of its revenues from providing services to financial services companies including for example, payment processing companies and technology providers.
Offering Proceeds Held in Trust
On October 9, 2007, we completed our initial public offering (“IPO”) of 7,500,000 Units. Each Unit consists of one share of our common stock, par value $0.0001 per share, (the “common stock”) and one warrant entitling the holder to purchase one share of our common stock at an exercise price of $4.50. The public offering price of each Unit was $8.00 and we generated gross proceeds of $60,000,000 in the IPO. On October 16, 2007, we consummated the closing of 1,110,300 Units pursuant to the underwriters’ over-allotment option which generated gross proceeds of $8,882,400. Of the $68,882,400 in gross proceeds from the IPO and the exercise of the over-allotment option: (i) we deposited $66,215,928 into a trust account at American Stock Transfer & Trust Company as trustee, which proceeds were invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and included $2,755,296 of contingent underwriting discount; (ii) the underwriters received $2,066,472 as underwriting discount (excluding the contingent underwriting discount); and (iii) we retained approximately $600,000 for offering expenses and working capital. In addition, we deposited into the trust account $2,300,000 that we received from the issuance and sale of an aggregate of 2,100,000 warrants to our executive officers and directors and 200,000 warrants to one of our stockholders.
Use of Trust Fund Proceeds
Inter-Atlantic will use the proceeds of its initial public offering held in the trust account, approximately $68,530,780 as of March 31, 2009 as follows:
•	The Inter-Atlantic stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds deposited in the trust account; and
•	The remaining funds in the trust account after the distributions listed above will be released to Inter-Atlantic to be used for transaction expenses, dividend payments to holders of Class A common stock, if and when declared by the board of directors, and working capital purposes.
Fair Market Value of Target Business
The initial target business that Inter-Atlantic acquires must have a fair market value equal to at least 80% of Inter-Atlantic’s net assets at the time of such acquisition. The fair market value of such business will be determined by Inter-Atlantic’s Board of Directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If Inter-Atlantic’s Board is not able to independently determine that the target business has a sufficient fair market value, Inter-Atlantic will obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria. Inter-Atlantic will not be required to obtain an opinion from an investment banking firm as to the fair market value if Inter-Atlantic’s Board of Directors independently determines that the target business has sufficient fair market value.

Stockholder Approval of Business Combination
Prior to the completion of a business combination, Inter-Atlantic will submit the transaction to its stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, our initial stockholders have agreed to vote their respective shares of common stock owned by them immediately prior to our initial public offering, representing an aggregate of 17.9% of the outstanding shares of Inter-Atlantic’s common stock, in accordance with the vote of the majority of the IPO shares. This voting arrangement shall not apply to any shares purchased by our initial stockholders after Inter-Atlantic’s initial public offering in the open market. Inter-Atlantic will proceed with the business combination only if a majority of the IPO shares cast at the meeting to approve the business combination are voted for the approval of such business combination and stockholders holding less than 30% of the IPO shares exercise their conversion rights.
Conversion rights
Any stockholder of Inter-Atlantic who holds IPO shares has the right to have such shares converted to cash if the stockholder votes against the acquisition proposal and the acquisition proposal is approved and completed. The actual per-share conversion price will be equal to the amount in the trust fund as of two business days prior to the consummation of the acquisition, divided by the total number of IPO shares. As of June 24, 2009, the per-share conversion price would have been approximately $7.96. An eligible stockholder may request conversion at any time after the mailing to our stockholders of this proxy statement and prior to the vote taken with respect to the acquisition at the special meeting, but the request will not be granted unless the stockholder votes against the acquisition proposal and the acquisition is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of an acquisition. Inter-Atlantic will not complete the acquisition if stockholders owning more than 29.99% of the IPO shares exercise their conversion rights. Holders of IPO shares who convert their stock into their share of the trust fund still have the right to exercise any warrants they continue to hold that they purchased as part of the units.
Prior to exercising conversion rights, Inter-Atlantic stockholders should verify the market price of Inter-Atlantic’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Inter-Atlantic’s shares of common stock are listed on the NYSE Amex under the symbol IAN.
Dissolution and liquidation if no business combination
Our amended and restated certificate of incorporation provides that we will continue in existence only until October 9, 2009. This provision may not be amended without the affirmative vote of 95% of the shares issued in the IPO except in connection with the consummation of a business combination. If we have not completed a business combination by such date, our corporate existence will cease except for the purposes of winding up our affairs and liquidating, pursuant to Section 278 of the Delaware General Corporation Law. This has the same effect as if our Board of Directors and stockholders had formally voted to approve our dissolution pursuant to Section 275 of the Delaware General Corporation Law. Accordingly, limiting our corporate existence to a specified date as permitted by Section 102(b)(5) of the Delaware General Corporation Law removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required our Board of Directors and stockholders to formally vote to approve our dissolution and liquidation and to have filed a certificate of dissolution with the Delaware Secretary of State). We view this provision terminating our corporate life by October 9, 2009 as an obligation to our stockholders and will not take any action to amend or waive this provision to allow us to survive for a longer period of time except in connection with the consummation of a business combination.
If we are unable to complete a business combination by October 9, 2009, we will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of interest, if any, net of taxes, and up to $1,100,000 which may be used to fund our working capital requirements, plus any remaining net assets (subject to our obligations under Delaware law to provide for claims of creditors as described below). We would notify the trustee of the trust account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate such distribution.

Our initial stockholders have waived their rights to participate in any such distribution or any liquidation distribution with respect to their initial shares. In addition, Morgan Joseph & Co. has agreed to waive their rights to the $2,755,296 of deferred underwriting compensation deposited in our trust account in any such distribution or any liquidation distribution. There will be no distribution from the trust account or otherwise with respect to our warrants which will expire worthless. We will pay the costs of liquidation and dissolution (which we currently estimate to be between $50,000 and $75,000) from our remaining assets outside of the trust account. We believe there should be sufficient funds available, outside of the trust account as well as from interest earned on the trust account and released to us as working capital, in addition to monies available pursuant to the Company’s limited recourse revolving line of credit, to fund the $50,000 to $75,000 in costs and expenses. To the extent sufficient funds are not available, Messrs. Lerner, Daras, Baris, Hammer and Lichten have agreed to indemnify us, however, we cannot assure you that they will be able to satisfy these obligations.
Our public stockholders will be entitled to receive funds from the trust account only in the event of the liquidation of the trust account or if they seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.
If we were to expend all of the net proceeds of the IPO and over-allotment, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be approximately $7.96, or $0.04 less than the per-unit offering price of $8.00. Any creditor’s claims against the trust account (which would include vendors and service providers we have engaged to assist us in any way in connection with our search for a target business and that are owed money by us, as well as target businesses themselves) will have higher priority than the claims of our public stockholders. Messrs. Lerner, Daras, Baris, Hammer and Lichten have agreed to indemnify us, jointly and severally pro rata according to their comparative beneficial interests in our company immediately prior to the IPO, for our debts to vendors, or to any prospective target business, if we do not obtain a valid and enforceable waiver from that vendor or prospective target business of its rights or claims to the trust account and only to the extent necessary to ensure that such claims do not reduce the amount in the trust account. However, we cannot assure you that they will be able to satisfy those obligations, if they are required to do so. As a result, we cannot assure you that the per-share distribution from the trust account, if we liquidate, will not be less than approximately $7.96.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least approximately $7.96 per share.
Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, as stated above, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after October 9, 2009 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them and any liability of our stockholders may extend well beyond the third anniversary of such date. Because we will not be complying with Section 280, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan of dissolution that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are currently limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors and service providers (such as accountants, lawyers, investment bankers, etc.) and potential target businesses. As described above, we are obligated to have all significant vendors and service providers and all prospective target businesses execute agreements with us waiving any and all right, title, interest or claim of any kind they may have in or to any monies held in the trust account. The determination of which vendors are deemed significant will be made by our management but will include any investment bankers, legal advisors, accounting firms and business consultants we hire in connection with a business combination. Based on representations made to us by our indemnifying officers and directors, we currently believe that they have substantial means to fund any shortfall in our trust account to satisfy their foreseeable indemnification obligations, but we have not asked them to reserve for such eventuality. The indemnification obligations may be substantially greater than our indemnifying officers and directors currently foresee or expect. Their financial resources may also deteriorate in the future. Hence, we cannot assure you that our officers and directors will be able to satisfy those obligations. Moreover, because we will obtain the waiver agreements described above, the funds held in trust should be excluded from the claims of any creditors who executed such agreements in connection with any bankruptcy proceeding. However, such agreements may or may not be enforceable. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of our stockholders may extend beyond the third anniversary of such dissolution.
If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after October 9, 2009, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Additionally, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Amended and restated certificate of incorporation
Our amended and restated certificate of incorporation sets forth certain requirements and restrictions relating to the IPO that shall apply to us until the consummation of a business combination. Specifically, it provides that:
•	prior to the consummation of our initial business combination, we will submit such business combination to our stockholders for approval;
•	we may consummate our initial business combination if: (i) approved by a majority of the shares of common stock voted by the public stockholders and (ii) public stockholders owning up to 29.99% of the shares of common stock purchased by the public stockholders in the IPO exercise their redemption rights;
•	if our initial business combination is approved and consummated, public stockholders who voted against the business combination and exercised their redemption rights will receive their pro rata share of the trust account;
•	if a business combination is not consummated by October 9, 2009, then we will dissolve and distribute to all of our public stockholders their pro rata share of the trust account; and
•	we may not initially consummate any other merger, capital stock exchange, stock purchase, asset acquisition or similar transaction other than a business combination that meets the conditions specified in this report, including the requirement that such combination be with one or more operating businesses that have a fair market value, either individually or collectively, equal to at least 80% of our net assets at the time of such business combination.

Our amended and restated certificate of incorporation requires that we obtain the affirmative vote of holders of 95% of the shares issued in the IPO to amend certain provisions of our amended and restated certificate of incorporation. However, the validity of such supermajority voting provisions under Delaware law has not been settled. A court could conclude that such supermajority voting consent requirement constitutes a practical prohibition on amendment in violation of the stockholders’ implicit rights to amend the corporate charter. In that case, certain provisions of the amended and restated certificate of incorporation would be amendable without such supermajority consent and any such amendment could reduce or eliminate the protection afforded to our stockholders. However, we view the foregoing provisions as obligations to our stockholders, and we will not take any action to waive or amend any of these provisions.
Competition
If the acquisition is completed, Inter-Atlantic will become subject to competition from competitors of Patriot. See “Information About Patriot — Business — Competition.”
Facilities
Inter-Atlantic maintains its executive offices at 400 Madison Avenue, New York, NY 10017.
Executive Compensation
We are paying a monthly fee of $7,500 to Inter-Atlantic Management Services LLC, an affiliate of certain of the officers and directors, for general and administrative services, including but not limited to receptionist, secretarial and general office services. Inter-Atlantic Management Services LLC, together with its affiliate companies, is referred to herein as Inter-Atlantic Group. This arrangement shall continue until the earliest to occur of:
•	the consummation of a business combination;
•	24 months after the completion of the IPO; and
•	the date on which we determine to dissolve and liquidate our trust account as part of our plan of dissolution and liquidation.
Our officers and directors did not receive any compensation in the IPO and will not receive any compensation for services rendered to us prior to, or in connection with, the consummation of a business combination. Our officers and directors will be entitled to reimbursement for out-of-pocket expenses incurred by them or their affiliates on our behalf.
Prior to the closing of the IPO, our officers, directors and a shareholder collectively purchased a combined total of 2,300,000 warrants at a price of $1.00 per warrant for a total of $2,300,000. Since Inter-Atlantic’s formation, it has not granted any stock options stock appreciation rights or any awards under long-term incentive plans.
Employees
We have four executive officers, three of whom are also members of our Board of Directors. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate. We do not intend to have any full time employees prior to the consummation of a business combination.
Periodic Reporting and Audited Financial Statements
Inter-Atlantic has registered its securities under the Securities Act of 1933 and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Securities Exchange Act of 1934, Inter-Atlantic’s annual reports will contain financial statements audited and reported on by its independent registered public accounting firm. Inter-Atlantic has filed a Form 10-K with the Securities and Exchange Commission covering the fiscal year ended December 31, 2008 and 2007 and a Form 10-Q covering the quarterly periods ended September 30, 2007, March 31, 2008, June 30, 2008, September 30, 2008 and March 31, 2009.

Legal Proceedings
Inter-Atlantic is not involved in any legal proceeding which may have, or have had a significant effect on its business, financial positions, results of operations or liquidity, nor is Inter-Atlantic aware of any proceedings that are pending or threatened which may have a significant effect on such business, financial position, results of operations or liquidity.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF INTER-ATLANTIC
Overview
Inter-Atlantic is a blank check company formed on January 12, 2007, for the purpose of acquiring, through a merger, a capital stock exchange, asset acquisition, stock purchase or other similar business combination of an unidentified domestic and/or foreign operating business in the financial services industry or businesses deriving a majority of their revenues from providing services to financial services companies, including for example, payment processing companies and technology providers.
On October 9, 2007, we completed our initial public offering (“IPO”) of 7,500,000 Units. Each Unit consists of one share of our common stock, par value $0.0001 per share, (the “common stock”) and one warrant entitling the holder to purchase one share of our common stock at a price of $4.50. The public offering price of each Unit was $8.00, and we generated gross proceeds of $60,000,000 in the IPO. On October 16, 2007, we consummated the closing of 1,110,300 Units pursuant to the underwriters’ over-allotment option which generated gross proceeds of $8,882,400. Of the $68,882,400 in gross proceeds from the IPO and the exercise of the over-allotment option: (i) we deposited $66,215,928 into a trust account maintained by American Stock Transfer & Trust Company, as trustee, which proceeds were invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and included $2,755,296 of contingent underwriting discount; (ii) the underwriters received $2,066,472 as underwriting discount (excluding the contingent underwriting discount); and (iii) we retained approximately $600,000 for offering expenses. In addition, we deposited into the trust account $2,300,000 that we received from the issuance and sale of an aggregate of 2,100,000 warrants to our executive officers and directors and 200,000 warrants to one of our stockholders.
Our trust account is invested in a money market fund that invests in short-term US Treasury securities. The recent decline in short-term interest rates has decreased the interest income generated by the funds held in trust. As a result, our expectation of future interest income is significantly lower than anticipated. As of March 31, 2009, the funds held in trust earned interest at an annual interest rate of 0.20%, based on a 7-day average yield.
We have the ability to utilize cash (derived from the proceeds of the IPO, overallotment, and pre-offering private placement of the founders’ warrants), our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional capital stock, including upon conversion of any convertible debt securities we may issue, or the incurrence of debt could have material consequences on our business and financial condition. The issuance of additional shares of our common stock to Patriot stockholders:
•	will significantly reduce the equity interest of our stockholders;
•	will cause Steven Mariano to control a substantial minority of our shares of common stock; and
•	may significantly and immediately adversely affect prevailing market prices for our common stock.
We may use substantially all of the funds held in the trust account, less the payment due the underwriter for the deferred underwriting discount, to acquire a target business. However, as long as we consummate a business combination with one or more target acquisitions with a fair market value equal to at least 80% of our net assets (excluding the amount held in the trust account representing the underwriters’ deferred discount), we may use the assets in the trust account for any purpose we may choose.

At March 31, 2009, we had $35,419 in cash plus an additional $14,572 of interest income available from our trust property which had not been withdrawn as of March 31, 2009. Further, we have incurred and expect to continue to incur costs in pursuit of our financing and acquisition plans. We cannot assure you that our plan to consummate a business combination will be successful.
For the period from January 12, 2007 (inception) through March 31, 2009, we had net income of $497,928, attributable to interest income of $1,693,448 offset by operating costs of $751,433 and income taxes of $444,807. For the three months ended March 31, 2008, we had net loss of $91,908, attributable to interest income of $42,251 offset by operating costs of $148,072 an income tax benefit of $13,913. We have neither engaged in any operations nor generated any operating revenues to date, other than in connection with our initial public offering. Our entire activity since inception has been to prepare for an consummate our initial public offering and to identify and investigate targets for a business combination. We will not generate any operating revenues until consummation of a business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents held in the trust account.
Off-Balance Sheet Arrangements
We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.
Contractual Obligations
We do not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities.
Liquidity and Capital Resources
We will use substantially all of the net proceeds of the IPO, the overallotment, the pre-offering private placement of the founders’ warrants, as well as interest, if any, on the funds in our trust account released to us including those funds held in trust, to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. The proceeds held in our trust account (exclusive of any funds held for the benefit of the underwriters or used to pay public stockholders who have exercised their redemption rights) may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination or, if there is insufficient funds not held in trust, to pay other expenses relating to such transaction such as reimbursement to insiders for out-of-pocket expenses, third party due diligence expenses or potential finders fees, in each case only upon the consummation of a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business or to effect other acquisitions, as determined by our Board of Directors at that time. To the extent our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in our trust account as well as any other net proceeds not expended will be released to us and may be used to finance the operations of the target business.

At March 31, 2009, we had cash outside of the trust account of $35,419, cash held in the trust account of approximately $68,530,780, a $267,000 deferred tax asset, accrued expenses of $97,315, Delaware franchise tax payable of $20,563 and total liabilities of approximately $22,606,497 (which includes approximately $20,547,927 of common stock which is subject to possible redemption and $1,928,707 of deferred underwriters’ fees). We believe that we have funds sufficient to allow us to operate at least until October 9, 2009, including (i) the unused portion of $1,100,000 of the interest earned on funds in our trust account (net of taxes payable) which will be released to us, and (ii) up to $500,000 from the Company’s limited recourse revolving line of credit ($150,000 of which had been extended to us as of May 15, 2009) which will be repayable prior to the consummation of the business combination solely from the $1,100,000 of interest earned on the trust account which is available for working capital, assuming that a business combination is not consummated during that time. Up to $1,100,000 of the interest earned on our trust account (net of taxes payable) is being released to us to fund our working capital requirements and is available to fund the costs associated with such plan of dissolution and liquidation (which we currently estimate to be between $50,000 and $75,000) if we do not consummate a business combination. The rate of interest earned on our trust account has decreased recently and will fluctuate through the duration of our trust account, therefore the interest that will accrue on our trust account during the time it will take to identify a target and complete an acquisition may not be sufficient to fund our working capital requirements.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds were required to consummate a business combination. Such debt securities may include a working capital revolving debt facility or a longer term debt facility.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements and explanatory notes present the impact of the acquisition of all of Patriot’s issued and outstanding capital stock by Inter-Atlantic on the companies’ respective historical financial positions and results of operations. The acquisition will be accounted for as a reverse acquisition, equivalent to a recapitalization through the issuance of stock by Inter-Atlantic for the net monetary assets of Patriot. This determination was made based on management’s evaluation of the facts and circumstances associated with the acquisition, including factors such as continuity of Patriot’s management, continuity of Patriot’s operations and business plan, a larger Patriot representation on the Board of Directors, ownership of the combined company and potential changes to ownership, and affiliations and ownership levels of minority stockholder groups. The net monetary assets of Inter-Atlantic will be recorded as of the acquisition date, at their respective historical cost, which is considered to be the equivalent of fair value. No goodwill or other intangible assets will be recorded as a result of the acquisition.
Pursuant to the stock purchase agreement, which was announced on April 24, 2009, Inter-Atlantic will acquire all of Patriot’s issued and outstanding capital stock in consideration for 6,900,000 shares of newly issued Inter-Atlantic Class B common stock and, under certain circumstances, certain additional shares of newly issued Inter-Atlantic Class B common stock.
The acquisition will be accounted for as a reverse acquisition, equivalent to a recapitalization through the issuance of stock by Inter-Atlantic for the monetary assets of Patriot. This determination was made based on management’s evaluation of the facts and circumstances associated with the acquisition, including factors such as continuity of Patriot’s management, continuity of Patriot’s operating and business plan, a large Patriot representation on the Board of Directors, ownership of the combined company and potential changes to ownership, and affiliations and ownership levels of minority stockholder groups. The net monetary assets of Inter-Atlantic will be recorded as of the acquisition date, at their respective historical cost, which is considered to be the equivalent of fair value. No goodwill or other intangible assets will be recorded as a result of the acquisition.
Consummation of the acquisition is conditioned upon, among other things, the Inter-Atlantic Financial, Inc. stockholders adopting and approving the acquisition agreement. If Inter-Atlantic stockholders owning more than 29.99% of Inter-Atlantic common stock sold in the initial public offering vote against the acquisition and exercise their right to convert their shares of Inter-Atlantic common stock issued in the initial public offering into a pro rata portion of investments held in Trust Account, then the acquisition cannot be consummated. The aggregate maximum conversion amount is approximately $20.5 million at March 31, 2009 and December 31, 2008. The following unaudited pro forma financial statements have been prepared using two different assumptions with respect to the number of outstanding shares of Inter-Atlantic stock and cash, as follows:
•	No conversions — this presentation assumes that no stockholders of Inter-Atlantic seek to convert their shares into a pro rata share of the investments held in Trust Account.
•	Maximum allowable conversions — this presentation assumes that stockholders owning 29.99% of the stock sold in Inter-Atlantic’s initial public offering seek to convert their shares into a pro rata share of the investments held in Trust Account
The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the historical combined financial statements and the related notes of both Inter-Atlantic’s condensed financial statements and Patriot’s consolidated financial statements, which are incorporated in the document by reference or contained herein. See “Where You Can Find More Information” on page 217.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial statements also do not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase reflected in the unaudited pro forma combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2009

						Pro Forma		Pro Forma
	Inter-		Pro Forma		Pro Forma	Adjustments -		Combined -
	Atlantic		Adjustments -		Combined -	Maximum		Maximum
	Financial,		No		No	Allowable		Allocable
	Inc.	Patriot	Conversions		Conversions	Conversions		Conversions
	(in thousands)
ASSETS
Investments
Debt securities, available for sale, at fair value	$—	$49,881	$—		$49,881	$—		$49,881
Equity securities, available for sale, at fair value	—	204	—		204	—		204
Short-term investments	—	142	—		142	—		142
Real estate held for the production of income	—	249	—		249	—		249
Investments held in Trust Account	68,531	—	(68,531	)(1)	—	—		—

Total investments	68,531	50,476	(68,531)		50,476	—		50,476

Cash and cash equivalents	35	3,262	54,175	(2)	57,472	(20,548	)(8)	36,924
Premiums receivable, net	—	76,210	—		76,210	—		76,210
Deferred policy acquisition costs, net of deferred ceding commissions		687			687			687
Prepaid reinsurance premiums	—	39,216	—		39,216	—		39,216
Reinsurance recoverable, net
Unpaid losses and loss adjustment expenses	—	45,088	—		45,088	—		45,088
Paid losses and loss adjustment expenses	—	4,464	—		4,464	—		4,464
Funds held by ceding companies and other amounts due from reinsurers	—	2,757	—		2,757	—		2,757
Net deferred tax assets	267	3,636	—		3,903	—		3,903
Fixed assets, net	—	593	—		593	—		593
Federal income tax recoverable	—	406	—		406	—		406
Intangible assets	—	1,287	—		1,287	—		1,287
Other assets	—	4,623	—		4,623	—		4,623

Total assets	$68,833	$232,705	$(14,356)		$287,182	$(20,548)		$266,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Reserves for losses and loss adjustment expenses	$—	$82,354	$—		$82,354	$—		$82,354
Reinsurance payable on paid losses and loss adjustment expenses	—	900	—		900	—		900
Unearned and advanced premium reserves	—	59,448	—		59,448	—		59,448
Reinsurance funds held and balances payable	—	42,752	—		42,752	—		42,752
Notes payable and accrued interest	—	20,201	(1,401	)(3)	18,800	—		18,800
Subordinated debentures and accrued interest	—	1,821	—		1,821	—		1,821
Common stock, subject to possible conversion	20,548	—	(20,548	)(4)	—	—		—
Deferred underwriters’ fees	1,929	—	(1,929	)(5)	—	—		—
Accounts payable and accrued expenses	129	16,686	—		16,815	—		16,815

Total liabilities	22,606	224,162	(23,878)		222,890	—		222,890

Stockholders’ Equity
Preferred stock	—	1,000	(1,000	)(6)	—	—		—
Common stock	1	2	(2)		1	—		1
Paid-in capital	45,728	5,484	11,022	(7)	62,234	(20,548	)(8)	41,686
Accumulated earnings	498	1,618	(498)		1,618	—		1,618
Accumulated other comprehensive income, net of deferred income taxes	—	439	—		439	—		439

Total stockholders’ equity	46,227	8,543	9,522		64,292	(20,548)		43,744

Total liabilities and stockholders’ equity	$68,833	$232,705	$(14,356)		$287,182	$(20,548)		$266,634

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
THREE MONTHS ENDED MARCH 31, 2009

							Pro Forma		Pro Forma
	Inter-		Pro Forma		Pro Forma		Adjustments -		Combined -
	Atlantic		Adjustments -		Combined -		Maximum		Maximum
	Financial,		No		No		Allowable		Allocable
	Inc.	Patriot	Conversions		Conversions		Conversions		Conversions
	(in thousands)
Revenues
Premiums earned	$—	$11,773	$—		$11,773		$—		$11,773
Insurance services income	—	1,725	—		1,725		—		1,725
Net investment income	42	472	(9	)(9)	505		(13	)(13)	492
Net realized gains on investments	—	620	—		620		—		620

Total revenues	42	14,590	(9)		14,623		(13)		14,610

Expenses
Net losses and loss adjustment expenses	—	6,606	—		6,606		—		6,606
Net policy acquisition and underwriting expenses	—	3,250	—		3,250		—		3,250
Other operating expenses	—	1,977	—		1,977		—		1,977
Formation and administrative costs	148	—	(148	)(10)	—		—		—
Interest expense	—	362	(23	)(11)	339		—		339

Total expenses	148	12,195	(171)		12,172		—		12,172

Income (loss) before income tax expense	(106)	2,395	162		2,451		(13)		2,438

Income Tax Expense (Benefit)	(14)	830	55	(12)	871		(4	)(12)	867

Net Income (Loss)	$(92)	$1,565	$107		$1,580		$(9)		$1,571

Earnings (Loss) Per Common Share (Not Subject to Conversion in the Case of Inter-Atlantic Financial, Inc.)
Basic	$(.01)	$1.15			$.11				$.11
Diluted	(.01)	1.14			.11				.11

Weighted Average Common Shares Outstanding (Not Subject to Conversion in the Case of Inter-Atlantic Financial, Inc.)
Basic	7,903	1,361			14,803	(14)			14,803	(14)
Diluted	11,881	1,369			14,803	(14)			14,803	(14)

(1)	Reclassification to cash and cash equivalents.

(2)	Reclassification from investments held in Trust Account, net of (i) redemption costs for approximately 10.9 million outstanding Inter-Atlantic Financial warrants at $.50 per warrant, (ii) $7.5 million of transaction costs, including $1.9 million of deferred underwriters’ fees and (iii) approximately $1.4 million payment of a Patriot note payable to an officer.

(3)	Payment of a Patriot note payable to an officer.

(4)	Reclassification of liability for common stock subject to possible conversion to paid-in capital.

(5)	Payment of Inter-Atlantic Financial deferred underwriters’ fees.

(6)	Conversion of Patriot Series A convertible preferred stock to Inter-Atlantic Class B common stock.

(7)	Redemption of approximately 10.9 million outstanding Inter-Atlantic Financial warrants at $.50 per warrant, payment of $5.6 million of transaction costs, reclassification of liability for common stock subject to possible conversion, reclassification of Inter-Atlantic Financial accumulated earnings to paid-in capital, and conversion of Patriot Series A convertible preferred stock to Inter-Atlantic Financial Class B common stock.

(8)	Conversion of 29.99% of the outstanding Inter-Atlantic Financial common shares.

(9)	Adjustment to investment income attributable to a reduction in invested assets associated with warrant redemptions, transaction costs and payment of a Patriot note payable to an officer, net of pro forma adjustments to after-tax net income (loss).

(10)	Elimination of Inter-Atlantic Financial formation and administrative costs.

(11)	Elimination of interest expense on a Patriot note payable to an officer.

(12)	Tax effect of pro forma adjustments to pre-tax net income (loss) at a statutory 34% rate.

(13)	Adjustment to investment income attributable to a reduction in invested assets associated with conversion of 29.99% of the outstanding Inter-Atlantic Financial common shares.

(14)	Because the Company’s Class B common stock is automatically convertible to Class A common stock on a one-for-one basis upon the earlier (i) of payment of $2.40 aggregate dividends to Class A shareholders or (ii) Class A shares trade above $11 per share for an average of 20 consecutive trading days, pro forma combined weighted average shares outstanding are presented under the if-converted method pursuant to SFAS No. 128, Earnings Per Share.

Pro forma combined weighted average common shares outstanding exclude additional Class B common stock which may be issued in the event that, at any time after the closing date but prior to the fifth anniversary of the closing date of the transaction, the average closing trading price on the NYSE Amex (or on another national securities market on which the Company’s common stock is then quoted for trading) of Inter-Atlantic Financial common stock for 20 consecutive trading days equals or exceeds the following per share amounts: (i) $12, (ii) $13, (iii) $14, (iv) $15 and (v) $16.

Pro forma combined basic and diluted weighted average common shares outstanding assume the redemption of 10.9 million outstanding Inter-Atlantic Financial warrants at $.50 per warrant, but exclude the dilutive effect, if any, of outstanding options for approximately 163,500 Patriot common shares, which will be converted to options for approximately 984,000 Inter-Atlantic Financial Class B common shares upon the consummation of the acquisition, because of the inability to assess the fair value of Inter-Atlantic Financial Class B common shares.

Note 1:	Pro forma combined financial statements exclude the effects of the loss, if any, of the utilization of Patriot net operating loss carryforwards in connection with a change in control. Patriot’s deferred tax asset associated with these net operating loss carryforwards at March 31, 2008 was approximately $206,000.

Note 2:	Pro forma combined financial statements exclude the effects of dividends to be paid to Inter-Atlantic Financial Class A stockholders subsequent to the transaction.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2008

						Pro Forma		Pro Forma
	Inter-		Pro Forma		Pro Forma	Adjustments -		Combined -
	Atlantic		Adjustments -		Combined -	Maximum		Maximum
	Financial,		No		No	Allowable		Allocable
	Inc.	Patriot	Conversions		Conversions	Conversions		Conversions
	(in thousands)
Revenues
Premiums earned	$—	$49,220	$—		$49,220	$—		$49,220
Insurance services income	—	5,657	—		5,657	—		5,657
Net investment income	1,050	2,028	(219	)(1)	2,859	(318	)(5)	2,541
Net realized losses on investments	—	(1,037)	—		(1,037)	—		(1,037)

Total revenues	1,050	55,868	(219)		56,699	(318)		56,381

Expenses
Net losses and loss adjustment expenses	—	28,716	—		28,716	—		28,716
Net policy acquisition and underwriting expenses	—	13,535	—		13,535	—		13,535
Other operating expenses	—	10,930	—		10,930	—		10,930
Formation and administrative costs	447	—	(447	)(2)	—	—		—
Interest expense	—	1,437	(47	)(3)	1,390	—		1,390

Total expenses	447	54,618	(494)		54,571	—		54,571

Other Income	—	1,469	—		1,469	—		1,469

Loss from Write-Off of Deferred Equity Offering Costs	—	(3,486)	—		(3,486)	—		(3,486)

Income (loss) before income tax expense	603	(767)	275		111	(318)		(207)

Income Tax Expense (Benefit)	280	(643)	94	(4)	(269)	(108	)(4)	(377)

Net Income (Loss)	$323	$(124)	$182		$380	$(210)		$170

Earnings (Loss) Per Common Share (Not Subject to Conversion in the Case of Inter-Atlantic Financial, Inc.)
Basic	$.04	$(.09)			$.03			$.01
Diluted	.03	(.09)			.03			.01

Weighted Average Common Shares Outstanding (Not Subject to Conversion in the Case of Inter-Atlantic Financial, Inc.)
Basic	7,903	1,361			14,803 (6)			14,803 (6)
Diluted	11,698	1,361			14,803 (6)			14,803 (6)

(1)	Adjustment to investment income attributable to a reduction in invested assets associated with warrant redemptions, transaction costs and payment of a Patriot note payable to an officer, net of pro forma adjustments to after-tax net income (loss).

(2)	Elimination of Inter-Atlantic Financial formation and administrative costs.

(3)	Elimination of interest expense on a Patriot note payable to an officer.

(4)	Tax effect of pro forma adjustments to pre-tax net income (loss) at a statutory 34% rate.

(5)	Adjustment to investment income attributable to a reduction in invested assets associated with conversion of 29.99% of the outstanding Inter-Atlantic Financial common shares.

(6)	Because the Company’s Class B common stock is automatically convertible to Class A common stock on a one-for-one basis upon the earlier (i) of payment of $2.40 aggregate dividends to Class A shareholders or (ii) Class A shares trade above $11 per share for an average of 20 consecutive trading days, pro forma combined weighted average shares outstanding are presented under the if-converted method pursuant to SFAS No. 128, Earnings Per Share.

Pro forma combined weighted average common shares outstanding exclude additional Class B common stock which may be issued in the event that, at any time after the closing date but prior to the fifth anniversary of the closing date of the transaction, the average closing trading price on the NYSE Amex (or on another national securities market on which the Company’s common stock is then quoted for trading) of Inter-Atlantic Financial common stock for 20 consecutive trading days equals or exceeds the following per share amounts: (i) $12, (ii) $13, (iii) $14, (iv) $15 and (v) $16.

Pro forma combined basic and diluted weighted average common shares outstanding assume the redemption of 10.9 million outstanding Inter-Atlantic Financial warrants at $.50 per warrant, but exclude the dilutive effect, if any, of outstanding options for approximately 163,500 Patriot common shares, which will be converted to options for approximately 984,000 Inter-Atlantic Financial Class B common shares upon the consummation of the acquisition, because of the inability to assess the fair value of Inter-Atlantic Financial Class B common shares.

Note 1:	Pro forma combined financial statements exclude the effects of the loss, if any, of the utilization of Patriot net operating loss carryforwards in connection with a change in control. Patriot’s deferred tax asset associated with these net operating loss carryforwards at December 31, 2008 was approximately $529,000.

Note 2:	Pro forma combined financial statements exclude the effects of dividends to be paid to Inter-Atlantic Financial Class A stockholders subsequent to the transaction.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of Inter-Atlantic’s common stock as of May 20, 2009 by:
•	each person known by Inter-Atlantic to be the beneficial owner of more than 5% of Inter-Atlantic’s outstanding shares of common stock;
•	each of Inter-Atlantic’s officers and directors; and
•	all of Inter-Atlantic’s officers and directors as a group.
Unless otherwise indicated, Inter-Atlantic believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address	Amount and Nature of Beneficial
of Beneficial Owner(1)	Ownership	Percent of Class
Malibu Partners(2)	2,054,180	19.59
Polar Securities Inc. and affiliates(3)	933,717	8.61
QVT Financial L.P. and affiliates(4)	817,472	7.54
Bulldog Investors and affiliates(5)	696,800	6.42
Deutsche Bank AG	646,565	5.96
Andrew S. Lerner(6)	469,060	4.47
Stephen B. Galasso(7)	263,109	2.51
Brett G. Baris	234,530	2.24
Robert M. Lichten	234,530	2.24
Frederick S. Hammer	234,530	2.24
D. James Daras	90,276	0.86
Samuel J. Weinhoff	4,386	0.04
All officers and directors as a group	1,530,421	14.60

(1)	Assumes that 1,875,000 founders’ shares and the 8,610,300 units sold in the IPO and over-allotment are outstanding, but not: (a) the exercise of the 8,610,300 warrants to purchase shares of our common stock included in such units, (b) 525,000 shares of our common stock included in the representative unit purchase option, (c) 525,000 shares of common stock underlying warrants included in the representative’s unit purchase option and (d) 2,300,000 shares of common stock underlying the founders’ warrants.

(2)	Includes shares that may be deemed beneficially owned by Malibu Partners LLC (“Malibu”), Broad Beach Partners LLC, and Kenneth J. Abdalla, each an affiliate of Malibu Partners LLC. Malibu Partners LLC has delegated discretion to vote and dispose of the shares. The address of the principal business office of each of Malibu Partners LLC, Broad Beach Partners LLC and Kenneth J. Abdalla is 15332 Antioch Street, #582, Pacific Palisades, CA 90272.

(3)	Includes shares that may be deemed beneficially owned by North Pole Capital Master Fund (“North Pole”), an affiliate of Polar Securities Inc. (“Polar Securities”). Polar Securities serves as the investment manager to North Pole and a number of discretionary accounts with respect to which it has voting and dispositive authority over the shares. The address of the principal business office of each of North Pole and Polar Securities is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

(4)	Includes shares that may be deemed beneficially owned by QVT Financial GP LLC, QVT Fund LP, QVT Associates GP LLC, each an affiliate of QVT Financial LP. The address of the principal business office of each of QVT Financial LP, QVT Financial GP LLC and QVT Associates GP LLC is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The address of the principal business office of QVT Fund LP is Walkers SPV, Walkers House, Mary Street, George Town, Grand Cayman, KY1 9001 Cayman Islands.

(5)	Includes shares that may be deemed beneficially owned by Phillip Goldstein and Andrew Dakos, each a principal of Bulldog Investors. The address of the principal place of business of Bulldog Investors is Park 80 West, Plaza Two, Saddle Brook, NJ 07663.

(6)	Includes 90,000 shares beneficially owned by Mr. Lerner’s children and other family members.

(7)	The beneficial owner is the Stephen and Linda Galasso Family Trust.
Our officers and directors purchased in a pre-offering private placement transaction a combined total of 2,100,000 warrants and Michael P. Esposito, Jr., one of our stockholders, purchased 200,000 warrants, from us at a price of $1.00 per warrant. These warrants, which we collectively refer to as the founders’ warrants, will not be sold or transferred by the purchasers who initially purchase these warrants from us until the completion of our initial business combination. The $2,300,000 purchase price of the founders’ warrants were added to the proceeds of the IPO and over-allotment option and are also held in our trust account pending our completion of one or more business combinations. If we do not complete one or more business combinations that meet the criteria described in this report and our certificate of incorporation, then the $2,300,000 purchase price of the founders’ warrants will become part of the liquidation distribution to the public stockholders and the founders’ warrants will expire worthless.
Our officers and directors, collectively, beneficially own approximately 14.6% of the issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively influence the outcome of all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.
All of the shares of our common stock outstanding prior to the IPO were placed in escrow with American Stock Transfer & Trust Company, as escrow agent, until one year following the consummation of the business combination.
During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our initial stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to October 3, 2007.
Messrs. Andrew Lerner, Stephen Galasso, James Daras, Brett Baris, Frederick Hammer, Samuel Weinhoff and Robert Lichten are deemed to be our “parents” and “promoters” as these terms are defined under the Federal securities laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In January, 2007, we issued 1,875,000 shares of our common stock for an aggregate amount of $25,000 in cash, at an average purchase price of approximately $0.0133 per share. These individuals currently own the following shares after taking into account resales of certain shares which occurred in July and September 2007.

	Number of
Name	Shares	Relationship to US

Andrew S. Lerner	469,060	Chief Executive Officer and Director
Stephen B. Galasso	263,109	Senior Strategic Officer and Director
Brett G. Baris	234,530	Executive Vice President
Frederick S. Hammer	234,530	Director
Robert M. Lichten	234,530	Director
Michael P. Esposito, Jr.	120,937	Stockholder
P. Carter Rise	111,821	Advisor
Matthew D. Vertin	111,821	Advisor
D. James Daras	90,276	Executive Vice President, Chief Financial Officer and Director
Samuel J. Weinhoff	4,386	Director

Total Shares	1,875,000
Our officers and directors have collectively purchased from us a combined total of 2,100,000 of our warrants and Michael Esposito, Jr., one of our stockholders, purchased 200,000 warrants, each at a price of $1.00 per warrant. These warrants, which we collectively refer to as the founders’ warrants, will not be sold or transferred by the purchasers who initially purchase these warrants from us until the completion of our initial business combination. The $2,300,000 purchase price of the founders’ warrants were added to the proceeds of the IPO and are held in our trust account pending our completion of one or more business combinations. If we do not complete one or more business combinations that meet the criteria described in this report, then the $2,300,000 purchase price of the founders’ warrants will become part of the liquidation distribution to our public stockholders and the founders’ warrants will expire worthless.
The holders of the majority of the 1,875,000 shares, together with the holders of the founders’ warrants, are entitled to require us, on up to two occasions, to register these shares and the 2,300,000 founders’ warrants and the 2,300,000 shares of common stock underlying the founders’ warrants. The holders of the majority of these shares and the founders’ warrants may elect to exercise these registration rights at any time after the date on which these shares of common stock and founders’ warrants are released from escrow, which, except in limited circumstances, is not before the one year anniversary from the consummation of a business combination in the case of the common stock, and the consummation of a business combination in the case of the founders’ warrants. In addition, these stockholders and the holders of the founders’ warrants have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares are released from escrow or the founders’ warrants become exercisable, as the case may be. We will bear the expenses incurred in connection with the filing of any such registration statements.
Inter-Atlantic Group has also made available to us a $500,000 limited recourse line of credit which bears interest at the federal funds target interest rate (0-0.25% as of May 15, 2009). Repayment of the line of credit is payable prior to the business combination solely from the $1,100,000 of interest earned on the trust account which is available for working capital, solely to the extent there is more than $7.96 per share in the trust account. As of May 15, 2009, $150,000 had been extended to us under the line of credit.
Because the founders’ warrants sold in the pre-offering private placement were originally issued pursuant to an exemption from registration requirements under the federal securities laws, founders’ warrants will be exercisable even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such warrants is not current.

Inter-Atlantic Group, an affiliate of certain of the officers and directors, provided us an interest-free loan of $250,000 which was used to pay a portion of the expenses of this offering, such as SEC registration fees, FINRA registration fees, NYSE Amex listing and application fees and legal and accounting fees and expenses. The $250,000 loan from Inter-Atlantic Group was repaid without interest on the consummation of the offering. We repaid this loan from the proceeds of the IPO not held in trust.
We are paying Inter-Atlantic Group $7,500 per month for use of office space, utilities, administrative, technology and secretarial services. This arrangement has been agreed to by us for our benefit and is not intended to provide our officers or directors compensation in lieu of salary. We believe, based on rents and fees for similar services in New York, New York, that such fees are at least as favorable as we could have obtained from an unaffiliated person. This arrangement will terminate upon completion of a business combination or the distribution of our trust account to our public stockholders. Inter-Atlantic Management Services LLC also purchased 4,688 shares of our common stock in January 2007 as part of the 1,875,000 shares of common stock issued. These shares were subsequently purchased at cost by certain of our stockholders.
We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations (including possible payments to unaffiliated third parties for their performance of due diligence). There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged. Accountable out-of-pocket expenses incurred by our officers and directors will not be repaid out of proceeds held in trust until these proceeds are released to us upon the completion of a business combination, provided there are sufficient funds available for reimbursement after such consummation.
Other than the reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our officers or directors or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.
Our officers and directors do not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount held outside of our trust account unless the business combination is consummated and there are sufficient funds available for reimbursement after such consummation. The financial interest of such persons could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest.
After the consummation of a business combination, if any, to the extent our directors remain as directors of the resulting business, we anticipate that they will receive compensation comparable to directors at other similarly-situated companies.
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable than are available from unaffiliated third parties and any transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Our equity securities trade on the NYSE Amex. Each of our units consists of one share of common stock and one warrant and trades on the NYSE Amex under the symbol “IAN.U.” On October 23, 2007, the warrants and common stock underlying our units began to trade separately on the NYSE Amex under the symbols “IAN.WS” and “IAN,” respectively. Each warrant entitles the holder to purchase one share of our common stock at a price of $4.50 commencing on the later of our consummation of a business combination or October 2, 2008, provided in each case that there is an effective registration statement covering the shares of common stock underlying the warrants in effect. The warrants expire on October 2, 2011, unless earlier redeemed.
The following table sets forth, the high and low closing sales price of our units, common stock and warrants as reported on the NYSE Amex. Prior to October 3, 2007, there was no established public trading market for our securities.

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
December 31, 2007	$8.25	$8.00	$7.34	$7.25	$0.95	$0.84
March 31, 2008	$8.10	$7.57	$7.48	$7.26	$0.87	$0.30
June 30, 2008	$7.89	$7.45	$7.57	$7.29	$0.40	$0.28
September 30, 2008	$7.76	$7.60	$7.62	$7.27	$0.35	$0.25
December 31, 2008	$7.59	$7.10	$7.35	$7.05	$0.20	$0.02
March 31, 2009	$7.70	$7.33	$7.80	$7.35	$0.08	$0.02
Holders of Common Equity
As of May 20, 2009, there were three holders of record of our units, eighteen holders of record of our warrants and eighteen holders of record of our common stock. Such numbers do not include beneficial owners holding shares, warrants or units through nominee names.
Dividends
We have not paid any dividends on our common stock to date and we do not intend to pay cash dividends prior to the consummation of a business combination. After we complete a business combination we intend to pay a quarterly cash dividend of $0.20. The payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after a business combination will be within the discretion of our then-board of directors.
Recent Sales of Unregistered Securities
(a) During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Stockholders	Number of Shares (1)
Andrew S. Lerner(2)	450,000
Stephen B. Galasso(3)	281,250
D. James Daras	225,000
Brett G. Baris	225,000
Robert M. Lichten	225,000
Frederick S. Hammer	225,000
Carter Rise	119,531
Matthew D. Vertin	119,531
Inter-Atlantic Management Services LLC(4)	4,688

Total	1,875,000

(1)	Does not reflect certain resales of our common shares which occurred in July 2007 and September 2007.

(2)	Includes 90,000 shares beneficially owned by Mr. Lerner’s children and other family members.

(3)	The beneficial owner is the Stephen and Linda Galasso Family Trust.

(4)	These shares were subsequently sold by Inter-Atlantic Management Services LLC to Samuel J. Weinhoff, our director, at cost.

Such shares were issued on January 31, 2007 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. The shares issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.013 per share. No underwriting discounts or commissions were paid with respect to such sales.
Prior to the closing of the IPO, our officers and directors, collectively purchased a combined total of 2,100,000 warrants and one of our stockholders purchased 200,000 warrants, each at a price of $1.00 per warrant for a total of $2,300,000. The warrants were sold pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.
Contemporaneous with the closing of the IPO, we also issued an option to purchase 525,000 units to Morgan Joseph & Co in exchange for $100, which, if exercised, will result in the issuance of an additional 525,000 shares and 525,000 warrants. The option was sold pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.
Securities Authorized for Issuance Under Equity Compensation Plans
We have no compensation plans under which equity securities are authorized for issuance.
Use of Proceeds from our Initial Public Offering
On October 9, 2007, we completed our IPO of 7,500,000 Units. Each Unit consists of one share of our common stock, par value $0.0001 per share, (the “common stock”) and one warrant entitling the holder to purchase one share of our common stock at a price of $4.50. The public offering price of each Unit was $8.00, and we generated gross proceeds of $60,000,000 in the IPO. On October 16, 2007, we consummated the closing of 1,110,300 Units pursuant to the underwriters’ over-allotment option which generated gross proceeds of 8,882,400. Of the $68,882,400 in gross proceeds from the IPO and the exercise of the over-allotment option: (i) we deposited $66,215,928 into a trust account maintained by American Stock Transfer & Trust Company, as trustee, which proceeds were invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and included $2,755,296 of contingent underwriting discount; (ii) the underwriters received $2,066,472 as underwriting discount (excluding the contingent underwriting discount); and (iii) we retained approximately $600,000 for offering expenses. In addition, we deposited into the trust account $2,300,000 that we received from the issuance and sale of an aggregate of 2,100,000 warrants to our executive officers and directors and 200,000 warrants to one of our stockholders. Morgan Joseph & Co, Inc., acted as representatives of the underwriters. The securities sold in the offering were registered under the Securities Act of 1933 on a registration statement on Form S-1 (333-140690) that was declared effective on October 2, 2007.
Dividends
Inter-Atlantic has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. It is the present intention of Inter-Atlantic’s Board of Directors to pay a quarterly dividend of $0.20 to the holders of Class A common stock — See “Charter Amendment Proposal” on p. 57.
Patriot
There is no established public trading market for the shares of common stock of Patriot because it is a private company. There are currently 19 holders of the shares of Patriot common stock and Patriot preferred stock.

DESCRIPTION OF INTER-ATLANTIC’S SECURITIES FOLLOWING THE ACQUISITION
The following description of the material terms of the capital stock and warrants of Inter-Atlantic following the acquisition includes a summary of specified provisions of the proposed amendments to Inter-Atlantic’s certificate of incorporation which will be in effect upon completion of the acquisition and upon adoption of the charter amendment proposal and the director proposal. This description is subject to the relevant provisions of Delaware General Corporation Law. If the acquisition proposal, the charter amendment proposal and the director proposal are adopted at the special meeting, the resulting changes to Inter-Atlantic’s certificate of incorporation will be reflected in an amended and restated certificate of incorporation in the form of Annex B to this document, which is incorporated in this document by reference. If the director proposal is not adopted, the amendments providing for the change of Inter-Atlantic’s corporate name will not be included in its amended and restated certificate of incorporation.
General
Inter-Atlantic’s authorized capital stock will consist of 50 million shares of all classes of capital stock, of which 49 million will be shares of common stock, par value, $0.0001 per share, and 1 million will be shares of preferred stock, par value of $0.0001 per share.
Units
Each unit consists of one share of common stock and one warrant, which started trading separately as of the opening of trading on October 23, 2007. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.50 per share. Patriot’s obligation to complete the acquisition is conditioned upon amending the terms of the warrants such that all outstanding warrants shall be effectively redeemed at closing of the acquisition for no more than $0.50 per warrant.
Common Stock
•	The current holders of Inter-Atlantic common stock will be holders of Class A common stock following the closing of the acquisition and the current holders of Patriot capital stock will receive Class B common stock. The rights of the Class A and Class B common stock shall be identical except that Class A common stockholders are anticipated to receive a dividend of $0.20 per share per quarter. Such Class A common stock is to receive an aggregate of $2.40 in dividends, inclusive of any quarterly dividends, on or prior to a change of control transaction or liquidation. It is anticipated that the Inter-Atlantic Class B common stock to be received by current Patriot stockholders will not receive dividends. The Inter-Atlantic Class B common stock only converts into Class A common stock after the Class A common stock receives $2.40 per share aggregate dividends, or share price exceeds an average price of $11 per share for 20 consecutive trading days, whichever is earlier.
•	The holders of shares of Inter-Atlantic’s common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preferred stock, the holders of the shares of common stock of Inter-Atlantic are entitled to receive dividends if and when declared by the Board of Directors of Inter-Atlantic. Subject to the prior rights of the holders, if any, of the preferred shares, the holders of Inter-Atlantic’s shares of common stock are entitled to share ratably in any distribution of the assets of Inter-Atlantic upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.
•	Inter-Atlantic’s amended and restated certificate of incorporation will not include the provisions of Inter-Atlantic’s current certificate of incorporation regarding the liquidation of Inter-Atlantic in the event that Inter-Atlantic does not consummate a business combination within 24 months from the date of the consummation of its initial public offering.

Preferred Stock
Shares of preferred stock may be issued from time to time in one or more series and Inter-Atlantic’s Board of Directors, without approval of the stockholders, is authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series of shares of preferred stock. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Inter-Atlantic’s shares of common stock.
As of the date of this document, there are no outstanding shares of preferred stock of any series.
Unissued Shares of Capital Stock
Common Stock. After the acquisition, Inter-Atlantic will have outstanding 17,385,300 shares of common stock assuming that none of the public stockholders elect to exercise their conversion rights. In addition, 11,960,300 shares will have been reserved on Inter-Atlantic’s books and records for issuance upon the exercise of outstanding warrants and issuance of the securities underlying the outstanding unit purchase options, if exercised. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval (subject to applicable securities laws and the rules of any securities market or exchange on which Inter-Atlantic’s common stock is quoted at the time). While the additional shares are not designed to deter or prevent a change of control, under some circumstances Inter-Atlantic could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with Inter-Atlantic’s Board of Directors in opposing a hostile takeover bid.
Preferred Stock. After the acquisition, Inter-Atlantic will not have outstanding any shares of preferred stock.
Board of Directors; Vacancies
Inter-Atlantic’s Board of Directors currently has seven members, but will be expanded to eight members following the acquisition. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the Board, will hold office until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of Inter-Atlantic’s Board of Directors that would effect a change of control.
Limitation of Liability of Directors
The amended and restated certificate of incorporation will continue to provide that no director will be personally liable to Inter-Atlantic or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the Delaware General Corporation Law applies. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws. Inter-Atlantic’s certificate of incorporation does not eliminate its directors’ fiduciary duties. The inclusion of this provision in the certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Inter-Atlantic and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.
The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Inter-Atlantic’s amended and restated certificate of incorporation will continue to provide that Inter-Atlantic will indemnify its directors to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, Inter-Atlantic will be required to indemnify its directors for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s position with Inter-Atlantic or another entity that the director serves as a director, officer, employee or agent at Inter-Atlantic’s request, subject to various conditions, and to advance funds to Inter-Atlantic’s directors before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of Inter-Atlantic.
Warrants
Inter-Atlantic currently has warrants outstanding to purchase 10,910,300 shares of Inter-Atlantic common stock, which entitle the registered holder to purchase one share of Inter-Atlantic’s common stock at a price of $4.50 per share, subject to adjustment as discussed below, at any time commencing on the later of:
•	the completion of a business combination; or
•	October 9, 2008.
It is a closing condition to the acquisition that these warrants be redeemed on or prior to the closing date.
The warrants sold in the IPO are issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and Inter-Atlantic.
The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Inter-Atlantic’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Inter-Atlantic, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Inter-Atlantic has agreed to meet these conditions and use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. Inter-Atlantic will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Inter-Atlantic will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
In addition, options to purchase a total of 525,000 units at an exercise price of $10.00 per unit (with each unit consisting of one share of Inter-Atlantic’s common stock and one warrant, each to purchase one share of Inter-Atlantic’s common stock at an exercise price of $4.50 per share) were sold in connection with the underwriting of Inter-Atlantic’s initial public offering.
Quotation or Listing
Inter-Atlantic’s outstanding units, common stock and warrants currently are quoted on the NYSE Amex.
Transfer Agent and Registrar
The Transfer Agent and Registrar for the shares of Inter-Atlantic common stock, warrants and units is American Stock Transfer & Trust Company.

COMPARISON OF STOCKHOLDER RIGHTS
Inter-Atlantic is incorporated under the laws of the State of Delaware. The following is a comparison of the material rights of the current stockholders of Inter-Atlantic, and the stockholders of Inter-Atlantic after the acquisition, under Inter-Atlantic’s amended and restated certificate of incorporation and the statutory framework in Delaware assuming adoption of the acquisition proposal and the director proposal. If both the acquisition proposal and the director proposal are adopted at the special meeting, the resulting changes to Inter-Atlantic’s certificate of incorporation will be reflected in an amended and restated certificate of incorporation in the form of Annex B to this document, which is incorporated in this document by reference.
The following description does not purport to be complete and is qualified by reference to Delaware General Corporation Law and Inter-Atlantic’s amended and restated certificate of incorporation.
Comparison of Certain Certificate of Incorporation Provisions of Inter-Atlantic before and after the acquisition.

	Current Certificate of	Amended and Restated
Provision	Incorporation	Certificate of Incorporation

Name of corporation	Inter-Atlantic Financial, Inc.	Patriot Risk Management, Inc.

Authorized capital stock	50 million, of which:	[_____] million, of which:

	• 49 million are shares of common stock, par value $0.0001 per share; and	• [_____] million are shares of common stock, par value $0.0001 per share; and

• 1 million are shares of preferred stock, par value $0.0001 per share.
•     [_____] million are shares of preferred stock, par value $0.0001 per share of which [_____] million shares will be classified as Class A common stock (including all currently outstanding shares of common stock) and [_____] million shares will be classified Class B common stock.

Board of Directors	The Board of Directors must have not less than 1 and not more than 15 directors. The exact number is determined from time to time by resolution adopted by a majority of the entire Board of Directors. Inter-Atlantic currently has 7 directors.	The Board of Directors must have not less than 3 and not more than 13 directors. The exact number is determined from time to time by resolution adopted by a majority of the entire Board of Directors. The Inter-Atlantic Board will be expanded to 8 members.

Qualification of Directors	Directors need not be stockholders.	Same.

Cumulative voting	None.	None.

Classes of Directors	Directors are classified.	Same.

Vacancies on the Board	Vacancies (unless they are the result of the action of stockholders) and newly-created directorships are filled by the majority vote of the remaining directors in office, even though less than a quorum, or by a sole remaining director. Vacancies that result from the action of stockholders are filled by the stockholders.	Same.

Board quorum and vote	A majority of the entire Board of Directors constitutes a quorum.	Same.

	Current Certificate of	Amended and Restated
Provision	Incorporation	Certificate of Incorporation

Stockholder approval of “Business Combinations”	“Business combination” is subject to approval of a majority of the shares issued in Inter-Atlantic’s initial public offering. If Inter-Atlantic does not consummate a business combination by October 9, 2009, then Inter-Atlantic’s officers must take all actions necessary to dissolve and liquidate Inter-Atlantic.	Holders of Inter-Atlantic’s common stock will not have special approval rights over any transactions (subject to the Delaware General Corporate Law, applicable securities laws and regulations of any national market on which Inter-Atlantic’s common stock may be traded in the future).

No automatic liquidation provisions and the corporate existence is perpetual.

Annual stockholder meetings	Date, time and place of the annual meeting is determined by the Board of Directors.	Same.

Amendments to organized documents	Amendments to Inter-Atlantic’s certificate of incorporation generally must be approved by the Board of Directors and by a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series.	Require the affirmative vote of 66 2/3% of all stockholders entitled to vote, votes together as a single class, to (i) amend the certificate of incorporation or adopt a bylaw inconsistent with the certificate of incorporation and (ii) rename a director for case.

Exculpation and Indemnification of directors, officers and employees	A director may not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:	Same.

• for any breach of the director’s duty of loyalty;

• for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• under Section 174 of the Delaware General Corporation Law; or

• for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors must be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

	Current Certificate of	Amended and Restated
Provision	Incorporation	Certificate of Incorporation

Duration	Limited by necessity to consummate a business combination.	Perpetual

Dividend Rights	None.	Class A common stock is anticipated to receive a dividend of $0.20 per share per quarter, and an aggregate of $2.40 in dividends, inclusive of any quarterly dividend. It is anticipated that the Inter-Atlantic Class B common stock to be received by current Patriot stockholders will not receive dividends.

§203 of the Delaware General Corporation Law	Governed by §203	Governed by §203

STOCKHOLDER PROPOSALS
If the acquisition is not approved, Inter-Atlantic will be liquidated and will not hold any further annual meetings in 2009. If the acquisition is consummated, Inter-Atlantic’s 2010 annual meeting of stockholders will be held on or about [                    ], 2010 unless the date is changed by Inter-Atlantic’s Board of Directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2010 annual meeting, you must give timely notice of the proposal, in writing, along with any supporting materials to Inter-Atlantic’s secretary at Inter-Atlantic’s principal office in New York, New York. To be timely, the notice has to be given by [                    ], 2010. The proxy or proxies designated by the Board of Directors will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2010 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by Inter-Atlantic on or before [                    ], 2010 and certain other conditions of the applicable rules of the SEC are satisfied.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The financial statements of Inter-Atlantic as of December 31, 2008 and 2007 and for the periods then ended, included in this proxy statement have been audited by Rothstein Kass & Co. P.C., its independent registered public accountants. Rothstein Kass & Co., P.C. has acted as independent auditor for Inter-Atlantic since 2007.
WHERE YOU CAN FIND MORE INFORMATION
Inter-Atlantic files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.
You may read and copy reports, proxy statements and other information filed by Inter-Atlantic with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at Headquarters Office, 100 F Street, N.E., Room 1580 Washington, DC 20549.
You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Headquarters Office, 100 F Street, N.E., Room 1580 Washington, DC 20549.
Inter-Atlantic files its reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may access information on Inter-Atlantic at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this document, or any annex to this document, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this document.
All information contained in this document relating to Inter-Atlantic has been supplied by Inter-Atlantic, and all such information relating to Patriot has been supplied by Patriot. Information provided by either of us does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this document, any of the documents mentioned herein, or if you have questions about the acquisition, you should contact:
Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Phone: 800-607-0088

Index to Financial Statements

Page
Patriot Consolidated Financial Statements

Interim Consolidated Financial Statements as of March 31, 2009 and for the three month period ended March 31, 2009 and 2008 of Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Consolidated Balance Sheets as of March 31, 2009 (Unaudited) and December 31, 2008	F-3

Consolidated Statements of Income (Unaudited) for the three months ended March 31, 2009 and March 31, 2008	F-4

Consolidated Statements of Stockholders’ Equity (Unaudited) for the three months ended March 31, 2009	F-5

Consolidated Statements of Cash Flows (Unaudited) for the three months ended March 31, 2009 and March 31, 2008	F-6

Notes to Unaudited Consolidated Financial Statements	F-7

Audited Consolidated Financial Statements as of December 31, 2008 and for the three years in the period ended December 31, 2008 of Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Report of Independent Registered Public Accounting Firm	F-20

Consolidated Balance Sheets December 31,2008 and 2007	F-21

Consolidated Statements of Income For the Years Ended December 31, 2008, 2007 and 2006	F-22

Consolidated Statements of Stockholders’ Equity For the Years Ended December 31, 2008, 2007 and 2006	F-23

Consolidated and Combined Statements of Cash Flows For the Years Ended December 31, 2008, 2007 and 2006	F-24

Notes to Consolidated and Combined Financial Statements	F-25

Inter-Atlantic Financial Statements

Interim Consolidated Financial Statements as of March 31, 2009, for the three month periods ended March 31, 2009 and 2008 and for the period from January 12, 2007 (inception) through March 31, 2009 of Inter-Atlantic Financial, Inc.

Condensed Balance Sheet March 31, 2009 (Unaudited) and December 31, 2008	F-53

Unaudited Condensed Statements of Operations For the Three Months Ended March 31, 2009 and March 31, 2008 and the Period from January 12, 2007 (inception) through March 31, 2009	F-54

Unaudited Condensed Statement of Stockholder’s Equity For the Period from January 12, 2007 (inception) through March 31, 2009	F-55

Unaudited Condensed Statement of Cash Flows For the Three Months Ended March 31, 2009 and March 31, 2008 and the Period from January 12, 2007 (inception) through March 31, 2009	F-56

Page
Notes to Consolidated and Combined Financial Statements	F-57

Audited Consolidated Financial Statements as of December 31, 2008 and for the two years in the period ended December 31, 2008 and the period from January 12, 2007 (inception) to December 31, 2008 of Inter-Atlantic Financial, Inc.

Report of Independent Registered Public Accounting Firm	F-65

Balance Sheets December 31, 2008 and 2007	F-66

Statements of Operations For the Year Ended December 31, 2008, the period from January 12, 2007 (inception) to December 31, 2007 and the period from January 12, 2007 (inception) to December 31, 2008	F-67

Statements of Stockholders’ Equity For the period from January 12, 2007 (inception) to December 31, 2008	F-68

Statements of Cash Flows For the year ending December 31, 2008, the period from January 12, 2007 (inception) to December 31, 2007 and the period from January 12, 2007 (inception) to December 31, 2008	F-69

Notes to Consolidated and Combined Financial Statements	F-70

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries
Consolidated Balance Sheets (in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)

Assets

Investments
Debt securities, available for sale, at fair value	$49,881	$54,373
Equity securities, available for sale, at fair value	204	222
Short-term investments	142	244
Real estate held for the production of income	249	250

Total investments	50,476	55,089

Cash and cash equivalents	3,262	8,333
Premiums receivable, net	76,210	58,826
Deferred policy acquisition costs, net of deferred ceding commissions	687	—
Prepaid reinsurance premiums	39,216	33,731
Reinsurance recoverable, net
Unpaid losses and loss adjustment expenses	45,088	37,492
Paid losses and loss adjustment expenses	4,464	4,642
Funds held by ceding companies and other amounts due from reinsurers	2,757	2,507
Net deferred tax assets	3,636	3,967
Fixed assets, net	593	733
Receivable from related party	—	500
Federal income taxes recoverable	406	110
Intangible assets	1,287	1,287
Other assets, net	4,623	4,075

Total Assets	$232,705	$211,292

Liabilities and Stockholders’ Equity

Liabilities
Reserves for losses and loss adjustment expenses	$82,354	$74,550
Reinsurance payable on paid losses and loss adjustment expenses	900	756
Unearned and advanced premium reserves	59,448	44,613
Deferred ceding commissions, net of deferred policy acquisition costs	—	83
Reinsurance funds withheld and balances payable	42,752	47,449
Notes payable, including $1.5 million of related party notes payable, and accrued interest of $223,000 and $224,000	20,201	20,783
Subordinated debentures, including accrued interest of $187,000 and $175,000	1,821	1,809
Accounts payable and accrued expenses	16,686	14,112

Total liabilities	224,162	204,155

Stockholders’ Equity
Series A convertible preferred stock	1,000	1,000
Common stock	1	1
Series B common stock	1	1
Paid-in capital	5,484	5,456
Accumulated earnings	1,618	72
Accumulated other comprehensive income, net of deferred income taxes	439	607

Total stockholders’ equity	8,543	7,137

Total Liabilities and Stockholders’ Equity	$232,705	$211,292

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries
Consolidated Statements of Income (in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)

Revenues
Premiums earned	$11,773	$8,705
Insurance services income	1,725	1,624
Investment income, net	472	413
Net realized gains on investments	620	—

Total revenues	14,590	10,742

Expenses
Net losses and loss adjustment expenses	6,606	5,600
Net policy acquisition and underwriting expenses	3,250	1,186
Other operating expenses	1,977	2,198
Interest expense	362	395

Total expenses	12,195	9,379

Income before income tax expense	2,395	1,363

Income Tax Expense	830	439

Net income	$1,565	$924

Earnings Per Common Share
Basic	$1.15	$.68
Diluted	1.14	.68

Weighted Average Common Shares Outstanding:
Basic	1,361	1,358
Diluted	1,369	1,366

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly Owned Subsidiaries
Consolidated Statements of Stockholders’ Equity (in thousands)

										Retained	Accumulated
	Series A Convertible				Series A		Series B			Earnings	Other	Total
	Preferred Stock		Common Stock		Common Stock		Common Stock		Paid-in	(Deficit)	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Accumulated	Income (Loss)	Equity

Unaudited

Balance, December 31, 2008	1,000	$1,000	561	1	—	—	800	1	5,456	72	607	7,137

Stock-based compensation expense	—	—	—	—	—	—	—	—	28	—	—	28
Repurchase and retirement of 215,263 shares of common stock at par value	—	—	(215)	—	—	—	—	—	—	—	—	—
Series A convertible preferred stock dividend	—	—	—	—	—	—	—	—	—	(19)	—	(19)

Balance before comprehensive income	1,000	1,000	346	1	—	—	800	1	5,484	53	607	7,146

Comprehensive income
Net income	—	—	—	—	—	—	—	—	—	1,565	—	1,565
Net unrealized depreciation in available for sale securities, net of deferred taxes of $84,000	—	—	—	—	—	—	—	—	—	—	(168)	(168)

Total comprehensive income	—	—	—	—	—	—	—	—	—	1,565	(168)	1,397

Balance, March 31, 2009	1,000	$1,000	346	$1	—	$—	800	$1	$5,484	$1,618	$439	$8,543

Unaudited

Balance, December 31, 2007	—	$—	—	$—	561	$1	800	$1	$5,363	$196	$(125)	$5,436

Stock-based compensation expense	—	—	—	—	—	—	—	—	69	—	—	93

Balance before comprehensive income	—	—	—	—	—	—	800	1	5,432	196	(125)	5,505

Comprehensive income
Net income	—	—	—	—	—	—	—	—	—	924	—	924

Net unrealized appreciation in available for sale securities, net of deferred taxes of $179,000	—	—	—	—	—	—	—	—	—	—	347	347

Total comprehensive income	—	—	—	—	—	—	—	—	—	924	347	1,271

Balance, March 31, 2008	—	$—	—	$—	561	$1	800	$1	$5,432	$1,120	$222	$6,776

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries
Consolidated Statements of Cash Flows (in thousands)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)

Operating Activities
Net income	$1,565	$924
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(620)	—
Depreciation and amortization	203	180
Stock compensation expense	28	69
Amortization (accretion) of debt securities	76	53
Deferred income tax benefit	416	(227)
Changes in certain assets and liabilities:
Decrease (increase) in:
Premiums receivable	(17,384)	(28,466)
Deferred policy acquisition costs, net of deferred ceding commissions	(687)	693
Prepaid reinsurance premiums	(5,485)	(19,463)
Reinsurance recoverable on:
Unpaid losses and loss adjustment expenses	(7,596)	(2,036)
Paid losses and loss adjustment expenses	178	2,704
Funds held by ceding companies and other amounts due from reinsurers	(250)	(704)
Federal income tax recoverable	(296)	—
Other assets	(615)	(1,883)
Increase (decrease) in:
Reserves for losses and loss adjustment expenses	7,804	3,895
Reinsurance payable on paid loss and loss adjustment expenses	144	180
Unearned and advanced premium reserves	14,835	28,637
Deferred ceding commissions, net of deferred policy acquisition costs	(83)
Reinsurance funds withheld and balances payable	(4,697)	8,492
Federal income taxes payable	—	735
Accounts payable and accrued expenses	2,566	7,836

Net cash provided by (used in) operating activities	(9,898)	1,619

Investment Activities
Proceeds from sales and maturities of debt securities	9,661	4,291
Purchases of debt securities	(4,860)	(5,726)
Net sales (purchases) of short-term investments	102	(1,435)
Purchases of fixed assets	—	(32)
Disposal of fixed assets	5	—

Net cash provided by (used in) investment activities	4,903	(2,902)

Financing Activities
Repayment of notes payable	(581)	(232)
Change in receivable from related party for Series A convertible preferred stock	500	—

Net cash used in financing activities	(81)	(232)

Decrease in cash and cash equivalents	(5,071)	(1,515)

Cash and cash equivalents, beginning of period	8,333	4,943

Cash and cash equivalents, end of period	$3,262	$3,427

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and Its Wholly Owned Subsidiaries
Notes to Consolidated Financial Statements
(1)	Summary of Significant Accounting Policies
Basis of Presentation and Management Representation
The accompanying consolidated financial statements of Patriot Risk Management, Inc. and its wholly-owned subsidiaries (Company) include the accounts of Patriot Risk Management, Inc., a holding company, and its wholly-owned subsidiaries, which include (i) Guarantee Insurance Group, Inc. and its wholly- owned subsidiary, Guarantee Insurance Company (Guarantee Insurance), a property/casualty insurance company and (ii) PRS Group, Inc. and its wholly-owned subsidiaries, Patriot Risk Services, Inc., Patriot Re International, Inc., Patriot Risk Management of Florida, Inc. and Patriot Insurance Management Company, Inc. Such statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements.
In the opinion of management, the consolidated financial statements reflect all normal recurring adjustments necessary to present a fair statement of the Company’s results for the interim period in accordance with GAAP. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known and such changes could impact the amounts reported and disclosed herein. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results expected for the full year.
On November 26, 2007, the directors of the Company deemed it advisable and in the Company’s best interests to proceed with the steps necessary to effectuate an initial public offering and take such actions necessary to file a Registration Statement on Form S-1 relating to the issuance and sale by the Company of its common stock, including the prospectus contained therein and all required exhibits thereto with the United States Securities and Exchange Commission. An initial public offering has not yet been consummated due to the prevailing conditions of the capital markets. In 2008, the Company wrote off approximately $3.5 million of deferred equity offering costs incurred in connection with its efforts to consummate an initial public offering.
These financial statements and the notes thereto should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2008 and accompanying notes included herein.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The most significant estimates that are susceptible to significant change in the near-term relate to the determination of reserves for losses and loss adjustment expenses. Although considerable variability is inherent in these estimates, management believes that the current estimates are reasonable in all material respects. The estimates are reviewed regularly and adjusted as necessary. Adjustments related to changes in estimates are reflected in the Company’s results of operations in the period in which those estimates changed.
Revenue Recognition
Premiums are earned pro rata over the terms of the policies, which are typically annual. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums. The Company estimates earned but unbilled premiums at the end of each period by analyzing historical earned premium adjustments made and applying an adjustment percentage to premiums earned for the period.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
Through PRS Group, Inc., the Company earns insurance services income by providing a range of insurance services almost exclusively to Guarantee Insurance, both on its behalf and on behalf of the segregated portfolio captives and its quota share reinsurers. Insurance services income is earned in the period that the services are provided. Insurance services include nurse case management, cost containment and captive management services. Insurance service income for nurse case management services is based on a monthly charge per claimant. Insurance service income for cost containment services is based on a percent of claim savings. Insurance services income for captive management services is based on a percentage of earned premium ceded to captive reinsurers in the alternative market. Unconsolidated insurance services segment income includes all insurance services income earned by PRS Group, Inc. However, the insurance services income earned by PRS Group, Inc. from Guarantee Insurance that is attributable to the portion of the insurance risk that Guarantee Insurance retains is eliminated upon consolidation. Therefore, the Company’s consolidated insurance services income consists of the fees earned by PRS Group, Inc. that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurers, which represent the fees paid by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurers for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, the Company treats ceding commissions as a reduction in underwriting expenses.
Dividend and interest income are recognized when earned. Amortization of premiums and accrual of discounts on investments in debt securities are reflected in earnings over the contractual terms of the investments in a manner that produces a constant effective yield. Realized gains and losses on dispositions of securities are determined by the specific-identification method.
The Company’s investments are evaluated for other-than-temporary impairment using both quantitative and qualitative methods that include, but are not limited to (a) an evaluation of the Company’s ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value, (b) the recoverability of principal and interest related to the security, (c) the duration and extent to which the fair value has been less than the amortized cost, (d) the financial condition, near-term and long-term earnings and cash flow prospects of the issuer, including relevant industry conditions and trends, and implications of rating agency actions and (e) the specific reasons that a security is in a significant unrealized loss position, including market conditions that could affect access to liquidity. A decline in the market value of an available-for-sale security below its amortized cost that is deemed to be other than temporary, results in a write-down of the cost basis of that security to fair value and a realized investment loss.
Reserves for Losses and Loss Adjustment Expenses
Loss and loss adjustment expense reserves represent the estimated ultimate cost of all reported and unreported losses incurred through the end of the period. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate cost of losses and loss adjustment expenses thereon. However, because of the uncertainty from various sources, including changes in reporting patterns, claims settlement patterns, judicial decisions, legislation and economic condition, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Loss and loss adjustment expense reserve estimates are periodically reviewed and adjusted as necessary as experience develops or new information becomes known. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.
Estimating liabilities for unpaid claims and reinsurance recoveries for asbestos and environmental claims is subject to significant uncertainties that are generally not present for other types of claims. The ultimate cost of these claims cannot be reasonably estimated using traditional loss estimating techniques. The Company establishes liabilities for reported asbestos and environmental claims, including cost of litigation, as information permits. This information includes the status of current law and coverage litigation, whether an insurable event has occurred, which policies and policy years might be applicable and which insurers may be liable, if any. In addition, incurred but not reported liabilities have been established by management to cover potential additional exposure on both known and unasserted claims. Given the expansion of coverage and liability by the courts and legislatures in the past and the possibilities of similar interpretation in the future, there is significant uncertainty regarding the extent of the insurers’ liability.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
In management’s judgment, information currently available has been adequately considered in estimating the Company’s ultimate cost of insured events. However, future changes in these estimates could have a material adverse effect on the Company’s financial condition.
Reinsurance
Reinsurance premiums, losses, and loss adjustment expenses are accounted for on bases consistent with those used in accounting for the underlying policies issued and the terms of the reinsurance contracts.
Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance contracts do not relieve the Company from its primary obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk with respect to the individual reinsurer that participates in its ceded programs to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral as deemed appropriate to secure amounts recoverable from reinsurers.
Income Taxes
The Company files a consolidated federal income tax return. The tax liability of the group is apportioned among the members of the group in accordance with the portion of the consolidated taxable income attributable to each member of the group, as if computed on a separate return. To the extent that the losses of any member of the group are utilized to offset taxable income of another member of the group, the Company takes the appropriate corporate action to “purchase” such losses. To the extent that a member of the group generates any tax credits, such tax credits are allocated to the member generating such tax credits. Deferred income taxes are recorded on the differences between the tax bases of assets and liabilities and the amounts at which they are reported in the financial statements. Deferred income taxes are also recorded for operating loss and tax credit carryforwards. Recorded amounts are adjusted to reflect changes in income tax rates and other tax law provisions as they become enacted and represent management’s best estimate of future income tax expenses or benefits that will ultimately be incurred or recovered. The Company maintains a valuation allowance for any portion of deferred tax assets which management believes it is more likely than not that the Company will be unable to utilize to offset future taxes.
Earnings Per Share
Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per common share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of the Company’s outstanding stock options, common shares released from restriction upon the vesting of the Company’s outstanding restricted stock and the impact of common shares issuable upon conversion of preferred stock outstanding.
Recent Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements but applies whenever other standards require or permit assets or liabilities to be measured by fair value. The Company adopted SFAS No. 157 for its financial assets and financial liabilities effective January 1, 2008. The adoption of SFAS No. 157 did not have a material impact on the Company’s consolidated financial statements.
In February 2008, the FASB approved the issuance of FASB Staff Position (“FSP”) FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-2 defers the effective date of SFAS No. 157 until January 1, 2009 for non-financial assets and non-financial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis. The implementation of this FSP did not have a material impact on the Company’s results of operation or financial position.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset when the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP is effective from October 10, 2008, including prior periods for which financial statements have not been issued. The implementation of this FSP did not have a material impact on the Company’s results of operation or financial position.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates. For items for which the fair value option has been elected, unrealized gains and losses are to be reported in earnings at each subsequent reporting date. The fair value option is irrevocable unless a new election date occurs, may be applied instrument by instrument, with a few exceptions, and applies only to entire instruments and not to portions of instruments. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting. The Company’s adoption of SFAS No. 159 effective January 1, 2008 did not have a material impact on the Company’s consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R is effective for acquisitions during the fiscal years beginning after December 15, 2008 and early adoption is prohibited. This statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Management is reviewing this guidance; however, the effect of the statement’s implementation will depend upon the extent and magnitude of acquisitions, if any, after March 31, 2009.
In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and early adoption is prohibited. This statement establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The effect of the statement’s implementation was not material to the Company’s results of operations or financial position.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This statement changes the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about how and why an entity uses derivative instruments, how an entity accounts for the derivatives and hedged items, and how derivatives and hedged items affect an entity’s financial position, performance and cash flows. The effect of the statement’s implementation was not material to the Company’s disclosures.
In March 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts — an interpretation of FASB Statement No. 60. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. Earlier application is not permitted except for disclosures about the risk-management activities of the insurance enterprise, which is effective for the first interim period beginning after the issuance of SFAS No. 163. This statement requires an insurance enterprise to recognize a claim liability prior to an insured event when there is evidence that credit deterioration has occurred in an insured financial obligation. This statement also clarifies how FASB Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Finally, this statement requires expanded disclosures about financial guarantee contracts focusing on the insurance enterprise’s risk-management activities in evaluating credit deterioration in its insured financial obligations. The effect of the statement’s implementation was not material to the Company’s results of operations or financial position. As of March 31, 2009, the Company had no financial guarantee contracts that required expanded disclosures under this statement.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
(2)	Debt Securities
The Company classifies its debt securities as available for sale. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities", debt securities at March 31, 2009 and December 31, 2008 were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.
The amortized cost, gross unrealized gains, gross unrealized losses and fair values of debt securities available for sale at March 31, 2009 and December 31, 2008 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
March 31, 2009 (Unaudited)	Cost	Gains	Losses	Fair Value
	(in thousands)

U.S. government securities	$3,977	$210	$—	$4,187
U.S. government agencies	300	9	—	309
Asset-backed and mortgage-backed securities	11,924	292	623	11,593
State and political subdivisions	21,319	1,155	4	22,470
Corporate securities	11,435	154	267	11,322

	$48,955	$1,820	$894	$49,881

		Gross	Gross
	Amortized	Unrealized	Unrealized
December 31, 2008	Cost	Gains	Losses	Fair Value
	(in thousands)

U.S. government securities	$3,981	$247	$—	$4,228
U.S. government agencies	300	11	—	311
Asset-backed and mortgage-backed securities	16,128	806	617	16,317
State and political subdivisions	23,058	867	11	23,914
Corporate securities	9,745	72	214	9,603

	$53,212	$2,003	$842	$54,373

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
The estimated fair value and gross unrealized losses on debt securities available for sale, aggregated by investment category and length of time that individual investment securities have been in a continuous unrealized loss position, as of March 31, 2009 and December 31, 2008 are as follows:

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
March 31, 2009 (Unaudited)	Value	Losses	Value	Losses	Value	Losses
	(in thousands, except numbers of securities data)

U.S. government securities	$—	$—	$—	$—	$—	$—
U.S. government agencies	—	—	—	—	—	—
Asset-backed and mortgage-backed securities	1,858	151	2,032	472	3,890	623
State and political subdivisions	157	4	—	—	157	4
Corporate securities	2,525	117	4,204	150	6,729	267

Total	$4,540	$272	$6,236	$622	$10,776	$894

Total number of securities in an unrealized loss position		16		20		36

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2008	Value	Losses	Value	Losses	Value	Losses
	(in thousands, except numbers of securities data)

U.S. government securities	$—	$—	$—	$—	$—	$—
U.S. government agencies	—	—	—	—	—	—
Asset-backed and mortgage-backed securities	3,598	518	359	99	3,957	617
State and political subdivisions	745	11	—	—	745	11
Corporate securities	6,882	214	—	—	6,882	214

Total	$11,224	$742	$359	$99	$11,583	$842

Total number of securities in an unrealized loss position		42		3		45

The Company’s evaluation of other than temporary impairment is performed on a quarterly basis. For all securities with a market value less than 95% of book value and a quality rating of less than AA-, cashflows are generated using 12 month assumptions. Any securities with a forecasted yield less than current book yield are subject to an other than temporary impairment adjustment.
In reaching the conclusion that the investments in an unrealized loss position are not other than temporarily impaired, the Company considered the fact that no securities had a forecasted yield less than current book yield as of March 31, 2009. Additionally, with respect to investments in an unrealized loss position, the Company was not aware of any specific events which caused concerns with regard to credit quality, there were no past due interest payments, the Company has the ability and intent to retain the investment for a sufficient amount of time to allow an anticipated recovery in value and the changes in market value were considered consistent with overall market conditions.
(3)	Fair Value Measurements
The Company adopted SFAS No. 157, “Fair Value Measurements”, effective January 1, 2008. The adoption of SFAS No. 157 did not have any impact on the Company’s consolidated financial condition or results of operations, but resulted in expanded disclosures about securities measured at fair value, as discussed below.
The Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”, effective January 1, 2008. The Company did not elect the fair value option for existing eligible items under SFAS No. 159 and, accordingly, adoption of the provisions of SFAS No. 159 had no effect on our consolidated financial condition or results of operations.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
SFAS No. 157 establishes a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (Observable Units) and the reporting entity’s own assumptions about market participants’ assumptions (Unobservable Units). The hierarchy level assigned to each security in the Company’s available-for-sale debt and equity securities portfolio is based upon the Company’s assessment of the transparency and reliability of the inputs used in the valuation as of the measurement date. The three hierarchy levels are as follows:

Definition
Level 1	Observable unadjusted quoted prices in active markets for identical securities

Level 2	Observable inputs other than quoted prices in active markets for identical securities, including:
(i)	quoted prices in active markets for similar securities,

(ii)	quoted prices for identical or similar securities in markets that are not active,

(iii)
inputs other than quoted prices that are observable for the security (e.g. interest rates, yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credit risks and default rates, and

(iv)	inputs derived from or corroborated by observable market data by correlation or other means

Level 3	Unobservable inputs, including the reporting entity’s own data, as long as there is no contrary data indicating market participants would use different assumptions
All of the Company’s debt and equity securities are classified as Level 1 or Level 2 under SFAS No. 157. If securities are traded in active markets, quoted prices are used to measure fair value (Level 1). All of the Company’s Level 2 securities are priced based on observable inputs, including (i) quoted prices in active markets for similar securities, (ii) quoted prices for identical or similar securities in markets that are not active or (iii) other observable inputs, including interest rates, volatilities, prepayment speeds, credit risks and default rates for the security. The Company’s management is responsible for the valuation process and uses data from outside sources to assist with establishing fair value. As part of the Company’s process of reviewing the reasonableness of data obtained from outside sources, management reviews, in consultation with its investment portfolio manager, pricing changes that differ from those expected in relation to overall market conditions.
The following table presents the Company’s debt and equity securities available for sale, classified by the SFAS No. 157 valuation hierarchy, as of March 31, 2009:

	Fair Value Measurement, Using
	Quoted
	Prices
	In Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Securities	Inputs	Inputs
Unaudited	(Level 1)	(Level 2)	(Level 3)	Total
	(in thousands)

Debt securities	$3,929	$45,952	$—	$49,881
Equity securities	204	—	—	204

	$4,133	$45,952	$—	$50,085

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
(4)	Notes Payable and Subordinated Debentures
Effective March 30, 2006, the Company entered into a loan agreement for $8.7 million with an interest rate of prime plus 4.5% (effectively 7.75% at March 31, 2009). In September 2007, the Company borrowed an additional $5.7 million from the same lender under the same interest rate terms as the loan taken in 2006. The principal balance and accrued interest associated with this loan at March 31, 2009 were approximately $12.1 million and $41,000, respectively. Principal and interest payments, which are made monthly, were approximately $185,000 at March 31, 2009.
Effective December 31, 2008, the Company entered into a loan agreement for $5.4 million with an interest rate of prime plus 4.5% (effectively 7.75% at March 31, 2009). The proceeds of the loan, net of loan fees, totaled approximately $5.0 million and were used to provide $2.1 million of additional surplus to Guarantee Insurance and settle an intercompany payable to Guarantee Insurance of $2.9 million. The principal balance and accrued interest associated with this loan at March 31, 2009 were approximately $5.3 million and $18,000, respectively. Principal and interest payments are made monthly and are approximately $81,000 at March 31, 2009.
Due to the variable rate, the principal and interest payment on these loans may change. These loans are secured by a first lien on all of the assets of Patriot Risk Management, Inc., PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Patriot Underwriters, Inc. and Patriot Risk Management of Florida, Inc. Additionally, the loan is guaranteed by the Company’s Chairman, President, Chief Executive Officer and the beneficial owner of a majority of the Company’s outstanding shares. The loans have financial covenants requiring that the Company maintain consolidated GAAP stockholders’ equity of at least $5.5 million and that Guarantee Insurance maintain GAAP equity of at least $14.5 million. The Company was in compliance with these covenants at March 31, 2009.
Effective June 26, 2008, the Company entered into a loan agreement for $1.5 million from its Chairman, President, Chief Executive Officer and the beneficial owner of a majority of the Company’s outstanding shares with an interest rate of prime plus 3% (6.25% at March 31, 2009). The proceeds of the loan, net of loan fees, totaled approximately $1.3 million and were used to provide additional surplus to Guarantee Insurance. The principal balance and accrued interest associated with this loan at March 31, 2009 were approximately $1.4 million and $1,000, respectively. Interest payments on the loan, which were payable monthly, were approximately $8,000 at December 31, 2008. Due to the variable rate, the interest payment may change. The principal balance of the loan was originally due on December 26, 2008, but was extended by amendment to June 27, 2009. Pursuant to the due date extension, the Company made a $50,000 principal payment on the loan in January 2009 and began making $25,000 monthly principal payments beginning in February 2009.
During 2005, the Company issued subordinated debentures totaling $2.0 million. The debentures have a 3-year term and bear interest at the rate of 3% compounded annually. The debentures are subject to renewal on the same terms and conditions at the end of the term. The principal balance and accrued interest on these debentures at March 31, 2009 were approximately $1.6 million and $187,000, respectively.
(5)	Reinsurance
To reduce the Company’s exposure to losses from events that cause unfavorable underwriting results, the Company reinsures certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers under quota share and excess of loss agreements. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies.
Quota Share Reinsurance
With respect to traditional business, effective July 1, 2007 the Company entered into a quota share agreement pursuant to which it cedes 50.0% of premiums, losses and certain loss adjustment expenses, excluding business written in South Carolina, Georgia, and Indiana. This quota share agreement covers all losses less than $500,000. The quota share agreement was renewed effective July 1, 2008 under substantially similar terms, except that the renewal period for one of the participating quota share reinsurers, to whom the Company ceded 37.5%, expired on January 1, 2009.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
In addition, with respect to traditional business, the Company entered into a quota share agreement pursuant to which it ceded approximately $12.9 million of gross unearned premium reserves as of December 31, 2008.
With respect to alternative market business involving a segregated portfolio captive risk sharing mechanism, the Company generally cedes 90% of premiums and losses and loss adjustment expenses to the segregated portfolios captive reinsurer.
Excess of Loss Reinsurance
Pursuant to separate excess of loss reinsurance agreements for the Company’s traditional and alternative market business, Guarantee Insurance cedes 100% of losses up to $4.0 million in excess of $1.0 million per occurrence. Pursuant to excess of loss reinsurance agreements covering both traditional and alternative market business, Guarantee Insurance cedes 100% of losses up to $15 million in excess of $5 million per occurrence.
Effects of Reinsurance
Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company maintained an allowance for uncollectible reinsurance recoverable balances of $300,000 at March 31, 2009 and December 31, 2008. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.
The effects of reinsurance on premiums written and earned are as follows:

	Three Months Ended March 31,
	2009		2008
Unaudited	Written	Earned	Written	Earned
	(in thousands)

Direct and assumed premiums	$39,189	$24,718	$50,596	$22,054
Ceded premiums	18,092	12,945	32,655	13,349

Net premiums	$21,097	$11,773	$17,941	$8,705

(6)	Net Losses and Loss Adjustment Expenses
For the three months ended March 31, 2009, the Company recorded unfavorable development of approximately $600,000 on its workers’ compensation business, primarily attributable to the 2007 accident year, and approximately $200,000 on its legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years. For the three months ended March 31, 2008, the Company recorded unfavorable development of approximately $700,000 on its workers’ compensation business and approximately $400,000 on its legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years.
(7)	Share-Based Compensation Plan
In 2005, the Company approved a share-based compensation plan (Plan). The Plan authorized a company stock option plan, pursuant to which stock options may be granted to executive management to purchase up to 240,000 shares of Series A common stock and to the board of directors to purchase up to 75,000 shares of Series A common stock.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
The following is a summary of the Company’s stock option activity and related information for the three months ended March 31, 2009:

		Weighted
	Number of	Average
	Options	Exercise
Unaudited	(in thousands)	Price
Options outstanding, December 31, 2008	163	$7.37

Options outstanding, March 31, 2009	163	$7.37

Options exercisable, March 31, 2009	128	$7.19

In connection with the Company’s share-based compensation plan, compensation expense of $28,000 and $69,000 was recognized for the three months ended March 31, 2009 and 2008, respectively, pursuant to SFAS No. 123(R).
(8)	Income Taxes
The Company’s actual income tax rates, expressed as a percent of net income before income tax expense, vary from statutory federal income tax rates due to the following:

	Three Months Ended March 31,
	2009		2008
Unaudited	Amount	Rate	Amount	Rate
	(in thousands)

Income before income tax expense	$2,395		$1,363

Income tax at statutory rate	$814	34.0%	$463	34.0%
Tax effect of:
Tax exempt investment income	(58)	(2.4)	(60)	(4.4)
Other items, net	74	3.1	36	2.6

Actual income tax rate	$830	34.7%	$439	32.2%

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and financial reporting for uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition, measurement and presentation of uncertain tax positions taken or expected to be taken in an income tax return. The Company adopted the provisions of FIN 48 effective January 1, 2007. Reserves for uncertain tax positions as of both March 31, 2009 and December 31, 2008 associated with FIN 48 were approximately $421,000. The Company had no accrued interest or penalties related to uncertain tax positions as of December 31, 2008 or 2007.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
(9)	Capital, Surplus and Dividend Restrictions
At the time the Company acquired Guarantee Insurance, it had a large statutory accumulated deficit. At March 31, 2009, the statutory accumulated deficit was approximately $95.1 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Moreover, pursuant to a consent order issued by Florida OIR on December 29, 2007 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, the Company is prohibited from paying dividends, without Florida OIR approval, until December 29, 2009. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without the prior approval of the Florida OIR. No dividends were paid for the three months ended March 31, 2009 or 2008.
Guarantee Insurance is required to periodically submit financial statements prepared in accordance with prescribed or permitted statutory accounting practices (SAP) to the Florida OIR. Prescribed SAP includes state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted SAP encompasses all accounting practices that are not prescribed; such practices may differ from company to company and may not necessarily be permitted in subsequent reporting periods. Guarantee Insurance has no permitted accounting practices. SAP varies from GAAP. Guarantee Insurance’s SAP surplus as regards policyholders was $17.1 million at March 31, 2009. Pursuant to the Florida OIR December 29, 2007 consent order, Guarantee Insurance is required to maintain a minimum capital and surplus of $9.0 million or 10% of its total liabilities excluding taxes, expenses and other obligations due or accrued. At March 31, 2009, 10% of Guarantee Insurance’s total liabilities excluding taxes, expenses and other obligations due or accrued were approximately $11.0 million.
Insurance companies are subject to certain Risk-Based Capital (RBC) requirements as specified by the Florida insurance laws. Under RBC requirements, the amount of capital and surplus maintained by a property/casualty insurance company is determined based on the various risk factors related to it. At December 31, 2008 the Company’s adjusted statutory capital and surplus was 236% of authorized control level risk based capital.
(10)	Segment Reporting
The Company operates two business segments — insurance services and insurance. Intersegment revenue is eliminated upon consolidation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.
In the insurance services segment, the Company principally provides nurse case management and cost containment services, currently to Guarantee Insurance, the segregated portfolio captives and its quota share reinsurer. The fees earned in the insurance services segment from Guarantee Insurance, attributable to the portion of the insurance risk it retains, are eliminated upon consolidation.
In the insurance segment, the Company provides workers’ compensation policies to businesses. These products include alternative market workers’ compensation insurance solutions — principally, segregated portfolio cell captive insurance arrangements and high deductible and retrospectively rated plans — and traditional guaranteed cost workers’ compensation plans.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
Certain other operating expenses incurred by Patriot Risk Management, Inc. are allocated to the insurance services and insurance segments based on management’s estimate of the applicability of these expenses to the segments’ operating results. It would be impracticable for the Company to determine the allocation of assets between the two segments. Business segment results are as follows:

	Three Months Ended March 31,
Unaudited	2009	2008
	(in thousands)
Revenues
Insurance services segment - insurance services income	$3,651	$2,939
Insurance segment:
Premiums earned	11,773	8,705
Net investment income	472	413
Net realized gains on investments	620	—

Insurance segment revenues	12,865	9,118
Intersegment revenues	(1,926)	(1,315)

Consolidated revenues	$14,590	$10,742

Pre-tax net income (loss)
Insurance services segment	$1,819	$919
Insurance segment	1,083	1,017
Non-allocated items	(507)	(573)

Consolidated pre-tax net income	$2,395	$1,363

Net income (loss)
Insurance services segment	$1,199	$606
Insurance segment	693	697
Non-allocated items	(327)	(379)

Consolidated net income	$1,565	$924

Items not allocated to segments’ pre-tax net income include the following:

	Three Months Ended March 31,
Unaudited	2008	2007
	(in thousands)
Holding company expenses	$(145)	$(178)
Interest expense	(362)	(395)

Total unallocated items before income tax benefit	(507)	(573)
Income tax benefit on unallocated items	(180)	(194)

Total unallocated items	$(327)	$(379)

(11)	Commitments and Contingencies
In October 2008, the Company cancelled its policy with its then largest policyholder, Progressive Employer Services (PES), for non-payment of premium and duplicate coverage. PES is a company controlled by Steve Herrig, an individual who, as of December 31, 2008, beneficially owned shares of the Company through Westwind Holding Company, LLC (Westwind), a company controlled and operated by Mr. Herrig. Westwind’s stock ownership represented approximately 15.8% of the Company’s outstanding common stock. Most of PES’ employees are located in Florida, where workers compensation insurance premium rates are established by the state. Premiums owing from PES totaled approximately $8.3 million as of March 31, 2009. The Company has filed a lawsuit against PES to collect these amounts due and owing.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
Management believes these amounts are collectible based upon the following factors: (i) billed amounts due from PES are based on statutorily-mandated experience rate modifications promulgated by the National Council on Compensation Insurance and actual premium audit findings; (ii) estimated unbilled amounts due from PES have been accrued in a manner consistent with industry practice; (iii) Florida statutes impose significant fines on employers and employer organizations for inappropriate reporting of payroll information or failing to provide reasonable access to payroll records for payroll verification audits; (iv) the Company has the right to access certain collateral pledged by Westwind as security for premium and other amounts owed by PES and Westwind, including funds held by Guarantee under reinsurance treaties, which totaled approximately $3.3 million as of December 31, 2008 and (v) PES has sufficient financial resources to repay its unsecured obligations. These amounts totaled approximately $3.3 million as of March 31, 2009. Additionally, pursuant to a Note Offset and Call Option Agreement with Westwind, the Company had the right to collateral in the form of the Company’s common shares owned by Westwind in the event it fails to adequately fund its segregated portfolio cell captive. On March 31, 2009, the Company determined that this segregated portfolio cell captive was underfunded and, accordingly, exercised its right to call the Company’s common stock held by Westwind.
On November 8, 2008, PES asserted a series of counter-claims against the Company alleging that it owes PES a dividend from its segregated portfolio cell captive, that it did not properly provide reports to PES, various breach of contract claims and allegations that the Company paid too much money to contain claim costs or otherwise resolve claims. On May 11, 2009, Westwind filed a lawsuit against the Company under causes of action of conversion and breach of contract to unwind or otherwise recover the stock obtained by the Company when it exercised its rights under the Note Offset and Call Option Agreement. The outcome of these matters cannot be determined with any reasonable certainty. The Company has not accrued any amounts related to these matters, and intends to vigorously defend itself against the counter claims and lawsuit.
In the normal course of business, the Company may be party to various legal actions, which the Company believes will not result in any material effect on the Company’s financial position or results of operations. The Company is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by the Company in estimating the losses and loss adjustment expense reserves. Management believes that the resolution of those actions will not have a material effect on the Company’s financial position or results of operations.
(12)	Subsequent Event
On April 23, 2009, Inter-Atlantic Financial, Inc., a Delaware corporation (“IAN”), entered into a Stock Purchase Agreement (the “Agreement”) with the Company and its shareholders who are a signatory to the Agreement, pursuant to which IAN agreed to acquire all of the Company’s issued and outstanding capital stock.
Under the terms of the Agreement, IAN will purchase all of the Company’s issued and outstanding capital stock in consideration for 6,900,000 shares of newly issued IAN Class B common stock, par value $0.0001 per share of common stock, and certain additional consideration, the latter contingent on the trading price of IAN’s Class A common stock subsequent to the transaction. The transaction is subject to customary closing conditions. In addition, the closing is conditioned on (a) the approval of the holders of a majority of the shares of IAN’s common stock issued in IAN’s initial public offering, (b) fewer than thirty percent (30%) of the shares of IAN common stock issued in IAN’s initial public offering voting against the transaction and electing to convert their shares into cash in accordance with IAN’s amended and restated certificate of incorporation, (c) regulatory approval, (d) amendment of IAN’s outstanding warrants and redemption of such warrants and (e) a minimum of $35,000,000 in cash at closing, net of transaction expenses and IAN share and warrant redemptions.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Patriot Risk Management, Inc.
Fort Lauderdale, Florida
We have audited the accompanying consolidated balance sheets of Patriot Risk Management, Inc. and its wholly-owned subsidiaries (Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patriot Risk Management, Inc. and its wholly-owned subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
Grand Rapids, Michigan
April 22, 2009

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Consolidated Balance Sheets (in thousands)

	December 31,
	2008	2007

Assets

Investments
Debt securities, available for sale, at fair value	$54,373	$55,688
Equity securities, available for sale, at fair value	222	634
Short-term investments	244	238
Real estate held for the production of income	250	256

Total investments	55,089	56,816

Cash and cash equivalents	8,333	4,943
Premiums receivable, net	58,826	36,748
Deferred policy acquisition costs, net of deferred ceding commissions	—	1,477
Prepaid reinsurance premiums	33,731	14,963
Reinsurance recoverable, net
Unpaid losses and loss adjustment expenses	37,492	43,317
Paid losses and loss adjustment expenses	4,642	4,202
Funds held by ceding companies and other amounts due from reinsurers	2,507	2,550
Net deferred tax assets	3,967	3,022
Fixed assets, net	733	1,165
Receivable from related party	500	—
Federal income taxes recoverable	110	391
Intangible assets	1,287	1,287
Other assets, net	4,075	4,356

Total Assets	$211,292	$175,237

Liabilities and Stockholders’ Equity

Liabilities
Reserves for losses and loss adjustment expenses	$74,550	$69,881
Reinsurance payable on paid losses and loss adjustment expenses	756	404
Unearned and advanced premium reserves	44,613	29,160
Deferred ceding commissions, net of deferred policy acquisition costs	83	—
Reinsurance funds withheld and balances payable	47,449	44,073
Notes payable, including $1.5 million of related party notes payable, and accrued interest of $224,000 and $180,000	20,783	15,108
Subordinated debentures, including accrued interest of $175,000 and $139,000	1,809	1,799
Accounts payable and accrued expenses	14,112	9,376

Total liabilities	204,155	169,801

Stockholders’ Equity
Series A convertible preferred stock	1,000	—
Common stock	1	—
Series A common stock	—	1
Series B common stock	1	1
Paid-in capital	5,456	5,363
Retained earnings	72	196
Accumulated other comprehensive income (loss), net of deferred income taxes	607	(125)

Total stockholders’ equity	7,137	5,436

Total Liabilities and Stockholders’ Equity	$211,292	$175,237

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Consolidated Statements of Income (in thousands, except per share data)

	2008	2007	2006
Revenues
Premiums earned	$49,220	$24,613	$21,053
Insurance services income	5,657	7,027	7,175
Net investment income	2,028	1,326	1,321
Net realized losses on investments	(1,037)	(5)	(1,346)

Total revenues	55,868	32,961	28,203

Expenses
Net losses and loss adjustment expenses	28,716	15,182	17,839
Net policy acquisition and underwriting expenses	13,535	6,023	3,834
Other operating expenses	10,930	8,519	9,704
Interest expense	1,437	1,290	1,109

Total expenses	54,618	31,014	32,486

Other Income	1,469	—	796

Loss from Write-off of Deferred Equity Offering Costs	(3,486)	—	—

Gain on Early Extinguishment of Debt	—	—	6,586

Income (loss) before income tax expense	(767)	1,947	3,099

Income Tax Expense (Benefit)	(643)	(432)	1,489

Net Income (Loss)	$(124)	$2,379	$1,610

Earnings (Loss) Per Common Share
Basic	$(.09)	$1.77	$1.16
Diluted	(.09)	1.76	1.15

Weighted Average Common Shares Outstanding:
Basic	1,361	1,342	1,392
Diluted	1,361	1,351	1,398

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Consolidated Statements of Stockholders’ Equity (in thousands)

										Retained	Accumulated
	Series A Convertible				Series A		Series B			Earnings	Other	Total
	Preferred Stock		Common Stock		Common Stock		Common Stock		Paid-in	(Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income (Loss)	Equity

Balance, January 1, 2006	—	$—	—	$—	384	$—	800	$1	$3,666	$(3,023)	$(328)	$316

Redemption of common stock	—	—	—	—	(94)	—	—	—	(812)	(170)	—	(982)
Cash dividends	—	—	—	—	—	—	—	—	—	(600)	—	(600)
Issuance of common stock and paid in capital	—	—	—	—	169	1	—	—	1,355	—	—	1,356
Unrestricted common stock grants	—	—	—	—	62	—	—	—	502	—	—	502
Stock-based compensation expense	—	—	—	—	—	—	—	—	190	—	—	190

Balance before comprehensive income	—	—	—	—	521	1	800	1	4,901	(3,793)	(328)	782

Comprehensive income
Net income	—	—	—	—	—	—	—	—	—	1,610	—	1,610

Net unrealized appreciation in available for sale securities, net of deferred taxes of $255,000	—	—	—	—	—	—	—	—	—	—	579	579
Reclassification adjustment for net gains realized in net income during the year, net of tax effect of $143,000	—	—	—	—	—	—	—	—	—	—	(277)	(277)

Total comprehensive income	—	—	—	—	—	—	—	—	—	1,610	302	1,912

Balance, December 31, 2006	—	—	—	—	521	1	800	1	4,901	(2,183)	(26)	2,694

Redemption of common stock	—	—	—	—	(13)	—	—	—	(100)	—	—	(100)
Unrestricted common stock grants	—	—	—	—	53	—	—	—	425	—	—	425
Stock-based compensation expense	—	—	—	—	—	—	—	—	137	—	—	137

Balance before comprehensive income	—	—	—	—	561	1	800	1	5,363	(2,183)	(26)	3,156

Comprehensive income
Net income	—	—	—	—	—	—	—	—	—	2,379	—	2,379

Net unrealized depreciation in available for sale securities, net of deferred taxes of $51,000	—	—	—	—	—	—	—	—	—	—	(99)	(99)

Total comprehensive income	—	—	—	—	—	—	—	—	—	2,379	(99)	2,280

Balance, December 31, 2007	—	—	—	—	561	1	800	1	5,363	196	(125)	5,436

Conversion of all outstanding shares of Series A common stock into common stock	—	—	561	1	(561)	(1)	—	—	—	—	—	—
Issuance of preferred stock	1,000	1,000	—	—	—	—	—	—	—	—	—	1,000
Stock-based compensation expense	—	—	—	—	—	—	—	—	93	—	—	93

Balance before comprehensive income	1,000	1,000	561	1	—	—	800	1	5,456	196	(125)	6,529

Comprehensive income
Net loss	—	—	—	—	—	—	—	—	—	(124)	—	(124)
Net unrealized appreciation in available for sale securities, net of deferred taxes of $374,000	—	—	—	—	—	—	—	—	—	—	732	732

Total comprehensive income	—	—	—	—	—	—	—	—	—	(124)	732	608

Balance, December 31, 2008	1,000	$1,000	561	$1	—	$—	800	$1	$5,456	$72	$607	$7,137

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Consolidated Statements of Cash Flows (in thousands)

	2008	2007	2006

Operating Activities
Net income (loss)	$(124)	$2,379	$1,610
Adjustments to reconcile net income to net cash from operating activities:
Gain on early extinguishment of debt	—	—	(6,586)
Forgiveness of debt in connection with commutation of reinsurance	(231)	—	—
Net realized losses on investments	1,037	5	1,346
Depreciation and amortization	844	1,030	396
Stock compensation expense	93	561	692
Amortization (accretion) of debt securities	263	(63)	(76)
Deferred income tax expense (benefit)	(1,318)	(1,331)	69
Changes in certain assets and liabilities:
Decrease (increase) in:
Premiums receivable	(22,078)	(17,298)	2,493
Deferred policy acquisition costs	1,477	(703)	636
Prepaid reinsurance premiums	(18,768)	(7,497)	(3,064)
Reinsurance recoverable on:
Unpaid losses and loss adjustment expenses	5,825	(2,214)	(19,404)
Paid losses and loss adjustment expenses	(440)	(3,774)	828
Funds held by ceding companies and other amounts due from reinsurers	43	(131)	(36)
Federal income taxes recoverable	281	—	—
Other assets	42	(193)	(3,001)
Increase (decrease) in:
Reserves for losses and loss adjustment expenses	4,669	3,928	26,475
Reinsurance payable on paid loss and loss adjustment expenses	352	(243)	(627)
Unearned and advanced premium reserves	15,453	13,517	2,429
Net deferred ceding commissions	83	—	—
Reinsurance funds withheld and balances payable	3,376	17,286	1,592
Federal income taxes payable	—	(1,829)	178
Accounts payable and accrued expenses	4,736	3,697	(961)

Net Cash Provided By (Used In) Operating Activities	(4,385)	7,127	4,989

Investment Activities
Proceeds from sales and maturities of debt securities	19,076	20,817	6,899
Purchases of debt securities	(17,544)	(45,224)	(22,168)
Proceeds from sales of equity securities	—	280	2,457
Purchases of equity securities	—	—	(1,766)
Net sales (purchases) of short-term investments	(6)	(238)	2,142
Purchases of fixed assets	(87)	(639)	(1,235)

Net Cash Provided by (Used In) Investment Activities	1,439	(25,004)	(13,671)

Financing Activities
Proceeds from notes payable	6,950	5,665	8,652
Repayment of notes payable	(1,114)	(586)	(2,320)
Proceeds from issuance of common stock	—	—	1,355
Net disbursements for redemption of common stock	—	(100)	(984)
Common stock dividends paid	—	—	(600)
Proceeds from issuance of preferred stock, net of receivable from related party	500	—	—

Net Cash Provided By Financing Activities	6,336	4,979	6,103

Increase (Decrease) in Cash and Cash Equivalents	3,390	(12,898)	(2,579)

Cash and Cash Equivalents, beginning of period	4,943	17,841	20,420

Cash and Cash Equivalents, end of period	$8,333	$4,943	$17,841

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$1,324	$1,188	$1,538
Income taxes	1,065	850	400

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
1.	Nature of Operations and Significant Accounting Policies
The accompanying consolidated financial statements of Patriot Risk Management, Inc. and its wholly-owned subsidiaries (Company) include the accounts of Patriot Risk Management, Inc., a holding company, and its wholly-owned subsidiaries, which include (i) Guarantee Insurance Group, Inc. and its wholly- owned subsidiary, Guarantee Insurance Company (Guarantee Insurance), a property/casualty insurance company and (ii) PRS Group, Inc. and its wholly-owned subsidiaries, Patriot Risk Services, Inc., Patriot Re International, Inc., Patriot Risk Management of Florida, Inc. and Patriot Insurance Management Company, Inc.
Through PRS Group, Inc. and its subsidiaries, the Company provides a range of insurance services, currently almost entirely to Guarantee Insurance, the segregated portfolio captives organized by Guarantee Insurance’s alternative market customers and its quota share reinsurers. The fees earned by PRS from Guarantee Insurance, attributable to the portion of the insurance risk it retains, are eliminated upon consolidation. The fees earned by PRS associated with the portion of the insurance risk assumed by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurer are reimbursed through a ceding commission. For financial reporting purposes, ceding commissions are treated as a reduction in underwriting expenses. The principal services provided by PRS include nurse case management and cost containment services for workers’ compensation claims. Patriot Risk Services, Inc. is currently licensed as an insurance agent or producer in 19 jurisdictions. Patriot Insurance Management Company is currently licensed as an insurance agent or producer in 34 jurisdictions, and Patriot Re International, Inc. is licensed as a reinsurance intermediary broker in 2 jurisdictions.
At the time that Guarantee Insurance was purchased in 2003, it had not written business since 1987 and held legacy net loss and loss adjustment expense reserves of approximately $3.2 million. Guarantee Insurance, which is domiciled in Florida, is actively licensed in 31 states and the District of Columbia and holds inactive licenses in an additional 9 states. Guarantee Insurance began writing both alternative market and traditional workers’ compensation business in 2004 and wrote workers’ compensation insurance in 22 states and the District of Columbia in 2008, with approximately 46% concentrated in Florida. Through alternative market business, the policyholder, agent or other party generally bears a substantial portion of the underwriting risk through the reinsurance of the risk by a captive reinsurer or through a high deductible or retrospectively rated policy. Through traditional business, the Company bears the underwriting risk, ceding a portion during certain periods to third-party reinsurers.
On April 1, 2007 the Company’s majority stockholder contributed all the outstanding capital stock of The Tarheel Group, Inc., or Tarheel, to PRS Group, Inc. with the result that Tarheel and its subsidiary, Tarheel Insurance Management Company, or TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management, Inc. As the companies were under common control, the contribution of Tarheel to PRS Group, Inc. was accounted for similar to a pooling of interests pursuant to the Financial Accounting Standards Board (FASB) Statement of Financial Standards (SFAS) No. 141 — Business Combinations. Consequently, the accompanying consolidated financial statements have been retroactively restated, as if the combining companies had been consolidated for all periods.
On November 26, 2007, the directors of the Company deemed it advisable and in the Company’s best interests to proceed with the steps necessary to effectuate an initial public offering and take such actions necessary to file a Registration Statement on Form S-1 relating to the issuance and sale by the Company of its common stock, including the prospectus contained therein and all required exhibits thereto with the United States Securities and Exchange Commission. An initial public offering has not yet been consummated due to the prevailing conditions of the capital markets. In 2008, the Company wrote off approximately $3.5 million of deferred equity offering costs incurred in connection with its efforts to consummate an initial public offering.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
Basis of Presentation
The accompanying consolidated financial statements include the accounts of Patriot Risk Management, Inc. and its wholly-owned subsidiaries. All significant intercompany balances have been eliminated in consolidation. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). GAAP differs in certain respects from Statutory Accounting Principles (SAP) prescribed or permitted by insurance regulatory authorities.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The most significant estimates that are susceptible to significant change in the near-term relate to the determination of reserves for losses and loss adjustment expenses. Although considerable variability is inherent in these estimates, management believes that the current estimates are reasonable in all material respects. The estimates are reviewed regularly and adjusted as necessary. Adjustments related to changes in estimates are reflected in the Company’s results of operations in the period in which those estimates changed.
Significant Accounting Policies
Investments
Debt and equity securities are classified as available for sale and stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income (loss), net of deferred income taxes. Short-term investments are carried at cost, which approximates fair value, and represent investments with initial maturities of one year or less. Real estate held for the production of income is stated at cost net of accumulated depreciation of $22,000 and $16,000 at December 31, 2008 and 2007, respectively.
Dividend and interest income are recognized when earned. Amortization of premiums and accrual of discounts on investments in debt securities are reflected in earnings over the contractual terms of the investments in a manner that produces a constant effective yield. Realized gains and losses on dispositions of securities are determined by the specific-identification method.
The Company’s investments are evaluated for other-than-temporary impairment using both quantitative and qualitative methods that include, but are not limited to (a) an evaluation of the Company’s ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value, (b) the recoverability of principal and interest related to the security, (c) the duration and extent to which the fair value has been less than the amortized cost, (d) the financial condition, near-term and long-term earnings and cash flow prospects of the issuer, including relevant industry conditions and trends, and implications of rating agency actions and (e) the specific reasons that a security is in a significant unrealized loss position, including market conditions that could affect access to liquidity. A decline in the market value of an available-for-sale security below its amortized cost that is deemed to be other than temporary, results in a write-down of the cost basis of that security to fair value and a realized investment loss.
The Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 157, “Fair Value Measurements” effective January 1, 2008. The adoption of SFAS No. 157 did not result in any material changes in valuation techniques we previously used to measure fair values but resulted in expanded disclosures about securities measured at fair value, as discussed below.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
SFAS No. 157 establishes a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (Observable Units) and the reporting entity’s own assumptions about market participants’ assumptions (Unobservable Units). The hierarchy level assigned to each security in the Company’s available-for-sale debt and equity securities portfolio is based upon its assessment of the transparency and reliability of the inputs used in the valuation as of the measurement date.
The Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”, effective January 1, 2008. The Company did not elect the fair value option for existing eligible items under SFAS No. 159 and, accordingly, the provisions of SFAS No. 159 had no effect on our consolidated financial condition or results of operations at or for the year ended December 31, 2008.
Cash and Cash Equivalents
The Company classifies highly liquid investments with maturities of three months or less when purchased, including money market funds with no restrictions on redemptions, as cash equivalents.
Premiums Receivable
Premiums receivable are uncollateralized policyholder obligations due under normal policy terms requiring payment within a specified period from the invoice date. Premium receivable balances are reviewed by management for collectability and management provides an allowance for doubtful accounts, as deemed necessary, which reduces premiums receivable. The allowance for doubtful accounts was $800,000 and $700,000 at December 31, 2008 and 2007, respectively.
Deferred Policy Acquisition Costs and Deferred Ceding Commissions
To the extent recoverable from future policy revenues, costs that vary with and are primarily related to the production of new and renewal business have been deferred and amortized over the effective period of the related insurance policies. The Company does not include investment income in its determination of future policy revenues. Commissions received from reinsurers on ceded premiums have been deferred and amortized over the effective period of the related insurance policies.
Fixed Assets
Fixed assets consist primarily of software, personal computers and computer-related equipment. Fixed assets are stated at cost, less accumulated depreciation. Expenditures for acquisitions are capitalized, and depreciation is computed on the straight-line method over the estimated useful lives of the assets, ranging from three to five years.
Intangible Assets
Intangible assets represent the value of the Company’s insurance licenses. The carrying value of intangible assets is reviewed annually for indications of value impairment. There was no impairment at December 31, 2008 or 2007.
Loan Costs
Fees paid in connection with the issuance of the notes payable, which are capitalized and amortized over the term of the notes, total $1.9 million and $1.6 million at December 31, 2008 and 2007, respectively, are included in other assets.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
Loss and Loss Adjustment Expense Reserves
Loss and loss adjustment expense reserves represent the estimated ultimate cost of all reported and unreported losses incurred through December 31. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate cost of losses and loss adjustment expenses thereon. However, because of the uncertainty from various sources, including changes in reporting patterns, claims settlement patterns, judicial decisions, legislation and economic condition, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Loss and loss adjustment expense reserve estimates are periodically reviewed and adjusted as necessary as experience develops or new information becomes known. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.
Estimating liabilities for unpaid claims and reinsurance recoveries for asbestos and environmental claims is subject to significant uncertainties that are generally not present for other types of claims. The ultimate cost of these claims cannot be reasonably estimated using traditional loss estimating techniques. The Company establishes liabilities for reported asbestos and environmental claims, including cost of litigation, as information permits. This information includes the status of current law and coverage litigation, whether an insurable event has occurred, which policies and policy years might be applicable and which insurers may be liable, if any. In addition, incurred but not reported liabilities have been established by management to cover potential additional exposure on both known and unasserted claims. Given the expansion of coverage and liability by the courts and legislatures in the past and the possibilities of similar interpretation in the future, there is significant uncertainty regarding the extent of the insurers’ liability.
In management’s judgment, information currently available has been adequately considered in estimating the Company’s ultimate cost of insured events. However, future changes in these estimates could have a material adverse effect on the Company’s financial condition.
Reinsurance
Reinsurance premiums, losses, and loss adjustment expenses are accounted for on bases consistent with those used in accounting for the underlying policies issued and the terms of the reinsurance contracts.
Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance contracts do not relieve the Company from its primary obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk with respect to the individual reinsurer that participates in its ceded programs to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral as deemed appropriate to secure amounts recoverable from reinsurers.
Revenue Recognition
Premiums are earned pro rata over the terms of the policies, which are typically annual. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
Through PRS Group, Inc., the Company earns insurance services income by providing a range of insurance services almost exclusively to Guarantee Insurance, both on its behalf and on behalf of the segregated portfolio captives and its quota share reinsurers. Insurance services income is earned in the period that the services are provided. Insurance services include nurse case management, cost containment and captive management services. Insurance service income for nurse case management services is based on a monthly charge per claimant. Insurance service income for cost containment services is based on a percent of claim savings. Insurance services income for captive management services is based on a percentage of earned premium ceded to captive reinsurers in the alternative market. Unconsolidated insurance services segment income includes all insurance services income earned by PRS Group, Inc. However, the insurance services income earned by PRS Group, Inc. from Guarantee Insurance that is attributable to the portion of the insurance risk that Guarantee Insurance retains is eliminated upon consolidation. Therefore, the Company’s consolidated insurance services income consists of the fees earned by PRS Group, Inc. that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurers, which represent the fees paid by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurers for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, the Company treats ceding commissions as a reduction in underwriting expenses.
State Guaranty Fund and Other Assessments
The Company is subject to state guaranty funds and other assessments. Such assessments are accrued when they are reasonably estimable. Premium-based assessments are accrued at the time the premiums are written and loss-based assessments are accrued at the time the losses are incurred. Other assessments are accrued upon notification of the assessment.
Income Taxes
The Company files a consolidated federal income tax return. The tax liability of the group is apportioned among the members of the group in accordance with the portion of the consolidated taxable income attributable to each member of the group, as if computed on a separate return. To the extent that the losses of any member of the group are utilized to offset taxable income of another member of the group, the Company takes the appropriate corporate action to “purchase” such losses. To the extent that a member of the group generates any tax credits, such tax credits are allocated to the member generating such tax credits. Deferred income taxes are recorded on the differences between the tax bases of assets and liabilities and the amounts at which they are reported in the financial statements. Deferred income taxes are also recorded for operating loss and tax credit carryforwards. Recorded amounts are adjusted to reflect changes in income tax rates and other tax law provisions as they become enacted and represent management’s best estimate of future income tax expenses or benefits that will ultimately be incurred or recovered. The Company maintains a valuation allowance for any portion of deferred tax assets which management believes it is more likely than not that the Company will be unable to utilize to offset future taxes.
Stock-Based Compensation
In accordance with SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period), which is usually equal to the vesting period.
Earnings Per Common Share
Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of the Company’s outstanding stock options, common shares released from restriction upon the vesting of the Company’s outstanding restricted stock and the impact of common shares issuable upon conversion of preferred stock outstanding.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
Segment Information
The Company operates two segments: Insurance and Insurance Services. These segments have been established in a manner that is consistent with the way results are regularly evaluated by management in deciding how to allocate resources and in assessing performance.
Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements but applies whenever other standards require or permit assets or liabilities to be measured by fair value. The Company adopted SFAS No. 157 for its financial assets and financial liabilities effective January 1, 2008. The adoption of SFAS No. 157 did not have a material impact on the Company’s consolidated financial statements.
In February 2008, the FASB approved the issuance of FASB Staff Position (“FSP”) FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-2 defers the effective date of SFAS No. 157 until January 1, 2009 for non-financial assets and non-financial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis. The implementation of this FSP is not expected to have a material impact on the Company’s results of operation or financial position.
In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset when the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP is effective from October 10, 2008, including prior periods for which financial statements have not been issued. The implementation of this FSP did not have a material impact on the Company’s results of operation or financial position.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates. For items for which the fair value option has been elected, unrealized gains and losses are to be reported in earnings at each subsequent reporting date. The fair value option is irrevocable unless a new election date occurs, may be applied instrument by instrument, with a few exceptions, and applies only to entire instruments and not to portions of instruments. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting. The Company’s adoption of SFAS No. 159 effective January 1, 2008 did not have a material impact on the Company’s consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R is effective for acquisitions during the fiscal years beginning after December 15, 2008 and early adoption is prohibited. This statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Management is reviewing this guidance; however, the effect of the statement’s implementation will depend upon the extent and magnitude of acquisitions, if any, after December 31, 2008.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and early adoption is prohibited. This statement establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Management is reviewing this guidance; however, the effect of the statement’s implementation is not expected to be material to the Company’s results of operations or financial position.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This statement changes the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about how and why an entity uses derivative instruments, how an entity accounts for the derivatives and hedged items, and how derivatives and hedged items affect an entity’s financial position, performance and cash flows. Management is reviewing this guidance; however, the effect of the statement’s implementation is not expected to be material to the Company’s disclosures.
In March 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts — an interpretation of FASB Statement No. 60. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. Earlier application is not permitted except for disclosures about the risk-management activities of the insurance enterprise, which is effective for the first interim period beginning after the issuance of SFAS No. 163. This statement requires an insurance enterprise to recognize a claim liability prior to an insured event when there is evidence that credit deterioration has occurred in an insured financial obligation. This statement also clarifies how FASB Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Finally, this statement requires expanded disclosures about financial guarantee contracts focusing on the insurance enterprise’s risk-management activities in evaluating credit deterioration in its insured financial obligations. The effect of the statement’s implementation is not expected to be material to the Company’s results of operations or financial position. As of December 31, 2008, the Company had no financial guarantee contracts that required expanded disclosures under this statement.
2.	Investments
Debt Securities
The Company considers all of its debt securities as available for sale in response to changes in interest rates or changes in the availability of and yields on alternative investments. In accordance with SFAS No. 115 (As Amended) — Accounting for Certain Investments in Debt and Equity Securities, the Company’s debt securities at December 31, 2008 and 2007 are stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
The amortized cost, gross unrealized gains, gross unrealized losses and fair values of debt securities at December 31, 2008 and 2007 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
2008	Cost	Gains	Losses	Fair Value
	(in thousands)

U.S. government securities	$3,981	$247	$—	$4,228
U.S. government agencies	300	11	—	311
Asset-backed and mortgage-backed securities	16,128	806	617	16,317
State and political subdivisions	23,058	867	11	23,914
Corporate securities	9,745	72	214	9,603

	$53,212	$2,003	$842	$54,373

		Gross	Gross
	Amortized	Unrealized	Unrealized
2007	Cost	Gains	Losses	Fair Value
	(in thousands)

U.S. government securities	$3,997	$36	$—	$4,033
U.S. government agencies	2,742	8	1	2,749
Asset-backed and mortgage-backed securities	15,994	130	11	16,113
State and political subdivisions	22,212	303	—	22,515
Corporate securities	10,225	87	34	10,278

	$55,170	$564	$46	$55,688

The estimated fair value and gross unrealized losses on debt securities, aggregated by investment category and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2008 and 2007 are as follows:

2008	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Available for sale	Value	Losses	Value	Losses	Value	Losses
	(in thousands, except numbers of securities data)

U.S. government securities	$—	$—	$—	$—	$—	$—
U.S. government agencies	—	—	—	—	—	—
Asset-backed and mortgage-backed securities	3,598	518	359	99	3,957	617
State and political subdivisions	745	11	—	—	745	11
Corporate securities	6,882	214	—	—	6,882	214

Total	$11,224	$742	$359	$99	$11,583	$842

Total number of securities in an unrealized loss position		42		3		45

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements

2007	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Available for sale	Value	Losses	Value	Losses	Value	Losses
	(in thousands, except numbers of securities data)

U.S. government securities	$651	$1	$—	$—	$651	$1
U.S. government agencies	—	—	1,059	1	1,059	1
Asset-backed and mortgage-backed securities	882	3	1,454	8	2,336	11
Corporate securities	2,427	30	2,742	3	5,169	33

Total	$3,960	$34	$5,255	$12	$9,215	$46

Total number of securities in an unrealized loss position		12		18		30

In reaching the conclusion that the investments in an unrealized loss position are not other than temporarily impaired, the Company considered the fact that there were no specific events which caused concerns, there were no past due interest payments, the Company has the ability and intent to retain the investment for a sufficient amount of time to allow an anticipated recovery in value and the changes in market value were considered normal in relation to overall fluctuations in interest rates. In 2008, the Company recognized an other-than-temporary impairment charge of approximately $350,000 related to investments in certain bonds issued by Lehman Brothers Holdings, Inc., which filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court.
Amortized cost and estimated fair value of the Company’s debt securities available for sale at December 31, 2008, by contractual maturity, are as follows:

	Amortized	Fair
	Cost	Value
	(in thousands)

Due in one year or less	$1,511	$1,527
Due after one year through five years	22,442	22,886
Due after five years	13,131	13,643

	37,084	38,056
Asset-backed and mortgage-backed securities	16,128	16,317

	$53,212	$54,373

The actual maturities in the foregoing table may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Expected maturities of asset-backed and mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or prepay the obligations and are, therefore, classified separately with no specific contractual maturity dates.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
Equity Securities
The cost, gross unrealized gains, gross unrealized losses and fair values of equity securities available for sale as of December 31, 2008 and 2007 are as follows:

2008		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
(in thousands)

Common stock	$466	$—	$244	$222

2007		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
(in thousands)

Common stock	$1,341	$—	$707	$634

In 2008, the Company recognized an other-than-temporary impairment charge of approximately $875,000 related to investments in certain equity securities.
The estimated fair value and gross unrealized losses on equity securities available for sale, aggregated by investment category and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2008 and 2007 are as follows:

2008	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Faire	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(in thousands, except numbers of securities data)

Stocks — common stocks	$—	$—	$222	$244	$222	$244

Total number of securities in an unrealized loss position		—		4		4

2007	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(in thousands, except numbers of securities data)

Stocks — common stocks	$407	$286	$227	$421	$634	$707

Total number of securities in an unrealized loss position		2		6		8

In reaching the conclusion that the Company’s common stocks in an unrealized loss position are not other than temporarily impaired, management gave consideration to prevailing equity market conditions and the fact that there were no specific events which caused concerns. The Company has the ability and intent to retain the common stocks for a sufficient amount of time to allow an anticipated recovery in value and the changes in market value were considered normal in relation to overall fluctuations in equity markets.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
Fair Value Measurements
The Company adopted the SFAS No. 157, “Fair Value Measurements”, effective January 1, 2008. The adoption of SFAS No. 157 did not have any impact on the Company’s consolidated financial condition or results of operations, but resulted in expanded disclosures about securities measured at fair value, as discussed below.
The Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”, effective January 1, 2008. The Company did not elect the fair value option for existing eligible items under SFAS No. 159 and, accordingly, the provisions of SFAS No. 159 had no effect on our consolidated financial condition as of December 31, 2008 or the year then ended.
SFAS No. 157 establishes a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (Observable Units) and the reporting entity’s own assumptions about market participants’ assumptions (Unobservable Units). The hierarchy level assigned to each security in the Company’s available-for-sale debt and equity securities portfolio is based upon its assessment of the transparency and reliability of the inputs used in the valuation as of the measurement date. The three hierarchy levels are as follows:

Definition
Level 1	Observable unadjusted quoted prices in active markets for identical securities

Level 2	Observable inputs other than quoted prices in active markets for identical securities, including:

(i) quoted prices in active markets for similar securities,

(ii) quoted prices for identical or similar securities in markets that are not active,

(iii) inputs other than quoted prices that are observable for the security (e.g. interest rates, yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credit risks and default rates, and

(iv) inputs derived from or corroborated by observable market data by correlation or other means

Level 3	Unobservable inputs, including the reporting entity’s own data, as long as there is no contrary data indicating market participants would use different assumptions
All of the Company’s debt and equity securities are classified as Level 1 or Level 2 under SFAS No. 157. If securities are traded in active markets, quoted prices are used to measure fair value (Level 1). All of the Company’s Level 2 securities are priced based on observable inputs, including (i) quoted prices in active markets for similar securities, (ii) quoted prices for identical or similar securities in markets that are not active or (iii) other observable inputs, including interest rates, volatilities, prepayment speeds, credit risks and default rates for the security. The Company’s management is responsible for the valuation process and uses data from outside sources to assist with establishing fair value. As part of the Company’s process of reviewing the reasonableness of data obtained from outside sources, management reviews, in consultation with its investment portfolio manager, pricing changes that differ from those expected in relation to overall market conditions.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
The fair values of substantially all of the Company’s debt and equity securities were based on Level 1 or Level 2 inputs as of December 31, 2008. The following table presents the Company’s debt and equity securities available for sale, classified by the SFAS No. 157 valuation hierarchy, as of December 31, 2008:

	Fair Value Measurement, Using
	Quoted
	Prices
	In Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Securities	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(in thousands)

Debt securities	$3,968	$50,405	$—	$54,373
Equity securities	222	—	—	222

	$4,190	$50,405	$—	$54,595

Net Investment Income
The details of net investment income are as follows:

	2008	2007	2006
	(in thousands)

Debt securities	$2,377	$2,088	$764
Equity securities	8	8	15
Cash, cash equivalents, short-term and other investment income	117	412	1,264
Rent income	4	10	10

Gross investment income	2,506	2,518	2,053
Investment expenses, primarily interest credited to reinsurance funds withheld balances	(478)	(1,192)	(732)

Net investment income	$2,028	$1,326	$1,321

Realized Gains and Losses on Investments and Other-Than-Temporary Impairments
Gross realized gains and losses on the sale of debt securities were approximately $199,000 and $6,000, respectively, for the year ended December 31, 2008. Proceeds from the sale, maturity or repayment of debt securities were approximately $19.1 million. There were no sales of equity securities for the year ended December 31, 2008. The Company recognized a realized loss of approximately $355,000 for the year ended December 31, 2008 in connection with the other-than-temporary impairment of certain bonds issued by Lehman Brothers Holdings, Inc., which filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in September 2008. In addition, the Company recognized a realized loss of approximately $875,000 for the year ended December 31, 2008 in connection with the other-than-temporary impairment of certain equity securities.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
Gross realized gains and losses on the sale of debt securities were approximately $3,000 and $0 for the year ended December 31, 2007. Proceeds from the sale, maturity or repayment of debt securities were approximately $20.8 million. Gross realized gains and losses on the sale of equity securities were approximately $0 and $8,000, respectively, for the year ended December 31, 2007. Proceeds from the sale of equity securities were approximately $280,000. There were no other-than-temporary impairment charges for the year ended December 31, 2007.
The Company had no gross realized gains or losses on the sale of debt securities for the year ended December 31, 2006. Proceeds from the sale, maturity or repayment of debt securities were $6.9 million. Gross realized gains and losses on the sale of equity securities were approximately $587,000 and $194,000, respectively, for the year ended December 31, 2006. Proceeds from the sales of equity securities were approximately $1.8 million. In addition, the Company recognized a realized loss of approximately $1.7 million for the year ended December 31, 2006 in connection with the other-than-temporary impairment of the balance of its investment in Foundation Insurance Company, a limited purpose captive insurance subsidiary of Tarheel that reinsured workers’ compensation program business.
At December 31, 2008, cash and invested assets with a fair value of $5.2 million were on deposit with state departments of insurance to satisfy regulatory requirements.
3.	Deferred Policy Acquisition Costs and Deferred Ceding Commissions
Policy acquisition costs that the Company has capitalized, net of ceding commissions that the Company has deferred, together with the net amounts amortized over the effective period of the related policies, are as follows:

	2008	2007	2006
	(in thousands)

Net deferred policy acquisition costs, January 1	$1,477	$774	$1,410
Amounts capitalized:
Direct and assumed	27,039	19,852	14,582
Ceded	(20,692)	(18,492)	(15,253)

Net amounts capitalized	6,347	1,360	(671)

Net amounts amortized	(7,907)	(657)	35

Net deferred policy acquisition costs (net deferred ceding commissions), December 31	$(83)	$1,477	$774

4.	Fixed Assets
Fixed assets as of December 31, 2008 and 2007 are summarized as follows:

	2008	2007
	(in thousands)

Software	$2,061	$1,857
Furniture, equipment and leasehold improvements	589	706

	2,650	2,563
Accumulated depreciation and amortization	(1,917)	(1,398)

Fixed assets, net of accumulated depreciation and amortization	$733	$1,165

The Company recorded fixed asset depreciation and amortization expense of $519,000, $884,000 and $364,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
5.	Reinsurance
To reduce the Company’s exposure to losses from events that cause unfavorable underwriting results, the Company reinsures certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers under quota share and excess of loss agreements. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies.
Quota Share Reinsurance
With respect to traditional business, quota share reinsurance agreements in effect for the three months ended March 31, 2009 were comprised of (i) an agreement to cede 25.0% of premiums written in all states and (ii) an agreement to cede 68.0% of premiums written in Florida, New Jersey and Georgia, which comprised approximately 55% of the Company’s total traditional business gross premiums written for the three months ended March 31, 2009. In addition, the Company entered into a quota share agreement pursuant to which it ceded approximately $12.9 million of gross unearned premium reserves as of December 31, 2008, a pro rata portion of which were earned during the three months ended March 31, 2009. The Company had one quota share reinsurance agreement in effect for the three months ended March 31, 2008 to cede 50.0% of premiums written in all states except South Carolina, Georgia and Indiana. Pursuant to its traditional business quota share agreements for both periods, the Company ceded a pro rata portion of losses and certain loss adjustment expenses up to $500,000 per occurrence.
With respect to alternative market business involving a segregated portfolio captive risk sharing arrangement, the Company ceded approximately 73% of premiums and losses and loss adjustment expenses to the segregated portfolios captive reinsurers for the three months ended March 31, 2009, with individual cession rates ranging from 25% to 90%. The Company ceded approximately 90% of premiums and losses and loss adjustment expenses to the segregated portfolio captive reinsurers for the three months ended March 31, 2008.
Excess of Loss Reinsurance
Pursuant to separate excess of loss reinsurance agreements for the Company’s traditional and alternative market business, Guarantee Insurance cedes 100% of losses up to $4.0 million in excess of $1.0 million per occurrence. Pursuant to excess of loss reinsurance agreements covering both traditional and alternative market business, Guarantee Insurance cedes 100% of losses up to $15 million in excess of $5 million per occurrence.
Effects of Reinsurance
Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. Charges for uncollectible reinsurance are included in other income or expenses in the consolidated statements of income. The Company maintained an allowance for uncollectible reinsurance recoverable balances of $300,000 at December 31, 2008 and 2007. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
The effects of reinsurance on premiums written and earned are as follows:

	2008		2007		2006
	Written	Earned	Written	Earned	Written	Earned
	(in thousands)
Direct and assumed premiums	$117,563	$100,070	$85,810	$73,714	$62,372	$60,672
Ceded premiums	71,725	50,850	54,849	49,101	42,986	39,619

Net premiums	$45,838	$49,220	$30,961	$24,613	$19,386	$21,053

The amount of recoveries pertaining to reinsurance contracts that were deducted from losses incurred for the years ended December 31, 2008, 2007 and 2006 was approximately $18.8 million, $17.5 million and $26.1 million, respectively.
Reinsurance Contract Commutations
During the year ended December 31, 2008, the Company commuted six quota share reinsurance contracts with segregated portfolio captives, resulting in an aggregate gain of approximately $1.4 million, which is reflected in the accompanying consolidated statement of income for the year ended December 31, 2008. In connection with such commutations, ceded written and earned premiums and ceded unearned premium reserves, net of ceding commissions, were reduced by approximately $4.8 million, ceded losses and loss adjustment expenses and ceded reserves for losses and loss adjustment expenses were reduced by approximately $5.0 million and reinsurance funds withheld were reduced by approximately $1.2 million.
6.	Premiums Receivable
In October 2008, the Company cancelled its policy with its then largest policyholder, Progressive Employer Services (PES), for non-payment of premium and duplicate coverage. PES is a company controlled by Steve Herrig, an individual who, as of December 31, 2008, beneficially owned shares of the Company through Westwind Holding Company, LLC, a company controlled and operated by Mr. Herrig. Westwind’s stock ownership represented approximately 15.8% of the Company’s outstanding common stock. Most of PES’ employees are located in Florida, where workers compensation insurance premium rates are established by the state. Premiums receivable from PES totaled approximately $8.3 million, as of December 31, 2008. This amount is comprised of approximately $1.1 million for billed but unpaid premium audits for the 2006 policy year, approximately $2.0 million for a billed but unpaid experience rate modification as determined by the National Council on Compensation Insurance, approximately $300,000 for billed but unpaid premium installments for the 2008 policy year and approximately $4.9 million of estimated but unbilled premium audits for the 2007 and 2008 policy years. The Company has filed a lawsuit against PES to collect these amounts due and owing. Management believes these amounts are collectible based upon the following factors: (i) billed amounts due from PES are based on statutorily-mandated experience rate modifications promulgated by the National Council on Compensation Insurance and actual premium audit findings; (ii) estimated unbilled amounts due from PES have been accrued in a manner consistent with industry practice; (iii) Florida statutes impose significant fines on employers and employer organizations for inappropriate reporting of payroll information or failing to provide reasonable access to payroll records for payroll verification audits; (iv) the Company has the right to access certain collateral pledged by Westwind as security for premium and other amounts owed by PES and Westwind, including funds held by Guarantee under reinsurance treaties, which totaled approximately $3.3 million as of December 31, 2008 and (v) PES has sufficient financial resources to repay its unsecured obligations.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
7.	Federal Income Taxes
The Company and its subsidiaries file a consolidated federal income tax return. In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and financial reporting for uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition, measurement and presentation of uncertain tax positions taken or expected to be taken in an income tax return. The Company adopted the provisions of FIN 48 effective January 1, 2007. Reserves for uncertain tax positions as of December 31, 2008 and 2007 associated with FIN 48 were approximately $421,000 and $711,000, respectively. The Company had no accrued interest or penalties related to uncertain tax positions as of December 31, 2008 or 2007.
The provision for income taxes consists of the following:

	2008	2007	2006
	(in thousands)

Current income tax expense	$675	$899	$1,419
Deferred income tax expense (benefit):
Tax benefit on temporary differences	(1,318)	(130)	(387)
Increase (decrease) in valuation allowance	—	(1,201)	457

Deferred income tax expense (benefit)	(1,318)	(1,331)	70

Income tax expense (benefit)	$(643)	$(432)	$1,489

The Company maintains a valuation allowance for any portion of deferred tax assets which management believes it is more likely than not that the Company will be unable to utilize to offset future taxes. At December 31, 2006 and 2007, the Company provided a full valuation allowance on the deferred tax asset attributable to net operating loss carryforwards generated by Tarheel. On April 1, 2007, when the Company’s majority stockholder contributed all the outstanding capital stock of Tarheel to Patriot Risk Management, Inc., management determined that its operating performance, coupled with its expectations to generate future taxable income, indicated that it was more likely than not that the Company will be able to utilize this asset to offset future taxes and, accordingly, the Company recognized the reversal of this valuation allowance. The utilization of net operating loss carryforwards generated by Tarheel is subject to annual limitations. Management believes that all or a substantial portion of these net operating loss carryforwards will be utilized in 2009. However, because these net operating loss carryforwards originated as a result of a business combination between two entities under common control, management believes that the balance, if any, upon the consummation of the Company’s planned initial public offering as discussed in Note 1 will be subject to additional limitations and, accordingly, may not be available for utilization.
The Company’s actual income tax rates, expressed as a percent of net income before income tax expense, vary from statutory federal income tax rates due to the following:

	2008		2007		2006
	Amount	Rate	Amount	Rate	Amount	Rate
	(amounts in thousands)
Income (loss) before income tax expense	$(767)		$1,947		$3,099

Income tax expense (benefit) at statutory rate	$(261)	34.0%	$662	34.0%	1,054	34.0%
Tax effect of:
Tax exempt investment income	(238)	31.0	(85)	(4.3)	—	—
Other items, net	101	(13.2)	127	6.5	(22)	(0.7)
Change in reserve for uncertain tax positions	(290)	37.9	711	36.5	—	—
True up related to prior years	45	(5.9)	65	3.3	—	—

	(643)	83.8	1,480	76.0	1,032	33.3
Increase (decrease) in valuation allowance	—	—	(1,912)	(98.2)	457	14.7

Actual income tax expense (benefit)	$(643)	83.8%	$(432)	(22.2)%	$1,489	48.0%

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	2008	2007
	(in thousands)
Deferred Tax Assets
Loss reserve adjustments	$1,847	$1,174
Unearned premium adjustments	740	965
Net operating loss carryforward	529	1,318
Unrealized capital losses	—	64
Other than temporary impairment on investments	852	431
Stock option compensation	143	111
Bad debt allowance	323	340
Deferred equity offering costs written off	1,185	—
Other	63	125

Total deferred tax assets	5,682	4,528

Deferred Tax Liabilities
Deferred acquisition costs	1,113	1,110
Purchase price adjustment	293	293
Unrealized capital gains	309	—
Other	—	103

Total deferred tax liabilities	1,715	1,506

Net deferred tax assets	$3,967	$3,022

At December 31, 2008, the Company had $1.5 million of net operating loss carryforwards, which expire as follows: approximately $100,000 in 2024, $400,000 in 2025 and $1.0 million in 2026.
8.	Losses and Loss Adjustment Expenses
The following table provides a reconciliation of the Company’s aggregate beginning and ending reserves for losses and loss adjustment expenses, net of reinsurance recoverables:

	2008	2007	2006
	(in thousands)

Balances, January 1	$69,881	$65,953	$39,084
Less reinsurance recoverable	(43,317)	(41,103)	(21,699)

Net balances, January 1	26,564	24,850	17,385

Incurred related to
Current years	27,422	18,642	15,328
Prior years	1,294	(3,460)	2,511

Total incurred	28,716	15,182	17,839

Paid related to
Current years	6,171	4,668	3,290
Prior years	12,051	8,800	7,084

Total paid	18,222	13,468	10,374

Net balances, December 31	37,058	26,564	24,850
Plus reinsurance recoverable	37,492	43,317	41,103

Balances, December 31	$74,550	$69,881	$65,953

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
There were no significant changes in the key assumptions utilized in the analysis and calculations of the Company’s reserves during the years ended December 31, 2008, 2007 or 2006.
As a result of unfavorable development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $1.3 million for the year ended December 31, 2008, reflecting approximately $600,000 of unfavorable development in 2008 on workers’ compensation reserves for prior accident years and $700,000 of unfavorable development in 2008 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below.
As a result of favorable development on prior accident year reserves, incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. The $3.5 million of favorable development reflects approximately $2.2 million of favorable development in 2007 on workers’ compensation reserves for prior accident years and $1.3 million of favorable development in 2007 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below.
As a result of adverse development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $2.5 million for the year ended December 31, 2006. The $2.5 million of adverse development in 2006 reflects approximately $2.0 million of adverse development in 2006 on workers’ compensation reserves for prior accident years. Of the $2.0 million, approximately $1.3 million was subsequently reduced in 2007 and included in the $3.5 million of total favorable development in 2007 as discussed above. The $2.5 million of adverse development in 2006 also reflects approximately $516,000 of adverse development in 2006 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below. The $516,000, together with an additional amount totaling approximately $1.7 million, was subsequently reduced in 2007 and included in the $3.5 million of total favorable development in 2007 as discussed above.
The Company has exposure to these legacy claims incurred prior to 1984 arising from the sale of general liability insurance and participation in reinsurance pools administered by certain underwriting management organizations. As industry experience in dealing with these exposures has accumulated, various industry-related parties have evaluated newly emerging methods for estimating asbestos-related and environmental pollution liabilities, and these methods have attained growing credibility. In addition, outside actuarial firms and others have developed databases to supplement the information that can be derived from a company’s claim files. The Company estimates the full impact of these legacy claims by establishing full cost basis reserves for all known losses and computing incurred but not reported losses based on previous experience and available industry data. These liabilities are subject to greater than normal variation and uncertainty, and an indeterminable amount of additional liability may develop over time.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
The following table provides a reconciliation between the beginning and ending reserves for losses and loss adjustment expenses, net of reinsurance recoverables, for legacy asbestos and environmental exposures which are included in the reconciliation of the Company’s aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	2008	2007	2006
	(in thousands)
Balances, January 1	$6,789	$6,999	$7,302
Less reinsurance recoverable	(3,758)	(3,402)	(3,780)

Net balances, January 1	3,031	3,597	3,522
Incurred related to claims in prior years	285	(169)	363
Paid related to prior years	(323)	(397)	(288)

Net balances, December 31	2.993	3,031	3,597
Plus reinsurance recoverable	3,785	3,758	3,402

Balances, December 31	$6,778	$6,789	$6,999

The following table provides a reconciliation between the beginning and ending reserves for losses and loss adjustment expenses, net of reinsurance recoverables, for legacy commercial general liability exposures which are included in the reconciliation of the Company’s aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	2008	2007	2006
	(in thousands)
Balances, January 1	$3,742	$6,050	$6,006
Less reinsurance recoverable	(1,996)	(2,974)	(2,949)

Net balances, January 1	1,746	3,076	3,057
Incurred related to claims in prior years	424	(1,154)	153
Paid related to prior years	(640)	(176)	(134)

Net balances, December 31	1,530	1,746	3,076
Plus reinsurance recoverable	2,076	1,996	2,974

Balances, December 31	$3,606	$3,742	$6,050

9.	Notes Payable
The Company had a note payable to the former owner of Guarantee Insurance, with a principal balance of $8.8 million as of March 30, 2006. On that date, the Company entered into a settlement and termination agreement with the former owner of Guarantee Insurance that allowed for the early extinguishment of the $8.8 million note payable for $2.2 million in cash and release of the indemnification agreement previously entered into by the parties. Accordingly, the Company recognized a gain on the early extinguishment of debt of $6.6 million in 2006.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
Effective March 30, 2006, the Company entered into a loan agreement for $8.7 million with an interest rate of prime plus 4.5% (effectively 7.75% at December 31, 2008). The proceeds of the loan, net of loan and guaranty fees, totaled approximately $7.2 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance, pay the $2.2 million early extinguishment of debt noted above, loan $750,000 to Tarheel which was invested in Foundation to enable it to settle certain obligations, redeem common stock for approximately $1.0 million and for general corporate purposes. In September 2007, the Company borrowed an additional $5.7 million from the same lender under the same interest rate terms as the loan taken in 2006. The proceeds of the additional borrowing, net of loan and guaranty fees, totaled approximately $4.9 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance and to pay federal income taxes of approximately $1.9 million on the 2006 gain on early extinguishment of debt. The principal balance and accrued interest associated with this loan at December 31, 2008 were approximately $12.4 million and $43,000, respectively. Principal and interest payments, which are made monthly, were approximately $185,000 at December 31, 2008. Due to the variable rate, the principal and interest payment may change. The loan is secured by a first lien on all of the assets of Patriot Risk Management, Inc., PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Suncoast Capital, Inc. and Patriot Risk Management of Florida, Inc. Additionally, the loan is guaranteed by the Company’s Chairman, President, Chief Executive Officer and the beneficial owner of a majority of the Company’s outstanding shares. The loan has financial covenants requiring that the Company maintain consolidated GAAP stockholders’ equity of at least $5.5 million and that Guarantee Insurance maintain GAAP equity of at least $14.5 million. The Company was in compliance with these covenants at December 31, 2008.
Effective June 26, 2008, the Company entered into a loan agreement for $1.5 million from its Chairman, President, Chief Executive Officer and the beneficial owner of a majority of the Company’s outstanding shares with an interest rate of prime plus 3% (6.25% at December 31, 2008). The proceeds of the loan, net of loan fees, totaled approximately $1.3 million and were used to provide additional surplus to Guarantee Insurance. The principal balance and accrued interest associated with this loan at December 31, 2008 were approximately $1.5 million and $27,000, respectively. Interest payments on the loan, which were payable monthly, were approximately $8,000 at December 31, 2008. Due to the variable rate, the interest payment may change. The principal balance of the loan was originally due on December 26, 2008, but has been extended by amendment to June 27, 2009. Pursuant to the due date extension, the Company began making $25,000 monthly principal payments on the loan beginning in January 2009.
Effective December 31, 2008, the Company entered into a loan agreement for $5.4 million with an interest rate of prime plus 4.5% (effectively 7.75% at December 31, 2008). The proceeds of the loan, net of loan fees, totaled approximately $5.0 million and were used to provide $2.1 million of additional surplus to Guarantee Insurance and settle an intercompany payable to Guarantee Insurance of $2.9 million. The principal balance and accrued interest associated with this loan at December 31, 2008 were approximately $5.4 million and $0, respectively. Principal and interest payments will be made monthly beginning in January 2009 and are approximately $81,000 at December 31, 2008. Due to the variable rate, the principal and interest payment may change. The loan is secured by a first lien on all of the assets of Patriot Risk Management, Inc., PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., Suncoast Capital, Inc. and Patriot Risk Management of Florida, Inc. Additionally, the loan is guaranteed by the Company’s Chairman, President, Chief Executive Officer and the beneficial owner of a majority of the Company’s outstanding shares. The loan has financial covenants requiring that the Company maintain consolidated GAAP stockholders’ equity of at least $5.5 million and that Guarantee Insurance maintain GAAP equity of at least $14.5 million. The Company was in compliance with these covenants at December 31, 2008.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
Notes payable and subordinated debentures, including accrued interest, at December 31, 2008 were as follows:

				Interest	Principal
				Rate at	and
Year of		Years		December 31,	Accrued
Issuance	Description	Due	Interest Rate Terms	2008	Interest
					(In thousands)
2006/7	Notes payable to Quivira Capital,LLC	2009–2016	Prime rate plus 4.5%	7.75%	$12,465
2008	Note payable to Steven Mariano	2009	Prime rate plus 3.0%	6.25	1,527
2008	Note payable to Ullico, Inc.	2009–2016	Prime rate plus 4.5%	7.75	5,450
2004	Surplus notes payable	2009	3.0%	3.00	1,341

	Total notes payable				20,783
2005	Subordinated debentures	2009	3.0%	3.00	1,809

					$22,592

As of December 31, 2008, the Company’s obligation for future payments on notes payable, based on the rates in effect at December 31, 2008, are as follows:

			Guaranty
	Principal	Interest	Fees	Total
	(in thousands)
2009	$3,408	$1,343	$715	$5,466
2010	2,042	1,166	639	3,847
2011	2,206	1,002	557	3,765
2012	2,380	827	469	3,676
2013	2,574	633	373	3,580
Thereafter	6,762	644	468	7,874

	$19,372	$5,615	$3,221	$28,208

The Company has outstanding surplus notes with aggregate principal and accrued interest of approximately $1.2 million and $154,000, respectively, at December 31, 2008 and approximately $1.3 million and $115,000, respectively, at December 31, 2007. The notes call for the Company to pay, on or before sixty months from the issue date, the principal amount of the notes and interest quarterly at the rate of 3%, compounded annually. Any payments of principal and interest are subject to the written authorization of the Florida Office of Insurance Regulations (Florida OIR). Certain surplus notes and accrued interest thereon, totaling approximately $66,000, were forgiven in 2008 in connection with the commutation of reinsurance. The principal balance of the surplus notes and accrued interest thereon are due in 2009. Repayment is subject to Florida OIR authorization.
10.	Subordinated Debentures
During 2005, the Company issued subordinated debentures totaling $2.0 million. The debentures have a 3-year term and bear interest at the rate of 3% compounded annually. The debentures are subject to renewal on the same terms and conditions at the end of the term. Certain subordinated debentures and accrued interest thereon, totaling approximately $165,000, were forgiven in 2008 in connection with the commutation of reinsurance. The principal balance and accrued interest on these debentures was approximately $1.6 million and $175,000, respectively, at December 31, 2008 and approximately $1.8 million and $139,000, respectively, at December 31, 2007.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
11.	Common and Preferred Stock
The Company’s authorized stock consists of 40,000,000 shares of common stock, par value $0.001 per share, 4,000,000 shares of Series B common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share. During 2008, the Company converted its Series A common stock to common stock on a one-for-one basis, with no change in the terms. Common stock shares have the right to one vote per share and Series B common stock shares have the right to four votes per share.
During 2008, the Company designated 1,200 shares of its authorized but unissued preferred stock, par value $.001 per share, as Series A convertible preferred stock and issued 1,000 shares of Series A convertible preferred stock at a stated value of $1,000 per share, resulting in cash proceeds of $1.0 million. The holders of shares of Series A convertible preferred stock are entitled to receive cumulative cash dividends at a rate of 4.5% above the prime rate per share per annum. Shares of Series A convertible preferred stock shall automatically convert into shares of common stock upon the completion of an offering of the Company’s common stock to third-party investors with aggregate proceeds of at least $20 million at a price of no less than $10.22 per share. All terms associated with the Series A convertible preferred stock, including its per share value, dividend rate and conversion parameters, were determined by the Company’s board of directors. Shares of Series A convertible preferred stock do not have any voting rights.
As of December 31, 2008, the Company had 561,289 shares of common stock, 800,000 shares of Series B common stock and 1,000 shares of Series A convertible preferred stock issued and outstanding. As of December 31, 2007, the Company had 561,289 shares of Series A common stock, 800,000 shares of Series B common stock and no shares of preferred stock issued and outstanding.
The Company issues common and preferred stock, grants unrestricted common stock and redeems common stock based on the estimated fair values per share, which have ranged from $8.01 to $10.44. Fair values per share are established by the board of directors based on an evaluation of the Company’s financial condition and results of operations.
12.	Share-Based Compensation Plan
In 2005, the Company approved a share-based compensation plan. The plan authorized a company stock option plan, pursuant to which stock options may be granted to executive management to purchase up to 240,000 shares of common stock and to the board of directors to purchase up to 75,000 shares of common stock. On February 11, 2005, the Company granted stock options to members of the board of directors to purchase 75,000 shares on or before February 11, 2015. These options, which have an exercise price of $8.02 per share, vested ratably over two years from the grant date, and would otherwise fully vest in the event of a change in control. All of these options remain outstanding at December 31, 2008.
On December 30, 2005, the Company granted stock options to members of executive management to purchase 57,500 shares on or before December 30, 2015. These options, which have an exercise price of $8.02 per share, vest ratably over three years from the grant date, and otherwise fully vest in the event of a change in control.
In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123R requires the compensation cost relating to stock options granted or modified after December 31, 2005 to be recognized in financial statements using the fair value of the equity instruments issued on the grant date of such instruments, and will be recognized as compensation expense over the period during which an individual is required to provide service in exchange for the award (typically the vesting period). The Company adopted SFAS No. 123R effective January 1, 2007, and the impact of the adoption was not significant to the Company’s financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
The fair value of each stock option grant is established on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2007 and 2006. There were no stock options granted in 2008. The expected volatility is 32% for options granted in 2007 and 2006, based on historical volatility of similar entities that are publicly traded. The estimated term of the options, all of which expire ten years after the grant date, is six years based on expected behavior of the group of option holders. The assumed risk-free interest rate is 4-5% for options granted in 2007 and 2006, based on yields on five to seven year U.S. Treasury Bills, which term approximates the estimated term of the options. The expected forfeiture rate is 18% on options granted in 2007 and 11% on options granted in 2006. There was no expected dividend yield for the options granted in 2007 or 2006.
The following table summarizes stock options granted, exercised and canceled.

		Weighted
		Average
	Number of	Exercise
	Options	Price
	(in thousands)
Options Outstanding, January 1, 2006	148	$6.18
Options granted	72	8.02
Options exercised	—	—
Options canceled	(55)	5.00

Options Outstanding, December 31, 2006	165	7.38
Options granted	58	8.02
Options exercised	—	—
Options canceled	(50)	8.02

Options Outstanding, December 31, 2007	173	7.39
Options granted	—	—
Options exercised	—	—
Options canceled	(10)	8.02

Options Outstanding, December 31, 2008	163	$7.37

Options Exercisable, December 31, 2008	125	$7.17

The total intrinsic value of options exercisable at December 31, 2008 was approximately $106,000.
The weighted-average grant-date fair value of options granted during 2007 and 2006 was $3.27 and $3.26, respectively. No options were granted in 2008. No options were exercised during the year ended December 31, 2008, 2007 or 2006. The range of exercise prices for options outstanding at December 31, 2008 was $5.00 to $8.02.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
A summary of the status of the Company’s unvested options is as follows:

		Weighted
		Average
	Number of	Grant Date
	Options	Fair Value
	(in thousands)
Unvested options, January 1, 2006	148	$2.44
Options granted	72	3.27
Options vested	(38)	2.62
Options canceled or forfeited	(55)	1.94

Unvested options, December 31, 2006	127	3.07
Options granted	58	3.27
Options vested	(47)	2.78
Options canceled or forfeited	(40)	3.25

Unvested options, December 31, 2007	98	3.26
Options granted	—	—
Options vested	(55)	3.26
Options canceled or forfeited	(4)	3.32

Unvested options, December 31, 2008	39	$3.26

As of December 31, 2008, there was approximately $82,000 of total unrecognized compensation cost related to unvested stock-based compensation awards granted under the plan. That cost is expected to be recognized over a weighted average period of 1.1 years.
The plan also authorized the board, in its sole discretion, to grant stock awards to members of the board of directors. During 2006, 62,500 shares of stock awards were granted to members of the board of directors with a value of $8.02 per share and a total value of approximately $502,000. During 2007, 53,000 of stock awards were granted to members of the board of directors with a per-share value of $8.02 and a total value of approximately $425,000. There were no stock awards granted in 2008.
13.	Capital, Surplus and Dividend Restrictions
At the time the Company acquired Guarantee Insurance, it had a large statutory accumulated deficit. At December 31, 2008, the statutory accumulated deficit was approximately $94.3 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Moreover, pursuant to a consent order issued by Florida OIR on December 29, 2007 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, the Company is prohibited from paying dividends, without Florida OIR approval, until December 29, 2009. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without the prior approval of the Florida OIR. No dividends were paid in 2008, 2007 or 2006.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
The Company is required to periodically submit financial statements prepared in accordance with prescribed or permitted statutory accounting practices (SAP) to the Florida OIR. Prescribed SAP includes state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted SAP encompasses all accounting practices that are not prescribed; such practices may differ from company to company and may not necessarily be permitted in subsequent reporting periods. The Company has no permitted accounting practices. SAP varies from GAAP. Guarantee Insurance Company reported a SAP net income (losses) of approximately $521,000, ($802,000) and $457,000 for the years ended December 31, 2008, 2007 and 2006, respectively. SAP surplus as regards policyholders was $17.8 million and $14.4 million at December 31, 2008 and 2007, respectively. Pursuant to the Florida OIR December 29, 2007 consent order, Guarantee Insurance is required to maintain a minimum capital and surplus of $9.0 million or 10% of its total liabilities excluding taxes, expenses and other obligations due or accrued. At December 31, 2008 and 2007, 10% of Guarantee Insurance’s total liabilities excluding taxes, expenses and other obligations due or accrued were approximately $10.2 million and $8.8 million, respectively.
The Company’s business is regulated at federal, state and local levels. The laws and rules governing the Company’s business are subject to broad interpretations and frequent change. Regulators have significant discretion as to how these laws and rules are administered. Workers’ compensation insurance is subject to significant regulation. Changes to existing laws and the introduction of future laws may change the Company’s concentration of premiums as well as liabilities associated with claims, administrative expenses, taxes, benefit interpretations and other actions.
The Company strives to conduct its operations in accordance with standards, rules and guidelines established by the NAIC. These standards, rules and guidelines are interpreted by the insurance department of each state against the background of state-specific legislation.
Insurance companies are subject to certain Risk-Based Capital (RBC) requirements as specified by the Florida insurance laws. Under RBC requirements, the amount of capital and surplus maintained by a property/casualty insurance company is determined based on the various risk factors related to it. At December 31, 2008 the Company’s adjusted statutory capital and surplus was 236% of authorized control level risk based capital.
The Company is subject to various regulatory examinations, investigations, audits and reviews that are required by statute. Such actions can result in assessment of damages, civil or criminal fines or penalties or other sanctions, including restrictions or changes in the way the Company conducts business. The Company records liabilities to estimate the costs resulting from these matters.
14.	Other Contingencies and Commitments
The Company provided letters of credit for approximately $846,000 as of December 31, 2008 in connection with certain business assumed. The Company pledged assets of approximately $956,000 as collateral for these letters of credit as of December 31, 2008.
The Company entered into employment agreements with four executive officers. The agreements have an initial three-year term, at which time the agreements will automatically renew for successive one year terms, unless the executive officers or the Company provide 90 days written notice of non-renewal. The agreements terminate in the event of death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreements may also be terminated upon a change of control of Patriot (as defined in the agreements) or by the Company without cause; provided however, that in such event, the executive officers are entitled to cash severance amounts ranging from one to three years of annual salary as of the date of termination. The Company’s contingent obligation for severance payments pursuant to these provisions totals approximately $2.5 million.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
In the normal course of business, the Company may be party to various legal actions. The Company does not believe that these actions will result in any material effect on the Company’s financial position or results of operations. The Company is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by the Company in estimating the losses and loss adjustment expense reserves. Management believes that the resolution of those actions will not have a material effect on the Company’s financial position or results of operations.
As of December 31, 2008, the Company’s commitment for future rent payments is as follows:

(in thousands)

2009	$1,139
2010	875
2011	—
2012	—
2013	—

$2,014

Rental expense was $1.0 million, $840,000 and $591,000 for the years ended December 31, 2008, 2007 and 2006, respectively.
15.	Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk
The Company is exposed to credit-related losses in the event that a bond issuer defaults on its obligation. The Company mitigates its exposure to these credit-related losses by maintaining bonds with high credit ratings.
Reinsurance does not discharge the Company’s obligations under its insurance policies. The Company remains liable to its policyholders even if it is unable to make recoveries that it believes it is entitled to receive under reinsurance contracts. As a result, the Company is subject to credit risk with respect to its reinsurers. As of December 31, 2008, the Company had approximately $42.1 million of gross exposures to reinsurers for reinsurance recoverables on paid and unpaid losses and loss adjustment expenses. The Company has reinsurance agreements with both authorized and unauthorized reinsurers. Authorized reinsurers are licensed or otherwise authorized to conduct business in the state of Florida (Guarantee Insurance’s state of domicile). Under statutory accounting principles, Guarantee Insurance receives credit on its statutory financial statements for all paid and unpaid losses ceded to authorized reinsurers. Unauthorized reinsurers are not licensed or otherwise authorized to conduct business in the state of Florida. Under statutory accounting principles, Guarantee Insurance receives credit for paid and unpaid losses ceded to unauthorized reinsurers to the extent these liabilities are secured by funds held, letters of credit or other forms of acceptable collateral. As of December 31, 2008, the Company had approximately $26.1 million of net unsecured reinsurance exposures consisting of $23.5 million from authorized reinsurers and $2.6 million from unauthorized reinsurers. The Company reviews the financial strength of all of its authorized and unauthorized reinsurers, monitors the aging of reinsurance recoverables on paid losses and assesses the adequacy of collateral underlying reinsurance recoverable balances on a regular basis. At December 31, 2008, the Company maintained an allowance for doubtful accounts on reinsurance recoverable balances of $300,000.
16.	Retirement Plan
The Company has a defined contribution plan. Employees are allowed to contribute up to a maximum of 15% of their salary. Discretionary employer matching contributions may be contributed at the option of the Company’s Board of Directors. Contributions are subject to certain limitations. No Company contributions were made to the defined contribution plan during the years ended December 31, 2008, 2007 or 2006.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
17.	Segment Reporting
The Company operates two business segments — insurance services and insurance. Intersegment revenue is eliminated upon consolidation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.
In the insurance services segment, the Company principally provides nurse case management and cost containment services, currently to Guarantee Insurance, the segregated portfolio captives and its quota share reinsurer. The fees earned in the insurance services segment from Guarantee Insurance, attributable to the portion of the insurance risk it retains, are eliminated upon consolidation.
In the insurance segment, the Company provides workers’ compensation policies to businesses. These products include alternative market workers’ compensation insurance solutions — principally, segregated portfolio cell captive insurance arrangements and high deductible and retrospectively rated plans — and traditional guaranteed cost workers’ compensation plans.
Certain other operating expenses incurred by Patriot Risk Management, Inc. are allocated to the insurance services and insurance segments based on management’s estimate of the applicability of these expenses to the segments’ operating results. It would be impracticable for the Company to determine the allocation of assets between the two segments.
Business segment results are as follows:

	2008	2007	2006
	(in thousands)
Revenues
Insurance services segment — insurance services income	$12,308	$11,325	$10,208
Insurance segment:
Premiums earned	49,220	24,613	21,053
Net investment income	2,028	1,326	1,321
Net realized gains (losses) on investments	(1,037)	(5)	393

Insurance segment revenues	50,211	25,934	22,767
Intersegment revenues	(6,651)	(4,298)	(3,033)
Non-allocated items	—	—	(1,739)

Consolidated revenues	$55,868	$32,961	$28,203

Pre-tax net income (loss)
Insurance services segment	$4,452	$4,201	$3,764
Insurance segment	2,773	431	(1,939)
Non-allocated items	(7,992)	(2,685)	1,274

Consolidated pre-tax net income (loss)	$(767)	$1,947	$3,099

Net income (loss)
Insurance services segment	$2,939	$4,682	$2,020
Insurance segment	2,278	(520)	(1,250)
Non-allocated items	(5,341)	(1,783)	840

Consolidated net income (loss)	$(124)	$2,379	$1,610

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
Items not allocated to segments’ pre-tax net income include the following:

	2008	2007	2006
	(in thousands)
Holding company expenses	$(3,068)	$(1,395)	$(3,260)
Interest expense	(1,438)	(1,290)	(1,109)
Loss from write-off of deferred equity offering costs	(3,486)	—	—
Gain on early extinguishment of debt	—	—	6,586
Other income — forgiveness of interest due on extinguished debt	—	—	796
Other than temporary impairment of Tarheel investment in Foundation	—	—	(1,739)

Total unallocated items before income tax expense (benefit)	(7,992)	(2,685)	1,274
Income tax expense (benefit) on unallocated items	(2,651)	(905)	434

Total unallocated items	$(5,341)	$(1,783)	$840

18.	Related Party Transactions
The Company’s Chairman, President and Chief Executive Officer provided a personal guaranty in connection with certain notes payable described in Note 9 as being guaranteed by him. The Company pays the Chairman, President and Chief Executive Officer a guaranty fee equal to 4% of the outstanding balance of each loan guaranteed by him each year for providing this service. The fee was set by the independent members of Patriot Risk Management, Inc.’s board of directors on terms that they believe are comparable to those that could be obtained from unaffiliated third parties. In 2008 and 2007, the Company paid its Chairman, President and Chief Executive Officer approximately $601,000 and $444,000, respectively, in guaranty fees.
Concurrently with the Company’s entering into the $1.5 million loan agreement with Mr. Mariano on June 26, 2008, Mr. Mariano personally borrowed $1.5 million from Brooke Savings Bank to fund his loan to the Company. The loan by Brooke Savings Bank to Mr. Mariano contains terms similar to the terms contained in the note between the Company and Mr. Mariano. Because Mr. Mariano personally obtained this loan from Brooke Savings Bank for the benefit of the Company, the Company paid him a loan origination fee of 4% of the loan, totaling $60,000.
19.	Business Combination
On April 1, 2007 the Company’s majority stockholder contributed all of the outstanding capital stock of Tarheel to Patriot Risk Management, Inc. with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management, Inc. The Company subsequently changed the name of Tarheel to Patriot Risk Management of Florida, Inc. and changed the name of TIMCO to Patriot Insurance Management Company, Inc. As the companies were under common control, the contribution of Tarheel to PRS Group, Inc. was accounted for similar to a pooling of interests pursuant to the Financial Accounting Standards Board Statement of Financial Standards No. 141 — Business Combinations. Consequently, the accompanying consolidated financial statements have been retroactively restated, as if the combining companies had been consolidated for all periods. Foundation, a limited purpose captive insurance subsidiary of Tarheel, reinsured workers’ compensation program business. Foundation was declared insolvent and management control of Foundation was assumed by the South Carolina Department of Insurance in 2004. Accordingly, the retroactively- restated consolidated financial statements do not include the accounts of Foundation. On March 24, 2006, Foundation was placed into receivership and was ultimately dissolved. The revenues and pre-tax net income (loss) attributable to Tarheel that are included in the accompanying consolidated financial statements are as follows:

	2008	2007	2006
	(in thousands)

Revenues	$—	$—	$283
Pre-tax net loss	—	(343)	(326)

PART I — FINANCIAL INFORMATION
Item 1. Condensed Financial Statements.
Inter-Atlantic Financial, Inc.
(a corporation in the development stage)

CONDENSED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$35,419	$32,248
Prepaid insurance		29,250
Prepaid income taxes		51,061

Total current assets	35,419	112,559

Other Assets
Investments held in Trust Account	68,530,780	68,525,418
Deferred tax asset	267,000	211,000

Total other assets	68,797,780	68,736,418

Total assets	$68,833,199	$68,848,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$97,315	$20,833
Income taxes payable		11,985
Delaware franchise tax payable	20,563	32,900

Total current liabilities	129,863	53,733

Long-term Liabilities
Deferred underwriters’ fee	1,928,707	1,928,707
Common stock, subject to possible conversion, 2,582,229 shares at conversion value, approximately $7.96 per share	20,547,927	20,547,927

Total liabilities	22,606,497	22,530,367

Commitment
Stockholders’ Equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued
Common stock, $.0001 par value, 49,000,000 shares authorized; 10,485,300 issued and outstanding	1,049	1,049
Additional paid-in capital	45,727,725	45,727,725
Retained earnings	497,928	589,836

Total stockholders’ equity	46,226,702	46,318,610

Total liabilities and stockholders’ equity	$68,833,199	$68,848,977

See accompanying notes to condensed financial statements.

Inter-Atlantic Financial, Inc.
(a corporation in the development stage)
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

			For the Period from
	For the three	For the three	January 12, 2007
	months ended	months ended	(inception) through
	March 31, 2009	March 31, 2008	March 31, 2009

Revenue	$—	$—	$—
Formation, transaction and administrative costs	148,072	124,013	751,433

Loss from operations	(148,072)	(124,013)	(751,433)

Interest income	42,251	411,730	1,693,448

Income (loss) before provision for income taxes	(105,821)	287,717	942,015

Provision for income taxes (income tax benefit)	(13,913)	111,250	444,087

Net income (loss)	$(91,908)	$176,467	$497,928

Maximum number of shares subject to possible conversion:
Approximate weighted average number of shares	2,582,000	2,582,000	1,718,000

Approximate weighted average number of common shares outstanding (not subject to possible conversion):
Basic	7,903,000	7,903,000	5,885,000

Diluted	11,881,000	11,657,000	8,427,000

Income (loss) per common share not subject to possible conversion:
Basic	$(0.01)	$0.02	$0.08

Diluted	$(0.01)	$0.02	$0.06

Income (loss)per common share subject to possible conversion:
Basic	$—	$—	$—

Diluted	$—	$—	$—

See accompanying notes to condensed financial statements.

Inter-Atlantic Financial, Inc.
(a corporation in the development stage)
CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Period from January 12, 2007 (inception) through March 31, 2009

			Additional		Total
	Common Stock		Paid-in-	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity
Balances at January 12, 2007 (inception)	—	$—	$—	$—	$—
Issuance of common stock to founders on January 12, 2007 at approximately $.01 per share	1,875,000	188	24,812		25,000
Issuance of warrants in private placement			2,300,000		2,300,000
Sale of 8,610,300 units (including the 1,110,300 units pursuance to the over-allotment option) at a price of $8.00 per unit, net of underwriters’ discount and offering expenses (including 2,582,229 shares subject to possible conversion)	8,610,300	861	63,950,740		63,951,601
Reclassification of common stock subject to possible conversion, 2,582,229 shares			(20,547,927)		(20,547,927)
Issuance of underwriters’ purchase option			100		100
Net income				266,715	266,715

Balances at December 31, 2007	10,485,300	$1,049	$45,727,725	$266,715	$45,995,489
Net income				323,121	323,121

Balances at December 31, 2008	10,485,300	$1,049	$45,727,725	$589,836	$46,318,610
Net loss (unaudited)				(91,908)	(91,908)

Balances at March 31, 2009 (unaudited)	10,485,300	$1,049	$45,727,725	$497,928	$46,226,702

See accompanying notes to condensed financial statements.

Inter-Atlantic Financial, Inc.
(a corporation in the development stage)
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

			For the Period from
	For the three	For the three	January 12, 2007
	months ended	months ended	(inception) through
	March 31, 2009	March 31, 2008	March 31, 2009
Cash flows from operating activities:
Net income (loss)	$(91,908)	$176,467	$497,928
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax benefit	(56,000)	(55,000)	(267,000)
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Prepaid insurance	29,250	29,250
Prepaid income taxes	51,061
Accrued expenses	76,482	692	97,315
Income taxes payable	11,985	(88,000)	11,985
Delaware franchise tax payable	(12,337)	(25,997)	20,563

Net cash provided by operating activities	8,533	37,412	360,791

Cash flows from investing activities:
Principal deposited in Trust Account			(68,516,028)
Interest reinvested in Trust Account	(42,241)	(411,657)	(1,693,132)
Redemptions from Trust Account	36,879	525,499	1,678,380

Net cash provided by (used in) investing activities	(5,362)	113,841	(68,530,780)

Cash flows from financing activities:
Proceeds from issuance of common stock to founders			25,000
Proceeds from notes payable, affiliate			250,000
Proceeds of public offering			68,882,400
Proceeds from issuance of warrants in private placement			2,300,000
Proceeds from issuance of underwriters’ purchase option			100
Repayment of notes payable, affiliate			(250,000)
Payments of offering costs and underwriters’ fees		(146,755)	(3,002,092)

Net cash provided by (used in) financing activities		(146,755)	68,205,408

Net increase in cash and cash equivalents	3,171	4,498	35,419
Cash and cash equivalents, beginning of period	32,248	6,967

Cash and cash equivalents, end of period	$35,419	$11,465	$35,419

Supplemental schedule of cash flow information, cash paid during the period for:
Income taxes	$5,663	$254,250	$725,773

Supplemental schedule of non-cash financing activities:
Deferred underwriters’ fees	$—	$—	$1,928,707
Common stock issued in the public offering reclassified to mezzanine debt for common stock subject to possible conversion	$—	$—	$20,547,927
See accompanying notes to condensed financial statements.

Inter-Atlantic Financial, Inc.
(a corporation in the development stage)
Notes to Condensed Financial Statements
NOTE A—BASIS OF PRESENTATION
The accompanying unaudited condensed financial statements have been prepared by the Company and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2009 and the financial results for the three months ended March 31, 2009, the three months ended March 31, 2008 and the period from January 12, 2007 (inception) to March 31, 2009, in accordance with accounting principles generally accepted in the United States of America for interim financial statements and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X.
Certain information and footnote disclosures normally included in the Company’s annual audited financial statements have been condensed or omitted pursuant to such rules and regulations. The balance sheet as of December 31, 2008, as presented herein, was derived from the Company’s audited financial statements but does not include all disclosures required by generally accepted accounting principles. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results of operations to be expected for a full fiscal year. These interim unaudited financial statements should be read in conjunction with the financial statements for the period from January 12, 2007 (inception) to December 31, 2008, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
NOTE B—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Inter-Atlantic Financial, Inc. (a corporation in the development stage) (the “Company”) was incorporated under the laws of the State of Delaware on January 12, 2007. The Company was formed to acquire an operating business through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. The Company has neither engaged in any operations, other than analysis and development activities associated with investigation of prospective target businesses, nor generated revenue to date, with the exception of interest income, including interest income earned on cash equivalents held in a trust account (described below). The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. The Company selected December 31st as its fiscal year-end. All activity for the period from January 12, 2007 (inception) through March 31, 2009 relates to the Company’s formation, capital raising activities, and consummating a business combination.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective on October 2, 2007. The Company consummated the Offering on October 9, 2007 and the underwriters for the Offering (the “Underwriters”) exercised a portion of their over-allotment option on October 16, 2007 (Note D). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the over-allotment option exercise, although substantially all of the net proceeds of the Offering and the over-allotment option exercise are intended to be applied toward consummating a business combination with (or acquisition of) an operating business (“Business Combination”). There is no assurance that the Company will be able to successfully affect a Business Combination. Upon the consummation of the Offering and over-allotment exercise, approximately 99.5% of the gross proceeds, after payment of certain amounts to the Underwriters and including $2,300,000 of proceeds from the sale of 2,300,000 warrants to the Company’s founders at a price of $1.00 per warrant in a pre-offering private placement immediately prior to the Offering, was placed in a trust account (“Trust Account”) and invested in, directly or through money market funds, either short-term securities issued or guaranteed by the United States government having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or short-term tax exempt municipal bonds issued by governmental entities located within the United States and otherwise meeting the condition under Rule 2a-7 promulgated under the Investment Company Act of 1940. The proceeds have been and will be held in the Trust Account until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the Company’s dissolution and liquidation of the Trust Account as described below. Up to $1,100,000 of interest income earned from the Trust Account, net of taxes payable, will be available to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 30% or more of the Company’s outstanding common stock, par value $0.0001 per share (the “Common Stock”) (excluding, for this purpose, those shares of Common Stock issued prior to the Offering) vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated.
Stockholders other than the Founders (as defined below) (“Public Stockholders”) voting against a Business Combination will be entitled to redeem their shares of Common Stock for a cash amount equal to a pro rata share of the Trust Account (including the additional 4% fee of the gross proceeds payable to the Underwriters upon the Company’s consummation of a Business Combination), including any interest earned (net of taxes payable and the amount distributed to the Company to fund its working capital requirements) on their pro rata share, if the business combination is approved and consummated. However, voting against the Business Combination alone will not result in an election to exercise a stockholder’s redemption rights. A stockholder must also affirmatively exercise such redemption rights at or prior to the time the Business Combination is voted upon by the stockholders. Each of the Company’s stockholders prior to the Offering (collectively, the “Founders”), including all of the directors of the Company, have agreed to vote its respective shares of Common Stock in accordance with the majority of the shares of Common Stock voted by the Public Stockholders. Accordingly, Public Stockholders holding up to 29.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by the Founders. Accordingly, a portion of the net proceeds from the Offering and over-allotment exercise (29.99% of the amount held in the Trust Account) has been classified as Common Stock subject to possible redemption in the accompanying balance sheets.

In the event that the Company does not consummate a Business Combination by October 9, 2009, the proceeds held in the Trust Account will be distributed to the Company’s stockholders, excluding the Founders to the extent of their initial stock holdings. The mandatory liquidation raises substantial doubt about the Company’s ability to continue as a going concern.
NOTE C—SUMMARY OF SELECTIVE SIGNIFICANT ACCOUNTING POLICIES
Earnings (Loss) Per Share:
Income (loss) per common share is based on the weighted average number of common shares outstanding. The Company complies with the accounting and disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share,” which requires dual presentation of basic and diluted earnings (loss) per share on the face of the statement of operations. Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted income (loss) per common share reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock or resulted in the issuance of Common Stock by the Company.
The Company’s statements of operations includes a presentation of earnings per share for common stock subject to possible conversion in a manner similar to the two-class method of earnings per share in accordance with Emerging Issue Task Force (“EITF”), Topic No. D-98 “Classification and Measurement of Redeemable Securities.” Basic and diluted income (loss) per common share amounts for the maximum number of shares subject to possible conversion are calculated by dividing the net interest income attributable to Common Shares subject to conversion ($0 for all periods presented) by the weighted average number of common shares subject to possible conversion. Basic and diluted net income (loss) per share amount for the shares outstanding not subject to possible redemption is calculated by dividing the net income (loss) exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of shares not subject to possible redemption. For the periods from January 12, 2007 (inception) to March 31, 2009, and the three month periods ended March 31, 2009 and 2008, the Company had dilutive securities in the form of 11,435,300 warrants, including 525,000 warrants as part of the underwriters purchase option, and 525,000 shares of common stock also as part of the underwriters purchase option, which resulted in approximately 3,295,000, 3,453,000, and 3,244,000 incremental common shares, respectively, using the treasury stock method, based on the assumed conversion of the warrants. The incremental shares are added to the weighted average number of common shares outstanding (not subject to possible conversion), used in the calculation of diluted income (loss) per share. For the three months ended March 31, 2009, the Company reported a net loss and, as a result, diluted loss per common share is equal to basic loss per common share as any potentially dilutive shares would become anti-dilutive.
Concentration of Credit Risk:
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceeds the Federal depository insurance coverage of $250,000 as of March 31, 2009. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of estimates:
The preparation of condensed interim financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Income tax:
The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company also complies with the provisions of the Financial Accounting Standards Interpretation No. 48 “Accounting for Uncertainty in Income taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurements process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. The Company adopted FIN 48 effective January 12, 2007 and has determined that the adoption did not have an impact on the Company’s financial position, results of operations, or cash flows.
Newly Adopted Accounting Pronouncements:
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the fair value of identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at the acquisition date. SFAS 141R determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition cost associated with the business combination will generally be expensed as incurred. SFAS 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. The Company adopted SFAS 141(R) effective January 1, 2009 and has determined that the adoption did not have an impact on the Company’s financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), an amendment of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (“ARB 51”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. This pronouncement is effective for fiscal years beginning after December 15, 2008. The Company has adopted SFAS 160 effective January 1, 2009 and has determined that the adoption did not have an impact on its financial position, results of operations, or cash flows.
In October 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”. The FSP clarifies the application of FASB Statement No. 157, “Fair Value Measurements”, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP is effective October 10, 2008, and for prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in FASB Statement No. 154, “Accounting Changes and Error Corrections”. However, the disclosure provisions in Statement 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application. The application of FSP 157-3 did not have any impact on the Company’s financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Redeemable Common Stock:
The Company accounts for redeemable common stock in accordance with EITF Topic No. D-98 “Classification and Measurement of Redeemable Securities”. Securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a redemption event, the redeemable securities should not be classified outside of permanent equity. As discussed in Note B, the Business Combination will only be consummated if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders holding less than 30% of common shares sold in the Offering and over-allotment exercise their conversion rights. As further discussed in Note B, if a Business Combination is not consummated by October 9, 2009, the Company will liquidate. Accordingly, 2,582,229 shares of common stock have been classified outside of permanent equity at redemption value. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable common stock to equal its redemption value at the end of each reporting period. The initial per share redemption price was $7.99 immediately following the Offering. The redemption price was reduced to $7.96 after the consummation of the over-allotment option and remains at $7.96 as of March 31, 2009.

Holders of common stock issued in the Offering have the opportunity and right to redeem their shares at the conversion price at anytime the Company seeks stockholder approval of any Business Combination. The conversion price is determined by the amounts held in the Trust Account (i.e., the amounts initially placed in the Trust Account from the Offering, the over- allotment and sale of founders’ warrants plus accrued interest, net of taxes) divided by the number of Units issued in the Offering and over-allotment. This redemption feature lapses upon the approval of the Business Combination.
Cash and Cash Equivalents:
The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company also considers amounts held in money market accounts to be cash equivalents.
Fair Value of Financial Instruments:
The carrying amounts reflected in the condensed balance sheets for other current assets and accrued expenses approximate fair value due to their short-term maturities.
NOTE D—INITIAL PUBLIC OFFERING AND OVER-ALLOTMENT OPTION EXERCISE
On October 9, 2007, the Company completed its initial public offering (the “IPO”) of 7,500,000 Units. Each Unit consists of one share of the Company’s common stock and one warrant entitling the holder to purchase one share of the Company’s Common Stock at a price of $4.50. The public offering price of each Unit was $8.00 and the Company generated gross proceeds of $60,000,000 in the IPO. On October 16, 2007, the Company consummated the closing of 1,110,300 Units pursuant to the underwriters’ over-allotment option which generated gross proceeds of $8,882,400. Of the $68,882,400 in gross proceeds from the IPO and the exercise of the over-allotment option: (i) the Company deposited $66,215,928 into a trust account maintained by American Stock Transfer & Trust Company, as trustee, which proceeds were invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and included $2,755,296 of contingent underwriting discount; (ii) the underwriters received $2,066,472 as underwriting discount (excluding the contingent underwriting discount); and (iii) the Company retained approximately $600,000 for offering expenses and working capital. In addition, the Company deposited into the trust account $2,300,000 that was received from the issuance and sale of an aggregate of 2,100,000 warrants to the Company’s executive officers and directors and 200,000 warrants to one of the Company’s stockholders.
Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $4.50 commencing on the later of (a) October 2, 2008 or (b) the completion of a Business Combination with a target business, and will expire October 2, 2011. The warrants will be redeemable at a price of $0.01 per warrant upon 30 days prior notice after the warrants become exercisable only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no cash settlement of the warrants.

NOTE E—TRUST ACCOUNT
The Company’s restricted investments held in the Trust Account at March 31, 2009 are currently invested in money market funds guaranteed by the U.S. Treasury. The Company recognized interest income of approximately $42,000, $412,000 and $1,693,000 on investments held in trust for the three months ended March 31, 2009, the three months ended March 31, 2008 and the period from January 12, 2007 (inception) to March 31, 2009, respectively. Under the Trust Account agreement, up to $1,100,000 of the interest earned on the Trust Account (net of taxes) can be used for the Company’s operating activities. As of March 31, 2009, the balance in the Trust Account was approximately $68,531,000, which included approximately $1,693,000 of interest earned, net of approximately $1,678,000 disbursed from inception to March 31, 2009. Of the approximately $1,678,000 disbursed from inception to March 31, 2009, approximately $774,000 was for tax payments and approximately $904,000 was for operating activities and offering costs.
NOTE F—RELATED PARTY TRANSACTIONS
The Company presently occupies office space provided by Inter-Atlantic Management Services, LLC (“IAMS, LLC”). IAMS, LLC has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. Commencing in October 2007, the Company agreed to pay IAMS, LLC $7,500 per month for such services. For the period January 12, 2007 (inception) through March 31, 2009, the Company incurred $135,000 related to this arrangement, of which $15,000 is included in accrued expenses in the accompanying March 31, 2009 balance sheet.
NOTE G—COMMITMENT
The Company paid an underwriters fee of 3% of the gross proceeds of the Offering (or $2,066,472) at the closing of the Offering, with an additional 4% fee of the gross Offering proceeds (or $2,755,296) payable upon the consummation of a Business Combination. Public Stockholders that vote against the Business Combination and elect to redeem their shares to cash will be entitled to receive their pro rata portions of the $2,755,296 held in the Trust Account. Accordingly, the deferred underwriters’ fee reflected in the accompanying March 31, 2009 balance sheet excludes $826,589 of deferred underwriters’ fee that is subject to forfeiture in the event of a 29.99% redemption.
NOTE H—FAIR VALUE MEASUREMENTS
Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157”, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities.

The adoption of SFAS 157 to the Company’s financial assets and liabilities did not have an impact on the Company’s financial results.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2009, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability (in thousands):

Quoted
		Prices in		Significant
	March 31,	Active	Significant Other	Unobservable
	2009	Markets	Observable	Inputs
Description	(unaudited)	(Level 1)	Inputs (Level 2)	(Level 3 )
Assets:
Investments held in Trust Account	$68,530	$68,530	$—	$—

Quoted
		Prices in		Significant
	March 31,	Active	Significant Other	Unobservable
	2008	Markets	Observable	Inputs
Description	(unaudited)	(Level 1)	Inputs (Level 2)	(Level 3 )
Assets:
Investments held in Trust Account	$68,612	$68,612	$—	$—

The fair values of the Company’s cash equivalents and cash equivalents held in the Trust Account are determined through market, observable and corroborated sources.
NOTE I—SUBSEQUENT EVENTS
On April 23, 2009, subsequent to the close of the quarter, the Company signed and announced a definitive acquisition agreement in an all-stock transaction with Patriot Risk Management, Inc., a leader in specialty workers’ compensation risk management services. The closing of this transaction is subject to shareholder approval and other closing conditions. For more information on this transaction, please refer to the Form 8-K which was filed by the Company on April 27, 2009.
In addition, on April 2, 2009 the Company drew down $150,000 through a line of credit made available by IAMS LLC, an affiliate of certain of the Company’s officers and directors. This advance bears interest at the federal funds interest rate and is repayable on the earlier of the date on which the Company consummates a Business Combination or October 9, 2009.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Inter-Atlantic Financial, Inc.
We have audited the accompanying balance sheets of Inter-Atlantic Financial, Inc. (a corporation in the development stage) (the “Company”) as of December 31, 2008 and 2007, and the related statements of operations and cash flows for the year ended December 31, 2008, and for the periods from January 12, 2007 (inception) to December 31, 2008 and 2007, and statement of stockholders’ equity from January 12, 2007 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company will face a mandatory liquidation if a business combination is not consummated by October 9, 2009, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inter-Atlantic Financial, Inc. (a corporation in the development stage) as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008, and for the periods from January 12, 2007 (inception) to December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.
Rothstein, Kass & Company, P.C.
Roseland, New Jersey
March 4, 2009

Inter-Atlantic Financial, Inc.
(a corporation in the development stage)
BALANCE SHEETS

	December 31, 2008	December 31, 2007

ASSETS
Current Assets
Cash and cash equivalents	$32,248	$6,967
Prepaid insurance	29,250	146,250
Prepaid income taxes	51,061

Total current assets	112,559	153,217

Other Assets
Investments held in Trust Account	68,525,418	68,725,471
Deferred tax asset	211,000	70,000

Total other assets	68,736,418	68,795,471

Total assets	$68,848,977	$68,948,688

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$20,833	$35,250
Accrued offering costs		146,755
Income taxes payable		248,000
Delaware franchise tax payable	32,900	46,560

Total current liabilities	53,733	476,565

Long-term Liabilities
Deferred underwriters’ fee	1,928,707	1,928,707
Common stock, subject to possible conversion, 2,582,229 shares at conversion value, approximately $7.96 per share	20,547,927	20,547,927

Total liabilities	22,530,367	22,953,199

Stockholders’ equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued
Common stock, $.0001 par value, 49,000,000 shares authorized; 10,485,300 issued and outstanding	1,049	1,049
Additional paid-in capital	45,727,725	45,727,725
Earnings accumulated during the development stage	589,836	266,715

Total stockholders’ equity	46,318,610	45,995,489

Total liabilities and stockholders’ equity	$68,848,977	$68,948,688

Inter-Atlantic Financial, Inc.
(a corporation in the development stage)
STATEMENTS OF OPERATIONS

		For the Period from	For the Period from
		January 12, 2007	January 12, 2007
	Year Ended	(inception) through	(inception) through
	December 31, 2008	December 31, 2007	December 31, 2008

Revenue	$—	$—	$—
Formation and administrative costs	446,683	156,678	603,361

Loss from operations	(446,683)	(156,678)	(603,361)

Interest income	1,049,804	601,393	1,651,197

Income before provision for income taxes	603,121	444,715	1,047,836

Provision for income taxes	280,000	178,000	458,000

Net income	$323,121	$266,715	$589,836

Maximum number of shares subject to possible conversion:
Approximate weighted average number of shares	2,582,000	606,000	1,609,000

Approximate weighted average number of common shares outstanding (not subject to possible conversion):
Basic	7,903,000	3,290,000	5,632,000

Diluted	11,698,000	4,168,000	7,994,000

Income per common share not subject to possible conversion:
Basic	$0.04	$0.08	$0.10

Diluted	$0.03	$0.06	$0.07

Income per common share subject to possible conversion:
Basic	$—	$—	$—

Diluted	$—	$—	$—

Inter-Atlantic Financial, Inc.
(a corporation in the development stage)
STATEMENT OF STOCKHOLDERS’ EQUITY
For the period from January 12, 2007 (inception) to December 31, 2008

				Earnings
				Accumulated
			Additional	During the
	Common Stock		Paid-in-	Development
	Shares	Amount	Capital	Stage	Total
Balances at January 12, 2007 (inception)	—	$—	$—	$—	$—
Issuance of common stock to founders on January 12, 2007 at approximately $.01 per share	1,875,000	188	24,812		25,000
Issuance of warrants in private placement			2,300,000		2,300,000
Sale of 8,610,300 units (including the 1,110,300 units pursuance to the over-allotment option) at a price of $8.00 per unit, net of underwriters’ discount and offering expenses (including 2,582,229 shares subject to possible conversion)	8,610,300	861	63,950,740		63,951,601
Reclassification of common stock subject to possible conversion, 2,582,229 shares			(20,547,927)		(20,547,927)
Issuance of underwriters’ purchase option			100		100
Net income				266,715	266,715

Balances at December 31, 2007	10,485,300	$1,049	$45,727,725	$266,715	$45,995,489
Net income				323,121	323,121

Balances at December 31, 2008	10,485,300	$1,049	$45,727,725	$589,836	$46,318,610

Inter-Atlantic Financial, Inc.
(a corporation in the development stage)
STATEMENTS OF CASH FLOWS

		For the Period	For the Period
		from January 12,	from January 12,
		2007 (inception)	2007 (inception)
	Year Ended	through	through
	December 31,	December 31,	December 31,
	2008	2007	2008
Cash flows from operating activities:
Net income	$323,121	$266,715	$589,836
Adjustment to reconcile net income to net cash and cash equivalents provided by (used in) operating activities:
Deferred income tax benefit	(141,000)	(70,000)	(211,000)
Increase (decrease) in cash attributable to changes in operating assets and liabilities:

Prepaid insurance	117,000	(146,250)	(29,250)
Prepaid income taxes	(51,061)		(51,061)
Accrued expenses	(14,417)	35,250	53,733
Income taxes payable	(248,000)	248,000
Delaware franchise tax payable	(13,660)	46,560

Net cash provided by (used in) operating activities	(28,017)	380,275	352,258

Cash flows from investing activities:
Principal deposited in Trust Account		(68,516,028)	(68,516,028)
Interest reinvested in Trust Account	(1,049,571)	(601,320)	(1,650,891)
Redemptions from Trust Account	1,249,624	391,877	1,641,501

Net cash provided by (used in) investing activities	200,053	(68,725,471)	(68,525,418)

Cash flows from financing activities:
Proceeds from issuance of common stock to founders		25,000	25,000
Proceeds from notes payable, affiliate		250,000	250,000
Proceeds of public offering		68,882,400	68,882,400
Proceeds from issuance of warrants in private placement		2,300,000	2,300,000
Proceeds from issuance of underwriters’ purchase option		100	100
Repayment of notes payable, affiliate		(250,000)	(250,000)
Payments of offering costs and underwriters’ fees	(146,755)	(2,855,337)	(3,002,092)

Net cash provided by (used in) financing activities	(146,755)	68,352,163	68,205,408

Net increase in cash and cash equivalents	25,281	6,967	32,248
Cash and cash equivalents, beginning of period	6,967

Cash and cash equivalents, end of period	$32,248	$6,967	$32,248

Supplemental disclosure of cash flow information, cash paid during the period for:
Income taxes	$720,110	$—	$720,110

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ fees	$—	$1,928,707	$1,928,707

Accrued offering costs	$—	$146,755	$146,755

Common stock issued in the public offering reclassified to mezzanine debt for common stock subject to possible conversion	$—	$20,547,927	$20,547,927

Inter-Atlantic Financial, Inc.
(a corporation in the development stage)
Notes to Financial Statements
NOTE A—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Inter-Atlantic Financial, Inc. (a corporation in the development stage) (the “Company”) was incorporated under the laws of the State of Delaware on January 12, 2007. The Company was formed to acquire an operating business through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. The Company has neither engaged in any operations nor generated revenue to date, with the exception of interest income, including interest income earned on cash equivalents held in a trust account (described below). The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. All activity for the period from January 12, 2007 (inception) through December 31, 2008 relates to the Company’s formation, capital rasing activities, and consummating a business combination.
The registration statement for the Company’s initial public offering (the “Offering”) was declared effective on October 2, 2007. The Company consummated the Offering on October 9, 2007 and the underwriters for the Offering (the “Underwriters”) exercised a portion of their over-allotment option on October 16, 2007 (Note B). The Company’s management has broad discretion with respect to the specific application of the proceeds of the Offering and the over-allotment option exercise, although substantially all of the net proceeds of the Offering and the over-allotment option exercise are intended to be applied toward consummating a business combination with (or acquisition of) an operating business (“Business Combination”). There is no assurance that the Company will be able to successfully affect a Business Combination. Upon the consummation of the Offering and over-allotment exercise, approximately 99.5% of the gross proceeds, after payment of certain amounts to the Underwriters and including $2,300,000 of proceeds from the sale of 2,300,000 warrants to the Company’s founders at a price of $1.00 per warrant in a pre-offering private placement immediately prior to the Offering, was placed in a trust account (“Trust Account”) and invested in, directly or through money market funds, either short-term securities issued or guaranteed by the United States government having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or short-term tax exempt municipal bonds issued by governmental entities located within the United States and otherwise meeting the condition under Rule 2a-7 promulgated under the Investment Company Act of 1940. The proceeds have been and will be held in the Trust Account until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the Company’s dissolution and liquidation of the Trust Account as described below. Up to $1,100,000 of interest income earned from the Trust Account, net of taxes payable, will be available to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 30% or more of the Company’s outstanding common stock, par value $0.0001 per share (the “Common Stock”) (excluding, for this purpose, those shares of shares of Common Stock issued prior to the Offering) vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated.
Stockholders other than the founders (as defined below) (“Public Stockholders”) voting against a Business Combination will be entitled to redeem their shares of Common Stock for a cash amount equal to a pro rata share of the Trust Account (including the additional 4% fee of the gross proceeds payable to the Underwriters upon the Company’s consummation of a Business Combination), including any interest earned (net of taxes payable and the amount distributed to the Company to fund its working capital requirements) on their pro rata share, if the business combination is approved and consummated. However, voting against the Business Combination alone will not result in an election to exercise a stockholder’s redemption rights. A stockholder must also affirmatively exercise such redemption rights at or prior to the time the Business Combination is voted upon by the stockholders. Each of the Company’s stockholders prior to the Offering (collectively, the “Founders”), including all of the directors of the Company, have agreed to vote their respective shares of Common Stock in accordance with the majority of the shares of Common Stock voted by the Public Stockholders. Accordingly, Public Stockholders holding up to 29.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by the Founders. Accordingly, a portion of the net proceeds from the Offering and over-allotment exercise (29.99% of the amount held in the Trust Account) has been classified as Common Stock subject to possible conversion in the accompanying balance sheets.
In the event that the Company does not consummate a Business Combination by October 9, 2009, the proceeds held in the Trust Account will be distributed to the Company’s stockholders, excluding the Founders to the extent of their initial stock holdings. The mandatory liquidation raises substantial doubt about the Company’s ability to continue as a going concern.
NOTE B—INITIAL PUBLIC OFFERING AND OVER-ALLOTMENT OPTION EXERCISE
On October 9, 2007, the Company completed its initial public offering (the “IPO”) of 7,500,000 Units. Each Unit consists of one share of common stock and one warrant entitling the holder to purchase one share of the Company’s Common Stock at a price of $4.50. The public offering price of each Unit was $8.00 and the Company generated gross proceeds of $60,000,000 in the IPO. On October 16, 2007, the Company consummated the closing of 1,110,300 Units pursuant to the underwriters’ over-allotment option which generated gross proceeds of $8,882,400. Of the $68,882,400 in gross proceeds from the IPO and the exercise of the over-allotment option: (i) the Company deposited $66,215,928 into a trust account maintained by American Stock Transfer & Trust Company, as trustee, which proceeds were invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and included $2,755,296 of contingent underwriting discount; (ii) the underwriters received $2,066,472 as underwriting discount (excluding the contingent underwriting discount); and (iii) the Company retained approximately $600,000 for offering expenses and working capital. In addition, the Company deposited into the trust account $2,300,000 that the Company received from the issuance and sale of an aggregate of 2,100,000 warrants to the Company’s executive officers and directors and 200,000 warrants to one of the Company’s stockholders.

Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $4.50 commencing on the later of (a) October 2, 2008 or (b) the completion of a Business Combination with a target business, and will expire October 2, 2011. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no cash settlement of the warrants.
NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation:
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities Exchange Commission (the “SEC”).
Development Stage Company:
The Company complies with the reporting requirements of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises.”
Earnings Per Share:
Income per common share is based on the weighted average number of common shares outstanding for the period and net income applicable to common stockholders. Basic income per common share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted income per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock by the Company.
For the year ended December 31, 2008, and the periods from January 12, 2007 (inception) to December 31, 2008 and 2007, the Company had dilutive securities in the form of 11,435,300 warrants, which resulted in approximately 3,795,000, 878,000 and 2,362,000 of incremental common shares, using the treasury stock method, based on their assumed conversion to common stock. The incremental shares are added to the weighted average number of common shares outstanding (not subject to possible conversion), and are included in the calculation of diluted income per common share for all periods presented.

The Company’s statements of operations include a presentation of earnings per share for common stock subject to possible conversion in a manner similar to the two-class method of earnings per share in accordance with Emerging Issue Task Force, Topic No. D-98 “Classification and Measurement of Redeemable Securities.” Basic and diluted income per common share amounts for the maximum number of shares subject to possible conversion are calculated by dividing the net interest income attributable to common shares subject to conversion ($0 for all periods presented) by the weighted average number of common shares subject to possible conversion. Basic and diluted net income per share amount for the shares outstanding not subject to possible redemption is calculated by dividing the net income (loss) exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of shares not subject to possible redemption.
Concentration of Credit Risk:
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceeds the Federal depository insurance coverage of $250,000 as of December 31, 2008. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments:
The carrying amounts value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximates their fair value due to their short-term maturities.
Use of Estimates:
The preparation of financial statements in conformity with U. S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Income Tax:
The Company complies with SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company also complies with the provisions of the Financial Accounting Standards Interpretation No. 48 “Accounting for Uncertainty in Income taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurements process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. The Company adopted FIN 48 effective January 12, 2007 (inception) and has determined that the adoption did not have an impact on the Company’s financial position, results of operations, or cash flows.

Recently Issued Accounting Pronouncements:
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the fair value of identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at the acquisition date. SFAS 141R determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition cost associated with the business combination will generally be expensed as incurred. SFAS 141R is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. The Company is currently evaluating the expected effect, if any, SFAS 141R will have on its financial statements.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities- Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS No. 159 permits entities to measure any financial instruments and certain other items at fair value. Any unrealized gains or losses are reported in earnings. Effective January 1, 2008, the Company adopted the provisions of SFAS 159, resulting in no impact to the Company’s financial position, results of operations, or cash flows. This statement permits entities to choose to measure selected assets and liabilities at fair value.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), an amendment of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (“ARB 51”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. This pronouncement is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of adopting SFAS 160 on its results of operations and financial condition and plan to adopt it as required in the first quarter of fiscal 2009.
In October 2008, the FASB issued FASB Staff Position (“FSP”) 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”. The FSP clarifies the application of SFAS 157, “Fair Value Measurements”, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP is effective October 10, 2008, and for prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in SFAS No. 154, “Accounting Changes and Error Corrections”. However, the disclosure provisions in Statement 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application. The application of FSP 157-3 did not have any impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Redeemable Common Stock:
The Company accounts for redeemable common stock in accordance with Emerging Issue Task Force Topic No. D-98 “Classification and Measurement of Redeemable Securities”. Securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a redemption event, the redeemable securities should not be classified outside of permanent equity. As discussed in Note A, the Business Combination will only be consummated if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders holding less than 30% of common shares sold in the Offering and over-allotment exercise their conversion rights. As further discussed in Note A, if a Business Combination is not consummated by October 9, 2009, the Company will liquidate. Accordingly, 2,582,229 shares of common stock have been classified outside of permanent equity at redemption value. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable common stock to equal its redemption value at the end of each reporting period. The initial per share redemption price was $7.99 immediately following the Offering. The redemption price was reduced to $7.96 after the consummation of the over-allotment option and remains at $7.96 as of December 31, 2008.
Holders of common stock issued in the Offering have the opportunity and right to redeem their shares at the conversion price at anytime the Company seeks stockholder approval of any Business Combination. The conversion price is determined by the amounts held in the Trust Account (i.e., the amounts initially placed in the Trust Account from the Offering, the over-allotment and sale of founders’ warrants plus accrued interest, net of taxes) divided by the number of Units issued in the Offering and over-allotment. This redemption feature lapses upon the approval of the Business Combination.
Cash and Cash Equivalents:
The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company also considers amounts held in money market accounts to be cash equivalents.

NOTE D—TRUST ACCOUNT
The Company’s restricted investments held in the Trust Account at December 31, 2008 are currently invested in money market funds guaranteed by the U.S. Treasury. The Company recognized interest income of approximately $1,050,000 and $601,000 on investments held in trust for the year ended December 31, 2008 and 2007, respectively. Under the Trust Account agreement, up to $1,100,000 of the interest earned on the Trust Account (net of taxes) can be used for the Company’s operating activities. As of December 31, 2008, the balance in the Trust Account was approximately $68,500,000, which included approximately $1,650,000 of interest earned, net of approximately $900,000 disbursed from inception to December 31, 2008 for operating activities and offering costs inclusive of approximately $800,000 for tax payments.
NOTE E—RELATED PARTY TRANSACTIONS
Nine stockholders, including the Company’s officers and directors, have purchased an aggregate of 1,875,000 of the Company’s founding shares for an aggregate price of $25,000 in a private placement prior to the offering. The shares are identical to those sold as part of the Units sold in the Offering and over-allotment, except that each of the founders have agreed to vote its founders’ common stock in the same manner as a majority of the public stockholders who vote at the special or annual meeting called for the purpose of approving our initial business combination. As a result, they will not be able to exercise conversion rights with respect to the founders’ common stock. The founders’ common stock acquired prior to the IPO will not participate with the common stock included in the units sold in the IPO in any liquidating distribution. Subsequent to the pre-offering private placement, a portion of the founding shares were resold to another director of the Company and a third party.
The Company issued a $250,000 unsecured promissory note to Inter-Atlantic Management Services LLC (“IAMS LLC”), an affiliate of certain of the Company’s officers and directors. This advance was non-interest bearing, unsecured and was paid in full subsequent to the IPO in October 2007.
The Company presently occupies office space provided by IAMS, LLC. IAMS, LLC has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. Commencing in October 2007, the Company agreed to pay IAMS, LLC $7,500 per month for such services. For the year ended December 31, 2008 and the periods January 12, 2007 (inception) through December 31, 2007 and January 12, 2007 (inception) through December 31, 2008, the Company incurred $90,000, $22,500 and $112,500 respectively, related to this arrangement.
Each of the Company’s officers and directors, and one of the Company’s stockholders collectively purchased directly from the Company, in a pre-offering private placement, an aggregate of 2,300,000 warrants immediately prior to the IPO at a price of $1.00 per warrant (an aggregate purchase price of $2,300,000) from the Company and not as part of the IPO. They have also agreed that these warrants purchased by them will not be sold or transferred until completion of a business combination. The founders’ warrants will become exercisable after a business combination and will be non-redeemable so long as they are held by our founders or their permitted transferees. The sale of the warrants to management did not result in the recognition of any stock-based compensation expense because the warrants were sold at or above fair market value.

Concurrent with the closing of the IPO, the Company entered into a limited recourse line of credit agreement with IAMS, LLC and its affiliates. The line of credit agreement allows for borrowings of up to $500,000, bears interest at the federal funds target interest rate (0-0.25% as of December 31, 2008), and matures at the earlier of the consummation of a Business Combination, October 9, 2009, or an event of default, as defined in the agreement. No amount was outstanding under this line of credit agreement as of December 31, 2008 and 2007.
NOTE F—INCOME TAXES
The Company’s provision for income taxes reflects the application of federal, state and city statutory rates to the Company’s income before taxes. The Company’s effective tax rate was 46%, 40% and 44%, for the year ended December 31, 2008 and the periods from January 12, 2007 (inception) through December 31, 2007 and 2008, respectively. The provision for income taxes consists of the following:

		For the Period from	For the Period from
		January 12, 2007	January 12, 2007
	Year Ended	(inception) through	(inception) through
	December 31, 2008	December 31, 2007	December 31, 2008
Current:
Federal	$256,000	$152,000	$408,000
State and City	165,000	96,000	261,000

	421,000	248,000	669,000

Deferred:
Federal	(91,000)	(45,000)	(136,000)
State and City	(50,000)	(25,000)	(75,000)

	(141,000)	(70,000)	(211,000)

	$280,000	$178,000	$458,000

At December 31, 2008 and 2007, the Company’s deferred tax asset of approximately $211,000 and $70,000, respectively consists of the tax effect of non-tax deductible formation and operating costs during the reporting periods. The effective tax rate differs from the federal statutory rate of 34% principally due to the effect of state and city income taxes.
NOTE G—UNDERWRITERS’ COMPENSATION
The Company paid an underwriters fee of 3% of the gross proceeds of the Offering (or $2,066,472) at the closing of the Offering. Upon the consummation of a Business Combination, the Company will pay an additional underwriters’ fee of 4% of the gross proceeds of the Offering (or $2,755,296). Public Stockholders that vote against the Business Combination and elect to redeem their shares to cash will be entitled to receive their pro rata portions of the $2,755,296 held in the Trust Account. Accordingly, the deferred underwriters’ fee reflected in the accompanying balance sheets excludes $826,589 of deferred underwriters’ fee that is subject to forfeiture in the event of a 30% redemption.

The Company sold to the underwriters, for $100, as additional compensation, an option to purchase up to a total of 525,000 Units. The units issuable upon exercise of this option are identical to those offered in the Offering. The option is exercisable on a cashless basis at $10.00 per unit commencing on the later of the consummation of a business combination or October 2, 2008, and expiring October 2, 2012. The option and the 525,000 Units, the 525,000 shares of common stock and the 525,000 warrants underlying such Units, and the 525,000 shares of common stock underlying such warrants, have been deemed compensation by the Financial Industry Regulatory Authority (FINRA) and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of FINRA Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following October 2, 2007, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement declared effective on October 2, 2007 the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from October 2, 2007 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and the number of Units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.
The sale of the option to purchase was not accounted for as a cost attributable to the Offering. Accordingly, there was no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale.
The Company determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale was approximately $1,350,000, using an expected life of five years, volatility of 36.2% and a risk-free interest rate of 4.4%.
The volatility calculation of 36.2% was based on the average of the volatilities using daily historical prices over the past five years of each of the 15 smallest financial services companies drawn from the Standard & Poor’s Small Cap 600 Exchange Composite Index (“Index”). Because the Company did not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which depended on a number of factors that couldn’t be ascertained at the time. The Company referred to the Index because management believes that the average volatility of the 15 smallest financial services companies is a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock post-business combination. Although an expected life of five years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a business combination within the prescribed time period and liquidates the Trust Account as part of any plan of dissolution and distribution approved by the Company’s stockholders, the option would become worthless. In no event shall the holder of the unit purchase option or the warrants included in such option be entitled to a net cash settlement of the option or the warrants, and in the event there is no effective registration statement, the unit purchase option and the warrants may expire unexercised and unredeemed.

NOTE H—FAIR VALUE MEASUREMENTS
Effective January 1, 2008, the Company implemented SFAS No. 157, Fair Value Measurement, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities.
The adoption of SFAS 157 to the Company’s financial assets and liabilities did not have an impact on the Company’s financial results.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability (in thousands):

		Quoted	Significant
		Prices in	Other	Significant
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
Description	2008	(Level 1)	(Level 2)	(Level 3 )
Assets:
Investments held in Trust Account	$68,525	$68,525	—	—

Total	$68,525	$68,525	$—	$—

The fair values of the Company’s investments held in the Trust Account are determined through market, observable and corroborated sources.
NOTE I—PREFERRED STOCK
The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No shares of preferred stock have been issued as of December 31, 2008.

NOTE J—SUBSEQUENT EVENT
From January 1, 2009 through March 4, 2009, the Company withdrew approximately $22,000 from the Trust Account for operating activities and taxes.
ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
ITEM 9A. Controls and Procedures
(a) Evaluation of Disclosure Controls and Procedures
The management of our company, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures, as defined in Rule 13a-15(e) under the Exchange Act, as of the end of the period covered by this Annual Report on Form 10-K. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of December 31, 2008.
This annual report on Form 10-K does not include a report of our management’s assessment regarding internal control over financial reporting or an attestation report of our registered public accounting firm due to a transition period established by SEC rules for newly public companies.
(b) Changes in Internal Controls over Financial Reporting
There were no changes during the fiscal quarter ended December 31, 2008 in our internal controls over financial reporting, which have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.
ITEM 9B. Other Information
On February 10, 2009, we received a letter from NYSE Amex (the “Exchange”), indicating that we were not in compliance with Section 704 of the NYSE Amex Company Guide (the “Company Guide”), for failure to hold an annual meeting of our stockholders during 2008. We received this letter although our counsel, at our direction, previously contacted the Exchange and was informed verbally that due to the timing of our initial public offering that we would not be required to have an annual meeting until 2009. On March 10, 2009, we submitted a plan to the Exchange in which we advised the Exchange that we intend to hold an annual meeting of our stockholders as promptly as practicable, but in no event later than August 11, 2009. If following receipt and evaluation of the plan, the Exchange determines that we have made a reasonable demonstration of an ability to regain compliance with the continued listing standards, our plan will be accepted we will be able to continue our listing.

Appendix A
STOCK PURCHASE AGREEMENT
Dated as of April 23, 2009
between
INTER-ATLANTIC FINANCIAL, INC.
PATRIOT RISK MANAGEMENT, INC.
and
THE STOCKHOLDERS OF PATRIOT RISK MANAGEMENT, INC.

APPENDICES
APPENDIX AA. DEFINITIONS
APPENDIX BB. COMPANY DISCLOSURE SCHEDULE
APPENDIX CC. PURCHASER DISCLOSURE SCHEDULE
EXHIBITS

ALLOCATION AMONG SELLERS	EXHIBIT 1

RELEASE	EXHIBIT 2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	EXHIBIT 3

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT (“Agreement”), dated as of April 23, 2009, between Inter-Atlantic Financial, Inc., a Delaware corporation (“Purchaser”), Patriot Risk Management, Inc., a Delaware corporation (the “Company”), and the shareholders of the Company who are each a signatory to this Agreement (each, a “Seller,” and collectively, the “Sellers”). Terms used herein and not otherwise defined in this Agreement are defined in Appendix A hereto.
W I T N E S S E T H:
WHEREAS, the Sellers own of record and beneficially 346,026 shares of common stock, par value $0.001 per share, and 800,000 shares of Class B Common Stock, par value $0.001 per Share, and 1,000 shares of Series A Convertible Preferred Stock, (collectively (the “Purchase Shares”), of the Company, representing 100% of the Company’s issued and outstanding capital stock;
WHEREAS, Purchaser desires to purchase and acquire from the Sellers, and the Sellers desire to sell and transfer to Purchaser, the Purchase Shares on the terms and subject to the conditions hereinafter set forth; and
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I.
CLOSING; SALE AND PURCHASE
1.1 The Closing.
The closing (the “Closing”) of the transactions contained in this Article I shall take place at 10:00 A.M., Eastern Time, on the second Business Day after all of the conditions contained in Articles VII and VIII have been satisfied or waived (other than those conditions which will be satisfied at the Closing Time), or at such other time or such other date as Purchaser and the Sellers may agree, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York (hereinafter, such date is referred to as the “Closing Date” and such time on the Closing Date is referred to as the “Closing Time”).
1.2 Sale and Purchase of the Purchase Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, the Sellers agree to sell, convey, transfer and assign the Purchase Shares to Purchaser free and clear of all Liens, and deliver to Purchaser certificates representing the Purchase Shares, duly endorsed in blank or accompanied by stock or other appropriate powers in blank with all appropriate transfer stamps affixed thereto (the “Stock Certificates”), and Purchaser agrees to purchase the Purchase Shares from the Sellers for an aggregate consideration of (the “Purchase Price”) (i) Six Million Nine Hundred Thousand (6,900,000) shares of Purchaser Common Stock, plus (ii) at the times and subject to the terms and conditions set forth therein, the shares of Purchaser Common Stock issuable pursuant to Section 1.5.

1.3 Delivery of Purchase Price and Stock Certificates.
Subject to satisfaction or waiver by the relevant party of the relevant conditions to Closing, at the Closing, (i) 6,900,000 shares of Purchaser Common Stock shall be issued by Purchaser to the Sellers pursuant to the allocation set forth on Exhibit 1 and (ii) the Stock Certificates shall be delivered by the Sellers to Purchaser.
1.4 Directors and Officers.
At the Closing, the directors of Purchaser immediately prior to the Closing shall resign, and the Board of Directors of Purchaser will be comprised of two individuals designated by Purchaser’s stockholders, Andrew Lerner and Fred Hammer, and those individuals currently serving as directors of the Company.
1.5 Additional Consideration.
(a) In the event that at any time after the Closing but prior to the fifth anniversary of the Closing Date, the average closing trading price on the NYSE Amex (or on another national securities market on which the Company Class A Common Stock is then quoted for trading) of Company Class A Common Stock for 20 consecutive trading days equals or exceeds the following per share amounts: (i) $12, (ii) $13, (iii) $14, (iv) $15 and (v) $16 per share (subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events), then the shares of Purchaser Common Stock comprising the Purchase Price shall be increased by an additional 1,000,000 shares of Purchaser Common Stock for reaching each of the foregoing per share amounts.
(b) All additional shares of Purchaser Common Stock issuable by Purchaser to the Sellers under this Section 1.5 shall be allocated among the Sellers based on the amounts set forth on Exhibit 1 and shall be issued within ten Business Days after the date of the occurrence of the events described in subsection (a) above. Any additional shares of Purchaser Common Stock issued pursuant to this Section shall be treated and reported as part interest in accordance with Section 1274 of the Code and the regulations thereunder.
1.6 Actions Simultaneous. For purposes of agreement of the parties hereto, all actions to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no actions shall be deemed to have been taken nor shall any documents be deemed to have been executed and delivered until all actions have been taken and all documents have been executed and delivered.
1.7 Stock Options.
Section 1.7 of the Company Disclosure Schedule contains a complete list of Existing Options as of the Closing Time. At the Closing Time, each Existing Option shall be assumed or substituted by the Purchaser in a transaction described in Sections 409A or 424(a), as applicable, of the Code, and the Treasury Regulations thereunder. Each Existing Option so assumed or substituted by the Purchaser under this Agreement will continue to have, and be subject to, the same terms and conditions of such Existing Option immediately prior to the Closing Time, except that each Existing Option will be exchanged and converted into an option to purchase shares of Purchaser Common Stock in accordance with the applicable requirements of Sections 409A and 424 of the Code and the Treasury Regulations thereunder. As soon as practicable after the Closing Time, the Purchaser shall deliver to the holders of Existing Options, notices describing the conversion of such Existing Options, and the agreements evidencing the Existing Options shall continue in effect on the same terms and conditions.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS WITH RESPECT TO THE PURCHASE SHARES
Each Seller, severally but not jointly, hereby represents and warrants to Purchaser as to such Seller and the Purchase Shares owned by such Seller, as set forth below.
2.1 Authority; Execution and Delivery; Enforceability. Each Seller has full power, authority and capacity to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, to perform such Seller’s respective obligations hereunder and under such Related Agreements and to consummate the transactions contemplated hereby and by such Related Agreements. Each of this Agreement and (when executed) the Related Agreements has been (or will be) duly executed and delivered by such Seller (to the extent a party thereto), and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of such Seller (to the extent a party thereto), enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
2.2 Non-Contravention.
Except as set forth in Section 2.2 of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Related Agreements by such Seller (to the extent a party thereto) does not, and the consummation of the transactions contemplated hereby and by such Related Agreements and compliance with the terms hereof and of such Related Agreements, will not (or would not with the giving of notice or the passage of time):
(a) constitute a default under or a violation or breach (with or without notice) of, result in the acceleration of any obligation under, any provision of any contract or other instrument to which such Seller is a party or result in the termination or revocation of any authorization held by such Seller or the Company necessary to the ownership of the Purchase Shares or the operation of the business of the Company;
(b) violate any Order or any Law affecting such Seller; or
(c) result in the creation of any Lien on such Seller’s Purchase Shares.

2.3 Title to Purchase Shares.
Except as set forth in Section 2.3 of the Seller Disclosure Schedule, each Seller has good and valid title to the Purchase Shares owned by such Seller as set forth on the Seller Disclosure Schedule, free and clear of all Liens. At the Closing, each Seller will transfer legal and beneficial, good and valid title to each of the Purchase Shares, free and clear of all Liens. No Seller is currently bound by any contract, agreement, arrangement, commitment or understanding (written or oral) with, and has not granted any option or right currently in effect or which would arise after the date hereof to, any Person other than Purchaser with respect to the acquisition of any of such Seller’s Purchase Shares.
2.4 Consents and Approvals. Except as set forth in Section 2.4 of the Seller Disclosure Schedule, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent, approval, waiver or other similar authorization of any other Person (including, without limitation, any Person who is a party to a Contract binding on or affecting the Company or any Subsidiary), is required to be obtained by or on behalf of such Seller as a result of, or in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the Related Agreements (to the extent a party thereto) or the consummation of the transactions contemplated hereby and by such Related Agreements.
2.5 Litigation and Claims. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, there is no Action pending or, to the Knowledge of such Seller, threatened, against or affecting such Seller that could reasonably be expected to affect such Seller’s ability to consummate the transactions contemplated hereby or by the Related Agreements (to the extent a party thereto).
2.6 No Finder.
Except as set forth in Section 2.6 of the Seller Disclosure Schedule, neither such Seller nor any party acting on such Seller’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby or by the Related Agreements, and the Company will not be liable or obligated in any way whatsoever with respect to any such fee or commission.
2.7 Investment Representations.
Each Seller hereby acknowledges and agrees that each of the shares of Purchaser Common Stock to be received by such Seller pursuant to this Agreement will not be registered under the Securities Act or any state securities laws and may not be offered or sold except pursuant to registration or an exemption from the registration requirements of the Securities Act and all applicable state securities laws, subject to the terms and conditions of the Stockholders Agreement. In this connection, each Seller understands Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.8 Accredited Investor.
Each Seller represents that: (i) such Seller is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) and is acquiring Purchaser Common Stock for its own account, for investment purposes only, and not with a view to the resale or offer for sale thereof or with any present intention of distributing or selling or offering for sale any of such securities; and (ii) such Seller is capable of bearing the economic risk of such investment, including a complete loss of the investment in Purchaser Common Stock.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS
WITH RESPECT TO THE COMPANY
The Company hereby represents and warrants to Purchaser as set forth below.
3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of state of Delaware. The Company has full corporate power and authority to conduct all of the business and activities conducted by it, and to own or lease and operate all of the assets owned or leased by it; and is duly licensed, registered or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Effect.
3.2 Subsidiaries; Equity Interests.
(a) Section 3.2 of the Company Disclosure Schedule contains a complete list of each of the Company’s direct or indirect subsidiaries (each, a “Subsidiary”). Each such Subsidiary, including but not limited to Guarantee Insurance Company Inc. (referred to herein as the “Insurance Subsidiary”) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, each of which is listed on the Company Disclosure Schedule. Each Subsidiary has full corporate power and authority to conduct all of the business and activities conducted by it, and to own or lease and operate all of the assets owned or leased by it; and is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Effect. Each jurisdiction in which each of such subsidiaries is qualified to do business is listed on the Company Disclosure Schedule. Except as set out on Section 3.2 of the Company Disclosure Schedule, none of the Insurance Subsidiaries are commercially domiciled in any other jurisdiction.
(b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary, directly or indirectly, owns any capital stock of or other equity interests in any Person. Neither the Company nor any Subsidiary is a participant in any joint venture, partnership or similar arrangement.

3.3 Non-Contravention.
The execution and delivery of this Agreement by the Sellers does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, will not (or would not with the giving of notice or the passage of time):
(a) except as set forth in Section 3.3(a) of the Company Disclosure Schedule, constitute a default under or a violation or breach (with or without notice) of, or result in the acceleration of any obligation of the Company or any Subsidiary under, or change in any right or obligation of, the Company, any Subsidiary or counterparty under, any provision of any Contract to which the Company or any Subsidiary is a party or result in the termination or revocation of any authorization held by the Company or any Subsidiary or necessary to the ownership of the Company or any Subsidiary or the operation of the business of the Company or any Subsidiary;
(b) violate any Order or any Law affecting the Company or any Subsidiary, or their respective assets;
(c) violate or contravene the terms or provisions of the Amended and Restated Certificate of Incorporation, By-laws or similar formation or organizational documents of the Company or any Subsidiary; or
(d) result in the creation of any Lien on any of the assets of the Company or any Subsidiary.
3.4 Authority; Execution and Delivery; Enforceability; Corporate Documents
The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Sellers have delivered to Purchaser complete and correct copies of the Amended and Restated Certificate of Incorporation, By-laws and other organizational documents and stock transfer books of the Company and each Subsidiary. The Sellers have delivered to Purchaser copies of all minute books and all other existing records of any meeting of the board of directors (and any committee thereof) or stockholders of the Company and each Subsidiary, which minute books and records are complete and correct in all material respects. To the knowledge of the Company, no meeting of the board of directors (or committee thereof) or stockholders of the Company or any Subsidiary has occurred for which minutes have not been prepared and are not contained in such minute books.

3.5 Capitalization; Options
(a) The authorized capital stock of the Company consists of 5,000,000 shares of preferred stock, par value of $.001 per share, of which 1,200 shares has been designated Series A Convertible Preferred Stock, 1,000 shares of which are issued and outstanding; 40,000,000 shares of Common Stock, par value of $.001 per share, 346,026 shares of which are issued and outstanding; 4,000,000 shares of Series B Common Stock, par value $.001 per share, 800,000 shares of which are issued and outstanding; 62,500 shares of Company Common Stock underlie options granted pursuant to the 2005 Stock Option Plan; 101,000 shares of Company Common Stock underlie options granted pursuant to the 2006 Stock Option Plan. Except as set forth in this Section 3.5(a), no shares or classes of the Company’s capital stock are issued, outstanding or reserved for issuance.
(b) The authorized capital stock of each Subsidiary and the number of issued and outstanding shares is set forth on Section 3.5(b) of the Company Disclosure Schedule. All the outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens. The rights, preferences, privileges and restrictions applicable to the Company’s capital stock are as set forth in the Company’s currently effective Certificate of Incorporation. Except as set forth in Section 3.5(a) above, there are no outstanding subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, demands, commitments, voting agreements, voting trusts proxies or other arrangements of any character binding on the Company or any Subsidiary relating to any authorized and issued or unissued shares of capital stock of the Company or any Subsidiary, or other instruments binding on the Company or any Subsidiary convertible into or exchangeable for such stock, or which obligate the Company or any Subsidiary to seek authorization to issue additional shares of any class of stock, nor will any be created by virtue of this Agreement or the transactions contemplated hereby. None of the shares of capital stock of the Company or any Subsidiary were issued in violation of any applicable Laws.
3.6 Consents and Approvals
Except as set forth in Section 3.6 of the Company Disclosure Schedule, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent, approval, waiver or other similar authorization of any other Person (including without limitation any Person who is a party to a Contract binding on or affecting the Company or any Subsidiary), is required to be obtained by or on behalf of the Company or any Subsidiary as the case may be, as a result of, or in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
3.7 Title to Assets; Sufficiency of Assets.
(a) Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, the Company and the Subsidiaries have good and valid title to all of the properties and assets (whether tangible or intangible) that they purport to own, free and clear of all Liens (other than Permitted Liens), including, without limitation, all of the tangible and intangible assets reflected on the balance sheet included in the Company Audited Financial Statements, other than assets disposed of since December 31, 2008 in the ordinary course of business consistent with past practice.
(b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, none of the Sellers, or any of their Affiliates, own, directly or indirectly, any material assets used in or necessary to conduct the business of the Company or the Subsidiaries.

(c) All of the material tangible personal property of the Company and the Subsidiaries has been maintained in accordance with generally accepted industry practice and is in good working order and condition, reasonable wear and tear excepted in all material respects, and is suitable for the use to which they are being put. All of the leased personal property of the Company and the Subsidiaries is in the condition required of such property by the terms of the lease applicable thereto during the relevant term of the lease. None of such tangible personal property is in need of maintenance or repairs, except as shown in Section 3.7(c) of the Company Disclosure Schedule and except for ordinary routine maintenance and repairs that are not material in cost.
(d) No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether at law, by contract or otherwise) capable of becoming such, for the purchase or other acquisition from the Company or any Subsidiary of any of their assets other than in the ordinary course.
(e) The tangible property and assets owned and leased by each of the Company and each Subsidiary include all rights, assets and property necessary for the conduct of the business of the Company and each Subsidiary after the Closing, substantially in the same manner as it was conducted prior to the Closing.
3.8 Real Property.
(a) Section 3.8 of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property and interests in real property owned or leased by the Company or any Subsidiary (each of such real properties being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. Each lease pursuant to which Company or a Subsidiary leases a Company Property is referenced to herein as a Real Property Lease. Except as set forth in the Company Disclosure Schedule, there are no real properties or interests in real properties owned in any respect by the Company or any Subsidiary. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company and the Subsidiaries and which are necessary for the continued operation of such business by Purchaser as such business is currently conducted. To the Knowledge of the Company, all of the Company Properties, buildings, fixtures and improvements thereon leased by the Company and Subsidiaries are in good operating condition and repair (subject to normal wear and tear) in all material respects. The Company has delivered to Purchaser true, complete and correct copies of the Real Property Leases, together with all amendments, modifications or supplements thereto. No Person (other than the Company or a Subsidiary) has subleased or otherwise uses, possesses or occupies any of the premises covered by a Real Property Lease, except as shown on the Company Disclosure Schedule.
(b) Each Real Property Lease is in full force and effect, has not been amended (except as set forth on Section 3.8(b) of the Company Disclosure Schedule) and is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or the Subsidiaries and, to the Knowledge of the Company, of each other Person that is a party thereto. Neither the Company nor any Subsidiary has received written notice of any, default in any material respect (or any condition or event which, after notice or lapse of time or both, would constitute a default in any material respect) thereunder which remains uncured, except as set forth on the Company Disclosure Schedule. Neither the Company nor any Subsidiary has assigned or transferred all or any portion of its interests in any Real Property Lease. There are no disputes under any of the Real Property Leases in relation to the state of repair of the premises demised or otherwise, except as set forth on the Company Disclosure Schedule. Each Real Property Lease has not been assigned or encumbered by the Company or any Subsidiary, except as set forth on the Company Disclosure Schedule.

(c) No proceeding is pending or, to Knowledge of the Company, threatened for the taking or condemnation of all or any portion of the Company Properties. There is no brokerage commission or finder’s fee due from the Company or any Subsidiary and unpaid with regard to any of the Company Properties, or which will become due at any time in the future with regard to any Company Properties.
(d) Except as set forth on Section 3.8(d) of the Company Disclosure Schedule, the Company Properties and assets owned, leased or used by the Company or any Subsidiary in the operation of the Company Properties, including the walls, ceilings and other structural elements of any improvements erected on any part thereof and the building systems such as heating, plumbing, ventilation, air conditioning and electric, are adequate and sufficient for the current operations of the Company’s and the Subsidiaries’ business in all material respects.
(e) Neither the Company nor any Subsidiary has received any written notice that any portion of any of the security deposits under the Real Property Leases has been applied or retained by the lessor or licensor or sublessor thereunder, except as set forth on Section 3.8(e) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has within the last three years, with respect to any Real Property Lease, (i) made, asserted or has any defense, set off or counterclaim, (ii) claimed or is entitled to “free” rent, rent concessions, rebates or rent abatements, (iii) questioned or disputed its share of any additional rent or other charges required to be paid under such Real Property Lease, or (iv) made rent payments in advance for more than one month, except as set forth on the Company Disclosure Schedule. Except as set forth on the Company Disclosure Schedule, neither the Company nor any Subsidiary has exercised any option granted to it under any such Real Property Lease to (A) cancel or terminate such Real Property Lease or lessen the term thereof, (B) renew or extend the term thereof or (C) take additional space. Except as set forth on the Company Disclosure Schedule, there are no written or oral promises, understandings or commitments between the Company or any Subsidiary, on the one hand, and each other Person that is a party to such Real Property Lease, on the other hand, other than those contained in such Real Property Lease.
(f) To the Knowledge of the Company, the Company Properties are fully serviced by storm and sanitary sewers, water, gas, telephone and paved roads, and each of the said premises has valid and legal access to and from said roads.
3.9 Employment Related Agreements and Actions.
(a) Section 3.9(a) of the Company Disclosure Schedule contains a complete and correct list of the directors and the officers of the Company and each Subsidiary.

(b) Section 3.9(b) of the Company Disclosure Schedule contains a complete and correct list of all Contracts currently in effect with current or former employees, consultants, or independent contractors of the Company and each Subsidiary, in each case which provides for payments in excess of $100,000 per annum. The Company and each Subsidiary have delivered to Purchaser true, correct and complete copies of each such Contract and performed obligations required to be performed by it, and is entitled to all benefits under and is not in default under, any such Contract and, to the Knowledge of the Company, no other party to any such Contract is in default thereunder. Each such Contract is in full force and effect, unamended, and is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and, to the Knowledge of the Company, each other Person that is a party thereto. Except as set forth in the Company Disclosure Schedule, no event has occurred (including the performance of this Agreement) which, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Subsidiary, or, to the Knowledge of the Company, by any other party to any such Contract.
(c) With respect to employees of the Company or any Subsidiary (“Employees”), except as set forth in Section 3.9(c) of the Company Disclosure Schedule:
(i) none of the Employees is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such Employees, and neither the Company nor any Subsidiary is a party to or has any obligation under any collective bargaining agreement or other labor union contract or side agreement with any labor union or organization, or has any obligation to recognize or deal with any labor union or organization, and there are no such contracts or side agreements pertaining to or which determine the terms or conditions of employment of any Employee;
(ii) there are no pending or, to the Knowledge of the Company, threatened representation campaigns, elections or proceedings or questions concerning union representation involving any of the Employees;
(iii) to the Knowledge of the Company, there are no present activities or efforts of any labor union or organization (or representatives thereof) to organize any of the Employees, nor any demands for recognition or collective bargaining, nor any strikes, slowdowns or work stoppages of any kind or, to the Knowledge of the Company threats thereof, and no such activities, efforts, demands, strikes, slowdowns or work stoppages have occurred since January 1, 2004;
(iv) neither the Company nor any Subsidiary has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended, or any other applicable Law, and there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary;
(v) there are no controversies, claims, demands or grievances pending or, to the Knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective Employees or any actual or claimed representative thereof;

(vi) the Company and the Subsidiaries have at all times materially complied and are in compliance in all material respects with all applicable Laws respecting employment, wages, hours, compensation, occupational health and safety, and payment and withholding of taxes in connection with employment, and neither the Company, nor any Subsidiary, is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;
(vii) there are no claims, complaints or legal or administrative proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary before any federal, state or municipal court or any other Governmental Authority involving or relating to any past or present Employees or applicants for employment of the Company or any Subsidiary, or relating to any acts, omissions or practices of the Company or any Subsidiary relating to discrimination, harassment, wage payment, overtime and hours of work, workplace safety or any other employment-related issues. Neither the Company nor any Subsidiary is a party to or bound by any Order respecting the employment or compensation of any Employees or prospective Employees, other than garnishments of employee wages obtained by third parties. There are no pending investigations or abatement orders and no citations issued within the past 3 years by the Occupational Safety and Health Administration or any other Governmental Authority relating to the Company or any Subsidiary;
(viii) the Company and the Subsidiaries have paid in full to all of the Employees, or accrued on its books, all wages, salaries, commissions, bonuses, benefits and other compensation due to such Employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other applicable Law;
(ix) neither the Company nor any Subsidiary is closing, or since January 1, 2006, has closed any Facility, effectuated any layoffs of Employees or implemented any early retirement, separation or window program, nor has the Company or any Subsidiary planned or announced any such action or program for the future;
(x) the Company and each Subsidiary are in compliance with their obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement or Law; and
(xi) there are no written or oral employment manuals, policies, plans, guides, handbooks or instruction booklets that set out any terms and or conditions of employment for any of the Employees. To the Knowledge of the Company, none of the Employees have any non-competition or non-solicitation or other restrictive covenant agreements other than with the Company or any Subsidiary.
(d) Neither the Company nor any Subsidiary has any Employees whose primary work location is outside the United States.

3.10 Contracts.
(a) Section 3.10(a) of the Company Disclosure Schedule contains a complete and correct list of all Contracts that involve payments by, or to, the Company and/or any Subsidiary, of more than $100,000 per annum or $200,000 in the aggregate (or the equivalent amount in such other currencies in which the Company or any Subsidiary conduct business) and all material Contracts without regard to dollar amount, or such lower amount expressly set forth, in the following categories (each, a “Material Contract”):
(i) partnership or joint venture Contracts or arrangements or any other agreements involving a sharing of revenue or profits;
(ii) Contracts restricting the Company or any Subsidiary from carrying on its business or activities, as the case may be, in its usual and customary manner in any jurisdiction, including, without limitation, restricting the Company or any Subsidiary from hiring or soliciting any Person, or operating its assets at maximum capacity;
(iii) any non-competition agreements in favor of or restricting the Company or any Subsidiary (other than employment or consulting agreements);
(iv) each Contract between the Company or any Subsidiary, on the one hand, and any officer, director or Affiliate of the Company or any Subsidiary, on the other hand;
(v) any Contracts for the sale or other disposition by the Company or any Subsidiary of any of its assets, or the acquisition by the Company or any Subsidiary of any assets, other than in the ordinary course of business, consistent with past practice;
(vi) any Contracts relating to the leasing or chartering of any assets of the Company to or from any third party, except those with annual payments not more than $100,000;
(vii) any Contract that (a) limits or contains restrictions on the ability of the Company or any Subsidiary to declare or pay dividends on, or to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, or to incur Indebtedness, or to incur or suffer any Lien, to purchase or sell any of assets or properties, to change the lines of business in which it participates or engages or to engage in any Business Combination, or (b) require the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition;
(viii) any Contract relating to Indebtedness incurred or accrued by, or credit provided to, the Company or any Subsidiary;
(ix) any Contract of support, indemnification, guaranty, suretyship or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(x) any letters of credit, any currency exchange, commodities or other hedging arrangement or capitalized leases;
(xi) each outstanding loan or advance made by the Company or any Subsidiary to any director, officer, employee, stockholder or other Affiliate of the Company or any Subsidiary (other than any intercompany indebtedness reflected in the financial statements of the Company or such Subsidiary and any business-related advances to employees made in the ordinary course of business, consistent with past practice);
(xii) any reinsurance or retrocession agreements or other agreements relating to the transfer or assumption of risk by the Company or any Subsidiary (other than risk assumed under primary insurance policies issued by the Company’s insurance company Subsidiaries);
(xiii) any agency, producer, third party administrator, reinsurance intermediary, profit sharing, contingent commission, service or other agreements relating to insurance businesses of any Company or Subsidiary; and
(xiv) any Contract with any Seller or any Contract made out of the ordinary course of business and not consistent with past practice.
(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, the Company and each Subsidiary have, with respect to all Material Contracts, delivered to Purchaser true, correct and complete copies thereof and performed in all material respects the obligations required to be performed by them, and are entitled to all benefits under and are not in default in any material respect under, any Material Contract, and each Material Contract is in full force and effect, unamended, and, to the Knowledge of the Company, no other party to any Material Contract is in default in any material respect under any Material Contract. Except as set forth in the Company Disclosure Schedule, no event has occurred (including the performance of this Agreement) which, with the lapse of time or the giving of notice or both, would constitute a default in any material respect by the Company or any Subsidiary, or, to the Knowledge of the Company, by any other party to any Material Contract. For purposes of this Section 3.10(b), representations that are qualified by Knowledge with respect to another party’s compliance shall be deemed not to include the Knowledge qualifier if such other party to the Material Contract is an Affiliate of the Company or any Subsidiary.
3.11 Intellectual Property.
(a) The term “Intellectual Property” means, collectively, all worldwide:
(i) all U.S. and foreign patents, patent applications, mask works and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), whether pending or issued (collectively, “Patents”);
(ii) all U.S. and foreign pending applications to register and all issued registrations for trademarks, service marks and trade dress (collectively “Registered Trademarks”), Internet domain names, and all common law trademarks, service marks, trade dress, trade names and other commercial product or service designations and together with all goodwill and similar value associated with any of the foregoing;

(iii) copyrights (whether or not registered), mask works, “moral rights,” and all U.S. and foreign registrations and applications for registration thereof (“Registered Copyrights”), as well as rights to renew all such copyrights; and
(iv) all trade secrets (as such are determined under applicable law), know-how and other confidential business information (“Trade Secrets”), including technical information, inventions (whether patentable or unpatentable), designs and other industrial property, patent disclosures, any and all technology, supplier lists, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, customer lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing;
(v) all remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing.
(b) Section 3.11 of the Company Disclosure Schedule contains a true and complete list of all Patents, Registered Copyrights and Registered Trademarks owned by the Company or any Subsidiary and contains a reasonable identification of all common law trademarks and unregistered copyrights (including copyrights in computer software) owned by the Company or any Subsidiary the loss of which could be reasonably expected to have a Material Adverse Effect (collectively, the “Company Intellectual Property”), and includes details of all due dates for further filings, maintenance and other payments or other actions falling due in respect of the Company Intellectual Property within ninety (90) days following the date of this Agreement. All of the issued Patents, Registered Trademarks and Registered Copyrights included in the Company Intellectual Property are and remain valid and subsisting, in good standing, with all fees, payments and filings due as of the date of this Agreement duly made. All of the Patents, Registered Trademarks and Registered Copyrights included in the Company Intellectual Property are in compliance with all formal legal requirements. To the extent that any Patents, Registered Copyrights and Registered Trademarks included in the Company Intellectual Property are not publicly available from Governmental Authorities, the Company has made available to Purchaser copies of the files relating to the prosecution thereof.
(c) The term “Licensed Intellectual Property” means Intellectual Property rightfully used by the Company and/or a Subsidiary pursuant to a valid license, sublicense, consent or other similar written or oral agreement and material to the business of the Company and/or a Subsidiary. The parties and date of each such agreement, to the extent such agreement involves payments by, or to, the Company and/or any Subsidiary, of more than $100,000 per annum or $200,000 in the aggregate, are set forth in Section 3.10 or Section 3.11 of the Company Disclosure Schedule and the Company has delivered to Purchaser correct and complete copies of all such written agreements (and an accurate summary of all such oral agreements).

(d) To the Knowledge of the Company, neither the Company nor any Subsidiary has infringed upon or misappropriated any Intellectual Property rights or personal right of any Person anywhere in the world. The Company has not received any written notice, nor is any Action pending or, to the Knowledge of the Company, threatened by any Person, (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any Subsidiary of any of the Company Intellectual Property, or (ii) asserting that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by the Company or any Subsidiary infringes or will infringe on any Intellectual Property rights or personal right of any Person. To the Knowledge of the Company, there is and has been no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property or Licensed Intellectual Property by any third party, employee or former employee.
(e) All personnel (including employees, agents, consultants and contractors), who have authored or invented (or co-authored or co-invented) any of the Company Intellectual Property on behalf of the Company or any Subsidiary have executed nondisclosure agreements with the Company or such Subsidiary and either (i) have authored or invented such Company Intellectual Property as “work made for hire” and/or other arrangement or agreements with the Company or such Subsidiary in accordance with applicable Law that has accorded the Company and such Subsidiary full, effective, exclusive and original ownership of all rights whatsoever in all Intellectual Property rights thereby arising or relating thereto, or (ii) have executed appropriate instruments of assignment in favor of the Company and such Subsidiary as assignee that have conveyed to the Company and such Subsidiary effective and exclusive ownership of all Intellectual Property rights thereby arising and related thereto.
(f) The Company and each Subsidiary do not owe any royalties or other payments to third parties in respect of any of the Company Intellectual Property or Licensed Intellectual Property, except (i) pursuant to Contracts disclosed in Section 3.10 or Section 3.11 of the Company Disclosure Schedule (or not required to be disclosed in Section 3.10 or Section 3.11 of the Company Disclosure Schedule), and (ii) license, maintenance and other fees payable in the ordinary course with respect to licensed software.
(g) The Company and each Subsidiary has used its commercially reasonable efforts to regularly scan all software programs included among the Company Intellectual Property and Licensed Intellectual Property with virus detection software and the results of such scans have been made available to Purchaser. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware, including, without limitations, worms, bombs, trojan horses, backdoors or other disabling device code, or any other design or routine which improperly causes any system, software, data or information to be erased or become inoperable or otherwise incapable of being used, either automatically or upon command by any Person.
(h) The Company and each Subsidiary has implemented commercially reasonable steps in the physical and electronic protection of their information and electronically stored assets from unauthorized disclosure, use or modification. Section 3.11 of the Company Disclosure Schedule sets forth: (i) each breach of security since January 1, 2008 of which the Company has Knowledge or is aware; (ii) its known or anticipated consequences; and (iii) the steps the Company and each Subsidiary have taken to remedy such breach.

(i) The Company and each Subsidiary has taken and will continue to take commercially reasonable measures to protect the secrecy, confidentiality, and value of all of the Company Intellectual Property rights. Neither the Company nor any Subsidiary (or to the Knowledge of the Company, any other party) have taken any action nor, to the Knowledge of the Company, failed to take any action that directly or indirectly caused any Company Intellectual Property to enter the public domain or in any way adversely affect its value to Purchaser, or its absolute ownership thereof.
(j) The Company and each Subsidiary has implemented commercially reasonable steps consistent with “best” practices in the information systems industries in the physical and electronic protection of their information and electronically stored assets from unauthorized disclosure, use or modification. Section 3.11(j) of the Company Disclosure Schedule sets forth: (i) each breach of security since January 1, 2006 of which the Company has Knowledge or is aware; (ii) its known or anticipated consequences; and (iii) the steps the Company and each Subsidiary have taken to remedy such breach.
(k) The Company and each Subsidiary has taken and will continue to take commercially reasonable measures to protect the secrecy, confidentiality, and value of all of the Company Intellectual Property rights. Neither the Company nor any Subsidiary (or to the Knowledge of the Company, any other party) have taken any action nor, to the Knowledge of the Company, failed to take any action that directly or indirectly caused any Company Intellectual Property to enter the public domain or in any way adversely affect its value to Purchaser, or its absolute ownership thereof.
3.12 Insurance. Other than with respect to any insurance or reinsurance arrangements entered into in the ordinary course of the Company’s business:
(a) All material property and assets of the Company and the Subsidiaries are insured against loss or damage by all insurable hazards or risks on a replacement cost basis, subject to the deductibles in each applicable insurance policy. Section 3.12(a) of the Company Disclosure Schedule contains a complete and correct list (together with their respective termination dates) of all policies of fire, casualty, general liability, product liability, business interruption, defamation, personal injury, property damage, workers’ compensation and all other forms of insurance carried by the Company and the Subsidiaries or pursuant to which the Company or any Subsidiary is a named beneficiary or pursuant to which the business or properties of the Company or any Subsidiary is insured, complete and correct copies of which have been provided to Purchaser. All of such policies and any substantially equivalent replacement coverages are in full force and effect and no notice of nonrenewal, cancellation or termination has been received with respect to such coverage, and such policies are for amounts and for coverages customary for businesses of the type and size of the Company and its Subsidiaries, taken as a whole. The Company or the applicable Subsidiary has notified such insurers of any claim which could potentially exceed the applicable insurance policy deductible amount arising since May 1, 2003 known to it which it believes is covered by any such insurance policy and has provided Purchaser with a copy of such claim. Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company and its Subsidiaries do not self-insure any insurance programs. To the Knowledge of the Company, no insurer issuing insurance policies to the Company and/or any Subsidiary is currently insolvent, subject to liquidation, conservation or rehabilitation proceedings or otherwise financially impaired constituting a Material Adverse Effect.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, the Company or each applicable Subsidiary has notified the insurers of the Company and/or such Subsidiary of all claims known to them which are believed to be covered by insurance. All such claims have been filed on a timely basis with insurers and pursued by cooperating with and responding to insurers’ requests for documentation and/or information. To the extent any claim has been denied by insurers, information concerning such claim is set forth in the Company Disclosure Schedule.
(c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, there are no pending or potential claims under insurance covering the Company and/or any Subsidiary.
3.13 Books and Records. All accounting, financial and corporate Books and Records have been fully, properly and accurately kept and are complete in all material respects.
3.14 Financial Statements; Liabilities.
(a) The Company has provided to Purchaser the audited consolidated balance sheets of the Company and the Subsidiaries as of, and the audited consolidated statements of operations, retained earnings and cash flows of the Company and the Subsidiaries for the fiscal years ended, December 31, 2006, 2007 and 2008, together with the notes thereto and the opinions of BDO Seidman, LLP thereon (collectively, the “Company Audited Financial Statements”). The Company Audited Financial Statements have been prepared from the Books and Records of the Company and its Subsidiaries, and present fairly in all material respects, in conformity with GAAP consistently applied and consistent with prior periods, the assets, liabilities, income, losses, retained earnings, financial condition, results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for the periods and dates covered thereby.
(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise that are required by GAAP to be set forth on a consolidated balance sheet of the Company, except liabilities, obligations and contingencies, that (i) are reflected on or accrued or reserved against in the Company Audited Financial Statements for the fiscal year ended December 31, 2008, or reflected in any notes thereto or (ii) were incurred since December 31, 2008 in the ordinary course of business.
(c) As used herein, the term “Company SAP Statements” means the statutory financial statements of Guarantee Insurance (the only Subsidiary required to file statutory financial statements) as filed with the Florida Office of Insurance Regulation for the years ended December 31, 2006, December 31, 2007 and December 31, 2008 and any such annual and quarterly statutory statements filed subsequent to the date hereof, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations and certifications or other supporting documents. The Company has made available to Purchaser true and correct copies of the Company SAP Statements filed as of the date of this Agreement. Guarantee Insurance Company has filed or submitted, or will file or submit, all Company SAP Statements required to be filed with or submitted to the Florida Office of Insurance Regulation on forms prescribed or permitted by the Florida Office of Insurance Regulation. The Company SAP Statements were, and any Company SAP Statements filed after the date hereof will be, prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements present, and any Company SAP Statements filed after the date hereof will present, in all material respects the statutory financial position of such Company Subsidiaries as at the respective dates thereof and the results of operations of such Insurance Subsidiaries for the respective periods referred to in such statements. No written notice asserting any material deficiency has been received by the Company with respect to any Company SAP Statement filed prior to the date hereof by the Florida Office of Insurance Regulation. The annual statutory balance sheets and income statements included in the Company SAP Statements for the years ended December 31, 2006 and December 31, 2007 have been, and for the year ended December 31, 2008 will be, where required by applicable Law, audited by BDO Seidman, and the Company has made available to Purchaser true and correct copies of all audit opinions related thereto. Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements comply in all material respects with Florida Laws regulating the investments of insurance companies. There are no permitted practices utilized by the Company or any Insurance Subsidiary in the preparation of the Company SAP Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.
(d) The reserves carried on the Company SAP Statements, as of the respective dates of such Company SAP Statements, for future policy benefits, claims losses and similar purposes (including claims litigation) (i) have been computed and are in compliance in all material respects with the requirements for reserves established by the Florida Office of Insurance Regulation, except as otherwise noted in such Company SAP Statements, (ii) were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied and prepared in accordance with applicable SAP, (iii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the most recent prior fiscal year, except as otherwise noted in the Company SAP Statements, and (iv) were fairly stated in all material respects in accordance with sound actuarial principles.
3.15 Accounting Practices.
(a) The Company and the Subsidiaries maintain in all material respects accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls that provide assurances that: (i) transactions are executed with the authorization of the Company’s management; (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in accordance with GAAP and to maintain accountability for such assets; (iii) access to such assets is permitted only in accordance with the authorization of the Company’s management; (iv) the reporting of such assets is compared with existing assets at regular intervals; and (v) its accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of the accounts, notes and other receivables on a current, timely and consistent basis in accordance with applicable Laws and local practices.

(b) Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received or been under a duty to report (including any self reporting obligations) a non-frivolous complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Company or any Subsidiary has engaged in questionable accounting, reserving or auditing practices.
3.16 Tax Matters.
(a) The Company and each Subsidiary has:
(i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Company Tax Returns required to be filed, each of which is true, correct and complete in all material respects,
(ii) duly and timely paid in full, or caused to be paid in full, all Company Taxes due and payable (whether or not shown on any Company Tax Returns), and
(iii) properly accrued, in accordance with GAAP in the Company Audited Financial Statements and has adequate reserves for the payment of all Company Taxes that are or may become payable for all taxable periods or portions thereof ending through the date hereof and the Closing Date, respectively.
(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, (i) no Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return) under any Tax Law with respect to Taxes other than for a group of which the Company is the common parent, (ii) neither the Company nor any Subsidiary has any liability for the Taxes of any person (other than the Company and its current Subsidiaries) under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise, and (iii) neither the Company nor any Subsidiary is a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to Taxes with any person under which the Company or any Subsidiary will have any continuing rights or obligations following the Closing Date.
(c) Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, (i) neither the Internal Revenue Service nor any foreign, state, local or other Governmental Authority is now asserting or, to the Knowledge of the Company, threatening to assert any deficiency or claim for Taxes, and (ii) no federal, state, local or foreign audits or other administrative proceedings are presently pending with regard to any Company Tax Returns or Company Taxes.
(d) The Company and each Subsidiary have complied with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, sales Taxes, use Taxes and payroll and withholding Taxes).

(e) There is no Lien for any Tax upon any asset or property of the Company or any Subsidiary (except for any statutory Lien for any Tax not yet due).
(f) No jurisdiction where a Company Tax Return has not been filed has made or, to the Knowledge of the Company, threatened to make a claim for the filing of any Company Tax Return.
(g) Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement with any Governmental Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law) in respect of Company Taxes or Company Tax Returns.
(h) Except as set forth in Section 3.16(h) of the Company Disclosure Schedule, the federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service, or the statute of limitations on assessment or collection of any federal income Taxes due from the Company or any of its Subsidiaries has expired, through such taxable years as are set forth in the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Company Taxes.
(i) Sellers have made available to Purchaser complete and correct copies of (i) all Company Tax Returns for the past three taxable years; and (ii) all Tax examination reports and statements of deficiencies assessed with respect to the Company or any Subsidiary for the last three taxable years.
(j) There is no change of accounting method that currently requires, or will require, an adjustment to the taxable income of the Company of any Subsidiary under Section 481 of the Code for any period following the Closing Date. Neither the Company or any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (A) pursuant to a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (B) as a result of an “intercompany transaction” consummated prior to the Closing or an “excess loss account” existing at the Closing as such terms are defined in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) pursuant to an installment sale or open transaction disposition made prior to the Closing, or (D) as a result of any prepaid amount received prior to the Closing.
(k) Neither the Company nor any Subsidiary is, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

3.17 Absence of Certain Changes and Events.
Since December 31, 2008, except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company and each Subsidiary have conducted its business in the ordinary course thereof consistent with past practice and there has not been any:
(a) change in the business, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, working capital, results of operations or financial condition of the business of the Company or any Subsidiary, or any event, condition or contingency (either individually or taken together) that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect;
(b) (A) incurrence, payment or discharge of any liability or obligation (absolute, accrued, contingent or otherwise) in excess of $100,000, (B) sale or transfer of any property with a value in excess of $100,000, or (C) acquisition or sale, lease, grant of interest in, or other disposition of, any assets or businesses with a value in excess of $100,000, in each of clauses (A), (B) and (C), other than in the ordinary course of business, consistent with past practice;
(c) guarantee or any other assumption of the Indebtedness or other obligations of any Person in excess of $100,000;
(d) settlement or compromise of any Action in excess of $100,000 other than in the ordinary course of business;
(e) instance of the Company or any Subsidiary permitting or allowing any of their respective properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien (other than a Permitted Lien) in excess of $100,000;
(f) Tax election or change in a Tax election or the filing for any change of any method of accounting with any relevant Governmental Authority;
(g) change in any method of accounting applied in the preparation of the Company Audited Financial Statements, other than a change which is required by reason of a concurrent change in Law or GAAP;
(h) (A) adoption of or amendment to any benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the benefit of its employees, consultants or directors, (B) grant of any increase (other than increases required under any Contract entered into before December 31, 2008 and annual increases in the ordinary course of business, consistent with past practice) in the compensation of its employees, officers or directors (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment) or (C) pay any form of compensation, dividend or guaranty, other than base salary, to any employee, officer or director;
(i) entering into, change, termination or modification of any Material Contract;
(j) issuance or sale by the Company or any Subsidiary of any capital stock of the Company or any Subsidiary, or any security convertible into or exchangeable for, or any right exercisable to acquire, any shares of such capital stock;
(k) declaration, distribution or the setting aside for distribution of any property (including cash), or directly or indirectly, the redemption, purchase or other acquisition of any shares of capital stock;

(l) amendment, termination or waiver of any rights of value to the Company or any Subsidiary in excess of $100,000;
(m) any extraordinary loss, damage or destruction, whether or not covered by insurance;
(n) increase in the Company’s or any Subsidiary’s reserves for contingent liabilities;
(o) writing off as uncollectible any Inventory or Accounts Receivable or any portion thereof in amounts exceeding $50,000 in each instance or $100,000 in the aggregate;
(p) (i) disposal or lapse of any rights to the ownership or use of Company Intellectual Property, or (ii) disclosure to any Person (other than representatives of Purchaser) of any trade secret, formula, process, or other know-how included in the Company Intellectual Property not theretofore a matter of public knowledge in a manner which materially and adversely affects its value to the Company;
(q) making of any single capital expenditure or commitment in excess of $100,000 for additions to property, plant, equipment or intangible capital assets or the making of aggregate capital expenditures and commitments in excess of $500,000 (or the equivalent amount in such other currencies in which the Company or any Subsidiary conducts business) or additions to property, plant, equipment or intangible capital assets; or
(r) agreement, whether in writing or otherwise, to take any action described in this Section 3.17.
3.18 Litigation and Claims. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened or contemplated against or affecting the Company or any Subsidiary or any property or assets used by them or any of the Company’s capital stock, and there is no Action pending or, to the Knowledge of the Company, threatened or contemplated, against the Company or any Subsidiary affecting the propriety or validity of the transactions contemplated hereby. To the Knowledge of the Company, no event has occurred or circumstance exists which would reasonably be expected to give rise to or serve as a basis for the commencement of any Action by or against the Company or any Subsidiary. Except as set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary is subject to or in default under or with respect to any Order.
3.19 Governmental Permits; Compliance with Laws.
(a) The Company and each Subsidiary owns, holds or possesses all material Governmental Permits which are necessary to entitle it to own or lease, operate and use its assets and to carry on its business as currently conducted. Each such material Governmental Permit is valid, subsisting and in good standing. The Insurance Subsidiary is (i) duly licensed and/or authorized to conduct insurance business in its jurisdiction of domicile and each jurisdiction in which it conducts insurance business and is required to be so licensed or authorized; (ii) duly authorized in its jurisdiction of domicile and each other applicable jurisdiction to write each line of business reported as being written in the SAP Statements (as hereinafter defined), including reinsurance, as applicable; and (iii) is in compliance in all material respects with all applicable insurance holding company requirements, including filing and reporting requirements. The business of the Insurance Subsidiary has been and is being conducted in compliance in all material respects with the terms of its licenses and all such licenses, qualifications or Governmental Permits are in full force and effect. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there is no proceeding or investigation pending or, to the Knowledge of the Company, threatened, which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license, qualification or Governmental Permit. Except as set forth on Section 3.19(a) of the Company Disclosure Schedule, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Insurance Subsidiary to which the Company or any Subsidiary is a party, one hand and any governmental authority is a party or addressee, on the other hand, or orders or directives by, or supervisory letters from, any governmental authority specifically with respect to the Company or any Subsidiaries which (A) specifically limits the ability of the Company or any Subsidiary to issue insurance policies; (B) require any investments of Insurance Subsidiaries to be treated as nonadmitted assets; (C) require the divestiture of any investments of the Insurance Subsidiaries; (D) impose requirements that increase or otherwise modify the risk based capital requirements imposed under applicable Laws or (E) in any manner relate to the ability of the Company or any Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any Subsidiary in any material respect.
(b) Section 3.19(b) of the Company Disclosure Schedule sets forth a complete and correct list and brief description of each Governmental Permit owned, held or possessed by the Company or any Subsidiary. Except as set forth on the Company Disclosure Schedule, all such material Governmental Permits are renewable by their terms or in the ordinary course of business without the need for the Company or any Subsidiary to comply with any special rules or procedures, agree to any materially different terms or conditions, or pay any amounts other than routine filing fees.
(c) The Company and each Subsidiary have conducted their respective businesses in compliance, and are currently in compliance, in all material respects with all Laws which are applicable to their respective businesses, and, to the Knowledge of Sellers, its agents have marketed, sold and issued insurance policies and promoted the Company’s insurance business in compliance in all material respects with applicable laws.
3.20 Environmental Matters.
Except as set forth in Section 3.20 of the Company Disclosure Schedule:
(a) The Company and each Subsidiary, and the assets of the Company and each Subsidiary (including real property leased by the Company and each Subsidiary) are in compliance in all material respects with applicable Environmental Laws;
(b) Neither the Company nor any Subsidiary has caused or permitted a release of a Hazardous Substance to the Environment at any of the Facilities;

(c) To the Knowledge of the Company, there are no Environmental Conditions present at, on, or under, any Facility as a result of activities of the Company or any Subsidiary or, to the Knowledge of Sellers, as a result of the actions of any of their employees, agents or any other Person, in each case in amounts exceeding the levels permitted by applicable Environmental Law or under circumstances that would reasonably be expected to result in liability in any material respect under or relating to Environmental Law;
(d) Neither the Company nor any Subsidiary has disposed of, arranged for the disposal of, released, threatened to release, or transported any Hazardous Substances in violation of any applicable Environmental Law or in a manner that would reasonably be expected to result in liability under or relating to Environmental Law;
(f) Neither the Company nor any Subsidiary is subject to any Actions, is subject to any Order or has received any written notice or other written communication, or to the Knowledge of the Company any oral notice or oral communication, from any Governmental Authority or the current or prior owner or operator of any of the Facilities or any other Person, in each case with respect to any actual or potential violation or failure to comply with any Environmental Law or of any actual or threatened obligation or liability under any Environmental Law, or regarding any Hazardous Substances; and to the Knowledge of the Company, neither the Company nor any Subsidiary is threatened with any such Action, Order, notice or communication;
(g) Neither the Company nor any Subsidiary has been charged with or convicted of an offense for non-compliance with any Environmental Laws; and
(h) There are no Environmental Reports in the custody or control of the Company or any Subsidiary relating to the Facilities, the business of the Company or any Subsidiary or activities of the Company or any Subsidiary that have not been delivered to Purchaser.
3.21 Employee Plans.
(a) Except as set forth in Section 3.21 of the Company Disclosure Schedule, none of the Company, any Subsidiary, nor any other Person which together with the Company, any Subsidiary or any of the Sellers constitutes a member of the Company’s, any Subsidiary’s or such Seller’s “controlled group” or “affiliated service group” (within the meaning of Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code (each such group or groups and each member thereof hereinafter referred to individually and collectively as the “Group”)) sponsors or maintains, or has any material liability with respect to or has any present or future obligation to contribute to or make payment under (i) any employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, or (ii) any other material benefit plan, program, contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, consultants or independent contractors of the Group, or for the benefit of any other Person or Persons) including, without limitation, plans, programs, contracts or arrangements with respect to pension, retirement, profit sharing, deferred compensation, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, disability, relocation, child care, educational assistance, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria, pre-tax premium, flexible spending or other contribution, benefit or payment of any kind, and plans, programs, contracts or arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Company or any Subsidiary (all such employee benefit plans and other benefit plans, programs, contracts or arrangements, whether written or oral, hereinafter individually and collectively called the “Employee Benefit Plans”). Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any obligation other than as required by applicable Law, to amend any Employee Benefit Plan so as to increase benefits thereunder or otherwise or to establish any new benefit plan, program, contract or arrangement.

(b) No Employee Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 413(c) of the Code. No member of the Group is a party to, or participates in, or has any obligation or liability, contingent or otherwise, with respect to any multiemployer plan (as defined in Section 3(37) of ERISA). Each Employee Benefit Plan that provides for the payment of deferred compensation subject to Section 409A of the Code complies in form and operation with the requirements of that Section or comparable provision of any applicable Law. The Group has no obligation to indemnify or hold harmless any individual for any liability that results from the failure to comply with the requirements of Section 409A of the Code or comparable provision of any other applicable Law. The Group has not material liability for nonreporting or underreporting of income subject to Section 409A of the Code.
(c) Any and all amounts which any member of the Group is required to pay, deduct or remit, as contributions or otherwise, with respect to the Employee Benefit Plans, have been timely paid, deducted, remitted or accrued as of the Closing.
(d) Except as set forth in Section 3.21(d) of the Company Disclosure Schedule, each Employee Benefit Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and all applicable Law. All reports and information required to be filed with any Government Authority, or to be furnished to any participant, with respect to any Employee Benefit Plan have been timely filed, delivered or furnished. Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Sections 401(a) and 501(a) of the Code (a “Qualified Plan”) is the subject of an Internal Revenue Service opinion letter as to its qualified status and nothing has occurred to adversely affect such qualified status. There are no pending, or to the Company’s Knowledge, threatened or anticipated Actions, suits, claims, trials, demands, investigations, arbitrations or proceedings (other than routine claims for benefits) involving any of the Employee Benefit Plans with respect to or affecting the Company or any Subsidiary or any current or former employee of the Company or any Subsidiary. There have been no nonexempt “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any of the Employee Benefit Plans.
(e) A complete and correct copy of each of the Employee Benefit Plans and governing documents thereof, and all amendments thereto, whether currently effective or to become effective at a later date, and all contracts and agreements relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements, administration and recordkeeping agreements) have been delivered to Purchaser. In the case of any Employee Benefit Plan that is not in written form, an accurate and complete description of such Employee Benefit Plan has been delivered to Purchaser. With respect to each Employee Benefit Plan, Company has delivered to Purchaser a complete and correct copy of each of (i) the three most recent annual reports (Form 5500 series), including any schedules thereto and audit reports, (ii) the most recent summary plan description (including summaries of material modification), and a copy of any other material or documents distributed to any Employee, participant or any beneficiary in connection with any Employee Benefit Plan, (iii) the most recent Internal Revenue Service opinion letter, and (iv) in the case of any funded Employee Benefit Plan, to the extent not included in the annual reports (Form 5500 series) delivered to Purchaser, a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect thereto.

(f) There have been no material adverse changes in the financial condition of the respective Employee Benefit Plans (or other information provided hereunder) from that stated in each Employee Benefit Plan’s most recent of such annual reports.
(g) No Employee Benefit Plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any employees, former employees or directors of the Company or any Subsidiary beyond their retirement or other termination of service, other than group health continuation coverage mandated by applicable Law. No Employee Benefit Plan is a “voluntary employees beneficiary association” (within the meaning of Section 501(c)(9) of the Code), and there have been no other “welfare benefit funds’ (within the meaning of Section 419 of the Code) relating to employees or former employees.
(h) Except as set forth in Section 3.21(h) of the Company Disclosure Schedules, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby shall (either alone or upon the occurrence of additional events or acts) (x) require the Company or any Subsidiary to make any payment to, or obtain any consent or waiver from, any officer, director, employee, consultant or agent of any member of the Group (other than the Sellers) or (y) accelerate vesting or payment of any benefits or any payments, increase the amount or value of any benefit or payment or result in the payment of or obligation to pay any “excess parachute payment” (within the meaning of Section 280G of the Code).
(i) Except as set forth in Section 3.21(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any Contract that results or could result in any amount that is not deductible under Code Section 162(m), Code Section 280G, or Code Section 404, or any similar provision of applicable Law.
(j) Except for temporary clerical or security personnel, none of the Group’s employees is a “leased employee” within the meaning of Section 414(n) of the Code.
3.22 Accounts Receivable/Reinsurance Recoverables.
(a) Except to the extent of the amount of the reserve for doubtful accounts reflected in the Company Audited Financial Statements or as set forth on Section 3.22(a) of the Company Disclosure Schedule, all Accounts Receivable (including all insurance premiums receivable) of the Company or any Subsidiary reflected therein and all Accounts Receivable (including all insurance premiums receivable) that have arisen since December 31, 2008 (except Accounts Receivable that have been collected since such date) are valid and enforceable claims and constitute bona fide Accounts Receivable resulting from the sale of goods and services in the ordinary course of business.

(b) Reinsurance Recoverables of the Company or any Subsidiary reflected in the Company Audited Financial Statements and all Reinsurance Recoverables that have arisen since December 31, 2008 (except Reinsurance Recoverables that have been collected since such date) are valid and enforceable claims and constitute bona fide Reinsurance Recoverables resulting from the sale of goods and services in the ordinary course of business.
3.23 Major Customers.
Except as set forth on Section 3.23 of the Company Disclosure Schedule, no current customer of the Company accounted for greater than 5% of the Company’s 2008 annual revenue.
3.24 Bank Accounts. Section 3.24 of the Company Disclosure Schedule sets forth a complete list of (i) all bank accounts, savings deposits, money-market accounts, certificates of deposit, safety deposit boxes, and similar investment accounts with banks or other financial institutions maintained by or on behalf of the Company or any Subsidiary showing the depository bank or institution address, appropriate bank contact personnel, account number and names of signatories, and (ii) the names of all Persons holding powers of attorney from the Company or any Subsidiary. True, correct and complete copies of all powers of attorney granted by the Company or any Subsidiary have been provided to Purchaser. The Company and all Subsidiaries are in compliance with all applicable insurance Laws relating to maintenance and operation of accounts, including, but not limited to, fiduciary accounts holding premium trust funds, refunds and claim funds.
3.25 No Finder.
Except as set forth on Section 3.25 of the Company Disclosure Schedule, neither the Company nor any Subsidiary or any party acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby. The Company has delivered to the Purchaser a copy of any agreement the Company has with any broker, finder or intermediary for or on account of the transactions contemplated hereby.
3.26 Insurance Matters.
(a) Examinations. The Company has made available to Purchaser copies of all draft and final financial examination reports and market conduct examination reports of state insurance departments with respect to any Company Subsidiary that have been issued since January 1, 2004.
(b) Policy Materials. To the extent required under applicable Laws, all policies, binders, slips or other agreements of insurance and other agreements and materials that are issued or used in connection with the Insurance Subsidiaries’ business, including applications, brochures and marketing materials, are on forms approved by applicable insurance regulatory authorities or filed and not objected to by such authorities within the period provided for objection, and, in either case, not subsequently disapproved or required to be withdrawn or retired from issuance or use which have not been so withdrawn or retired, subject to such exceptions that, individually or in the aggregate, would not result in a Material Adverse Effect. In addition, (i) any rates or rating plans of the Insurance Subsidiaries required to be filed with or approved by any applicable Governmental Authority have been so filed or approved and (ii) the rates applied by each of the Company Subsidiaries to the contracts of insurance conform to the relevant filed or approved rates, subject, in the case of both (i) and (ii), to such exceptions that, individually or in the aggregate, would not result in a Material Adverse Effect.

(c) Agents and Producers. Except as set forth in Section 3.26(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person performing the duties of insurance producer, reinsurance intermediary, agency, agent, managing general agent, wholesaler or broker with respect to the Insurance Subsidiaries (collectively, “Company Producers”) individually accounting for 2% or more of the total gross premiums of all Insurance Subsidiaries for the year ended December 31, 2008, has notified the Company or any Company Subsidiary in writing that such Company Producer will be unable or unwilling to continue its relationship as a Company Producer with any Insurance Subsidiary within 12 months after the date hereof. Except as set forth in Section 3.26(c) of the Company Disclosure Schedule, to the knowledge of the Company, at the time any Company Producer wrote, sold, or produced business, or performed such other act for or on behalf of any Insurance Subsidiary that may require a license and/or appointment under applicable insurance Laws, such Company Producer was duly licensed and appointed as required by applicable insurance Law, in the particular jurisdiction in which such Company Producer wrote, sold, produced, solicited, or serviced such business, except for such failures to be licensed or appointed which have been cured or for which enforcement action is barred by an applicable statute of limitations. To the Knowledge of the Company, no Company Producer since December 31, 2006, has been, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any material term or provision of any Law applicable to the writing, sale or production of insurance or other business of any Insurance Subsidiary, except for such violations which have been cured or for which enforcement action is barred by an applicable statute of limitations. The contracts and other agreements between Company Producers, which individually account for more than 2% of the total gross premiums of all Insurance Subsidiaries for the year ended December 31, 2008, and the Company or any Insurance Subsidiary are valid, binding and in full force and effect in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and, to the Knowledge of the Company, none of the parties to such contracts and agreements are in default thereunder in any material respect. The Company has made available to Purchaser a true and correct copy of each standard form agency agreement used by the Company or any Insurance Subsidiary since December 31, 2006.
(d) Reinsurance. Section 3.26(d) of the Company Disclosure Schedule sets forth a list of all reinsurance treaties and agreements, to which any Insurance Subsidiary is a party and under which or any Insurance Subsidiary has any material existing rights, obligations or liabilities (the “Company Reinsurance Agreements”). Copies of all Company Reinsurance Agreements that are in effect on the date of this Agreement have been made available to Purchaser. Except as set forth on the Company Disclosure Schedule, no Insurance Subsidiary, nor, to the Knowledge of the Company, any other party to a Company Reinsurance Agreement, is in default in any material respect as to any provision thereof. Since December 31, 2006, to the date hereof, the Company has not received any written notice from any of its reinsurers that any material amount of reinsurance ceded by any insurance Subsidiary will be uncollectible. Except as disclosed in Section 3.26(d) of the Company Disclosure Schedule, the Insurance Subsidiaries are entitled under applicable Law to take full credit on the applicable Company SAP Statement with respect to any Company Reinsurance Agreement pursuant to which such subsidiary has ceded material liabilities (including retrocessions). Except as set forth in Section 3.26(d) of the Company Disclosure Schedule, no Insurance Subsidiary has received any notice from any party to any reinsurance agreement or treaty of any material dispute or default with respect to any Company Reinsurance Agreement. Assuming no default by any party other than any Insurance Subsidiary, all such Company Reinsurance Agreements are in full force and effect to the respective dates noted thereon, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. There are no entities, other than the Insurance Subsidiaries that are parties to such agreements, that have rights to access coverage under any such Company Reinsurance Agreements.

(e) Finite Risk Insurance or Reinsurance. Except as disclosed in Section 3.26(e) of the Company Disclosure Schedule, all Company Reinsurance Agreements for which the any Insurance Subsidiary is taking credit on any Company SAP Statements satisfy the requisite risk transfer criteria necessary to obtain reinsurance accounting treatment under Statement of Statutory Accounting Principles No. 62, as applicable to such Insurance Subsidiary.
(f) Actuarial Reports. Prior to the date of this Agreement, the Company has made available to Purchaser true and correct copies of all actuarial reports issued since January 1, 2006 by independent actuaries, with respect to the Insurance Subsidiaries required to file Company SAP Statements, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). There have been no actuarial reports of a similar nature covering any Insurance Subsidiary referred to in those reports in respect of any period subsequent to the latest period covered in the latest of such actuarial reports. To the Knowledge of the Company, the information and data furnished by the Company or any Insurance Subsidiary to its independent actuaries in connection with the preparation of any such Company Actuarial Analysis was accurate in all material respects for the periods covered in such reports. Each Company Actuarial Analysis was prepared in all material respects in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).
(g) Policy Dividends. Except as set forth in Section 3.26(g) of the Company Disclosure Schedule, there are no insurance policies issued, reinsured or assumed by Insurance Subsidiaries that are currently in force under which any of the Insurance Subsidiaries may be required to pay dividends to the holders thereof.
3.27 Investment Company. Neither the Company nor any of the Subsidiaries is and, after giving effect to the transactions contemplated by this Agreement, will be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
3.28 Interests of Officers and Directors. None of the officers or directors of the Company has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company, or in any supplier, distributor or customer of the Company, or any other relationship, Contract, agreement, arrangement or understanding with the Company.

3.29 Privacy. The Company (i) complies with the Privacy Statements (as defined below) as applicable to any given set of personal information collected by the Company from Individuals (as defined below), (ii) complies in all material respects with all applicable federal, state, local and foreign laws and regulations regarding the collection, retention, use, transfer or disclosure of personal information and (iii) takes reasonable measures to protect and maintain the confidential nature of the personal information provided to the Company by Individuals in accordance with the terms of the applicable Privacy Statements; to the Company’s knowledge, no claims or controversies have arisen regarding the Privacy Statements or the implementation thereof. As used herein, “Privacy Statements” means, collectively, any and all of the Company’s privacy statements and policies published on Company websites or products or otherwise made available by the Company regarding the collection, retention, use and distribution of the personal information of individuals, including from visitors or users of any Company websites or products (“Individuals”).
3.30 FCPA. None of the Company nor any of the Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of such entities is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and the Subsidiaries and, to the knowledge of the Company, their affiliates have conducted their businesses in compliance with the FCPA.
3.31 OFAC. None of the Company, any director or officer of the Company, or, to the knowledge of the Company, any agent, employee, Affiliate or Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in violation of any U.S. sanctions administered by OFAC.
3.32 Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

3.33 Full Disclosure. To the Knowledge of the Company, none of the representations and warranties made by the Company or the Seller in this Agreement and the schedules delivered to Purchaser contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks. None of the information contained in the Company’s Form S-1 Registration Statement (File No. 150864) when filed with the SEC on October 2, 2008 contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Purchaser or at the time of the Purchaser Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Neither the Sellers nor the Company make any representations or warranties to the Purchaser in connection with the sale and transfer of the shares to the Purchaser other than those expressly set forth in this Agreement and in the Seller Disclosure Schedule or the Company Disclosure Schedule, or in any exhibit, schedule, certificate or other instrument furnished or to be furnished by or on behalf of the Company or the Sellers in connection herewith or pursuant hereto.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to each Seller as set forth below:
4.1 Organization; Good Standing.
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
4.2 Authority; Execution and Delivery; Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to obtaining Stockholder Approval. Other than obtaining Stockholder Approval, all corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 Non-Contravention.
The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not (or would not with the giving of notice or the passage of time):
(a) constitute a violation or breach of the certificate of incorporation or the by-laws of Purchaser;
(b) constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any material Contract or other instrument to which Purchaser is a party or by which any of the assets of Purchaser is bound; or
(c) assuming the consents described in Section 4.4 have been received, violate any Order or any Law affecting Purchaser or its assets.
4.4 Consents and Approvals. Except as set forth in Purchaser Disclosure Schedule, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (other than Stockholder Approval) is required to be obtained by or on behalf of Purchaser in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
4.5 Tax Matters. The Purchaser has:
(a) duly and timely filed, or caused to be filed, in accordance with applicable Law all Tax returns required to be filed, each of which is true, correct and complete in all material respects; and
(b) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable (whether or not shown on any Tax returns).
4.6 Investment Company. The Purchaser is not, and, after giving effect to the transactions contemplated by this Agreement, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
4.7 SEC Reports.
Purchaser has filed all forms, reports and documents required to be filed by it with the SEC since October 9, 2007 (collectively, the “SEC Reports”). Except as set forth on the Purchaser Disclosure Schedule, the SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on the Purchaser Disclosure Schedule, each of the balance sheets (including the related notes) included in the SEC Reports presents fairly in all material respects the consolidated financial position of Purchaser as of the respective dates thereof, and the other related financial statements (including the related notes) included therein presented fairly in all material respects the consolidated results of operations and changes in financial position of Purchaser for the respective periods indicated, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals. Each of the financial statements (including the related notes) included in the SEC Reports has been prepared in accordance with GAAP, consistently applied, except as otherwise noted therein or, in the case of the unaudited financial statements, as permitted by the applicable rules and regulations of the SEC.

(b) Except as set forth in the Purchaser Disclosure Schedule, Purchaser has no liabilities or obligations that are required by GAAP to be set forth on a consolidated balance sheet of the Purchaser, except liabilities, obligations and contingencies, that (i) are reflected on or accrued or reserved against in the Purchaser’s audited financial statements for the fiscal year ended December 31, 2008, or reflected in any notes thereto, (ii) were incurred since December 31, 2008 in the ordinary course of business or (iii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
4.8 Employee Benefit Plans. Purchaser does not maintain, and has no liability under, any Employee Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.
4.9 Employee Matters. The Purchaser’s Directors and Officers are as set forth in the Purchaser’s Form 10-K for the period ended December 31, 2008. The Purchaser does not have any current or former employees.
4.10 Material Contracts.
(a) Except as set forth in the SEC Reports and as set forth on Section 4.10 of the Purchaser Disclosure Schedule, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Purchaser is a party or by or to which any of the properties or assets of Purchaser may be bound, subject or affected, which either (i) creates or imposes a liability greater than $50,000, or (ii) may not be cancelled by Purchaser on less than 60 days’ or less prior notice (the “Purchaser Material Contracts “). All Purchaser Material Contracts have been made available to the Company, and are set forth in the Purchaser Disclosure Schedule other than those that are exhibits to the SEC Reports.
(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid and enforceable in all material respects; (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Purchaser, or permit termination or acceleration by the other party, under the Purchaser Material Contract; and (iv) to Purchaser’s knowledge, no other party to the Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser, under any Purchaser Material Contract.

4.11 Trust Fund. Since October 31, 2007, Purchaser has had at least $68,515,928 in the trust fund established by Purchaser for the benefit of its public stockholders (the “ Trust Fund”), invested in money market funds, managed by JPMorgan Chase, which invest in U.S. government securities, held in trust (the “Trust Account”) by American Stock Transfer & Trust Company (the “ Trustee “) pursuant to the Investment Management Trust Account Agreement, dated as of October 9, 2007, between Parent and Trustee (the “ Trust Agreement “). Upon consummation of the transactions contemplated by this Agreement and notice thereof to the Trustee and disbursement from the Trust Account by the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Purchaser the Trust Fund held in the Trust Account and, after taking into account any funds paid to stockholders of Purchaser holding shares of Purchaser’s common stock sold in Purchaser’s initial public offering who shall have voted against the transactions contemplated by this Agreement and demanded that Purchaser convert their shares of Purchaser’s common stock into cash pursuant to Purchaser’s certificate of incorporation, which Trust Fund will be free of any Liens whatsoever, and will be available for use in the businesses of Purchaser and the Company.
4.12 Purchase Price.
The shares of Purchaser Common Stock issued as Purchase Price, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, will be free and clear of any Liens and other restrictions on transfer (other than restrictions on transfer under applicable federal and state securities laws, and restrictions applicable to the Sellers pursuant to the Stockholders Agreement) and will not be subject to preemptive rights or rights of first refusal.
4.13 Litigation and Claims.
There is no Action pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser with respect to the propriety or validity of the transactions contemplated hereby.
4.14 Capitalization. The authorized capital stock of Purchaser consists of (a) 49,000,000 shares of common stock, $0.0001 par value per share, of which 10,485,300 shares are issued and outstanding and 11,960,300 shares are reserved for issuance upon exercise of 10,910,300 outstanding warrants (the “Purchaser Warrants”) and an option to acquire 525,000 Units held by the Purchaser’s underwriter, and (b) 1,000,000 shares of preferred stock, $0.0001 par value per share, none of which are issued or outstanding. Except as set forth in this Section 4.14, no shares of Purchaser’s capital stock are issued, outstanding or reserved for issuance. All the outstanding shares of capital stock of Purchaser have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens. The rights, preferences, privileges and restrictions applicable to Purchaser’s capital stock are as set forth in Purchaser’s currently effective Certificate of Incorporation, as amended. Except as set forth in this Section 4.14, there are no outstanding subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, demands, commitments, voting agreements, voting trusts proxies or other arrangements of any character binding on Purchaser relating to any authorized and issued or unissued shares of capital stock of Purchaser, or other instruments binding on Purchaser convertible into or exchangeable for such stock, or which obligate Purchaser to seek authorization to issue additional shares of any class of stock, nor will any be created by virtue of this Agreement or the transactions contemplated hereby. None of the shares of capital stock of Purchaser were issued in violation of any applicable Laws.

4.15 No Finder.
Except as set forth on Purchaser Disclosure Schedule, neither Purchaser nor any party acting on its behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby.
4.16 Board Approval.
The Board of Directors of the Purchaser (including any required committee or subgroup of the Board of Directors of Purchaser) has, as of the date of this Agreement, determined that the fair market value of the Company is equal to at least 80% of Purchaser’s net assets.
4.17 Tax Free Merger.
(a) Purchaser has no plan or intention to sell or otherwise dispose of any capital stock of the Company acquired in the transactions contemplated hereunder, or to take any action, which would result in Purchaser not being in control of the Company after the acquisition, other than, in each case, actions permitted by section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.
(b) Purchaser does not currently own any shares of capital stock of the Company.
(c) Following the acquisition, Purchaser will cause the Company to continue the Company’s historic business or to use a significant portion of the Company’s historic business assets in a business within the meaning of section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company’s historic business assets and historic business, respectively.
(d) Purchaser does not have a plan or intention to require, and, to Purchaser’s knowledge, no person related to Purchaser within the meaning of Treasury Regulation section 1.368-1(e)(3) has a plan or intention to acquire, any Purchaser stock issued in the acquisition, other than pursuant to a share repurchase program described in Revenue Ruling 99-58

ARTICLE V.
ACTION PRIOR TO THE CLOSING DATE
From and after the execution of this Agreement until the Closing Time (or earlier termination of this Agreement in accordance with Section 10.1):
5.1 Conduct of Business.
(a) The Company and the Sellers shall, and shall cause the Company and each Subsidiary to, (i) continue to conduct the business of the Company and each Subsidiary in the ordinary course thereof and use its commercially reasonable efforts to maintain its business in substantially the same manner as heretofore, carry on its business practices in substantially the same manner as heretofore and keep their books of account, records and files in a manner consistent with past practice, (ii) use its commercially reasonable efforts to preserve the organization of the business of the Company and each Subsidiary intact and to retain the services of the employees of the Company and each Subsidiary and to preserve the goodwill of the suppliers and customers of the business of the Company and each Subsidiary, (iii) pay and perform all of the debts, obligations and liabilities of the Company and each Subsidiary as and when due and manage the working capital of the Company and each Subsidiary consistent with past practice; (iv) maintain all of the Company’s material assets in a manner consistent with past practices and not take any action adverse to the preservation of such material assets, (v) fully satisfy all obligations, on a timely basis, under each Employee Benefit Plan, including, without limitation, all contribution obligations, and to administer, operate and maintain each such Employee Benefit Plan in accordance with its terms and all applicable Laws, including with respect to any Qualified Plan, the qualification requirements of the Code; (vi) comply in all material respects with all Laws applicable to the Company and each Subsidiary; (vii) insure and keep fully insured all properties of the Company and each Subsidiary, customarily insured by companies carrying on a similar business, but in no event to a lesser extent than existed prior to the execution of this Agreement; (viii) comply in all material respects with the requirements of Environmental Laws and to notify Purchaser immediately in the event of any release or discovery of any Hazardous Substance or contaminant at, upon, under, over or within any Company Property and promptly forward to Purchaser copies of all Orders, notices, permits, applications or other communications and reports in connection with any release or the presence of any contaminant or any matters relating to Environmental Laws as they affect any Company Property; (ix) defend the title to and all of the Company’s and each Subsidiary’s rights in all of the material Company Intellectual Property; (x) prepare and file all Company Tax Returns required to be filed after the date hereof and on or before the Closing Date in a timely manner and in a manner consistent with prior years and applicable Tax Laws, and timely pay all Taxes shown thereon; (xi) pay, or establish adequate reserves for the payment of, all Taxes payable for taxable periods or portions thereof ending through the Closing Date, (xii) obtain, renew and otherwise keep in full force and effect all authorizations, licenses, certificates and permits from the appropriate federal, state and local Governmental Authorities, including, without limitation, the Florida Office of Insurance Regulation and any other state insurance regulatory body having authority to regulate the Company or other Subsidiary, necessary to authorize the Company and each Subsidiary to lawfully engage in business, and observe and comply in all material respects with the terms and conditions of any such authorizations, licenses, certificates and permits, and (xiii) conduct the business of the Company and each Subsidiary in such a manner that, on the Closing Date, the representations and warranties of the Sellers contained in this Agreement shall be true, correct and complete in all material respects (except to the extent that such representations and warranties are already modified by materiality) as if such representations and warranties were made on and as of such date.

(b) Notwithstanding Section 5.1(a) hereof, the Company and the Sellers shall not, and shall cause the Company and each Subsidiary not to, without the prior written consent of Purchaser:
(i) make any material change in the business or the operations of the Company or any Subsidiary, including, but not limited to, altering or making material changes to existing underwriting, claim handling, loss control, investment, actuarial, reserving, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by a concurrent change in Law, GAAP or applicable SAP;
(ii) (A) incur, pay or discharge any liability or obligation (absolute, accrued, contingent or otherwise), (B) sell or transfer any property, (C) acquire or sell, lease, grant an interest in or dispose of any assets or businesses, in each case, other than in the ordinary course of business consistent with past practice, or otherwise incur any Indebtedness or (D) enter into any merger agreement, purchase agreement or other similar agreement to sell the Company’s stock or the assets of the Company or to solicit or encourage the submission of any such proposal or offer;
(iii) other than business-related advances to employees in the ordinary course of business, consistent with past practice, (A) guarantee or assume any other obligation of any Person, or (B) make any loan or advance to any Person;
(iv) waive any right of value owed to, cancel any debt owed to, or claims held by, the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;
(v) settle or compromise any Action other than in the ordinary course of business (other than an Action involving a claim for Taxes, which shall be governed by clause (vi) below);
(vi) (A) make or rescind any Tax election, (B) settle or compromise any Action relating to Taxes, (C) make a request for a written ruling of any Governmental Authority relating to Company Taxes, (D) enter into a written legally binding agreement with a Governmental Authority relating to Company Taxes, or (E) except as required by Law, change any of its methods of reporting income or deductions for federal income Tax purposes from those previously employed in the preparation of its federal income Tax Returns;
(vii) make any change in the methods of accounting or accounting principles applied in the preparation of the financial statements of the Company or any Subsidiary other than a change which is required by reason of a concurrent change in Law or GAAP;

(viii) (A) adopt, terminate, amend in any respect (except as required by this Agreement or applicable Law and, to the extent required by applicable Law and if compliance therewith presents options, only to the extent that the option chosen is the option which the Company reasonably believes to be the least costly), fund or secure any benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the compensation or benefit of its employees, consultants or directors, (B) grant any general increase (other than increases required under a Contract) in the compensation of its employees (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment) or any increase (other than increases required under a Contract) in the compensation payable or to become payable to any officer or director, (C) except as set forth on Section 5.1(b)(viii) of the Company Disclosure Schedule pay any form of compensation, dividend or guaranty, other than base salary, to any employee, officer or director or (D) completely or partially withdraw (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan;
(ix) amend, modify, terminate or breach any Material Contract in any material respect, or enter into any Contract which, had such Contract been entered into prior to the date hereof, would qualify as a Material Contract;
(x) enter into, amend or modify any collective bargaining agreements;
(xi) authorize, undertake, or enter into any commitment with respect to, capital expenditure projects individually in excess of $100,000 or in the aggregate in excess of $500,000 (or the equivalent amount in such other currencies in which the Company or any Subsidiary conducts business);
(xii) amend the articles or certificates of incorporation, as applicable, or by-laws or other governing documents of the Company or any Subsidiary;
(xiii) issue, deliver, or agree (actually or contingently) to issue or deliver (whether pursuant to any option or otherwise), or grant or modify any option, warrant or other right to purchase or otherwise acquire, any shares of the capital stock of the Company or any Subsidiary, or any security convertible into or exchangeable for, any shares of such capital stock, or issue or agree to issue any bonds, notes, or other securities;
(xiv) split, combine or reclassify any shares of the capital stock of the Company or any Subsidiary, retire, redeem or otherwise acquire any shares of the capital stock of the Company or any Subsidiary, or declare, set aside or make any dividend or distributions of cash or other property in respect of the capital stock of the Company or any Subsidiary, or agree to do any of the foregoing;
(xv) fail to maintain in force, or make any change in (except in the ordinary course of business), the insurance coverage contemplated by Section 3.12 (or substantially equivalent replacement coverage) as being maintained by the Company or any Subsidiary;
(xvi) issue any communication to employees of the Company or any Subsidiary with respect to compensation, benefits or employment continuation or opportunity following the Closing, except as required by Law;
(xvii) enter into any partnership or joint venture agreement or arrangement or any similar agreement or arrangement;

(xviii) enter into any Contract which would require a consent thereunder with respect to the consummation of the transactions contemplated hereby;
(xix) enter into a voluntary recognition agreement or other Contract with, or otherwise voluntarily recognize, any employee association, labor union or other similar organization with respect to any employees of the Company or any Subsidiary; or
(xx) agree, whether in writing or otherwise, to do any of the foregoing.
provided, however, that nothing in this section 5.1(b) shall require the written consent of Purchaser to the extent the action taken or to be taken is in the ordinary course of business of the Company or otherwise reasonably necessary for the Company to continue to operate its business as currently conducted or as presently contemplated to be conducted.
5.2 Notification of Certain Matters.
The Sellers, on the one hand, or Purchaser, on the other hand, will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event or condition which would constitute a breach of any of the representations and warranties contained in Article II, Article III or Article IV, or would result in the inability of any condition contained in Articles VII or VIII to be satisfied or would otherwise prevent it from consummating the transactions contemplated hereby, give written notice in reasonable detail thereof to Purchaser or the Sellers, as the case may be, and each of the Sellers or Purchaser, as the case may be, shall use its reasonable best efforts to prevent or promptly to remedy such event, condition or breach. None of the disclosures pursuant to this Section 5.2 or investigations enabled or performed pursuant to Section 5.3 will be deemed to qualify, modify, or amend or supplement the representations, warranties or covenants of any party.
5.3 Access.
Subject to the terms of the Confidentiality Agreement, the Sellers shall afford Purchaser’s employees, auditors, legal counsel and other authorized representatives and advisors all reasonable opportunity and access during normal business hours to inspect, investigate and audit the assets, liabilities, Contracts, Books and Records, operations and business of the Company and each Subsidiary and to interview the employees and officers of the Company and each Subsidiary. The Sellers shall also permit Purchaser to meet with the customers and other business partners of the Company and each Subsidiary to discuss the business conducted between the Company and each Subsidiary and such customers and business partners. At the request of Purchaser, the Sellers shall execute or cause to be executed, such consents, authorizations and directions as may be necessary to enable Purchaser and its representatives to obtain access to all files and records maintained by Governmental Authorities in respect of the Company, the Subsidiaries and their respective businesses.

5.4 Purchaser Stockholder Approval.
(a) Purchaser shall, as soon as practicable following its receipt of (x) all required information for inclusion in the Proxy Statement (as hereinafter defined) from the Company and the Subsidiaries and (y) any necessary accountant consent with respect to the inclusion in the Proxy Statement of the audited financial statements of the Company and the Subsidiaries, file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form or such other form, statement or report as may be required under the federal securities laws, (such proxy statement or such other form, and any amendments or supplements thereto being the “Proxy Statement”) relating to a stockholders meeting (the “Stockholder Meeting”) to be held by Purchaser to obtain Stockholder Approval (as hereinafter defined). Purchaser shall duly call, give notice of, convene and hold the Stockholder Meeting and solicit proxies as promptly as reasonably practicable in accordance with applicable law for the purpose of seeking Stockholder Approval. “Stockholder Approval” shall mean (i) the affirmative vote of the holders of a majority of the shares of the issued and outstanding voting stock of Purchaser in favor of the transactions contemplated by this Agreement and (ii) the holders of less than 30% of the Company Class A Common Stock issued in Purchaser’s initial public offering shall have exercised their conversion rights with respect to their shares of Company Class A Common Stock in connection with such vote, all in accordance with, and as required by, Purchaser’s Amended and Restated Certificate of Incorporation.
(b) Purchaser agrees that the Proxy Statement will comply in all material respects with all of the requirements of the Exchange Act and Purchaser will ensure that the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Purchaser with respect to information supplied in writing by the Company or the Sellers for inclusion in the Proxy Statement. Purchaser shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information becomes false or misleading and shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to its stockholders, in each case as and to the extent required by the Exchange Act. Purchaser shall give the Sellers and their counsel a reasonable opportunity (but no more than 5 Business Days) to review and comment on the Proxy Statement, and any amendments or supplements thereto, prior to the filing of any such documents with the SEC and Purchaser will give due consideration to the Sellers’ comments. Purchaser will provide to the Sellers and their counsel any comments that Purchaser or its counsel may receive from the SEC or its staff, whether written or oral, with respect to the Proxy Statement promptly after receipt of any such comments. Purchaser will use its reasonable best efforts to respond to any comments received from the SEC or its staff.

(c) The Company and the Sellers shall furnish to Purchaser all information concerning the Sellers, the Company and the Subsidiaries, their respective directors, officers and stockholders (including the directors of the Company to be elected as directors of Purchaser effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Sellers, the Company and/or Purchaser to any third party and/or any Governmental Authority in connection with the Proxy Statement (including, if required by the Exchange Act, copies of the unaudited consolidated balance sheets and statements of operations and cash flows of the Company and the Subsidiaries for periods other than those covered by the Company Audited Financial Statements, which will be prepared from the books and records of the Company and its Subsidiaries, and will present fairly the assets, liabilities, income, losses, retained earnings, financial condition, results of operations and cash flows of the Company and its Subsidiaries for the periods and dates covered thereby, in conformity with GAAP, the Exchange Act and the rules and regulations of the SEC), and will ensure that none of such information (including any information included in Section 5.4(c) of the Company Disclosure Schedule, the Company Audited Financial Statements and any financial statements with respect to the Company and the Subsidiaries for any periods after December 31, 2008) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such information which would make the preceding sentence incorrect should occur, the Sellers will promptly notify Purchaser of such change. Purchaser shall promptly correct any such information in the Proxy Statement and shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to its stockholders, in each case as and to the extent required by the Exchange Act.
(d) The Company and the Sellers shall use their reasonable best efforts to obtain the auditors’ consents to the inclusion of the Company Audited Financial Statements in the Proxy Statement, and to otherwise provide as soon as reasonably practicable any information about the Company and the Subsidiaries required by the Exchange Act reasonably sufficient to permit Purchaser to prepare and file the Proxy Statement.
(e) Purchaser, through its board of directors, shall recommend to its stockholders that they give the Stockholder Approval and, subject to applicable Law and the exercise of its fiduciary duties (in the good faith judgment of its board of directors based on the advice of independent legal counsel), shall not withdraw or modify its recommendation.
5.5 Notice of Litigation.
Promptly after obtaining Knowledge of the commencement of or the threatened occurrence of any Action against or with respect to the Company, any Subsidiary or any capital stock of the Company, the Company and the Sellers shall give detailed written notice thereof to Purchaser.
5.6 Fulfillment of Conditions to Purchaser’s Obligations.
The Company and the Sellers agree to use their best efforts to effectuate the transactions contemplated hereby and to fulfill the conditions contained in Article VII.
5.7 Fulfillment of Conditions to Company’s Obligations.
Purchaser agrees to use their best efforts to effectuate the transactions contemplated hereby and to fulfill the conditions contained in Article VIII.

5.8 Governmental Consents.
(a) Purchaser, the Company and the Sellers shall, as promptly as practicable following the execution and delivery of this Agreement make or cause to be made all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the transactions contemplated hereby. Each party will cause all documents that it is responsible for filing with any Governmental Authority under this Section 5.8 to comply in all material respects with all applicable Laws. Each such party shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of such filings or submissions. Each such party shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request. Each such party shall use its best efforts to obtain any clearance required under applicable Law for the consummation of the transactions contemplated hereby.
(b) Any and all Securities and Exchange Commission filing fees attributable to the filings made pursuant to this Section 5.10 shall be borne by the Purchaser.
5.9 Third Party Consents.
The Company and the Sellers shall use their reasonable best efforts to obtain all consents from third parties which are required by the terms of any Contract or otherwise to be obtained in connection with the transactions contemplated hereby. Purchaser shall use its reasonable efforts to cooperate in obtaining any such consents, so long as Purchaser is not required to make any payments with respect thereto.
5.10 Publicity.
No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and shall make a reasonable effort to take into account such comments.
5.11 Equity Compensation Plan.
Purchaser will submit to its stockholders for approval, as part of the Proxy Statement, a proposed equity compensation plan that would permit the granting of stock options, shares of restricted stock and other awards to such persons (including, but not limited to, management, directors and employees) in such amounts as may be determined by the Compensation Committee of Purchaser’s board of directors (as constituted following the Closing). The pool of shares initially available for this plan will equal 3,000,000, inclusive of those Company stock options and warrants which are outstanding at the time of the Closing, of the total shares of Purchaser Common Stock expected to be outstanding immediately after the Closing.

5.12 Share Repurchases, Similar Arrangements. Prior to the Closing, Purchaser, in its sole discretion, shall have the right to arrange share repurchases, forward purchases of shares and similar arrangements (with all such repurchases being consummated at approximately $7.96 per share) if such repurchase arrangements are necessary to achieve the threshold of 70% shareholder approval. Up to $4.5 million of the Purchaser’s fees related to these arrangements and the Purchaser’s other transaction expenses (including the deferred underwriters’ compensation and 50% of the fees due to an investment bank mutually agreed to by the Purchaser and the Company) shall be paid from the Trust Fund upon Closing. Up to $3.225 million of the Company’s transaction expenses (including 50% of the fees due to an investment bank mutually agreed to by the Purchaser and the Company) shall be paid from the Trust Fund or the Company upon Closing. In any event, Purchaser and the Company shall use their reasonable best efforts to minimize transaction costs.
5.13 Pre-Closing Investor Meetings. Upon execution of this Agreement, and until the Closing, the senior management of the Company, as well as the Chief Executive Officer of the Purchaser, shall be reasonably available for meetings with current and prospective equity investors as arranged by the Purchaser’s investment bank.
ARTICLE VI.
OTHER AGREEMENTS OF THE PARTIES
6.1 Confidentiality.
(a) All information which is not public knowledge disclosed heretofore or hereafter by any party to any other party in connection with this Agreement shall be kept confidential by such other party, and shall not be used by such other party otherwise than for use as herein contemplated, except to the extent (a) it is or hereafter becomes public knowledge or becomes lawfully obtainable from other sources, including a third party who is under no obligation of confidentiality to the party disclosing such information or to whom information was released without restriction, or (b) such other party is compelled to disclose such information by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, or (c) such duty as to confidentiality and non-use is waived by such disclosing party.
(b) Each Party agrees that the disclosing party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Section 6.1 by the receiving party. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 6.1 by a receiving party but shall be in addition to all other remedies available at Law or equity. It is further understood and agreed that failure or delay by disclosing party in exercising any right, power or privilege under this Section 6.1 shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege under this Agreement. Each Party hereby waives any requirement that the disclosing party post a bond in connection with any claim for equitable relief.

6.2 Further Assurances. From and after the Closing Date, each party shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, for no additional consideration but at the cost and expense of the requesting party (excluding any internal costs incurred, such as having any of the following reviewed by counsel) such assignments, deeds, drafts, checks, stock certificates, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation and confirmation of this Agreement and the transactions contemplated hereby.
6.3 Tax Returns
(a) The Company shall prepare or cause to be prepared and file or cause to be filed in a timely manner all Company Tax Returns for the Company and its Subsidiaries for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”). Any such Tax Returns filed between the date hereof and the Closing Date for any Pre-Closing Tax Period shall be prepared, and each item thereon treated, in a manner consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions), except as required by a change in the applicable Law.
(b) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all taxable periods beginning before and ending after the Closing Date (“Straddle Periods”) which are filed after the Closing Date. All such Tax Returns with respect to Pre-Closing Tax Periods with respect to which the Sellers have agreed to indemnify the Purchaser Group pursuant to Section 9.2 shall be prepared and filed in a manner that is consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions), except as required by a change in the applicable Law.
(c) The Company shall pay or cause to be paid when due and payable all unreserved Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period and any pre-Closing portion of a Straddle Period; and (ii) Purchaser shall pay or cause to be paid when due and payable, such Taxes for any Tax periods commencing on or after the Closing Date and any post-Closing portion of a Straddle Period.
(d) Purchaser and the Company agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company and its Subsidiaries (including, without limitation, access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for and conduct of any audit by any Tax authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities at the sole cost of the requesting party. If reasonably requested by Purchaser, the Sellers shall make a representative available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Purchaser and the Sellers shall retain all books and records with respect to Taxes pertaining to the Company and it Subsidiaries in their respective possession until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods prior to such expirations, and (ii) six years following the due date (without extension) for such Tax Returns. At the end of such period, each party shall provide the others with at least ten days’ prior written notice before destroying any such books and records, during which period the parties receiving such notice can elect to take possession, at their own expense, of such books and records. Purchaser and the Sellers shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Company or any Subsidiary. Any information provided or obtained under this Section 6.3 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting an audit or other proceeding.

(e) The Sellers will pay all applicable transfer Taxes, sales and/or use Taxes, real property transfer or excise Taxes, recording, deed, stamp and other similar Taxes, fees and duties imposed under applicable Law upon the Sellers incurred in connection with the transfer of the Purchase Shares.
(f) For all Tax purposes, Purchaser and the Sellers agree that they will report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, and all parties agree to file their Tax Returns accordingly.
6.4 Corporate Indemnification.
(a) Following the Closing, Purchaser shall indemnify and hold harmless, and provide advancement of expenses to, all current and former directors, officers and employees of Purchaser (in all of their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Purchaser pursuant to Purchaser’s certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any current or former directors, officers and employees of Purchaser and (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, in each case for acts or omissions occurring at or prior to the Closing Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Without limiting the foregoing, Purchaser agrees that all rights to indemnification (including any obligations to advance funds for expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Time now existing in favor of the current or former directors, officers or employees of Purchaser as provided in its certificate of incorporation, by-laws, indemnification agreements or otherwise will survive the Closing and will continue in full force and effect in accordance with their terms and such rights will not be amended, or otherwise modified in any manner that would adversely affect the rights of individuals who on or prior to the Closing Time were directors, officers, employees or agents of Purchaser, unless such modification is required by Law.
(b) In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provisions to be made so that the successors and assigns of Purchaser assume the obligations set forth in this Section 6.4.

(c) For six years after the Closing Time, Purchaser shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Purchaser (provided that Purchaser may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) covering acts or omissions occurring at or prior to the Closing Time with respect to those persons who are currently covered by Purchaser’s directors’ and officers’ liability insurance policy (the “Purchaser Indemnified Parties”), provided, however, that, if the Sellers elect, by giving written notice to Purchaser at least 30 days prior to the Closing Time, then, in lieu of the foregoing insurance, effective as of the Closing Time, Purchaser shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the Closing Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Closing Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Purchaser’s existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage).
(d) After the Closing Time, Purchaser shall indemnify and hold harmless, and provide advancement of expenses to, all directors and officers of the Company (in all of their capacities) (the “Company Indemnified Parties”) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the the Company pursuant to Company’s certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any current or former directors, and officers of the Company, and (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, in each case for acts or omissions occurring after the Closing Time.
(e) The obligations of Purchaser under this Section 6.4 shall not be terminated or modified after the Closing Time in such a manner as to adversely affect any Purchaser Indemnified Party or any Company Indemnified Party without the express written consent of such party. The provisions of this Section 6.4 are (i) intended to be for the benefit of, and will be enforceable by, each Purchaser Indemnified Party, his or her heirs and his or her representatives, and each Company Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
6.5 Qualification as a “Reorganization.”
From and after the date of this Agreement, each party hereto shall (i) not take any actions or cause any actions to be taken (other than actions contemplated by this Agreement) which could reasonably be expected to prevent the acquisition from qualifying as a “reorganization” under section 368(a) of the Code, and (ii) advise the other parties promptly upon becoming aware of any circumstances that they believe could reasonably be expected to prevent the acquisition from so qualifying.
6.6 Rights to the Inter-Atlantic Name. The parties hereto agree that the Purchaser Group members shall retain any rights to the name Inter-Atlantic Financial and that the Purchaser will change its name to Patriot Risk Management, Inc. contemporaneous with the Closing.

6.7 Restrictions on Transfer. (a) Except as otherwise provided in this Agreement, until the six month anniversary of the Closing, none of the Sellers, (each, a “Restricted Patriot Seller”) will sell, exchange, assign, transfer, pledge, hypothecate, make any short sale of, grant any option for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise encumber or dispose of, directly or indirectly, voluntarily or involuntarily, in any respect (each, a “Transfer”) all or any part of, or any interest in, any shares of Common Stock received by such Restricted Patriot Seller at the Closing or pursuant to Section 1.5 of the Purchase Agreement (the “Shares”); provided, however, that Messrs. Steven Mariano, Timothy Tompkins, Ronald Formento, Richard Allen, John Del Pizzo, C. Timothy Morris shall not Transfer all or any part of, or any interest in, any shares of Common Stock received by such Restricted Patriot Seller at the Closing or pursuant to Section 1.5 of the Purchase Agreement until the first anniversary of the Closing.
(b) Notwithstanding the provisions of Section 6.7(a) hereof, each Restricted Patriot Seller may Transfer Shares, with or without consideration, (i) in the case of any Restricted Patriot Seller that is a partnership, to (A) such partnership and any of its limited or general partners; (B) such partnership’s employees and subsidiaries; and (C) any corporation or other business organization to which such partnership shall sell all or substantially all of its assets or with which it shall be merged; (ii) in the case of any Restricted Patriot Seller that is a corporation, to (A) such corporation and such corporation’s employees and subsidiaries and (B) any corporation or other business organization to which such corporation shall transfer all or substantially all of its assets or with which it shall be merged; (iii) in the case of any Restricted Patriot Seller that is a limited liability company, to (A) such limited liability company and any of its members or employees; (B) such limited liability company’s subsidiaries and (C) any corporation or other business organization to which such limited liability company shall sell all or substantially all of its assets or with which it shall be merged; and (iv) in the case of any Restricted Patriot Seller that is an individual, to any ancestor, descendant, spouse or sibling of such Restricted Patriot Seller, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of any ancestor, descendant, spouse or sibling of such Restricted Patriot Seller, or to a trust for such Restricted Patriot Seller’s own self, or a charitable remainder trust, in each case solely in connection with estate planning activities (each, a “Permitted Transferee”), provided that each such Permitted Transferee or assignee, prior to the completion of such Transfer shall (1) agree in writing in advance with the Company to be bound by the provisions of this Agreement in the same manner as if it were a party hereto at the time of such Transfer, and (2) from and after the date of such Transfer be deemed a party hereto and a “Restricted Patriot Seller” for all purposes hereof, and the Common Stock held by such Permitted Transferee subject to the Transfer shall continue to be subject to all of the provisions of this Agreement as if still held by the assigning party.
(c) All certificates representing Shares held by each Restricted Patriot Seller (and their Permitted Transferees) shall, in addition to such other legends as may be required, have endorsed thereon a legend to substantially the following effect:
THE SALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON THE SALE OF THE SECURITIES, SET FORTH IN A STOCK PURCHASE AGREEMENT, DATED APRIL 23, 2009. A COPY OF SUCH AGREEMENT IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

6.8 Nomination, Voting and Election of Directors. (a) At any regular or special meeting of the stockholders of the Purchaser called for the purpose of filling positions on the Board of Directors of the Purchaser (the “Board”), or in any written consent executed in lieu of such a meeting, Andrew Lerner and Frederick Hammer shall have the right to designate for election or appointment to the Board two (2) members of the Board (the “IAN Holders”), who shall initially be Andrew Lerner and Frederick Hammer (the “Purchaser Designees”). The Purchaser shall use its reasonable best efforts to cause the Purchaser Designees to be included in the slate of nominees recommended by the Board to the Purchaser’s stockholders for election as directors, and Mr. Steven Mariano shall vote, and cause his respective Affiliates to vote, all shares of Common Stock owned, held or controlled beneficially or of record by Mr. Mariano and his Affiliates, in favor or the Purchaser Designees and shall take all actions within their and his control that are necessary to further the election or appointment to the Board of the Purchaser Designees.
(b) Vacancies. In the event of any vacancy of any of the Purchaser Designees on the Board, whether caused by the death, disability, retirement, resignation, removal, termination of term of office or otherwise, Messrs. Mariano and Lerner shall take all actions within their respective control, and subject to applicable law, that are necessary to cause the election to the Board of a replacement director designated by the IAN Holders described in Section 6.8(a) above.
(c) Removal. Andrew Lerner and Frederick Hammer, acting jointly, shall have the right to request the replacement of a Purchaser Designee as a member of the Board, with or without cause, and upon such written request, Mr Mariano shall, and shall cause his Affiliates to vote, all of his or its Common Stock to effect such replacement.
(d) Company Cooperation. The Company shall cooperate with the IAN Holders, and take all such actions that it may lawfully take, to achieve the results intended by this Section 6.8.
(e) Section 218. The Holders and the Company intend this Section 3 to constitute an enforceable voting agreement under Section 218(c) of the Delaware General Corporation Law.
(f) Termination of Rights. All rights and obligations under this 6.8 shall terminate upon the merger of the Class A Common Stock and the Class B Common Stock.
(g) Legend. All certificates representing shares of Common Stock held by Mr. Mariano (and his Permitted Transferees) shall, in addition to such other legends as may be required, have endorsed thereon a legend to substantially the following effect:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING COVENANT AS SET FORTH IN A STOCK PURCHASE AGREEMENT, DATED APRIL 23, 2009. A COPY OF SUCH AGREEMENT IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

6.9 Dividends. (a) The holders of shares of Class A Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the quarterly rate of at least $0.20 per share (as such number may be appropriately adjusted for such events as stock splits, stock dividends, combinations, recapitalizations or other similar transactions) payable by the Corporation in cash until such time as the total aggregate amount of dividends paid to the holders of Class A Common Stock shall equal $2.40 (as such number may be appropriately adjusted for such events as stock splits, stock dividends, combinations, recapitalizations or other similar transactions). Any dividends declared pursuant to this Section 6.9 shall be payable on a pro rata basis with respect to shares of Class A Common Stock by the Corporation in arrears on the last day of each fiscal quarter (each, a “Dividend Payment Date”). Each such dividend shall be payable to holders of record of shares of Class A Common Stock as they appear on the stock records of the Corporation at the close of business on the record date for each Dividend Payment Date. Upon the declaration of any such dividend, the Board of Directors shall fix as such record date the fifteenth (15th) day preceding the relevant Dividend Payment Date.
(b) Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and the preferential dividend rights of the Class A Common Stock described in this Section 6.9(b), the holders of shares of Common Stock shall be entitled to receive only such dividends as may be declared by the Board of Directors.
Until such time as the holders of Class A Common Stock have been paid an aggregate of $2.40 (as such number may be appropriately adjusted for such events as stock splits, stock dividends, combinations, recapitalizations or other similar transactions) per share in dividends, the Board of Directors of the Corporation may not declare any dividends on any other shares of Common Stock of the Corporation.
If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be. Similarly, if the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be.
If the Corporation proposes to enter into a transaction or series of transactions which result in a Change of Control or a liquidation of the Corporation, it shall be a condition precedent to the consummation of such transaction or series of transactions that the Board of Directors of the Corporation declare a special dividend payable to the holders of shares of Class A Common Stock equal to the difference between $2.40 (as such number may be appropriately adjusted for such events as stock splits, stock dividends, combinations, recapitalizations or other similar transactions) and any dividends previously paid to holders of Class A Common Stock as contemplated by Section 6.9(a). For purposes of this paragraph “Change in Control” shall mean a reorganization, acquisition, voluntary consolidation, share exchange or merger of the Corporation with or into another corporation or other entity or other entities such that following the consummation of any such transaction, the holders of Class A Common Stock and Class B Common Stock immediately prior to the consummation of such transaction own less than 51% of the outstanding capital stock of the resulting corporation or entity.

ARTICLE VII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
The obligation of Purchaser to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser, in its sole discretion:
7.1 Representations and Warranties.
Each representation and warranty contained in Articles II and III which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Closing Time as if made at and as of such time, except that the representations and warranties made by the Sellers which address matters only as of a particular date shall remain true and correct as of such date.
7.2 Performance.
The Sellers shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing Time.
7.3 No Material Adverse Effect.
Between the date of the execution of this Agreement and the Closing Date, the Company and its Subsidiaries shall not have suffered or experienced a Material Adverse Effect.
7.4 Certificates. Purchaser shall have received (a) a certificate of the Sellers certifying to the fulfillment of the conditions specified in Sections 7.1, 7.2, and 7.3; (b) a certificate of the Secretary of the Company, dated the Closing Date, certifying as to the charter, bylaws and the resolutions of the Board of Directors of the Company approving this Agreement and all other documents contemplated hereby, and authorizing the transactions hereby contemplated, and the incumbency of the officers; and (c) such other evidence with respect to the fulfillment of said conditions as Purchaser may reasonably request.
7.5 No Injunction.
There shall not be pending, threatened or in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against (i) the consummation of the transactions contemplated hereby, or (ii) the right of the Company or any Subsidiary to operate their respective businesses after Closing on substantially the same basis as currently operated.

7.6 Government Approvals. The parties hereto shall have received all approvals from any applicable Governmental Authority necessary to consummate the transactions contemplated hereby, and the Company shall have taken all steps, if any, necessary to give appropriate notice of the changes in ownership of the Company contemplated by this Agreement to any applicable Governmental Authority as necessary.
7.7 Third Party Consents.
The Sellers shall have obtained and delivered to Purchaser all written consents, approvals, waivers, notices or similar authorizations required to be obtained or given by the Sellers in order to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser.
7.8 Legal Opinion. The Company shall have delivered to Purchaser an opinion of Locke Lord Bissell & Liddell LLP, dated the Closing Date, in a form reasonably acceptable to Purchaser’s counsel.
7.9 Releases.
The Sellers and each of the Persons referred to in Section 7.8 shall have executed and delivered to Purchaser a general release with respect to events occurring prior to the Closing (each, a “Release”) in substantially the form of Exhibit 2.
7.10 Liens.
Evidence satisfactory to Purchaser of the release and discharge of any Liens specified in the Company Disclosure Schedule in respect of Section 3.7.
7.11 Stockholder Approval.
Purchaser shall have received the Stockholder Approval.
7.12 Good Standing. Purchaser shall have received long-form good standing certificates or certificates of compliance, where recognized (or the equivalent thereto in the relevant jurisdiction) relating to the Company and each Subsidiary, dated within five Business Days of the Closing Date, issued by the appropriate official of the respective jurisdictions of incorporation or organization, as the case may be, together with like certificates with respect to each jurisdiction in which the Company or any Subsidiary carries on business as listed in the Company Disclosure Schedule in respect of Sections 3.1 and 3.2.
7.13 Amended and Restated Certificate of Incorporation. The stockholders of the Purchaser shall have approved the Amended and Restated Certificate of Incorporation attached hereto as Exhibit 3 hereto.
7.14 Stock Certificates. Purchaser shall have received the Stock Certificates, together with evidence satisfactory to Purchaser that Purchaser has been entered in the corporate records of each relevant entity as the holder of record of the Purchase Shares.
7.15 Signature of Sellers. All shareholders of the Company shall have executed this Agreement and delivered an executed signature page to the Purchaser.

ARTICLE VIII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS
The obligation of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Sellers:
8.1 Representations and Warranties.
Each representation and warranty contained in Article IV which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except that the representations and warranties made by Purchaser which address matters only as of a particular date shall remain true and correct as of such date.
8.2 Performance.
Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing Time.
8.3 No Material Adverse Effect.
Between the date of the execution of this Agreement and the Closing Date, the Purchaser shall not have suffered or experienced a Purchaser Material Adverse Effect.
8.4 Certificates. The Sellers shall have received (a) a certificate of an executive officer of Purchaser, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.1, 8.2 and 8.3; (b) a certificate of the Secretary of Purchaser, dated the Closing Date, setting forth the resolutions of the Board of Directors of Purchaser approving this Agreement and all other documents contemplated hereby, and authorizing the transactions hereby contemplated; and (c) such other evidence with respect to the fulfillment of any of said conditions as the Sellers may reasonably request.
8.5 No Injunction.
There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby.
8.6 Government Approvals.
The parties hereto shall have received all approvals from any applicable Governmental Authority necessary to consummate the transactions contemplated hereby.

8.7 Third Party Consents.
Purchaser shall have obtained and delivered to the Sellers any written consents, approvals, waivers, notices or similar authorizations required to be extended by Purchaser in order to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to the Sellers.
8.8 Stockholder Approval.
Purchaser shall have received the Stockholder Approval.
8.9 2009 Stock Incentive Plan.
The Stockholders of the Purchaser shall have approved the 2009 Stock Incentive Plan.
8.10 Legal Opinion. Purchaser shall have delivered to the Company and the Sellers an opinion of DLA Piper LLP, dated the Closing date, on a form reasonably acceptable to the Company’s counsel.
8.11 Good Standing.
Seller shall have received long-form good standing certificates or certificates of compliance, where recognized (or the equivalent thereto in the relevant jurisdiction) relating to the Purchaser, dated within five Business Days of the Closing Date, issued by the Secretary of State of the State of Delaware.
8.12 Trust Fund. Purchaser shall have made appropriate arrangements with American Stock Transfer & Trust Company to have the Trust Fund disbursed to Purchaser immediately upon the Closing, subject to Purchaser’s obligations with respect to (i) the redemptions or repurchases of Common Stock and warrants and (ii) the costs and expenses incurred by or on behalf of Purchaser in connection with the transactions contemplated hereby.
8.13 Resignations.
Sellers shall have received the written resignations of all directors of the Purchaser, effective as of the Closing Time, other than those two (2) directors set forth in Section 1.4.
8.14 Amended and Restated Certificate of Incorporation.
The stockholders of the Purchaser shall have approved the Amended and Restated Certificate of Incorporation attached hereto as Exhibit 5 hereto.
8.15 Warrant Modification. Requisite consent shall be obtained to amend the Purchaser Warrants such that all outstanding Purchaser Warrants shall be effectively redeemed at closing for no more than $0.50 per warrant.

8.16 Minimum Cash Condition. Purchaser must have a minimum of $35,000,000 in cash at Closing, net of capped transaction expenses ($4.5 million for the Purchaser and $3.225 million for the Company) set forth in Section 5.14 herein and the payment obligations of Purchaser relating to the transactions contemplated hereby, including the expenses related to the redemption or modification of the outstanding warrants.
ARTICLE IX.
INDEMNIFICATION
9.1 Survival. All representations and warranties made herein (or in the certificates to be delivered pursuant to Sections 7.4 or 8.4 hereof) by the parties to this Agreement and their respective obligations, covenants and agreements to be performed pursuant to the terms hereof, shall survive the Closing Time, provided, that, the representations and warranties made herein (or in such certificates) by the parties shall terminate on the date which is 30 days following the date on which Purchaser files its Form 10-K (or any applicable successor form) for the fiscal year ending December 31, 2010 with the SEC, except that the representations and warranties set forth in Sections 2.3 (Title to Purchase Shares), and 3.5 (Capitalization; Options) shall survive the Closing Time indefinitely. Notwithstanding the foregoing, if written notice of any matter setting forth in reasonable detail a claim for a breach of any representation or warranty is given to Purchaser or the Sellers, as the case may be, in writing pursuant to this Agreement prior to the end of the applicable survival period, any such representation or warranty that would otherwise terminate shall be deemed to survive solely with respect to such matter until such matter is resolved.
9.2 Indemnification by Company.
(a) The Company and the Purchaser shall, jointly and severally, indemnify and hold harmless any Purchaser Group Member from and against and shall pay to the relevant Purchaser Group Member the amount of any and all Damages incurred by such Purchaser Group Member arising directly or indirectly from or in connection with any breach of any representation or warranty of the Company or the Sellers contained in Article II (including, without limitation, in any certificate provided in this Agreement).

(b) The Company and the Purchaser shall, jointly and severally, indemnify and hold harmless each Purchaser Group Member from and against any and all Damages incurred by such Purchaser Group Member arising directly or indirectly from or in connection with:
(i) any breach or failure by the Company or any Seller to perform any of their respective covenants or other obligations contained in this Agreement (including, without limitation, in any certificate provided in this Agreement);
(ii) any breach of any representation or warranty of the Company or any Seller contained in Article III of this Agreement (including, without limitation, in any certificate provided in this Agreement); and
(iii) (x) any and all Taxes imposed upon or assessed against the Company or any Subsidiary as a result of being a member of any affiliated, consolidated, combined or unitary group or on account of transferee or secondary liability for Taxes, in either case for taxable periods or portions thereof ending on or before the Closing Date; (y) any and all Taxes of the Company or any Subsidiary for taxable periods or portions thereof ending on or before the Closing Date, to the extent that such Taxes exceed Taxes which are included as current liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Company Audited Financial Statements; and (z) any all Taxes imposed upon or assessed against Purchaser, the Company or any Subsidiary or their respective assets as a result of the transfer of the Purchase Shares.
9.3 Indemnification by Purchaser. Purchaser will indemnify and hold harmless each Seller Group Member from and against and shall pay to the relevant Seller Group Member the amount of any and all Damages incurred by such Seller Group Member arising directly or indirectly from or in connection with:
(a) any breach or failure by Purchaser to perform any of its covenants or other obligations contained in this Agreement (including, without limitation, in any certificate provided in this Agreement; and
(b) any breach of any representation or warranty of Purchaser contained in Article IV of this Agreement (including, without limitation, in any certificate provided in this Agreement).
9.4 Limitations on Indemnification.
(a) Notwithstanding the other provisions of this Article IX, no Purchaser Group Member shall be entitled to be indemnified pursuant to Sections 9.2(a) and 9.2(b)(ii), and no Seller Group Member shall be entitled to be indemnified pursuant to Sections 9.3(b) unless and until the Damages incurred by Purchaser Group Members or Seller Group Members, respectively, shall exceed an aggregate of $250,000 for all claims thereunder (the “Threshold”), and upon exceeding such aggregate amount, the Purchaser Group Members or Seller Group Members, respectively, shall be entitled to be indemnified for all Damages in excess of that amount); provided, that no indemnifying party shall be liable under Section 9.2(a) and 9.2(b)(ii) for any amount in excess of $6,000,000 in the aggregate, provided that such $6,000,000 cap on indemnity shall not be applicable for claims involving fraud or willful misconduct.

9.5 Tax Treatment of Indemnity Payments.
It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.
9.6 Notice of Claims.
Any Purchaser Group Member or Seller Group Member seeking indemnification hereunder (an “Indemnitee”) shall give to the party or parties obligated to provide indemnification to such Indemnitee (an “Indemnitor”) a notice (“Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.
9.7 Third Party Claims. In the case of any third party Action as to which indemnification is sought by an Indemnitee, the Indemnitor shall have 20 Business Days after receipt of a Claim Notice to notify the Indemnitee that it elects to conduct and control such Action. If the Indemnitor elects to conduct and control such Action, the Indemnitor shall promptly reimburse the Indemnitee for the full amount of any Damages resulting from such Action, except fees and expenses of counsel for the Indemnitee incurred after the assumption of the conduct and control of such Action by the Indemnitor. If the Indemnitor does not give the foregoing notice, the Indemnitee shall have the right, at the sole expense of the Indemnitor, to conduct, control, settle and compromise such Action, and the Indemnitor shall cooperate with the Indemnitee in connection therewith, provided, that the Indemnitee shall permit the Indemnitor to participate in such conduct or settlement through counsel chosen by the Indemnitor, but the fees and expenses of such counsel shall be borne by the Indemnitor. If the Indemnitor gives the foregoing notice, subject to the first and second sentences of this Section 9.7, the Indemnitor shall have the right, at the sole expense of the Indemnitor, to conduct and control such Action with counsel reasonably acceptable to the Indemnitee, and the Indemnitee shall cooperate with the Indemnitor in connection therewith, provided, that (x) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee, and (y) the Indemnitor may not compromise or settle any such Action without the consent of the Indemnitee (which consent will not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law by the Indemnitee or any violation by the Indemnitee of the rights of any Person and such compromise or settlement will have no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is money Damages that are paid in full by the Indemnitor, (iii) the Indemnitee shall have no liability with respect to any compromise or settlement and (iv) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim. In the case of any third party Action as to which indemnification is sought by the Indemnitee which involves a claim for Damages other than solely for money Damages which could have a continuing effect on the business of the Indemnitee, the Indemnitee and the Indemnitor shall jointly control the conduct of such Action. The parties hereto shall use their reasonable best efforts to minimize any Damages from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability under this Article IX.

9.8 Effect of Investigation.
The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of any Seller contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy of inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Purchaser to consummate the transactions contemplated by this Agreement, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.
9.9 Claims Management.
In the event that any Purchaser Group Member or a Seller Group Member asserts a claim for Damages pursuant to this Article IX against the Company or Purchaser, as applicable, following the Closing, then such claim shall be submitted to a third party arbitrator selected by Mr. Andrew Lerner and Mr. Fred Hammer and mutually agreed to by the other members of the Board of Directors for the purpose of investigating, evaluating and managing all aspects of such claim. All costs incurred by such Board members or such arbitrator (including reasonable professional fees and expenses payable to such Board members or arbitrator’s independent financial advisors and legal counsel) in connection with investigating, evaluating and managing such claim shall be advanced by the Purchaser and shall be treated as Damages hereunder.
9.10 Exclusive Remedy. Subject to the last sentence of this Section 9.10, from and after the Closing Date, except to the extent such Damages relate to the fraud or willful misconduct of the indemnifying party, the rights and remedies under this Article IX shall be deemed to be exclusive of all other rights and remedies that would otherwise be available to the parties hereto with respect to Damages suffered under this Agreement; that is, each party hereto expressly waives the right, whether by contract or under law to the extent legally permissible to do so, to seek Damages suffered under this Agreement from or against or otherwise assert claims against the other party hereto or its assets or its successors or assigns other than pursuant to this Article IX. No course of dealing by either party, or any delay or omission of either party in exercising any rights or remedies under this Agreement shall operate as a waiver of such right or remedy. Notwithstanding the foregoing, each of the parties hereto, shall have the right to enforce their respective rights hereunder by an action or actions for specific performance, injunction or similar equitable remedies, including, without limitation, as contemplated in Section 11.8.

ARTICLE X.
TERMINATION
10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a) by mutual consent of Purchaser and the Sellers; or
(b) by Purchaser, if there has been (i) a material breach by any Seller of his representations and warranties contained in this Agreement or (ii) a material violation by any Seller of any covenant or agreement contained in this Agreement, provided, that written notice of such violation or breach shall have been given to the Sellers, and such violation or breach shall not have been cured within ten days of receipt of such notice; or
(c) the Sellers, if there has been (i) a material breach by Purchaser of its representations and warranties contained in this Agreement or (ii) a material violation by Purchaser of any covenant or agreement contained in this Agreement, provided, that written notice of such violation or breach shall have been given to Purchaser and such violation or breach shall not have been cured within ten days of receipt of such notice; or
(d) by Purchaser, on the one hand, or the Sellers, on the other hand, if (i) the Stockholder Approval is not received at the Stockholder Meeting (allowing for any adjournment thereof) or (ii) the Closing shall not have occurred by October 9, 2009 (unless the Closing shall have not occurred on or before such date due to a material breach of the representations and warranties or of a covenant by such party and/or the action or failure to act of the party seeking to terminate this Agreement).
10.2 Effects of Termination.
In the event of a termination of this Agreement pursuant to this Article X (i) all further obligations of the parties under this Agreement shall terminate, (ii) no party shall have any right under or in connection with this Agreement or the transactions contemplated hereby against any other party, and (iii) each party shall bear its own costs and expenses; provided, however, that the termination of this Agreement under this Article X shall not relieve any party of liability for any material breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto.
10.3 Trust Fund Waiver. Reference is made to the final prospectus of Purchaser, October 2, 2007 (the “Prospectus”). The Company and the Seller each understand that, except for a portion of the interest earned on the amounts held in the Trust Fund, Purchaser may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Purchaser, (b) to Purchaser and Morgan Joseph & Co. (with respect to Morgan Joseph & Co.’s deferred underwriting compensation only) after Purchaser consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which Purchaser completes a business combination.

The Company and the Seller each agree that, notwithstanding any other provision contained in this Agreement (including the termination provisions of this Article X), each does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company and the Seller, on the one hand, and Purchaser, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 10.3 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company and the Seller each hereby irrevocably waive any Claim they may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. In the event that the Company or the Seller commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of Purchaser, whether in the form of money damages or injunctive relief, Purchaser shall be entitled to recover, on a joint and several basis, from the Company or the Seller the associated legal fees and costs in connection with any such action, in the event Purchaser prevails in such action or proceeding.
ARTICLE XI.
MISCELLANEOUS
11.1 Expenses of the Transaction.
Except as otherwise provided in Section 5.14, each of the parties hereto agrees to pay such party’s own fees and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses.
11.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested, or (iii) when sent by facsimile transmission (provided, that it is confirmed by a means specified in clause (i) or (ii)), addressed as follows:
If to Purchaser to:
Inter-Atlantic Financial, Inc.
400 Madison Avenue, 16th Floor
New York, NY 10017
Attention:   Andrew S. Lerner
Facsimile:   (212) 581-2192
Telephone:   (212) 581-2433
with a copy to:
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention:   William N. Haddad, Esq.
Facsimile:   (212) 335-4998
Telephone:   (212) 884-8498

If to the Company to:
Patriot Risk Management, Inc.
401 East Olas Boulevard, Suite 1540
Fort Lauderdale, Florida 33301
Attention:   Steven M. Mariano
Facsimile:   (954)779-3556
Telephone:   (954)670-2900
with copies to:
Locke Lord Bissell & Liddell LLP
111 South Wacker Drive
Chicago, Illinois 60606
(312) 443-0700
Attention: J. Brett Pritchard, Esq. and Christopher A. Pesch, Esq.
Facsimile:   (312) 443-0336
Telephone:   (312)443-0700
or to such other address as such party may indicate by a notice delivered to the other parties hereto.
11.3 No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be affected by such change, modification or amendment, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered. In the event that the parties contemplate any amendment to this Agreement following the Closing, Purchaser shall establish a special committee of its Board of Directors for the purpose of evaluating, negotiating, drafting and executing such amendment, including, without limitation, making all decisions regarding the terms, condition and execution thereof on behalf of Purchaser; provided, however, that no modification or amendment shall be effective without the written consent of Mr. Andrew Lerner and Mr. Fred Hammer who shall be members of the Special Committee. Such special committee shall be comprised solely of directors of the Purchaser other than the Sellers (or Affiliates of the Sellers), and shall be authorized to retain its own legal and financial advisors in connection with such amendment. All costs incurred by such special committee (including reasonable professional fees and expenses payable to such special committee’s independent financial advisors and legal counsel) in connection with such amendment shall be advanced by the Purchaser.
11.4 Entire Agreement.
This Agreement, together with the Schedules, Appendices and Exhibits hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them with respect to such subject matter.

11.5 Severability.
If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.
11.6 Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Sellers shall not be permitted to assign their respective rights, or delegate their respective duties, under this Agreement without the prior written consent of Purchaser. Purchaser shall not be permitted to assign its rights, or delegate its duties, under this Agreement without the prior written consent of Sellers.
11.7 Governing Law.
(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof.
(b) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York, New York County or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each of the parties hereto also agrees that the prevailing party in any such action, suit or other proceeding will have its fees and expenses paid by the non-prevailing party.
(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

11.8 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by Purchaser, on the one hand, or the Sellers, on the other hand, in accordance with their specific terms or were otherwise breached by such parties, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the non-breaching party will be entitled to specific performance of the terms hereof. The parties waive any requirement for the posting of a bond in connection with any Action seeking specific performance; provided, however, that nothing herein will affect the right of any of the parties to seek recovery against any party hereto, at Law, in equity or otherwise, with respect to any covenants, agreements or obligations to be performed by such party or parties after the Closing Date.
11.9 Headings; References.
The headings appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. Any reference in this Agreement (including in any Exhibit, Appendix or Schedule hereto) to a “Section,” “Article,” or “Exhibit” shall mean a Section, Article or Exhibit of or to this Agreement unless expressly stated otherwise.
11.10 Interpretation.
In this Agreement, (a) words used herein regardless of the gender specifically used shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context shall require, and (b) all terms defined in the singular shall have the same meanings when used in the plural and vice versa. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also its predecessors and permitted successors and assigns.
11.11 Third Parties.
Subject to Section 6.4(d), The provisions of this Agreement are solely for the benefit of the parties hereto and shall not inure to the benefit of any third party.
11.12 Counterparts and Facsimile Signatures.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The parties hereto agree that this Agreement or document, certificate or instrument ancillary hereto may be executed by facsimile transmission and that the reproduction of signatures by facsimile or similar device shall be treated as binding as if originals, and each party agrees and undertakes to provide the other parties with a copy of such Agreement, document, certificate or instrument bearing original signatures forthwith upon demand by the other parties.
[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the day and year first above written.

INTER-ATLANTIC FINANCIAL, INC.
By:	/s/ Andrew S. Lerner
	Name:	Andrew S. Lerner
	Title:	Chief Executive Officer

PATRIOT RISK MANAGEMENT, INC.
By:	/s/ Steven M. Mariano
	Name:	Steven M. Mariano
	Title:	Chief Executive Officer

/s/ Steven M. Mariano STEVEN M. MARIANO

/s/ John R. Del Pizzo
JOHN R. DEL PIZZO

/s/ Vijay Doshi
VIJAY DOSHI

EXMOOR, INC.
By:	/s/ Ronald Formento
Name:
Title:

/s/ Scott Jernigan
SCOTT JERNIGAN

KEY PAYROLL SOLUTIONS
By:	/s/ Thomas Natoli
Name:
Title:

By:	/s/ Brentner M. Bookwalter
	Name:	Brentner M. Bookwalter
	Title:	President

STEVEN M. MARIANO REVOCABLE TRUST, DATED JANUARY 23, 2008
By:	/s/ Steven M. Mariano
Name:
Title:

/s/ Timothy J. Tompkins TIMOTHY J. TOMPKINS

APPENDIX AA
DEFINITIONS
Definitions. The following terms when used in the Agreement shall have the respective meanings ascribed to them below:
“Accounting Firm” has the meaning ascribed to such term in Section 1.6(d).
“Accounts Receivable” means: (i) all trade accounts receivable and other rights to payment from customers of the Company or any Subsidiary and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of or services rendered to customers of the Company or any Subsidiary; (ii) all other accounts or notes receivable of the Company and the Subsidiaries and the full benefit of all security for such accounts or notes; and (iii) any Action, remedy or other right related to any of the foregoing.
“Action” shall mean any action, suit, claim, litigation, proceeding, arbitration, audit, assessment, case, examination, executive action, filing, information request, inquiry, investigation or hearing (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, any Governmental Authority.
“Affiliate” shall mean, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning ascribed to such term in the Preamble hereto and includes this Appendix A and any other Appendices hereto.
“Books and Records” shall mean all books of account, tax returns and other tax records, personnel records, historic documents relating to Employee Benefit Plans, sales and purchase records, production reports and records, and all other documents, files, correspondence and other information of the Company or any Subsidiary (whether in written, electronic or other form).
“Business Combination” shall mean, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other ownership interests of such Person, or any sale, dividend or other disposition of any portion of such Person’s assets.
“Business Day” shall mean a day (other than a Saturday or Sunday), on which commercial banks are open for business in Fort Lauderdale, Florida.
“Cap” has the meaning ascribed to such term in Section 9.4(c).
“Citizen of the United States” has the meaning set forth in Section 40102(a)(15) of 49 U.S.C. subtitle VII, as amended.

“Claim Notice” has the meaning ascribed to such term in Section 9.7.
“Company Class A Common Stock” shall mean the Company’s class A Common Stock, par value $0.0001 per share.
“Company Class B Common Stock” shall mean the Company’s class B Common Stock, par value $0.0001 per share.
“Closing” has the meaning ascribed to such term in Section 1.1.
“Closing Date” has the meaning ascribed to such term in Section 1.1.
“Closing Time” has the meaning ascribed to such term in Section 1.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” has the meaning ascribed to such term in the Recitals hereto.
“Company Audited Financial Statements” has the meaning ascribed to such term in Section 3.14(a).
“Company Common Stock” shall mean the Class A Common Stock, $0.01 par value per share, of the Company, and the Class B Common Stock, $0.01 par value per share of the Company.
“Company Disclosure Schedule” shall mean that certain schedule attached hereto as Appendix C qualifying the representations and warranties contained in Article III on a clause-by-clause basis in an appropriately cross-referenced manner.
“Company Intellectual Property” has the meaning ascribed to such term in Section 3.11(b).
“Company Property” has the meaning ascribed to such term in Section 3.8(a).
“Company Tax” means any Tax, if and to the extent that the Company or any Subsidiary is or may be potentially liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.
“Company Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Authority, if, in any manner or to any extent, relating to or inclusive of the Company, a Subsidiary or any Company Tax.

“Confidential Information” shall mean trade secrets, confidential or proprietary information, knowledge, or know-how pertaining primarily to the business of the Company or any Subsidiary, or any confidential or proprietary information concerning any supplier or customer of the Company or any Subsidiary, including, without limitation, customer lists, research and development information and materials, inventions, formulas, methods, techniques, processes, plans, product designs, procedures, contracts, financial information and computer models. The term Confidential Information shall not include (i) information that is generally available to the public, other than as a result of a disclosure by the receiving party or its directors, officers, stockholders, partners, Affiliates, employees, agents or advisors in violation of this Agreement; (ii) information which, prior to disclosure to the receiving party by or on behalf of the disclosing party, was already in the receiving party’s possession on a non-confidential basis; (iii) information that was developed without the use of Confidential Information; (iv) information that becomes available to the receiving party on a non-confidential basis from a source other than the Sellers, the Company or any Subsidiary or any of their advisors, agents or Affiliates, provided, that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any Subsidiary or any other party; (v) information which is reasonably necessary for the purpose of the disclosing party asserting its rights in a dispute among the parties hereunder; or (vi) information reasonably related to any Tax Returns or similar matters required to be prepared by the disclosing party or any of their representatives and filed with any Governmental Authority, provided, that, with respect to Confidential Information disclosed as a result of or in connection with clauses (v) and (vi) herein, the disclosing party shall provide the non-disclosing party with prompt written notice of such anticipated disclosure so that the non-disclosing party may seek a protective order or other appropriate remedy in connection with such disclosure, and if such protective order or other remedy is not obtained, the disclosing party hereby agrees to furnish only that portion of the Confidential Information which it is advised by counsel is legally required and to exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information .
“Confidentiality Agreement” means that certain confidentiality agreement between Purchaser and the Company.
“Contracts” shall mean all legally binding leases, including, without limitation, Real Property Leases, licenses, contracts, agreements, indentures, promissory notes, guarantees, subcontracts, arrangements, commitments and understandings of any kind, whether written or oral, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of the assets of the Company or any Subsidiary may be bound, and all rights arising under any of them, provided that “Contracts” shall not include any purchase order (whether with a customer or vendor) or commercial sales agreement arising in the ordinary course of business.
“Damages” shall mean losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes and reasonable expenses and costs, including reasonable attorneys’ and auditors’ fees (and any reasonable experts’ fees) and court costs, whether or not involving a third party claim.
“Employee Benefit Plans” has the meaning ascribed to such term in Section 3.21(a).
“Employees” has the meaning ascribed to such term in Section 3.9(c).
“Environment” shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

“Environmental Condition” shall mean any condition with respect to the Environment on, under, about or mitigating from any Facility caused by a release of Hazardous Substances or violation of Environmental Laws, whether or not yet discovered, which could or does result in any Damages.
“Environmental Laws” shall mean all Laws relating to the pollution of or protection of the Environment, from contamination by, or relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, including, without limitation, the Oil and Pollution Act of 1990, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) of 1980, and the Clean Air Act of 1990.
“Environmental Report” shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued under that Act or any successor law.
“Existing Company Options” shall mean any Company stock options that are outstanding at the Closing time.
“Facility” shall mean any facility that is now or has heretofore been owned, leased or used by the Company or any Subsidiary.
“FCPA” has the meaning ascribed to such term in Section 3.32.
“GAAP” shall mean United States generally accepted accounting principles, consistently applied.
“Governmental Authority” shall mean:
(i) any international, foreign, provincial, United States, federal, state, county, municipal or local government or governmental or quasi-governmental organization or any component part (including, but not limited to, any officer, official, branch, court, arbitration panel, agency, department, regulatory body, authority, tribunal, commission, instrumentality or agency) of any government or governmental or quasi-governmental organization,

(ii) any Person with any regulatory power or authority or any governmental or quasi-governmental power or authority (including, without limitation, any Person with any power or authority to administer, assess, audit, calculate, collect, impose, investigate, review or otherwise act with respect to any Tax or any Tax—related matter), or
(iii) any Person acting for or on behalf of any of the foregoing.
“Governmental Permits” shall mean all licenses, franchises, registrations, permits, privileges, immunities, approvals and other authorizations from a Governmental Authority.
“Group” has the meaning ascribed to such term in Section 3.21(a).
“Hazardous Substance” shall mean any substance whether solid, liquid or gaseous in nature:
(i) the presence of which requires or may hereafter require notification, investigation, or remediation under any Environmental Law;
(ii) which is or becomes defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Laws;
(iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority;
(iv) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds;
(v) which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or
(vi) which contains or emits radioactive particles, waves or materials, including radon gas.
“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, or (ii) evidenced by notes, bonds, debentures or similar instruments, or (iii) for the deferred purchase price of products, goods or services (other than trade payables or accruals incurred in the ordinary course of business), or (iv) under capital leases or (v) in the nature of guarantees of any of the obligations described in clauses (i) through (iv) above of any other Person.
“Indemnitee” has the meaning ascribed to such term in Section 9.6.
“Indemnitor” has the meaning ascribed to such term in Section 9.6.

“Insurance Subsidiaries” has the meaning ascribed to such term in Section 3.2(a).
“Intellectual Property” has the meaning ascribed to such term in Section 3.11(a).
“Inventory” means the consumable inventory of Company and each Subsidiary, whenever located, including, without limitation, all finished goods, works in progress, raw materials, spare parts and all other materials and supplies to be used in or consumed by Company and/or any Subsidiary in the ordinary course of business.
“Knowledge” shall mean, with respect to the Sellers, the actual knowledge, after due inquiry, of Steven M. Mariano. Michael W. Grandstaff and Theodore Bryant.
“Law” shall mean any constitution, law, treaty, compact, directive, ordinance, principle of common law, permit, authorization, variance, regulation, rule, or statute, including, without limitation, all federal, foreign, international, state, provincial, territorial and local laws related to Taxes, ERISA, Hazardous Substances and the Environment, zoning and land use, intellectual property, privacy, occupational safety and health, consumer protection, product quality, safety, employment and labor matters.
“Licensed Intellectual Property” has the meaning ascribed to such term in Section 3.11(c).
“Liens” shall mean all mortgages, charges, pledges, liens, security interests, conditional sale agreements, encumbrances or similar restrictions.
“Major Customers” has the meaning ascribed to such term in Section 3.25.
“Material Adverse Effect” shall mean any event, condition or contingency that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, provided, however, that Material Adverse Effect shall not include any such effect or change resulting from or arising in connection with: (i) changes or events affecting the United States economy or United States financial markets as a whole or the United States workers compensation insurance industry generally so long as such changes or events do not have a materially disproportional effect on the Company or the Subsidiaries, (ii) the announcement of the execution of this Agreement, or the pendency of the transactions contemplated thereby, (iii) any change in GAAP or SAP or interpretation thereof after the date hereof, or (iv) the execution and performance of or compliance with Agreement, (v) any change in applicable Law, rule or regulation; or (vi) any circumstance, change or effect resulting from any act of terrorism or war.
“Material Contract” has the meaning ascribed to such term in Section 3.10.
“Order” shall mean any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, or verdict ordered, issued, made or rendered by any court, administrative agency or other Governmental Authority.
“Permitted Liens” shall mean Liens (i) for any current taxes or assessments not yet delinquent or (ii) created by statute of carriers, warehousemen, vendors, mechanics, laborers or materialmen incurred in the ordinary course of business for sums not yet due.

“Person” shall mean any individual, firm, unincorporated organization, corporation (including any not-for-profit corporation), general or limited partnership, limited liability company, cooperative marketing association, joint venture, estate, trust, association or other entity as well as any syndicate or group that would be deemed to be a person under Section 13(a)(3) of the Exchange Act.
“Pre-Closing Tax Periods” has the meaning ascribed to such term in Section 6.3(a).
“Proxy Statement” has the meaning ascribed to such term in Section 5.6(a).
“Purchase Price” has the meaning ascribed to such term in Section 1.2.
“Purchase Shares” has the meaning ascribed to such term in the Recitals hereto.
“Purchaser” has the meaning ascribed to such term in the Preamble hereto.
“Purchaser Common Stock” shall mean the Class B Common Stock, par value $0.0001 per share, of Purchaser.
“Purchaser Disclosure Schedule” shall mean that certain schedule attached hereto as Appendix D qualifying the representations and warranties contained in Article IV on a clause-by-clause basis in an appropriately cross-referenced manner.”
“Purchaser Group Member” shall mean each of Purchaser, its Affiliates and their respective directors, officers, employees, agents and attorneys and their respective successors and assigns.
“Purchaser Indemnified Party” has the meaning ascribed to such term in Section 6.4(c).
“Purchaser Material Adverse Effect” shall mean any event, condition or contingency that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise), provided, however, that Material Adverse Effect shall not include any such effect or change resulting from or arising in connection with: (i) changes or events affecting the United States economy or United States financial markets as a whole so long as such changes or events do not have a materially disproportional effect on the Purchaser, (ii) the announcement of the execution of this Agreement, or the pendency of the transactions contemplated thereby, (iii) any change in GAAP or interpretation thereof after the date hereof, or (iv) the execution and performance of or compliance with Agreement, (v) any change in applicable Law, rule or regulation; or (vi) any circumstance, change or effect resulting from any act of terrorism or war.
“Qualified Plan” has the meaning ascribed to such term in Section 3.21(d).
“Real Property Lease” has the meaning ascribed to such term in Section 3.8(a).
“Related Agreements” shall mean the Release, the Stockholders Agreement and the Escrow Agreement.
“Release” shall have the meaning ascribed to such term in Section 7.9.

“Representatives” shall have the meaning ascribed to such term in Section 5.5.
“SEC” has the meaning ascribed to such term in Section 5.6(a).
“SEC Reports” has the meaning ascribed to such term in Section 4.5.
“Securities Act” means the U.S. Securities Act of 1933 as amended, or any successor law, and regulations and rules issued under that Act or any successor law.
“Sellers” has the meaning ascribed to such term in the Preamble hereto.
“Company Disclosure Schedule” shall mean that certain schedule attached hereto as Appendix B qualifying the representations and warranties contained in Article III on a clause-by-clause basis in an appropriately cross-referenced manner.
“Seller Group Member” shall mean the Sellers, their respective Affiliates and their respective agents and attorneys and their respective successors and assigns.
“Stock Certificates” has the meaning ascribed to such term in Section 1.2.
“Stockholder Approval” has the meaning ascribed to such term in Section 5.6(a).
“Stockholder Meeting” has the meaning ascribed to such term in Section 5.6(a).
“Straddle Periods” has the meaning ascribed to such term in Section 6.3(b).
“Subsidiary” has the meaning ascribed to such term in Section 3.2(a).
“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Authority or under applicable Law, together with any interest, penalties or any other additions or increases.
“Threshold” has the meaning ascribed to such term in Section 9.4(a).
“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Appendix B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
INTER-ATLANTIC FINANCIAL, INC.
Inter-Atlantic Financial, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:
(1) The name of the Corporation is “Inter-Atlantic Financial, Inc.” (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on January 12, 2007.
(2) The name under which the Corporation was originally incorporated is: “Inter-Atlantic Financial, Inc.”.
(3) An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of the State of Delaware on [                    ], 200[  _____  ] (the “First Amended and Restated Certificate of Incorporation”);
(4) This Amended and Restated Certificate of Incorporation amends and restates the First Amended and Restated Certificate of the Incorporation of the Corporation.
(5) This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the DGCL.
(6) This Amended and Restated Certificate of Incorporation will be effective upon its filing with the Secretary of State of the State of Delaware.
(7) Pursuant to Sections 242 and 245 of the DGCL, the text of the First Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:
ARTICLES
FIRST: The name of the corporation is “[                    ]” (hereinafter called the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “ DGCL “).

FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is [66,000,000] shares, consisting of (i) [40,000,000] shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) [25,000,000] shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) [1,000,000] shares of Preferred Stock, par value $0.0001 per share (“ Preferred Stock “). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.
A. Common Stock
1. Ranking. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock, shall be in all respects identical, except as otherwise required by law or expressly provided in this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).
2. Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation:
(a) with respect to any actions of stockholders for which a record date was fixed, each share of Class A Common Stock and each share of Class B Common Stock outstanding on any such record date shall be entitled to one vote;
(b) the holders of Class A Common Stock and the Class B Common Stock shall vote together as a single class and their votes shall be counted and totaled together, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation;
(c) the vote required to constitute approval of any corporate action shall be a majority of all votes cast on the matter by the holders of outstanding shares of Common Stock at a meeting at which a quorum exists;
(d) holders of Common Stock shall be entitled to cast votes in person or by proxy in the manner and to the extent permitted under the Amended and Restated By-laws of the Corporation (the “By-laws”); and
(e) notwithstanding any other provision of this Certificate of Incorporation to the contrary, so long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock, amend, alter or repeal any provision of this Certificate of Incorporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class A Common Stock as compared to those of the Class B Common Stock.

3. Dividends; Changes in Common Stock. Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and the preferential dividend rights of the Class A Common Stock described in this Section A(3), the holders of shares of Common Stock shall be entitled to receive only such dividends as may be declared by the Board of Directors.
Until such time as the Conversion (as defined below) occurs, the Board of Directors of the Corporation may not declare any dividends or distributions on any other shares of Common Stock of the Corporation.
If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be. Similarly, if the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be.
If the Corporation proposes to enter into a transaction or series of transactions which result in a Change of Control or a liquidation of the Corporation, it shall be a condition precedent to the consummation of such transaction or series of transactions that the Board of Directors of the Corporation declare a special dividend payable ratably to the holders of shares of Class A Common Stock equal to the difference between $2.40 (as such number may be appropriately adjusted for such events as stock splits, stock dividends, combinations, recapitalizations or other similar transactions) and the aggregate per share dividends previously paid in to holders of Class A Common Stock. For purposes of this paragraph “Change in Control” shall mean a reorganization, acquisition, voluntary consolidation, share exchange or merger of the Corporation with or into another corporation or other entity or other entities such that following the consummation of any such transaction, the holders of Class A Common Stock and Class B Common Stock immediately prior to the consummation of such transaction own less than 51% of the outstanding securities of the resulting corporation or entity.
4. Conversion of Class B Common Stock.
(a) Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock (the “Conversion”) upon the earlier of (i) the date the holders of the shares of Class A Common Stock have received aggregate dividends of $2.40 per share pursuant to Section A (3) and (ii) the date the shares of Class A Common Stock have an average closing price as reported by an established stock exchange or quotation system on which such stock is traded or quoted of at least $11.00 per share for 20 consecutive trading days, as adjusted for such events as stock splits, stock dividends, combinations, recapitalizations or other similar transactions (the “Conversion Date”).
(b) The Conversion shall be deemed to occur at the Conversion Date, regardless of when any certificate previously representing such shares of Class B Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing Class A Common Stock. Each certificate outstanding immediately prior to the Conversion Date representing shares of Class B Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Class A Common Stock, automatically represent from and after the Conversion Date the same number of shares of Class A Common Stock.

(c) The Corporation shall not close its books against the transfer of Class B Common Stock in any manner that interferes with the Conversion. All shares of Class A Common Stock outstanding after the Conversion shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.
(d) Prior to automatic conversion of the shares of Class B Common Stock into shares of Class A Common Stock, the Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.
B. Preferred Stock.
The Corporation’s Board of Directors is authorized, subject to any limitations prescribed by law, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.
C. Reclassification and Stock Split.
1. Reclassification. Immediately upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Corporation (the “Old Common Stock”) issued and outstanding as of the close of business on the day prior to the Effective Time shall be automatically reclassified as and converted into one share of Class A Common Stock (the “Reclassification”).
2. Certificates. The Reclassification shall be deemed to occur at the Effective Time, regardless of when any certificate previously representing such shares of Old Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing Class A Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Old Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Class A Common Stock, automatically represent from and after the Effective Time the same number of shares of Class A Common Stock.
3. Status. The Corporation shall not close its books against the transfer of Old Common Stock in any manner that interferes with the Reclassification. All shares of Class A Common Stock and Class B Common Stock outstanding after the Reclassification shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

D. No Fractional Shares. No fractional shares of capital stock of the Corporation shall be issued, but in lieu thereof the Corporation may, at its option, make a cash adjustment therefor.
FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors nor more than thirteen directors, the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2010 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2011 annual meeting of stockholders and the term of the initial Class III directors shall terminate on the date of the 2012 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2010, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be elected and shall qualify for office, subject, however, to prior death, resignation, disqualification or removal from office. Any vacancy on the Board of Directors, however resulting, may be filled only by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH Part B applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.
Pursuant to the bylaws of the Corporation, the Board of Directors may establish one or more committees to which may be delegated any or all of the powers and duties of the Board of Directors to the full extent permitted by law.
SIXTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SEVENTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
EIGHTH: The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such Proceeding. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.
The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by the DGCL, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article EIGHTH or otherwise.
The Corporation may indemnify and advance expenses to any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.

The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion.
The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.
The rights conferred on any person by this Article EIGHTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, limited liability company, joint venture, trust or other enterprise.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or may be indemnified under this Article EIGHTH whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.
Any repeal or modification of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.
NINTH: The Corporation expressly elects to be governed by Section 203 of the DGCL.
TENTH: Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 66 2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ELEVENTH: The Corporation shall have perpetual existence.
TWELFTH: Subject to the terms of any series of Preferred Stock, special meetings of the stockholders may be called at any time only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the chairman of the Board of Directors. The stockholders may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the bylaws, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the bylaws or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the bylaws or otherwise, the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with this Certificate of Incorporation.
FOURTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this [                    ] day of [                    ], 2009.

By:
Name:
Title:

Appendix C
INTER-ATLANTIC FINANCIAL, INC.
2009 STOCK INCENTIVE PLAN
1. PURPOSE
This Plan is intended to foster and promote the long-term financial success of Inter-Atlantic Financial, Inc. and its Subsidiaries (the “Company Group”); to reward performance and to increase shareholder value by providing Participants appropriate incentives and rewards; to enable the Company Group to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the successful conduct of the Company Group’s businesses are largely dependent; to encourage Participants’ ownership interest in Inter-Atlantic Financial, Inc.; and to align the interests of management and directors with that of the Company’s shareholders.
2. DEFINITIONS
(a) “Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company, as such term is defined in Code sections 424(e) and 424(f).
(b) “Award” means, individually or collectively, a grant under the Plan of Non-Statutory Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Units, and Stock Appreciation Rights.
(c) “Award Agreement” means a written or electronic agreement evidencing and setting forth the terms of an Award.
(d) “Board of Directors” means the board of directors of the Company.
(e) “Cause” means, with respect to the termination of a Participant by the Company or another member of the Company Group, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written employment or other agreement between the Participant and the Company or such other member of the Company Group. In the absence of such then-effective written agreement and definition, “Cause” means, unless otherwise specified in the applicable Award Agreement, with respect to a Participant:
(i)	a material breach by the Participant of the Participant’s duties and obligations, including but not limited to gross negligence in the performance of his duties and responsibilities;
(ii)
willful misconduct by the Participant which in the reasonable determination of the Board of Directors or Committee has caused or is likely to cause material injury to the reputation or business of the Company;

(iii)	any act of fraud, material misappropriation or other dishonesty by the Participant; or

(iv)	Participant’s conviction of a felony.

A Participant shall be considered to have been discharged for Cause if the Company determines within 30 days after his resignation or discharge that discharge for Cause was warranted.
(f) “Change in Control” means the occurrence of any of the following events:
(i)
the date any one person, or more than one “person” acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s)) ownership of common stock possessing 51% or more of the total voting power of the common stock of the Company;

(ii)
individuals who constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board;

(iii)
any consolidation or merger to which the Company is a party, if following such consolidation or merger, stockholders of the Company immediately prior to such consolidation or merger shall not beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or

(iv)
any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to an entity (or entities) of which the Company or the stockholders of the Company immediately prior to such transaction beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities.

(g) “Code” means the Internal Revenue Code of 1986, as amended.
(h) “Committee” means the committee designated by the Board of Directors pursuant to Section 3 of the Plan to administer the Plan.
(i) “Common Stock” means the Class B Common Stock of the Company, par value, $.0001 per share.
(j) “Company” means Inter-Atlantic Financial, Inc., a corporation organized under the laws of Delaware, and all successors to it.

(k) “Conversion Option” means an Option granted in connection with the assumption of or the substitution for an outstanding award granted by a company or business acquired by the Company or a Subsidiary or Affiliate, or with which the Company or a Subsidiary or Affiliate combines. Conversion Options may be Incentive Stock Options or Non-Statutory Stock Options, as determined by the Committee. Conversion Options shall be options to purchase the number of shares of Common Stock determined by multiplying the number of shares of the acquired entity’s common stock underlying each such stock option immediately prior to the closing of such merger or acquisition by the number specified in the applicable merger or acquisition agreement for conversion of each share of such entity’s common stock to a share of Common Stock (the “Merger Ratio”). Such Conversion Options shall be exercisable at an exercise price per share of Common Stock (increased to the nearest whole cent) equal to the exercise price per share of the acquired entity’s common stock under each such stock option immediately prior to closing divided by the Merger Ratio. No fractional shares of Common Stock will be issued upon exercise of Conversion Options; the Common Stock issued pursuant to each such exercise shall be rounded down to the closest whole share of Common Stock. Conversion Options may be granted and exercised without the issuance of an Award Agreement.
(l) “Covered Employee” means an Employee who is, or is determined by the Committee may become, a “covered employee” within the meaning of Code section 162(m).
(m) “Date of Grant” means the date when the Company completes the corporate action necessary to create the legally binding right constituting an Award, as provided in Code section 409A and the regulations thereunder.
(n) “Disability” has the meaning set forth in Code section 22(e)(3).
(o) “Effective Date” means the date the Plan is approved by the shareholders of the Company.
(p) “Employee” means any person employed by the Company or a Subsidiary. Directors who are employed by the Company or a Subsidiary shall be considered Employees under the Plan.
(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r) “Exercise Price” means the price at which a Participant may purchase a share of Common Stock pursuant to an Option, or, in the case of Stock Appreciation Rights, the base price of the Stock Appreciation Right upon the Date of Grant.

(s) “Fair Market Value” on any date means the market price of Common Stock, determined by the Committee as follows:
(i)
if the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)
if the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)	in the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Committee in good faith.
The Committee’s determination of Fair Market Value shall be conclusive and binding on all persons.
(t) “Incentive Stock Option” means a stock option granted to a Participant pursuant to Section 8 of the Plan that is intended to meet the requirements of Code section 422.
(u) “Non-Statutory Stock Option” means a stock option granted to a Participant pursuant to Section 7 of the Plan that is not intended to qualify, or does not qualify, as an Incentive Stock Option.
(v) “Option” means an Incentive Stock Option or a Non-Statutory Stock Option.
(w) “Outside Director” means a member of the Board of Directors of the Company or a Subsidiary who is not also an Employee of the Company or a Subsidiary.
(x) “Participant” means any person who holds an outstanding Award.

(y) “Performance Criteria” means the criteria the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: economic value added (as determined by the Committee): achievement of profit, loss or expense ratio; cash flow; book value; sales of services; net income (either before or after taxes); operating earnings; return on capital; return on net assets; return on stockholders’ equity; return on assets; stockholder returns; productivity; expenses; margins; operating efficiency; customer satisfaction; earnings per share; price per share of Common Stock; and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Code section 162(m), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.
(z) “Performance Goals” means the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary or an individual. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee, in its discretion, may, within the time prescribed by Code section 162(m), adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
(aa) “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.
(bb) “Permitted Transferees” means with respect to a Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.
(cc) “Plan” means this Inter-Atlantic Financial, Inc. 2009 Stock Incentive Plan.
(dd) “Qualified Performance-Based Award” means an Award that is intended to qualify as “qualified performance-based compensation” within the meaning of Code section 162(m) and is designated as a Qualified Performance-Based Award pursuant to Section 13 hereof.
(ee) “Retirement” with respect to an Employee means Termination of Service without Cause after attainment of age 65. With respect to an Outside Director, “Retirement” means termination of service as a member of the Board of Directors of the Company and its Subsidiaries for any reason other than death or Disability.
(ff) “Share” means a share of Common Stock.

(gg) “Subsidiary” means any corporation, partnership or other form of unincorporated entity of which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock, if the entity is a corporation; or of the capital or profits interest, if the entity is a partnership or another form of unincorporated entity.
(hh) “Termination of Service” shall mean the termination of employment of an Employee by the Company and all Subsidiaries or the termination of service by an Outside Director as a member of the board of directors of the Company and all Subsidiaries. A Participant’s service shall not be deemed to have terminated because of a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service. Furthermore, a Participant’s service with the Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or a Subsidiary; provided, however, that if any such leave exceeds 90 days, on the 91st day of such leave the Participant’s service shall be deemed to have terminated unless the Participant’s right to return to service with the Company Group is guaranteed by statute or contract. Unless the Participant’s leave of absence is approved by the Committee, a Participant’s service shall be deemed to have terminated upon the entity for which the Participant performs service ceasing to be a Subsidiary (or any successor). Subject to the foregoing, the Company, in its discretion, shall determine whether a Participant’s service has terminated and the effective date of such termination.
3. ADMINISTRATION
The Committee shall administer the Plan. The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board of Directors. A member of the Board of Directors shall be deemed to be “disinterested” only if he satisfies (i) such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code section 162(m)(4)(C). The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Company or a Subsidiary who need not be disinterested, that may grant Awards and administer the Plan with respect to Employees, Outside Directors, and other individuals who are not considered officers or directors of the Company under Section 16 of the Exchange Act or for whom Awards are not intended to satisfy the provisions of Code section 162(m).
(a) The Committee shall have the sole and complete authority to:
(i)	determine the individuals to whom Awards are granted, the type and amounts of Awards to be granted and the time of all such grants;
(ii)	determine the terms, conditions and provisions of, and restrictions relating to, each Award granted;
(iii)	interpret and construe the Plan and all Award Agreements;

(iv)	prescribe, amend and rescind rules and regulations relating to the Plan;
(v)	determine the content and form of all Award Agreements;
(vi)	determine all questions relating to Awards under the Plan, including whether any conditions relating to an Award have been met;
(vii)
consistent with the Plan and with the consent of the Participant, as appropriate, amend any outstanding Award or amend the exercise date or dates thereof, provided that the Committee shall not have any discretion or authority to make changes to any Award that is intended to qualify as a Qualified Performance-Based Award to the extent that the existence of such discretion or authority would cause such Award not to so qualify, or to “reprice” any Options within the meaning of Section 20(b) hereof;

(viii)	determine the duration and purpose of leaves of absence that may be granted to a Participant without constituting termination of the Participant’s employment for the purpose of the Plan or any Award;
(ix)	maintain accounts, records and ledgers relating to Awards;

(x)	maintain records concerning its decisions and proceedings;
(xi)	employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and
(xii)	do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the objectives of the Plan.
The Committee’s determinations under the Plan shall be final and binding on all persons.
(b) Each Award shall be evidenced by an Award Agreement containing such provisions as may be approved by the Committee. Each Award Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of the Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be in accordance with the Plan, but each Award Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, and at a minimum, the Committee shall set forth in each Award Agreement (i) the type of Award granted, (ii) the Exercise Price of any Option or Stock Appreciation Right, (iii) the number of Shares subject to the Award; (iv) the expiration date of the Award, (v) the manner, time, and rate (cumulative or otherwise) of exercise or vesting of such Award, and (vi) the restrictions, if any, placed upon such Award, or upon Shares which may be issued upon exercise of such Award. The Chairman of the Committee and such other directors and officers as shall be designated by the Committee is hereby authorized to execute Award Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

(c) The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more members of the Board of Directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power with respect to (i) the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or person; or (ii) any Qualified Performance-Based Award intended to satisfy the requirements of Code section 162(m).
(d) The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all authority for: (i) the determination of forms of payment to be made by or received by the Plan and (ii) the execution of any Award Agreement. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Company or an Affiliate for determinations to be made pursuant to the Plan, including the satisfaction of any conditions of a Qualified Performance-Based Award. However, only the Committee or a portion of the Committee may certify the attainment of any conditions of a Qualified Performance-Based Award intended to satisfy the requirements of Code section 162(m).
4. TYPES OF AWARDS AND RELATED RIGHTS
The following types of Awards may be granted under the Plan:
(a) Non-Statutory Stock Options;
(b) Incentive Stock Options;
(c) Restricted Stock Awards;
(d) Restricted Stock Units; and
(e) Stock Appreciation Rights.
5. STOCK SUBJECT TO THE PLAN
(a) General Limitations. Subject to adjustment as provided in Section 17 of the Plan, the maximum number of Shares reserved for issuance in connection with Awards under the Plan is 3,000,000 Shares, inclusive of Conversion Options. Subject to adjustment as provided in Section 17 of the Plan, the maximum number of Shares reserved for issuance as Incentive Stock Options under the Plan is 3,000,000 Shares.

(b) Individual Limitations. Subject to adjustment as provided in Section 17 of the Plan:
(i)
except for Conversion Options, the maximum number of Shares with respect to which Options and Stock Appreciation Rights may be granted to any individual during any one calendar year is 800,000 Shares; and

(ii)
in no event may Qualified Performance-Based Awards be granted to a single Participant in any 12-month period (i) in respect of more than 150,000 Shares (if the Award is denominated in Shares) or (ii) having a maximum payment with a value greater than $1,500,000 (if the Award is denominated in other than Shares).

(c) Other Rules.
(i)
The number of Shares associated with an Award originally counted against the limitations as the result of the grant of the Award shall be restored against the limitations and be available for reissuance under this Plan if and to the extent the Award is surrendered, cancelled, expires, terminates or is forfeited for any reason.

(ii)	The following Shares shall not become available for issuance or reissuance under the Plan:
A.	Shares tendered by a Participant as full or partial payment to the Company upon exercise of an Option;
B.
Shares withheld by, or otherwise remitted to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on a Restricted Stock, the exercise of Options granted under the Plan or upon any other payment or issuance of Shares under the Plan.

(d) Shares issued under the Plan may be either authorized but unissued Shares, authorized Shares previously issued held by the Company in its treasury which have been reacquired by the Company, or Shares purchased by the Company in the open market.
6. ELIGIBILITY
Subject to the terms of the Plan, all Employees and Outside Directors shall be eligible to receive Awards under the Plan. In addition, the Committee may grant Awards to consultants and advisors of the Company or a Subsidiary.

7. NON-STATUTORY STOCK OPTIONS
The Committee may, subject to the limitations of this Plan and the availability of Shares reserved but not previously awarded under the Plan, grant Non-Statutory Stock Options to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:
(a) Exercise Price. The Committee shall determine the Exercise Price of each Non-Statutory Stock Option. However, except for Conversion Options, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant.
(b) Terms of Non-Statutory Stock Options. The Committee shall determine the term during which a Participant may exercise a Non-Statutory Stock Option, but except for Conversion Options, in no event may a Participant exercise a Non-Statutory Stock Option, in whole or in part, more than 10 years from the Date of Grant. The Committee shall also determine the date on which each Non-Statutory Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Non-Statutory Stock Option. Shares underlying each Non-Statutory Stock Option may be purchased, in whole or in part, by the Participant at any time during the term of such Non-Statutory Stock Option, after such Option becomes exercisable. A Non-Statutory Stock Option may not be exercised for fractional shares. A Conversion Option that is intended to be a Non-Statutory Stock Option must satisfy the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) so that the grant of such Conversion Option will not be treated as the grant of a new stock right or a change in the form of payment of the original outstanding award for purposes of Code section 409A.
(c) Termination of Service (General). Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason other than Retirement, Disability or death, or Termination for Cause, the Participant may exercise only those Non-Statutory Stock Options that were immediately exercisable by the Participant at the date of such termination and only for three months following the date of such termination, or, if sooner, the expiration of the term of the Non-Statutory Stock Option.
(d) Termination of Service (Retirement). Unless otherwise determined by the Committee, in the event of a Participant’s Retirement, all Non-Statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for one year following the date of Retirement, or, if sooner, the expiration of the term of the Non-Statutory Stock Option.
(e) Termination of Service (Disability or Death). Unless otherwise determined by the Committee, in the event of a Participant’s Termination of Service due to Disability or death, all Non-Statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for one year following the date of such termination, or, if sooner, the expiration of the term of the Non-Statutory Stock Option.

(f) Termination of Service for Cause. Unless otherwise determined by the Committee, in the event of a Participant’s Termination of Service for Cause, all rights with respect to the Participant’s Non-Statutory Stock Options shall be forfeited and expire immediately upon the effective date of such Termination for Cause.
(g) Extension of Term of Option. The period during which a Non-Statutory Stock Option is to remain exercisable following a Participant’s Termination of Service shall be extended if the exercise of the Non-Statutory Stock Option would violate an applicable Federal, state, local, or foreign law until 30 days after the exercise of the Non-Statutory Stock Option would no longer violate applicable Federal, state, local, and foreign laws, but not beyond the original term of the Non-Statutory Stock Option pursuant to Section 7(b).
(h) Acceleration Upon Change in Control. In the event of a Change in Control, all Non-Statutory Stock Options held by a Participant shall immediately become exercisable and, subject to Section 17(b), shall remain exercisable until the expiration of the term of the Non-Statutory Stock Option.
(i) Payment. Payment due to a Participant upon the exercise of a Non-Statutory Stock Option shall be made in the form of Shares.
8. INCENTIVE STOCK OPTIONS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Incentive Stock Options to Employees upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:
(a) Exercise Price. The Committee shall determine the Exercise Price of each Incentive Stock Option. However, except for Conversion Options, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted, the Employee owns or is treated as owning, for purposes of Code section 422, Common Stock representing more than 10% of the total combined voting securities of the Company (“10% Owner”), the Exercise Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant.
(b) Amounts of Incentive Stock Options. To the extent the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options that are exercisable for the first time by an Employee during any calendar year under the Plan and any other stock option plan of the Company or an Affiliate exceeds $100,000, or such higher value as may be permitted under Code section 422, such Options in excess of such limit shall be treated as Non-Statutory Stock Options. Fair Market Value shall be determined as of the Date of Grant with respect to each such Incentive Stock Option.

(c) Terms of Incentive Stock Options. The Committee shall determine the term during which a Participant may exercise an Incentive Stock Option, but in no event may a Participant exercise an Incentive Stock Option, in whole or in part, more than 10 years from the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted to an Employee who is a 10% Owner, the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five years from the Date of Grant. The Committee shall also determine the date on which each Incentive Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Incentive Stock Option. Shares underlying each Incentive Stock Option may be purchased, in whole or in part, at any time during the term of such Incentive Stock Option, after such Option becomes exercisable. An Incentive Stock Option may not be exercised for fractional shares. A Conversion Option that is intended to be a Statutory Stock Option must satisfy the requirements of Treasury Regulation Section 1.424-1 so that the grant of such Conversion Option will not be treated as the grant of a new stock right or a modification of the original outstanding award for purposes of Code section 424.
(d) Termination of Employment (General). Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason other than Retirement, Disability or death, or Termination for Cause, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the Participant at the date of such termination and only for three months following the date of such termination, or, if sooner, the expiration of the term of the Incentive Stock Option.
(e) Termination of Employment (Retirement). Unless otherwise determined by the Committee, in the event of a Participant’s Retirement, all Incentive Stock Options held by such Participant shall become exercisable and shall remain exercisable for three months following the date of Retirement, or, if sooner, the expiration of the term of the Incentive Stock Option.
(f) Termination of Employment (Disability or Death). Unless otherwise determined by the Committee, in the event of a Participant’s Termination of Service due to Disability or death, all Incentive Stock Options held by such Participant shall immediately become exercisable and remain exercisable for one year following the date of such termination, or, if sooner, the expiration of the term of the Incentive Stock Option.
(g) Termination of Employment for Cause. Unless otherwise determined by the Committee, in the event of an Employee’s Termination for Cause, all rights under such Employee’s Incentive Stock Options shall expire immediately upon the effective date of such Termination for Cause.
(h) Extension of Term of Option. The period during which an Incentive Stock Option is to remain exercisable following a Participant’s Termination of Service shall be extended if the exercise of the Incentive Stock Option would violate an applicable Federal, state, local, or foreign law until 30 days after the exercise of the Incentive Stock Option would no longer violate applicable Federal, state, local, and foreign laws, but not beyond the original term of the Incentive Stock Option pursuant to Section 8(c). Any extension of the term of an Incentive Stock Option pursuant to this Section 8(h) may cause the Option to be treated as a Non-Statutory Stock Option.

(i) Acceleration Upon a Change in Control. In the event of a Change in Control, all Incentive Stock Options held by such a Participant shall become immediately vested and fully exercisable, and, subject to Section 17(b), shall remain exercisable until the expiration of the term of the Incentive Stock Option.
(j) Payment. Payment due to a Participant upon the exercise of an Incentive Stock Option shall be made in the form of Shares.
(k) Disqualifying Dispositions. Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Committee of any disposition of Shares issued pursuant to the exercise of such Option under the circumstances described in Code section 421(b) (relating to certain disqualifying dispositions), within 10 days of such disposition.
9. METHOD OF EXERCISE OF OPTIONS
Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Exercise Price in such form or forms, including, without limitation, payment by delivery of cash or Common Stock owned by the Participant for more than six months having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash and Shares, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer. The Participant may deliver shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company.
10. RESTRICTED STOCK AWARDS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Restricted Stock Awards to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:
(a) Payment of the Restricted Stock Award. The Restricted Stock Award may only be made in whole Shares.
(b) Terms of the Restricted Stock Awards. The Committee shall determine the dates on which Restricted Stock Awards granted to a Participant shall vest and any specific conditions or performance goals which must be satisfied prior to the vesting of any installment or portion of the Restricted Stock Award. Notwithstanding other paragraphs in this Section 10, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock Awards except for any Restricted Stock Awards that are Qualified Performance-Based Awards under Section 13 hereof. The acceleration of any Restricted Stock Award shall create no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other Restricted Stock Awards.

(c) Termination of Service. Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason other than Retirement, Disability or death, the Participant’s unvested Restricted Stock Awards as of the date of termination shall be forfeited and any rights the Participant had to such unvested Restricted Stock Awards shall become null and void. Unless otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service due to Retirement, Disability or death, all unvested Restricted Stock Awards held by such Participant, including any portion of a Restricted Stock Award subject to a Performance Goal, shall immediately vest.
(d) Acceleration Upon a Change in Control. In the event of a Change in Control, all unvested Restricted Stock Awards held by a Participant shall become immediately vested.
(e) Dividends and Other Distributions. A Participant holding a Restricted Stock Award shall, unless otherwise provided in the applicable Award Agreement, be entitled to receive, with respect to each such Share covered by a Restricted Stock Award, a payment equal to any cash dividends or distributions (other than distributions in Shares) and the number of Shares equal to any stock dividends, declared and paid with respect to the Share covered by a Restricted Stock Award if the record date for determining shareholders entitled to receive such dividends falls between the Date of Grant of the relevant Restricted Stock Award and the date the relevant Restricted Stock Award or installment thereof is vested. Any such dividends or distributions shall be paid within 30 days after the corresponding dividends or distributions are paid to shareholders.
(f) Voting of Restricted Stock Awards. After a Restricted Stock Award has been granted, but for which Shares covered by such Restricted Stock Award have not yet vested, the Participant shall be entitled to vote such Shares subject to the rules and procedures adopted by the Committee for this purpose.
(g) Restrictive Legend. Each certificate issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, at the discretion of the Board, each such certificate may be deposited in a bank designated by the Board. Each such certificate shall bear the following (or a similar) legend:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Inter-Atlantic Financial, Inc. 2009 Stock Incentive Plan and an agreement entered into between the registered owner and Inter-Atlantic Financial, Inc. A copy of such plan and agreement is on file at the principal office of Inter-Atlantic Financial, Inc.”
(h) Transfers of Unrestricted Shares. Upon the vesting date for a Restricted Stock Award, such Restricted Stock will be transferred free of all restrictions to a Participant (or his or her legal representative, beneficiary or heir).

11. RESTRICTED STOCK UNITS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Restricted Stock Unit Awards to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions. A “Restricted Stock Unit” Award is the grant of a right to receive Shares in the future.
(a) Payment of Restricted Stock Unit Award. A Restricted Stock Unit may only be paid in whole Shares. The Stock Certificate evidencing the Shares payable under a Restricted Stock Unit will be issued within an administratively reasonable period after the date on which the Restricted Stock Unit vests so that the payment of Shares qualifies for the short-term deferral exception under Code section 409A.
(b) Terms of Restricted Stock Unit Awards. The Committee shall determine the dates on which Restricted Stock Units granted to a Participant shall vest and any specific conditions or performance goals which must be satisfied prior to the vesting of any Award. Notwithstanding other paragraphs in this Section 11, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock Units except for any such Units that are Performance-Based Awards under Section 13 hereof. The acceleration of any Restricted Stock Unit Award shall create no right, expectation or reliance on the part of any other Participant or that Participant regarding any other Restricted Stock Unit Award.
(c) Termination of Service. Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason other than Retirement, Disability or death, the Participant’s unvested Restricted Stock Units as of the date of termination shall be forfeited and any rights the Participant had to such unvested Awards shall become null and void. Unless otherwise provided in the applicable Award Agreement, in the event of Termination of the Participant’s Service due to Retirement, Disability or death, all unvested Restricted Stock Units held by such Participant shall immediately vest.
(d) Acceleration Upon a Change in Control. In the event of a Change in Control, all unvested Restricted Stock Units held by a Participant shall become vested upon the Change in Control.
(e) Dividends and Other Distributions. The Committee may provide in the applicable Award Agreement whether a Participant holding a Restricted Stock Unit shall receive dividend equivalents, either currently or on a deferred basis.
(f) Deferral. Unless expressly permitted by the Committee in the Award Agreement, a Participant does not have any right to make any election regarding the time or form of any payment pursuant to a Restricted Stock Unit Award. To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under a Restricted Stock Unit to a date or dates after the Restricted Stock Unit vests, provided that the terms of the Restricted Stock Unit and any deferral satisfy the requirements to avoid imposition of the “additional tax” under Code section 409A(a)(1)(B).

12. STOCK APPRECIATION RIGHT AWARDS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Stock Appreciation Right to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions. A Stock Appreciation Right is an award that entitles the holder to receive an amount equal to the difference between the Fair Market Value of the Shares at the time of exercise of the Stock Appreciation Right and the Exercise Price on the Date of Grant, subject to the provisions of this Section 12.
(a) Exercise Price. The Committee shall determine the Exercise Price of each Stock Appreciation Right. However, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant.
(b) Terms of Stock Appreciation Rights. The Committee shall determine the term during which a Participant may exercise a Stock Appreciation Right, but in no event may a Participant exercise a Stock Appreciation Right, in whole or in part, more than 10 years from the Date of Grant. The Committee shall also determine the date on which each Stock Appreciation Right, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Stock Appreciation Right. A Stock Appreciation Right may not be exercised for fractional shares.
(c) Termination of Service (General). Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason other than Retirement, Disability or death, or Termination for Cause, the Participant may exercise only those Stock Appreciation Rights that were immediately exercisable by the Participant at the date of such termination and only for three months following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.
(d) Termination of Service (Retirement). Unless otherwise determined by the Committee, in the event of a Participant’s Retirement, each Stock Appreciation Right held by such Participant shall immediately become exercisable and remain exercisable for one year following the date of Retirement, or, if sooner, the expiration of the term of the Stock Appreciation Right.
(e) Termination of Service (Disability or Death). Unless otherwise determined by the Committee, in the event of a Participant’s Termination of Service due to Disability or death, all Stock Appreciation Rights held by such Participant shall immediately become exercisable and remain exercisable for one year following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.
(f) Termination of Service for Cause. Unless otherwise determined by the Committee, in the event of a Participant’s Termination for Cause, all rights with respect to the Participant’s Stock Appreciation Rights shall be forfeited and expire immediately upon the effective date of such Termination for Cause.

(g) Extension of Term of Stock Appreciation Right. The period during which a Stock Appreciation Right is to remain exercisable following a Participant’s Termination of Service shall be extended if the exercise of the Stock Appreciation Right would violate an applicable Federal, state, local, or foreign law until 30 days after the exercise of the Stock Appreciation Right would no longer violate applicable Federal, state, local, and foreign laws, but not beyond the original term of the Stock Appreciation Right pursuant to Section 12(b).
(h) Acceleration Upon Change in Control. In the event of a Change in Control, each Stock Appreciation Right held by a Participant shall immediately become exercisable and, subject to Section 17(b), shall remain exercisable until the expiration of the term of the Stock Appreciation Right.
(i) Payment. Payment due to a Participant upon the exercise of a Stock Appreciation Right shall be made in the form of cash or Shares, or both, in the discretion of the Committee as set forth in the applicable Award Agreement.
13. QUALIFIED PERFORMANCE-BASED AWARDS
(a) Purpose. The purpose of this Section 13 is to provide the Committee the ability to grant Restricted Stock and Restricted Stock Units as Qualified Performance-Based Awards. If the Committee, in its discretion, decides to grant to a Covered Employee an Award that is intended to constitute a Qualified Performance-Based Award, the provisions of this Section 13 shall control over any contrary provision contained herein; provided, however, that the Committee may grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals that do not satisfy the requirements of this Section 13.
(b) Applicability. This Section 13 shall apply only to those Covered Employees selected by the Committee to receive Qualified Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the relevant Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.
(c) Procedures with Respect to Qualified Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Award requirements of Code section 162(m)(4)(C), with respect to any Award that may be granted to one or more Covered Employees, no later than 90 days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Code section 162(m)), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the

amounts of such Restricted Stock Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved. The Committee may not increase during a year the amount of a Qualified Performance-Based Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.
(d) Payment of Qualified Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a subsidiary on the day a Qualified Performance-Based Award for such Performance Period is paid to the Participant. Unless otherwise provided in the applicable Award Agreement, in the event of Termination of the Participant’s Service due to Disability or death, all unvested Qualified Performance-Based Awards held by such Participant shall immediately vest.
(e) Acceleration Upon a Change in Control. In the event of a Change in Control, all unvested Qualified Performance-Based Awards held by a Participant shall become vested upon the Change in Control.
(f) Dividends and Other Distributions. The Participant shall not be paid any dividends or distributions or other distributions with respect to Qualified Performance-Based Awards until the Participant has become vested in the Shares covered by the Qualified Performance-Based Awards. At the time of vesting, the Participant shall receive a cash payment equal to the aggregate cash dividends (without interest) (other than distributions in Shares) and the number of Shares equal to any stock dividends that the Participant would have received if the Participant had owned all of the Shares which vested for the period beginning on the date of the Award, and ending on the date of vesting or payment. No dividends shall be paid to the Participant with respect to any Qualified Performance-Based Awards that are forfeited by the Participant.
(g) Additional Limitations. Notwithstanding any other provision of the Plan, any Award granted to a Covered Employee that is intended to constitute a Qualified Performance-Based Award shall be subject to any additional limitations set forth in Code section 162(m) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Code section 162(m)(4)(C), and the Plan shall be deemed amended to the extent necessary to conform to such requirements.
(h) Effect on Other Plans and Arrangements. Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

14. RIGHTS OF PARTICIPANTS
No Participant shall have any rights as a shareholder with respect to any Shares covered by an Option until the date of issuance of a stock certificate for such Common Stock. Nothing contained in this Plan or in any Award Agreement confers on any person any right to continue in the employ or service of the Company or an Affiliate or interferes in any way with the right of the Company or an Affiliate to terminate a Participant’s services.
15. DESIGNATION OF BENEFICIARY
A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails to designate a beneficiary, then the Participant’s estate will be deemed to be the beneficiary.
16. TRANSFERABILITY OF AWARDS
(a) Incentive Stock Options. Incentive Stock Options are not transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. During a Participant’s lifetime, Incentive Stock Options may be exercised only by the Participant (or a legal representative if the Participant becomes incapacitated).
(b) Awards Other Than Incentive Stock Options. All Awards granted pursuant to this Plan other than Incentive Stock Options are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, with the approval of the Committee, a Participant may transfer a Non-Statutory Stock Option or a Stock Appreciation Right for no consideration to or for the benefit of one or more Permitted Transferees subject to such limits as the Committee may establish, and the Permitted Transferee shall remain subject to all the terms and conditions applicable to the Award prior to such transfer. The transfer of an Award pursuant to this Section shall include a transfer of the rights of a Participant under this Plan to consent to certain amendments to the Plan or an Award Agreement and, in the discretion of the Committee, shall also include transfer of ancillary rights associated with the Award.

17.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR A CHANGE OF CONTROL
(a) Adjustment Clause. In the event of any change in the outstanding shares of Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other change affecting the outstanding shares of Stock as a class without the Company’s receipt of consideration, or other equity restructuring within the meaning of Financial Accounting Standard No. 123 (revised 2004), appropriate adjustments shall be made to (i) the aggregate number of shares of Stock with respect to which awards may be made under the Plan, (ii) the terms and the number of shares and/or the price per share of any outstanding Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, and (iii) the share limitations set forth in Section 5 hereof. The Committee shall also make appropriate adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. Adjustments, if any, and any determination or interpretations, made by the Committee shall be final, binding and conclusive. Conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Except as expressly provided herein, no issuance by the Company of shares of any class or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an Award.
(b) Change of Control. If a Change of Control occurs, the Committee may, in its discretion and without limitation:
(i)
cancel outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that if shareholders receive consideration other than publicly traded equity securities of the surviving entity, any determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall equal the excess, if any, of the value of the consideration being paid for each Share in such transaction over the Exercise Price of such Option or Stock Appreciation Right shall conclusively be deemed valid);

(ii)	substitute other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for Shares subject to outstanding Awards;
(iii)
arrange for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following the transaction (as well as any corresponding adjustments to Awards that remain outstanding based upon Company securities); and

(iv)
may, after giving Participants an opportunity to exercise their outstanding Stock Options and Stock Appreciation Rights, terminate any or all unexercised Stock Options and Stock Appreciation Rights. Such termination shall take place as of the date of the Change in Control or such other date as the Committee may specify.

No such adjustments may, however, materially change the value of benefits available to a Participant under an outstanding Award.

(c) Section 409A Provisions with Respect to Adjustments. Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section to Awards that are considered “deferred compensation” within the meaning of Code section 409A shall be made in compliance with the requirements of Code section 409A unless the Participant consents otherwise; (ii) any adjustments made to Awards that are not considered “deferred compensation” subject to Code section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code section 409A or comply with the requirements of Code section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code section 409A to be subject thereto.
18. TAX WITHHOLDING
Whenever under this Plan, cash or Shares are to be delivered upon exercise of an Award or any other event with respect to rights and benefits hereunder, the Committee shall be entitled to require as a condition of delivery (i) that the Participant remit an amount sufficient to satisfy all federal, state, and local withholding tax requirements related thereto, (ii) that the minimum withholding of such sums come from compensation otherwise due to the Participant or from any Shares due to the Participant under this Plan, or (iii) any combination of the foregoing provided.

19.	TERMINATION OF AWARDS OR DISGORGEMENT OF FUNDS TRIGGERED BY MISCONDUCT, COMPETITION OR OTHER ACTIVITIES
(a) Stock Options and Stock Appreciation Rights. If at any time (including after a notice of exercise has been delivered) the Committee reasonably believes that a Participant, other than an Outside Director, has committed an act of Misconduct (as defined in this Section), the Committee may suspend the Participant’s right to exercise any Stock Option or Stock Appreciation Right pending a determination of whether an act of Misconduct has been committed. If the Committee determines a Participant, other than an Outside Director, (I) has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate disregard of Company policies resulting in loss, damage or injury to the Company; (ii) has made an unauthorized disclosure of any trade secret or confidential information; (iii) engaged in any conduct constituting unfair competition; (iv) without the written consent of the Company, which may be withheld for any reason or no reason, serves (or agrees to serve) as an officer, director or employee of any proprietorship, partnership or corporation or becomes the owner of a business or a member of a partnership that competes with any portion of a Company Group member’s business, or renders any service (including business consulting) to entities that compete with any portion of a Company Group member’s business; or (v) refuses or fails to consult with, supply information to, or otherwise cooperate with the Company after having been requested to do so (hereafter, “Misconduct”), neither the Participant nor his or her estate shall be entitled to exercise any Stock Option or Stock Appreciation Right whatsoever. In addition, for any Participant who is designated as an executive officer by the Board of Directors, if the Committee determines that the Participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements (hereafter, “Contributing Misconduct”), the Participant shall be required to repay to the Company, in cash and upon demand, the Option Proceeds (as defined below) resulting from any sale or other disposition (including to the Company) of Shares issued or issuable upon exercise of a Stock Option or Stock Appreciation Right if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated. The term Option Proceeds means, with respect to any sale or other disposition (including to the Company) of Shares issuable or issued upon exercise of a Stock Option or Stock Appreciation Right, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the number of Shares sold or disposed of multiplied by the difference between the market value per Share at the time of such sale or disposition and the Exercise Price. The return of Option Proceeds is in addition to and separate from any other relief available to the Company due to the executive officer’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee shall be subject to approval of the Board of Directors.
(b) Restricted Stock or Restricted Stock Units. If at any time the Committee reasonably believes that a Participant, other than an Outside Director, has committed an act of Misconduct, the Committee may suspend the vesting of Shares under the Participant’s Restricted Stock or Restricted Stock Unit Awards pending a determination of whether an act of Misconduct has been committed. If an act of Misconduct has been committed by the Participant, the Participant’s Restricted Stock and Restricted Stock Units shall be forfeited and cancelled. In addition, for any Participant who is designated as an executive officer by the Board of Directors, if the Committee determines that the Participant engaged in Contributing Misconduct, the Participant shall be required to repay to the Company, in cash and upon demand, the Stock Proceeds (as defined below) resulting from any sale or other disposition (including to the Company) of Shares issued or issuable upon the vesting of such awards if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated. The term Stock Proceeds means, with respect to any sale or other disposition (including to the Company) of Shares issued or issuable upon vesting of such awards, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the fair market value per Share at the time of such sale or other disposition multiplied by the number of Shares sold or disposed of. The return of Stock Proceeds is in addition to and separate from any other relief available to the Company due to the executive officer’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee shall be subject to approval of the Board of Directors.

20. AMENDMENT OF THE PLAN AND AWARDS
(a) The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided however, (i) provisions governing grants of Incentive Stock Options shall be submitted for shareholder approval to the extent required by such law or regulation; (ii) except as permitted by Section 17, no amendment may increase the share limitations set forth in Section 5 or decrease the minimum Exercise Price for Stock Options or Stock Appreciation Rights set forth in Sections 7(a), 8(a) and 12(a), unless any such amendment is approved by the Company’s shareholders within 12 months before or after such amendment; and (iii) the provisions of Section 20(b) (relating to Option repricing) may not be amended, unless any such amendment is approved by the Company’s shareholders. Failure to ratify or approve amendments or modifications by shareholders shall be effective only as to the specific amendment or modification requiring such approval or ratification. Other provisions of this Plan will remain in full force and effect. No such termination, modification or amendment may adversely affect the rights of a Participant under an outstanding Award without the written permission of such Participant.
(b) The Committee may amend any Award Agreement, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the rights of any Participant under an outstanding Award without the written consent of such Participant; provided, however, that repricing of Stock Options or Stock Appreciation Rights shall not be permitted. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its Exercise Price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) canceling an Option or Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying stock in exchange for another Option, Stock Appreciation Right or other Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 17. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.
21. RIGHT OF OFFSET
The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement; provided, however, that no such offset shall be permitted if it would constitute an “acceleration” of a payment hereunder within the meaning of Code section 409A. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise the right of offset with respect to any amount payable to a Participant shall not constitute a waiver of this right of offset with respect to any other amount payable to the Participant or any other remedy.

22. EFFECTIVE DATE OF PLAN
The Plan shall become effective immediately upon its approval by the Company’s shareholders.
23. TERMINATION OF THE PLAN
The right to grant Awards under the Plan will terminate 10 years after the Effective Date. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant’s rights under an outstanding Award.
24. APPLICABLE LAW; COMPLIANCE WITH LAWS
The Plan will be administered in accordance with the laws of the state of Delaware and applicable federal law. Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any Shares under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares.
25. PROHIBITION ON DEFERRED COMPENSATION
It is the intention of the Company that no Award shall be “deferred compensation” subject to Code section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Code section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code section 409A. Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Code section 409A(d)(1) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Code section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto.